Filed Pursuant to Rule 424(b)(4)
Reg Nos. 333-169326 and 333-171680

PROSPECTUS

27,500,000 Shares

American Assets Trust, Inc.

Common Stock

This is the initial public offering of American Assets Trust, Inc. We are selling 27,500,000 shares of our common stock.

Prior to this offering, there has been no public market for our shares. Our common stock has been approved for listing on the New York Stock Exchange under the symbol “AAT.” We intend to elect to be taxed and to operate in a manner that will allow us to qualify as a real estate investment trust for federal income tax purposes commencing with our taxable year ending December 31, 2011.

Investing in our common stock involves risks. You should read the section entitled “Risk Factors” beginning on page 20 of this prospectus for a discussion of certain risk factors that you should consider before investing in our common stock.

	Per Share	Total
Public offering price	$20.50	$563,750,000
Underwriting discount	$1.435	$39,462,500
Proceeds, before expenses, to us	$19.065	$524,287,500

The underwriters may also exercise their option to purchase up to an additional 4,125,000 shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about January 19, 2011.

BofA Merrill Lynch	Wells Fargo Securities	Morgan Stanley

KeyBanc Capital Markets	RBC Capital Markets

Piper Jaffray	PNC Capital Markets LLC	JMP Securities

The date of this prospectus is January 12, 2011.

The Landmark at One Market

160 King Street

BORDERS

Alamo Quarry

AMERICAN ASSETS

Carmel Mountain Plaza

SWAROVSKI

The Shops at Kalakaua

POTTERYBARN

Del Monte Center

AMERICAN ASSETS

Solana Beach Towne Centre

VONS

Lomas Santa Fe Plaza

AMERICAN
ASSETS

You should rely only on the information contained in this document or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

We use market data, demographic data, industry forecasts and projections throughout this prospectus. Unless otherwise indicated, we derived such information from the market study prepared for us by Rosen Consulting Group, or RCG, a nationally recognized real estate consulting firm. We have paid RCG a fee of $32,500 for such services. In addition, we have obtained certain market and industry data from publicly available industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on historical market data and the preparers’ experience in the industry, and there is no assurance that any of the projected amounts will be achieved. We believe that the market and industry research others have performed are reliable, but we have not independently verified this information.

For purposes of this prospectus, recreational vehicle, or RV, spaces are counted as multifamily units.

i

This prospectus sets forth the registered trademark “Embassy Suites,” which is the exclusive property of a subsidiary of Hilton Worldwide, Inc. (“Hilton”). None of Hilton, its subsidiaries or affiliates or any of their respective officers, directors, members, managers, shareholders, owners, agents or employees (collectively, the “Trademark Owner Parties”) is an issuer or underwriter of the shares being offered hereby; plays (or will play) any role in the offer or sale of our shares; has any responsibility for the creation or contents of this prospectus; or, in any fashion controls (or will control) our day-to-day business operations or any element or instrumentality thereof. In addition, none of the Trademark Owner Parties has or will have any liability or responsibility whatsoever arising out of or related to the sale or offer of the shares being offered hereby, including any liability or responsibility for any financial statements, projections or other financial information or other information contained in this prospectus or otherwise disseminated in connection with the offer or sale of the shares offered hereby. You must understand that, if you purchase shares in our company, your sole recourse for any alleged or actual impropriety relating to the offer and sale of such shares and/or our operation of our business will be against us (and/or, as may be applicable, the seller of such shares) and in no event may you seek to impose liability arising from or related to such activity, directly or indirectly, upon any of the Trademark Owner Parties.

ii

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company and the historical and pro forma financial statements appearing elsewhere in this prospectus, including under the caption “Risk Factors.” References in this prospectus to “we,” “our,” “us” and “our company” refer to American Assets Trust, Inc., a Maryland corporation, together with our consolidated subsidiaries, including American Assets Trust, L.P., a Maryland limited partnership, of which we are the sole general partner and which we refer to in this prospectus as our operating partnership. Ernest S. Rady, our Executive Chairman, is our promoter. Unless otherwise indicated, the information contained in this prospectus is as of September 30, 2010 and assumes (1) that the underwriters’ overallotment option is not exercised, (2) the formation transactions described under the caption “Structure and Formation of Our Company” are consummated and (3) the common units of limited partner interest in our operating partnership, or common units, to be issued in the formation transactions are valued at $20.50 per unit. Each common unit is redeemable for cash equal to the then-current market value of one share of common stock or, at our option, one share of our common stock, commencing 14 months following the completion of this offering.

American Assets Trust, Inc.

Overview

We are a full service, vertically integrated and self-administered real estate investment trust, or REIT, that owns, operates, acquires and develops high quality retail and office properties in attractive, high-barrier-to-entry markets primarily in Southern California, Northern California and Hawaii. We were formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, we have significant experience, long-standing relationships and extensive knowledge of our core markets, submarkets and asset classes. Our senior management team’s operational experience includes overseeing the acquisition or development of more than 9.5 million square feet of retail and office properties and more than 4,500 multifamily units, as well as the disposition of over 4.2 million square feet of retail and office properties and more than 3,600 multifamily units.

Upon consummation of this offering, we expect that our portfolio will be comprised of ten retail shopping centers; five office properties; a mixed-use property consisting of a 369-room all-suite hotel and a retail shopping center; and four multifamily properties. A summary of certain information regarding our portfolio, as of September 30, 2010, is set forth below. The following information excludes revenue from the hotel portion of our mixed-use property.

•	Retail: Ten properties comprising approximately 3.0 million rentable square feet, which constitute approximately 45.9% of the total annualized base rent of our portfolio as of September 30, 2010;

•	Office: Five properties comprising approximately 1.5 million rentable square feet, which represent approximately 37.5% of the total annualized base rent of our portfolio as of September 30, 2010;

•

Mixed-use: Our Waikiki Beach Walk property is comprised of approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel, which was redeveloped in 2007. The retail space represents approximately 6.7% of the total annualized base rent of our portfolio as of September 30, 2010; and

•

Multifamily: Three apartment communities with stabilized occupancy rates, as well as an RV resort, which is currently operated as part of our multifamily portfolio, in aggregate comprising 922 multifamily units (including 122 RV spaces), which represent approximately 9.8% of the total annualized base rent of our portfolio as of September 30, 2010.

We believe our core markets, which historically have included San Diego, the San Francisco Bay Area and Oahu, Hawaii, are characterized by some of the highest barriers to entry for new real estate construction in the United States, as well as strong demographics and dynamic, diversified economies that will continue to generate jobs and future demand for commercial real estate.

We were formed as a Maryland corporation in July 2010. Ernest S. Rady, our Executive Chairman, when combined with his affiliates, is our largest stockholder. Mr. Rady has over 40 years of experience in the commercial real estate industry and has extensive public company experience. In addition to Mr. Rady, our highly experienced senior management team also includes, among others, John W. Chamberlain, our Chief Executive Officer and President, and Robert F. Barton, our Chief Financial Officer. Messrs. Chamberlain and Barton, who have worked alongside Mr. Rady for 22 and 13 years, respectively, are responsible, along with Mr. Rady, for our strategic planning and day-to-day operations.

Our Competitive Strengths

We believe the following competitive strengths distinguish us from other owners and operators of commercial real estate and will enable us to take advantage of new acquisition and development opportunities, as well as growth opportunities within our portfolio:

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Irreplaceable Portfolio of High Quality Retail and Office Properties. We have acquired and developed a high quality portfolio of retail and office properties located in affluent neighborhoods and sought-after business centers in Southern California, Northern California, Oahu, Hawaii and San Antonio, Texas. Many of our properties are located in in-fill locations where developable land is scarce or where we believe current zoning, environmental and entitlement regulations significantly restrict new development.

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Experienced and Committed Senior Management Team with Strong Sponsorship. The members of our senior management team have significant experience in all aspects of the commercial real estate industry. Upon the completion of this offering and our formation transactions, our senior management team will own approximately 39.9% of our company on a fully diluted basis (assuming the exchange of all common units for shares of our common stock and the vesting of all restricted stock).

•

Properties Located in High-Barrier-to-Entry Markets with Strong Real Estate Fundamentals. Our core markets currently include San Diego, the San Francisco Bay Area and Oahu, Hawaii, which we believe have attractive long-term real estate fundamentals driven by favorable supply and demand characteristics.

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Extensive Market Knowledge and Long-Standing Relationships Facilitate Access to a Pipeline of Acquisition and Leasing Opportunities. We believe that our in-depth market knowledge and extensive network of long-standing relationships in the real estate industry will provide us access to an ongoing pipeline of attractive acquisition and investment opportunities in and near our core markets, while also facilitating our leasing efforts and providing us with opportunities to increase occupancy rates at our properties.

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Internal Growth Prospects through Development, Redevelopment and Repositioning. We believe that the development and redevelopment potential at several of our properties presents compelling growth prospects and that our expertise enhances our ability to capitalize on these opportunities.

•

Broad Real Estate Expertise with Retail and Office Focus. Our senior management team has strong experience and capabilities across the real estate sector with significant experience and expertise in the retail and office asset classes, which we believe provides for flexibility in pursuing attractive acquisition, development and repositioning opportunities.

Business and Growth Strategies

Our primary business objectives are to increase operating cash flows, generate long-term growth and maximize stockholder value. Specifically, we intend to pursue the following strategies to achieve these objectives:

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Capitalizing on Acquisition Opportunities in High-Barrier-to-Entry Markets. We intend to pursue growth through the strategic acquisition of attractively priced, high quality properties that are well located in their submarkets, focusing on markets that generally are characterized by strong supply and demand characteristics, including high barriers to entry and diverse industry bases, that appeal to institutional investors.

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Repositioning/Redevelopment and Development of Office and Retail Properties. We intend to selectively reposition and redevelop several of our existing or newly-acquired properties, and we will also selectively pursue ground-up development of undeveloped land where we believe we can generate attractive risk-adjusted returns.

•

Disciplined Capital Recycling Strategy. We intend to pursue an efficient asset allocation strategy that maximizes the value of our investments by selectively disposing of properties whose returns appear to have been maximized and redeploying capital into acquisition, repositioning, redevelopment and development opportunities with higher return prospects, in each case in a manner that is consistent with our qualification as a REIT.

•

Proactive Asset and Property Management. We intend to continue to actively manage our properties, employ targeted leasing strategies, leverage our existing tenant relationships and focus on reducing operating expenses to increase occupancy rates at our properties, attract high quality tenants and increase property cash flows, thereby enhancing the value of our properties.

Summary Risk Factors

An investment in our common stock involves various risks, and prospective investors are urged to carefully consider the matters discussed under “Risk Factors” prior to making an investment in our common stock. Such risks include, but are not limited to:

•

Our portfolio of properties is dependent upon regional and local economic conditions and is geographically concentrated in California, Hawaii and Texas, which markets represented approximately 71.9%, 19.7%, and 8.4%, respectively, of the total annualized base rent of the properties in our portfolio as of September 30, 2010. Our geographic concentration may cause us to be more susceptible to adverse developments in those markets than if we owned a more geographically diverse portfolio.

•

We expect to have approximately $879.0 million of indebtedness outstanding following this offering, which we expect to result in a ratio of debt to total market capitalization of approximately 44.6% (42.8% if the underwriters’ overallotment option is exercised in full). Our level of indebtedness may expose us to the risk of default under our debt obligations, and our governing documents do not require us to maintain any particular leverage ratio.

•

We depend on significant tenants in our office properties, including salesforce.com, inc., Del Monte Corporation and Insurance Company of the West, which represented approximately 14.3%, 10.4% and 8.3%, respectively, or 33.1% in the aggregate, of our total office portfolio annualized base rent as of September 30, 2010.

•	Our retail shopping center properties depend on anchor stores or major tenants to attract shoppers and could be adversely affected by the loss of, or a store closure by, one or more of these tenants.

•

We may be unable to renew leases, lease vacant space or re-let space as leases expire. As of September 30, 2010, leases representing 4.3% of the square footage and 6.2% of the annualized base rent of the properties in our office and retail portfolios will expire in the remainder of 2010 and an additional 5.2% of the square footage of the properties in our office and retail portfolios was available for lease.

•

We did not conduct arm’s-length negotiations with Mr. Rady with respect to the terms of the formation transactions, and we have not obtained any third-party appraisals of the properties and other assets to be acquired by us from the prior investors in connection with the formation transactions. Accordingly, the value of the common units and shares of our common stock to be issued as consideration for the properties and assets to be acquired by us in the formation transactions may exceed their aggregate fair market value and will exceed their aggregate historical combined net tangible book value of approximately $138.2 million as of September 30, 2010.

•

Mr. Rady will continue to be involved in outside businesses that may interfere with his ability to devote time and attention to our business and affairs and although we expect that Mr. Rady will devote a substantial majority of his business time and attention to us, we cannot accurately predict the amount of time and attention Mr. Rady will devote to his outside business interests.

•	We may not be able to rebuild our existing properties to their existing specifications, if we experience a substantial or comprehensive loss of such properties.

•

Upon completion of this offering and the formation transactions, Ernest S. Rady and his affiliates, directly or indirectly, will own approximately 15.4% of our outstanding common stock and 28.7% of our outstanding common units, which together represent an approximate 38.8% beneficial interest in our company on a fully diluted basis, and therefore will have the ability to exercise significant influence on our company and our operating partnership, including the outcome of matters submitted for stockholder action such as approval of significant corporate transactions.

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Messrs. Rady, Chamberlain and Barton and their affiliates will receive 5,841,256 shares of our common stock and 15,258,307 common units, representing a 39.7% beneficial interest in our company on a fully diluted basis, and cash payments (representing repayments of notes payable to Mr. Rady and his affiliates and a distribution of working capital to Messrs. Rady, Chamberlain and Barton and their affiliates) in the amount of approximately $31.1 million (based on net working capital balances as of November 30, 2010), in connection with the formation transactions and pursuant to their employment agreements, which creates a conflict of interest because they have interests in the successful completion of this offering that may influence their decisions affecting the terms and circumstances under which the offering and formation transactions are completed.

•

Our charter and bylaws, the partnership agreement of our operating partnership and Maryland law contain provisions that may delay, defer or prevent a change of control transaction that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interest.

•	Tax protection agreements could limit our ability to sell or otherwise dispose of certain properties, including when a sale or disposition may otherwise be in our stockholders’ best interest.

•

Failure to qualify as a REIT would have significant adverse consequences to us and the value of our common stock, including serious tax consequences that would substantially reduce the funds available for our operations and distributions to stockholders and that could impair our ability to expand our business and raise capital.

•	We may be unable to make distributions at expected levels, which could result in a decrease in the market price of our common stock.

Our Properties

Our Portfolio

Upon completion of this offering and consummation of the formation transactions, we will own 20 properties located in the San Diego, San Francisco, Los Angeles, Honolulu and San Antonio markets, containing a total of approximately 3.0 million rentable square feet of retail space, 1.5 million rentable square feet of office space, a mixed-use property comprised of approximately 97,000 rentable square feet of retail space and a 369-room all-suite Embassy Suites™ hotel, and 922 multifamily units (including 122 RV spaces), which we refer to as our portfolio. The following tables present an overview of our portfolio, based on information as of September 30, 2010. For the meanings of certain terms used in the tables and other important information, please see the discussion immediately following the tables and the footnotes contained within the table.

Retail and Office Portfolios

Property	Location	Year Built/ Renovated	Number of Buildings	Net Rentable Square Feet	Percentage Leased	Annualized Base Rent	Annualized Base Rent per Leased Square Foot	Average Net Effective Annual Base Rent per Leased Square Foot
Retail Properties
Carmel Country Plaza	San Diego, CA	1991	9	77,813	100.0%	$3,430,509	$44.09	$43.16
Carmel Mountain Plaza(1)(2)	San Diego, CA	1994	13	440,228	98.3	8,769,064	20.26	20.04
South Bay Marketplace(1)	San Diego, CA	1997	9	132,873	100.0	2,033,802	15.31	15.18
Rancho Carmel Plaza	San Diego, CA	1993	3	30,421	69.3	685,459	32.53	34.26
Lomas Santa Fe Plaza	Solana Beach, CA	1972/1997	9	209,569	94.3	5,084,868	25.72	25.06
Solana Beach Towne Centre	Solana Beach, CA	1973/2000/2004	12	246,730	96.0	5,229,426	22.07	22.21
Del Monte Center(1)	Monterey, CA	1967/1984/2006	16	674,224	96.9	8,864,335	13.57	12.56
The Shops at Kalakaua	Honolulu, HI	1971/2006	3	11,671	100.0	1,535,028	131.52	130.66
Waikele Center	Waipahu, HI	1993/2008	9	537,965	94.3	16,509,053	32.53	32.43
Alamo Quarry(1)	San Antonio, TX	1997/1999	16	589,479	96.0	11,749,066	20.76	20.75

Subtotal/Weighted Average Retail Portfolio			99	2,950,973	96.2%	$63,890,611	$22.52	$22.24

Office Properties
Torrey Reserve Campus	San Diego, CA	1996-2000	9	456,801	94.1%	$14,874,709	$34.62	$35.10
Solana Beach Corporate Centre	Solana Beach, CA	1982/2005	4	211,848	83.9	6,219,495	35.01	36.24
Valencia Corporate Center	Santa Clarita, CA	1999-2007	3	194,042	75.2	4,179,072	28.63	30.02
160 King Street	San Francisco, CA	2002	1	167,986	94.5	5,403,900	34.05	36.12
The Landmark at One Market(3)	San Francisco, CA	1917/2000	1	421,934	100.0	21,571,239	51.12	48.84

Subtotal/Weighted Average Office Portfolio			18	1,452,611	91.8%	$52,248,414	$39.17	$38.70

Total/Weighted Average Retail and Office Portfolio			117	4,403,584	94.7%	$116,139,025	$27.84	$27.67

Mixed-Use Portfolio

Retail Portion	Location	Year Built/ Renovated	Number of Buildings	Net Rentable Square Feet	Percentage Leased	Annualized Base Rent	Annualized Base Rent per Leased Square Foot	Average Net Effective Annual Base Rent per Leased Square Foot
Waikiki Beach Walk—Retail(4)	Honolulu, HI	2006	1	96,569	97.4%	$9,374,832	$99.72	$102.13

Hotel Portion	Location	Year Built/ Renovated	Number of Buildings	Units	Average Occupancy	Average Daily Rate	Revenue per Available Room	Total Revenue
Waikiki Beach Walk—Embassy Suites™(5)	Honolulu, HI	2008	2	369	86.6%	$223.41	$193.52	$26,657,515

Multifamily Portfolio

Property	Location	Year Built/ Renovated	Number of Buildings	Units	Percentage Leased	Annualized Base Rent	Average Monthly Base Rent per Leased Unit
Loma Palisades	San Diego, CA	1958/2001-2008	80	548	91.4%	$9,232,224	1,536
Imperial Beach Gardens	Imperial Beach, CA	1959/2008-present	26	160	93.8	2,651,328	1,472
Mariner’s Point	Imperial Beach, CA	1986	8	88	95.5	1,048,884	1,040
Santa Fe Park RV Resort(6)	San Diego, CA	1971/2007-2008	1	126	79.1	740,856	620

Total/Weighted Average Multifamily Portfolio			115	922	90.5%	$13,673,292	$1,365

(1)	Net rentable square feet at certain of our retail properties includes square footage leased pursuant to ground leases, as described in “Business and Properties—Our Portfolio—Retail Portfolio” and in the following table:

Property	Number of Ground Leases	Square Footage Leased Pursuant to Ground Leases	Aggregate Annualized Base Rent
Carmel Mountain Plaza	6	127,112	$1,020,900
South Bay Marketplace	1	2,824	$81,540
Del Monte Center	2	295,100	$201,291
Alamo Quarry	4	31,994	$428,250
(2)	On November 10, 2010, an entity wholly owned by the Ernest Rady Trust U/D/T March 10, 1983, or the Rady Trust, purchased for approximately $13.2 million an approximately 80,000 rentable square foot building, located at Carmel Mountain Plaza, that was vacated by Mervyn’s in conjunction with its bankruptcy. This building will be acquired by us upon consummation of this offering in exchange for the assumption and repayment of the approximately $13.2 million of outstanding debt on the property.
(3)	This property contains 421,934 net rentable square feet consisting of The Landmark at One Market (377,714 net rentable square feet) as well as a separate long-term leasehold interest in approximately 44,220 net rentable square feet of space located in an adjacent six-story leasehold known as the Annex. We currently lease the Annex from Paramount Group pursuant to a long-term master lease effective through June 30, 2016, which we have the option to extend until 2031 pursuant to three five-year extension options.
(4)	Waikiki Beach Walk—Retail contains 96,569 net rentable square feet consisting of 93,955 net rentable square feet that we own in fee and approximately 2,614 net rentable square feet of space in which we have a subleasehold interest pursuant to a sublease from First Hawaiian Bank effective through December 31, 2021.
(5)	Total revenue is total revenue for Waikiki Beach Walk—Embassy Suites™ for the 12-month period ended September 30, 2010.
(6)	The Santa Fe Park RV Resort is subject to seasonal variation, with higher rates of occupancy occurring during the summer months. During the 12 months ended September 30, 2010, the highest average monthly occupancy rate for this property was 98.0%, occurring in July 2010, and the lowest average monthly occupancy rate for this property was 68.0%, occurring in April 2010. For the 12-month period ended September 30, 2010, the total base rent for this property was $835,224. The number of units at the Santa Fe Park RV Resort includes 122 RV spaces and four apartments.

In the tables above:

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The net rentable square feet for each of our retail properties and the retail portion of our mixed-use property is the sum of (1) the square footages of existing leases, plus (2) for available space, the field verified square footage. The net rentable square feet for each of our office properties is the sum of (1) the square footages of existing leases, plus (2) for available space, management’s estimate of net rentable square feet based, in part, on past leases. The net rentable square feet included in such office leases is generally determined consistently with the Building Owners and Managers Association, or BOMA, 1996 measurement guidelines.

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Percentage leased for each of our retail and office properties is calculated as (1) square footage under commenced leases as of September 30, 2010, divided by (2) net rentable square feet, expressed as a percentage, while percentage leased for our multifamily properties is calculated as (1) total units rented as of September 30, 2010, divided by (2) total units available, expressed as a percentage.

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Annualized base rent is calculated by multiplying (1) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010, by (2) 12. Annualized base rent per leased square foot is calculated by dividing (1) annualized base rent, by (2) square footage under commenced leases as of September 30, 2010. In the case of triple net or modified gross leases, annualized base rent does not include tenant reimbursements for real estate taxes, insurance, common area or other operating expenses. Total abatements for leases in effect as of September 30, 2010 for (1) our retail and office portfolio and (2) our mixed-use portfolio will equal approximately $1.4 million and zero, respectively, for the 12 months ending September 30, 2011. Total abatements for leases in effect as of September 30, 2010 for our multifamily portfolio equaled approximately $758,000 for the 12 months ended September 30, 2010.

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Average net effective annual base rent per leased square foot represents (1) the contractual base rent for leases in place as of September 30, 2010, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (2) square footage under commenced leases as of September 30, 2010.

•	Units represent the total number of units available for sale/rent at September 30, 2010.

•

Average occupancy represents the percentage of available units that were sold during the 12-month period ended September 30, 2010, and is calculated by dividing (1) the number of units sold by (2) the product of the total number of units and the total number of days in the period. Average daily rate represents the average rate paid for the units sold and is calculated by dividing (1) the total room revenue (i.e., excluding food and beverage revenues or other hotel operations revenues such as telephone, parking and other guest services) for the 12-month period ended September 30, 2010, by (2) the number of units sold. Revenue per available room, or RevPAR, represents the total unit revenue per total available units for the 12-month period ended September 30, 2010 and is calculated by multiplying average occupancy by the average daily rate. RevPAR does not include food and beverage revenues or other hotel operations revenues such as telephone, parking and other guest services.

•	Average monthly base rent per leased unit represents the average monthly base rent per leased units for the 12-month period ended September 30, 2010.

Structure and Formation of Our Company

Our Operating Entities

Our Operating Partnership

Following the completion of this offering and the formation transactions, substantially all of our assets will be held by, and our operations will be conducted through, our operating partnership. As the sole general partner of our operating partnership, we will generally have the exclusive power under the partnership agreement to manage and conduct its business and affairs, subject to certain limited approval and voting rights of the limited partners, which are described more fully below in “Description of the Partnership Agreement of American Assets Trust, L.P.” Our board of directors will manage our business and affairs.

Our Services Company

As part of the formation transactions, we formed American Assets Services, Inc., a Delaware corporation that is wholly owned by our operating partnership and that we refer to as our services company. We will elect with our services company to treat it as a taxable REIT subsidiary for federal income tax purposes.

Formation Transactions

Each property that will be owned by us through our operating partnership upon the completion of this offering and the formation transactions is currently owned directly or indirectly by partnerships, limited liability companies or corporations in which Ernest S. Rady and his affiliates, including the Rady Trust, certain of our other directors and executive officers and their affiliates and/or other third parties own a direct or indirect interest. We refer to these partnerships, limited liability companies and corporations collectively as the “ownership entities.” The current owners of the ownership entities, whom we refer to as the “prior investors,” have (1) entered into contribution agreements with us or our operating partnership, pursuant to which they will contribute their interests in the ownership entities to us or our operating partnership or its subsidiaries, or (2) caused the ownership entities to enter into merger agreements pursuant to which the ownership entities will merge with and into us, our operating partnership or certain of our or our operating partnership’s subsidiaries (or, in the case of reverse mergers, certain subsidiaries of our operating partnership will merge with and into such entities), in each case substantially concurrently with the completion of this offering. In addition, in connection with such transactions, American Assets, Inc. will contribute its property management business, which we refer to as the “property management business,” to our operating partnership in exchange for common units pursuant to a contribution agreement. The prior investors will receive cash, shares of our common stock and/or common units in exchange for their interests in the ownership entities. See “Certain Relationships and Related Transactions.” The value of the consideration to be paid to each of the prior investors in the formation transactions, in each case, was based upon the terms of the applicable merger or contribution agreement among us and/or our operating partnership, on the one hand, and the prior investor or investors, on the other hand, and was determined based on a relative equity valuation analysis of all of the properties included in our portfolio and the property management business. These relative values were based on a discounted cash flow analysis (based on information provided by us) and on the face amount of the outstanding secured and mortgage debt on each property on June 30, 2010. This relative equity valuation was not an appraisal or other determination of the value of the properties to be included in our initial portfolio, but rather was a component taken into account by the participants in the formation transactions and utilized by them in constructing a formula for determination of their relative equity interests in us. See “Structure and Formation of Our Company—Our Structure—Determination of Consideration Payable for Our Properties.”

Each of the prior investors has a substantive, pre-existing relationship with us and consented, prior to the filing of the registration statement of which this prospectus is a part with the SEC, to the contribution or merger of the ownership entity or entities in which he or she holds an investment and made an election to receive shares of our common stock and/or common units in the formation transactions. All prior investors receiving shares of our common stock and/or common units are “accredited investors” as defined under Regulation D of the Securities Act. The issuance of such shares and units will be effected in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D of the Securities Act.

Pursuant to the formation transactions, the following have occurred or will occur substantially concurrently with the completion of this offering.

•	We were formed as a Maryland corporation, and our operating partnership was formed as a Maryland limited partnership, on July 16, 2010.

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We will sell 27,500,000 shares of our common stock in this offering and an additional 4,125,000 shares if the underwriters exercise their overallotment option in full, and we will contribute the net proceeds from this offering to our operating partnership in exchange for 27,500,000 common units (or 31,625,000 common units if the underwriters exercise their overallotment option in full).

•

We will succeed to the property management business as a result of the contribution by American Assets, Inc. of the assets and liabilities associated with the property management business to our operating partnership in exchange for 1,149,746 common units.

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We and our operating partnership will consolidate the ownership of our portfolio of properties by acquiring the entities that directly or indirectly own such properties or by acquiring interests in such entities through a series of forward and reverse merger transactions and contributions pursuant to merger agreements and contribution agreements each dated September 13, 2010, with such entities or the owners thereof.

•

Prior investors in the merged and contributed entities will receive as consideration for such mergers and contributions 7,030,084 shares of our common stock (of which 5,447,506 shares will be received by Messrs. Rady, Chamberlain and Barton and their respective affiliates and 1,582,578 shares will be received by our other prior investors), 18,145,039 common units (of which, 15,258,307 common units will be received by Messrs. Rady, Chamberlain and Barton and their respective affiliates and 2,886,732 common units will be received by our other prior investors), or in the case of non-accredited investors in such entities, $6.1 million in cash (all of which will be received by prior investors other than Messrs. Rady, Chamberlain and Barton and their respective affiliates) in accordance with the terms of the relevant merger and/or contribution agreements. The aggregate value of common stock and common units to be paid to prior investors in such entities is $516.1 million. Investors who are not “accredited investors,” as defined under Regulation D of the Securities Act, will receive cash consideration rather than shares of our common stock or common units to ensure that the issuance of common stock and/or common units to accredited investors in the formation transactions can be effected in reliance upon an exemption from registration provided by Section 4(2) and Regulation D of the Securities Act.

•

The Rady Trust has entered into a representation, warranty and indemnity agreement, pursuant to which it has made certain representations and warranties to us regarding the entities and assets being acquired in the formation transactions and agreed to indemnify us and our operating partnership for breaches of such representations and warranties for one year after the completion of this offering and the formation transactions. See “Structure and Formation of Our Company—Formation Transactions.” Other than the Rady Trust, none of the prior investors or the entities that we are acquiring in the formation transactions will provide us with any indemnification.

•	The current management team of American Assets, Inc. will become our senior management team, and the current real estate professionals employed by American Assets, Inc. will become our employees.

•

Our operating partnership intends to use a portion of the net proceeds of this offering to repay approximately $341.8 million of outstanding indebtedness (based on anticipated debt balances as of the completion of this offering), including applicable prepayment costs, exit fees and defeasance costs of $24.1 million. As a result of the foregoing uses of proceeds, we expect to have approximately $879.0 million of total debt outstanding upon completion of this offering and the formation transactions. We determined the loans to be repaid based upon our determination of which would be economically prudent to repay, taking into account the maturity dates, interest rates and prepayment costs, exit fees and defeasance costs associated with the various outstanding loans.

•

Concurrently with the completion of this offering, we anticipate entering into an agreement for a $250.0 million revolving credit facility, all of which we expect will be available to us upon consummation of this offering. We expect to use this facility for general corporate purposes, including acquisitions and development and redevelopment of properties in our portfolio, working capital and the payment of capital expenses.

Benefits of the Formation Transactions to Related Parties

In connection with this offering and the formation transactions, Mr. Rady, our Executive Chairman, and certain of our other directors and executive officers will receive material benefits described in “Certain Relationships and Related Transactions,” including the following.

•

Mr. Rady, our Executive Chairman, and his affiliates, including the Rady Trust, will receive 5,396,077 shares of our common stock and 15,244,795 common units in connection with the formation transactions, with an aggregate value of approximately $423.1 million. As a result, Mr. Rady and his affiliates will own approximately 38.8% of our company on a fully diluted basis, or 36.0% if the underwriters’ overallotment option is exercised in full. In addition, Mr. Rady and his affiliates will receive an aggregate of approximately $30.9 million in cash, as discussed in the bullets below. Prior investors who will receive consideration in the formation transactions, but who are not affiliates of Mr. Rady, include eight nieces and nephews of Mr. Rady, three entities controlled by nieces and nephews of Mr Rady, two relatives of Mr. Rady by marriage, and a trust for the benefit of Mr. Rady’s children of which a sister of Mr. Rady’s is the trustee.

•

In connection with the formation transactions, we will repay in cash from the proceeds of this offering (1) approximately $4.1 million in notes payable to certain of the prior investors in Del Monte Center and (2) approximately $419,000 in notes payable to certain prior investors in Torrey Reserve Campus. In their capacity as direct or indirect owners of the entities that own Del Monte Center and the Torrey Reserve Campus, Mr. Rady and his affiliates will receive approximately $3.1 million and $30,000, respectively, of these amounts.

•

In connection with the formation transactions, Mr. Rady and his affiliates will receive an estimated $27.8 million of cash as a result of the payment of the excess net working capital over target net working capital in each ownership entity in which Mr. Rady and his affiliates are prior investors (with such amount based on net working capital balances as of November 30, 2010). Ultimate payments of excess net working capital may be higher due to earnings between November 30, 2010 and the completion of this offering.

•

Mr. Chamberlain, our Chief Executive Officer, President and a director nominee, and his affiliates will receive 50,948 shares of our common stock and 13,512 common units in connection with the formation transactions, with an aggregate value of approximately $1.3 million.

•

In connection with the formation transactions, Mr. Chamberlain and his affiliates will receive an estimated $100,000 of cash as the result of the payment of the excess net working capital over target net working capital in each ownership entity in which Mr. Chamberlain and his affiliates are prior investors (with such amount based on net working capital balances as of November 30, 2010). Ultimate payments of excess net working capital may be higher due to earnings between November 30, 2010 and the completion of this offering.

•	Mr. Barton, our Chief Financial Officer, and his affiliate will receive 481 shares of our common stock in connection with the formation transactions, with a value of approximately $10,000.

•

In connection with the formation transactions, Mr. Barton and his affiliate will receive an estimated $1,000 of cash as the result of the payment of the excess net working capital over target net working capital in each ownership entity in which Mr. Barton and his affiliate are prior investors (with such amount based on net working capital balances as of November 30, 2010). Ultimate payments of excess net working capital may be higher due to earnings between November 30, 2010 and the completion of this offering.

•

The Rady Trust and certain other affiliates of Mr. Rady are guarantors of approximately $63.9 million of indebtedness, in the aggregate, which will be repaid with proceeds from this offering and, as a result, the Rady Trust and these other affiliates of Mr. Rady will be released from these guarantee obligations. In addition, the Rady Trust and certain other affiliates of Mr. Rady are guarantors of approximately $879.0 million of indebtedness, in the aggregate, that will be assumed by us upon completion of this offering. The guarantees with respect to substantially all of this indebtedness are limited to losses incurred by the applicable lender arising from a borrower’s fraud, intentional misrepresentation or other “bad acts,” a borrower’s bankruptcy, a prohibited transfer under the loan documents or losses arising from a borrower’s breach of certain environment covenants. In connection with this assumption, we will seek to have the Rady Trust and such other affiliates of Mr. Rady released from such guarantees and to have our operating partnership assume any such guarantee obligations as replacement guarantor or, alternatively, we will reimburse the Rady Trust and such other affiliates of Mr. Rady for any amounts paid by them under guarantees with respect to the assumed indebtedness.

•

We will enter into a tax protection agreement with certain limited partners of our operating partnership, including Mr. Rady and his affiliates and an affiliate of Mr. Chamberlain, pursuant to which we agree to indemnify such limited partners against adverse tax consequences in connection with: (1) our sale of Carmel Country Plaza, Carmel Mountain Plaza, Del Monte Center, Loma Palisades, Lomas Santa Fe Plaza, Waikele Center or the ICW Plaza portion of Torrey Reserve in a taxable transaction until the seventh anniversary of the closing of the formation transactions; and (2) our failure to provide certain limited partners the opportunity to guarantee certain debt of our operating partnership during such period, or following such period, our failure to use commercially reasonable efforts to provide such opportunities; provided that, subject to certain exceptions and limitations, such indemnification rights will terminate for any such protected partner that sells, exchanges or otherwise disposes of more than 50% of his or her common units. Mr. Rady and his affiliates and an affiliate of Mr. Chamberlain will have the opportunity to guarantee up to $51.3 million and $204,000, respectively, of our outstanding indebtedness, pursuant to the tax protection agreement. See “Structure and Formation of Our Company—Benefits of the Formation Transactions to Related Parties.”

•

In connection with the completion of this offering, we will enter into a registration rights agreement with the various persons receiving shares of our common stock and/or common units in the formation transactions, including Mr. Rady his affiliates, immediate family members and related trusts and certain of our other directors and executive officers and their affiliates pursuant, to which, commencing not later than 14 months after the date of this offering, we will be obligated to file one or more registration statements for our common stock. We will agree to pay all of the expenses relating to such securities registrations. See “Shares Eligible for Future Sale—Registration Rights.”

•

We intend to enter into employment agreements with our named executive officers, effective as of the date of this offering. The material terms of the agreements with our named executive officers are described under “Executive Compensation—Employment Agreements” and “Executive Compensation—Compensation Tables.”

•

We intend to enter into indemnification agreements with directors and executive officers at the closing of this offering, providing for procedures for indemnification by us to the fullest extent permitted by law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us or, at our request, service to other entities, as officers or directors.

•

We intend to adopt our 2011 Equity Incentive Award Plan, under which we may grant cash or equity incentive awards to our directors, officers, employees and consultants. See “Executive Compensation—Equity Incentive Award Plan.”

For additional information regarding the consequences of this offering and the formation transaction and benefits of the formation transactions that will be realized by certain related parties, see “Structure and Formation of the Company—Consequences of this Offering and the Formation Transactions.”

Our Structure

The following diagram depicts our expected ownership structure upon completion of this offering and the formation transactions. Our operating partnership will own the various properties in our portfolio directly or indirectly, and in some cases through special purpose entities that were created in connection with various financings.

(1)	On a fully diluted basis, our public stockholders will own 51.7% of our outstanding common stock, Mr. Rady and his affiliates, our other executive officers and directors and their affiliates will own 39.9% of our outstanding common stock and the other prior investors in the entities that own the properties in our portfolio as a group will own 8.4% of our outstanding common stock. If the underwriters exercise their overallotment option in full, on a fully diluted basis, our public stockholders will own 55.2% of our outstanding common stock, Mr. Rady and his affiliates, our other executive officers and directors and their affiliates will own 37.0% of our outstanding common stock and the other prior investors in the entities that own properties in our portfolio as a group will own 7.8% of our outstanding common stock.
(2)	If the underwriters exercise their overallotment option in full, our public stockholders, Mr. Rady and his affiliates, our other executive officers and directors and their affiliates and the other prior investors in the entities that own the properties in our portfolio will own 80.8%, 15.2% and 4.0%, respectively, of our outstanding common stock, and Mr. Rady and his affiliates, our other executive officers and directors and their affiliates and other prior investors in the entities that own the properties in our portfolio will own 26.6% and 5.0%, respectively, of the outstanding common units.
(3)	Mr. Rady’s affiliates are: Ernest Rady Trust U/D/T March 10, 1983; Donald R. Rady Trust; Harry M. Rady Trust; Margo S. Rady Trust; DHM Trust dated as of 29th of May 1959; Western Insurance Holdings, Inc.; and American Assets, Inc. Mr. Chamberlain’s affiliates are Trust A of the W.E. & B.M. Chamberlain Trust, Trust C of the W.E. & B.M. Chamberlain Trust and The John W. and Rebecca S. Chamberlain Trust. Mr. Barton’s affiliate is the Robert and Katherine Barton Living Trust. See “Principal Stockholders.”

Restrictions on Transfer

Under our partnership agreement, holders of common units do not have redemption or exchange rights, except under limited circumstances, for a period of 14 months, and may not otherwise transfer their units, except under certain limited circumstances, for a period of 14 months, from completion of this offering. After the expiration of this 14-month period, transfers of units by limited partners and their assignees are subject to various conditions, including our right of first refusal, described under “Description of the Partnership Agreement of American Assets Trust, L.P.—Transfers and Withdrawals.” In addition, each of our executive officers, directors and director nominees and their affiliates, as well as the prior investors, have agreed not to sell or otherwise transfer or encumber any shares of our common stock or securities convertible or exchangeable into our common stock (including common units) owned by them at the completion of this offering or thereafter acquired by them for a period of 365 days (with respect to our executive officers, directors and director nominees and their affiliates) and 180 days (with respect to other prior investors) after the date of this prospectus without the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and Morgan Stanley & Co. Incorporated.

Restrictions on Ownership of our Stock

Due to limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code of 1986, as amended, or the Code, our charter generally prohibits any person from actually, beneficially or constructively owning more than 7.275% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock or more than 7.275% in value of the aggregate outstanding shares of all classes and series of our stock. We refer to these restrictions as the “ownership limits.” As permitted by our charter, our board of directors will, upon completion of this offering, grant to Mr. Rady (and certain of his affiliates) an exemption from the ownership limits that will allow them to own, in the aggregate, up to 19.9% in value or in number of shares, whichever is more restrictive, of our outstanding common stock, subject to various conditions and limitations, as described under “Description of Securities—Restrictions on Ownership and Transfer.”

Conflicts of Interest

Following the completion of this offering and the formation transactions, conflicts of interest may arise between the holders of units and our stockholders with respect to certain transactions, such as the sale of any properties or a reduction of indebtedness, which could have adverse tax consequences to holders of units, including Mr. Rady, thereby making those transactions less desirable to such holders. In the event of such a conflict, we are under no obligation not to give priority to the separate interests of our company or our stockholders. See “Policies with respect to Certain Activities—Conflict of Interest Policies” and “Description of the Partnership Agreement of American Assets Trust, L.P.” In addition, the Rady Trust and other affiliates of Mr. Rady and/or our other directors and executive officers are parties to or, have interests in, certain agreements with us, including contribution and/or merger agreements, employment agreements and, in the case of the Rady Trust, a representation, warranty and indemnity agreement. See “Certain Relationships and Related Transactions—Formation Transactions.” Furthermore, we have agreed to indemnify certain limited partners of our operating partnership, including Mr. Rady and his affiliates and an affiliate of Mr. Chamberlain, against certain adverse tax consequences to them, which may affect the way in which we conduct our business, including when and under what circumstances we sell restricted properties or interests therein during the restriction period. See “Certain Relationships and Related Transactions—Tax Protection Agreement.”

Distribution Policy

We intend to pay cash dividends to holders of our common stock. We intend to pay a pro rata dividend with respect to the period commencing on the completion of this offering and ending March 31, 2011 based on $0.21 per share for a full quarter. On an annualized basis, this would be $0.84 per share, or an annual dividend rate of approximately 4.1%, based on the initial public offering price of $20.50 per share. We intend to maintain our initial dividend rate for the 12-month period following completion of this offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. We intend to make dividend distributions that will enable us to meet the distribution requirements applicable to REITs and to eliminate or minimize our obligation to pay income and excise taxes. We may in the future also choose to pay dividends in shares of our common stock. See “Material U.S. Federal Income Tax Considerations—Federal Income Tax Considerations for Holders of Our Common Stock—Taxation of Taxable U.S. Stockholders” and “Risk Factors—Risks Related to Our Status as a REIT—We may in the future choose to pay dividends in shares of our common stock, in which case you may be required to pay tax in excess of the cash you receive.” We do not intend to reduce the expected dividend per share if the underwriters’ overallotment option is exercised.

Our Tax Status

We intend to elect to be taxed and to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2011. We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our REIT taxable income to our stockholders.

Corporate Information

Our principal executive office is located at 11455 El Camino Real, Suite 200, San Diego, California 92130. Our telephone number is (858) 350-2600. We have reserved the website located at www.americanassetstrust.com. The information on, or accessible through, our Web site is not incorporated into and does not constitute a part of this prospectus or any other report or document we file with or furnish to the Securities and Exchange Commission, or SEC.

This Offering

Common stock offered by us	27,500,000 shares (plus up to an additional 4,125,000 shares of our common stock that we may issue and sell upon the exercise of the underwriters’ overallotment option in full).

Common stock to be outstanding after this offering	35,034,840 shares(1)

Common stock and common units to be outstanding after this offering	53,179,879 shares and common units(1)(2)

Use of proceeds	We estimate that the net proceeds of this offering, after deducting the underwriting discount and commissions and estimated expenses, will be approximately $514.8 million ($593.4 million if the underwriters exercise their overallotment option in full). We will contribute the net proceeds of this offering to our operating partnership. Our operating partnership intends to use the net proceeds of this offering as follows:

•	$341.8 million to repay outstanding indebtedness, including applicable prepayment costs, exit fees and defeasance costs of $24.1 million;

•	up to $8.5 million for tenant improvements and leasing commissions at The Landmark at One Market;

•	$10.4 million for loan transfer and consent fees and credit facility origination fees;

•	$6.1 million to pay non-accredited prior investors in connection with the formation transactions;

•	up to $2.0 million to pay costs related to the renovation of Solana Beach Towne Centre; and

•	the remaining amounts for general corporate purposes, including working capital, future acquisitions, transfer taxes and, potentially, paying distributions.

Risk Factors	Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page 20 and other information included in this prospectus before investing in our common stock.

New York Stock Exchange symbol	“AAT”

(1)	Includes (a) 27,500,000 shares of common stock to be issued in this offering, (b) the 7,030,084 shares of common stock to be issued in connection with the formation transactions, (c) 495,000 shares of restricted stock to be granted to our officers and certain other employees concurrently with the completion of this offering and (d) 9,756 shares of restricted stock to be granted to our non-employee directors concurrently with the completion of this offering. Excludes (a) 4,125,000 shares of our common stock issuable upon the exercise of the underwriters’ overallotment option in full, (b) 3,549,655 shares of our common stock available for future issuance under our 2011 Equity Incentive Award Plan, and (c) 18,145,039 shares that may be issued, at our option, upon exchange of common units to be issued in the formation transactions.
(2)	Includes 18,145,039 common units expected to be issued in the formation transactions, which may, subject to certain limitations, be redeemed for cash or, at our option, exchanged for shares of common stock on a one-for-one basis.

Summary Selected Financial Data

The following table sets forth summary selected financial and operating data on a historical combined basis for our “Predecessor.” Our Predecessor is comprised of certain entities and their consolidated subsidiaries that own directly or indirectly 17 retail, office and multifamily properties, and unconsolidated equity interests in four retail, mixed-use and office properties. We refer to these entities and their subsidiaries collectively as the “ownership entities.” Each of the ownership entities currently owns, directly or indirectly, one or more retail, office, mixed-use or multifamily properties. Upon completion of this offering and the formation transactions, we will acquire the 17 retail, office and multifamily properties owned directly or indirectly by our Predecessor, as well as our Predecessor’s unconsolidated equity interests in three other retail, office and mixed-use properties, and assume the ownership and operation of its business. As a result of the completion of the formation transactions we will have acquired direct or indirect ownership of a total of 20 retail, office, mixed-use and multifamily properties. We have not presented historical information for American Assets Trust, Inc. because we have not had any corporate activity since our formation other than the issuance of 1,000 shares of common stock to the Rady Trust in connection with the initial capitalization of the company and activity in connection with this offering, and because we believe that a discussion of the results of American Assets Trust, Inc. would not be meaningful.

You should read the following summary selected financial data in conjunction with our combined historical consolidated financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus.

The historical combined balance sheet information as of September 30, 2010 of our Predecessor and the combined statements of operations for the nine months ended September 30, 2010 and 2009 of our Predecessor have been derived from the historical unaudited combined financial statements included elsewhere in this prospectus and includes all adjustments consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the historical financial statements for such periods. The historical combined balance sheet information as of December 31, 2009 and 2008 of our Predecessor and the combined statements of operations and cash flow information for each of the years ended December 31, 2009, 2008 and 2007 of our Predecessor have been derived from the historical audited combined financial statements included elsewhere in this prospectus.

Our unaudited summary selected pro forma consolidated financial statements and operating information as of and for the nine months ended September 30, 2010 and for the year ended December 31, 2009 assumes completion of this offering and the formation transactions as of the beginning of the periods presented for the operating data and as of the stated date for the balance sheet data. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

The Company (Pro Forma) and Our Predecessor (Historical)

	Nine Months Ended September 30,			Year Ended December 31,
	Pro Forma Consolidated	Historical Combined		Pro Forma Consolidated	Historical Combined
	2010	2010	2009	2009	2009	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands, except per share data)
Statement of Operations Data:
Rental income	$142,710	$91,519	$84,190	$188,788	$113,080	$117,104	$113,324
Other property income	4,909	2,770	3,226	6,768	3,963	3,839	4,184

Total revenue	147,619	94,289	87,416	195,556	117,043	120,943	117,508

Expenses:
Rental expenses	36,729	16,114	14,823	49,433	20,336	22,029	21,674
Real estate taxes	12,636	9,481	5,266	13,298	8,306	10,890	10,878
General and administrative	8,051	4,924	5,089	11,129	7,058	8,690	10,471
Depreciation and amortization	40,665	27,672	22,285	48,732	29,858	31,089	31,376

Total operating expenses	98,081	58,191	47,463	122,592	65,558	72,698	74,399

Operating income	49,538	36,098	39,953	72,964	51,485	48,245	43,109
Interest income and other, net	(170)	62	134	(113)	173	1,167	2,462
Interest expense	(41,222)	(34,057)	(32,395)	(55,042)	(43,290)	(43,737)	(42,902)
Fee income from real estate joint ventures	—	2,201	1,300	—	1,736	1,538	2,721
Income (loss) from real estate joint ventures	—	866	(3,685)	—	(4,865)	(19,272)	(7,191)
Income (loss) from continuing operations	8,146	5,170	5,307	17,809	5,239	(12,059)	(1,801)
Discontinued operations:
Loss from discontinued operations	—	—	—	—	—	(2,071)	(2,874)
Gain on sale of real estate property	—	—	—	—	—	2,625	—

Results from discontinued operations	—	—	—	—	—	554	(2,874)

Net income (loss)	8,146	5,170	5,307	17,809	5,239	(11,505)	(4,675)
Net income (loss) attributable to noncontrolling interests	2,673	(1,941)	(787)	5,935	(1,205)	(4,488)	(2,140)
Net income attributable to restricted shares	312	—	—	416	—	—	—

Net income (loss) attributable to Predecessor	$5,161	$7,111	$6,094	$11,458	$6,444	$(7,017)	$(2,535)

Balance Sheet Data (at period end)
Net real estate	$1,284,759	$929,237			$774,208	$793,237	$802,605
Total assets	1,562,101	1,103,713			938,991	971,118	1,039,909
Notes payable	859,832	891,039			744,451	755,189	729,174
Total liabilities	923,294	949,834			768,028	781,944	763,717
Noncontrolling interests	75,271	33,587			37,790	40,310	60,881
Stockholders’/owners’ equity	638,807	153,879			170,963	189,174	276,192
Total liabilities and stockholders’/ owners’ equity	1,562,101	1,103,713			938,991	971,118	1,039,909
Per Share Data:
Pro forma basic earnings per share	$0.15			$0.33
Pro forma diluted earnings per share	$0.15			$0.33
Pro forma weighted average common shares outstanding—basic	34,530,084			34,530,084
Pro forma weighted average common shares outstanding—diluted	53,179,879			53,179,879
Other Data:
Pro forma funds from operations(1)	$48,811			$66,541
Cash flows from:
Operating activities		$37,594	$37,450		$47,501	$47,592	$31,179
Investing activities		(15,388)	(6,321)		(7,544)	2,111	(44,441)
Financing activities		(9,032)	(25,787)		(34,746)	(49,957)	18,850

(1)	We calculate funds from operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles, or GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring our operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP. The following table sets forth a reconciliation of our pro forma FFO to net income, the nearest GAAP equivalent, for the periods presented:

	Pro Forma
	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
	(In Thousands)
Pro forma net income	$8,146	$17,809
Plus: pro forma real estate depreciation and amortization	40,665	48,732

Pro forma funds from operations	$48,811	$66,541

RISK FACTORS

Investing in our common stock involves risks. In addition to other information contained in this prospectus, you should carefully consider the following factors before acquiring shares of our common stock offered by this prospectus. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and our ability to make cash distributions to our stockholders, which could cause you to lose all or a part of your investment in our common stock. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Forward-Looking Statements.”

Risks Related to Our Business and Operations

Our portfolio of properties is dependent upon regional and local economic conditions and is geographically concentrated in California, Hawaii and Texas, which may cause us to be more susceptible to adverse developments in those markets than if we owned a more geographically diverse portfolio.

Our properties are located in California, Hawaii and Texas, and substantially all of our properties (19 out of the total 20) are concentrated in California and Hawaii, which exposes us to greater economic risks than if we owned a more geographically diverse portfolio. As of September 30, 2010, our properties in the California and Hawaii markets represented approximately 71.9% and 19.7%, respectively, of the total annualized base rent of the properties in our portfolio. As a result, we are particularly susceptible to adverse economic or other conditions in these markets (such as periods of economic slowdown or recession, business layoffs or downsizing, industry slowdowns, relocations of businesses, increases in real estate and other taxes and the cost of complying with governmental regulations or increased regulation), as well as to natural disasters that occur in these markets (such as earthquakes, wildfires and other events). For example, both California and Hawaii experienced economic downturns in recent years. Among the many effects of these economic downturns, according to RCG, tourist spending in San Diego, which helps to drive its retail sector, was down 12.7% in 2009 as compared to 2008. In addition, San Francisco has experienced an increase in the office vacancy rate and softer rents, including for premier view-space in the central business district. As such, our retail properties located in the greater San Diego area and our office properties located in San Francisco were impacted by these conditions. Similarly, our properties in Hawaii were impacted by the effects of reduced tourism in Hawaii as a result of the economic downturn. If there is a further downturn in the economy in either of these markets, our operations and our revenue and cash available for distribution, including cash available to pay distributions to our stockholders, could be materially adversely affected. We cannot assure you that these markets will grow or that underlying real estate fundamentals will be favorable to owners and operators of retail properties, office properties or multifamily properties. Our operations may also be affected if competing properties are built in either of these markets. Moreover, submarkets within any of our core markets may be dependent upon a limited number of industries. In addition, the State of California continues to suffer from severe budgetary constraints and is regarded as more litigious and more highly regulated and taxed than many other states, all of which may reduce demand for retail, office, mixed-use or multifamily space in California. Any adverse economic or real estate developments in the California or Hawaii markets, or any decrease in demand for retail, office, mixed-use or multifamily space resulting from the regulatory environment, business climate or energy or fiscal problems, could adversely impact our financial condition, results of operations, cash flow, our ability to satisfy our debt service obligations and our ability to pay distributions to our stockholders.

We expect to have approximately $879.0 million of indebtedness outstanding following this offering, which may expose us to the risk of default under our debt obligations.

Upon completion of this offering and consummation of the formation transactions, we anticipate that our total indebtedness will be approximately $879.0 million, a substantial portion of which will be guaranteed by our operating partnership, and we may incur significant additional debt to finance future acquisition and development activities. Concurrently with the completion of this offering, we expect to enter into a revolving credit facility.

Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate our properties or to pay the dividends currently contemplated or necessary to maintain our REIT qualification. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments;

•	we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to meet operational needs;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	we may be forced to dispose of one or more of our properties, possibly on unfavorable terms or in violation of certain covenants to which we may be subject;

•	we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations; and

•	our default under any loan with cross default provisions could result in a default on other indebtedness.

If any one of these events were to occur, our financial condition, results of operations, cash flow and per share trading price of our common stock could be adversely affected. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Consolidated Indebtedness to be Outstanding After this Offering.”

We depend on significant tenants in our office properties, and a bankruptcy, insolvency or inability to pay rent of any of these tenants may adversely affect the income produced by our office properties and could have an adverse effect on our financial condition, results of operations, cash flow and the per share trading price of our common stock.

As of September 30, 2010, the three largest tenants in our office portfolio—salesforce.com, inc., Del Monte Corporation and Insurance Company of the West—represented approximately 33.1% of the total annualized base rent in our office portfolio. In 2011, salesforce.com, inc. will begin to expand into the space that will be vacated by Del Monte Corporation, whose leases will be ending. At that time DLA Piper will become our third largest tenant. DLA Piper has vacated its 69,656 square foot space in conjunction with its relocation to a new office building but will continue to pay rent on its space until its lease expires in February 2012. As of September 30, 2010, all of DLA Piper’s vacated space has been subleased. We will continue to collect rent from DLA Piper through February 2012 regardless of whether the space remains subleased. The inability of a significant tenant to pay rent or the bankruptcy or insolvency of a significant tenant may adversely affect the income produced by our office properties. If a tenant becomes bankrupt or insolvent, federal law may prohibit us from evicting such tenant based solely upon such bankruptcy or insolvency. In addition, a bankrupt or insolvent tenant may be authorized to reject and terminate its lease with us. Any claim against such tenant for unpaid, future rent would be subject to a statutory cap that might be substantially less than the remaining rent owed under the lease. As of September 30, 2010, salesforce.com, inc., Del Monte Corporation, Insurance Company of the West and DLA Piper represented approximately 14.3%, 10.4%, 8.3% and 6.2%, respectively, of the total office portfolio annualized base rent. If any of these tenants were to experience a downturn in its business or a weakening of its financial condition resulting in its failure to make timely rental payments or causing it to default under its lease, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment. Any such event could have an adverse effect on our financial condition, results of operations, cash flow and the per share trading price of our common stock.

Our retail shopping center properties depend on anchor stores or major tenants to attract shoppers and could be adversely affected by the loss of, or a store closure by, one or more of these tenants.

Our retail shopping center properties typically are anchored by large, nationally recognized tenants. At any time, our tenants may experience a downturn in their business that may weaken significantly their financial condition. As a result, our tenants, including our anchor and other major tenants, may fail to comply with their contractual obligations to us, seek concessions in order to continue operations or declare bankruptcy, any of which could result in the termination of such tenants’ leases and the loss of rental income attributable to the terminated leases. In addition, certain of our tenants may cease operations while continuing to pay rent, which could decrease customer traffic, thereby decreasing sales for our other tenants at the applicable retail property. In addition to these potential effects of a business downturn, mergers or consolidations among large retail establishments could result in the closure of existing stores or duplicate or geographically overlapping store locations, which could include stores at our retail properties.

Loss of, or a store closure by, an anchor or major tenant could significantly reduce our occupancy level or the rent we receive from our retail properties, and we may not have the right to re-lease vacated space or we may be unable to re-lease vacated space at attractive rents or at all. Moreover, in the event of default by a major tenant or anchor store, we may experience delays and costs in enforcing our rights as landlord to recover amounts due to us under the terms of our agreements with those parties. The occurrence of any of the situations described above, particularly if it involves an anchor tenant with leases in multiple locations, could seriously harm our performance and could adversely affect the value of the applicable retail property.

As of September 30, 2010, our largest anchor tenants were Lowe’s, Kmart and Foodland Super Market, Ltd., which together represented approximately 7.0% of our total annualized base rent of our portfolio in the aggregate, and 6.2%, 5.4% and 3.5%, respectively, of the annualized base rent generated by our retail properties. Foodland Super Market, Ltd. has ceased all operations in its leased premises and has subleased the premises to International Church of the Foursquare Gospel. Although we are currently collecting the rent for the leased premises, Foodland Super Market, Ltd.’s lease expires in 2014 and it is unlikely that it will renew its lease with us. In the event that Foodland Super Market, Ltd. does not renew its lease with us, there can be no assurances that we will be able to re-lease such premises at market rents, or at all, which may materially adversely affect our financial condition, results of operations, cash flow and cash available for distribution and our ability to satisfy our debt service obligations.

Many of the leases at our retail properties contain “co-tenancy” or “go-dark” provisions, which, if triggered, may allow tenants to pay reduced rent, cease operations or terminate their leases, any of which could adversely affect our performance or the value of the applicable retail property.

Many of the leases at our retail properties contain “co-tenancy” provisions that condition a tenant’s obligation to remain open, the amount of rent payable by the tenant or the tenant’s obligation to continue occupancy on certain conditions, including: (1) the presence of a certain anchor tenant or tenants; (2) the continued operation of an anchor tenant’s store; and (3) minimum occupancy levels at the applicable retail property. If a co-tenancy provision is triggered by a failure of any of these or other applicable conditions, a tenant could have the right to cease operations, to terminate its lease early or to a reduction of its rent. In periods of prolonged economic decline, there is a higher than normal risk that co-tenancy provisions will be triggered as there is a higher risk of tenants closing stores or terminating leases during these periods. In addition to these co-tenancy provisions, certain of the leases at our retail properties contain “go-dark” provisions that allow the tenant to cease operations while continuing to pay rent. This could result in decreased customer traffic at the applicable retail property, thereby decreasing sales for our other tenants at that property, which may result in our other tenants being unable to pay their minimum rents or expense recovery charges. These provisions also may result in lower rental revenue generated under the applicable leases. To the extent co-tenancy or go-dark provisions in our retail leases result in lower revenue or tenant sales or tenants’ rights to terminate their leases early or to a reduction of their rent, our performance or the value of the applicable retail property could be adversely affected.

We may be unable to renew leases, lease vacant space or re-let space as leases expire, thereby increasing or prolonging vacancies, which could adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock.

As of September 30, 2010, leases representing 4.3% of the square footage and 6.2% of the annualized base rent of the properties in our office and retail portfolios will expire in the remainder of 2010, and an additional 5.2% of the square footage of the properties in our office and retail portfolios was available (4.4% taking into account uncommenced leases signed as of September 30, 2010). We cannot assure you that leases will be renewed or that our properties will be re-let at net effective rental rates equal to or above the current average net effective rental rates or that substantial rent abatements, tenant improvements, early termination rights or below-market renewal options will not be offered to attract new tenants or retain existing tenants. In addition, our ability to lease our multifamily properties at favorable rates, or at all, may be adversely affected by the increase in supply and deterioration in the multifamily market stemming from the ongoing recession, and is dependent upon the overall level of spending in the economy, which is adversely affected by, among other things, job losses and unemployment levels, recession, personal debt levels, the downturn in the housing market, stock market volatility and uncertainty about the future. If the rental rates for our properties decrease, our existing tenants do not renew their leases or we do not re-let a significant portion of our available space and space for which leases will expire, our financial condition, results of operations, cash flow and per share trading price of our common stock could be adversely affected.

We may be unable to identify and complete acquisitions of properties that meet our criteria, which may impede our growth.

Our business strategy involves the acquisition of retail, office, mixed-use and multifamily properties. These activities require us to identify suitable acquisition candidates or investment opportunities that meet our criteria and are compatible with our growth strategies. We continue to evaluate the market of available properties and may attempt to acquire properties when strategic opportunities exist. However, we may be unable to acquire properties identified as potential acquisition opportunities. Our ability to acquire properties on favorable terms, or at all, may be exposed to the following significant risks:

•	we may incur significant costs and divert management attention in connection with evaluating and negotiating potential acquisitions, including ones that we are subsequently unable to complete;

•	even if we enter into agreements for the acquisition of properties, these agreements are subject to conditions to closing, which we may be unable to satisfy; and

•	we may be unable to finance the acquisition on favorable terms or at all.

If we are unable to finance property acquisitions or acquire properties on favorable terms, or at all, our financial condition, results of operations, cash flow and per share trading price of our common stock could be adversely affected. In addition, failure to identify or complete acquisitions of suitable properties could slow our growth.

We face significant competition for acquisitions of real properties, which may reduce the number of acquisition opportunities available to us and increase the costs of these acquisitions.

The current market for acquisitions continues to be extremely competitive. This competition may increase the demand for the types of properties in which we typically invest and, therefore, reduce the number of suitable acquisition opportunities available to us and increase the prices paid for such acquisition properties. We also face significant competition for attractive acquisition opportunities from an indeterminate number of investors, including publicly traded and privately held REITs, private equity investors and institutional investment funds, some of which have greater financial resources than we do, a greater ability to borrow funds to acquire properties and the ability to accept more risk than we can prudently manage, including risks with respect to the geographic proximity of investments and the payment of higher acquisition prices. This competition will increase if investments in real estate become more attractive relative to other forms of investment. Competition for investments may reduce the number of suitable investment opportunities available to us and may have the effect of increasing prices paid for such acquisition properties and/or reducing the rents we can charge and, as a result, adversely affecting our operating results.

Our future acquisitions may not yield the returns we expect, and we may otherwise be unable to operate these properties to meet our financial expectations, which could adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock.

Our future acquisitions and our ability to successfully operate the properties we acquire in such acquisitions may be exposed to the following significant risks:

•	even if we are able to acquire a desired property, competition from other potential acquirers may significantly increase the purchase price;

•	we may acquire properties that are not accretive to our results upon acquisition, and we may not successfully manage and lease those properties to meet our expectations;

•	our cash flow may be insufficient to meet our required principal and interest payments;

•	we may spend more than budgeted amounts to make necessary improvements or renovations to acquired properties;

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we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations, and as a result our results of operations and financial condition could be adversely affected;

•	market conditions may result in higher than expected vacancy rates and lower than expected rental rates; and

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we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities such as liabilities for clean-up of undisclosed environmental contamination, claims by tenants, vendors or other persons dealing with the former owners of the properties, liabilities incurred in the ordinary course of business and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

If we cannot operate acquired properties to meet our financial expectations, our financial condition, results of operations, cash flow and per share trading price of our common stock could be adversely affected.

We may not be able to control our operating costs or our expenses may remain constant or increase, even if our revenues do not increase, causing our results of operations to be adversely affected.

Factors that may adversely affect our ability to control operating costs include the need to pay for insurance and other operating costs, including real estate taxes, which could increase over time, the need periodically to repair, renovate and re-lease space, the cost of compliance with governmental regulation, including zoning and tax laws, the potential for liability under applicable laws, interest rate levels and the availability of financing. If our operating costs increase as a result of any of the foregoing factors, our results of operations may be adversely affected.

The expense of owning and operating a property is not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the property. As a result, if revenues decline, we may not be able to reduce our expenses accordingly. Costs associated with real estate investments, such as real estate taxes, insurance, loan payments and maintenance, generally will not be reduced even if a property is not fully occupied or other circumstances cause our revenues to decrease. If we are unable to decrease operating costs when demand for our properties decreases and our revenues decline, our financial condition, results of operations and our ability to make distributions to our stockholders may be adversely affected.

High mortgage rates and/or unavailability of mortgage debt may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our net income and the amount of cash distributions we can make.

If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. If we place mortgage debt on properties, we may be unable to refinance the properties when the loans become due, or to refinance on favorable terms. If interest rates are higher when we refinance our properties, our income could be reduced. If any of these events occur, our cash flow could be reduced. This, in turn, could reduce cash available for distribution to our stockholders and may hinder our ability to raise more capital by issuing more stock or by borrowing more money. In addition, to the extent we are unable to refinance the properties when the loans become due, we will have fewer debt guarantee opportunities available to offer under our tax protection agreement.

Mortgage debt obligations expose us to the possibility of foreclosure, which could result in the loss of our investment in a property or group of properties subject to mortgage debt.

Incurring mortgage and other secured debt obligations increases our risk of property losses because defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and ultimately our loss of the property securing any loans for which we are in default. Any foreclosure on a mortgaged property or group of properties could adversely affect the overall value of our portfolio of properties. For tax purposes, a foreclosure on any of our properties that is subject to a nonrecourse mortgage loan would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code.

Some of our financing arrangements involve balloon payment obligations, which may adversely affect our ability to make distributions.

Some of our financing arrangements require us to make a lump-sum or “balloon” payment at maturity. Our ability to make a balloon payment at maturity is uncertain and may depend upon our ability to obtain additional financing or our ability to sell the property. At the time the balloon payment is due, we may or may not be able to refinance the existing financing on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment. The effect of a refinancing or sale could affect the rate of return to stockholders and the projected time of disposition of our assets. In addition, payments of principal and interest made to service our debts may leave us with insufficient cash to pay the distributions that we are required to pay to maintain our qualification as a REIT.

Failure to hedge effectively against interest rate changes may adversely affect financial condition, results of operations, cash flow and per share trading price of our common stock.

Subject to maintaining our qualification as a REIT, we may enter into hedging transactions to protect us from the effects of interest rate fluctuations on floating rate debt. Our hedging transactions may include entering into interest rate cap agreements or interest rate swap agreements. These agreements involve risks, such as the risk that such arrangements would not be effective in reducing our exposure to interest rate changes or that a court could rule that such an agreement is not legally enforceable. In addition, interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates. Hedging could reduce the overall returns on our investments. Failure to hedge effectively against interest rate changes could materially adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock. In addition, while such agreements would be intended to lessen the impact of rising interest rates on us, they could also expose us to the risk that the other parties to the agreements would not perform, we could incur significant costs associated with the settlement of the agreements or that the underlying transactions could fail to qualify as highly-effective cash flow hedges under Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 815, Derivative and Hedging.

Our revolving credit facility will restrict our ability to engage in some business activities, including our ability to incur additional indebtedness, make capital expenditures and make certain investments, which could adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock.

We anticipate that our revolving credit facility will contain customary negative covenants and other financial and operating covenants that, among other things:

•	restrict our ability to incur additional indebtedness;

•	restrict our ability to incur additional liens;

•	restrict our ability to make certain investments (including certain capital expenditures);

•	restrict our ability to merge with another company;

•	restrict our ability to sell or dispose of assets;

•	restrict our ability to make distributions to stockholders; and

•	require us to satisfy minimum financial coverage ratios, minimum tangible net worth requirements and maximum leverage ratios.

These limitations will restrict our ability to engage in some business activities, which could adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock. In addition, our credit facility may contain specific cross-default provisions with respect to specified other indebtedness, giving the lenders the right to declare a default if we are in default under other loans in some circumstances.

Adverse economic and geopolitical conditions and dislocations in the credit markets could have a material adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock.

Our business may be affected by market and economic challenges experienced by the U.S. economy or real estate industry as a whole, including the recent dislocations in the credit markets and general global economic downturn. These conditions, or similar conditions existing in the future, may adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock as a result of the following potential consequences, among others:

•	decreased demand for retail, office, mixed-use and multifamily space, which would cause market rental rates and property values to be negatively impacted;

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reduced values of our properties may limit our ability to dispose of assets at attractive prices or to obtain debt financing secured by our properties and may reduce the availability of unsecured loans;

•	our ability to obtain financing on terms and conditions that we find acceptable, or at all, may be limited, which could reduce our ability to pursue acquisition and development opportunities and refinance existing debt, reduce our returns from our acquisition and development activities and increase our future interest expense; and

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one or more lenders under our credit facility could refuse to fund their financing commitment to us or could fail and we may not be able to replace the financing commitment of any such lenders on favorable terms, or at all.

In addition, the economic downturn has adversely affected, and may continue to adversely affect, the businesses of many of our tenants. As a result, we may see increases in bankruptcies of our tenants and increased defaults by tenants, and we may experience higher vacancy rates and delays in re-leasing vacant space, which could negatively impact our business and results of operations.

We are subject to risks that affect the general retail environment, such as weakness in the economy, the level of consumer spending, the adverse financial condition of large retailing companies and competition from discount and internet retailers, any of which could adversely affect market rents for retail space and the willingness or ability of retailers to lease space in our shopping centers.

A portion of our properties are in the retail real estate market. This means that we are subject to factors that affect the retail sector generally, as well as the market for retail space. The retail environment and the market for retail space have been, and could continue to be, adversely affected by weakness in the national, regional and local economies, the level of consumer spending and consumer confidence, the adverse financial condition of some large retailing companies, the ongoing consolidation in the retail sector, the excess amount of retail space in a number of markets and increasing competition from discount retailers, outlet malls, internet retailers and other online businesses. Increases in consumer spending via the internet may significantly affect our retail tenants’ ability to generate sales in their stores. In addition, some of our retail tenants face competition from the expanding market for digital content and hardware, including without limitation electronic books, or “eBooks,” and eBook readers and digital distribution of content. New and enhanced technologies, including new digital technologies and new web services technologies, may increase competition for certain of our retail tenants.

Any of the foregoing factors could adversely affect the financial condition of our retail tenants and the willingness of retailers to lease space in our shopping centers. In turn, these conditions could negatively affect market rents for retail space and could materially and adversely affect our financial condition, results of operations, cash flow, the trading price of our common shares and our ability to satisfy our debt service obligations and to pay distributions to our stockholders.

We have no operating history as a REIT or a publicly traded company and may not be able to successfully operate as a REIT or a publicly traded company.

We have no operating history as a REIT or a publicly traded company. We cannot assure you that the past experience of our senior management team will be sufficient to successfully operate our company as a REIT or a publicly traded company, including the requirements to timely meet disclosure requirements of the SEC, and comply with the Sarbanes-Oxley Act of 2002. Upon completion of this offering, we will be required to develop and implement control systems and procedures in order to qualify and maintain our qualification as a REIT and satisfy our periodic and current reporting requirements under applicable SEC regulations and comply with New York Stock Exchange, or NYSE, listing standards, and this transition could place a significant strain on our management systems, infrastructure and other resources. Failure to operate successfully as a public company or maintain our qualification as a REIT would have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock. See “—Risks Related to Our Status as a REIT—Failure to qualify as a REIT would have significant adverse consequences to us and the value of our common stock.”

We face significant competition in the leasing market, which may decrease or prevent increases of the occupancy and rental rates of our properties.

We compete with numerous developers, owners and operators of real estate, many of which own properties similar to ours in the same submarkets in which our properties are located. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose existing or potential tenants and we may be pressured to reduce our rental rates below those we currently charge or to offer more substantial rent abatements, tenant improvements, early termination rights or below-market renewal options in order to retain tenants when our tenants’ leases expire. As a result, our financial condition, results of operations, cash flow and per share trading price of our common stock could be adversely affected.

We may be required to make rent or other concessions and/or significant capital expenditures to improve our properties in order to retain and attract tenants, causing our financial condition, results of operations, cash flow and per share trading price of our common stock to be adversely affected.

To the extent adverse economic conditions continue in the real estate market and demand for retail, office, mixed-use and multifamily space remains low, we expect that, upon expiration of leases at our properties, we will be required to make rent or other concessions to tenants, accommodate requests for renovations, build-to-suit remodeling and other improvements or provide additional services to our tenants. As a result, we may have to make significant capital or other expenditures in order to retain tenants whose leases expire and to attract new tenants in sufficient numbers. Additionally, we may need to raise capital to make such expenditures. If we are unable to do so or capital is otherwise unavailable, we may be unable to make the required expenditures. This could result in non-renewals by tenants upon expiration of their leases, which could cause an adverse effect to our financial condition, results of operations, cash flow and per share trading price of our common stock.

The actual rents we receive for the properties in our portfolio may be less than our asking rents, and we may experience lease roll down from time to time, which could negatively impact our ability to generate cash flow growth.

As a result of various factors, including competitive pricing pressure in our submarkets, adverse conditions in the California, Hawaii and Texas real estate markets, a general economic downturn and the desirability of our properties compared to other properties in our submarkets, we may be unable to realize the asking rents across the properties in our portfolio. In addition, the degree of discrepancy between our asking rents and the actual rents we are able to obtain may vary both from property to property and among different leased spaces within a single property. If we are unable to obtain rental rates that are on average comparable to our asking rents across our portfolio, then our ability to generate cash flow growth will be negatively impacted. In addition, depending on asking rental rates at any given time as compared to expiring leases in our portfolio, from time to time rental rates for expiring leases may be higher than starting rental rates for new leases.

We may acquire properties or portfolios of properties through tax deferred contribution transactions, which could result in stockholder dilution and limit our ability to sell such assets.

In the future we may acquire properties or portfolios of properties through tax deferred contribution transactions in exchange for partnership interests in our operating partnership, which may result in stockholder dilution. This acquisition structure may have the effect of, among other things, reducing the amount of tax depreciation we could deduct over the tax life of the acquired properties, and may require that we agree to protect the contributors’ ability to defer recognition of taxable gain through restrictions on our ability to dispose of the acquired properties and/or the allocation of partnership debt to the contributors to maintain their tax bases. These restrictions could limit our ability to sell an asset at a time, or on terms, that would be favorable absent such restrictions.

We are subject to the business, financial and operating risks inherent to the hospitality industry, including competition for guests with other hospitality properties and general and local economic conditions that may affect demand for travel in general, any of which could adversely affect the revenues generated by our hospitality properties.

Because we own the Waikiki Beach Walk—Embassy Suites™ in Hawaii and the Santa Fe Park RV Resort in California, we are susceptible to risks associated with the hospitality industry, including:

•	competition for guests with other hospitality properties, some of which may have greater marketing and financial resources than the managers of our hospitality properties;

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increases in operating costs from inflation, labor costs (including the impact of unionization), workers’ compensation and healthcare related costs, utility costs, insurance and other factors that the managers of our hospitality properties may not be able to offset through higher rates;

•	the fluctuating and seasonal demands of business travelers and tourism, which seasonality may cause quarterly fluctuations in our revenues;

•	general and local economic conditions that may affect demand for travel in general;

•	periodic oversupply resulting from excessive new development; and

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unforeseen events beyond our control, such as terrorist attacks, travel-related health concerns, including pandemics and epidemics, imposition of taxes or surcharges by regulatory authorities, travel-related accidents and unusual weather patterns, including natural disasters such as earthquakes or wildfires.

If our hospitality properties do not generate sufficient revenues, our financial position, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations and to pay distributions to you may be adversely affected.

We must rely on third-party management companies to operate the Waikiki Beach Walk—Embassy Suites™ in order to qualify as a REIT under the Code, and, as a result, we will have less control than if we were operating the hotel directly.

In order for us to qualify as a REIT, we must lease the Waikiki Beach Walk—Embassy Suites™ to our services company, or one of its subsidiaries, or the TRS lessee, and a third party must operate our hotel. The TRS lessee will assume the existing management agreement with a third-party management company to operate the hotel. While we expect to have some input into operating decisions for the hotel leased by our TRS lessee and operated under a management agreement, we will have less control than if we were managing the hotel ourselves. Even if we believe that our hotel is not being operated efficiently, we may not have sufficient rights under the management agreement to enable us to force the management company to change its method of operation. We cannot assure you that the management company will successfully manage our hotel. A failure by the management company to successfully manage the hotel could lead to an increase in our operating expenses or a decrease in our revenue, or both, which could adversely impact our financial condition, results of operations, cash flow, our ability to satisfy our debt service obligations and our ability to pay distributions to our stockholders.

If our relationship with the franchisor of the Waikiki Beach Walk—Embassy Suites™ was to deteriorate or terminate, it could have a material adverse effect on our business, financial condition, results of operations and our ability to make distributions to our stockholders.

We cannot assure you that disputes between us and the franchisor of the Waikiki Beach Walk—Embassy Suites™ will not arise. If our relationship with the franchisor were to deteriorate as a result of disputes regarding the franchise agreement under which our hotel operates or for other reasons, the franchisor could, under certain circumstances, terminate our current license with them or decline to provide licenses for hotels that we may acquire in the future. If any of the foregoing were to occur, it could have a material adverse effect on our business, financial condition, results of operations and our ability to make distributions to our stockholders.

Our franchisor, Embassy Suites™, could cause us to expend additional funds on upgraded operating standards, which may adversely affect our results of operations and reduce cash available for distribution to stockholders.

Under the terms of our franchise license agreement, our hotel operator must comply with operating standards and terms and conditions imposed by the franchisor of the hotel brand, Embassy Suites™. Failure by us, our TRS lessees or any hotel management company that we engage to maintain these standards or other terms and conditions could result in the franchise license being canceled or the franchisor requiring us to undertake a costly property improvement program. If the franchise license is terminated due to our failure to make required improvements or to otherwise comply with its terms, we also may be liable to the franchisor for a termination payment based on operating performance over a trailing 36-month period, which we expect, as of the completion of this offering, could be as high as approximately $4 million. In addition, our franchisor may impose upgraded or new brand standards, such as substantially upgrading the bedding, enhancing the complimentary breakfast or increasing the value of guest awards under its “frequent guest” program, which can add substantial expense for the hotel. Furthermore, under certain circumstances, the franchisor may require us to make certain capital improvements to maintain the hotel in accordance with system standards, the cost of which can be substantial and may adversely affect our results of operations and reduce cash available for distribution to our stockholders.

Embassy Suites™, our franchisor, has a right of first offer with respect to the Waikiki Beach Walk—Embassy Suites™, which may limit our ability to obtain the highest price possible for the hotel.

Pursuant to the terms of our franchise agreement for the Waikiki Beach Walk—Embassy Suites™, the franchisor has a right of first offer to purchase the hotel if we propose to sell all or a portion of the hotel or any interest therein. In the event that we choose to dispose of the hotel, we would be required to notify the franchisor, prior to offering the hotel to any other potential buyer, of the price and conditions on which we would be willing to sell the hotel, and the franchisor would have the right, within 30 days of receiving such notice, to make an offer to purchase the hotel. If the franchisor makes an offer to purchase that is equal to or greater than the price and on substantially the same terms set forth in our notice, then we will be obligated to sell the hotel to the franchisor at that price and on those terms. If the franchisor makes an offer to purchase for less than the price stated in our notice or on less favorable terms, then we may reject the franchisor’s offer. The existence of this right of first offer could adversely impact our ability to obtain the highest possible price for the hotel as, during the term of the franchise agreement, we would not be able to offer the hotel to potential purchasers through a competitive bid process or in a similar manner designed to maximize the value obtained for the property without first offering to sell this property to the franchisor. Note, however, that the franchisor has waived its right of first offer with respect to a transfer pursuant to the proposed formation transactions.

Our real estate development activities are subject to risks particular to development, such as unanticipated expenses, delays and other contingencies, any of which could adversely affect our financial condition, results of operations, cash flow and the per share trading price of our common stock.

We may engage in development and redevelopment activities with respect to certain of our properties. To the extent that we do so, we will be subject to the following risks associated with such development and redevelopment activities:

•	unsuccessful development or redevelopment opportunities could result in direct expenses to us;

•	construction or redevelopment costs of a project may exceed original estimates, possibly making the project less profitable than originally estimated, or unprofitable;

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time required to complete the construction or redevelopment of a project or to lease up the completed project may be greater than originally anticipated, thereby adversely affecting our cash flow and liquidity;

•	contractor and subcontractor disputes, strikes, labor disputes or supply disruptions;

•	failure to achieve expected occupancy and/or rent levels within the projected time frame, if at all;

•	delays with respect to obtaining or the inability to obtain necessary zoning, occupancy, land use and other governmental permits, and changes in zoning and land use laws;

•	occupancy rates and rents of a completed project may not be sufficient to make the project profitable;

•

our ability to dispose of properties developed or redeveloped with the intent to sell could be impacted by the ability of prospective buyers to obtain financing given the current state of the credit markets; and

•	the availability and pricing of financing to fund our development activities on favorable terms or at all.

These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent completion of development or redevelopment activities once undertaken, any of which could have an adverse effect on our financial condition, results of operations, cash flow and the per share trading price of our common stock.

We did not conduct arm’s-length negotiations with Mr. Rady with respect to the terms of the formation transactions, and we have not obtained any third-party appraisals of the properties and other assets to be acquired by us from the prior investors in connection with the formation transactions. Accordingly, the value of the common units and shares of our common stock to be issued as consideration for the properties and assets to be acquired by us in the formation transactions may exceed their aggregate fair market value and will exceed their aggregate historical combined net tangible book value of approximately $138.2 million as of September 30, 2010.

We did not conduct arm’s-length negotiations with Mr. Rady with respect to the terms of the formation transactions, and in the course of structuring the formation transactions, Mr. Rady had the ability to influence the type and level of benefits that he and the Rady Trust will receive from us. Moreover, we have not obtained any third-party appraisals of the properties and other assets to be acquired by us from the prior investors in connection with the formation transactions. The initial public offering price of our common stock was determined in consultation with the underwriters. Among other factors that were considered in determining the initial public offering price of our common stock were the history and prospects for the industry in which we compete, our results of operations, the ability of our management, our business potential and earning prospects, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the prevailing securities markets at the time of this offering, the recent market prices of, and the demand for, publicly traded shares of companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to the book value or the fair market value of such assets. As a result, the price to be paid by us for the acquisition of the assets in the formation transactions may exceed the fair market value of those assets. The aggregate historical combined net tangible book value of our Predecessor was approximately $138.2 million as of September 30, 2010.

Our success depends on key personnel whose continued service is not guaranteed, and the loss of one or more of our key personnel could adversely affect our ability to manage our business and to implement our growth strategies, or could create a negative perception in the capital markets.

Our continued success and our ability to manage anticipated future growth depend, in large part, upon the efforts of key personnel, particularly Messrs. Rady, Chamberlain and Barton, who have extensive market knowledge and relationships and exercise substantial influence over our operational, financing, acquisition and disposition activity. Among the reasons that these individuals are important to our success is that each has a national or regional industry reputation that attracts business and investment opportunities and assists us in negotiations with lenders, existing and potential tenants and industry personnel. If we lose their services, our relationships with such personnel could diminish.

Many of our other senior executives also have extensive experience and strong reputations in the real estate industry, which aid us in identifying opportunities, having opportunities brought to us and negotiating with tenants and build-to-suit prospects. The loss of services of one or more members of our senior management team, or our inability to attract and retain highly qualified personnel, could adversely affect our business, diminish our investment opportunities and weaken our relationships with lenders, business partners, existing and prospective tenants and industry participants, which could adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock.

Mr. Rady will continue to be involved in outside businesses, which may interfere with his ability to devote time and attention to our business and affairs.

We will rely on our senior management team, including Mr. Rady, for the day-to-day operations of our business. Our employment agreement with Mr. Rady will require him to devote a substantial portion of his business time and attention to our business. Following the completion of this offering, however, Mr. Rady will continue to serve as chairman of the board of directors and president of American Assets, Inc. and chairman of the board of directors of Insurance Company of the West. As such, Mr. Rady will have certain ongoing duties to American Assets, Inc. and Insurance Company of the West that could require a portion of his time and attention. Although we expect that Mr. Rady will devote a substantial majority of his business time and attention to us, we cannot accurately predict the amount of time and attention that will be required of Mr. Rady to perform such ongoing duties. To the extent that Mr. Rady is required to dedicate time and attention to American Assets, Inc. and/or Insurance Company of the West, his ability to devote a substantial majority of his business time and attention to our business and affairs may be limited and could adversely affect our operations.

Upon the completion of this offering and our formation transactions, we may be subject to on-going or future litigation, including existing claims relating to the entities that own the properties described in this prospectus and otherwise in the ordinary course of business, which could have a material adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock.

Upon the completion of this offering and our formation transactions, we may be subject to on-going litigation, including existing claims relating to the entities that own the properties and operate the businesses described in this prospectus and otherwise in the ordinary course of business. As of the date of this prospectus, the only existing claims to which we will succeed as a result of completing the formation transactions are claims arising in the ordinary course of business for unlawful detainer/eviction against certain tenants, damages for alleged breaches of leases, personal injury for slip-and-fall cases and claims with respect to the access and use of the properties by disabled persons under the Americans with Disabilities Act, or ADA. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, insured against. We generally intend to vigorously defend ourselves; however, we cannot be certain of the ultimate outcomes of currently asserted claims or of those that may arise in the future. In addition, we may become subject to litigation in connection with the formation transactions in the event that prior investors dispute the valuation of their respective interests, the adequacy of the consideration to be received by them in the formation transactions or the interpretation of the agreements implementing the formation transactions. Resolution of these types of matters against us may result in our having to pay significant fines, judgments, or settlements, which, if uninsured, or if the fines, judgments, and settlements exceed insured levels, could adversely impact our earnings and cash flows, thereby having an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage, which could adversely impact our results of operations and cash flows, expose us to increased risks that would be uninsured, and/or adversely impact our ability to attract officers and directors.

American Assets, Inc., the Rady Trust and Mr. Rady are subject to on-going litigation the defense of and attention to which may interfere with Mr. Rady’s ability to devote time and attention to our business and affairs.

American Assets, Inc. (which is a prior investor and a participant in our formation transactions), the Rady Trust and Mr. Rady are subject to on-going litigation, alleging, among other things, that Mr. Rady breached his fiduciary duties to the plaintiffs in his capacity as an officer, director and controlling shareholder of American Assets, Inc. The claims brought by the various plaintiffs include direct and derivative claims for an accounting, injunctive and declaratory relief, and involuntary dissolution of American Assets, Inc., in addition to claims for an unspecified amount of damages. To the extent that Mr. Rady devotes time and attention to the defense of these matters, he may be limited in his ability to devote time and attention to our business and affairs.

Potential losses from earthquakes in California and Hawaii may not be covered by insurance.

Many of the properties we currently own are located in California and Hawaii, which are areas especially subject to earthquakes. While we will carry earthquake insurance on certain of our properties in Hawaii, the amount of our earthquake insurance coverage may not be sufficient to fully cover losses from earthquakes and will be subject to limitations involving large deductibles or co-payments. In addition, we may reduce or discontinue earthquake insurance on some or all of our properties in the future if the cost of premiums for any such policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss. As a result, in the event of an earthquake, we may be required to incur significant costs, and, to the extent that a loss exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged.

We may not be able to rebuild our existing properties to their existing specifications if we experience a substantial or comprehensive loss of such properties.

In the event that we experience a substantial or comprehensive loss of one of our properties, we may not be able to rebuild such property to its existing specifications. Further, reconstruction or improvement of such a property would likely require significant upgrades to meet zoning and building code requirements. Environmental and legal restrictions could also restrict the rebuilding of our properties. For example, if we experienced a substantial or comprehensive loss of Torrey Reserve Campus in San Diego, California, reconstruction could be delayed or prevented by the California Coastal Commission, which regulates land use in the California coastal zone.

Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on co-venturers’ financial condition and disputes between us and our co-venturers.

We may co-invest in the future with other third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. Consequently, with respect to any such arrangement we may enter into in the future, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives, and they may have competing interests in our markets that could create conflict of interest issues. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. In addition, a sale or transfer by us to a third party of our interests in the joint venture may be subject to consent rights or rights of first refusal, in favor of our joint venture partners, which would in each case restrict our ability to dispose of our interest in the joint venture. Where we are a limited partner or non-managing member in any partnership or limited liability company, if such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. Consequently, actions by or disputes with partners or co-venturers might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers. Our joint ventures may be subject to debt and, in the current volatile credit market, the refinancing of such debt may require equity capital calls.

Increased competition and increased affordability of residential homes could limit our ability to retain our residents, lease apartment homes or increase or maintain rents at our multifamily apartment communities.

Our multifamily apartment communities compete with numerous housing alternatives in attracting residents, including other multifamily apartment communities and single-family rental homes, as well as owner occupied single- and multifamily homes. Competitive housing in a particular area and an increase in the affordability of owner occupied single and multifamily homes due to, among other things, declining housing prices, oversupply, mortgage interest rates and tax incentives and government programs to promote home ownership, could adversely affect our ability to retain residents, lease apartment homes and increase or maintain rents.

Our growth depends on external sources of capital that are outside of our control and may not be available to us on commercially reasonable terms or at all, which could limit our ability, among other things, to meet our capital and operating needs or make the cash distributions to our stockholders necessary to maintain our qualification as a REIT.

In order to maintain our qualification as a REIT, we are required under the Internal Revenue Code of 1986, or the Code, among other things, to distribute annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, we will be subject to income tax at regular corporate rates to the extent that we distribute less than 100% of our REIT taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we intend to rely on third-party sources to fund our capital needs. We may not be able to obtain such financing on favorable terms or at all and any additional debt we incur will increase our leverage and likelihood of default. Our access to third-party sources of capital depends, in part, on:

•	general market conditions;

•	the market’s perception of our growth potential;

•	our current debt levels;

•	our current and expected future earnings;

•	our cash flow and cash distributions; and

•	the market price per share of our common stock.

Recently, the capital markets have been subject to significant disruptions. If we cannot obtain capital from third-party sources, we may not be able to acquire or develop properties when strategic opportunities exist, meet the capital and operating needs of our existing properties, satisfy our debt service obligations or make the cash distributions to our stockholders necessary to maintain our qualification as a REIT.

Risks Related to the Real Estate Industry

Our performance and value are subject to risks associated with real estate assets and the real estate industry, including local oversupply, reduction in demand or adverse changes in financial conditions of buyers, sellers and tenants of properties, which could decrease revenues or increase costs, which would adversely affect our financial condition, results of operations, cash flow and the per share trading price of our common stock.

Our ability to pay expected dividends to our stockholders depends on our ability to generate revenues in excess of expenses, scheduled principal payments on debt and capital expenditure requirements. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution and the value of our properties. These events include many of the risks set forth above under “—Risks Related to Our Business and Operations,” as well as the following:

•	local oversupply or reduction in demand for retail, office, mixed-use or multifamily space;

•	adverse changes in financial conditions of buyers, sellers and tenants of properties;

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vacancies or our inability to rent space on favorable terms, including possible market pressures to offer tenants rent abatements, tenant improvements, early termination rights or below-market renewal options, and the need to periodically repair, renovate and re-let space;

•	increased operating costs, including insurance premiums, utilities, real estate taxes and state and local taxes;

•	a favorable interest rate environment that may result in a significant number of potential residents of our multifamily apartment communities deciding to purchase homes instead of renting;

•	rent control or stabilization laws, or other laws regulating rental housing, which could prevent us from raising rents to offset increases in operating costs;

•	civil unrest, acts of war, terrorist attacks and natural disasters, including earthquakes and floods, which may result in uninsured or underinsured losses;

•	decreases in the underlying value of our real estate;

•	changing submarket demographics; and

•	changing traffic patterns.

In addition, periods of economic downturn or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases, which would adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

The real estate investments made, and to be made, by us are relatively difficult to sell quickly. As a result, our ability to promptly sell one or more properties in our portfolio in response to changing economic, financial and investment conditions is limited. Return of capital and realization of gains, if any, from an investment generally will occur upon disposition or refinancing of the underlying property. We may be unable to realize our investment objectives by sale, other disposition or refinancing at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy. In particular, our ability to dispose of one or more properties within a specific time period is subject to certain limitations imposed by our tax protection agreement, as well as weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions, such as the current economic downturn, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located.

In addition, the Code imposes restrictions on a REIT’s ability to dispose of properties that are not applicable to other types of real estate companies. In particular, the tax laws applicable to REITs effectively require that we hold our properties for investment, rather than primarily for sale in the ordinary course of business, which may cause us to forego or defer sales of properties that otherwise would be in our best interest. Therefore, we may not be able to vary our portfolio in response to economic or other conditions promptly or on favorable terms, which may adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock.

Our property taxes could increase due to property tax rate changes or reassessment, which would adversely impact our cash flows.

Even if we qualify as a REIT for federal income tax purposes, we will be required to pay some state and local taxes on our properties. The real property taxes on our properties may increase as property tax rates change or as our properties are assessed or reassessed by taxing authorities. All of the properties in our portfolio that are located in California will be reassessed as a result of this offering and the formation transactions. Therefore, the amount of property taxes we pay in the future may increase substantially from what we have paid in the past. If the property taxes we pay increase, our cash flow would be adversely impacted, and our ability to pay any expected dividends to our stockholders could be adversely affected.

As an owner of real estate, we could incur significant costs and liabilities related to environmental matters.

Under various federal, state and local laws and regulations relating to the environment, as a current or former owner or operator of real property, we may be liable for costs and damages resulting from the presence or discharge of hazardous or toxic substances, waste or petroleum products at, on, in, under or migrating from such property, including costs to investigate, clean up such contamination and liability for harm to natural resources. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such contamination, and the liability may be joint and several. These liabilities could be substantial and the cost of any required remediation, removal, fines or other costs could exceed the value of the property and/or our aggregate assets. In addition, the presence of contamination or the failure to remediate contamination at our properties may expose us to third-party liability for costs of remediation and/or personal or property damage or materially adversely affect our ability to sell, lease or develop our properties or to borrow using the properties as collateral. In addition, environmental laws may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. Moreover, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures.

Some of our properties have been or may be impacted by contamination arising from current or prior uses of the property, or adjacent properties, for commercial or industrial purposes. Such contamination may arise from spills of petroleum or hazardous substances or releases from tanks used to store such materials. For example, Del Monte Center is currently undergoing remediation of dry cleaning solvent contamination from a former onsite dry cleaner. The prior owner of Del Monte Center entered into a fixed fee environmental services agreement in 1997 pursuant to which the remediation will be completed for approximately $3.5 million, with the remediation costs paid for through an escrow funded by the prior owner. We expect that the funds in this escrow account will cover all remaining costs and expenses of the environmental remediation. However, if the Regional Water Quality Control Board – Central Coast Region were to require further work costing more than the remaining escrowed funds, we could be required to pay such overage although we may have a claim for such costs against the prior owner or our environmental remediation consultant. See “Business and Properties—Regulation—Environmental Matters.” In addition to the foregoing, we possess Phase I Environmental Site Assessments for certain of the properties in our portfolio. However, the assessments are limited in scope (e.g., they do not generally include soil sampling, subsurface investigations or hazardous materials survey) and may have failed to identify all environmental conditions or concerns. Furthermore, we do not have Phase I Environmental Site Assessment reports for all of the properties in our portfolio and, as such, may not be aware of all potential or existing environmental contamination liabilities at the properties in our portfolio. As a result, we could potentially incur material liability for these issues, which could adversely impact our financial condition, results of operations, cash flow and the per share trading price of our common stock.

As the owner of the buildings on our properties, we could face liability for the presence of hazardous materials (e.g., asbestos or lead) or other adverse conditions (e.g., poor indoor air quality) in our buildings. Environmental laws govern the presence, maintenance, and removal of hazardous materials in buildings, and if we do not comply with such laws, we could face fines for such noncompliance. Also, we could be liable to third parties (e.g., occupants of the buildings) for damages related to exposure to hazardous materials or adverse conditions in our buildings, and we could incur material expenses with respect to abatement or remediation of hazardous materials or other adverse conditions in our buildings. In addition, some of our tenants routinely handle and use hazardous or regulated substances and wastes as part of their operations at our properties, which are subject to regulation. Such environmental and health and safety laws and regulations could subject us or our tenants to liability resulting from these activities. Environmental liabilities could affect a tenant’s ability to make rental payments to us, and changes in laws could increase the potential liability for noncompliance. This may result in significant unanticipated expenditures or may otherwise materially and adversely affect our operations, or those of our tenants, which could in turn have an adverse effect on us.

We cannot assure you that costs or liabilities incurred as a result of environmental issues will not affect our ability to make distributions to you or that such costs or other remedial measures will not have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock. If we do incur material environmental liabilities in the future, we may face significant remediation costs, and we may find it difficult to sell any affected properties.

Our properties may contain or develop harmful mold or suffer from other air quality issues, which could lead to liability for adverse health effects and costs of remediation.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants, employees of our tenants or others if property damage or personal injury is alleged to have occurred.

We may incur significant costs complying with various federal, state and local laws, regulations and covenants that are applicable to our properties.

The properties in our portfolio are subject to various covenants and federal, state and local laws and regulatory requirements, including permitting and licensing requirements. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers may restrict our use of our properties and may require us to obtain approval from local officials or restrict our use of our properties and may require us to obtain approval from local officials of community standards organizations at any time with respect to our properties, including prior to acquiring a property or when undertaking renovations of any of our existing properties. Among other things, these restrictions may relate to fire and safety, seismic or hazardous material abatement requirements. There can be no assurance that existing laws and regulatory policies will not adversely affect us or the timing or cost of any future acquisitions or renovations, or that additional regulations will not be adopted that increase such delays or result in additional costs. Our growth strategy may be affected by our ability to obtain permits, licenses and zoning relief. Our failure to obtain such permits, licenses and zoning relief or to comply with applicable laws could have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock.

In addition, federal and state laws and regulations, including laws such as the ADA and the Fair Housing Amendment Act of 1988, or FHAA, impose further restrictions on our properties and operations. Under the ADA and the FHAA, all public accommodations must meet federal requirements related to access and use by disabled persons. Some of our properties may currently be in non-compliance with the ADA or the FHAA. If one or more of the properties in our portfolio is not in compliance with the ADA, the FHAA or any other regulatory requirements, we may be required to incur additional costs to bring the property into compliance and we might incur governmental fines or the award of damages to private litigants. In addition, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures that will adversely impact our financial condition, results of operations, cash flow and per share trading price of our common stock.

Risks Related to Our Organizational Structure

Upon completion of this offering and the formation transactions, Ernest S. Rady and his affiliates, directly or indirectly, will own a substantial beneficial interest in our company on a fully diluted basis and will have the ability to exercise significant influence on our company and our operating partnership, including the approval of significant corporate transactions.

Upon completion of this offering and the formation transactions, Mr. Rady and his affiliates will own approximately 15.4% of our outstanding common stock and 28.7% of our outstanding common units, which together represent an approximate 38.8% beneficial interest in our company on a fully diluted basis. Consequently, Mr. Rady may be able to significantly influence the outcome of matters submitted for stockholder action, including the approval of significant corporate transactions, including business combinations, consolidations and mergers. In addition, we may not, without prior limited partner approval, directly or indirectly transfer all or any portion of our interest in the operating partnership before the later of the death of Mr. Rady and the death of his wife, in connection with a merger, consolidation or other combination of our assets with another entity, a sale of all or substantially all of our assets, a reclassification, recapitalization or change in any outstanding shares of our stock or other outstanding equity interests or an issuance of shares of our stock, in any case that requires approval by our common stockholders. See “Description of the Partnership Agreement of American Assets Trust, L.P.—Restrictions on Transfers by the General Partner.” As a result, Mr. Rady has substantial influence on us and could exercise his influence in a manner that conflicts with the interests of other stockholders.

Conflicts of interest may exist or could arise in the future between the interests of our stockholders and the interests of holders of units in our operating partnership, which may impede business decisions that could benefit our stockholders.

Conflicts of interest may exist or could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our company under Maryland law in connection with their management of our company. At the same time, we, as the general partner of our operating partnership, have fiduciary duties and obligations to our operating partnership and its limited partners under Maryland law and the partnership agreement of our operating partnership in connection with the management of our operating partnership. Our fiduciary duties and obligations as the general partner of our operating partnership may come into conflict with the duties of our directors and officers to our company.

Under Maryland law, a general partner of a Maryland limited partnership has fiduciary duties of loyalty and care to the partnership and its partners and must discharge its duties and exercise its rights as general partner under the partnership agreement or Maryland law consistently with the obligation of good faith and fair dealing. The partnership agreement provides that, in the event of a conflict between the interests of our operating partnership or any partner, on the one hand, and the separate interests of our company or our stockholders, on the other hand, we, in our capacity as the general partner of our operating partnership, are under no obligation not to give priority to the separate interests of our company or our stockholders, and that any action or failure to act on our part or on the part of our directors that gives priority to the separate interests of our company or our stockholders that does not result in a violation of the contract rights of the limited partners of the operating partnership under its partnership agreement does not violate the duty of loyalty that we, in our capacity as the general partner of our operating partnership, owe to the operating partnership and its partners.

Additionally, the partnership agreement provides that we will not be liable to the operating partnership or any partner for monetary damages for losses sustained, liabilities incurred or benefits not derived by the operating partnership or any limited partner, except for liability for our intentional harm or gross negligence. Our operating partnership must indemnify us, our directors and officers, officers of our operating partnership and our designees from and against any and all claims that relate to the operations of our operating partnership, unless (1) an act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (2) the person actually received an improper personal benefit in violation or breach of the partnership agreement or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful. Our operating partnership must also pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification. Our operating partnership will not indemnify or advance funds to any person with respect to any action initiated by the person seeking indemnification without our approval (except for any proceeding brought to enforce such person’s right to indemnification under the partnership agreement) or if the person is found to be liable to our operating partnership on any portion of any claim in the action. No reported decision of a Maryland appellate court has interpreted provisions similar to the provisions of the partnership agreement of our operating partnership that modify and reduce our fiduciary duties or obligations as the general partner or reduce or eliminate our liability for money damages to the operating partnership and its partners, and we have not obtained an opinion of counsel as to the enforceability of the provisions set forth in the partnership agreement that purport to modify or reduce the fiduciary duties that would be in effect were it not for the partnership agreement.

We may assume unknown liabilities in connection with our formation transactions, and any recourse against third parties, including the prior investors in our assets, for certain of these liabilities will be limited.

As part of our formation transactions, we will acquire entities and assets that are subject to existing liabilities, some of which may be unknown or unquantifiable at the time this offering is completed. These liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims by tenants, vendors or other persons dealing with our predecessor entities (that had not been asserted or threatened prior to this offering), tax liabilities and accrued but unpaid liabilities incurred in the ordinary course of business. While in some instances we may have the right to seek reimbursement against an insurer, any recourse against third parties, including the prior investors in our assets, for certain of these liabilities will be limited. There can be no assurance that we will be entitled to any such reimbursement or that ultimately we will be able to recover in respect of such rights for any of these historical liabilities.

Our charter and bylaws, the partnership agreement of our operating partnership and Maryland law contain provisions that may delay, defer or prevent a change of control transaction that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interest.

Our charter contains certain ownership limits with respect to our stock. Our charter, subject to certain exceptions, authorizes our board of directors to take such actions as it determines are advisable to preserve our qualification as a REIT. Our charter also prohibits the actual, beneficial or constructive ownership by any person of more than 7.275% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock or more than 7.275% in value of the aggregate outstanding shares of all classes and series of our stock, excluding any shares that are not treated as outstanding for federal income tax purposes. Our board of directors, in its sole and absolute discretion, may exempt a person, prospectively or retroactively, from these ownership limits if certain conditions are satisfied. Our board of directors will, upon completion of this offering, grant to Mr. Rady (and certain of his affiliates) an exemption from the ownership limits that will allow them to own, in the aggregate, up to 19.9% in value or in number of shares, whichever is more restrictive, of our outstanding common stock, subject to various conditions and limitations. See “Description of Securities—Restrictions on Ownership and Transfer.” The restrictions on ownership and transfer of our stock may:

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discourage a tender offer or other transactions or a change in management or of control that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interests; or

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result in the transfer of shares acquired in excess of the restrictions to a trust for the benefit of a charitable beneficiary and, as a result, the forfeiture by the acquirer of the benefits of owning the additional shares.

We could increase the number of authorized shares of stock, classify and reclassify unissued stock and issue stock without stockholder approval. Our board of directors, without stockholder approval, has the power under our charter to amend our charter to increase the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue, to authorize us to issue authorized but unissued shares of our common stock or preferred stock and to classify or reclassify any unissued shares of our common stock or preferred stock into one or more classes or series of stock and set the terms of such newly classified or reclassified shares. See “Description of Securities—Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock.” As a result, we may issue series or classes of common stock or preferred stock with preferences, dividends, powers and rights, voting or otherwise, that are senior to, or otherwise conflict with, the rights of holders of our common stock. Although our board of directors has no such intention at the present time, it could establish a class or series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interest.

Certain provisions of Maryland law could inhibit changes in control, which may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interest. Certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

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“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof or an affiliate or associate of ours who was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our then outstanding voting stock at any time within the two-year period immediately prior to the date in question) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter impose fair price and/or supermajority and stockholder voting requirements on these combinations; and

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“control share” provisions that provide that “control shares” of our company (defined as shares that, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) have no voting rights with respect to their control shares, except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

As permitted by the MGCL, our board of directors has, by board resolution, elected to opt out of the business combination provisions of the MGCL. However, we cannot assure you that our board of directors will not opt to be subject to such business combination provisions of the MGCL in the future.

Certain provisions of the MGCL permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement certain corporate governance provisions, some of which (for example, a classified board) are not currently applicable to us. These provisions may have the effect of limiting or precluding a third party from making an unsolicited acquisition proposal for us or of delaying, deferring or preventing a change in control of us under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then current market price. Our charter contains a provision whereby we elect, at such time as we become eligible to do so, to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our board of directors. See “Material Provisions of Maryland Law and of Our Charter and Bylaws.”

Certain provisions in the partnership agreement of our operating partnership may delay or prevent unsolicited acquisitions of us. Provisions in the partnership agreement of our operating partnership may delay, or make more difficult, unsolicited acquisitions of us or changes of our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some stockholders might consider such proposals, if made, desirable. These provisions include, among others:

•	redemption rights of qualifying parties;

•	a requirement that we may not be removed as the general partner of our operating partnership without our consent;

•	transfer restrictions on common units;

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our ability, as general partner, in some cases, to amend the partnership agreement and to cause the operating partnership to issue units with terms that could delay, defer or prevent a merger or other change of control of us or our operating partnership without the consent of the limited partners; and

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the right of the limited partners to consent to direct or indirect transfers of the general partnership interest, including as a result of a merger or a sale of all or substantially all of our assets, in the event that such transfer requires approval by our common stockholders.

In particular, we may not, without prior “partnership approval,” directly or indirectly transfer all or any portion of our interest in our operating partnership, before the later of the death of Mr. Rady and the death of his wife, in connection with a merger, consolidation or other combination of our assets with another entity, a sale of all or substantially all of our assets, a reclassification, recapitalization or change in any outstanding shares of our stock or other outstanding equity interests or an issuance of shares of our stock, in any case that requires approval by our common stockholders. The “partnership approval” requirement is satisfied, with respect to such a transfer, when the sum of (1) the percentage interest of limited partners consenting to the transfer of our interest, plus (2) the product of (a) the percentage of the outstanding common units held by us multiplied by (b) the percentage of the votes that were cast in favor of the event by our common stockholders equals or exceeds the percentage required for our common stockholders to approve the event resulting in the transfer. Upon completion of this offering and the formation transactions, the limited partners, including Mr. Rady and his affiliates and our other executive officers and directors, will own approximately 34.1% of our outstanding common units and approximately 21.5% of our outstanding common stock, which together represent an approximate 48.3% beneficial interest in our company on a fully diluted basis.

Our charter and bylaws, the partnership agreement of our operating partnership and Maryland law also contain other provisions that may delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interest. See “Description of the Partnership Agreement of American Assets Trust, L.P.—Restrictions on Transfers by the General Partner,” “Material Provisions of Maryland Law and of Our Charter and Bylaws—Removal of Directors,” “—Control Share Acquisitions,” “—Advance Notice of Director Nominations and New Business” and “Description of the Partnership Agreement of American Assets Trust, L.P.”

Tax protection agreements could limit our ability to sell or otherwise dispose of certain properties, even though a sale or disposition may otherwise be in our stockholders’ best interest.

In connection with the formation transactions, we will enter into tax protection agreements with certain limited partners of our operating partnership, including Mr. Rady and his affiliates and an affiliate of Mr. Chamberlain, that provide that if we dispose of any interest with respect to Carmel Country Plaza, Carmel Mountain Plaza, Del Monte Center, Loma Palisades, Lomas Santa Fe Plaza, Waikele Center or the ICW Plaza portion of Torrey Reserve Campus, which we collectively refer to as the tax protected properties, in a taxable transaction during the period from the closing of the offering through the seventh anniversary of such closing, we will indemnify such limited partners for their tax liabilities attributable to their share of the built-in gain that exists with respect to such property interest as of the time of this offering and tax liabilities incurred as a result of the reimbursement payment; provided that, subject to certain exceptions and limitations, such indemnification rights will terminate for any such protected partner that sells, exchanges or otherwise disposes of more than 50% of his or her common units. Notwithstanding the foregoing the operating partnership’s indemnification obligations under the tax protection agreement will terminate upon the later of the death of Mr. Rady and the death of his wife. The tax protected properties represented 34.2% of our portfolio’s annualized base rent as of September 30, 2010 and including total revenue for Waikiki Beach Walk – Embassy SuitesTM for the 12 months ended September 30, 2010. We have no present intention to sell or otherwise dispose of the properties or interest therein in taxable transactions during the restriction period. If we were to trigger the tax protection provisions under these agreements, we would be required to pay damages in the amount of the taxes owed by these limited partners (plus additional damages in the amount of the taxes incurred as a result of such payment). In addition, although it may otherwise be in our stockholders’ best interest that we sell one of these properties, it may be economically prohibitive for us to do so because of these obligations.

Our tax protection agreements may require our operating partnership to maintain certain debt levels that otherwise would not be required to operate our business.

Our tax protection agreements will provide that during the period from the closing of the offering through the seventh anniversary of such closing, our operating partnership will offer certain holders of common units the opportunity to guarantee its debt, and following such period, our operating partnership will use commercially reasonable efforts to provide such prior investors with debt guarantee opportunities. We will be required to indemnify such holders for their tax liabilities resulting from our failure to make such opportunities available to them (and any tax liabilities incurred as a result of the indemnity payment). Notwithstanding the foregoing the operating partnership’s indemnification obligations under the tax protection agreement will terminate upon the later of the death of Mr. Rady and the death of his wife. Subject to certain exceptions and limitations, such holders’ rights to guarantee opportunities will terminate for any given holder that sells, exchanges or otherwise disposes of more than 50% of his or her common units. See “Certain Relationships and Related Transactions—Tax Protection Agreement.” We agreed to these provisions in order to assist certain prior investors in deferring the recognition of taxable gain as a result of and after the formation transactions. These obligations may require us to maintain more or different indebtedness than we would otherwise require for our business.

We may pursue less vigorous enforcement of terms of the contribution and/or merger and other agreements with members of our senior management and our affiliates because of our dependence on them and conflicts of interest.

Each of Ernest S. Rady, our Executive Chairman, John W. Chamberlain, our Chief Executive Officer and President, and an affiliate of Robert F. Barton, our Executive Vice President and Chief Financial Officer, are parties to or have interests in contribution and/or merger agreements with us pursuant to which we have acquired or will acquire interests in our properties and assets. In addition, certain of our executive officers may become parties to employment agreements with us, and the Rady Trust has entered into a representation, warranty and indemnity agreement with us pursuant to which it made certain representations and warranties to us regarding the entities and assets being acquired in the formation transactions and agreed to indemnify us and our operating partnership for breaches of such representations and warranties for one year after the completion of this offering and the formation transactions. We may choose not to enforce, or to enforce less vigorously, our rights under these agreements because of our desire to maintain our ongoing relationships with members of our senior management and their affiliates, with possible negative impact on stockholders.

Our board of directors may change our investment and financing policies without stockholder approval and we may become more highly leveraged, which may increase our risk of default under our debt obligations.

Our investment and financing policies are exclusively determined by our board of directors. Accordingly, our stockholders do not control these policies. Further, our charter and bylaws do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur. Our board of directors may alter or eliminate our current policy on borrowing at any time without stockholder approval. If this policy changed, we could become more highly leveraged which could result in an increase in our debt service. Higher leverage also increases the risk of default on our obligations. In addition, a change in our investment policies, including the manner in which we allocate our resources across our portfolio or the types of assets in which we seek to invest, may increase our exposure to interest rate risk, real estate market fluctuations and liquidity risk. Changes to our policies with regards to the foregoing could adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

As permitted by Maryland law, our charter eliminates the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist. Accordingly, in the event that actions taken in good faith by any of our directors or officers impede the performance of our company, your ability to recover damages from such director or officer will be limited.

We are a holding company with no direct operations and, as such, we will rely on funds received from our operating partnership to pay liabilities, and the interests of our stockholders will be structurally subordinated to all liabilities and obligations of our operating partnership and its subsidiaries.

We are a holding company and will conduct substantially all of our operations through our operating partnership. We do not have, apart from an interest in our operating partnership, any independent operations. As a result, we will rely on distributions from our operating partnership to pay any dividends we might declare on shares of our common stock. We will also rely on distributions from our operating partnership to meet any of our obligations, including any tax liability on taxable income allocated to us from our operating partnership. In addition, because we are a holding company, your claims as stockholders will be structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of our operating partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of our operating partnership and its subsidiaries will be available to satisfy the claims of our stockholders only after all of our and our operating partnership’s and its subsidiaries’ liabilities and obligations have been paid in full.

Our operating partnership may issue additional partnership units to third parties without the consent of our stockholders, which would reduce our ownership percentage in our operating partnership and would have a dilutive effect on the amount of distributions made to us by our operating partnership and, therefore, the amount of distributions we can make to our stockholders.

After giving effect to this offering, we will own 65.9% of the outstanding common units and we may, in connection with our acquisition of properties or otherwise, issue additional partnership units to third parties. Such issuances would reduce our ownership percentage in our operating partnership and affect the amount of distributions made to us by our operating partnership and, therefore, the amount of distributions we can make to our stockholders. Because you will not directly own partnership units, you will not have any voting rights with respect to any such issuances or other partnership level activities of our operating partnership.

Our operating structure subjects us to the risk of increased hotel operating expenses.

Our lease with our TRS lessee will require our TRS lessee to pay us rent based in part on revenues from the Waikiki Beach Walk—Embassy Suites™. Our operating risks include decreases in hotel revenues and increases in hotel operating expenses, which would adversely affect our TRS lessee’s ability to pay us rent due under the lease, including but not limited to the increases in:

•	wage and benefit costs;

•	repair and maintenance expenses;

•	energy costs;

•	property taxes;

•	insurance costs; and

•	other operating expenses.

Increases in these operating expenses can have an adverse impact on our financial condition, results of operations, the market price of our common stock and our ability to make distributions to our stockholders.

Risks Related to Our Status as a REIT

Failure to qualify as a REIT would have significant adverse consequences to us and the value of our common stock.

We intend to elect to be taxed and to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2011. We have not requested and do not plan to request a ruling from the Internal Revenue Service, or IRS, that we qualify as a REIT, and the statements in the prospectus are not binding on the IRS or any court. Therefore, we cannot assure you that we will qualify as a REIT, or that we will remain qualified as such in the future. If we lose our REIT status, we will face serious tax consequences that would substantially reduce the funds available for distribution to you for each of the years involved because:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

•	we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified.

Any such corporate tax liability could be substantial and would reduce our cash available for, among other things, our operations and distributions to stockholders. In addition, if we fail to qualify as a REIT, we will not be required to make distributions to our stockholders. As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and could materially and adversely affect the value of our common stock.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury regulations that have been promulgated under the Code, or the Treasury Regulations, is greater in the case of a REIT that, like us, holds its assets through a partnership. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In order to qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the ownership of our stock, requirements regarding the composition of our assets and a requirement that at least 95% of our gross income in any year must be derived from qualifying sources, such as “rents from real property.” Also, we must make distributions to stockholders aggregating annually at least 90% of our REIT taxable income, excluding net capital gains. In addition, legislation, new regulations, administrative interpretations or court decisions may materially adversely affect our investors, our ability to qualify as a REIT for federal income tax purposes or the desirability of an investment in a REIT relative to other investments.

Even if we qualify as a REIT for federal income tax purposes, we may be subject to some federal, state and local income, property and excise taxes on our income or property and, in certain cases, a 100% penalty tax, in the event we sell property as a dealer. In addition, our taxable REIT subsidiaries will be subject to tax as regular corporations in the jurisdictions they operate.

If our operating partnership failed to qualify as a partnership for federal income tax purposes, we would cease to qualify as a REIT and suffer other adverse consequences.

We believe that our operating partnership will be treated as a partnership for federal income tax purposes. As a partnership, our operating partnership will not be subject to federal income tax on its income. Instead, each of its partners, including us, will be allocated, and may be required to pay tax with respect to, its share of our operating partnership’s income. We cannot assure you, however, that the IRS will not challenge the status of our operating partnership or any other subsidiary partnership in which we own an interest as a partnership for federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our operating partnership or any such other subsidiary partnership as an entity taxable as a corporation for federal income tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, we would likely cease to qualify as a REIT. Also, the failure of our operating partnership or any subsidiary partnerships to qualify as a partnership could cause it to become subject to federal and state corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to its partners, including us.

Our ownership of taxable REIT subsidiaries will be limited, and we will be required to pay a 100% penalty tax on certain income or deductions if our transactions with our taxable REIT subsidiaries are not conducted on arm’s length terms.

We will own an interest in one or more taxable REIT subsidiaries, including our TRS lessee, and may acquire securities in additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to federal income tax as a regular C corporation. In addition, a 100% excise tax will be imposed on certain transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm’s length basis.

A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset tests applicable to REITs. Not more than 25% of our total assets may be represented by securities (including securities of one or more taxable REIT subsidiaries), other than those securities includable in the 75% asset test.

We anticipate that the aggregate value of the stock and securities of our taxable REIT subsidiaries and other nonqualifying assets will be less than 25% of the value of our total assets, and we will monitor the value of these investments to ensure compliance with applicable ownership limitations. In addition, we intend to structure our transactions with our taxable REIT subsidiaries to ensure that they are entered into on arm’s length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the 25% limitation or to avoid application of the 100% excise tax discussed above.

To maintain our REIT status, we may be forced to borrow funds during unfavorable market conditions, and the unavailability of such capital on favorable terms at the desired times, or at all, may cause us to curtail our investment activities and/or to dispose of assets at inopportune times, which could adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock.

To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our REIT taxable income each year, excluding net capital gains, and we will be subject to regular corporate income taxes to the extent that we distribute less than 100% of our REIT taxable income each year. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. In order to maintain our REIT status and avoid the payment of income and excise taxes, we may need to borrow funds to meet the REIT distribution requirements even if the then prevailing market conditions are not favorable for these borrowings. These borrowing needs could result from, among other things, differences in timing between the actual receipt of cash and inclusion of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments. These sources, however, may not be available on favorable terms or at all. Our access to third-party sources of capital depends on a number of factors, including the market’s perception of our growth potential, our current debt levels, the market price of our common stock, and our current and potential future earnings. We cannot assure you that we will have access to such capital on favorable terms at the desired times, or at all, which may cause us to curtail our investment activities and/or to dispose of assets at inopportune times, and could adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock.

We may in the future choose to pay dividends in our common stock, in which case you may be required to pay tax in excess of the cash you receive.

We may distribute taxable dividends that are payable in our stock. Under recent IRS guidance, up to 90% of any such taxable dividend with respect to calendar years through 2011, and in some cases declared as late as December 31, 2012, could be payable in our stock. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for federal income tax purposes. As a result, a U.S. stockholder may be required to pay tax with respect to such dividends in excess of the cash received. If a U.S. stockholder sells the stock it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. For more information on the tax consequences of distributions with respect to our common stock, see “Federal Income Tax Considerations.” Furthermore, with respect to non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock. In addition, if a significant number of our stockholders determine to sell shares of our stock in order to pay taxes owed on dividends, such sales may have an adverse effect on the per share trading price of our common stock.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates is 15% through the end of 2012. Dividends payable by REITs, however, generally are not eligible for the 15% rate. Although these rules do not adversely affect the taxation of REITs or dividends payable by REITs, to the extent that the 15% rate continues to apply to regular corporate qualified dividends, investors who are individuals, trusts and estates may perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including the per share trading price of our common stock.

The tax imposed on REITs engaging in “prohibited transactions” may limit our ability to engage in transactions which would be treated as sales for federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% penalty tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Although we do not intend to hold any properties that would be characterized as held for sale to customers in the ordinary course of our business, unless a sale or disposition qualifies under certain statutory safe harbors, such characterization is a factual determination and no guarantee can be given that the IRS would agree with our characterization of our properties or that we will always be able to make use of the available safe harbors.

Complying with REIT requirements may affect our profitability and may force us to liquidate or forgo otherwise attractive investments.

To qualify as a REIT, we must continually satisfy tests concerning, among other things, the nature and diversification of our assets, the sources of our income and the amounts we distribute to our stockholders. We may be required to liquidate or forgo otherwise attractive investments in order to satisfy the asset and income tests or to qualify under certain statutory relief provisions. We also may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. As a result, having to comply with the distribution requirement could cause us to: (1) sell assets in adverse market conditions; (2) borrow on unfavorable terms; or (3) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt. Accordingly, satisfying the REIT requirements could have an adverse effect on our business results, profitability and ability to execute our business plan. Moreover, if we are compelled to liquidate our investments to meet any of these asset, income or distribution tests, or to repay obligations to our lenders, we may be unable to comply with one or more of the requirements applicable to REITs or may be subject to a 100% tax on any resulting gain if such sales constitute prohibited transactions.

Legislative or other actions affecting REITs could have a negative effect on us, including our ability to qualify as a REIT or the federal income tax consequences of such qualification.

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. Changes to the tax laws, with or without retroactive application, could adversely affect our investors or us. We cannot predict how changes in the tax laws might affect our investors or us. New legislation, Treasury Regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify as a REIT or the federal income tax consequences of such qualification.

Risks Related to this Offering

There has been no public market for our common stock prior to this offering and an active trading market for our common stock may not develop following this offering.

Prior to this offering, there has not been any public market for our common stock, and there can be no assurance that an active trading market will develop or be sustained or that shares of our common stock will be resold at or above the initial public offering price. Our common stock has been approved for listing on the NYSE under the symbol “AAT.” The initial public offering price of our common stock was determined by agreement among us and the underwriters, but there can be no assurance that our common stock will not trade below the initial public offering price following the completion of this offering. See “Underwriting.” The market value of our common stock could be substantially affected by general market conditions, including the extent to which a secondary market develops for our common stock following the completion of this offering, the extent of institutional investor interest in us, the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies), our financial performance and general stock and bond market conditions.

We may be unable to make distributions at expected levels, which could result in a decrease in the market price of our common stock.

Our estimated initial annual distributions represent 76.5% of our estimated initial cash available for distribution for the 12 months ending September 30, 2011 as calculated in “Distribution Policy.” Accordingly, we may be unable to pay our estimated initial annual distribution to stockholders out of cash available for distribution. If sufficient cash is not available for distribution from our operations, we may have to fund distributions from working capital, borrow to provide funds for such distributions, or reduce the amount of such distributions. To the extent we borrow to fund distributions, our future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been. If cash available for distribution generated by our assets is less than our current estimate, or if such cash available for distribution decreases in future periods from expected levels, our inability to make the expected distributions could result in a decrease in the market price of our common stock. In the event the underwriters’ overallotment option is exercised, pending investment of the proceeds therefrom, our ability to pay such distributions out of cash from our operations may be further materially adversely affected.

Our ability to make distributions may also be limited by our revolving credit facility. We expect that under the terms of the revolving credit facility we intend to enter into in connection with the completion of this offering, our ability to make distributions will be limited to the greater of (1) 95.0% of our FFO or (2) the amount required for us to (x) qualify and maintain our REIT status and (y) avoid the payment of federal or state income or excise tax. We also expect that if a default or events of default exist or would result from a distribution, we may be precluded from making certain distributions other than those required to allow us to qualify and maintain our status as a REIT.

All distributions will be made at the discretion of our board of directors and will be based upon, among other factors, our historical and projected results of operations, financial condition, cash flows and liquidity, maintenance of our REIT qualification and other tax considerations, capital expenditure and other expense obligations, debt covenants, contractual prohibitions or other limitations and applicable law and such other matters as our board of directors may deem relevant from time to time. We may not be able to make distributions in the future, and our inability to make distributions, or to make distributions at expected levels, could result in a decrease in the market price of our common stock.

Some of our distributions may include a return of capital for federal income tax purposes.

Some of our distributions may include a return of capital. To the extent that we decide to make distributions in excess of our current and accumulated earnings and profits, such distributions would generally be considered a return of capital for federal income tax purposes to the extent of the holder’s adjusted tax basis in its shares, and thereafter as gain on a sale or exchange of such shares. See “Federal Income Tax Considerations—Federal Income Tax Considerations for Holders of Our Common Stock.”

Messrs. Rady, Chamberlain and Barton and their affiliates will receive benefits in connection with this offering, which create a conflict of interest because they have interests in the successful completion of this offering that may influence their decisions affecting the terms and circumstances under which the offering and formation transactions are completed.

In connection with this offering and our formation transactions, Messrs. Rady, Chamberlain and Barton and their affiliates will receive 5,841,256 shares of our common stock and 15,258,307 common units, representing a 39.7% beneficial interest in our company on a fully diluted basis, and cash payments in the amount of approximately $31.1 million, representing repayment of existing indebtedness encumbering two properties and the return of working capital (based on working capital balances as of November 30, 2010). These transactions create a conflict of interest because Messrs. Rady, Chamberlain and Barton have interests in the successful completion of this offering. These interests may influence their decisions, affecting the terms and circumstances under which this offering and the formation transactions are completed. For more information concerning benefits to be received by Messrs. Rady, Chamberlain and Barton in connection with this offering, see “Structure and Formation of Our Company—Consequences of This Offering and the Formation Transactions” and “Certain Relationships and Related Transactions.”

Affiliates of our underwriters will receive benefits in connection with this offering, which creates a potential conflict of interest because they have interests in the successful completion of this offering that may influence their decisions affecting the terms and circumstances under which the offering and formation transactions are completed.

We expect that affiliates of our underwriters, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Morgan Stanley & Co. Incorporated, KeyBanc Capital Markets Inc., RBC Capital Markets, LLC, Piper Jaffray & Co. and PNC Capital Markets LLC, will participate as lenders under our $250.0 million revolving credit facility. We expect that, under this facility, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated will act as administrative agent and joint arranger, and an affiliate of Wells Fargo Securities, LLC will act as syndication agent and joint arranger. Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters in this offering, are lenders under three outstanding loans totaling approximately $40.8 million in the aggregate, each of which will be repaid with a portion of the proceeds of this offering. Additionally, affiliates of Wells Fargo Securities, LLC, another underwriter in this offering, are lenders under three outstanding loans totaling approximately $39.7 million in the aggregate, each of which will be repaid with a portion of the proceeds of this offering, and affiliates of Morgan Stanley & Co. Incorporated, another underwriter in this offering, are lenders under two outstanding loans totaling approximately $51.2 million in the aggregate, each of which will be repaid with a portion of the proceeds of this offering. As such, these affiliates will receive the portion of the net proceeds of this offering that are used to repay such indebtedness. These transactions create potential conflicts of interest because the underwriters have an interest in the successful completion of this offering beyond the underwriting discounts and commissions they will receive. These interests may influence the decision regarding the terms and circumstances under which the offering and formation transactions are completed.

The market price and trading volume of our common stock may be volatile following this offering.

Even if an active trading market develops for our common stock, the per share trading price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the per share trading price of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the per share trading price of our common stock will not fluctuate or decline significantly in the future.

Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results or dividends;

•	changes in our funds from operations or earnings estimates;

•	publication of research reports about us or the real estate industry;

•	increases in market interest rates that lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any additional debt we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors presented in this prospectus;

•	the extent of investor interest in our securities;

•	the general reputation of REITs and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

•	our underlying asset value;

•	investor confidence in the stock and bond markets, generally;

•	changes in tax laws;

•	future equity issuances;

•	failure to meet earnings estimates;

•	failure to meet and maintain REIT qualifications;

•	changes in our credit ratings; and

•	general market and economic conditions.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock.

We may use a portion of the net proceeds from this offering to make distributions to our stockholders, which would, among other things, reduce our cash available to acquire properties and may reduce the returns on your investment in our common stock.

Prior to the time we have fully invested the net proceeds of this offering, we may fund distributions to our stockholders out of the net proceeds of these offerings, which would reduce the amount of cash we have available to acquire properties and may reduce the returns on your investment in our common stock. The use of these net proceeds for distributions to stockholders could adversely affect our financial results. In addition, funding distributions from the net proceeds of this offering may constitute a return of capital to our stockholders, which would have the effect of reducing each stockholder’s tax basis in our common stock.

Differences between the book value of the assets to be acquired in the formation transactions and the price paid for our common stock will result in an immediate and material dilution of the book value of our common stock.

As of September 30, 2010, the aggregate historical combined net tangible book value of our Predecessor was approximately $138.2 million, or $5.49 per share of our common stock held by the prior investors, assuming the exchange of common units into shares of our common stock on a one-for-one basis. As a result, the pro forma net tangible book value per share of our common stock after the completion of this offering and the formation transactions will be less than the initial public offering price. The purchasers of shares of our common stock offered hereby will experience immediate and substantial dilution of $9.21 per share in the pro forma net tangible book value per share of our common stock.

Increases in market interest rates may have an adverse effect on the value of our common stock as prospective purchasers of our common stock may expect a higher dividend yield and as an increased cost of borrowing may decrease our funds available for distribution.

One of the factors that will influence the price of our common stock will be the dividend yield on the common stock (as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our common stock to expect a higher dividend yield and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our common stock to decrease.

The number of shares of our common stock available for future issuance or sale could adversely affect the per share trading price of our common stock.

We are offering 27,500,000 shares of our common stock as described in this prospectus. Upon completion of this offering and the formation transactions, we will have outstanding approximately 35,034,840 shares of our common stock. Of these shares, the 27,500,000 shares sold in this offering will be freely tradable, except for any shares purchased in this offering by our affiliates, as that term is defined by Rule 144 under the Securities Act. Upon completion of this offering and the formation transactions, Mr. Rady and our other directors and management and their affiliates, together with third party prior investors, will beneficially own 7,534,840 shares of our outstanding common stock. Each of the prior investors and our management and directors may sell the shares of our common stock that they acquire in the formation transactions or are granted in connection with the offering at any time following the expiration of the lock-up periods for such shares, which expire from 180-365 days after the date of this prospectus, or earlier with the prior written consent of Merrill Lynch, Pierce Fenner & Smith Incorporated, Wells Fargo Securities, LLC and Morgan Stanley & Co. Incorporated.

We cannot predict whether future issuances or sales of shares of our common stock or the availability of shares for resale in the open market will decrease the per share trading price per share of our common stock. The per share trading price of our common stock may decline significantly when the restrictions on resale by certain of our stockholders lapse or upon the registration of additional shares of our common stock pursuant to registration rights granted in connection with this offering.

The issuance of substantial numbers of shares of our common stock in the public market, or upon exchange of common units, or the perception that such issuances might occur could adversely affect the per share trading price of the shares of our common stock.

The exercise of the underwriters’ overallotment option, the exchange of common units for common stock or the vesting of any restricted stock granted to certain directors, executive officers and other employees under our 2011 Equity Incentive Award Plan, the issuance of our common stock or common units in connection with future property, portfolio or business acquisitions and other issuances of our common stock could have an adverse effect on the per share trading price of our common stock, and the existence of units, options or shares of our common stock issuable under our 2011 Equity Incentive Award Plan or upon exchange of common units may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future issuances of shares of our common stock may be dilutive to existing stockholders.

Future offerings of debt or equity securities, which would be senior to our common stock upon liquidation, and/or preferred equity securities which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the per share trading price of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities (or causing our operating partnership to issue debt securities), including medium-term notes, senior or subordinated notes and classes or series of preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will be entitled to receive our available assets prior to distribution to the holders of our common stock. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability pay dividends to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future.

FORWARD-LOOKING STATEMENTS

We make statements in this prospectus that are forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, our pro forma financial statements and all of our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	adverse economic or real estate developments in our markets;

•	our failure to generate sufficient cash flows to service our outstanding indebtedness;

•	defaults on, early terminations of or non-renewal of leases by tenants, including significant tenants;

•	on-going litigation;

•	difficulties in identifying properties to acquire and completing acquisitions;

•	our failure to successfully operate acquired properties and operations;

•	fluctuations in interest rates and increased operating costs;

•	risks related to joint venture arrangements;

•	our failure to obtain necessary outside financing;

•	general economic conditions;

•	financial market fluctuations;

•	risks that affect the general retail environment;

•	the competitive environment in which we operate;

•	decreased rental rates or increased vacancy rates;

•	conflicts of interests with our officers;

•	lack or insufficient amounts of insurance;

•	environmental uncertainties and risks related to adverse weather conditions and natural disasters;

•	other factors affecting the real estate industry generally;

•	our failure to maintain our status as a REIT;

•	limitations imposed on our business and our ability to satisfy complex rules in order for us to qualify as a REIT for U.S. federal income tax purposes; and

•	changes in governmental regulations or interpretations thereof, such as real estate and zoning laws and increases in real property tax rates and taxation of REITs.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section above entitled “Risk Factors.”

USE OF PROCEEDS

After deducting the underwriting discount and commissions and estimated expenses of this offering and the formation transactions, we expect net proceeds from this offering of approximately $514.8 million, or approximately $593.4 million if the underwriters’ overallotment option is exercised in full, based on an initial public offering price of $20.50 per share.

We intend to contribute the net proceeds of this offering to our operating partnership in exchange for common units and our operating partnership will use the net proceeds received from us as described below:

•	approximately $341.8 million to repay in full the outstanding indebtedness described in the table below including applicable prepayment costs, exit fees and defeasance costs of $24.1 million;

Debt Repaid	September 30, 2010 Principal Balance	Effective Interest Rate (September 30, 2010)	Interest Rate	Maturity Date
	(in millions)
Valencia Corporate Center—Construction(1)	$7.8	4.500%	LIBOR + 3.000%	11/1/10	(2)
Waikele Center—Unsecured	8.4	4.010%	LIBOR + 3.750%	2/15/11
Valencia Corporate Center—First	15.7	6.520%	6.520%	10/1/12
Valencia Corporate Center—Unsecured(3)	0.4	6.000%	6.000%	Upon demand
160 King Street	8.5	1.809%	LIBOR + 1.550%	11/1/12
Waikiki Beach Walk—Retail—First	15.4	5.375%	5.375%	2/1/13
Carmel Country Plaza—First	10.2	7.365%	7.365%	1/2/13
Santa Fe Park RV Resort—First	1.9	7.365%	7.365%	1/2/13
Del Monte Center—Unsecured(4)	4.5	10.000%	10.000%	3/1/13
Lomas Santa Fe Plaza—First	19.7	6.934%	6.934%	5/1/13
Torrey Reserve—South Court—First	13.0	6.884%	6.884%	5/1/13
Carmel Mountain Plaza—First	63.2	5.520%	5.520%	6/1/13
The Landmark at One Market—Debt Buyout(5)	23.0	2.258%	LIBOR + 2.000%	7/1/13	(6)
Carmel Mountain Plaza—Mervyn’s—Debt Buyout(7)	13.2	N/A	LIBOR + 2.000%	8/1/13
Rancho Carmel Plaza	8.1	5.652%	5.652%	1/1/16
Waikiki Beach Walk—Embassy Suites™—First	53.0	4.010%	LIBOR + 3.750%	6/1/15
Torrey Reserve—ICW Plaza	43.0	5.463%	5.463%	2/1/17
Torrey Reserve—Daycare	1.7	6.500%	6.500%	6/1/19
Waikiki Beach Walk—Embassy Suites™—Unsecured	14.9	0.000%	0.000%	N/A

Total balance at September 30, 2010	$325.6
Prepayment costs, exit fees and defeasance costs	24.1
Estimated principal amortization subsequent to September 30, 2010 and through the date of offering	(7.9)

Total	$341.8

(1)	Interest rate has a floor of 4.50%.
(2)	We are currently negotiating with the lender to extend the maturity to February 1, 2011.
(3)	Mr. Rady has a beneficial interest in this debt and will indirectly receive approximately $30,000 in repayment of this debt.
(4)	Mr. Rady has a beneficial interest in this debt and will indirectly receive approximately $3.1 million in repayment of this debt.
(5)	This debt was incurred in connection with the acquisition of the outside ownership interest in Landmark on June 30, 2010.
(6)	$4 million of this debt has a maturity date of December 31, 2010. The remaining portion matures on July 1, 2013.
(7)	Indebtedness was incurred by an entity wholly owned by the Rady Trust in connection with its November 2010 purchase of an approximately 80,000 square foot building vacated by Mervyn’s located at Carmel Mountain Plaza (which building will be acquired by us upon consummation of this offering in exchange for the assumption of the outstanding debt on the property).

•	up to $8.5 million for tenant improvements and leasing commissions at The Landmark at One Market;

•	$10.4 million for loan transfer and consent fees and credit facility origination fees;

•	approximately $6.1 million to pay non-accredited prior investors in connection with the formation transactions;

•	up to $2.0 million to pay costs related to the renovation of Solana Beach Towne Centre; and

•	the remainder for general corporate purposes, including working capital, future acquisitions, transfer taxes and, potentially, paying distributions.

Pending application of cash proceeds, we will invest the net proceeds in interest-bearing accounts, money market accounts and interest-bearing securities in a manner that is consistent with our intention to qualify for taxation as a REIT. Such investments may include, for example, government and government agency certificates, government bonds, certificates of deposit, interest-bearing bank deposits, money market accounts and mortgage loan participations.

See our pro forma financial statements contained elsewhere in this prospectus for additional detail regarding the use of proceeds.

Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters in this offering, are lenders under three outstanding loans totaling approximately $40.8 million in the aggregate, each of which will be repaid with a portion of the proceeds of this offering. Additionally, affiliates of Wells Fargo Securities, LLC, another underwriter in this offering, are lenders under three outstanding loans totaling approximately $39.7 million in the aggregate, each of which will be repaid with a portion of the proceeds of this offering, and affiliates of Morgan Stanley & Co. Incorporated, another underwriter in this offering, are lenders under two outstanding loans totaling approximately $51.2 million in the aggregate, each of which will be repaid with a portion of the proceeds of this offering. As such, these affiliates will receive the portion of the net proceeds of this offering that are used to repay such indebtedness.

DISTRIBUTION POLICY

We intend to pay regular quarterly dividends to holders of our common stock. We intend to pay a pro rata initial dividend with respect to the period commencing on the completion of this offering and ending March 31, 2011, based on $0.21 per share for a full quarter. On an annualized basis, this would be $0.84 per share, or an annual distribution rate of approximately 4.1% based on the initial public offering price of $20.50 per share. We estimate that this initial annual distribution rate will represent approximately 76.5% of estimated cash available for distribution for the 12 months ending September 30, 2011. Our intended initial annual distribution rate has been established based on our estimate of cash available for distribution for the 12 months ending September 30, 2011, which we have calculated based on adjustments to our pro forma income before non-controlling interests for the 12 months ended December 31, 2009. This estimate was based on our Predecessor’s historical operating results and does not take into account our growth strategy. In estimating our cash available for distribution for the 12 months ending September 30, 2011, we have made certain assumptions as reflected in the table and footnotes below.

Our estimate of cash available for distribution does not include the effect of any changes in our working capital resulting from changes in our working capital accounts. Our estimate also does not reflect the amount of cash estimated to be used for investing activities for acquisition and other activities, other than a reserve for recurring capital expenditures, and amounts estimated for leasing commissions and tenant improvements for renewing space. It also does not reflect the amount of cash estimated to be used for financing activities, other than scheduled loan principal payments on mortgage and other indebtedness that will be outstanding upon completion of this offering. Any such investing and/or financing activities may have a material effect on our estimate of cash available for distribution. Because we have made the assumptions set forth above in estimating cash available for distribution, we do not intend this estimate to be a projection or forecast of our actual results of operations or our liquidity, and have estimated cash available for distribution for the sole purpose of determining the amount of our initial annual distribution rate. Our estimate of cash available for distribution should not be considered as an alternative to cash flow from operating activities (computed in accordance with GAAP) or as an indicator of our liquidity or our ability to pay dividends or make other distributions. In addition, the methodology upon which we made the adjustments described below is not necessarily intended to be a basis for determining future dividends or other distributions.

We intend to maintain our initial distribution rate for the 12-month period following completion of this offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. Dividends and other distributions made by us will be authorized and determined by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law and other factors described below. We may in the future also choose to pay dividends in shares of our own stock. See “Material U.S. Federal Income Tax Considerations—Federal Income Tax Considerations for Holders of Our Common Stock—Taxation of Taxable U.S. Stockholders” and “Risk Factors—Risks Related to Our Status as a REIT—We may in the future choose to pay dividends in shares of our own stock, in which case you may be required to pay tax in excess of the cash you receive.” We believe that our estimate of cash available for distribution constitutes a reasonable basis for setting the initial distribution rate; however, we cannot assure you that the estimate will prove accurate, and actual distributions may therefore be significantly different from the expected distributions. We do not intend to reduce the expected dividends per share if the underwriters’ over-allotment option is exercised; however, this could require us to pay dividends from net offering proceeds.

We anticipate that, at least initially, our distributions will exceed our then current and accumulated earnings and profits as determined for U.S. federal income tax purposes due to the write-off of prepayment fees paid with offering proceeds and non-cash expenses, primarily depreciation and amortization charges that we expect to incur. Therefore, a portion of these distributions may represent a return of capital for federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits and not treated by us as a distribution will not be taxable to a taxable U.S. stockholder under current U.S. federal income tax law to the extent those distributions do not exceed the stockholder’s adjusted tax basis in his or her common stock, but rather will reduce the adjusted basis of the common stock. Therefore, the gain (or loss) recognized on the sale of that common stock or upon our liquidation will be increased (or decreased) accordingly. To the extent those distributions exceed a taxable U.S. stockholder’s adjusted tax basis in his or her common stock, they generally will be treated as a capital gain realized from the taxable disposition of those shares. We expect to pay our first dividend in March 31, 2011, which will include a payment with respect to the period commencing on the completion of this offering and ending March 31, 2011. We expect that 47% of our estimated initial dividend will represent a return of capital for the tax period ending December 31, 2011. The percentage of our stockholder distributions that exceeds our current and accumulated earnings and profits may vary substantially from year to year. For a more complete discussion of the tax treatment of distributions to holders of our common stock, see “Federal Income Tax Considerations.”

We cannot assure you that our estimated dividends will be made or sustained or that our board of directors will not change our distribution policy in the future. Any dividends or other distributions we pay in the future will depend upon our actual results of operations, economic conditions, debt service requirements and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see “Risk Factors.”

Federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income including capital gains. In addition, a REIT will be required to pay a 4% nondeductible excise tax on the amount, if any, by which the distributions it makes in a calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years. For more information, please see “Federal Income Tax Considerations.” We anticipate that our estimated cash available for distribution will be sufficient to enable us to meet the annual distribution requirements applicable to REITs and to avoid or minimize the imposition of corporate and excise taxes. However, under some circumstances, we may be required to pay distributions in excess of cash available for distribution in order to meet these distribution requirements or to avoid or minimize the imposition of tax and we may need to borrow funds to make some distributions.

The following table describes our pro forma net income for the 12 months ended December 31, 2009 and the adjustments we have made thereto in order to estimate our initial cash available for distribution for the 12 months ending September 30, 2011 (dollars in thousands except per share amounts):

Pro forma net income (loss) for the twelve months ended December 31, 2009	$17,809
Less: pro forma net income for the nine months ended September 30, 2009	(14,332)
Add: pro forma net income for the nine months ended September 30, 2010	8,146

Pro forma net income (loss) for the twelve months ended September 30, 2010(1)	11,623
Add: pro forma real estate depreciation and amortization	52,957
Add: non-cash interest expense(2)	4,317
Less: net effect of straight-line rents(3)	(1,738)
Add: net effect of above/(below) market lease intangible amortization(3)	1,872
Add: net increases in contractual rent income for retail properties(4)	2,951
Add: net increases in contractual rent income for office properties(4)	3,624
Add: net increases in contractual rent income for mixed-use properties(4)	147
Less: net decreases in contractual rent income due to lease expirations for retail properties, assuming no renewals(5)	(2,102)
Less: net decreases in contractual rent income due to lease expirations for office properties, assuming no renewals(5)	(9,492)
Less: net decreases in contractual rent income due to lease expirations for mixed-use properties, assuming no renewals(5)	(159)
Add: non-cash compensation expense(6)	2,175

Estimated cash flow from operating activities for the twelve months ending September 30, 2011	$66,175
Estimated cash flows used in investing activities
Less: contractual obligations for retail property tenant improvements and leasing commissions(7)	1,122
Less: contractual obligations for office property tenant improvements and leasing commissions(7)	946
Less: contractual obligations for mixed-use property tenant improvements and leasing commissions(7)	0
Less: contractual obligations for mixed-use property improvements pursuant to product improvement plan(8)	87
Less: estimated annual provision for recurring retail property capital expenditures(9)	424
Less: estimated annual provision for recurring office property capital expenditures(10)	260
Less: estimated annual provision for recurring mixed-use property capital expenditures(11)	129
Less: estimated annual provision for recurring multifamily property capital expenditures(12)	397

Total estimated cash flows used in investing activities	$3,365
Estimated cash flows used in financing activities—scheduled principal payments(13)	$4,396

Estimated cash available for distribution for the twelve months ending September 30, 2011	$58,414

Our share of estimated cash available for distribution(14)	$38,483
Non-controlling partnership interests’ share of estimated cash available for distribution	19,931
Total estimated initial annual distribution to stockholders(15)	$29,429
Estimated initial annual distribution per share(15)	$0.84
Payout ratio based on our share of estimated cash available for distribution(16)	76.5%

(1)	Includes $1,250 in commitment fees under our revolving credit facility, which assumes no amounts will be drawn under this credit facility and is the maximum commitment fee payable per annum. The commitment fee is calculated based on the average unused portion of the credit facility. Therefore, to the extent we do make borrowings under this credit facility, the commitment fee will be reduced.
(2)	Represents one year of non-cash interest expense associated with loan fair value adjustments and one year of amortization of deferred financing costs associated with our revolving credit facility.

(3)	Represents the conversion of estimated rental revenues on in-place leases for the 12 months ended September 30, 2010 from a GAAP basis to a cash basis of recognition.
(4)	Represents net increases in contractual rental income net of expenses and contractual rent abatements from existing leases and from new leases and renewals that were not in effect for the entire 12-month period ended September 30, 2010 or that will go into effect during the 12 months ending September 30, 2011 based upon leases entered into through September 30, 2010.
(5)	Assumes no lease renewals or new leases for leases expiring after September 30, 2010 unless a new or renewal lease had been entered into by September 30, 2010.
(6)	Represents non-cash stock-based compensation expense related to restricted stock granted to our officers and non-employee directors.
(7)	Reflects contractual obligations for tenant improvement costs and leasing commissions for the 12 months ending September 30, 2011. In connection with the execution of new leases with salesforce.com and Autodesk, Inc. at The Landmark at One Market, we agreed to pay leasing commissions of $429,000 and to make certain tenant improvements that we anticipate will cost approximately $8.0 million to complete. As described under “Use of Proceeds,” we intend to pay these amounts out of a portion of the proceeds of this offering and not cash flow from operating activities.
(8)	Represents budgeted amounts for improvements at the hotel portion of our mixed-use property for the 12 months ending September 30, 2011 pursuant to management’s estimate of the cost of complying with our contractual commitments under the product improvement plan we are entering into with the franchisor of our brand affiliation in connection with the completion of this offering.
(9)	For the 12 months ending September 30, 2011, the estimated costs of recurring building improvements (excluding costs of tenant improvements) at the properties in our retail portfolio is approximately $424,000, based on the weighted average annual capital expenditures costs of $0.14 per square foot at the properties in our retail portfolio incurred during the 12 months ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010, multiplied by 2,950,973 rentable square feet in our retail portfolio. The following table sets forth certain information regarding historical capital expenditures at the properties in our retail portfolio through September 30, 2010:

	Year Ended December 31,			Nine Months Ended September 30, 2010	Weighted Avg. January 1, 2007 September 30, 2010
	2007	2008	2009
Recurring capital expenditures (in thousands)	$501	$1,020	$13	$69
Total rentable square feet (in thousands)	2,937	2,951	2,951	2,951
Recurring capital expenditure per square foot	$0.17	$0.35	$—	$0.02	$0.14

(10)	For the 12 months ending September 30, 2011, the estimated costs of recurring building improvements (excluding costs of tenant improvements) at the wholly owned properties in our office portfolio is approximately $260,000, based on the weighted average annual capital expenditures costs of $0.18 per square foot at the wholly owned properties in our office portfolio incurred during the 12 months ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010, multiplied by 1,452,611 rentable square feet in our wholly owned office portfolio. The following table sets forth certain information regarding historical capital expenditures at the wholly owned properties in our office portfolio through September 30, 2010:

	Year Ended December 31,			Nine Months Ended September 30, 2010	Weighted Avg. January 1, 2007 September 30, 2010
	2007	2008	2009
Recurring capital expenditures (in thousands)	$398	$302	$265	$15
Total rentable square feet (in thousands)	1,454	1,454	1,453	1,453
Recurring capital expenditure per square foot	$0.27	$0.21	$0.18	$0.01	$0.18

(11)	For the 12 months ending September 30, 2011, the estimated costs of recurring building improvements (excluding costs of tenant improvements) at the retail portion of our mixed-use property is approximately $50,000, based on the weighted average annual capital expenditures costs of $0.52 per square foot at the retail portion of our mixed-use property incurred during the 12 months ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010, multiplied by 96,569 rentable square feet in the retail portion of our mixed-use property. The following table sets forth certain information regarding historical capital expenditures at our mixed-use property through September 30, 2010:

	Year Ended December 31,			Nine Months Ended September 30, 2010	Weighted Avg. January 1, 2007 September 30, 2010
	2007	2008	2009
Recurring capital expenditures (in thousands)	$—	$—	$120	$90
Total rentable square feet (in thousands)	97	97	97	97
Recurring capital expenditure per square foot	$—	$—	$1.24	$0.93	$0.52

For the 12 months ending September 30, 2011, the estimated furniture, fixture and equipment expense for the hotel portion of our mixed-use property is approximately $79,000, based on the weighted average annual furniture, fixture and equipment expense incurred during the 12 months ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010 for the hotel portion of our mixed-use property. The following table sets forth certain information regarding historical furniture, fixture and equipment expenses at the hotel portion of our mixed-use property through September 30, 2010:

	Year Ended December 31,			Nine Months Ended September 30, 2010	Weighted Avg. January 1, 2007 September 30, 2010
	2007	2008	2009
Furniture, fixture and equipment expense	$—	$—	$189	$142	$79

Based upon the foregoing, the estimated annual provision for recurring mixed-use property capital expenditures for the retail and hotel portions of our mixed-use property of the twelve months ending September 30, 2011 is approximately $129,000.

(12)	For the 12 months ending September 30, 2011, the estimated costs of recurring building improvements (excluding costs of tenant improvements) at the properties in our multifamily portfolio is approximately $397,000, based on the weighted average annual capital expenditures costs of $430.78 per unit at the properties in our initial multifamily portfolio incurred during the 12 months ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010, multiplied by 922 rentable units in our initial multifamily portfolio. The following table sets forth certain information regarding historical capital expenditures at the properties in our multifamily portfolio through September 30, 2010:

	Year Ended December 31,			Nine Months Ended September 30, 2010	Weighted Avg. January 1, 2007 September 30, 2010
	2007	2008	2009
Recurring capital expenditures (in thousands)	$649	$397	$333	$147
Total rentable units	922	922	922	922
Recurring capital expenditure per unit	$703.96	$430.83	$360.99	$159.54	$430.78

(13)	Represents scheduled principal amortization on outstanding indebtedness during the 12 months ending September 30, 2011.
(14)	Our share of estimated cash available for distribution and estimated initial annual cash distributions to our stockholders is based on an estimated approximate 65.9% aggregate partnership interest in our operating partnership.
(15)	Based on a total of 35,034,840 shares of our common stock to be outstanding after this offering, including 27,500,000 shares to be sold in this offering.
(16)	Calculated as estimated initial annual distribution per share divided by our share of estimated cash available for distribution per share for the 12 months ending September 30, 2011.

CAPITALIZATION

The following table sets forth the capitalization of our Predecessor as of September 30, 2010, on a historical basis, on a pro forma pre-offering basis to reflect our formation transactions, and on a pro forma as adjusted basis to give effect to our formation transactions, this offering and the use of net proceeds as set forth in “Use of Proceeds.” You should read this table in conjunction with “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of September 30, 2010
	Historical Combined	Pro Forma Pre-Offering	Pro Forma As Adjusted
	(In thousands, except share amounts)
Mortgages and other secured loans(1)	$853,774	$1,121,043	$859,832	(2)
Non-controlling partnership interest	33,587	69,379	75,271
Stockholders’ equity:
Preferred stock, $.01 par value per share, 10,000,000 shares authorized, none issued or outstanding	—	—	—
Common stock, $.01 par value per share, 490,000,000 shares authorized, 35,034,840 shares issued and outstanding on a pro forma basis(3)	—	—	350
Additional paid in capital	—	—	563,186
Controlling owners’ equity	120,292	102,877	—

Total equity	153,879	172,256	638,807

Total capitalization	$1,007,653	$1,293,299	$1,498,639

(1)	We also expect to enter into a $250,000 revolving credit facility, which we expect to be undrawn at the closing of this offering.
(2)	Amount represents debt as of September 30, 2010 and reflects fair value adjustments. Upon completion of this offering and the formation transactions, we expect to have approximately $879,013 of outstanding consolidated long-term secured debt.
(3)	Pro forma common stock outstanding includes (a) 27,500,000 shares of common stock to be issued in this offering, (b) 7,030,084 shares of common stock to be issued in connection with our formation transactions, (c) 495,000 shares of restricted stock to be granted to our officers and certain other employees concurrently with the completion of this offering, and (d) 9,756 shares of restricted common stock granted to our non-employee directors concurrently with the completion of this offering, and excludes (i) 4,125,000 shares issuable upon exercise of the underwriters’ overallotment option in full, (ii) 3,549,655 additional shares of common stock available for future issuance under our 2011 Equity Incentive Award Plan, and (iii) 18,145,039 shares that may be issued, at our option, upon exchange of common units to be issued in the formation transactions.

DILUTION

Purchasers of our common stock offered in this prospectus will experience an immediate and substantial dilution of the net tangible book value of our common stock from the initial public offering price. At September 30, 2010, we had a combined net tangible book value of approximately $138.2 million, or $5.49 per share of our common stock held by the prior investors, assuming the exchange of outstanding common units (other than common units held by us) into shares of our common stock on a one-for-one basis. After giving effect to the sale of the shares of our common stock offered hereby, including the use of proceeds as described under “Use of Proceeds” and the formation transactions, and the deduction of underwriting discounts and commissions and estimated offering and formation expenses, the pro forma net tangible book value at September 30, 2010 attributable to common stockholders would have been $600.2 million, or $11.29 per share of our common stock. This amount represents an immediate increase in net tangible book value of $5.80 per share to the prior investors and an immediate dilution in pro forma net tangible book value of $9.21 per share from the initial public offering price of $20.50 per share of our common stock to new public investors. See “Risk Factors—Risks Related to this Offering—Differences between the book value of the assets to be acquired in the formation transactions and the price paid for our common stock will result in an immediate and material dilution of the book value of our common stock.” The following table illustrates this per share dilution:

Initial public offering price per share		$20.50
Net tangible book value per share before the formation transactions and this offering(1)	$5.49
Decrease in pro forma net tangible book value per share attributable to the formation transactions(2)	($0.20)
Increase in pro forma net tangible book value per share attributable to this offering(3)	$6.00

Pro forma net tangible book value per share after the formation transaction and this offering(4)		$11.29

Dilution in pro forma net tangible book value per share to new investors(5)		$9.21

(1)	Net tangible book value per share of our common stock before the formation transactions and this offering is determined by dividing the net tangible book value based on September 30, 2010 net book value of tangible assets (consisting of total assets less intangible assets, which are comprised of deferred financing and leasing costs, acquired above-market leases and acquired in-place lease value, net of liabilities to be assumed, excluding acquired below-market leases) of our Predecessor by the number of shares of our common stock held by prior investors after this offering, assuming the exchange for shares of our common stock on a one-for-one basis of the common units to be issued in connection with the formation transactions.
(2)	The decrease in pro forma net tangible book value per share of our common stock attributable to our formation transactions, but before this offering, is determined by dividing the difference between (a) the pro forma net tangible book value before our formation transactions and this offering and (b) the pro forma net tangible book value after our formation transactions and before this offering, by the number of shares of our common stock held by prior investors after this offering, assuming the exchange for shares of our common stock on a one-for-one basis of the common units to be issued in connection with the formation transactions.
(3)	The increase in pro forma net tangible book value per share attributable to this offering is determined by subtracting (a) the sum of (i) the net tangible book value per share before the formation transactions and this offering (see note (1) above) and (ii) the decrease in pro forma net tangible book value per share attributable to our formation transactions (see note (2) above) from (b) the pro forma net tangible book value per share after our formation transactions and this offering (see note (4) below).
(4)	Based on pro forma net tangible book value of approximately $600.2 million divided by the sum of 53,179,879 shares of our common stock and common units to be outstanding after this offering (excluding units held by us), not including (a) 4,125,000 shares of common stock issuable upon the exercise of the underwriters’ overallotment option and (b) 3,549,655 shares of our common stock available for issuance under our 2011 Equity Incentive Award Plan.
(5)	Dilution is determined by subtracting pro forma net tangible book value per share of our common stock after giving effect to the formation transactions and this offering from the initial public offering price paid by a new investor for a share of our common stock.

SELECTED FINANCIAL DATA

The following table sets forth summary selected financial and operating data on a historical combined basis for our “Predecessor.” Our Predecessor is comprised of certain entities and their consolidated subsidiaries that own directly or indirectly 17 retail, office and multifamily properties, and unconsolidated equity interests in four retail, mixed-use and office properties. We refer to these entities and their subsidiaries as the “ownership entities.” Each of the ownership entities currently owns, directly or indirectly, one or more retail, office, mixed-use or multifamily properties. Upon completion of this offering and the formation transactions, we will acquire the 17 retail, office and multifamily properties owned directly or indirectly by our Predecessor, as well our Predecessor’s unconsolidated equity interests in three other retail, office and mixed-use properties, and assume the ownership and operation of its business. As a result of the completion of the formation transactions we will have acquired direct or indirect ownership of a total of 20 retail, office, mixed-use and multifamily properties. We have not presented historical information for American Assets Trust, Inc. because we have not had any corporate activity since our formation other than the issuance of 1,000 shares of common stock to the Rady Trust in connection with the initial capitalization of the company and activity in connection with this offering, and because we believe that a discussion of the results of American Assets Trust, Inc. would not be meaningful.

You should read the following summary selected financial data in conjunction with our historical combined financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus.

The historical combined balance sheet information as of September 30, 2010 of our Predecessor and the combined statements of operations for the nine months ended September 30, 2010 and 2009 of our Predecessor have been derived from the historical unaudited combined financial statements included elsewhere in this prospectus and includes all adjustments consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the historical financial statements for such periods. The historical combined balance sheet information as of December 31, 2009 and 2008 of our Predecessor and the combined statements of operations and cash flow information for each of the years ended December 31, 2009, 2008 and 2007 of our Predecessor have been derived from the historical audited combined financial statements included elsewhere in this prospectus.

Our unaudited selected pro forma consolidated financial statements and operating information as of and for the nine months ended September 30, 2010 and for the year ended December 31, 2009 assume completion of this offering and the formation transactions as of January 1, 2009 for the operating data and as of September 30, 2010 for the balance sheet data. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

The Company (Pro Forma) and Our Predecessor (Historical)

	Nine Months Ended September 30,			Year Ended December 31,
	Pro Forma Consolidated	Historical Combined		Pro Forma Consolidated	Historical Combined
	2010	2010	2009	2009	2009	2008	2007	2006	2005
	(In thousands, except per share data)
	(Unaudited)	(Unaudited)		(Unaudited)				(Unaudited)
Statement of Operations Data:
Revenue:
Rental income	$142,710	$91,519	$84,190	$188,788	$113,080	$117,104	$113,324	$108,885	$102,246
Other property income	4,909	2,770	3,226	6,768	3,963	3,839	4,184	4,118	2,792

Total revenues	147,619	94,289	87,416	195,556	117,043	120,943	117,508	113,003	105,038

Expenses:
Rental expenses	36,729	16,114	14,823	49,433	20,336	22,029	21,674	20,312	16,049
Real estate taxes	12,636	9,481	5,266	13,298	8,306	10,890	10,878	11,030	10,527
General and administrative	8,051	4,924	5,089	11,129	7,058	8,690	10,471	10,713	7,714
Depreciation and amortization	40,665	27,672	22,285	48,732	29,858	31,089	31,376	31,197	29,587

Total operating expenses	98,081	58,191	47,463	122,592	65,558	72,698	74,399	73,252	63,877

Operating income	49,538	36,098	39,953	72,964	51,485	48,245	43,109	39,751	41,161
Interest income and other, net	(170)	62	134	(113)	173	1,167	2,462	1,907	831
Interest expense	(41,222)	(34,057)	(32,395)	(55,042)	(43,290)	(43,737)	(42,902)	(41,880)	(41,267)
Fee income from real estate joint ventures	—	2,201	1,300	—	1,736	1,538	2,721	1,303	1,957
Income (loss) from real estate joint ventures	—	866	(3,685)	—	(4,865)	(19,272)	(7,191)	(3,099)	(5,962)
Income (loss) from continuing operations	8,146	5,170	5,307	17,809	5,239	(12,059)	(1,801)	(2,018)	(3,280)
Discontinued operations:
Income (loss) from discontinued operations	—	—	—	—	—	(2,071)	(2,874)	(2,420)	1,603
Gain on sale of real estate property	—	—	—	—	—	2,625	—	—	128,796

Results from discontinued operations	—	—	—	—	—	554	(2,874)	(2,420)	130,399

Net income (loss)	8,146	5,170	5,307	17,809	5,239	(11,505)	(4,675)	(4,438)	127,119
Net income (loss) attributable to noncontrolling interests	2,673	(1,941)	(787)	5,935	(1,205)	(4,488)	(2,140)	(542)	34,649
Net income attributable to restricted shares	312	—	—	416	—	—	—	—	—

Net income (loss) attributable to Predecessor	$5,161	$7,111	$6,094	$11,458	$6,444	$(7,017)	$(2,535)	$(3,896)	$92,470

Balance Sheet Data (at period end)
Net real estate	$1,284,759	$929,237			$774,208	$793,237	$802,605	$803,589	$817,309
Total assets	1,562,101	1,103,713			938,991	971,118	1,039,909	1,029,157	1,057,606
Notes payable	859,832	891,039			744,451	755,189	729,174	708,591	716,556
Total liabilities	923,294	949,834			768,028	781,944	763,717	746,799	753,449
Noncontrolling interests	75,271	33,587			37,790	40,310	60,881	59,165	57,503
Stockholders’/owners’ equity	638,807	153,879			170,963	189,174	276,192	282,358	304,157
Total liabilities and stockholders’/ owners’ equity	1,562,101	1,103,713			938,991	971,118	1,039,909	1,029,157	1,057,606
Per Share Data:
Pro forma basic earnings per share	$0.15			$0.33
Pro forma diluted earnings per share	$0.15			$0.33
Pro forma weighted average common shares outstanding—basic	34,530,084			34,530,084
Pro forma weighted average common shares outstanding—diluted	53,179,879			53,179,879
Other Data:
Pro forma funds from operations(1)	$48,811			$66,541
Cash flows from:
Operating activities		$37,594	$37,450		$47,501	$47,592	$31,179	$33,652	$30,916
Investing activities		(15,388)	(6,321)		(7,544)	2,111	(44,441)	(43,541)	109,766
Financing activities		(9,032)	(25,787)		(34,746)	(49,957)	18,850	(25,868)	103,209

(1)

We calculate FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring our operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP. The following table sets forth a reconciliation of our pro forma FFO to net income, the nearest GAAP equivalent, for the periods presented:

	Pro Forma
	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
	(In Thousands)
Pro forma net income	$8,146	$17,809
Plus: pro forma real estate depreciation and amortization	40,665	48,732

Pro forma funds from operations	$48,811	$66,541

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operation should be read in conjunction with the unaudited selected combined financial data of our “Predecessor” as of September 30, 2010 and for the nine months ended September 30, 2010 and 2009, and the audited historical combined financial statements of our “Predecessor” as of December 31, 2009 and 2008 and for the periods ended December 31, 2009, 2008 and 2007, and related notes thereto, included elsewhere in this prospectus. Our Predecessor is comprised of certain entities and their consolidated subsidiaries that own directly or indirectly 17 retail, office and multifamily properties, and unconsolidated equity interests in four retail, office and mixed use properties. As used in this section, unless the context otherwise requires, “we,” “us,” “our,” and “our company” mean our Predecessor for the periods presented and American Assets Trust, Inc., a Maryland corporation and its consolidated subsidiaries, upon completion of this offering and the formation transactions. Where appropriate, the following discussion includes analysis of the effects of the formation transactions, certain other transactions and this offering. These effects are reflected in the pro forma consolidated financial statements located elsewhere in this prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this prospectus. See “Risk Factors” and “Forward-Looking Statements.”

Overview

Our Company

We are a full service, vertically integrated and self-administered REIT that owns, operates, acquires and develops high quality retail and office properties in attractive, high-barrier-to-entry markets primarily in Southern California, Northern California and Hawaii. We are a Maryland corporation formed on July 16, 2010 to acquire the entities owning various controlling and noncontrolling interests in real estate assets owned and/or managed by Ernest S. Rady or his affiliates, including the Rady Trust, and will not have any operating activity until the consummation of this offering and the related acquisition of our Predecessor. Accordingly, we believe that a discussion of the results of operations of American Asset Trust, Inc. would not be meaningful, and we have therefore set forth below a discussion regarding the historical operations of our Predecessor only. American Assets Trust, L.P., or our operating partnership, was formed as a Maryland limited partnership on July 16, 2010. Upon completion of this offering and formation transactions described below, we expect our operations to be carried on through our operating partnership. At such time, the company, as the sole general partner of our operating partnership will own 65.9% of and will have control of our operating partnership. Accordingly, we will consolidate the assets, liabilities and results of operations of our operating partnership.

Our Predecessor

Our Predecessor includes (1) entities owned and/or controlled by Mr. Rady and his affiliates, including the Rady Trust, which in turn own controlling interests in 17 properties and the property management business of American Assets, Inc., or the controlled entities, and (2) noncontrolling interests in entities owning four properties, or the noncontrolled entities. Our Predecessor accounts for its investment in the noncontrolled entities under the equity method of accounting.

Prior to June 30, 2010, the noncontrolled entities owned an office property located in San Francisco, California referred to as The Landmark at One Market. We refer to the entities owning The Landmark at One Market as the “Landmark entities.” The outside ownership interest in the Landmark entities was acquired by our Predecessor on June 30, 2010 for a cash payment of $23.0 million. As of June 30, 2010, The Landmark at One Market was controlled by our Predecessor. All but one of the properties owned by the controlled entities and noncontrolled entities are managed by American Assets, Inc., or AAI, an entity controlled by Mr. Rady. The noncontrolled entities managed by AAI include the entities that own Solana Beach Towne Centre and Solana Beach Corporate Centre, or the Solana Beach Centre entities, and the entity that owns the Fireman’s Fund Headquarters office property. The remaining property not managed by AAI is Waikiki Beach Walk, which is managed by Outrigger Hotels & Resorts. We refer to ABW Lewers LLC and the Waikiki Beach Walk—Embassy Suites™, the entities that own this non-AAI managed property, as the Waikiki Beach Walk entities.

For the periods after consummation of this offering and the formation transactions, our operations will include the consolidated results of operations of the noncontrolled entities, excluding the Fireman’s Fund Headquarters office property, which will not be acquired by us. Elsewhere in this prospectus, we have included the audited financial statements of our Predecessor, the Waikiki Beach Walk entities and Novato FF Venture, LLC (the entity that owns Fireman’s Fund Headquarters office property) as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007, and the unaudited financial statements for those same entities for the nine months ended September 30, 2010 and 2009. In addition, we have included the audited statements of revenues and expenses for The Landmark at One Market entities and the Solana Beach Centre entities for the years ended December 31, 2009, 2008 and 2007 and the unaudited statement of revenues and expenses for the Landmark entities and the Solana Beach Centre entities for the nine months ended September 30, 2010.

Formation Transactions

Concurrently with this offering, we will complete a series of formation transactions pursuant to which we will acquire, through a series of merger and contribution transactions, 100% of the ownership interests in the controlled entities, the Waikiki Beach Walk entities and the Solana Beach Centre entities (including our Predecessor’s ownership interest in these entities). We will not acquire our Predecessor’s noncontrolling 25% ownership interest in Novato FF Venture, LLC, the entity that owns Fireman’s Fund Headquarters. Our Predecessor’s interest in Fireman’s Fund Headquarters will be either distributed to its current equity owners or transferred to a new entity owned by such owners. In the aggregate, these interests will comprise our ownership of our property portfolio.

To acquire the ownership interests in the entities that own the properties to be included in our portfolio from the prior investors, we will issue to the prior investors an aggregate of 7,030,084 shares of our common stock and 18,145,039 common units, with an aggregate value of $516.1 million, and we will pay $6.1 million in cash to those prior investors that are non-accredited. Cash amounts will be provided from the net proceeds of this offering. These contributions and mergers will be effected substantially concurrently with the completion of this offering.

We estimate that the net proceeds from this offering will be approximately $514.8 million, or approximately $593.4 million if the underwriters’ over allotment option is exercised in full (in each case after deducting the underwriting discount and commissions and estimated expenses of this offering and formation transactions). We will contribute the net proceeds of this offering to our operating partnership in exchange for common units, and our operating partnership will use the proceeds received from us, as well as cash on hand, if any, as described under “Use of Proceeds.” Upon completion of this offering, we expect to enter into a $250.0 million revolving credit facility, all of which we expect will be available to us upon consummation of this offering. In connection with this offering, we expect to repay approximately $341.8 million of indebtedness (including $24.1 million of defeasance costs), pay up to $8.5 million to fund tenant improvements and leasing commissions at The Landmark at One Market, pay $6.1 million in cash to those prior investors that are non-accredited, pay $10.4 million for loan transfer and consent fees and credit facility origination fees and pay up to $2.0 million for costs related to the renovation of Solana Beach Towne Centre. Any remaining net proceeds will be used for general corporate purposes, including working capital, future acquisitions, transfer taxes and, potentially, paying distributions.

Upon completion of this offering and consummation of the formation transactions, we expect our operations to be carried on through our operating partnership and subsidiaries of our operating partnership, including our taxable REIT subsidiary. Consummation of the formation transactions will enable us to (1) consolidate the ownership of our property portfolio under our operating partnership; (2) succeed to the property management business of AAI; (3) facilitate this offering; and (4) qualify as a real estate investment trust for U.S. federal income tax purposes commencing with the taxable year ending December 31, 2011. As a result, we expect to be a vertically integrated and self-administered REIT with approximately 100 employees providing substantial in-house expertise in asset management, property management, property development, leasing, tenant improvement construction, acquisitions, repositioning, redevelopment and financing.
We have determined that the Predecessor is the acquirer for accounting purposes, and therefore the contribution or acquisition by merger of interests in the controlled entities is considered a transaction between entities under common control since our Executive Chairman, Ernest S. Rady or his affiliates, including the Rady Trust, own the controlling interest in each of the entities comprising the Predecessor, which, in turn, own a controlling interest in each of the controlled entities. As a result, the acquisition of interests in each of the controlled entities will be recorded at our historical cost.

The contribution or acquisition by merger of interests in certain of the noncontrolled entities, which include the Waikiki Beach Walk entities and the Solana Beach Centre entities (including our Predecessor’s ownership interest in these noncontrolled entities), will be accounted for as an acquisition under the acquisition method of accounting and recognized at the estimated fair value of acquired assets and assumed liabilities on the date of such contribution or acquisition. The acquisition of the ownership interests in the Landmark entities by the Predecessor was accounted for under the acquisition method of accounting on June 30, 2010 and will be recorded at the Predecessor’s historical cost when acquired by us upon the consummation of the formation transactions.

The fair value of these assets and liabilities has been allocated in accordance with Accounting Standards Codification, or ASC, Section 805-10, Business Combinations. Our methodology of allocating the cost of acquisitions to assets acquired and liabilities assumed is based on estimated fair values, replacement cost and appraised values. We estimate the fair value of acquired tangible assets (consisting of land, building and improvements), identified intangible assets and liabilities (consisting of acquired above-market leases, acquired in-place lease value, and acquired below-market leases) and assumed debt.

Based on these estimates, we allocate the purchase price to the applicable assets and liabilities. The value allocated to in-place leases is amortized over the related lease term and reflected as depreciation and amortization. The value of above- and below-market in-place leases are amortized over the related lease term and reflected as either an increase (for below-market leases) or a decrease (for above-market leases) to rental income. The fair value of the debt assumed is determined using current market interest rates for comparable debt financings.

Revolving Credit Facility

We anticipate entering into an agreement for a $250.0 million revolving credit facility for which the lead arrangers have secured commitments. We expect all of this $250.0 million to be available to us upon consummation of this offering. For additional information regarding the revolving credit facility, please refer to “—Liquidity and Capital Resources” below.

Segments

As of September 30, 2010, our Predecessor had three operating segments: retail, office and multifamily. Upon consummation of this offering and the formation transactions we will have four operating segments, the three operating segments of our Predecessor, as well as a mixed-use segment. Our mixed-use segment will be comprised of approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel, both of which we are acquiring from the Waikiki Beach Walk entities. This hotel and the related retail space are located at the same property and are viewed by our management as a single, integrated mixed-use asset, and as such, will be operated by us as a separate segment.

Revenue Base

Upon consummation of this offering and the formation transactions, we will acquire from our Predecessor and the noncontrolled entities an aggregate of 20 properties comprising approximately 3.0 million rentable square feet of retail space, 1.5 million rentable square feet of office space, a mixed-use asset comprised of approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel, and 922 multifamily units (including 122 RV spaces), which collectively will comprise our portfolio. The properties are located in Southern California, Northern California, Honolulu, Hawaii and San Antonio, Texas.

Rental income consists of scheduled rent charges, straight-line rent adjustments and the amortization of above-market and below-market rents acquired. We also derive revenue from tenant recoveries and other property revenues, including parking income, lease termination fees, late fees, storage rents and other miscellaneous property revenues.

Retail Leases. Our Predecessor’s retail portfolio included nine properties with a total of approximately 2.8 million rentable square feet available for lease as of September 30, 2010. As of September 30, 2010, these properties were 96.2% leased. For the years ended December 31, 2009, 2008 and 2007, and for the nine months ended September 30, 2010, the retail segment contributed 65%, 66%, 66% and 62%, respectively, of our total revenue. Upon consummation of this offering and the formation transactions, we will acquire from the noncontrolled entities an additional retail property with approximately 247,000 rentable square feet available for lease, which was 96.0% leased as of September 30, 2010. Historically, we have leased retail properties to tenants primarily on a triple-net lease basis, and we expect to continue to do so in the future. In a triple-net lease, the tenant is responsible for all property taxes and operating expenses. As such, the base rent payment does not include any operating expense, but rather all such expenses, to the extent they are paid by the landlord, are billed to the tenant. The full amount of the expenses for this lease type, to the extent they are paid by the landlord, is reflected in operating expenses, and the reimbursement is reflected in tenant recoveries.

Office Leases. Our Predecessor’s office portfolio included four properties with a total of approximately 1.2 million rentable square feet available for lease as of September 30, 2010. As of September 30, 2010, these properties were 93.2% leased. For the years ended December 31, 2009, 2008 and 2007, and for the nine months ended September 30, 2010, the office segment contributed 23%, 22%, 22% and 26%, respectively, of our total revenue. Upon consummation of this offering and the formation transactions, we will acquire from the noncontrolled entities one additional office property with approximately 212,000 square feet available for lease, which was 83.9% leased as of September 30, 2010. Historically, we have leased office properties to tenants primarily on a full service gross or a modified gross basis and to a limited extent on a triple-net lease basis. We expect to continue to do so in the future. A full-service gross or modified gross lease has a base year expense stop, whereby the tenant pays a stated amount of certain expenses as part of the rent payment, while future increases in property operating expenses (above the base year stop) are billed to the tenant based on such tenant’s proportionate square footage of the property. The increased property operating expenses billed are reflected as operating expenses and amounts recovered from tenants are reflected as rental income in the statements of operations.

Multifamily Leases. Our Predecessor’s multifamily portfolio included three apartment properties, as well as an RV resort, with a total of 922 units (including 122 RV spaces) available for lease as of September 30, 2010. As of September 30, 2010, these properties were 90.5% leased. For the years ended December 31, 2009, 2008 and 2007, and for the nine months ended September 30, 2010, the multifamily segment contributed 12%, 12%, 12% and 12%, respectively, of our total revenue. Our multifamily leases, other than at our RV Resort, generally have lease terms ranging from 7 to 15 months, with a majority having 12-month lease terms. Tenants normally pay a base rental amount, usually quoted in terms of a monthly rate for the respective unit. Spaces at the RV Resort can be rented at a daily- weekly- or monthly-rate.

Mixed-Use Property Revenue. Upon consummation of this offering and the formation transactions, we will acquire from the Waikiki Beach Walk entities a mixed-use property that consists of 97,000 rentable square feet of retail space and a 369-room all-suite hotel. Revenue from the mixed-use property consists of revenue earned from retail leases, and revenue earned from the hotel, which consists of room revenue, food and beverage services, parking and other guest services.

Factors That May Influence Future Results of Operations

Rental Income

The amount of net rental income generated by the properties in our portfolio depends principally on our ability to renew expiring leases or re-lease space upon the scheduled or unscheduled termination of leases, lease currently available space (approximately 234,800 rentable square feet for retail, office and mixed-use properties and 87 residential units as of September 30, 2010) and maintain or increase rental rates at our properties. Local, regional or national economic conditions; an oversupply of or a reduction in demand for retail, office, mixed-use or multifamily space; changes in market rental rates; our ability to provide adequate services and maintenance at our properties; and fluctuations in interest rates could adversely affect our rental income in future periods. Future economic or regional downturns affecting our submarkets or downturns in our tenants’ industries that impair our ability to renew or re-lease space and the ability of our tenants to fulfill their lease commitments, as in the case of tenant bankruptcies, could adversely affect our ability to maintain or increase occupancy. In addition, growth in rental income will also partially depend on our ability to acquire additional properties that meet our acquisition criteria.

Rental Rates

We believe that the average rental rates for our properties are generally greater than or equal to the current average quoted market rate, although individual properties within any particular submarket presently may be leased above or below the average quoted market rental rates within that submarket.

Scheduled Lease Expirations

Our ability to re-lease expiring space at rental rates equal to or in excess of current rental rates will impact our results of operations. In addition to approximately 113,500 rentable square feet of available space in our retail portfolio as of September 30, 2010, during the years ending December 31, 2010 and 2011, leases representing approximately 1.2% and 4.0%, respectively, of the net rentable square feet of our retail portfolio are scheduled to expire. These leases are expected to represent approximately 0.9% and 5.9%, respectively, of our annualized base rent for such periods. In addition to approximately 118,800 rentable square feet of available space in our office portfolio as of September 30, 2010, during the years ending December 31, 2010 and 2011, leases representing approximately 10.6% and 7.6%, respectively, of the net rentable square feet of our office portfolio are scheduled to expire. These leases are expected to represent approximately 12.8% and 9.5%, respectively, of our annualized base rent for such periods.

Conditions in Core Markets

The properties in our portfolio are located in Southern California, Northern California, Honolulu, Hawaii and San Antonio, Texas markets. Positive or negative changes in conditions in these markets, such as changes in economic or other conditions, including the California state budgetary shortfall, employment rates, natural hazards and other factors, will impact our overall performance.

Operating Expenses

Our operating expenses generally consist of utilities, property and ad valorem taxes, insurance and site maintenance costs. Increases in these expenses over tenants’ base years are generally passed on to tenants in our full-service gross leased properties and are generally paid in full by tenants in our triple-net lease properties. As a public company, we estimate our annual general and administrative expenses will increase compared to our Predecessor’s operations by $6 to $8 million initially due to increased headcount and cash and equity-based compensation and legal, insurance, accounting and other expenses related to corporate governance, SEC reporting and other compliance matters. In addition, properties in our portfolio may be reassessed after the consummation of this offering. Therefore, the amount of property taxes we pay in the future may increase from what we have paid in the past. Given the uncertainty of the amounts involved, we have not included any property tax increase in our pro forma financial statements.

Interest Rates

We expect future changes in interest rates will impact our overall performance. While we may seek to manage our exposure to future changes in rates through interest rate swap agreements or interest rate caps, portions of our overall outstanding debt, including borrowings under our revolving credit facility, will likely remain at floating rates.

Taxable REIT Subsidiary

As part of the formation transactions, on November 5, 2010, we formed American Assets Services, Inc., a Delaware corporation that is wholly owned by our operating partnership and which we refer to as our services company. We will elect, together our services company, to treat our services company as a taxable REIT subsidiary for federal income tax purposes. A taxable REIT subsidiary generally may provide non-customary and other services to our tenants and engage in activities that we may not engage in directly without adversely affecting our qualification as a REIT, provided a taxable REIT subsidiary may not operate or manage a lodging facility or provide rights to any brand name under which any lodging facility is operated. See “Federal Income Tax Considerations—Taxation of Our Company—General—Ownership of Interests in Taxable REIT Subsidiaries.” We may form additional taxable REIT subsidiaries in the future, and our operating partnership may contribute some or all of its interests in certain wholly owned subsidiaries or their assets to our services company. Any income earned by our taxable REIT subsidiaries will not be included in our taxable income for purposes of the 75% or 95% gross income tests, except to the extent such income is distributed to us as a dividend, in which case such dividend income will qualify under the 95%, but not the 75%, gross income test. See “Federal Income Tax Considerations—Taxation of Our Company—Income Tests.” Because a taxable REIT subsidiary is subject to federal income tax, and state and local income tax (where applicable) as a regular corporation, the income earned by our taxable REIT subsidiaries generally will be subject to an additional level of tax as compared to the income earned by our other subsidiaries.

Critical Accounting Policies

Our discussion and analysis of our historical financial condition and results of operations are based upon our Predecessors’ combined financial statements, which have been prepared in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that in certain circumstances affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and revenues and expenses. These estimates are prepared using management’s best judgment, after considering past and current events and economic conditions. In addition, information relied upon by management in preparing such estimates includes internally generated financial and operating information, external market information, when available, and when necessary, information obtained from consultations with third party experts. Actual results could differ from these estimates. A discussion of possible risks which may affect these estimates is included in the section above entitled “Risk Factors.” Management considers an accounting estimate to be critical if changes in the estimate could have a material impact on our combined results of operations or financial condition.

Our significant accounting policies are more fully described in the notes to the combined financial statements of our Predecessor included elsewhere in this prospectus; however, the most critical accounting policies, which involve the use of estimates and assumptions as to future uncertainties and, therefore, may result in actual amounts that differ from estimates, are as follows:

Revenue Recognition and Accounts Receivable

Our leases with tenants are classified as operating leases. Substantially all of our retail and office leases contain fixed escalations which occur at specified times during the term of the lease. Base rents are recognized on a straight-line basis from when the tenant controls the space through the term of the related lease, net of valuation adjustments, based on management’s assessment of credit, collection and other business risk. Percentage rents, which represent additional rents based upon the level of sales achieved by certain tenants, are recognized at the end of the lease year or earlier if we have determined the required sales level is achieved and the percentage rents are collectible. Real estate tax and other cost reimbursements are recognized on an accrual basis over the periods in which the related expenditures are incurred. For a tenant to terminate its lease agreement prior to the end of the agreed term, we may require that they pay a fee to cancel the lease agreement. Lease termination fees for which the tenant has relinquished control of the space are generally recognized on the termination date. When a lease is terminated early but the tenant continues to control the space under a modified lease agreement, the lease termination fee is generally recognized evenly over the remaining term of the modified lease agreement.

We make estimates of the collectability of our accounts receivable related to minimum rents, straight-line rents, expense reimbursements and other revenue. Accounts receivable is carried net of this allowance for doubtful accounts. We generally do not require collateral or other security from our tenants, other than letters of credit or security deposits. Our determination as to the collectability of accounts receivable and correspondingly, the adequacy of this allowance, is based primarily upon evaluations of individual receivables, current economic conditions, historical experience and other relevant factors. The allowance for doubtful accounts is increased or decreased through bad debt expense. In some cases, primarily relating to straight-line rents, the collection of these amounts extends beyond one year. Our experience relative to unbilled straight-line rents is that a portion of the amounts otherwise recognizable as revenue is never billed to or collected from tenants due to early lease terminations, lease modifications, bankruptcies and other factors. Accordingly, the extended collection period for straight-line rents along with our evaluation of tenant credit risk may result in the nonrecognition of a portion of straight-line rental income until the collection of such income is reasonably assured. If our evaluation of tenant credit risk changes indicating more straight-line revenue is reasonably collectible than previously estimated and realized, the additional straight-line rental income is recognized as revenue. If our evaluation of tenant credit risk changes indicating a portion of realized straight-line rental income is no longer collectible, a reserve and bad debt expense is recorded.

We recognize gains on sales of properties upon the closing of the transaction with the purchaser. Gains on properties sold are recognized using the full accrual method when (1) the collectability of the sales price is reasonably assured, (2) we are not obligated to perform significant activities after the sale, (3) the initial investment from the buyer is sufficient and (4) other profit recognition criteria have been satisfied. Gains on sales of properties may be deferred in whole or in part until the requirements for gain recognition have been met.

Real Estate

Land, buildings and improvements are recorded at cost. Depreciation is computed using the straight-line method. Estimated useful lives range generally from 30 years to a maximum of 40 years on buildings and major improvements. Minor improvements, furniture and equipment are capitalized and depreciated over useful lives ranging from 3 to 15 years. Maintenance and repairs that do not improve or extend the useful lives of the related assets are charged to operations as incurred. Tenant improvements are capitalized and depreciated over the life of the related lease or their estimated useful life, whichever is shorter. If a tenant vacates its space prior to contractual termination of its lease, the undepreciated balance of any tenant improvements are written off if they are replaced or have no future value.

Acquisitions of properties are accounted for in accordance with the authoritative accounting guidance on acquisitions and business combinations. Our methodology of allocating the cost of acquisitions to assets acquired and liabilities assumed is based on estimated fair values, replacement cost and appraised values. When we acquire operating real estate properties, the purchase price is allocated to land and buildings, intangibles (for acquisitions made subsequent to June 30, 2001) such as in-place leases, and to current assets and liabilities acquired, if any. Such valuations include a consideration of the non-cancellable terms of the respective leases as well as any applicable renewal period(s). The fair values associated with below-market renewal options are determined based on a review of several qualitative and quantitative factors on a lease-by-lease basis at acquisition to determine whether it is probable that the tenant would exercise its option to renew the lease agreement. These factors include: (i) the type of tenant in relation to the property it occupies, (ii) the quality of the tenant, including the tenants long term business prospects, and (iii) whether the fixed rate renewal option was sufficiently lower than the fair rental of the property at the date the option becomes exercisable such that it would appear to be reasonably assured that the tenant would exercise the option to renew. The value allocated to inplace leases is amortized over the related lease term and reflected as depreciation and amortization in the statement of operations. The value of above- and below-market leases associated with the original non-cancelable lease terms are amortized to rental income over the terms of the respective non-cancelable lease periods and are reflected as either an increase (for below-market leases) or a decrease (for above-market leases) to rental income in the statement of operations. The value of the leases associated with below-market lease renewal options that are likely to be exercised are amortized to rental income over the respective renewal periods. If a tenant vacates its space prior to contractual termination of its lease or the lease is not renewed, the unamortized balance of any in-place lease value is written off to rental income and amortization expense.

We capitalize certain costs related to the development and redevelopment of real estate including pre-construction costs, real estate taxes, insurance and construction costs and salaries and related costs of personnel directly involved. Additionally, we capitalize interest costs related to development and significant redevelopment activities. Capitalization of these costs begins when the activities and related expenditures commence and cease when the project is substantially complete and ready for its intended use, at which time the project is placed in service and depreciation commences. Additionally, we make estimates as to the probability of certain development and redevelopment projects being completed. If we determine that the completion of development or redevelopment is no longer probable, we expense all capitalized costs which are not recoverable.

Impairment of Long-Lived Assets

We review for impairment on a property by property basis. Impairment is recognized on properties held for use when the expected undiscounted cash flows for a property are less than its carrying amount at which time the property is written-down to fair value. Properties held for sale are recorded at the lower of the carrying amount or the expected sales price less costs to sell. The sale or disposal of a “component of an entity” is treated as discontinued operations. The operating properties sold by us typically meet the definition of a component of an entity and as such the revenues and expenses associated with sold properties are reclassified to discontinued operations for all periods presented.

Financial Instruments

The estimated fair values of financial instruments are determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair values. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts. Accordingly, estimated fair values are not necessarily indicative of the amounts that could be realized in current market exchanges.

Cash and Cash Equivalents

We define cash and cash equivalents as cash on hand, demand deposits with financial institutions and short-term liquid investments with an initial maturity less than three months. Cash balances in individual banks may exceed the federally insured limit of $250,000 by the Federal Deposit Insurance Corporation, or the FDIC.

Restricted Cash

Restricted cash consists of amounts held by lenders to provide for future real estate tax expenditures, insurance expenditures and reserves for capital improvements. Activity for accounts related to real estate tax and insurance expenditures is classified as operating activities in the statement of cash flows. Changes in reserves for capital improvements are classified as investing activities in the statement of cash flows.

Prepaid Expenses and Other Assets

Prepaid expenses and other assets consist primarily of lease costs, lease incentives, acquired in-place leases and acquired above-market leases. Capitalized lease costs are direct costs incurred which were essential to originate a lease and would not have been incurred had the leasing transaction not taken place and include third party commissions, internal salaries and personnel costs related to obtaining a lease. Capitalized lease costs are amortized over the life of the related lease and included in depreciation and amortization expense on the statement of operations. If a tenant vacates its space prior to the contractual termination of its lease, the unamortized balance of any lease costs are written off.

Debt Issuance Costs

Costs related to the issuance of debt instruments are capitalized and are amortized as interest expense over the estimated life of the related issue using the straight-line method which approximates the effective interest method. If a debt instrument is paid off prior to its original maturity date, the unamortized balance of debt issuance costs are written off to interest expense or, if significant, included in “early extinguishment of debt.”

Variable Interest Entities

Certain entities that do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties or in which equity investors do not have the characteristics of a controlling financial interest qualify as variable interest entities, or VIEs. VIEs are required to be consolidated by their primary beneficiary. The primary beneficiary of a VIE is determined to be the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected returns, or both. We have evaluated our investments in certain joint ventures and determined that these joint ventures do not meet the requirements of a VIE and, therefore, consolidation of these ventures is not required. These investments are accounted for using the equity method. Our investment balances in our real estate joint ventures are presented separately in our combined balance sheets.

Investments in Real Estate Joint Ventures

We analyze our investments in real estate joint ventures under applicable guidance to determine if the venture is considered a VIE and would require consolidation. To the extent that the ventures do not qualify as VIEs, we further assess the venture to determine whether a general partner, or the general partners as a group, controls a limited partnership or similar entity when the limited partners have certain rights in order to determine whether consolidation is required.

We consolidate those ventures that are considered to be VIEs where we are the primary beneficiary. For non-VIEs, we combine those ventures that we control through majority ownership interests or where we are the managing member and our partner does not have substantive participating rights. Control is further demonstrated by the ability of the general partner to manage day-to-day operations, refinance debt and sell the assets of the venture without the consent of the limited partner, and inability of the limited partner to replace the general partner. We use the equity method of accounting for those ventures where we do not have control over operating and financial policies. Under the equity method of accounting, the investment in each venture is included on our balance sheet; however, the assets and liabilities of the ventures for which we use the equity method are not included in the balance sheet. The investment is adjusted for contributions, distributions and our proportionate share of the net earnings or losses of each respective venture.

We assess whether there has been impairment in the value of our investments in real estate joint ventures periodically. An impairment charge is recorded when events or changes in circumstances indicate that a decline in the fair value below the carrying value has occurred and such decline is other-than-temporary. The ultimate realization of the investments in unconsolidated real estate joint ventures is dependent on a number of factors, including the performance of the investments and market conditions.

Results of Operations

Comparison of Nine Months ended September 30, 2010 to Nine Months ended September 30, 2009

The following table summarizes the historical results of operations of our Predecessor for the nine months ended September 30, 2010 and 2009. As of September 30, 2010, our operating portfolio was comprised of 17 retail, office and multifamily properties with an aggregate of approximately 4.0 million rentable square feet of retail and office space and 922 residential units (including 122 RV spaces), compared to a portfolio that was comprised of 16 properties with an aggregate of approximately 3.6 million rentable square feet of retail and office space and 922 residential units (including 122 RV spaces) as of September 30, 2009. In addition, we had noncontrolling investments in four properties at September 30, 2010, and five properties at September 30, 2009, which are accounted for under the equity method of accounting. The one additional property that is included in our portfolio at September 30, 2010 is The Landmark at One Market, which was acquired on June 30, 2010 by our Predecessor. Prior to June 30, 2010, our Predecessor had a noncontrolling interest in The Landmark at One Market and accounted for its investment under the equity method of accounting. The following table sets forth selected data from our combined statements of operations for the nine months ended September 30, 2010 and 2009 (unaudited, dollars in thousands):

	Nine Months Ended September 30,
	2010	2009	Change	%
Revenues
Rental income	$91,519	$84,190	$7,329	9%
Other property income	2,770	3,226	(456)	(14)

Total property revenues	94,289	87,416	6,873	8

Expenses
Rental expenses	16,114	14,823	1,291	9
Real estate taxes	9,481	5,266	4,215	80

Total property expenses	25,595	20,089	5,506	27

Total property income	68,694	67,327	1,367	2

General and administrative	(4,924)	(5,089)	165	(3)
Depreciation and amortization	(27,672)	(22,285)	(5,387)	24
Interest income	62	134	(72)	(54)
Interest expense	(34,057)	(32,395)	(1,662)	5
Fee income from real estate joint ventures	2,201	1,300	901	69
Income (loss) from real estate joint ventures	866	(3,685)	4,551	—

Total other, net	(63,524)	(62,020)	(1,504)	2

Net income	5,170	5,307	(137)	(3)
Net income (loss) attributable to noncontrolling interests	(1,941)	(787)	(1,154)	147

Net income attributable to Predecessor	$7,111	$6,094	$1,017	17%

Revenue

Total property revenues. Total property revenue consists of rental revenue and other property income. Total property revenue increased $6.9 million, or 8%, to $94.3 million for the nine months ended September 30, 2010, compared to $87.4 million for the nine months ended September 30, 2009. The percentage leased was as follows for each segment as of September 30, 2010 and September 30, 2009:

	Percentage Leased September 30,
	2010		2009
Retail	96.2%		94.8%
Office	93.2	%(1)	88.7%
Multifamily	90.5%		97.3%

(1)	Includes The Landmark at One Market, of which the controlling interest was acquired on June 30, 2010.

The increase in total property revenue is attributable primarily to the factors discussed below.

Rental revenues. Rental revenue includes minimum base rent, cost reimbursements, percentage rents, and other rents. Rental revenue increased $7.3 million, or 9%, to $91.5 million for the nine months ended September 30, 2010, compared to $84.2 million for the nine months ended September 30, 2009. Rental revenue by segment was as follows (dollars in thousands):

	September 30,
	2010	2009	Change	%
Retail	$57,738	$54,899	$2,839	5%
Office	23,868	19,293	4,575	24
Multifamily	9,913	9,998	(85)	(1)

	$91,519	$84,190	$7,329	9%

This increase in retail rental revenue was primarily caused by a one-time property tax refund that was obtained with respect to one property in March 2009 of approximately $2.7 million, of which $2.6 million was passed through to tenants during the same period and recorded as a reduction to rental revenue. A comparable real estate tax refund was not obtained during the nine months ended September 30, 2010. On a comparable basis, adding back this property tax refund to rental income during the nine months ended September 30, 2009, rental income increased by $0.3 million or 0%. This $0.3 million increase was due to an increase in the percentage leased, which increased to 96.2% at September 30, 2010 compared to 94.8% at September 30, 2009. The increase was offset slightly by reduced rental rates. The increase in percentage leased of our office portfolio is attributable primarily to the inclusion of The Landmark at One Market as of June 30, 2010, which is 100% leased. The increase in office rental revenue was also due to the inclusion of The Landmark at One Market, which was acquired on June 30, 2010, and had $5.1 million in revenue from the date of its acquisition through September 30, 2010. This was offset by decreased revenue at other properties due to lower occupancy during the year. The percentage leased of our multifamily portfolio decreased to 90.5% at September 30, 2010 from 97.3% at September 30, 2009, which resulted in a decline in multifamily revenue of $0.1 million.

Other property income. Other property income decreased $0.4 million, or 14%, to $2.8 million for the nine months ended September 30, 2010, compared to $3.2 million for the nine months ended September 30, 2009.

Other property income by segment was as follows (dollars in thousands):

	Nine Months Ended September 30,
	2010	2009	Change	%
Retail	$968	$1,392	$(424)	(30)%
Office	1,023	966	57	6
Multifamily	779	868	(89)	(10)

	$2,770	$3,226	$(456)	(14)%

Retail other property income decreased to $1.0 million for the nine months ended September 30, 2010 from $1.4 million for the nine months ended September 30, 2009. The decrease in retail other property income is due to settlement of an acquisition-related liability of $0.6 million at Del Monte Center in July 2009. Were it not for the impact of the settlement of this liability in 2009, other property income would have increased $0.1 million or 17% for the nine months ended September 30, 2010. The majority of retail other property income consists of the Hawaii general excise tax that is billed to tenants at the rate of 4.71%, which is then remitted to the state at 4.5% and included in rental expenses. The Hawaii general excise tax was $0.8 million for each of the nine months ended September 30, 2010 and 2009. Office other property income remained flat at $1.0 million for the nine months ended September 30, 2010 and 2009. Office other property income primarily consists of parking income from one office building, which was $0.8 million for the nine months ended September 30, 2010 and 2009. Multifamily other property income decreased to $0.8 million for the nine months ended September 30, 2010 from $0.9 million for the nine months ended September 30, 2009. Multifamily other property income consists primarily of laundry fees and utilities billed to tenants and security deposits forfeited when tenants move out.

Property Expenses

Total Property Expenses. Total property expenses consist of rental expenses and real estate taxes. Total property expenses increased by $5.5 million, or 27%, to $25.6 million for the nine months ended September 30, 2010, compared to $20.1 million for the nine months ended September 30, 2009. This increase in total property expenses is attributable primarily to the factors discussed below.

Rental Expenses. Rental expenses increased $1.3 million, or 9% to $16.1 million for the nine months ended September 30, 2010, compared to $14.8 million for the nine months ended September 30, 2009. Rental expense by segment was as follows (dollars in thousands):

	Nine Months Ended September 30,
	2010	2009	Change	%
Retail	$8,413	$8,564	$(151)	(2)%
Office	4,775	3,447	1,328	39
Multifamily	2,926	2,812	114	4

	$16,114	$14,823	$1,291	9%

Rental expenses include the following general categories: facilities services, repairs and maintenance, utilities, onsite payroll expense, Hawaii excise tax, third-party management fees, insurance and marketing. The increase in rental expenses was due to the inclusion of The Landmark at One Market, acquired on June 30, 2010, which incurred $1.3 million in rental expenses from acquisition through September 30, 2010.

Real Estate Taxes. Real estate tax expense increased $4.2 million, or 80%, to $9.5 million for the nine months ended September 30, 2010, compared to $5.3 million for the nine months ended September 30, 2009. Real estate tax expense by segment was as follows (dollars in thousands):

	Nine Months Ended September 30,
	2010	2009	Change	%
Retail	$6,442	$2,897	$3,545	122%
Office	2,510	1,865	645	35
Multifamily	529	504	25	5

	$9,481	$5,266	$4,215	80%

The increase in retail real estate tax expense was due primarily to a one-time property tax refund of approximately $2.7 million, that was obtained with respect to one property in March 2009 and which was recorded as a reduction of real estate tax expense in the period the refund was received due to the contingent nature of the collection. A comparable real estate tax refund was not obtained during the nine months ended September 30, 2010. Additionally, a lower tax assessment for 2008 at the same retail property reduced the 2009 tax bill by approximately $0.4 million in the nine months ended September 30, 2009. The remaining increase in real estate tax expense is due to regular annual increases in assessed taxes on the properties in our portfolio located in Texas and Hawaii. Office property tax expense increased $0.6 million for the nine months ended September 30, 2010 due to The Landmarket at One Market’s real estate tax expense of $0.6 million. Multifamily property tax expense remained flat at $0.5 million for the nine months ended September 30, 2010 and 2009.

Property Operating Income.

Property operating income increased $1.4 million, or 2%, to $68.7 million for the nine months ended September 30, 2010, compared to $67.3 million for the nine months ended September 30, 2009. As discussed above, this increase is primarily attributable to the inclusion of The Landmark at One Market, which had revenue of $5.1 million from the date of its acquisition through September 30, 2010.

Other

General and administrative. General and administrative expenses decreased $0.2 million, or 3%, to $4.9 million for the nine months ended September 30, 2010, compared to $5.1 million for the nine months ended September 30, 2009. This decrease was due primarily to lower state excise tax paid in Texas and minor cost containment efforts.

Depreciation and amortization. Depreciation and amortization expense increased $5.4 million, or 24%, to $27.7 million for the nine months ended September 30, 2010, compared to $22.3 million for the nine months ended September 30, 2009. This increase was due primarily to amortization and depreciation attributable to The Landmark at One Market.

Interest income. Interest income decreased $0.07 million, or 54%, to $0.06 million for the nine months ended September 30, 2010, compared to $0.13 million for the nine months ended September 30, 2009. This decrease was primarily due to a decline in interest rates earned on cash investments and notes receivable from affiliates.

Interest expense. Interest expense increased $1.7 million, or 5%, to $34.1 million for the nine months ended September 30, 2010 compared with $32.4 million for the nine months ended September 30, 2009. This increase was primarily due to interest expense of The Landmark at One at Market debt, offset by slightly decreased average debt levels at the other properties.

Fee income from real estate joint ventures. Fee income from real estate joint ventures increased $0.9 million, or 69%, to $2.2 million for the nine months ended September 30, 2010, compared to $1.3 million for the nine months ended September 30, 2009. The increase primarily relates to leasing commissions earned by us related to a new lease signed at The Landmark at One Market prior to our acquisition of the controlling ownership interest in The Landmark at One Market on June 30, 2010.

Income (loss) from real estate joint ventures. Income (loss) from real estate joint ventures increased $4.6 million, or 124%, to $0.9 million for the nine months ended September 30, 2010, compared to a loss of $3.7 million for the nine months ended September 30, 2009. This increased income from real estate joint ventures was primarily due to the $4.3 million gain recognized on the acquisition of the outside ownership interest in The Landmark at One Market. Excluding the gain recognized on the acquisition of The Landmark at One Market, loss from real estate joint ventures decreased $0.3 million, or 7%, primarily related to greater income from our investments in the Solana Beach Centre entities and the entity that owns Fireman’s Fund Headquarters, together with reduced losses from The Landmark at One Market due to acquisition of the controlling ownership interest in this property on June 30, 2010.

Comparison of the Year Ended December 31, 2009 to the Year Ended December 31, 2008

As of December 31, 2009 and 2008, our operating portfolio was comprised of 16 retail, office and multifamily properties with an aggregate of approximately 3.6 million rentable square feet of retail and office space and 922 residential units (including 122 RV spaces). In addition, we had noncontrolling investments in five properties at December 31, 2009 and 2008, which were accounted for under the equity method of accounting. The following table sets forth selected data from our combined statements of operations for the years ended December 31, 2009 and 2008 (dollars in thousands).

	Year Ended December 31,
	2009	2008	Change	%
Revenues
Rental income	$113,080	$117,104	$(4,024)	(3)%
Other property income	3,963	3,839	124	3

Total property revenues	117,043	120,943	(3,900)	(3)
Expenses
Rental expenses	20,336	22,029	(1,693)	(8)
Real estate taxes	8,306	10,890	(2,584)	(24)

Total property expenses	28,642	32,919	(4,277)	(13)

Total property income	88,401	88,024	377	—

General and administrative	(7,058)	(8,690)	1,632	(19)
Depreciation and amortization	(29,858)	(31,089)	1,231	(4)
Interest income	173	1,167	(994)	(85)
Interest expense	(43,290)	(43,737)	447	(1)
Fee income from real estate joint ventures	1,736	1,538	198	13
Loss from real estate joint ventures	(4,865)	(19,272)	14,407	(75)

Total other, net	(83,162)	(100,083)	16,921	(17)

Income (loss) from continuing operations	5,239	(12,059)	17,298	(143)
Discontinued operations
Loss from discontinued operations	—	(2,071)	2,071	(100)
Gain on sale of real estate from discontinued operations	—	2,625	(2,625)	(100)

Results from discontinued operations	—	554	(554)	(100)

Net income (loss)	5,239	(11,505)	16,744	—
Net income (loss) attributable to noncontrolling interests	(1,205)	(4,488)	3,283	(73)

Net income (loss) attributable to Predecessor	$6,444	$(7,017)	$13,461	—

Revenue

Total property revenues. Total property revenue consists of rental revenue and other property income. Total property revenue decreased $3.9 million, or 3%, to $117.0 million in 2009, compared to $120.9 million in 2008. The percentage leased was as follows for each segment as of December 31, 2009 and 2008:

	Percentage Leased Year Ended December 31,
	2009	2008
Retail	94.8%	97.7%
Office	86.9	92.6
Multifamily	93.8	95.2

The decrease in total property revenue is attributable primarily to the factors discussed below.

Rental revenues. Rental revenue decreased $4.0 million, or 3%, to $113.1 million in 2009, compared to $117.1 million for 2008. Rental income consists primarily of minimum rent, cost reimbursements from tenants, percentage rent and other rents. Rental revenue by segment was as follows (dollars in thousands):

	December 31,		Change	%
	2009	2008
Retail	$74,248	$78,428	$(4,180)	(5)%
Office	25,443	25,215	228	1
Multifamily	13,389	13,461	(72)	(1)

	$113,080	$117,104	$(4,024)	(3)%

This decrease in retail rental revenue was primarily caused by a one-time property tax refund that was obtained by one property in March 2009 of approximately $2.7 million, of which $2.6 million was passed through to tenants during the same period and recorded as a reduction to rental revenue. On a comparable basis, adding back this property tax tenant refund to rental income in 2009, rental income actually decreased by $1.6 million or 2% in 2009. This decrease was due to reduced occupancy and rental rates. The percentage leased of our retail portfolio declined to 94.8% at December 31, 2009 from 97.7% at December 31, 2008, which contributed to a decline in revenue of $1.6 million. The percentage leased of our office portfolio declined to 86.9% at December 31, 2009 from 92.6% at December 31, 2008, however this was offset by improved rental rates which resulted in an increase in office segment revenue of $0.2 million. The percentage leased of our multifamily portfolio declined to 93.8% at December 31, 2009 from 95.2% at December 31, 2008, which contributed to a decline in multifamily revenue of $0.1 million.

Other property income. Other property income increased $0.1 million, or 3%, to $3.9 million in 2009, compared to $3.8 million in 2008. Other property income by segment was as follows (dollars in thousands):

	Year Ended December 31,		Change	%
	2009	2008
Retail	$1,647	$1,335	$312	23%
Office	1,192	1,341	(149)	(11)
Multifamily	1,124	1,163	(39)	(3)

	$3,963	$3,839	$124	3%

Retail other property income increased to $1.6 million in 2009 from $1.3 million in 2008. The increase in retail other property income is due to settlement of an acquisition-related liability of $0.6 million at Del Monte Center. Were it not for the impact of the settlement of this liability, other property income would have actually decreased by $0.3 million, or 18.7% in 2009. The majority of the retail other property income consists of the Hawaii general excise tax that is billed to tenants at the rate of 4.71%, which is then remitted to the state at 4.5% and included in rental expenses. The Hawaii general excise tax included in retail other property income was $1.0 million in both 2009 and 2008. Office other property income decreased to $1.2 million in 2009 from $1.3 million in 2008. The majority of the office other property income consists of parking income from one office building. Parking income included in other property income was $1.0 million in 2009 compared to $1.2 million in 2008. Parking income decreased because one tenant moved out of the office building, although such tenant’s lease and economic rent do not expire until February 28, 2012. Multifamily other income remained flat at $1.1 million in 2009 and 2008. The majority of multifamily other property income consists of laundry fees, meter fees on utilities billed back to tenants, and security deposits earned when tenants move out.

Property Expenses

Total Property Expenses. Total property expenses consist of rental expenses and real estate taxes. Total property expenses decreased by $4.3 million, or 13%, to $28.6 million in 2009, compared to $32.9 million in 2008. This decrease in total property expenses is attributable primarily to the factors discussed below.

Rental Expenses. Rental expenses decreased $1.7 million, or 8%, to $20.3 million in 2009, compared to $22.0 million in 2008. Rental expense by segment was as follows (dollars in thousands):

	Year Ended December 31,		Change	%
	2009	2008
Retail	$12,008	$13,134	$(1,126)	(9)%
Office	4,330	4,565	(235)	(5)
Multifamily	3,998	4,330	(332)	(8)

	$20,336	$22,029	$(1,693)	(8)%

Retail rental expenses decreased to $12.0 million in 2009, compared to $13.1 million in 2008. Office rental expenses decreased to $4.3 million in 2009, compared to $4.6 million in 2008. Multifamily rental expenses decreased to $4.0 million in 2009, compared to $4.3 million in 2008. The decrease in rental expenses is primarily due to a decrease in occupancy.

Real Estate Taxes. Real estate tax expense decreased $2.6 million, or 24%, to $8.3 million in 2009, compared to $10.9 million in 2008. Real estate tax expense by segment was as follows (dollars in thousands):

	Year Ended December 31,		Change	%
	2009	2008
Retail	$5,183	$8,044	$(2,861)	(36)%
Office	2,434	2,178	256	12
Multifamily	689	668	21	3

	$8,306	$10,890	$(2,584)	(24)%

This decrease in retail real estate taxes was due primarily to a one-time property tax refund of approximately $2.7 million, that was obtained with respect to one property in March 2009 and which was recorded as a reduction of real estate tax expense in the period the refund was received due to the contingent nature of collection. A comparable real estate tax refund was not obtained during 2008. Additionally, a lower tax assessment for 2008 at the same retail property reduced the 2009 tax bill by $0.4 million in 2009. Office property tax expense increased to $2.4 million in 2009 from $2.2 million in 2008. The increase for office property tax expense is due primarily to higher annual tax assessments. Multifamily property tax expense remained flat at $0.7 million in 2009 and 2008.

Property Operating Income

Property operating income increased $0.4 million to $88.4 million in 2009, compared to $88.0 million in 2008, due primarily to the factors discussed above.

Other

General and administrative. General and administrative expenses decreased $1.6 million, or 19%, to $7.1 million in 2009, compared to $8.7 million in 2008. This decrease in general and administrative expense is attributable to reduced compensation costs as a result of cost containment efforts.

Depreciation and amortization. Depreciation and amortization expense decreased $1.2 million, or 4%, to $29.9 million in 2009, compared to $31.1 million in 2008. This decrease was due primarily to the full amortization of certain acquired lease intangible assets and tenant improvements.

Interest income. Interest income decreased $1.0 million, or 85%, to $0.2 million in 2009, compared with $1.2 million in 2008. This decrease was primarily due to decreased interest rates earned on invested cash and notes receivable from affiliates.

Interest expense. Interest expense decreased $0.4 million, or 1%, to $43.3 million in 2009, compared with $43.7 million in 2008. This decrease was primarily due to slight decreases in average borrowing levels and interest rates.

Fee income from real estate joint ventures. Fee income from real estate joint ventures increased $0.2 million, or 13%, to $1.7 million in 2009, compared to $1.5 million in 2008. This increase is primarily attributable to increased management fees earned from The Landmark at One Market.

Loss from real estate joint ventures. Loss from real estate joint ventures decreased $14.4 million, or 75%, to $4.9 million in 2009 compared with $19.3 million in 2008. This decrease was primarily due to an impairment loss of $15.8 million in 2008 recorded on our investments in real estate joint ventures related to our investment in the Fireman’s Fund Headquarters office property. We recorded this impairment as a result of the credit crisis in 2008, which caused a decline in the fair value of our investment in Fireman’s Fund Headquarters that we determined was other than temporary. We will not be acquiring our Predecessor’s interest in Fireman’s Fund Headquarters in the formation transactions. Excluding the impairment loss in 2008, our losses from real estate joint ventures increased by $1.4 million due primarily to the results of operations at our investment in the mixed-use property in Hawaii, where there was lower paid occupancy and lower average daily rate at the hotel property for 2009 compared to 2008. Total visitor arrivals to Hawaii for 2009 were down 5.1% year over year, which impacted both the hotel and retail portions of the mixed-use property.

Loss from Discontinued Operations. Loss from discontinued operations represents the operating loss from a property in Chicago that we acquired in 2005 and disposed of in 2008, which is required to be reported separately from results of ongoing operations. The reported loss of $2.1 million in 2008, represents the loss for the period in 2008 during which we owned this property.

Gain on Sale of Real Estate from Discontinued Operations. The gain on sale of real estate from discontinued operations of $2.6 million in 2008 consisted of the sale of the Chicago property in 2008. The property was sold for $16.5 million in August 2008.

Comparison of the Year Ended December 31, 2008 to the Year Ended December 31, 2007

As of December 31, 2008 and 2007 our operating portfolio was comprised of 16 retail, office and multifamily properties with an aggregate of approximately 3.6 million rentable square feet of retail and office space and 922 residential units (including 122 RV spaces). In addition, we had noncontrolling investments in five operating properties at December 31, 2008 and 2007, which were accounted for under the equity method of accounting. The following table sets forth selected data from our consolidated statements of operations for the years ended December 31, 2008 and 2007 (dollars in thousands):

	Year Ended December 31,
	2008	2007	Change	%
Revenues
Rental income	$117,104	$113,324	$3,780	3%
Other property income	3,839	4,184	(345)	(8)

Total property revenues	120,943	117,508	3,435	3
Expenses
Rental expenses	22,029	21,674	355	2
Real estate taxes	10,890	10,878	12	—

Total property expenses	32,919	32,552	367	1

Total property income	88,024	84,956	3,068	4

General and administrative	(8,690)	(10,471)	1,781	(17)
Depreciation and amortization	(31,089)	(31,376)	287	(1)
Interest income	1,167	2,462	(1,295)	(53)
Interest expense	(43,737)	(42,902)	(835)	2
Fee income from real estate joint ventures	1,538	2,721	(1,183)	(43)
Loss from real estate joint ventures	(19,272)	(7,191)	(12,081)	168

Total other, net	(100,083)	(86,757)	(13,326)	15

Income (loss) from continuing operations	(12,059)	(1,801)	(10,258)	570
Discontinued operations
Loss from discontinued operations	(2,071)	(2,874)	803	(28)
Gain on sale of real estate from discontinued operations	2,625	—	2,625	—

Results from discontinued operations	554	(2,874)	3,428	—

Net income (loss)	(11,505)	(4,675)	(6,830)	146
Net income (loss) attributable to noncontrolling interests	(4,488)	(2,140)	(2,348)	110

Net income (loss) attributable to Predecessor	$(7,017)	$(2,535)	$(4,482)	177%

Revenue

Total property revenues. Total property revenue consists of rental revenue and other property income. Total property revenue increased $3.4 million, or 3%, to $120.9 million in 2008, compared to $117.5 million in 2007. The percentage leased by segment was as follows as of December 31, 2008 and 2007:

	Percentage Leased Year Ended December 31,
	2008	2007
Retail	97.7%	97.4%
Office	92.6	93.9
Multifamily	95.2	96.8

The increase in total property revenue is attributable primarily to the factors discussed below.

Rental revenues. Rental revenue increased $3.8 million, or 3%, to $117.1 million in 2008, compared to $113.3 million in 2007. Rental expense by segment was as follows (dollars in thousands):

	December 31,
	2008	2007	Change	%
Retail	$78,428	$76,720	$1,708	2%
Office	25,215	23,363	1,852	8
Multifamily	13,461	13,241	220	2

	$117,104	$113,324	$3,780	3%

This increase in rental revenue was primarily caused by an increase in rental rates across the portfolio and a slight increase in occupancy. Percentage leased of our retail portfolio increased to 97.7% at December 31, 2008, compared to 97.4% at December 31, 2007, which contributed to an increase in retail revenue of $1.7 million. Percentage leased at our office portfolio decreased to 92.6% at December 31, 2008, compared to 93.9% at December 31, 2007, which was offset by improved rental rates which contributed to an increase in office rental revenue of $1.9 million. Percentage leased at our multifamily portfolio decreased to 95.2% at December 31, 2008 from 96.8% at December 31, 2007. However, multifamily revenue increased $0.2 million due to higher average occupancy during 2008 compared to 2007.

Other property income. Other property income decreased $0.3 million, or 8%, to $3.8 million in 2008, compared to $4.2 million in 2007. Other property income by segment was as follows (dollars in thousands):

	Year Ended December 31,
	2008	2007	Change	%
Retail	$1,335	$1,136	$199	18%
Office	1,341	1,920	(579)	(30)
Multifamily	1,163	1,128	35	3

	$3,839	$4,184	$(345)	(8)%

Retail other property income increased to $1.3 million in 2008 from $1.1 million in 2007. The majority of the retail other property income consists of a Hawaiian general excise tax that is billed to tenants at the rate of 4.71%, which is then remitted to the state at 4.5% and included in rental expenses. The Hawaii general excise tax included in retail other property income was $1.0 million in 2008 and $0.9 million in 2007. Office other property income decreased to $1.3 million in 2008 from $1.9 million in 2007. The majority of the office other property income consists of parking income from one office building. Parking income included in other property income was $1.2 million in 2008, compared to $1.6 million in 2007. Parking income decreased due to one tenant downsizing a significant amount of staff, combined with reduced event parking. Multifamily other property income remained flat at $1.1 million for 2008 and 2007. The majority of multifamily other property income consists of laundry fees, meter fees on utilities billed back to tenants, and security deposits earned when tenants move out.

Property Expenses

Total Property Expenses. Total property expenses consist of rental expenses and real estate taxes. Total property expenses increased by $0.4 million, or 1%, to $32.9 million in 2008, compared to $32.5 million in 2007. This increase in total property expenses is attributable primarily to the factors discussed below.

Rental Expenses. Rental expenses increased $0.4 million, or 2%, to $22.0 million in 2008, compared to $21.7 million in 2007. Rental expense by segment were as follows (dollars in thousands):

	Year Ended December 31,
	2008	2007	Change	%
Retail	$13,134	$12,287	$847	7%
Office	4,565	4,647	(82)	(2)
Multifamily	4,330	4,740	(410)	(9)

	$22,029	$21,674	$355	2%

Retail rental expenses increased to $13.1 million in 2008, compared to $12.3 million in 2007. The increase in rental expense is primarily due to the increase in rental income for the retail portfolio. Office rental expenses remained flat at $4.6 million in 2008 and 2007. Multifamily rental expenses decreased to $4.3 million in 2008, compared to $4.7 million in 2007. The decrease is due to lower costs incurred for repairs in 2008 compared to 2007.

Real Estate Taxes. Real estate tax expense remained flat at $10.9 million in both 2008 and 2007. Real estate tax expense by segment was as follows (dollars in thousands):

	Year Ended December 31,
	2008	2007	Change	%
Retail	$8,044	$7,851	$193	2%
Office	2,178	2,370	(192)	(8)
Multifamily	668	657	11	2

	$10,890	$10,878	$12	—

Retail property tax expense increased to $8.0 million in 2008, compared to $7.9 million in 2007 due primarily to higher annual tax assessments. Office property tax expense decreased to $2.2 million in 2008 from $2.4 million in 2007 due to a supplemental tax assessed in 2007 at the 160 King Street property that did not occur in 2008. Multifamily property tax expense remained flat at $0.7 million in 2008 and 2007.

Property Operating Income. Property operating income increased $3.1 million, or 4%, to $88.0 million in 2008, compared to $85.0 million in 2007. As discussed above, this increase is primarily attributable to an increase in rental rates across the portfolio and a slight increase in occupancy.

Other

General and administrative. General and administrative expenses decreased $1.8 million, or 17%, to $8.7 million in 2008, compared to $10.5 million in 2007. This increase was due primarily to compensation cost reduction efforts.

Depreciation and amortization. Depreciation and amortization expense decreased $0.3 million, or 1%, to $31.1 million in 2008, compared to $31.4 million in 2007. This decrease was due primarily to full amortization of certain acquired lease intangible assets and tenant improvements.

Interest income. Interest income decreased $1.3 million, or 53%, to $1.2 million in 2008, compared with $2.5 million in 2007. This decrease was primarily due to decreased interest rates earned on invested cash and notes receivable from affiliates.

Interest expense. Interest expense increased $0.8 million, or 2%, to $43.7 million in 2008, compared with $42.9 million in 2007. This increase was primarily due to slight increases in average outstanding borrowings.

Fee income from real estate joint ventures. Fee income from real estate joint ventures decreased $1.2 million, or 43%, to $1.5 million in 2008 compared to $2.7 million in 2007. This decrease is primarily attributable to acquisition fees earned on the acquisition of Fireman’s Fund Headquarters in 2007.

Loss from real estate joint ventures. Loss from real estate joint ventures increased $12.1 million, or 168%, to $19.3 million for 2008 compared to $7.2 million for 2007. This increase was primarily due to an impairment loss of $15.8 million in 2008 recorded on our investments in real estate joint ventures related to our investment in Fireman’s Fund Headquarters office property. We recorded this impairment as a result of the credit crisis in 2008 which caused a decline in the fair value of our investment in Fireman’s Fund Headquarters that we determined was other-than-temporary. We will not be acquiring our Predecessor’s interest in Fireman’s Fund Headquarters in the formation transactions. Excluding the impairment loss in 2008, our losses from real estate joint ventures decreased by $3.8 million primarily attributable to our investment in a mixed-use property in Hawaii, where the hotel, which opened in 2007, incurred fewer start up costs in 2008 compared to 2007, offset by a reduction in tourism in 2008, which impacted both the hotel and retail property.

Loss from Discontinued Operations. Loss from discontinued operations represents the operating loss from a property in Chicago that we acquired in 2005 and disposed of in 2008, which is required to be reported separately from results of ongoing operations. The reported loss of $2.1 million and $2.9 million in 2008 and 2007, respectively, represents the loss for these periods relating to this property.

Gain on Sale of Real Estate from Discontinued Operations. The gain on sale of real estate from discontinued operations of $2.6 million in 2008 consisted of the sale of the Chicago property in 2008. The property was sold for $16.5 million in August of 2008.

Liquidity and Capital Resources

Analysis of Liquidity and Capital Resources

We believe that this offering and the formation transactions will improve our financial position through changes in our capital structure, including a reduction in our leverage. After completion of this offering and the formation transactions, we expect our ratio of debt to total market capitalization to be approximately 44.6% (42.8% if the underwriters’ overallotment option is exercised in full). Our total market capitalization is defined as the sum of the market value of our outstanding common stock (which may decrease, thereby increasing our debt to total capitalization ratio), including restricted stock that we may issue to certain of our directors and executive officers, plus the aggregate value of common units not owned by us, plus the book value of our total consolidated indebtedness, excluding fair value adjustments. On a pro forma basis, as of September 30, 2010, we had approximately $171.8 million of cash and cash equivalents (which includes the following amounts that are included in the use of proceeds but will not be expended immediately upon the completion of this offering (1) $8.5 million for tenant improvements and leasing commissions at The Landmark at One Market and (2) $2.0 million to pay costs related to the renovation of Solana Beach Towne Centre, and assumes no exercise of the underwriters’ overallotment option) and approximately $9.5 million of restricted cash. In addition, we anticipate entering into an agreement for a $250.0 million revolving credit facility for which the lead arrangers have secured commitments. We expect all $250.0 million to be available to us upon consummation of this offering. We intend to use the revolving credit facility for, among other things, general corporate purposes, including acquisitions and development and redevelopment of properties in our portfolio, working capital and the payment of capital expenses.

Our short-term liquidity requirements consist primarily of operating expenses and other expenditures associated with our properties, dividend payments to our stockholders required to maintain our REIT status, capital expenditures and, potentially, acquisitions. We expect to meet our short-term liquidity requirements through net cash provided by operations, reserves established from existing cash and the proceeds of this offering and, if necessary, borrowings available under our revolving credit facility.

Our properties require periodic investments of capital for tenant-related capital expenditures and for general capital improvements. For the nine months ended September 30, 2010 and years ended December 31, 2009, 2008 and 2007, our weighted average annual tenant improvement and leasing commission costs were $30.57 per square foot of leased retail space and $17.22 per square foot of leased office space. As of September 30, 2010, we had commitments under leases in effect for $10.5 million of tenant improvements and leasing commissions.

Our long-term liquidity needs consist primarily of funds necessary to pay for the repayment of debt at maturity, property acquisitions, tenant improvements and non-recurring capital improvements. We expect to meet our long-term liquidity requirements to pay scheduled debt maturities and to fund property acquisitions and non-recurring capital improvements with net cash from operations, long-term secured and unsecured indebtedness and the issuance of equity and debt securities. We also may fund property acquisitions and non-recurring capital improvements using our revolving credit facility pending permanent financing.

We believe that, upon the completion of this offering, and as a publicly traded REIT, we will have access to multiple sources of capital to fund our long-term liquidity requirements, including the incurrence of additional debt and the issuance of additional equity. However, as a new public company, we cannot assure you that this will be the case. Our ability to incur additional debt will be dependent on a number of factors, including our degree of leverage, the value of our unencumbered assets and borrowing restrictions that may be imposed by lenders. Our ability to access the equity capital markets will be dependent on a number of factors as well, including general market conditions for REITs and market perceptions about our company.

Contractual Obligations

The following table outlines the timing of required payments related to our commitments as of December 31, 2009 on a pro forma basis to reflect the obligations we expect to have upon completion of this offering and the formation transactions.

	Payments by Period
Contractual Obligations (in thousands)	Total	Within 1 Year		2 Years	3 Years	4 Years	5 Years	More than 5 Years
Principal payments on long-term indebtedness(1)	$883,600	$4,245		$4,461	$4,825	$5,413	$262,104	$602,552
Interest payments(1)	319,326	49,837		49,673	49,498	49,090	42,583	78,645
Operating lease(2)	2,104	1,403		701	—	—	—	—
Tenant-related commitments	16,772	10,065	(3)	6,707	—	—	—	—

Total	$1,221,802	$65,550		$61,542	$54,323	$54,503	$304,687	$681,197

(1)	Includes principal and interest payments on loans refinanced in June 2010 based upon refinanced interest rate and due dates.
(2)	On July 30, 2010, we sent a notification letter to exercise our renewal option for our lease at the Annex portion of the Landmark at One Market to extend this lease through June 30, 2016, which otherwise would have expired on June 30, 2011. For the period from July 1, 2011 to June 30, 2016 monthly lease payments for the 44,200 square foot Annex will be based on an annual base rental rate of $40 per rentable square foot for the first year, with a $1 increase in the annual base rental rate per rentable square foot in each successive year, resulting in an annual base rent of $44 per rentable square foot in the final year of the lease. We are entitled to abatement of all base rent for the three month period commencing on July 1, 2011.
(3)	Amount includes $8.5 million for tenant improvements and leasing commissions at The Landmark at One Market. See “Use of Proceeds.”

Consolidated Indebtedness to be Outstanding after this Offering

Upon completion of this offering and the formation transactions, we expect to have approximately $879.0 million of outstanding consolidated long-term secured debt. The following table sets forth information as of September 30, 2010 (on a pro forma basis) with respect to the indebtedness that we expect will be outstanding after completion of this offering and the formation transactions (dollars in thousands):

Debt	Pro Forma Amount Outstanding at September 30, 2010		Interest Rate	Annual Debt Service	Maturity Date	Balance at Maturity
Wholly Owned Property Debt
Alamo Quarry Market(1)(2)	$98,494		5.67%	$7,567	January 8, 2014	$91,717
160 King Street(3)	33,298		5.68	3,350	May 1, 2014	27,513
Waikele Center(4)	140,700		5.15	7,360	November 1, 2014	140,700
The Shops at Kalakaua(4)	19,000		5.45	1,053	May 1, 2015	19,000
The Landmark at One Market(2)(4)	133,000		5.61	7,558	July 5, 2015	133,000
Del Monte Center(4)	82,300		4.93	4,121	July 8, 2015	82,300
Imperial Beach Gardens(4)	20,000		6.16	1,250	September 1, 2016	20,000
Mariner’s Point(4)	7,700		6.09	476	September 1, 2016	7,700
South Bay Marketplace(4)	23,000		5.48	1,281	February 10, 2017	23,000
Waikiki Beach Walk—Retail(4)	130,310		5.39	7,117	July 1, 2017	130,310
Solana Beach Corporate Centre III-IV(1)	37,330		6.39	2,418	August 1, 2017	35,136
Loma Palisades(4)	73,744		6.09	4,553	July 1, 2018	73,744
Torrey Reserve—North Court(1)	22,224		7.22	1,864	June 1, 2019	19,328
Torrey Reserve—VCI, VCII, VCIII(1)	7,474		6.36	560	June 1, 2020	6,439
Solana Beach Corporate Centre I-II(1)	11,967		5.91	855	June 1, 2020	10,169
Solana Beach Towne Centre(1)	39,891		5.91	2,849	June 1, 2020	33,898

Total/Weighted Average Interest Rate	$880,432	(5)	5.59%	$54,135		$853,954
Principal payments for the period from September 30, 2010 through the completion of this offering	(1,419)

Total	$879,013

(1)	Principal payments based on a 30-year amortization schedule.
(2)	Maturity date is the earlier of the loan maturity date under the loan agreement, or the “Anticipated Repayment Date” as specifically defined in the loan agreement, which is the date after which substantial economic penalties apply if the loan has not been paid off.
(3)	Principal payments based on a 20-year amortization schedule.
(4)	Interest only.
(5)	Amount does not equal pro forma balance sheet due to fair value of debt adjustments.

Description of Certain Debt

The following is a summary of the material provisions of the loan agreements evidencing our material debt to be outstanding upon the closing of this offering and the consummation of the formation transactions.

Mortgage Loan Secured by Alamo Quarry

Our Alamo Quarry property is subject to senior mortgage debt with an original principal amount of $109 million, which is securitized debt that is currently held by Bank of America, N.A, as successor by merger to LaSalle Bank, N.A., as Trustee for Bear Stearns Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates Series 2003—PWR2.

Maturity and Interest. The loan has a maturity date of January 8, 2014 and bears interest at a rate per annum of 5.67%. This loan requires regular payments of principal and interest.

Security. The loan was made to two borrower subsidiaries, and is secured by a first-priority deed of trust lien on the Alamo Quarry property, a security interest in all personal property used in connection with the Alamo Quarry property and an assignment of all leases, rents and security deposits relating to the property.

Prepayment. The loan may be voluntarily defeased in whole or in part, subject to satisfaction of customary defeasance requirements in effect for a prepayment prior to January 8, 2014, at which time the loan may be voluntarily prepaid without penalty or premium.

Events of Default. The loan agreement contains customary events of default, including defaults in the payment of principal or interest, defaults in compliance with the covenants contained in the documents evidencing the loan, defaults in payments under any other security instrument covering any part of the property, whether junior or senior to the loan, and bankruptcy or other insolvency events.

Mortgage Loan Secured by Waikele Center

The Waikele Center is subject to senior mortgage debt with an original principal amount of $140.7 million, which is securitized debt that is currently held by Bank of America, N.A., as successor by merger to LaSalle Bank, N.A., as Trustee for Morgan Stanley Capital I, Inc., Commercial Mortgage Pass-Through Certificates, Series 2005-TOP17.

Maturity and Interest. The loan has a maturity date of November 1, 2014 and bears interest at a rate per annum of 5.1452%. This is an interest only loan.

Security. The loan was made to two borrower subsidiaries, and is secured by a first-priority deed of trust lien on the Waikele Center, a security interest in all personal property used in connection with the Waikele Center and an assignment of all leases, rents and security deposits relating to the property.

Prepayment. The loan may be voluntarily defeased in whole or in part, subject to satisfaction of customary defeasance requirements in effect for a prepayment prior to November 1, 2014, at which time the loan may be voluntarily prepaid without penalty or premium.

Events of Default. The loan agreement contains customary events of default, including defaults in the payment of principal or interest, defaults in compliance with the covenants contained in the documents evidencing the loan, defaults in payments under any other security instrument covering any part of the property, whether junior or senior to the loan, and bankruptcy or other insolvency events.

Mortgage Loan Secured by the Landmark at One Market

The Landmark at One Market is subject to senior mortgage debt with an original principal amount of $133.0 million, which is securitized debt that is currently held by Bank of America, N.A., as successor by merger to LaSalle Bank, N.A., as Trustee for the Morgan Stanley Capital I, Inc. Commercial Mortgage Pass-Through Certificates; Series 2005-HQ6.

Maturity and Interest. The loan has a maturity date of July 5, 2015 and bears interest at a rate per annum of 5.605%. This is an interest only loan.

Security. The loan was made to two borrower subsidiaries, and is secured by a first-priority deed of trust lien on The Landmark at One Market, a security interest in all personal property used in connection with The Landmark at One Market and an assignment of all leases, rents and security deposits relating to the property.

Prepayment. The loan may be voluntarily defeased in whole or in part, subject to satisfaction of customary defeasance requirements in effect for a prepayment prior to July 5, 2015, at which time the loan may be voluntarily prepaid without penalty or premium.

Events of Default. The loan agreement contains customary events of default, including defaults in the payment of principal or interest, defaults in compliance with the covenants contained in the documents evidencing the loan and bankruptcy or other insolvency events.

Mortgage Loan Secured by Del Monte Center

Del Monte Center is subject to senior mortgage debt with an original principal amount of $82.3 million, which is securitized debt that is currently held by Wells Fargo Bank, N.A., as Trustee for the registered Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2005-C5 under that certain Pooling and Servicing Agreement, dated as of November 1, 2005.

Maturity and Interest. The loan has a maturity date of July 8, 2015 and bears interest at a rate per annum of 4.9256%. This is an interest only loan.

Security. The loan was made to four borrower subsidiaries, and is secured by a first-priority deed of trust lien on the Del Monte Center property, a security interest in all personal property used in connection with the Del Monte Center property and an assignment of all leases, rents and security deposits relating to the property.

Prepayment. The loan may be voluntarily defeased in whole or in part, subject to satisfaction of customary defeasance requirements in effect for a prepayment prior to July 8, 2015, at which time the loan may be voluntarily prepaid without penalty or premium.

Events of Default. The loan agreement contains customary events of default, including defaults in the payment of principal or interest, defaults in compliance with the covenants contained in the documents evidencing the loan, defaults in payments under any other security instrument covering any part of the property, whether junior or senior to the loan, and bankruptcy or other insolvency events.

Mortgage Loan Secured by Waikiki Beach Walk – Retail

Waikiki Beach Walk—Retail is subject to senior mortgage debt with an original principal amount of $130.3 million, which is securitized debt that is currently held by KeyCorp Real Estate Capital Markets, Inc. d/b/a KeyBank Real Estate Capital as Master Servicer in trust for Wells Fargo Bank, N.A., as trustee for the registered Holders of Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2008-C1.

Maturity and Interest. The loan has a maturity date of July 1, 2017 and bears interest at a rate per annum of 5.387%. This is an interest only loan.

Security. The loan was made to a single borrower subsidiary, and is secured by a first-priority deed of trust lien on Waikiki Beach Walk—Retail, a security interest in all personal property used in connection with Waikiki Beach Walk—Retail and an assignment of all leases, rents and security deposits relating to the property.

Prepayment. The loan may be voluntarily defeased in whole or in part, subject to satisfaction of customary defeasance requirements in effect for a prepayment prior to July 1, 2017, after which time the loan may be voluntarily prepaid without penalty or premium.

Events of Default. The loan agreement contains customary events of default, including defaults in the payment of principal or interest, defaults in compliance with the covenants contained in the documents evidencing the loan, defaults in payments under any other security instrument covering any part of the property, whether junior or senior to the loan, and bankruptcy or other insolvency events.

Mortgage Loan Secured by Loma Palisades

Loma Palisades is subject to senior mortgage debt with an original principal amount of $73.7 million, which is securitized debt under the Federal Home Loan Mortgage Corporation program, or Freddie Mac, that is currently held by Wells Fargo Bank, N.A.

Maturity and Interest. The loan has a maturity date of July 1, 2018 and bears interest at a rate per annum of 6.09%. This is an interest only loan.

Security. The loan was made to a single borrower subsidiary, and is secured by a first-priority deed of trust lien on Loma Palisades, a security interest in all personal property used in connection with Loma Palisades and an assignment of all leases, rents and security deposits relating to the property.

Prepayment. The loan may be voluntarily prepaid in whole or in part, subject to satisfaction of customary yield maintenance requirements in effect for a prepayment prior to April 1, 2018, at which time the loan may be voluntarily prepaid without penalty or premium.

Events of Default. The loan agreement contains customary events of default, including defaults in the payment of principal or interest, defaults in compliance with the covenants contained in the documents evidencing the loan and bankruptcy or other insolvency events.

Revolving Credit Facility

A group of lenders for which an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated will act as administrative agent and joint arranger, and an affiliate of Wells Fargo Securities, LLC will act as syndication agent and joint arranger, have provided commitments for a revolving credit facility allowing borrowings of up to $250 million, all of which we expect to be available to us upon consummation of this offering. We expect the facility to have a term of three years and that we will have the option to extend the facility for one additional year if we meet specified requirements. We also expect the facility to have an accordion feature that may allow us to increase the availability thereunder by up to $150.0 million, subject to meeting specified requirements and obtaining additional commitments from lenders. We expect to use this facility for general corporate purposes, including working capital, the payment of capital expenses, acquisitions and development and redevelopment of properties in our portfolio.

The revolving credit facility is expected to bear interest at the rate of either LIBOR or a base rate, in each case plus a margin that will vary depending on our leverage ratio. The amount available for us to borrow under the facility will be subject to the net operating income of our properties that form the borrowing base of the facility and a minimum implied debt yield of such properties.

This revolving credit facility will include a number of customary financial covenants, including:

•	a maximum leverage ratio (defined as total indebtedness net of certain unrestricted cash and cash equivalents to total asset value) of 65% on or prior to December 31, 2011 and 60% thereafter,

•	a minimum fixed charge coverage ratio (defined as consolidated earnings before interest, taxes, depreciation and amortization to consolidated fixed charges) of 1.50x,

•	a maximum secured leverage ratio (defined as total secured indebtedness to secured total asset value) of 57.5% on or prior to December 31, 2012 and 50% thereafter,

•

a minimum tangible net worth equal to at least 75% of our tangible net worth at the closing of this offering plus 85% of the net proceeds of any additional equity issuances (other than additional equity issuances in connection with any dividend reinvestment program), and

•	a $35.0 million limit on the maximum principal amount of recourse indebtedness we may have outstanding at any time, other than under our revolving credit facility.

The revolving credit facility is expected to provide that our annual distributions may not exceed the greater of (1) 95.0% of our FFO or (2) the amount required for us to (x) qualify and maintain our REIT status and (y) avoid the payment of federal or state income or excise tax. If certain events of default exist or would result from a distribution, we may be precluded from making distributions other than those necessary to qualify and maintain our status as a REIT.

We expect that we and certain of our subsidiaries will guarantee the obligations under the revolving credit facility and that certain of our subsidiaries will pledge specified equity interests in our subsidiaries as collateral for the revolving credit facility obligations.

Off-Balance Sheet Arrangements

Our Predecessor has four joint venture arrangements with unrelated third parties. The Predecessor accounts for these investments under the equity method of accounting. The properties owned by these unconsolidated joint ventures are as follows:

Property	Type	Location
Solana Beach Towne Centre	Retail	Solana Beach, CA
Solana Beach Corporate Centre	Office	Solana Beach, CA
Fireman’s Fund Headquarters	Office	Novato, CA
Waikiki Beach Walk	Mixed-Use	Honolulu, HI

Pursuant to the formation transactions, we will acquire all of these properties, excluding Fireman’s Fund Headquarters. Upon completion of this offering and the formation transactions, we will not have any joint ventures. Other than the items disclosed above under the heading “Contractual Obligations,” upon the completion of this offering we will have no off-balance sheet arrangements that are reasonably likely to have a current or future material effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Interest Rate Risk

FASB ASC Topic 815, Derivative and Hedging, requires us to recognize all derivatives on the balance sheet at fair value. Derivatives that do not qualify as hedges must be adjusted to fair value and the changes in fair value must be reflected as income or expense. If the derivative qualifies as a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income, which is a component of equity. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings.

Upon completion of this offering and the repayment of indebtedness described in “Use of Proceeds,” we will not hold any variable-rate debt and will not be subject to fluctuations in interest rates in the near term.

Cash Flows

Comparison of the nine months ended September 30, 2010 to the nine months ended September 30, 2009

Cash and cash equivalents were $37.4 million and $24.3 million as of September 30, 2010 and 2009, respectively.

Net cash provided by operating activities increased by $0.1 million to $37.6 million for the nine months ended September 30, 2010, compared to $37.5 for the nine months ended September 30, 2009. The increase is due to an increase in net income for the period.

Net cash used in investing activities increased $9.1 million to $15.4 million for the nine months ended September 30, 2010, compared to $6.3 million for the nine months ended September 30, 2009. The increase was primarily due to the acquisition of the outside ownership interest in The Landmark at One Market for $19.7 million, which was net of cash acquired of $3.3 million. Additionally, $0.8 million in notes receivable were issued to American Assets, Inc. during the nine months ended September 30, 2010 compared to net receipts from repayments of notes receivable of $0.5 million for the nine months ended September 30, 2009. This was offset by distributions of $10.6 million from the equity investment in the Solana Beach Towne Centre and Solana Beach Corporate Centre properties upon refinancing of the debt on the properties on June 1, 2010. There was also $1.3 million lower uses of cash for capital expenditures and lease commissions.

Net cash used in financing activities decreased $16.8 million to $9.0 million for the nine months ended September 30, 2010, compared to $25.8 million for the nine months ended September 30, 2009. The decrease was primarily due to new financings of $23.0 million made upon the acquisition of The Landmark at One Market. The increased financing was offset by a $2.7 million increase in net distributions to controlling and noncontrolling interests. Additionally, excluding the $23.0 million financing for The Landmark at One Market, net repayments of loans increased by $3.7 million in the aggregate in connection with the refinancing of certain loans on Torrey Reserve Campus, including the Torrey Reserve—VCI, Torrey Reserve—VCII, and Torrey Reserve—VCIII loans in June 2010 and refinancing the Torrey Reserve—North Court and Torrey Reserve—Daycare loans in May 2009.

Comparison of year ended December 31, 2009 to the year ended December 31, 2008

Cash and cash equivalents were $24.2 million and $19.0 million, at December 31, 2009 and 2008, respectively.

Net cash provided by operating activities decreased $0.1 million to $47.5 million for the year ended December 31, 2009, compared to $47.6 million for the year ended December 31, 2008.

Net cash used in investing activities decreased $9.6 million to $7.5 million for the year ended December 31, 2009, compared to cash flow provided by investing activities of $2.1 million for the year ended December 31, 2008. The decrease was primarily due to the sale of a property in Chicago in 2008 that resulted in $16.5 million of cash proceeds, with no comparable sale in 2009. The cash flow from the sale was offset by a decrease of $12.9 million in the use of cash for capital expenditures in 2009 as compared to 2008 related primarily to construction activities at Valencia Corporate Center and Waikele Center in 2008 and a decrease of $1.7 million in cash used for lease commissions due to fewer new leases and lease renewals in 2009. In addition, the funding of notes to AAI decreased from net issuances of $3.5 million in 2008 compared to net repayments of $1.1 million in 2009, including repayments of notes related to discontinued operations. The decrease in cash outflows were offset by a decrease in distributions of capital from real estate joint ventures, which were $11.4 million in 2008 and $0.0 million in 2009.

Net cash used in financing activities decreased $15.3 million to $34.7 million for the year ended December 31, 2009, compared to $50.0 million for the year ended December 31, 2008. The decrease was primarily due to lower net distributions of $52.1 million to controlling and noncontrolling interests including a $15.9 million distribution in 2008 after the sale of a property in Chicago. Net distributions were $23.5 million in 2009, compared to $59.6 million in 2008, excluding the $15.9 million distribution after the sale of the Chicago property. Additionally, net borrowings decreased by $36.7 million to net repayments of $(10.7) million in 2009, compared to net issuances of $26.0 million in 2008 related to the refinancing of the Loma Palisades debt and issuances of notes to affiliates.

Comparison of the year ended December 31, 2008 to the year ended December 31, 2007

Cash and cash equivalents were $19.0 million and $19.2 million, at December 31, 2008 and 2007, respectively.

Net cash provided by operating activities increased by $16.4 million to $47.6 million for the year ended December 31, 2008, compared to $31.2 million for the year ended December 31, 2007. The increase was primarily due to an increase in net income, excluding a $15.8 million impairment loss recorded on the investment in Fireman’s Fund in 2008, and additional distributions from operations of unconsolidated real estate joint ventures in 2008.

Net cash provided by investing activities increased $46.5 million to $2.1 million for the year ended December 31, 2008, compared to net cash used of $44.4 million for the year ended December 31, 2007. The increase was primarily due to increased net cash flows from unconsolidated joint ventures of $31.3 million from a use of cash of $19.9 million in 2007, compared to sources of cash of $11.4 million in 2008. This increase is due primarily to the formation of the entity owning Fireman’s Fund Headquarters and additional contributions to the Waikiki Beach Walk entities in 2007, offset by distributions by the entities owning Solana Beach Towne Centre and Solana Beach Corporate Centre and one Waikiki Beach Walk entity upon refinancing of the loans at those properties. In 2008, distributions of capital from real estate joint ventures of $11.4 million were received from a Waikiki Beach Walk entity related to the refinancing of debt. In addition cash flow from investing activities related to discontinued operations increased by a net of $14.7 million, related to the sale of an operating property in 2008.

Net cash used in financing activities was $50.0 million for the year ended December 31, 2008, compared to net cash provided by financing of $18.9 million for the year ended December 31, 2007. The increase was primarily due to increased net distributions to controlling and noncontrolling interests of $74.0 million, primarily as a result of cash available for distribution from operations and distributions to controlling interests of $15.9 million upon sale of the property in 2008. Additionally, net issuances of debt increased by $5.4 million related to the refinancing of the Loma Palisades loan in 2008 and issuance of notes to affiliates and the South Bay Marketplace, Torrey Reserve—ICW Plaza and Valencia Corporate Center loan refinances in 2007.

Net Operating Income

Net Operating Income, or NOI, is a non-GAAP financial measure of performance. NOI is used by investors and our management to evaluate and compare the performance of our properties and to determine trends in earnings and to compute the fair value of our properties as it is not affected by (1) the cost of funds of the property owner, (2) the impact of depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with GAAP, or (3) general and administrative expenses and other gains and losses that are specific to the property owner. The cost of funds is eliminated from net income because it is specific to the particular financing capabilities and constraints of the owner. The cost of funds is also eliminated because it is dependent on historical interest rates and other costs of capital as well as past decisions made by us regarding the appropriate mix of capital which may have changed or may change in the future. Depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets are eliminated because they may not accurately represent the actual change in value in our retail, office or multifamily properties that result from use of the properties or changes in market conditions. While certain aspects of real property do decline in value over time in a manner that is reasonably captured by depreciation and amortization, the value of the properties as a whole have historically increased or decreased as a result of changes in overall economic conditions instead of from actual use of the property or the passage of time. Gains and losses from the sale of real property vary from property to property and are affected by market conditions at the time of sale which will usually change from period to period. These gains and losses can create distortions when comparing one period to another or when comparing our operating results to the operating results of other real estate companies that have not made similarly timed purchases or sales. We believe that eliminating these costs from net income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred in operating our properties as well as trends in occupancy rates, rental rates and operating costs.

However, the usefulness of NOI is limited because it excludes general and administrative costs, interest expense, interest income and other expense, depreciation and amortization expense and gains or losses from the sale of properties, and other gains and losses as stipulated by GAAP, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, all of which are significant economic costs. NOI may fail to capture significant trends in these components of net income which further limits its usefulness.

NOI is a measure of the operating performance of our properties but does not measure our performance as a whole. NOI is therefore not a substitute for net income as computed in accordance with GAAP. This measure should be analyzed in conjunction with net income computed in accordance with GAAP and discussions elsewhere in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the components of net income that are eliminated in the calculation of NOI. Other companies may use different methods for calculating NOI or similarly entitled measures and, accordingly, our NOI may not be comparable to similarly entitled measures reported by other companies that do not define the measure exactly as we do.

The following is a reconciliation of our pro forma and historical NOI to net income for the nine months ended September 30, 2010 and September 30, 2009 and for the years ended December 31, 2009, 2008 and 2007 computed in accordance with GAAP (in thousands):

	Pro Forma Nine Months Ended September 30, 2010	Historical Predecessor Nine Months Ended September 30,		Pro Forma Year Ended December 2009	Historical Predecessor Year Ended December 31,
		2010	2009		2009	2008	2007
Net operating income	$98,254	$68,694	$67,327	$132,825	$88,401	$88,024	$84,956
General and administrative	(8,051)	(4,924)	(5,089)	(11,129)	(7,058)	(8,690)	(10,471)
Depreciation and amortization	(40,665)	(27,672)	(22,285)	(48,732)	(29,858)	(31,089)	(31,376)
Interest income and other, net	(170)	62	134	(113)	173	1,167	2,462
Interest expense	(41,222)	(34,057)	(32,395)	(55,042)	(43,290)	(43,737)	(42,902)
Fee income from real estate joint ventures	—	2,201	1,300	—	1,736	1,538	2,721
Income (loss) from real estate joint ventures	—	866	(3,685)	—	(4,865)	(19,272)	(7,191)
Results from discontinued operations	—	—	—	—	—	554	(2,874)

Net income (loss)	$8,146	$5,170	$5,307	$17,809	$5,239	$(11,505)	$(4,675)

Other Net Operating Income Data
Net operating income	$98,254	$68,694	$67,327	$132,825	$88,401	$88,024	$84,956
Above and below market rents	1,573	1,518	1,055	1,195	1,407	170	(294)
Straight line rent adjustments	(1,138)	(558)	(644)	(2,063)	(943)	(2,119)	(2,279)

Funds From Operations

We calculate funds from operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring our operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

The following table sets forth a reconciliation of our pro forma FFO for the nine months ended September 30, 2010 and the year ended December 31, 2009 to net income, the nearest GAAP equivalent (in thousands):

	Pro Forma
	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Pro forma net income	$8,146	$17,809
Plus: pro forma real estate depreciation and amortization	40,665	48,732

Pro forma funds from operations	$48,811	$66,541

Inflation

Substantially all of our office and retail leases provide for separate real estate tax and operating expense escalations. In addition, many of the leases provide for fixed base rent increases. We believe that inflationary increases may be at least partially offset by the contractual rent increases and expense escalations described above. In addition, our multifamily leases (other than at our RV resort where spaces can be rented at a daily, weekly or monthly rate) generally have lease terms ranging from 7 to 15 months, with a majority having 12-month lease terms, and generally allow for rent adjustments at the time of renewal, which we believe reduces our exposure to the effects of inflation.

Recently Issued Accounting Literature

FASB Accounting Standards Codification

In June 2009, the Financial Accounting Standards Board, or FASB, issued new accounting requirements, which make the FASB Accounting Standards Codification, or Codification, the single source of authoritative literature for U.S. accounting and reporting standards. The Codification is not meant to change existing GAAP but rather provide a single source for all literature. The standard is effective for all periods ending after September 15, 2009. The standard required our financial statements to reflect Codification or “plain

English” references rather than references to FASB Statements, Staff Positions or Emerging Issues Task Force Abstracts. The adoption of this requirement impacted certain disclosures in the financial statement but did not have an impact on our combined financial position, results of operations, or cash flows.

Recently Adopted Accounting Pronouncements

Effective January 1, 2009, we adopted a new accounting standard that broadens and clarifies the definition of a business, which will result in significantly more of our acquisitions being treated as business combinations rather than asset acquisitions. The new requirement is effective for business combinations for which the acquisition date is on or after January 1, 2009, and therefore, will only impact prospective acquisitions with no change to the accounting for acquisitions completed prior to or on December 31, 2008. The new standard requires us to expense all acquisition related transaction costs as incurred which could include broker fees, transfer taxes, legal, accounting, valuation, and other professional and consulting fees. For acquisitions prior to January 1, 2009, these costs were capitalized as part of the acquisition cost. While the adoption did not have a material impact on our Predecessor’s financial statements for 2009, the impact to our future combined financial statements will vary significantly depending on the timing and number of acquisitions or potential acquisitions, size of the acquisitions, and location of the acquisitions. The new standard includes several other changes to the accounting for business combinations including requiring contingent consideration to be measured at fair value at acquisition and subsequently remeasured through the income statement if accounted for as a liability as the fair value changes, any adjustments during the purchase price allocation period to be “pushed back” to the acquisition date with prior periods being adjusted for any changes, and the business combination to be accounted for on the acquisition date or the date control is obtained.

Effective January 1, 2009, we adopted a new accounting standard that significantly changes the accounting and reporting of minority interests in the combined financial statements and requires a noncontrolling interest, which was previously referred to as a minority interest, to be recognized as a component of equity rather than included in the mezzanine section of the balance sheet where it was previously presented. The terminology “minority interest” has been changed to “noncontrolling interest.” The “minority interest” caption on the statement of operations is now reflected as “net income attributable to noncontrolling interests” and shown after combined net income. This is a presentation only change for minority interest on both the balance sheet and statement of operations and has no impact to total liabilities and shareholders’ equity, or net income available to common shareholders. The statement also requires the recognition of 100% of the fair value of assets acquired and liabilities assumed in acquisitions of less than 100% controlling interest with subsequent acquisitions of the noncontrolling interest recorded as equity transactions. The new accounting standard was adopted effective January 1, 2009 and has been applied prospectively except for the presentation changes to the balance sheet and statement of operations which have been applied retrospectively in the 2008 and 2007 combined financial statements. While there was no additional impact on the combined financial statements during 2009, the impact on our future combined financial statements will vary depending on the level of transactions with entities involving noncontrolling interests. The adoption of this standard impacted our accounting for the acquisition of the outside interest in The Landmark at One Market.

Effective January 1, 2009, we adopted a new accounting standard that requires enhanced disclosures about an entity’s derivative instruments and hedging activities. The adoption did not have an impact on our combined financial statements as we currently have no derivative instruments outstanding.

Effective January 1, 2009, we adopted a new accounting standard which clarifies the accounting for certain transactions and impairment considerations involving equity method investments. The new accounting standard clarifies that equity method investments should initially be measured at cost, the issuance of shares by the investee would result in a gain or loss on issuance of shares reflected in the income statement of the equity investor, and that a loss in value of an equity investment which is other than a temporary decline should be recognized. The standard was effective on a prospective basis beginning on January 1, 2009, and did not have a material impact on our financial position, results of operations, or cash flows.

Effective January 1, 2009, we adopted certain accounting guidance within ASC Topic 740, Income Taxes, or ASC 740, with respect to how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. The guidance requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing our tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit of expense in the current year. We are required to analyze all open tax years, as defined by the statute of limitations, for all major jurisdictions, which includes federal and certain states. We have had no examinations in progress and none are expected at this time. As of December 31, 2009, we have reviewed all open tax years and major jurisdictions and concluded the adoption of the new accounting guidance resulted in no impact to our financial position or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns.

As of April 1, 2009, we adopted a new accounting standard which establishes general standards of accounting and disclosure of events that occur after the balance sheet date but before the financial statements are issued or available to be issued and requires disclosure of the date through which subsequent events have been evaluated.

In June 2009, the FASB issued a new accounting standard which provides certain changes to the evaluation of a VIE including requiring a qualitative rather than quantitative analysis to determine the primary beneficiary of a VIE, continuous assessments of whether an enterprise is the primary beneficiary of a VIE, and enhanced disclosures about an enterprise’s involvement with a VIE. The standard is effective January 1, 2010, and is applicable to all entities in which an enterprise has a variable interest. The adoption of this standard did not have a material impact on our financial position, results of operations, or cash flows.

In January 2010, the FASB issued a new accounting standard to improve disclosure over fair value measurements. The new standard amends previously issued guidance and clarifies and provides additional disclosure requirements relating to recurring and non-recurring fair value measurements. This standard became effective for our on January 1, 2010. The adoption of the standard did not have a material impact on our combined financial statements.

Unaudited Interim Information

The financial statements as of September 30, 2010 and for the nine months ended September 30, 2010 and 2009 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the respective interim periods. All such adjustments are of a normal recurring nature.

Quantitative and Qualitative Disclosures about Market Risk

Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. As of September 30, 2010, we do not hold any derivative financial instruments.

Under our pro forma capital structure, we do not hold any variable-rate debt and are not subject to fluctuations in interest rates in the near term.

As of September 30, 2010, on a pro forma basis, our total consolidated outstanding debt was approximately $880.4 million of fixed-rate secured mortgage loans. As of September 30, 2010, the fair value of our pro forma fixed rate secured mortgage loans was approximately $871.3 million.

INDUSTRY BACKGROUND AND MARKET OPPORTUNITY

Unless otherwise indicated, all information in this Industry Background and Market Opportunity section is derived from the market study prepared for us by RCG in December 2010.

Our Markets

We will primarily target high-barrier-to-entry markets in Southern and Northern California and Hawaii that exhibit attractive economic fundamentals and have favorable long term supply-demand characteristics. Specifically, our target markets in California include the metropolitan areas of San Diego, Los Angeles and Orange County as well as the San Francisco Bay Area. In Hawaii, our target markets include the greater Honolulu area, where our existing assets are located, but may include other markets and submarkets that exhibit similar attractive investment fundamentals. Listed below is a summary of the California and Hawaii economies, summaries of each of our existing target markets, as well as San Antonio, Texas, where we own a premier retail center.

California Economy

California is the largest state economy in the United States and represents the equivalent of the world’s eighth largest economy, producing $1.8 trillion in goods and services in 2008 and accounting for approximately 13% of the national gross domestic product. According to RCG, California accounts for roughly one out of every 10 workers in the United States and has non-farm employment of more than 13.9 million people as of May 2010. California’s mean income per capita was 8.2% higher than the national figure in 2009, illustrating the state’s highly educated workforce and greater share of skilled workers. Major industries within the state include technology innovation and investment, financial services, life sciences, media, trade, agriculture and tourism. California is a highly attractive place to live and work and tends to recover more quickly from recessions as population growth fuels economic expansion. Additionally, the state’s diverse industry mix has historically led to stronger economic growth during periods of national economic expansion. As a result of California’s attractive economic fundamentals, we believe that California is well positioned for meaningful growth in the coming years and presents a compelling commercial real estate investment opportunity and environment.

According to RCG, California is slowly emerging from the recent recession with employment gains in recent months serving as a leading indicator. RCG expects job creation to continue in 2010, at 0.9% or 124,000 jobs, but to accelerate in 2011 and 2012 to 1.3% and 1.6%, respectively, adding 394,000 jobs during the two-year period.

Retail

Regionally, 70% of California’s retail space is located in Southern California including the Los Angeles, Orange County, San Diego and Inland Empire metropolitan areas. While the overall retail market softened in 2009, positive trends in retail sales and cargo volumes at California ports suggest that consumers are becoming more confident in their personal financial situations and demand for retail space is expected to increase accordingly. Tourism plays a significant role in the support of California’s retail market, with visitors to the state spending an estimated $87.7 billion in 2009 according to the California Travel & Tourism Commission. RCG expects the volume of tourism in the state to increase over the next several years, especially from international visitors. In 2010, vacancy is expected to stabilize at 8.4% and decrease incrementally to reach 6.0% by 2014.

California’s limited desirable land supply, stringent regulatory environment and environmental restrictions make it one of the most challenging markets in the United States for new construction, thus limiting new supply. Additionally, high land and construction costs and challenging financing conditions for new construction are also factors that will limit development of new retail projects.

Office

California’s office market contains more than 634 million square feet of office space across the state. Approximately 55% of the total office space is located in Southern California metropolitan areas, including Los Angeles, Orange County, San Diego, Inland Empire and Ventura. The remaining 45% of the inventory is located in Northern California metropolitan areas including San Francisco, Sacramento, Oakland and San Jose. California’s world-class educational and research institutions foster a relatively high education base for California’s population, thus supporting a dynamic demand for office space as innovation leads the growth phase of economic cycles. RCG believes the California office market bottomed in mid-2010 after a 6.4% increase in vacancy over the last two years. By 2014, RCG expects total California office vacancy to reach 13.1%, as compared to the projected year-end 2010 vacancy of 18.3%.

Barriers to entry in California’s office market are generally high, particularly in coastal regions. A lack of developable land inhibits large new developments in most major metropolitan areas. Additionally, highly restrictive building codes, extensive planning and environmental review and approval requirements, and high land and construction costs also serve to discourage new development.

Multifamily

For a majority of the last 15 years, the state of California recorded a lower rental vacancy rate than the United States as a whole. Limited supply, strong demand, a low rate of single family housing affordability, as well as strong demographics support RCG’s long-term view that the California multifamily market should continue to outperform the nation as a whole. In the last few years, new construction activity fell to the lowest level since 1960. From 2000 to 2009, the California population increased by nearly 5.1 million people, a slowdown from peak growth in the 1980s, but rapid on a relative basis when compared with the country as a whole. In the fourth quarter of 2009, the vacancy rate was 7.9% in California as compared with 10.7% nationally. Through the remainder of 2010, the leasing market should stabilize and RCG forecasts the vacancy rate to reach 7.7% at the end of the year. After shedding jobs for several years, 139,000 jobs were created in California during the first five months of 2010, which will help to begin the process of stabilizing rental demand in 2010, accelerating thereafter, and contributing to the rebound of the apartment market. Rent growth slowed dramatically in 2009, however remained positive, dropping to only 0.2% from an annual average of 4.8% from 2000 to 2008. As the economy strengthens in 2011, job opportunities and income growth are expected to improve and the multifamily vacancy rate is expected to move below 7.0%. By 2014, RCG expects the vacancy rate to reach 5.6%.

San Diego, California

The combination of San Diego’s desirable quality of life, highly skilled work force and significant military presence make it an attractive market to both own and operate real estate. Twelve Navy and Marine bases are located in the area and support an estimated 342,000 jobs. The technology sector also plays a large role in San Diego’s economy with 300 new firms adding 1,070 new jobs in 2009. Recent increases in venture capital investments indicate the potential for continued growth and expansion in the San Diego economy.

Retail

The San Diego retail market had total absorption of 110,000 square feet in the first quarter of 2010 resulting in a decrease in total vacancy of 0.2%. Demand is expected to continue to increase over the coming years and RCG projects retail vacancies to drop to 2.4% in 2014. Supply constraints, due to high barriers-to-entry, keeps vacancy low in this market and benefits existing properties. According to RCG, the growing population, improved hiring, and rebound in tourism are expected to stimulate growth in retail sales in the coming years, contributing to strength in the San Diego retail market.

Office

San Diego’s non-central business district office market vacancy increased to a historically high level in 2009, but has begun to improve, falling from 22.3% to 21.0% in the first quarter of 2010. As a result of the recent weakness in the market, few new construction projects are currently underway, which should further help vacancy rates fall as space leases up. After a significant decline in asking rents of 12.8% year-over-year in the fourth quarter of 2009, rents were relatively flat during the first quarter of 2010 throughout the suburban office market. RCG expects rent growth in 2011 of 1.9% and an average annual rent growth of 5.2% between 2012 and 2014.

Multifamily

San Diego rental demand has regained momentum, recording total vacancy of 8.5% in the first quarter of 2010 as compared to 9.9% one year prior. Condo conversions have added some new supply to the market; however, the concentration is primarily limited to the downtown submarket. RCG expects total vacancy to decrease to 6.0% by 2014 and expects average annual rent growth of 3.6% throughout that time period. Construction activity is expected to grow over the next several years, but remain significantly below peak levels.

San Francisco, California

San Francisco is a major, world class city located in Northern California that has a diverse economic base and that draws visitors from around the globe. Home to many software development firms, San Francisco is considered a hub of the technology industry and thus the desired location for many new companies involved in online entertainment, social networking and clean-tech. San Francisco’s economy was impacted by the recent recession and, coupled with an already high cost of living, had negative population growth of 0.4% in 2009. However, signs of economic improvement are evident, and RCG expects total employment during 2010 to increase 0.4%, a net gain of 4,100 jobs, and forecasts continued job growth through 2014.

Retail

RCG expects growth in San Francisco’s retail market to be modest in the near term, but expects vacancy to decrease to approximately 2.0% by 2014 and rents to grow to nearly 4% annually in 2014. Increased tourism to San Francisco and Marin County’s wine country is expected to drive retail growth during this time period.

Office

Downtown San Francisco is home to numerous law offices, advertising, engineering and financial firms that represent major tenants supporting the central business district office market. The office vacancy rate in San Francisco’s central business district trended downward 30 basis points from year-end 2009 to 12.6% in the first quarter of 2010. A rebound in hiring through the second half of the year as well as the improving leasing environment is expected to contribute to a rise in new and renewal leasing activity. As a result, RCG expects the vacancy rate to improve to 12.1% by year-end 2010 with no new construction activity through 2013.

Hawaii Economy

The State of Hawaii, which has a total population of approximately 1.3 million, consists of the eight major islands of Oahu, Maui, Kauai, Molokai, Lanai, Kahoolawe, Niihau and the Island of Hawaii. The Island of Oahu, which has a population of approximately 0.9 million, is the most populous, with approximately 74.3% of Hawaii’s 587,900 jobs as of June 2010, and 70.1% of Hawaii’s civilian workforce. The downtown area of Honolulu, Hawaii’s capital city, is located at the southeast section of Oahu and represents the political, economic, and cultural center of Hawaii as well as a center of international trade and travel for the United States and Asia. In addition to Hawaii’s tourism and construction industries and a strong military presence, the Hawaiian Islands derive a significant portion of their employment from the health care, finance, education and trade industries.

Honolulu, Hawaii

The Honolulu economy experienced a significant rebound in employment from September 2009 through March 2010, with the economy adding 5,000 jobs, regaining 20% of the jobs lost during the recent recession. According to RCG, this momentum is expected to continue through the remainder of 2010, with total employment expected to increase by 1.0% year-over-year in December. Tourism activity in Hawaii suffered through the recession and resulted in job losses in the leisure and hospitality sector. As the economic recovery continues, tourism is expected to increase, and hiring in the leisure and hospitality sector should follow suit. The education and health services sector, another major driver of economic growth, sustained healthy expansion through the recession, and is expected to drive overall employment growth. RCG expects total employment growth will accelerate to 1.3% in 2011 and 2012, slow to 0.7% in 2013, and increase in 2014 to 1.0%. The unemployment rate fell to 5.9% in March 2010 from 6.1% at year-end 2009. Given Hawaii’s low rate of population growth (0.4% annually since 1990) and consequently smaller labor force, historically, the unemployment rate has trended much lower than the national average.

Retail

Honolulu’s retail market is one of the healthiest commercial real estate sectors in Oahu. The Honolulu retail vacancy rate declined by 40 basis points in 2009 to 2.5%, and further to 2.2% in the first quarter of 2010. Rents continued to grow during the same period, increasing by 13.2% year-over-year in the fourth quarter of 2009, and increasing an additional 12.6% during the first quarter 2010. RCG believes that as hiring increases and the global economy improves, tourism activity will also increase, as will consumer spending by local residents who frequent restaurants and stores. The vacancy rate is expected to decline to 2.1% by year-end 2011, and will fluctuate between 2.0% and 3.2% through 2014. Rent growth is forecast to average 2.6% annually from 2011 through 2014.

Hospitality

Hawaii’s hotel industry is in the early stages of recovery as tourism activity continues to gain momentum. Year-to-date through June 2010, the statewide hotel occupancy rate increased 7.5% to 69.0%, while revenue per available room (RevPAR) was up 1.2% during the same period to $118.58, according to STR Global, an independent hospitality industry research company. On the island of Oahu, occupancy was up 7.1% to 75.0% in the first half of 2010, while RevPAR grew 2.6% to $144.57. According to STR Global, across the country, the upscale and upper upscale segments of the market, which includes Embassy SuitesTM, have rebounded sooner than the lower end of the spectrum. STR Global classifies the hotel industry into the following chain scales, as determined by each brand’s average system-wide daily rates: luxury, upper-upscale, upscale, midscale with food and beverage, midscale without food and beverage and economy, and we use the terms “upscale” and “upper-upscale” consistent with these classifications. Instability in other tropical North American tourist destinations and an Asian economic recovery are expected to continue to boost visitor volumes to Hawaii and hotel industry performance.

San Antonio, Texas

Home to a large military and student population, San Antonio has been ranked by Forbes magazine as one of the fastest-recovering cities in the United States. RCG expects job growth for the area to be slightly positive for 2010 at 0.7% and increase to 1.7% in 2011. San Antonio’s job growth is forecast to outpace that of the broader country in each year, from 2011 until 2014. Over the same time period, San Antonio personal income growth is projected to average 6.3% annually and household income growth is projected to average 4.5% annually. There are three military bases within the metropolitan San Antonio area supporting thousands of jobs and which could bring approximately 5,000 more as a result of the Base Realignment and Closure program.

Retail

San Antonio’s retail market is supported by both local resident activity and tourism. Retail sales for the first quarter of 2010 improved over the prior quarter and construction activity slowed in 2009, both positive indicators for the retail real estate market. RCG expects retail occupancy and rental rates to improve in San Antonio as the economy continues to recover and consumers are more secure in their employment, with vacancy projected to decrease to 8.9% by 2014 and rents to increase 2.2% annually from 2011 through 2014.

BUSINESS AND PROPERTIES

Overview

We are a full service, vertically integrated and self-administered real estate investment trust, or REIT, that owns, operates, acquires and develops high quality retail and office properties in attractive, high-barrier-to-entry markets primarily in Southern California, Northern California and Hawaii. We were formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, we have significant experience, long-standing relationships and extensive knowledge of our core markets, submarkets and asset classes. Our senior management team’s operational experience includes overseeing the acquisition or development of more than 9.5 million square feet of retail and office properties and more than 4,500 multifamily units, as well as the disposition of over 4.2 million square feet of retail and office properties and more than 3,600 multifamily units. Based on our experience, and given our focused market strategy, we believe our multi-asset class strategy positions us to maximize the value of our portfolio and pursue our growth strategies.

Upon consummation of this offering, we expect that our portfolio will be comprised of ten retail shopping centers; five office properties; a mixed-use property consisting of a 369-room all-suite hotel and a retail shopping center; and four multifamily properties. A summary of certain information regarding our portfolio, as of September 30, 2010, is set forth below. The following information excludes revenue from the hotel portion of our mixed-use property.

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Retail: Ten properties comprising approximately 3.0 million rentable square feet, which are approximately 96.2% leased and constitute approximately 45.9% of the total annualized base rent of our portfolio as of September 30, 2010;

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Office: Five properties comprising approximately 1.5 million rentable square feet, which properties are approximately 91.8% leased and represent approximately 37.5% of the total annualized base rent of our portfolio as of September 30, 2010;

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Mixed-use: Our Waikiki Beach Walk property is comprised of approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel, which was redeveloped in 2007. The retail space represents approximately 6.7% of the total annualized base rent of our portfolio for as of September 30, 2010; and

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Multifamily: Three apartment communities with stabilized occupancy rates, as well as an RV resort, which is currently operated as part of our multifamily portfolio, in aggregate comprising 922 multifamily units (including 122 RV spaces), which are approximately 90.5% leased and represent approximately 9.8% of the total annualized base rent of our portfolio as of September 30, 2010.

We believe our core markets, which historically have included San Diego, the San Francisco Bay Area and Oahu, Hawaii, are characterized by some of the highest barriers to entry for new real estate construction in the United States, as well as strong demographics and dynamic, diversified economies that will continue to generate jobs and future demand for commercial real estate. We anticipate that the diversity of our asset classes and the depth and breadth of our real estate experience will allow us to capitalize on revenue-enhancing opportunities in our portfolio and source and execute new acquisition and development opportunities in our core markets, while maintaining stable cash flows throughout various business and economic cycles.

We were formed as a Maryland corporation in July 2010. Ernest S. Rady, our Executive Chairman, when combined with his affiliates, including the Ernest Rady Trust U/D/T March 10, 1983, is our largest stockholder. Mr. Rady has over 40 years of experience in the commercial real estate industry and has extensive public company experience, including acting as the founder, Chief Executive Officer and director of Westcorp Inc. and WFS Financial Inc., two financial services companies, in addition to serving on the board of three other public companies. Upon completion of this offering, Mr. Rady and his affiliates, including the Ernest Rady Trust U/D/T March 10, 1983, or the Rady Trust, will own approximately 15.4% of our outstanding common stock and approximately 28.7% of our outstanding common units, which together represent an approximate 38.8% beneficial interest in our company on a fully diluted basis (assuming the exchange of all common units for shares of our common stock). In addition to Mr. Rady, our highly experienced senior management team also includes, among others, John W. Chamberlain, our Chief Executive Officer and President, and Robert F. Barton, our Chief Financial Officer. Messrs. Chamberlain and Barton, who have worked alongside Mr. Rady for 22 and 13 years, respectively, are responsible, along with Mr. Rady, for our strategic planning and day-to-day operations. Our senior management team has been integrally involved in the acquisition, development and redevelopment, management, leasing and financing of, and the joint venture activity relating to, our portfolio. Furthermore, our senior management team has significant real estate experience, long-standing industry, corporate and institutional relationships, and extensive knowledge of our core markets, submarkets and assets classes, which we believe provide us with a significant competitive advantage that will enhance our ability to source leasing and acquisition opportunities and access capital.

Our Competitive Strengths

We believe the following competitive strengths distinguish us from other owners and operators of commercial real estate and will enable us to take advantage of new acquisition and development opportunities, as well as growth opportunities within our portfolio:

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Irreplaceable Portfolio of High Quality Retail and Office Properties. We have acquired and developed a high quality portfolio of retail and office properties located in affluent neighborhoods and sought-after business centers in Southern California, Northern California, Oahu, Hawaii and San Antonio, Texas. We believe many of our properties currently achieve rental and occupancy rates equal to or above those typically prevailing in their respective markets due to their desirable and competitively advantageous locations within their submarkets, as well as our hands-on management approach. Many of our properties are located in in-fill locations where developable land is scarce. In addition, even where land is available near our properties, we believe current zoning, environmental and entitlement regulations significantly restrict new or additional development.

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Experienced and Committed Senior Management Team with Strong Sponsorship. The members of our senior management team have significant experience in all aspects of the commercial real estate industry, specifically in our core markets. In addition, Messrs. Rady, Chamberlain and Barton, each of whom has in excess of 25 years of commercial real estate experience, have worked together at American Assets, Inc. for 13 years, while Messrs. Wyll and Kinney, each of whom has in excess of 16 years of commercial real estate experience, have worked together with Messrs. Rady, Chamberlain and Barton at American Assets, Inc. for six years. During their tenure at American Assets, Inc., our senior management has overseen the acquisition or development and operation of more than 9.5 million rentable square feet of retail and office properties and more than 4,500 multifamily units, including all of the properties in our portfolio. Many of our other real estate professionals have worked at American Assets, Inc. alongside our senior management team for over ten years. Our senior management team and real estate professionals have in-depth knowledge of our assets, core markets and future growth opportunities, as well as substantial expertise in all aspects of leasing, asset and property management, marketing, acquisitions, redevelopment and facility engineering and financing, all of which we believe will provide us with a significant competitive advantage. In addition, our Executive Chairman has significant experience in the public markets having served as a director for five public companies, including two companies that he took public. Upon the completion of this offering and our formation transactions, our senior management team will own approximately 39.9% of our company on a fully diluted basis (assuming the exchange of all common units for shares of our common stock and the vesting of all restricted stock), which we believe will align their interests with those of our stockholders.

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Properties Located in High-Barrier-to-Entry Markets with Strong Real Estate Fundamentals. Our core markets currently include San Diego, the San Francisco Bay Area and Oahu, Hawaii, which we believe have attractive long-term real estate fundamentals driven by favorable supply and demand characteristics. According to RCG, our core markets have high barriers to entry resulting from the limited supply of developable land, high construction costs and rigorous zoning and entitlement processes, which will limit new real estate construction. For example, the California Coastal Commission, which regulates land use in the California coastal zone, has jurisdiction over several of the submarkets in which our assets are located and maintains a rigorous entitlement process that applies to our assets in these submarkets, in addition to the entitlement requirements of overlapping municipal and county jurisdictions. As another example, land ownership in Hawaii is highly concentrated among government agencies and large private landowners, which limits development and fee simple ownership opportunities. Accordingly, we believe that our portfolio of properties cannot be replicated. Additionally, we believe our markets have strong economic and demographic fundamentals, which will support continued demand for real estate. In particular, according to RCG, California has a large, diverse economy with concentrations of innovative, dynamic industries such as high technology, biotechnology and healthcare services that will drive economic growth over the long term. Furthermore, RCG estimates that California’s population will grow at an average annual rate of 1.1%, increasing the state’s total population to 59.5 million by 2030, which will support sustained, long-term economic growth. We believe that continued demand generated by long-term economic growth, coupled with the high barriers to entry in our markets that we believe limit supply, will increase rental rates at our properties and enable us to achieve internal cash flow growth over time through the lease-up of vacant space and the rollover of existing leases, particularly those of our anchor retail tenants, to higher rents.

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Extensive Market Knowledge and Long-Standing Relationships Facilitate Access to a Pipeline of Acquisition and Leasing Opportunities. We believe that our in-depth market knowledge and extensive network of long-standing relationships with real estate owners, developers, brokers, national and regional lenders and other market participants will provide us access to an ongoing pipeline of attractive acquisition and investment opportunities in and near our core markets. In addition, we have an extensive network of relationships with numerous national and regional tenants in our markets, many of whom currently are tenants in our retail and office buildings, which we expect will enhance our ability to retain and attract high quality tenants, facilitate our leasing efforts and provide us with opportunities to increase occupancy rates at our properties, thereby allowing us to maximize cash flows from our properties. We have successfully converted many of our strong relationships with our retail tenants into leasing opportunities at our properties. For example, California Pizza Kitchen recently opened its third location in our portfolio at Alamo Quarry; and we have similarly developed multi-tenant locations with a number of other tenants, including Gap, Banana Republic, Victoria’s Secret, P.F. Chang’s China Bistro, Pottery Barn and Chicos.

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Internal Growth Prospects through Development, Redevelopment and Repositioning. We believe that the development and redevelopment potential at several of our properties presents compelling growth prospects. We currently have entitlements to support approximately 137,000 additional square feet of office and retail space at our properties. In addition, we expect to obtain entitlements and approvals for a further 92,000 square feet of office space. Furthermore, upon consummation of this offering we will acquire an approximately 80,000 square foot building located on our Carmel Mountain Plaza property, which was vacated by Mervyn’s in conjunction with its bankruptcy and was acquired by an affiliate of the Rady Trust on November 10, 2010. We will use a portion of the proceeds from this offering to repay the indebtedness incurred in connection with the purchase of this building, which we intend to reposition and re-lease. Our senior management team successfully completed significant repositioning and redevelopment projects at many of our properties, including Del Monte Center, Solana Beach Towne Centre and Waikele Center. In addition, our senior management team has significant experience with the development and redevelopment of retail and office properties in our core markets, which we believe enhance our ability to capitalize on these internal growth opportunities. For example, we developed three of our retail properties, Carmel Country Plaza, Rancho Carmel Plaza and South Bay Marketplace, totaling approximately 263,000 square feet and three of our office properties, Torrey Reserve Campus, Valencia Corporate Center and a portion of Solana Beach Corporate Centre, totaling approximately 863,000 square feet. We believe our in-house development and redevelopment expertise provides us a significant advantage over those of our competitors who rely exclusively on third parties to develop and maintain their properties.

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Broad Real Estate Expertise with Retail and Office Focus. Our senior management team has strong experience and capabilities across the real estate sector with significant experience and expertise in the retail and office asset classes, which we believe provides for flexibility in pursuing attractive acquisition, development, and repositioning opportunities. Since varying market conditions create opportunities at different times across property types, we believe our expertise enables us to target relatively more attractive investment opportunities throughout economic cycles. In addition, our fully integrated platform with in-house development capabilities allows us to pursue development and redevelopment projects with multiple uses. We believe that our ability to pursue these types of opportunities differentiates us from many competitors in our core markets.

Business and Growth Strategies

Our primary business objectives are to increase operating cash flows, generate long-term growth and maximize stockholder value. Specifically, we intend to pursue the following strategies to achieve these objectives:

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Capitalizing on Acquisition Opportunities in High-Barrier-to-Entry Markets. We intend to pursue growth through the strategic acquisition of high quality properties that are well-located in their submarkets, focusing on acquiring properties in markets that generally are characterized by strong supply and demand characteristics, including high barriers to entry and diverse industry bases, that appeal to institutional investors. We target attractively priced properties that complement our existing portfolio from a risk management and diversification perspective. For retail properties, we intend to focus on acquiring and operating properties that are well positioned in their respective markets and are a primary shopping destination for local residents. For office properties, we intend to focus on acquiring and operating properties in the most prominent submarkets and that offer high quality amenities and superior access to transportation. We believe that properties located in the most prominent retail or business district of a high-barrier-to-entry market will experience greater value appreciation, greater rental rate increases and more stable occupancy rates than similar properties in less-prominent locations of high-barrier-to-entry markets or than properties generally in lower-barrier-to-entry markets.

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Repositioning/Redevelopment and Development of Office and Retail Properties. We intend to selectively reposition and redevelop several of our existing or newly-acquired properties, and we will also selectively pursue ground-up development of undeveloped land where we believe we can generate attractive risk-adjusted returns. As of September 30, 2010, we have approved entitlements for approximately 137,000 additional square feet of development at our properties and expect to obtain entitlements and approvals for approximately 92,000 additional square feet of development. By repositioning and redeveloping these properties and pursuing ground-up development of undeveloped land, we seek to increase occupancy and rental rates, thereby producing favorable risk-adjusted returns on our invested capital. Our senior management team has redeveloped or developed over 5.4 million of square feet of commercial and residential properties over their careers at American Assets, Inc., and we intend to leverage this expertise to pursue our strategy. Examples of our senior management team’s recent repositioning, redevelopment and development experience include the following:

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Del Monte Center: Since acquiring the approximately 628,000 square foot Del Monte Center in Monterey, California in 2004, we have improved the tenant roster by executing a $25 million redevelopment plan, adding approximately 46,000 square feet, and re-leasing many of the stores to well-known, national retailers, including the Apple Store, Banana Republic, Lucky Brand Jeans, Pottery Barn and Williams-Sonoma. We also attracted several restaurant tenants, including California Pizza Kitchen, Islands Bar and Grill and P.F. Chang’s China Bistro. Given the limited alternative locations for such tenants in this market, we believe that our combination of well-known retail and restaurant tenants will attract additional customers, thereby increasing sales and enhancing the value of the property. Following our redevelopment and re-leasing efforts, tenants at Del Monte Center (exclusive of Macy’s, Macy’s Home Store and Mervyn’s, which are or were anchor tenants) improved their sales per square foot from $345 in 2004 to $468 in 2010.

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Torrey Reserve Campus: We acquired the Torrey Reserve Campus site in 1989 subject to a development agreement with the City of San Diego. After a lengthy entitlement and environmental review process due to the property’s location in a coastal zone adjacent to a sensitive wildlife habitat (which included reviews by the California Department of Fish and Game, the Army Corp of Engineers and the California Coastal Commission), we received the necessary development approvals in 1993. After obtaining such development approvals, we initiated construction in 1996 and achieved fully stabilized occupancy in 2000, of Torrey Reserve Campus, which is comprised of seven multi-tenant office buildings and two single-tenant buildings on 11 acres offering an aggregate of approximately 457,000 net rentable square feet of office space.

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Solana Beach Corporate Centre: In 2005, we completed ground-up development at Solana Beach Corporate Centre of two office buildings totaling approximately 120,000 square feet, and an approximately 87,800 square foot subterranean parking lot, along with the renovation of two existing office buildings at this property. The jurisdiction in which this property is located has highly restrictive entitlement requirements, with an entitlement process that features four separate entitlement agencies: the City of Solana Beach; the California Department of Fish and Game; the Army Corp of Engineers; and the California Coastal Commission. Obtaining the necessary entitlements was an approximately five-year process that cost approximately $2.5 million.

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Lomas Santa Fe Plaza/Solana Beach Towne Centre: We redeveloped the Lomas Santa Fe Plaza in 1997 and Solana Beach Towne Centre in 2000 and 2004 in order to provide improved aesthetics and landscaping, increased parking, improved ingress/egress and increased square footage, all of which required the demolition and new construction of a portion of both centers and the re-alignment of a public street. As a result of this redevelopment, we increased the size of the Vons grocery store at Lomas Santa Fe Plaza from approximately 25,000 square feet to approximately 50,000 square feet, while Solana Beach Towne Centre benefited from the removal of an outdated and redundant 27,000 square foot Vons building, which resulted in enhanced pedestrian plazas and walkways, additional surface parking and the addition of several new tenants, including Henry’s Marketplace, Starbucks, Jamba Juice, Togo’s and Panda Express. Since the completion of the redevelopment, sales at both centers have increased. Moreover, despite a decrease of approximately 3,200 rentable square feet at Solana Beach Towne Centre resulting from the redevelopment, we estimate that annualized base rent as of September 30, 2010 was approximately $699,000 greater than what annualized base rent would have been if the redundant Vons grocery store had remained.

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Disciplined Capital Recycling Strategy. We intend to pursue an efficient asset allocation strategy that maximizes the value of our investments by selectively disposing of properties whose returns appear to have been maximized and redeploying capital into acquisition, repositioning, redevelopment and development opportunities with higher return prospects, in each case in a manner that is consistent with our qualification as a REIT. We have an extensive track record of completing many significant commercial real estate acquisitions and dispositions and remain thorough in our underwriting, carefully analyzing potential acquisitions to determine which best fit our investment criteria and which will generate attractive risk-adjusted returns. Our underwriting process leverages our extensive knowledge of our local markets and includes comprehensive research of submarkets and competing properties, in-depth asset-level and tenant evaluations and extensive quantitative and qualitative analysis of each potential acquisition’s risk and return characteristics. An integral part of our disciplined approach to acquisitions involves focusing primarily on long-term growth potential rather than short-term cash returns, in order to maximize our long-term return on invested capital. We spend significant time researching new markets prior to making a decision whether to expand into such markets. We believe our extensive network of long-standing relationships with real estate owners, developers, brokers, national and regional lenders, tenants and other market participants will allow us to capitalize on attractive acquisition opportunities as they arise in our markets, which opportunities may not be available to our competitors. Furthermore, we believe that our established operating platform and strong reputation within our markets make us a desirable buyer for those institutions and individuals seeking to sell properties.

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Proactive Asset and Property Management. We intend to continue to actively manage our properties, employ targeted leasing strategies, leverage our existing tenant relationships and focus on reducing operating expenses to increase occupancy rates at our properties, attract high quality tenants and increase property cash flows, thereby enhancing the value of our properties. We have a centralized senior management team in our San Diego headquarters, in addition to on-site professionals handling day-to-day property management, including anticipating and satisfying our tenants’ needs and delivering customized space solutions to potential tenants. In addition, we utilize our extensive tenant relationships and leasing strategies to optimize our tenant mix to meet the needs of the local market and to maintain high occupancies across our portfolio. Examples of our proactive property management and leasing capabilities include our recent negotiation of the following two major office leases at The Landmark at One Market:

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When Del Monte Foods announced in November 2009 that it would vacate its approximately 101,000 square feet of office space at The Landmark at One Market when its leases expire in December 2010 due to the lack of additional rentable space at The Landmark at One Market, we structured a lease transaction with another existing tenant, salesforce.com, to both (i) renew salesforce.com’s current lease for approximately 126,000 square feet and (ii) expand into the approximately 101,000 square feet of space vacated by Del Monte Foods.

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We renewed a lease for approximately 46,000 square feet of office space with Autodesk, Inc. and further expanded Autodesk into an additional 68,000 square feet of office space that would have become vacant in the next two years.

Through this proactive process, we entered into new leases for approximately 341,000 square feet, or 80.8%, of The Landmark at One Market with credit-worthy tenants, which expire on a staggered basis in five separate years between 2015 and 2021.

Our Portfolio

Upon completion of this offering and consummation of the formation transactions, we will own 20 properties located in the San Diego, San Francisco, Los Angeles, Honolulu and San Antonio markets, containing a total of approximately 3.0 million rentable square feet of retail space, 1.5 million rentable square feet of office space, a mixed-use property comprised of approximately 97,000 rentable square feet of retail space and a 369-room all-suite Embassy Suites™ hotel, and 922 multifamily units (including 122 RV spaces), which we refer to as our portfolio. The following tables present an overview of our portfolio, based on information as of September 30, 2010. For the meanings of certain terms used in the tables and other important information, please see the discussion immediately following the tables and the footnotes contained within the table.

Retail and Office Portfolios

Property	Location	Year Built/ Renovated	Number of Buildings	Net Rentable Square Feet	Percentage Leased	Annualized Base Rent	Annualized Base Rent per Leased Square Foot	Average Net Effective Annual Base Rent per Leased Square Foot
Retail Properties
Carmel Country Plaza	San Diego, CA	1991	9	77,813	100.0%	$3,430,509	$44.09	$43.16
Carmel Mountain Plaza(1)(2)	San Diego, CA	1994	13	440,228	98.3	8,769,064	20.26	20.04
South Bay Marketplace(1)	San Diego, CA	1997	9	132,873	100.0	2,033,802	15.31	15.18
Rancho Carmel Plaza	San Diego, CA	1993	3	30,421	69.3	685,459	32.53	34.26
Lomas Santa Fe Plaza	Solana Beach, CA	1972/1997	9	209,569	94.3	5,084,868	25.72	25.06
Solana Beach Towne Centre	Solana Beach, CA	1973/2000/2004	12	246,730	96.0	5,229,426	22.07	22.21
Del Monte Center(1)	Monterey, CA	1967/1984/2006	16	674,224	96.9	8,864,335	13.57	12.56
The Shops at Kalakaua	Honolulu, HI	1971/2006	3	11,671	100.0	1,535,028	131.52	130.66
Waikele Center	Waipahu, HI	1993/2008	9	537,965	94.3	16,509,053	32.53	32.43
Alamo Quarry(1)	San Antonio, TX	1997/1999	16	589,479	96.0	11,749,066	20.76	20.75

Subtotal/Weighted Average Retail Portfolio			99	2,950,973	96.2%	$63,890,611	$22.52	$22.24

Office Properties
Torrey Reserve Campus	San Diego, CA	1996-2000	9	456,801	94.1%	$14,874,709	$34.62	$35.10
Solana Beach Corporate Centre	Solana Beach, CA	1982/2005	4	211,848	83.9	6,219,495	35.01	36.24
Valencia Corporate Center	Santa Clarita, CA	1999-2007	3	194,042	75.2	4,179,072	28.63	30.02
160 King Street	San Francisco, CA	2002	1	167,986	94.5	5,403,900	34.05	36.12
The Landmark at One Market(3)	San Francisco, CA	1917/2000	1	421,934	100.0	21,571,239	51.12	48.84

Subtotal/Weighted Average Office Portfolio			18	1,452,611	91.8%	$52,248,414	$39.17	$38.70

Total/Weighted Average Retail and Office Portfolio			117	4,403,584	94.7%	$116,139,025	$27.84	$27.67

Mixed-Use Portfolio

Retail Portion	Location	Year Built/ Renovated	Number of Buildings	Net Rentable Square Feet	Percentage Leased	Annualized Base Rent	Annualized Base Rent per Leased Square Foot	Average Net Effective Annual Base Rent per Leased Square Foot
Waikiki Beach Walk—Retail(4)	Honolulu, HI	2006	1	96,569	97.4%	$9,374,832	$99.72	$102.13

Hotel Portion	Location	Year Built/ Renovated	Number of Buildings	Units	Average Occupancy	Average Daily Rate	Revenue per Available Room	Total Revenue
Waikiki Beach Walk—Embassy Suites™(5)	Honolulu, HI	2008	2	369	86.6%	$223.41	$193.52	$26,657,515

Multifamily Portfolio

Property	Location	Year Built/ Renovated	Number of Buildings	Units	Percentage Leased	Annualized Base Rent	Average Monthly Base Rent per Leased Unit
Loma Palisades	San Diego, CA	1958/2001-2008	80	548	91.4%	$9,232,224	$1,536
Imperial Beach Gardens	Imperial Beach, CA	1959/2008-present	26	160	93.8%	2,651,328	1,472
Mariner’s Point	Imperial Beach, CA	1986	8	88	95.5%	1,048,884	1,040
Santa Fe Park RV Resort(6)	San Diego, CA	1971/2007-2008	1	126	79.1%	740,856	620

Total/Weighted Average Multifamily Portfolio			115	922	90.5%	$13,673,292	$1,365

(1)	Net rentable square feet at certain of our retail properties includes square footage leased pursuant to ground leases, as described in “Business and Properties—Our Portfolio—Retail Portfolio” and in the following table:

Property	Number of Ground Leases	Square Footage Leased Pursuant to Ground Leases	Aggregate Annualized Base Rent
Carmel Mountain Plaza	6	127,112	$1,020,900
South Bay Marketplace	1	2,824	$81,540
Del Monte Center	2	295,100	$201,291
Alamo Quarry	4	31,994	$428,250
(2)	On November 10, 2010, an entity wholly owned by the Rady Trust purchased for approximately $13.2 million an approximately 80,000 rentable square foot building, located at Carmel Mountain Plaza, that was vacated by Mervyn’s in conjunction with its bankruptcy. This building will be acquired by us upon consummation of this offering in exchange for the assumption of the outstanding debt on the property.
(3)	This property contains 421,934 net rentable square feet consisting of The Landmark at One Market (377,714 net rentable square feet) as well as a separate long-term leasehold interest in approximately 44,220 net rentable square feet of space located in an adjacent six-story leasehold known as the Annex. We currently lease the Annex from Paramount Group pursuant to a long-term master lease effective through June 30, 2016, which we have the option to extend until 2031 pursuant to three five-year extension options.
(4)	Waikiki Beach Walk—Retail contains 96,569 net rentable square feet consisting of 93,955 net rentable square feet that we own in fee and approximately 2,614 net rentable square feet of space in which we have a subleasehold interest pursuant to a sublease from First Hawaiian Bank effective through December 31, 2021.
(5)	Total revenue is total revenue for Waikiki Beach Walk—Embassy Suites™ for the 12-month period ended September 30, 2010.
(6)	The Santa Fe Park RV Resort is subject to seasonal variation, with higher rates of occupancy occurring during the summer months. During the 12 months ended September 30, 2010, the highest average monthly occupancy rate for this property was 98%, occurring in July 2010, and the lowest average monthly occupancy rate for this property was 68%, occurring in April 2010. For the 12-month period ended September 30, 2010, the total base rent for this property was $835,224. The number of units at the Santa Fe Park RV Resort includes 122 RV spaces and four apartments.

In the tables above:

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The net rentable square feet for each of our retail properties and the retail portion of our mixed-use property is the sum of (1) the square footages of existing leases, plus (2) for available space, the field verified square footage. The net rentable square feet for each of our office properties is the sum of (1) the square footages of existing leases, plus (2) for available space, management’s estimate of net rentable square feet based, in part, on past leases. The net rentable square feet included in such office leases is generally determined consistently with the Building Owners and Managers Association, or BOMA, 1996 measurement guidelines.

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Percentage leased for each of our retail and office properties is calculated as (1) square footage under commenced leases as of September 30, 2010, divided by (2) net rentable square feet, expressed as a percentage, while percentage leased for our multifamily properties is calculated as (1) total units rented as of September 30, 2010, divided by (2) total units available, expressed as a percentage.

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Annualized base rent is calculated by multiplying (1) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010, by (2) 12. Annualized base rent per leased square foot is calculated by dividing (1) annualized base rent, by (2) square footage under commenced leases as of September 30, 2010. In the case of triple net or modified gross leases, annualized base rent does not include tenant reimbursements for real estate taxes, insurance, common area or other operating expenses. Total abatements for leases in effect as of September 30, 2010 for (1) our retail and office portfolio and (2) our mixed-use portfolio will equal approximately $1.4 million and zero, respectively, for the 12 months ending September 30, 2011. Total abatements for leases in effect as of September 30, 2010 for our multifamily portfolio equaled approximately $758,000 for the 12 months ended September 30, 2010.

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Average net effective annual base rent per leased square foot represents (1) the contractual base rent for leases in place as of September 30, 2010, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (2) square footage under commenced leases as of September 30, 2010.

•	Units represent the total number of units available for sale/rent at September 30, 2010.

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Average occupancy represents the percentage of available units that were sold during the 12-month period ended September 30, and is calculated by dividing (1) the number of units sold by (2) the product of the total number of units and the total number of days in the period. Average daily rate represents the average rate paid for the units sold, and is calculated by dividing (1) the total room revenue (i.e., excluding food and beverage revenues or other hotel operations revenues such as telephone, parking and other guest services) for the 12-month period ended September 30, 2010, by (2) the number of units sold. Revenue per available room, or RevPAR, represents the total unit revenue per total available units for the 12-month period ended September 30, 2010 and is calculated by multiplying average occupancy by the average daily rate. RevPAR does not include food and beverage revenues or other hotel operations revenues such as telephone, parking and other guest services.

•	Average monthly base rent per leased unit represents the average monthly base rent per leased units for the 12-month period ended September 30, 2010.

Lease Expirations

The following table sets forth a summary schedule of the lease expirations for leases in place as of September 30, 2010 plus available space, for each of the ten full calendar years beginning January 1, 2010 at the properties in our retail portfolio, office portfolio and the retail portion of mixed-use portfolio. The lease expirations for the multifamily portfolio and the hotel portion of the mixed-use property are excluded from this table because multifamily unit leases generally have lease terms ranging from 7 to 15 months, with a majority having 12-month lease terms, and because rooms in the hotel are rented on a nightly basis. The information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

Year of Lease Expiration	Number of Leases Expiring(1)	Square Footage of Expiring Leases	Percentage of Portfolio Net Rentable Square Feet	Annualized Base Rent(2)	Percentage of Portfolio Annualized Base Rent	Annualized Base Rent per Leased Square Foot(3)
Available	—	234,806	5.2%	—	—	—
2010	50	195,689	4.3	$7,794,838	6.2%	$39.83
2011	79	228,056	5.1	8,832,352	7.0	38.73
2012	113	719,041	16.0	23,334,874	18.6	32.45
2013	97	654,313	14.5	18,207,041	14.5	27.83
2014	69	469,903	10.4	13,608,265	10.8	28.96
2015	67	337,585	7.5	11,633,899	9.3	34.46
2016	40	157,054	3.5	6,866,939	5.5	43.72
2017	25	196,385	4.4	5,512,937	4.4	28.07
2018	19	751,249	16.7	11,923,550	9.5	15.87
2019	17	245,201	5.4	10,285,476	8.2	41.95
Thereafter	20	310,871	6.9	7,513,686	6.0	24.17

Total:	596	4,500,153	100.0%	$125,513,857	100.0%	$29.43

(1)	Number of leases expiring reflects potential early terminations applicable to certain leases in the event that specified sales targets are not achieved as of such date.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 for the leases expiring during the applicable period, by (ii) 12.
(3)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent for leases expiring during the applicable period, by (ii) square footage under such expiring leases.

Retail Portfolio

Our retail portfolio contains ten retail properties comprising an aggregate of approximately 3.0 million rentable square feet. As of September 30, 2010, our retail properties were approximately 96.2% leased to approximately 344 tenants (or 97.3% leased, giving effect to leases signed but not commenced as of that date). All of our retail properties are located in prime California, Hawaii and Texas submarkets. As of September 30, 2010, the weighted average remaining lease term for our retail portfolio was 62.8 months.

Tenant Diversification of Retail Portfolio

As of September 30, 2010, our retail portfolio was leased to 344 tenants in a variety of industries with no single tenant representing more than 6.2% of total annualized base rent for the retail portfolio. The following table sets forth information regarding the ten largest tenants in our retail portfolio based on annualized base rent as of September 30, 2010:

Tenant	Number of Leases	Number of Properties	Property(ies)	Lease Expiration	Total Leased Square Feet	Percentage of Retail Portfolio Net Rentable Square Feet	Annualized Base Rent(1)	Percentage of Retail Portfolio Annualized Base Rent
Lowe’s	1	1	Waikele Center	5/31/18	155,000	5.3%	$3,992,647	6.2%
Kmart	1	1	Waikele Center	6/30/18	119,590	4.1	3,468,110	5.4
Foodland Super Market(2)	1	1	Waikele Center	1/25/14	50,000	1.7	2,247,578	3.5
Sports Authority	2	2	Carmel Mountain Plaza, Waikele Center	11/30/13 7/18/13	90,722	3.1	2,076,602	3.3
Ross Dress for Less	3	3	South Bay Marketplace, Lomas Santa Fe Plaza, Carmel Mountain Plaza	1/31/13 1/31/14	81,125	2.7	1,595,826	2.5
Borders	3	3	Alamo Quarry, Del Monte Center, Waikele Center	11/30/12 1/31/11 1/31/14	59,615	2.0	1,324,500	2.1
Officemax	2	2	Alamo Quarry, Waikele Center	11/30/12 1/31/14	47,962	1.6	1,164,761	1.8
Old Navy	3	3	Alamo Quarry, South Bay Marketplace, Waikele Center	9/30/12 5/31/11 7/31/12	59,780	2.0	*	*
Vons	1	1	Lomas Santa Fe Plaza	12/31/17	49,895	1.7	1,058,000	1.7
Marshalls	2	2	Carmel Mountain Plaza, Solana Beach Towne Centre	1/31/19 1/13/15	68,055	2.3	1,044,887	1.6

Top 10 Tenants Total	19				781,744	26.5%

*	Data withheld at tenant’s request.
(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 for the applicable lease(s), by (ii) 12.
(2)	Foodland Super Market, Ltd. has ceased all operations in its leased premises and has subleased the premises to International Church of the Foursquare Gospel. Although we are currently collecting the rent for the leased premises, Foodland Super Market, Ltd.’s lease expires in 2014 and it is unlikely that it will renew its lease with us. We expect to collect the full amount remaining under the lease in accordance with its terms; however, there can be no assurances that we will do so.

Lease Distribution of Retail Portfolio

The following table sets forth information relating to the distribution of leases in our retail portfolio, based on net rentable square feet under lease as of September 30, 2010:

Square Feet Under Lease	Number of Leases	Percentage of Retail Leases	Total Leased Square Feet	Percentage of Retail Portfolio Leased Square Feet	Annualized Base Rent(1)	Percentage of Retail Portfolio Annualized Base Rent
2,500 or less	226	55.4%	302,952	10.7%	$12,285,081	19.2%
2,501-10,000	132	32.4	634,458	22.4	20,195,980	31.6
10,001-20,000	15	3.7	219,099	7.7	4,191,011	6.6
20,001-40,000	22	5.4	615,090	21.7	10,968,882	17.2
40,001-100,000	9	2.2	470,918	16.6	8,240,359	12.9
Greater than 100,000	4	1.0	594,960	21.0	8,009,297	12.5

Retail Portfolio Total:	408	100.0%	2,837,477	100.0%	$63,890,611	100.0%

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 for the applicable leases, by (ii) 12.

Lease Expirations of Retail Portfolio

The following table sets forth a summary schedule of the lease expirations for leases in place as of September 30, 2010 plus available space, for each of the ten full calendar years beginning January 1, 2010 at the properties in our retail portfolio. The information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

Year of Lease Expiration	Number of Leases Expiring(1)	Square Footage of Expiring Leases	Percentage of Retail Portfolio Net Rentable Square Feet	Annualized Base Rent(2)	Percentage of Retail Portfolio Annualized Base Rent	Annualized Base Rent per Leased Square Foot(3)
Available	—	113,496	3.8%	—	—	—
2010	18	34,527	1.2	$604,988	0.9%	$17.52
2011	55	117,494	4.0	3,745,881	5.9	31.88
2012	73	354,135	12.0	8,587,427	13.4	24.25
2013	70	485,518	16.5	11,911,354	18.6	24.53
2014	56	400,495	13.6	11,025,531	17.3	27.53
2015	51	219,334	7.4	5,487,171	8.6	25.02
2016	27	98,541	3.3	3,635,721	5.7	36.90
2017	18	111,249	3.8	2,818,668	4.4	25.34
2018	15	735,394	24.9	10,940,601	17.1	14.88
2019	11	70,197	2.4	1,798,783	2.8	25.62
Thereafter	14	210,593	7.1	3,334,484	5.2	15.83

Retail Portfolio Total:	408	2,950,973	100.0%	$63,890,611	100.0%	$22.52

(1)	Number of leases expiring reflects potential early terminations applicable to certain leases in the event that specified sales targets are not achieved as of such date.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 for the leases expiring during the applicable period, by (ii) 12.
(3)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent for leases expiring during the applicable period, by (ii) square footage under such expiring leases.

Ground Leases of Retail Portfolio

The following table sets forth certain information relating to the ground leases in place at the properties in our retail portfolio as of September 30, 2010. We are the lessor under each of these ground leases. As a result, except as noted in the footnotes below, upon termination of each of these ground leases, whether due to expiration or default by the tenant, we have the right to take possession of all improvements to the land.

Property	Tenant	Ground Leased Square Feet	Initial Expiration	Extension Options	Annualized Base Rent(1)
Carmel Mountain Plaza	Sears	107,870	6/30/18	6 x 5 yrs	$452,540
Carmel Mountain Plaza	Main St. California, Inc. d/b/a TGI Friday’s	6,162	8/31/14	2 x 5 yrs	100,000
Carmel Mountain Plaza	California Pizza Kitchen	5,500	6/30/14	1 x 5 yrs	119,790
Carmel Mountain Plaza	In-N-Out Burger	2,912	8/31/13	2 x 5 yrs	119,471
Carmel Mountain Plaza	EZ Lube	2,694	5/31/14	2 x 5 yrs	129,274
Carmel Mountain Plaza	Taco Bell Corp.	1,974	6/30/13	2 x 5 yrs	99,825

Subtotal Carmel Mountain Plaza		127,112			$1,020,900

South Bay Marketplace	McDonald’s	2,824	7/1/17	4 x 5 yrs	$81,540

Subtotal South Bay Marketplace		2,824			$81,540

Del Monte Center	Macy’s(2)	212,500	7/31/18	5 x 10 yrs	$96,000	(3)
Del Monte Center	KLA Monterey Leasehold, LLC (previously Mervyn’s)	82,600	7/31/20	3 x 10 yrs	105,291	(4)

Subtotal Del Monte Center		295,100			$201,291

Alamo Quarry	Chili’s Grill & Bar	5,980	8/31/12	4 x 5 yrs	$90,000
Alamo Quarry	Joe’s Crab Shack	11,300	10/31/17	2 x 5 yrs	107,250
Alamo Quarry	J. Alexander’s Restaurant, Inc.	7,700	8/31/17	2 x 5 yrs	121,000
Alamo Quarry	P.F. Chang’s China Bistro	7,014	9/30/13	3 x 5 yrs	110,000

Subtotal Alamo Quarry		31,994			$428,250

Total		457,030			$1,731,981

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 under the applicable lease, by (ii) 12. Except as described in the footnotes below, base rent is subject to either (i) fixed increases or (ii) increases based on the Consumer Price Index.
(2)	Macy’s has a continuing right to encumber the land and, in the event Macy’s exercises such right, our interest in the land, including our rights to take possession of all improvements to the land upon termination or a default by Macy’s, will be subordinate to that of any first-lien lender.
(3)	Base rent is fixed at $8,000 per month.
(4)	Base rent is fixed at $8,774 per month.

Historical Retail Tenant Improvements and Leasing Commissions

The following table sets forth certain historical information regarding tenant improvement and leasing commission costs per square foot for tenants at the properties in our retail portfolio for the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010:

	Year Ended December 31,			Nine Months Ended September 30, 2010	Weighted Average January 1, 2007 to September 30, 2010
	2007	2008	2009
Expirations
Number of leases expired during applicable period	87	84	73	35	72
Aggregate net rentable square footage of expiring leases	256,322	719,316	328,483	158,430	379,452
Renewals
Number of leases/renewals	43	24	21	23	28
Square feet	130,565	83,639	76,304	102,303	97,929
Tenant improvement costs(1)	$421,316	$410,084	$115,132	$279,684	$308,345
Leasing commission costs(1)	446,512	202,916	121,550	104,943	226,583

Total tenant improvement and leasing commission costs(1)	$867,828	$613,000	$236,682	$384,627	$534,928

Tenant improvement costs per square foot(1)	$3.23	$4.90	$1.51	$2.73	$3.15
Leasing commission costs per square foot(1)	3.42	2.43	1.59	1.03	2.31

Total tenant improvement and leasing commission costs per square foot(1)	$6.65	$7.33	$3.10	$3.76	$5.46

New Leases
Number of leases	33	22	19	20	24
Square feet	119,563	189,023	125,620	97,261	135,240
Tenant improvement costs(1)	$7,293,862	$12,206,218	$792,593	$1,947,859	$5,800,951
Leasing commission costs(1)	808,477	1,223,931	570,064	492,028	792,398

Total tenant improvement and leasing commission costs(1)	$8,102,339	$13,430,149	$1,362,656	$2,439,887	$6,593,349

Tenant improvement costs per square foot(1)	$61.00	$64.58	$6.31	$20.03	$42.89
Leasing commission costs per square foot(1)	6.76	6.48	4.54	5.06	5.86

Total tenant improvement and leasing commission costs per square foot(1)	$67.76	$71.06	$10.85	$25.09	$48.75

Total
Number of leases	76	46	40	43	52
Square feet	250,128	272,662	201,924	199,564	233,170
Tenant improvement costs(1)	$7,715,178	$12,616,303	$907,725	2,227,543	$6,109,297
Leasing commission costs(1)	1,254,989	1,426,847	691,614	596,971	1,018,981

Total tenant improvement and leasing commission costs(1)	$8,970,166	$14,043,149	$1,599,338	$2,824,514	$7,128,277

Tenant improvement costs per square foot(1)	$30.84	$46.27	$4.50	$11.16	$26.20
Leasing commission costs per square foot(1)	5.02	5.23	3.43	2.99	4.37

Total tenant improvement and leasing commission costs per square foot(1)	$35.86	$51.50	$7.93	$14.15	$30.57

(1)	Reflects all tenant improvement and leasing commissions incurred during the calendar year, which may be different than the year in which the lease commenced.

Historical Retail Capital Expenditures

The following table sets forth certain information regarding historical capital expenditures at our retail properties for the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010:

	Year Ended December 31,			Nine Months Ended September 30, 2010	Weighted Average January 1, 2007 to September 30, 2010
	2007	2008	2009
Recurring capital expenditures (in thousands)	$501	$1,020	$13	$69
Net rentable square feet at period end (in thousands)	2,937	2,951	2,951	2,951

Recurring capital expenditures per square foot	$0.17	$0.35	—	$0.02	$0.14

Nonrecurring capital expenditures (in thousands)	$—	$211	$1,003	—
Net rentable square feet at period end (in thousands)	2,937	2,951	2,951	$2,951

Nonrecurring capital expenditures per square foot	$0.00	$0.07	$0.34	$—	$0.11

Description of Our Retail Properties

Waikele Center is our only retail property that accounted for more than 10% of our total assets, based on book value, or more than 10% of our gross revenues as of, and for the year ended, December 31, 2009. Our nine other retail properties described below each accounted for less than 10% of our total assets, based on book value, and less than 10% of our gross revenues as of, and for the year ended December 31, 2009.

Southern California

Carmel Country Plaza

Carmel Country Plaza is a neighborhood retail center with a total of approximately 78,000 rentable square feet. The property is located on Del Mar Heights Road approximately one mile east of Interstate 5 in the northern part of San Diego County. It caters to the upscale suburban communities of Carmel Valley and Del Mar. We acquired the parcel in 1989 and constructed the buildings in 1991. The retail center consists of nine buildings and 329 parking spaces on a 5.5 acre lot. As of September 30, 2010, the property was 100% occupied, with major tenants including HEI Corporation d/b/a Oggi’s Pizza and Brewing Company, The Coffee Bean & Tea Leaf, La Salsa and Frazee Industries, Inc.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of Carmel Country Plaza.

Carmel Country Plaza Demographics

The following table has been derived from the market study prepared for us by RCG:

	1-Mile Radius	3-Mile Radius	5-Mile Radius	California	United States
Population
2010 Estimate	20,457	66,401	116,692	37,853,430	309,038,974
2015 Projection	22,485	72,913	126,977	40,136,564	321,675,005
Estimated Growth 2010-2015	9.9%	9.8%	8.8%	6.0%	4.1%

Households
2010 Estimate	8,363	25,939	43,356	12,653,856	116,136,617
2015 Projection	9,238	28,514	47,149	13,342,972	120,947,177
Estimated Growth 2010-2015	10.5%	9.9%	8.7%	5.4%	4.1%
2010 Estimated Average Household Income	$131,604	$170,891	$161,687	$84,690	$71,071
2010 Estimated Median Household Income	$98,946	$126,339	$121,411	$62,401	$52,795

Source: Census, Claritas, Nielson Company

Carmel Country Plaza Primary Tenants

The following table summarizes information regarding the primary tenants of Carmel Country Plaza as of September 30, 2010:

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased Square Feet	Percentage of Property Net Rentable Square Feet	Annualized Base Rent(1)	Annualized Base Rent per Leased Square Foot(2)	Percentage of Property Annualized Base Rent
Sharp Healthcare	Healthcare Services	3/31/18	—	6,987	9.0%	$333,563	$47.74	9.7%
Frazee Industries, Inc.	Paints	9/30/11	—	5,053	6.5	252,048	49.88	7.3
Blockbuster, Inc.	Entertainment	10/31/14	—	5,000	6.4	240,000	48.00	7.0
Katana Sushi	Restaurant	12/31/19	2 x 5 yrs	4,500	5.8	162,000	36.00	4.7
Oggi’s Pizza & Brewing Company	Restaurant	8/15/11	—	3,151	4.0	134,546	42.70	3.9

Top 5 Total				24,691	31.7%	$1,122,157	$45.45	32.7%

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 under the applicable lease, by (ii) 12.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent under the applicable lease, by (ii) square footage under such lease.

Carmel Country Plaza Lease Expirations

The following table sets forth the lease expirations for leases in place at the Carmel Country Plaza as of September 30, 2010, plus available space, for each of the ten full calendar years beginning January 1, 2010. The information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

Year of Lease Expiration	Number of Leases Expiring(1)	Square Footage of Expiring Leases	Percentage of Property Net Rentable Square Feet	Annualized Base Rent(2)	Percentage of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot(3)
Available	—	—	—	—	—	—
2010	1	1,296	1.7%	$12,000	0.3%	$9.26
2011	13	22,473	28.9	1,017,026	29.6	45.26
2012	5	8,646	11.1	418,646	12.2	48.42
2013	4	7,535	9.7	349,872	10.2	46.43
2014	7	15,398	19.8	641,272	18.7	41.65
2015	5	6,300	8.1	256,545	7.5	40.72
2016	1	1,678	2.2	86,585	2.5	51.60
2017	—	—	—	—	—	—
2018	2	9,987	12.8	486,563	14.2	48.72
2019	1	4,500	5.8	162,000	4.7	36.00
Thereafter	—	—	—	—	—	—

Total/Weighted Average:	39	77,813	100.0%	$3,430,509	100.0%	$44.09

(1)	Number of leases expiring reflects potential early terminations applicable to certain leases in the event that specified sales targets are not achieved as of such date.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 for the leases expiring during the applicable period, by (ii) 12.
(3)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent for leases expiring during the applicable period, by (ii) square footage under such expiring leases.

Carmel Country Plaza Percentage Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and average net effective annual base rent per leased square foot for Carmel Country Plaza as of the dates indicated below:

Date	Percentage Leased(1)	Annualized Base Rent per Leased Square Foot(2)	Average Net Effective Annual Base Rent per Leased Square Foot(3)
September 30, 2010	100.0%	$44.09	$43.16
December 31, 2009	97.7	43.15	43.86
December 31, 2008	95.1	44.35	42.89
December 31, 2007	92.7	41.37	42.95
December 31, 2006	95.7	39.53	38.42
December 31, 2005	97.8	35.83	34.94

(1)	Percentage leased is calculated as (i) square footage under commenced leases as of the dates indicated above, divided by (ii) net rentable square feet, expressed as a percentage.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) base rental payments (defined as cash base rent (before abatements)) for the month ended as of the dates indicated above multiplied by 12, by (ii) square footage under commenced leases as of the dates indicated above.
(3)	Average net effective annual base rent per leased square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) square footage under commenced leases as of the same date.

The current real estate tax rate for Carmel Country Plaza is $10.099 per $1,000 of assessed value. The total annual tax for Carmel Country Plaza for the tax year ended June 30, 2010 was $180,685 (at a taxable assessed value of $16.8 million and a real estate tax rate for the tax year ended June 30, 2010 of $10.014 per $1,000 of assessed value). This includes $11,292 in various direct assessments imposed on Carmel County Plaza by the City of San Diego and County of San Diego for the tax year ended June 30, 2010.

Carmel Mountain Plaza

As of September 30, 2010, Carmel Mountain Plaza was an approximately 440,000 square foot regional shopping center consisting of 13 buildings and 2,379 parking spaces spread over 39.7 acres. The property is situated on Carmel Mountain Road immediately east of Interstate 15, a major north-south corridor in San Diego County, and caters to the upscale, inland communities of Rancho Bernardo, Poway and Carmel Mountain Ranch. We acquired the property in 2003 and, as of September 30, 2010, the property was approximately 98.3% occupied, with major tenants including Sears, Roebuck and Co. d/b/a Sears, Sports Authority, Reading International, Inc. d/b/a Reading Cinemas, Sprouts Farmers Markets, LLC and Marshalls of CA, LLC d/b/a Marshalls. Additionally, on November 10, 2010, an entity wholly owned by the Rady Trust purchased for approximately $13.2 million an approximately 80,000 rentable square foot building located on the property vacated by Mervyn’s in conjunction with its bankruptcy. This building will be acquired by us in the formation transactions in exchange for the assumption of the approximately $13.2 million of indebtedness outstanding on the property. A portion of the proceeds of this offering will be used to repay this debt. We believe that the repositioning of this building will provide a significant opportunity to increase cash flow and increase customer traffic at the property. Currently, we are actively negotiating with prospective tenants to lease this space, however there can be no assurance as to when or if a lease for this space will be signed.

In addition to the 440,000 rentable square feet discussed above, as of September 30, 2010, Mervyn’s, Chevy’s Fresh Mex, Boston West, LLC d/b/a Boston Market and Texaco Refining & Marketing, Inc., d/b/a Shell Oil/Gas Station owned and occupied an aggregate of 92,190 square feet of space in Carmel Mountain Plaza and paid their respective proportionate share, based on square footage, of the common area expenses for the property plus an administration fee on such amount. The building vacated by Mervyn’s, as discussed above, constitutes approximately 80,000 of these 92,190 square feet. As a result of our acquisition of this building, the total rentable square feet at this property will increase to 520,000 square feet, and the aggregate number of square feet at this property not owned by us for which we receive common area expense payments and an administrative fee, will decrease to 12,190 square feet.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of Carmel Mountain Plaza, however, we continue to consider additional opportunities.

Carmel Mountain Plaza Demographics

The following table has been derived from the market study prepared for us by RCG:

	1-Mile Radius	3-Mile Radius	5-Mile Radius	California	United States
Population
2010 Estimate	14,079	99,329	222,285	37,853,430	309,038,974
2015 Projection	14,684	105,759	238,991	40,136,564	321,675,005
Estimated Growth 2010-2015	4.3%	6.5%	7.5%	6.0%	4.1%

Households
2010 Estimate	5,249	36,050	77,779	12,653,856	116,136,617
2015 Projection	5,519	38,338	83,451	13,342,972	120,947,177
Estimated Growth 2010-2015	5.1%	6.3%	7.3%	5.4%	4.1%
2010 Estimated Average Household Income	$116,323	$110,040	$122,978	$84,690	$71,071
2010 Estimated Median Household Income	$97,815	$90,125	$100,372	$62,401	$52,795

Source: Census, Claritas, Nielson Company

Carmel Mountain Plaza Primary Tenants

The following table summarizes information regarding the primary tenants of Carmel Mountain Plaza as of September 30, 2010:

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased Square Feet	Percentage of Property Net Rentable Square Feet	Annualized Base Rent(1)	Annualized Base Rent per Leased Square Foot(2)	Percentage of Property Annualized Base Rent
Sears	Dept. Store	6/30/18	6 x 5 yrs	107,870	24.5%	$452,540	$4.20	5.2%
Sports Authority	Athletics	11/30/13	2 x 5 yrs	40,672	9.2	575,102	14.14	6.6
Reading Cinemas	Entertainment	7/31/13	2 x 5 yrs	34,561	7.9	904,189	26.16	10.3
Sprouts Farmers Market	Grocery	3/31/25	3 x 5 yrs	30,973	7.0	681,406	22.00	7.8
Marshalls	Dept. Store	1/31/19	1 x 5 yrs	28,760	6.5	491,221	17.08	5.6

Top 5 Total				242,836	55.2%	$3,104,458	$12.78	35.4%

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 under the applicable lease, by (ii) 12.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent under the applicable lease, by (ii) square footage under such lease.

Carmel Mountain Plaza Lease Expirations

The following table sets forth the lease expirations for leases in place at the Carmel Mountain Plaza as of September 30, 2010, plus available space, for each of the ten full calendar years beginning January 1, 2010. The information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

Year of Lease Expiration	Number of Leases Expiring(1)	Square Footage of Expiring Leases	Percentage of Property Square Feet(2)	Annualized Base Rent(3)	Percentage of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot(4)
Available	—	7,404	1.7%	—	—	—
2010	3	8,833	2.0	$60,000	0.7%	$6.79
2011	9	12,030	2.7	565,176	6.4	46.98
2012	9	34,781	7.9	1,202,810	13.7	34.58
2013	13	101,574	23.1	2,536,646	28.9	24.97
2014	9	72,302	16.4	1,564,538	17.8	21.64
2015	9	28,301	6.4	871,254	9.9	30.79
2016	2	5,600	1.3	251,812	2.9	44.97
2017	1	1,800	0.4	91,662	1.0	50.92
2018	1	107,870	24.5	452,540	5.2	4.20
2019	1	28,760	6.5	491,221	5.6	17.08
Thereafter	1	30,973	7.0	681,406	7.8	22.00

Total/Weighted Average:	58	440,228	100.0%	$8,769,064	100.0%	$20.26

(1)	Number of leases expiring reflects potential early terminations applicable to certain leases in the event that specified sales targets are not achieved as of such date.
(2)	Percentage of property net rentable square feet includes an aggregate of 127,112 square feet leased pursuant to six ground leases to Sears, TGI Friday’s, California Pizza Kitchen, Inc., In-N-Out Burger, EZ Lube, Inc. and Taco Bell. See “—Ground Leases of Retail Portfolio.”
(3)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 for the leases expiring during the applicable period, by (ii) 12. Annualized base rent includes $1,020,900 pursuant to the six ground leases described above. See “—Ground Leases of Retail Portfolio.”
(4)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent for leases expiring during the applicable period, by (ii) square footage under such expiring leases.

Carmel Mountain Plaza Percentage Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and average net effective annual base rent per leased square foot for Carmel Mountain Plaza as of the dates indicated below:

Date	Percentage Leased(1)	Annualized Base Rent per Leased Square Foot(2)	Average Net Effective Annual Base Rent per Leased Square Foot(3)
September 30, 2010	98.3%	$20.26	$20.04
December 31, 2009	90.0	19.51	20.86
December 31, 2008	97.2	19.11	19.87
December 31, 2007	100.0	19.53	18.87
December 31, 2006	100.0	18.49	18.40
December 31, 2005	100.0	17.75	17.96

(1)	Percentage leased is calculated as (i) square footage under commenced leases as of the dates indicated above, divided by (ii) net rentable square feet, expressed as a percentage. Square footage includes an aggregate of 127,112 square feet leased pursuant to ground leases to Sears, TGI Friday’s, California Pizza Kitchen, In-N-Out, EZ Lube and Taco Bell. See “—Ground Leases of Retail Portfolio.”
(2)	Annualized base rent per leased square foot is calculated by dividing (i) base rental payments (defined as cash base rent (before abatements)) for the month ended as of the dates indicated above multiplied by 12, by (ii) square footage under commenced leases as of the dates indicated above. Annualized base rent includes $1,020,900 pursuant to the six ground leases described above. See “—Ground Leases of Retail Portfolio.”
(3)	Average net effective annual base rent per leased square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) square footage under commenced leases as of the same date.

The current real estate tax rate for Carmel Mountain Plaza is $10.481 per $1,000 of assessed value. The total annual tax for Carmel Mountain Plaza for the tax year ended June 30, 2010 was $1,123,966 (at a taxable assessed value of $105.9 million and a real estate tax rate for the tax year ended June 30, 2010 of $10.368 per $1,000 of assessed value). This includes $26,449 in various direct assessments imposed on Carmel Mountain Plaza by the City of San Diego and County of San Diego for the tax year ended June 30, 2010.

South Bay Marketplace

South Bay Marketplace is an approximately 133,000 square foot neighborhood shopping center with 529 parking spaces on a 12.1 acre lot. The property is located on East Plaza Boulevard midway between Interstate 5 and Interstate 805, serving San Diego’s South Bay cities of National City and Chula Vista. The property is also in close proximity to San Diego’s U.S. Navy Base and over 8,484 units of housing for military personnel and their families. We developed the property in 1997 after acquiring the land in 1996. We successfully undertook a rigorous and complex entitlement process that involved two permitting jurisdictions in order to complete the development. As of September 30, 2010, the property was 100% occupied, with major tenants including Ross Dress For Less, Inc., Grocery Outlet, Inc., Office Depot, Inc., and Old Navy (California) LLC d/b/a Old Navy.

In addition to the 133,000 rentable square feet discussed above, Dixieline Lumber Company owns and occupies 21,795 square feet of space in South Bay Marketplace and pays its proportionate share, based on square footage, of the common area expenses for the property plus an administration fee on such amount.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of South Bay Marketplace.

South Bay Marketplace Demographics

The following table has been derived from the market study prepared for us by RCG:

	1-Mile Radius	3-Mile Radius	5-Mile Radius	California	United States
Population
2010 Estimate	24,407	174,422	426,891	37,853,430	309,038,974
2015 Projection	25,817	184,837	448,624	40,136,564	321,675,005
Estimated Growth 2010-2015	5.8%	6.0%	5.1%	6.0%	4.1%

Households
2010 Estimate	8,386	51,873	122,415	12,653,856	116,136,617
2015 Projection	8,744	54,393	127,711	13,342,972	120,947,177
Estimated Growth 2010-2015	4.3%	4.9%	4.3%	5.4%	4.1%
2010 Estimated Average Household Income	$48,964	$57,243	$63,791	$84,690	$71,071
2010 Estimated Median Household Income	$38,901	$45,036	$49,270	$62,401	$52,795

Source: Census, Claritas, Nielson Company

South Bay Marketplace Primary Tenants

The following table summarizes information regarding the primary tenants of South Bay Marketplace as of September 30, 2010:

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased Square Feet	Percentage of Property Net Rentable Square Feet	Annualized Base Rent(1)	Annualized Base Rent per Leased Square Foot(2)	Percentage of Property Annualized Base Rent
Office Depot Inc.	Office Supplies	4/30/12	3 x 5 yrs	30,686	23.1%	$485,462	$15.82	23.9%
Ross Dress for Less	Apparel	1/31/13	3 x 5 yrs	27,125	20.4	294,306	10.85	14.5
Grocery Outlet Inc.	Grocery	10/19/14	1 x 5 yrs	22,560	17.0	324,864	14.40	16.0
Old Navy	Apparel	5/31/11	3 x 5 yrs	20,000	15.1	*	*	*
FP Stores Inc.	Apparel	4/30/12	—	15,024	11.3	136,343	9.08	6.7

Top 5 Total				115,395	86.9%

*	Data withheld at tenant’s request.
(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 under the applicable lease, by (ii) 12.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent under the applicable lease, by (ii) square footage under such lease.

South Bay Marketplace Lease Expirations

The following table sets forth the lease expirations for leases in place at the South Bay Marketplace as of September 30, 2010, plus available space, for each of the ten full calendar years beginning January 1, 2010. The information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

Year of Lease Expiration	Number of Leases Expiring(1)	Square Footage of Expiring Leases	Percentage of Property Net Rentable Square Feet(2)	Annualized Base Rent(3)	Percentage of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot(4)
Available	—	—	—	—	—	—
2010	1	1,394	1.0%	$44,031	2.2%	$31.59
2011	2	22,880	17.2	378,891	18.6	16.56
2012	4	54,650	41.1	855,969	42.1	15.66
2013	2	28,565	21.5	348,507	17.1	12.20
2014	1	22,560	17.0	324,864	16.0	14.40
2015	—	—	—	—	—	—
2016	—	—	—	—	—	—
2017	1	2,824	2.1	81,540	4.0	28.87
2018	—	—	—	—	—	—
2019	—	—	—	—	—	—
Thereafter	—	—	—	—	—	—

Total/Weighted Average:	11	132,873	100.0%	$2,033,802	100.0%	$15.31

(1)	Number of leases expiring reflects potential early terminations applicable to certain leases in the event that specified sales targets are not achieved as of such date.
(2)	Percentage of property net rentable square feet includes 2,824 square feet ground leased to McDonald’s. See “—Ground Leases of Retail Portfolio.”
(3)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 for the leases expiring during the applicable period, by (ii) 12. Annualized base rent includes $81,540 pursuant to a ground lease to McDonald’s. See “—Ground Leases of Retail Portfolio.”
(4)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent for leases expiring during the applicable period, by (ii) square footage under such expiring leases.

South Bay Marketplace Percentage Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and average net effective annual base rent per leased square foot for South Bay Marketplace as of the dates indicated below:

Date	Percentage Leased(1)	Annualized Base Rent per Leased Square Foot(2)	Average Net Effective Annual Base Rent per Leased Square Foot(3)
September 30, 2010	100.0%	$15.31	$15.18
December 31, 2009	100.0	15.26	14.91
December 31, 2008	100.0	14.95	14.73
December 31, 2007	100.0	14.54	13.98
December 31, 2006	100.0	13.69	13.27
December 31, 2005	100.0	12.99	12.80

(1)	Percentage leased is calculated as (i) square footage under commenced leases as of the dates indicated above, divided by (ii) net rentable square feet, expressed as a percentage. Square footage includes 2,824 square feet ground leased to McDonald’s. See “—Ground Leases of Retail Portfolio.”

(2)	Annualized base rent per leased square foot is calculated by dividing (i) base rental payments (defined as cash base rent (before abatements)) for the month ended as of the dates indicated above multiplied by 12, by (ii) square footage under commenced leases as of the dates indicated above. Annualized base rent includes $81,540 pursuant to a ground lease to McDonald’s. See “—Ground Leases of Retail Portfolio.”
(3)	Average net effective annual base rent per leased square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) square footage under commenced leases as of the same date.

Upon completion of this offering and the consummation of the formation transactions, South Bay Marketplace will be subject to a $23.0 million mortgage loan, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Consolidated Indebtedness to be Outstanding after this Offering.”

The current real estate tax rate for South Bay Marketplace is $11.094 per $1,000 of assessed value. The total annual tax for South Bay Marketplace for the tax year ended June 30, 2010 was $168,407 (at a taxable assessed value of $15.0 million and a real estate tax rate for the tax year ended June 30, 2010 of $11.072 per $1,000 of assessed value). This includes $1,957 in various direct assessments imposed on South Bay Marketplace by the City of National City and County of San Diego for the tax year ended June 30, 2010.

Rancho Carmel Plaza

Rancho Carmel Plaza is a neighborhood shopping center consisting of approximately 30,000 rentable square feet and 68 parking spaces situated on a 3.3 acre lot. The three building property, acquired and developed by us in 1990 and 1993, respectively, is located on Rancho Carmel Drive near the intersection of Interstate 15 and Highway 56 in San Diego and serves the upscale community of Carmel Mountain. The neighborhood center is a key transportation hub for the area and includes the first structured Park-N-Ride commuter parking lot in California. Additionally, several nearby retailers, including Costco, Reading Cinemas, Ross Dress for Less, Sports Authority and Barnes & Noble, attract potential customers to the area and create significant synergies with our center. As of September 30, 2010, the property was approximately 69.3% occupied, with major tenants including Oggi’s Pizza & Brewery, Sprint PCS Assets, LLC d/b/a Sprint and USE Credit Union.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of Rancho Carmel Plaza.

Rancho Carmel Plaza Demographics

The following table has been derived from the market study prepared for us by RCG:

	1-Mile Radius	3-Mile Radius	5-Mile Radius	California	United States
Population
2010 Estimate	17,020	116,369	250,260	37,853,430	309,038,974
2015 Projection	18,341	124,838	268,414	40,136,564	321,675,005
Estimated Growth 2010-2015	7.8%	7.3%	7.3%	6.0%	4.1%

Households
2010 Estimate	6,330	40,295	85,976	12,653,856	116,136,617
2015 Projection	6,810	43,190	92,018	13,342,972	120,947,177
Estimated Growth 2010-2015	7.6%	7.2%	7.0%	5.4%	4.1%
2010 Estimated Average Household Income	$104,016	$117,920	$119,175	$84,690	$71,071
2010 Estimated Median Household Income	$86,281	$98,077	$97,179	$62,401	$52,795

Source: Census, Claritas, Nielson Company

Rancho Carmel Plaza Primary Tenants

The following table summarizes information regarding the primary tenants of Rancho Carmel Plaza as of September 30, 2010:

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased Square Feet	Percentage of Property Net Rentable Square Feet	Annualized Base Rent(1)	Annualized Base Rent per Leased Square Foot(2)	Percentage of Property Annualized Base Rent
Oggi’s Pizza & Brewing Co.	Restaurant	8/31/20	2 x 5 yrs	5,090	16.7%	$144,000	$28.29	21.0%
Sprint PCS Assets	Telecommunications	12/31/10	—	3,103	10.2	129,500	41.73	18.9
USE Credit Union	Financial Services	5/31/15	2 x 5 yrs	2,233	7.3	70,206	31.44	10.2
Sang Wook Lee d/b/a Carmel Plaza Cleaners	Dry Cleaning	7/31/13	—	1,683	5.5	72,205	42.90	10.5
Sandra Simpson Management, LLC d/b/a Doctors Weight Loss Clinic	Health	6/30/12	1 x 3 yrs	1,268	4.2	31,345	24.72	4.6

Top 5 Total				13,377	44.0%	$447,256	$33.43	65.2%

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 under the applicable lease, by (ii) 12.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent under the applicable lease, by (ii) square footage under such lease.

Rancho Carmel Plaza Lease Expirations

The following table sets forth the lease expirations for leases in place at the Rancho Carmel Plaza as of September 30, 2010, plus available space, for each of the ten full calendar years beginning January 1, 2010. The information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

Year of Lease Expiration	Number of Leases Expiring(1)	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Base Rent(2)	Percentage of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot(3)
Available	—	9,349	30.7%	—	—	—
2010	1	3,103	10.2	$129,500	18.9%	$41.73
2011	2	1,924	6.3	57,446	8.4	29.86
2012	4	3,557	11.7	100,809	14.7	28.34
2013	2	2,947	9.7	120,481	17.6	40.88
2014	—	—	—	—	—	—
2015	2	3,437	11.3	97,638	14.2	28.41
2016	1	1,014	3.3	35,587	5.2	35.10
2017	—	—	—	—	—	—
2018	—	—	—	—	—	—
2019	—	—	—	—	—	—
Thereafter	1	5,090	16.7	144,000	21.0	28.29

Total/Weighted Average:	13	30,421	100.0%	$685,459	100.0%	$32.53

(1)	Number of leases expiring reflects potential early terminations applicable to certain leases in the event that specified sales targets are not achieved as of such date.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 for the leases expiring during the applicable period, by (ii) 12.
(3)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent for leases expiring during the applicable period, by (ii) square footage under such expiring leases.

Rancho Carmel Plaza Percentage Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and average net effective annual base rent per leased square foot for Rancho Carmel Plaza as of the dates indicated below:

Date	Percentage Leased(1)(2)	Annualized Base Rent per Leased Square Foot(3)	Average Net Effective Annual Base Rent per Leased Square Foot(4)
September 30, 2010	69.3%	$32.53	$34.26
December 31, 2009	81.6	30.46	32.65
December 31, 2008	100.0	30.88	28.47
December 31, 2007	100.0	29.75	27.77
December 31, 2006	100.0	27.80	26.39
December 31, 2005	100.0	26.22	25.56

(1)	Percentage leased is calculated as (i) square footage under commenced leases as of the dates indicated above, divided by (ii) net rentable square feet, expressed as a percentage.
(2)	We have executed a lease at Rancho Carmel Plaza for 1,604 net rentable square feet and an annualized base rent of approximately $43,000, which commenced subsequent to September 30, 2010.
(3)	Annualized base rent per leased square foot is calculated by dividing (i) base rental payments (defined as cash base rent (before abatements)) for the month ended as of the dates indicated above multiplied by 12, by (ii) square footage under commenced leases as of the dates indicated above.
(4)	Average net effective annual base rent per leased square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) square footage under commenced leases as of the same date.

The current real estate tax rate for Rancho Carmel Plaza is $10.481 per $1,000 of assessed value. The total annual tax for Rancho Carmel Plaza for the tax year ended June 30, 2010 was $71,762 (at a taxable assessed value of $6.7 million and a real estate tax rate for the tax year ended June 30, 2010 of $10.368 per $1,000 of assessed value). This includes $2,440 in various direct assessments imposed on Ranch Carmel Plaza by the City of San Diego and County of San Diego for the tax year ended June 30, 2010.

Lomas Santa Fe Plaza

Lomas Santa Fe Plaza is an approximately 210,000 rentable square foot grocery anchored neighborhood shopping center built in 1972 consisting of nine buildings and 740 parking spaces on a 17.4 acre lot. The property is situated on Lomas Santa Fe Drive, immediately east of Interstate 5, and is located approximately one mile from public beaches, providing essential retail services to the upscale coastal communities of Solana Beach and Rancho Santa Fe. We acquired the shopping center in 1995 and immediately redeveloped the anchor space by doubling its size to 50,000 square feet and signing a new lease with Vons Companies, Inc. d/b/a Vons. Other major tenants include Ross Stores, Inc. d/b/a Ross Dress for Less, We-R-Fabrics, Big 5 Sporting Goods Corp and 24 Hour Fitness USA, Inc., and, as of September 30, 2010, the property was approximately 94.3% occupied.

We have approved entitlements on Lomas Santa Fe Plaza for the redevelopment and development of 65,300 rentable square feet (including 45,513 additional rentable square feet). Subject to future market conditions, we may decide to redevelop the property based on the approved entitlements. We expect that such redevelopment and development would cost approximately $27.9 million and would be funded out of cash on hand, borrowings under our anticipated credit facility, standard construction loans and/or, potentially, proceeds from this offering. Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of Lomas Santa Fe Plaza.

Lomas Santa Fe Plaza Demographics

The following table has been derived from the market study prepared for us by RCG:

	1-Mile Radius	3-Mile Radius	5-Mile Radius	California	United States
Population
2010 Estimate	9,097	41,032	125,960	37,853,430	309,038,974
2015 Projection	9,273	42,639	135,083	40,136,564	321,675,005
Estimated Growth 2010-2015	1.9%	3.9%	7.2%	6.0%	4.1%

Households
2010 Estimate	3,913	17,539	49,840	12,653,856	116,136,617
2015 Projection	4,021	18,379	53,537	13,342,972	120,947,177
Estimated Growth 2010-2015	2.8%	4.8%	7.4%	5.4%	4.1%
2010 Estimated Average Household Income	$145,673	$144,177	$150,037	$84,690	$71,071
2010 Estimated Median Household Income	$98,958	$100,077	$106,634	$62,401	$52,795

Source: Census, Claritas, Nielson Company

Lomas Santa Fe Plaza Primary Tenants

The following table summarizes information regarding the primary tenants of Lomas Santa Fe Plaza as of September 30, 2010:

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased Square Feet	Percentage of Property Net Rentable Square Feet	Annualized Base Rent(1)	Annualized Base Rent per Leased Square Foot(2)	Percentage of Property Annualized Base Rent
Vons	Grocery	12/31/17	2 x 5 yrs 1 x 4 yrs	49,895	23.8%	$1,058,000	$21.20	20.8%
Ross Stores, Inc.	Apparel	1/31/13	1 x 5 yrs	30,000	14.3	900,000	30.00	17.7
We-R-Fabrics	Home Design	3/31/13	2 x 3 yrs	13,926	6.6	144,000	10.34	2.8
Big 5 Sporting Goods	Sporting Goods	1/31/13	1 x 5 yrs	9,761	4.7	148,767	15.24	2.9
24 Hour Fitness	Fitness Center	9/7/14	2 x 5 yrs	8,355	4.0	224,797	26.91	4.4

Top 5 Total				111,937	53.4%	$2,475,565	$22.12	48.7%

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 under the applicable lease, by (ii) 12.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent under the applicable lease, by (ii) square footage under such lease.

Lomas Santa Fe Plaza Lease Expirations

The following table sets forth the lease expirations for leases in place at Lomas Santa Fe Plaza as of September 30, 2010, plus available space, for each of the ten full calendar years beginning January 1, 2010. The information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

Year of Lease Expiration	Number of Leases Expiring(1)	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Base Rent(2)	Percentage of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot(3)
Available	—	11,884	5.7%	—	—	—
2010	4	13,667	6.5	$200,134	3.9%	$14.64
2011	7	18,329	8.7	646,992	12.7	35.30
2012	10	12,774	6.1	454,910	8.9	35.61
2013	11	62,602	29.9	1,525,534	30.0	24.37
2014	6	20,378	9.7	491,649	9.7	24.13
2015	6	7,637	3.6	265,598	5.2	34.78
2016	1	4,816	2.3	183,935	3.6	38.19
2017	2	56,191	26.8	1,265,768	24.9	22.53
2018	—	—	—	—	—	—
2019	—	—	—	—	—	—
Thereafter	1	1,291	0.6	50,349	1.0	39.00

Total/Weighted Average:	48	209,569	100.0%	$5,084,868	100.0%	$25.72

(1)	Number of leases expiring reflects potential early terminations applicable to certain leases in the event that specified sales targets are not achieved as of such date.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 for the leases expiring during the applicable period, by (ii) 12.
(3)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent for leases expiring during the applicable period, by (ii) square footage under such expiring leases.

Lomas Santa Fe Plaza Percentage Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and average net effective annual base rent per leased square foot for Lomas Santa Fe Plaza as of the dates indicated below:

Date	Percentage Leased(1)(2)	Annualized Base Rent per Leased Square Foot(3)	Average Net Effective Annual Base Rent per Leased Square Foot(4)
September 30, 2010	94.3%	$25.72	$25.06
December 31, 2009	96.1	25.74	25.37
December 31, 2008	98.0	25.73	25.61
December 31, 2007	99.0	22.45	22.45
December 31, 2006	99.3	21.14	21.37
December 31, 2005	97.7	20.48	20.88

(1)	Percentage leased is calculated as (i) square footage under commenced leases as of the dates indicated above, divided by (ii) net rentable square feet, expressed as a percentage.
(2)	We have executed a lease at Lomas Santa Fe Plaza for 1,043 net rentable square feet and an annualized base rent of $25,032, which commenced subsequent to September 30, 2010.
(3)	Annualized base rent per leased square foot is calculated by dividing (i) base rental payments (defined as cash base rent (before abatements)) for the month ended as of the dates indicated above multiplied by 12, by (ii) square footage under commenced leases as of the dates indicated above.
(4)	Average net effective annual base rent per leased square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) square footage under commenced leases as of the same date.

The current real estate tax rate for Lomas Santa Fe Plaza is $10.037 per $1,000 of assessed value. The total annual tax for Lomas Santa Fe Plaza for the tax year ended June 30, 2010 was $316,141 (at a taxable assessed value of $25.6 million and a real estate tax rate for the tax year ended June 30, 2010 of $10.043 per $1,000 of assessed value). This includes $59.330 in various direct assessments imposed on Lomas Santa Fe Plaza by the City of Solana Beach and County of San Diego for the tax year ended June 30, 2010.

Solana Beach Towne Centre

Solana Beach Towne Centre is a grocery anchored neighborhood center consisting of 12 buildings, approximately 247,000 rentable square feet and 1,124 parking spaces that we acquired in 1997. The property, located immediately west of Interstate 5 at the Lomas Santa Fe Drive exit, caters to the San Diego communities of Solana Beach, Del Mar and Rancho Santa Fe. As of September 30, 2010, the property was approximately 96.0% occupied, with major tenants including Henry’s Holdings, LLC d/b/a Henry’s Marketplace, CVS Pharmacy, Marshalls of CA, LLC d/b/a Marshalls, ProBuild Company, LLC d/b/a Dixieline ProBuild and Staples Properties, Inc. d/b/a Staples.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of Solana Beach Towne Centre. However, we have entitlements to develop an additional approximately 13,000 square feet on a neighboring lot which will serve to connect the Solana Beach Towne Centre with our neighboring office property, Solana Beach Corporate Centre. Subject to future market conditions, we may decide to develop the property based on the approved entitlements. We expect that such development would cost approximately $5.9 million and would be funded out of cash on hand, borrowings under our anticipated credit facility, standard construction loans and/or, potentially, proceeds from this offering.

Solana Beach Towne Centre Demographics

The following table has been derived from the market study prepared for us by RCG:

	1-Mile Radius	3-Mile Radius	5-Mile Radius	California	United States
Population
2010 Estimate	11,250	40,476	122,298	37,853,430	309,038,974
2015 Projection	11,478	41,993	130,929	40,136,564	321,675,005
Estimated Growth 2010-2015	2.0%	3.7%	7.1%	6.0%	4.1%

Households
2010 Estimate	4,996	17,304	48,697	12,653,856	116,136,617
2015 Projection	5,142	18,109	52,240	13,342,972	120,947,177
Estimated Growth 2010-2015	2.9%	4.7%	7.3%	5.4%	4.1%
2010 Estimated Average Household Income	$130,502	$143,500	$148,107	$84,690	$71,071
2010 Estimated Median Household Income	$88,920	$99,778	$105,007	$62,401	$52,795

Source: Census, Claritas, Nielson Company

Solana Beach Towne Centre Primary Tenants

The following table summarizes information regarding the primary tenants of Solana Beach Towne Centre as of September 30, 2010:

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased Square Feet	Percentage of Property Net Rentable Square Feet	Annualized Base Rent(1)	Annualized Base Rent per Leased Square Foot(2)	Percentage of Property Annualized Base Rent
Dixieline ProBuild	Lumber & Supplies	6/30/14	2 x 5 yrs	41,400	16.8%	$541,235	$13.07	10.3%
Marshalls	Department Store	1/31/15	1 x 5 yrs	39,295	15.9	553,667	14.09	10.6
CVS Pharmacy	Pharmacy	9/10/14	3 x 5 yrs	25,500	10.3	60,000	2.35	1.1
Staples	Office Supplies	4/30/15	1 x 5 yrs	21,875	8.9	365,969	16.73	7.0
Henry’s Marketplace	Grocery	6/30/14	3 x 5 yrs	14,986	6.1	356,418	23.78	6.8

Top 5 Total				143,056	58.0%	$1,877,289	$13.12	35.9%

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 under the applicable lease, by (ii) 12.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent under the applicable lease, by (ii) square footage under such lease.

Solana Beach Towne Centre Lease Expirations

The following table sets forth the lease expirations for leases in place at the Solana Beach Towne Centre as of September 30, 2010, plus available space, for each of the ten full calendar years beginning January 1, 2010. The information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

Year of Lease Expiration	Number of Leases Expiring(1)	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Base Rent(2)	Percentage of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot(3)
Available	—	9,746	4.0%	—	—	—
2010	1	1,698	0.7	$48,842	0.9%	$28.76
2011	10	11,359	4.6	464,374	8.9	40.88
2012	10	22,236	9.0	675,551	12.9	30.38
2013	2	4,830	2.0	204,104	3.9	42.26
2014	11	111,504	45.2	1,963,099	37.5	17.61
2015	10	72,898	29.5	1,343,478	25.7	18.43
2016	2	8,794	3.6	325,224	6.2	36.98
2017	—	—	—	—	—	—
2018	1	906	0.4	39,753	0.8	43.88
2019	—	—	—	—	—	—
Thereafter	1	2,759	1.1	165,000	3.2	59.80

Total/Weighted Average:	48	246,730	100.0%	$5,229,426	100.0%	$22.07

(1)	Number of leases expiring reflects potential early terminations applicable to certain leases in the event that specified sales targets are not achieved as of such date.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 for the leases expiring during the applicable period, by (ii) 12.
(3)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent for leases expiring during the applicable period, by (ii) square footage under such expiring leases.

Solana Beach Towne Centre Percentage Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and average net effective annual base rent per leased square foot for Solana Beach Towne Centre as of the dates indicated below:

Date	Percentage Leased(1)(2)	Annualized Base Rent per Leased Square Foot(3)	Average Net Effective Annual Base Rent per Leased Square Foot(4)
September 30, 2010	96.0%	$22.07	$22.21
December 31, 2009	97.8	21.42	21.05
December 31, 2008	98.0	20.31	20.01
December 31, 2007	98.5	19.75	19.02
December 31, 2006	100.0	18.43	17.82
December 31, 2005	96.7	17.72	17.54

(1)	Percentage leased is calculated as (i) square footage under commenced leases as of the dates indicated above, divided by (ii) net rentable square feet, expressed as a percentage.
(2)	We have executed a lease at Solana Beach Towne Centre for 4,981 net rentable square feet and an annualized base rent of approximately $102,000, which commenced subsequent to September 30, 2010.
(3)	Annualized base rent per leased square foot is calculated by dividing (i) base rental payments (defined as cash base rent (before abatements)) for the month ended as of the dates indicated above multiplied by 12, by (ii) square footage under commenced leases as of the dates indicated above.
(4)	Average net effective annual base rent per leased square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) square footage under commenced leases as of the same date.

Upon completion of this offering and the consummation of the formation transactions, Solana Beach Towne Centre will be subject to a $39.9 million mortgage loan, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Consolidated Indebtedness to be Outstanding after this Offering.”

The current real estate tax rate for Solana Beach Towne Centre is $10.037 per $1,000 of assessed value. The total annual tax for Solana Beach Towne Centre for the tax year ended June 30, 2010 was $393,686 (at a taxable assessed value of $31.0 million and a real estate tax rate for the tax year ended June 30, 2010 of $10.043 per $1,000 of assessed value). This includes $82,440.40 in various direct assessments imposed on Solana Beach Towne Centre by the City of Solana Beach and County of San Diego for the tax year ended June 30, 2010.

Del Monte Center

Del Monte Center is an approximately 674,000 rentable square foot open-air regional shopping center in Monterey, California, which we have the ability to expand by an additional 15,000 rentable square feet. Located at the intersection of Highway 1 and Munras Avenue and serving as the area’s only regional shopping center, Del Monte Center has attracted major tenants such as The Apple Store, Pottery Barn, Williams-Sonoma, California Pizza Kitchen, Macy’s West, Inc. d/b/a Macy’s, Whole Foods Market California, Inc. d/b/a Whole Foods Market, Petco, Rite Aid and Century Theaters, Inc., as well as more than 70 national retailers, locally owned specialty shops and restaurants. The area’s strict zoning restrictions and regulations serve as high barriers to entry to competitors seeking to replicate Del Monte Center’s offerings in nearby locations. In 2006, two years after we acquired the property, we significantly renovated and repositioned the property. Del Monte Center is subject to an ongoing environmental remediation. See “—Regulation—Environmental Matters.”

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of Del Monte Center.

Del Monte Center Demographics

The following table has been derived from the market study prepared for us by RCG:

	1-Mile Radius	3-Mile Radius	5-Mile Radius	California	United States
Population
2010 Estimate	6,212	53,276	90,347	37,853,430	309,038,974
2015 Projection	6,031	52,439	90,487	40,136,564	321,675,005
Estimated Growth 2010-2015	(2.9)%	(1.6)%	0.2%	6.0%	4.1%

Households
2010 Estimate	2,917	23,499	36,792	12,653,856	116,136,617
2015 Projection	2,849	23,274	36,813	13,342,972	120,947,177
Estimated Growth 2010-2015	(2.3)%	(1.0)%	0.1%	5.4%	4.1%
2010 Estimated Average Household Income	$84,231	$88,931	$88,090	$84,690	$71,071
2010 Estimated Median Household Income	$65,184	$65,851	$64,336	$62,401	$52,795

Source: Census, Claritas, Nielson Company

Del Monte Center Primary Tenants

The following table summarizes information regarding the primary tenants of Del Monte Center as of September 30, 2010:

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased Square Feet	Percentage of Property Net Rentable Square Feet	Annualized Base Rent(1)	Annualized Base Rent per Leased Square Foot(2)	Percentage of Property Annualized Base Rent
Macy’s	Depart. Store	7/31/18	5 x 10 yrs	212,500	31.5%	$96,000	$0.45	1.1%
KLA Monterey	General Retail(3)	7/31/20	—	82,600	12.3	105,291	1.27	1.2
Century Theatres, Inc.	Entertainment	12/31/24	2 x 10 yrs	43,839	6.5	687,396	15.68	7.8
Macy’s Furniture Gallery	Furniture	8/31/15	1 x 5 yrs	39,713	5.9	584,545	14.72	6.6
Whole Foods Market	Grocery	7/31/18	3 x 5 yrs	25,466	3.8	375,624	14.75	4.2

Top 5 Total				404,118	59.9	$1,848,855	$4.58	20.9%

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 under the applicable lease, by (ii) 12.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent under the applicable lease, by (ii) square footage under such lease.
(3)	Our tenant KLA Monterey is currently remodeling this space and is negotiating with an apparel company to sublease this space.

Del Monte Center Lease Expirations

The following table sets forth the lease expirations for leases in place at Del Monte Center as of September 30, 2010, plus available space, for each of the ten full calendar years beginning January 1, 2010. The information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

Year of Lease Expiration	Number of Leases Expiring(1)	Square Footage of Expiring Leases	Percentage of Property Net Rentable Square Feet(2)	Annualized Base Rent(3)	Percentage of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot(4)
Available	—	21,072	3.1%	—	—	—
2010	3	3,336	0.5	$110,481	1.2%	$33.12
2011	8	24,308	3.6	460,055	5.2	18.93
2012	8	25,016	3.7	865,576	9.8	34.60
2013	8	29,344	4.4	904,743	10.2	30.83
2014	5	32,473	4.8	507,254	5.7	15.62
2015	11	66,605	9.9	1,358,179	15.3	20.39
2016	7	21,565	3.2	676,247	7.6	31.36
2017	10	25,270	3.7	935,656	10.6	37.03
2018	5	255,364	37.9	983,308	11.1	3.85
2019	4	12,505	1.9	369,070	4.2	29.51
Thereafter	6	157,366	23.3	1,693,767	19.1	10.76

Total/Weighted Average:	75	674,224	100.0%	$8,864,335	100.0%	$13.57

(1)	Number of leases expiring reflects potential early terminations applicable to certain leases in the event that specified sales targets are not achieved as of such date.
(2)	Percentage of property net rentable square feet includes an aggregate of 295,100 square feet ground leased to Macy’s and KLA Monterey Leasehold, LLC. See “—Ground Leases of Retail Portfolio.”
(3)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 for the leases expiring during the applicable period, by (ii) 12. Annualized base rent includes $201,291 pursuant to the two ground leases described above. See “—Ground Leases of Retail Portfolio.”
(4)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent for leases expiring during the applicable period, by (ii) square footage under such expiring leases.

Del Monte Center Percentage Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and average net effective annual base rent per leased square foot for Del Monte Center as of the dates indicated below:

Date	Percentage Leased(1)(2)	Annualized Base Rent per Leased Square Foot(3)	Average Net Effective Annual Base Rent per Leased Square Foot(4)
September 30, 2010	96.9%	$13.57	$12.56
December 31, 2009	98.0	15.35	12.73
December 31, 2008	98.7	15.27	12.34
December 31, 2007	94.3	13.52	11.97
December 31, 2006	96.6	12.96	11.60
December 31, 2005	97.8	13.25	11.54

(1)	Percentage leased is calculated as (i) square footage under commenced leases as of the dates indicated above, divided by (ii) net rentable square feet, expressed as a percentage. Square footage includes an aggregate of 295,100 square feet ground leased to Macy’s and KLA Monterey Leasehold, LLC. See “—Ground Leases of Retail Portfolio.”

(2)	We have executed one lease, for a term of one year or longer, at Del Monte Center for an aggregate of 4,588 net rentable square feet and an aggregate annualized base rent of $60,000, which commenced subsequent to September 30, 2010.
(3)	Annualized base rent per leased square foot is calculated by dividing (i) base rental payments (defined as cash base rent (before abatements)) for the month ended as of the dates indicated above multiplied by 12, by (ii) square footage under commenced leases as of the dates indicated above. Annualized base rent includes $201,291 pursuant to the two ground leases described above. See “—Ground Leases of Retail Portfolio.”
(4)	Average net effective annual base rent per leased square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) square footage under commenced leases as of the same date.

Upon completion of this offering and the consummation of the formation transactions, Del Monte Center will be subject to an $82.3 million mortgage loan, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Consolidated Indebtedness to be Outstanding after this Offering.”

The current real estate tax rate for Del Monte Center is $10.00 per $1,000 of assessed value. The total annual tax for Del Monte Center for the tax year ended June 30, 2010 was $959,726 (at a taxable assessed value of $93.8 million and a real estate tax rate for the tax year ended June 30, 2010 of $10.00 per $1,000 of assessed value). This includes $21,780 in various direct assessments imposed on Del Monte Center by the City of Monterey and County of Monterey for the 2009 tax year.

Oahu, Hawaii

The Shops at Kalakaua

The Shops at Kalakaua is an approximately 12,000 rentable square foot retail destination located in Honolulu, Hawaii. This project, located in the core of the Waikiki Special District, features four storefronts (three buildings) facing heavily trafficked Kalakaua Avenue, the primary thoroughfare in Waikiki. The Shops at Kalakaua is part of the hub of upscale retailers, restaurants, hotels and business plazas that make the area a heavily visited tourist destination. Conveniently located across the street from our mixed-use property, Waikiki Beach Walk, The Shops at Kalakaua was 100% occupied as of September 30, 2010 and features Oakley, Food Pantry, LTD d/b/a Whalers General Store, Swarovski Crystal and Diesel USA, Inc. Originally built in 1971, the property was renovated in 2006 as part of the Waikiki revitalization effort. Given its central Waikiki location, The Shops at Kalakaua enjoy excellent visibility, strong foot traffic and frequent business from both tourist as well as local shoppers.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of The Shops at Kalakaua.

The Shops at Kalakaua Demographics

The following table has been derived from the market study prepared for us by RCG:

	1-Mile Radius	3-Mile Radius	5-Mile Radius	Hawaii	United States
Population
2010 Estimate	48,076	181,672	270,108	1,300,985	309,038,974
2015 Projection	48,598	183,417	270,755	1,335,889	321,675,005
Estimated Growth 2010-2015	1.1%	1.0%	0.2%	2.7%	4.1%

Households
2010 Estimate	25,499	83,578	111,981	444,202	116,136,617
2015 Projection	25,791	85,093	113,401	460,493	120,947,177
Estimated Growth 2010-2015	1.1%	1.8%	1.3%	3.7%	4.1%
2010 Estimated Average Household Income	$56,418	$69,774	$75,911	$85,525	$71,071
2010 Estimated Median Household Income	$43,215	$49,193	$52,464	$66,754	$52,795

Source: Census, Claritas, Nielson Company

The Shops at Kalakaua Primary Tenants

The following table summarizes information regarding the tenants of The Shops at Kalakaua as of September 30, 2010:

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased Square Feet	Percentage of Property Net Rentable Square Feet	Annualized Base Rent(1)	Annualized Base Rent per Leased Square Foot(2)	Percentage of Property Annualized Base Rent
Whalers General Store	General Merchandise	5/31/14	2 x 5 yrs	3,597	30.8%	$410,058	$114.00	26.7%
Diesel U.S.A. Inc.	Apparel	1/31/14	1 x 5 yrs	3,340	28.6	462,924	138.60	30.2
Swarovski Crystal	Jewelry & Collectibles	1/31/21	—	2,606	22.3	299,690	115.00	19.5
Oakley	Eyewear	1/31/16	1 x 5 yrs	2,128	18.2	362,356	170.28	23.6

Total				11,671	100.0%	$1,535,028	$131.52	100.0%

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 under the applicable lease, by (ii) 12.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent under the applicable lease, by (ii) square footage under such lease.

The Shops at Kalakaua Lease Expirations

The following table sets forth the lease expirations for leases in place at The Shops at Kalakaua as of September 30, 2010, plus available space, for each of the ten full calendar years beginning January 1, 2010. The information set forth in the table assumes that tenants exercise no renewal options or early termination rights.

Year of Lease Expiration	Number of Leases Expiring(1)	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Base Rent(2)	Percentage of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot(3)
Available	—	—	—	—	—	—
2010	—	—	—	—	—	—
2011	—	—	—	—	—	—
2012	—	—	—	—	—	—
2013	—	—	—	—	—	—
2014	2	6,937	59.4%	$872,982	56.9%	$125.84
2015	—	—	—	—	—	—
2016	1	2,128	18.2	362,356	23.6	170.28
2017	—	—	—	—	—	—
2018	—	—	—	—	—	—
2019	—	—	—	—	—	—
Thereafter	1	2,606	22.3	299,690	19.5	115.00

Total/Weighted Average:	4	11,671	100.0%	$1,535,028	100.0%	$131.52

(1)	Number of leases expiring reflects potential early terminations applicable to certain leases in the event that specified sales targets are not achieved as of such date.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 for the leases expiring during the applicable period, by (ii) 12.
(3)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent for leases expiring during the applicable period, by (ii) square footage under such expiring leases.

The Shops at Kalakaua Percentage Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and average net effective annual base rent per leased square foot for The Shops at Kalakaua as of the dates indicated below:

Date	Percentage Leased(1)	Annualized Base Rent per Leased Square Foot(2)	Average Net Effective Annual Base Rent per Leased Square Foot(3)
September 30, 2010	100.0%	$131.52	$130.66
December 31, 2009	100.0	139.42	138.58
December 31, 2008	100.0	133.96	138.58
December 31, 2007	100.0	133.96	138.58
December 31, 2006	100.0	133.96	138.58
December 31, 2005	100.0	132.11	137.45

(1)	Percentage leased is calculated as (i) square footage under commenced leases as of the dates indicated above, divided by (ii) net rentable square feet, expressed as a percentage.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) base rental payments (defined as cash base rent (before abatements)) for the month ended as of the dates indicated above multiplied by 12, by (ii) square footage under commenced leases as of the dates indicated above.
(3)	Average net effective annual base rent per leased square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) square footage under commenced leases as of the same date.

Upon completion of this offering and the consummation of the formation transactions, The Shops at Kalakaua will be subject to a $19.0 million mortgage loan, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Consolidated Indebtedness to be Outstanding after this Offering.”

The current real estate tax rate for The Shops at Kalakaua is $12.40 per $1,000 of assessed value. The total annual tax for The Shops at Kalakaua for the tax year ended June 30, 2010 was $115,775 (at a taxable assessed value of $9.0 million and a real estate tax rate for the tax year ended June 30, 2010 of $12.40 per $1,000 of assessed value). This includes $4,140 in various direct assessments imposed on The Shops at Kalakaua by the City of Honolulu and County of Honolulu for the tax year ended June 30, 2010.

Waikele Center

Waikele Center is a 538,000 rentable square foot regional open-air shopping center located in Waipahu, Hawaii, approximately 15 miles west of Honolulu. The property, positioned along a rapidly developing corridor of West Oahu, enjoys over 3,000 feet of frontage along Interstate H-1, which provides high visibility and convenient access to the highway. Waikele Center is situated on 41.85 acres and includes nine structures with 2,108 parking spaces. Initially built in phases between 1992 and 1993, construction of the ninth building, the Waikele Professional Center, was completed in 2008. This shopping complex is one of Central Oahu’s largest and highest profile retail projects, and it is anchored by Lowe’s Home Improvement, Kmart Corporation, Borders Book & Music, Officemax, Inc. and TSA Stores, Inc. d/b/a The Sports Authority. Along with Old Navy, the shopping center is home to multiple specialty retailers and restaurants that include Chili’s Grill & Bar, Starbucks Corporation d/b/a Starbucks Coffee, Jamba Juice, McDonald’s, KFC and various other quick-serve restaurants. Supported by solid demographics in the surrounding area, nearly all tenants in Waikele Center outperform their sister stores in Hawaii by a significant margin as measured by sales per square foot. In addition, Waikele Professional Center offers 17,177 rentable square feet of office/retail space, which is particularly attractive to medical and service practitioners integral to the community, adding a supportive service oriented dynamic to this property.

Additionally, the property is uniquely positioned by its proximity to the Waikele Premium Outlets, a factory outlet retail center. Catering to tourist and local trade, both our Waikele Center and the Waikele Premium Outlets enjoy a synergistic and symbiotic relationship, each with complimentary offerings that support a diverse shopping experience. Transport between these properties is encouraged via a free trolley service that circulates customers to various destinations.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of Waikele Center.

Waikele Center Demographics

The following table has been derived from the market study prepared for us by RCG:

	1-Mile Radius	3-Mile Radius	5-Mile Radius	Hawaii	United States
Population
2010 Estimate	29,451	106,739	206,328	1,300,985	309,038,974
2015 Projection	30,425	108,785	211,364	1,335,889	321,675,005
Estimated Growth 2010-2015	3.3%	1.9%	2.4%	2.7%	4.1%

Households
2010 Estimate	8,106	30,457	62,692	444,202	116,136,617
2015 Projection	8,502	31,312	64,694	460,493	120,947,177
Estimated Growth 2010-2015	4.9%	2.8%	3.2%	3.7%	4.1%
2010 Estimated Average Household Income	$103,133	$94,534	$97,103	$85,525	$71,071
2010 Estimated Median Household Income	$88,237	$81,458	$83,819	$66,754	$52,795

Source: Census, Claritas, Nielson Company

Waikele Center Primary Tenants

The following table summarizes information regarding the primary tenants of the Waikele Center as of September 30, 2010:

Tenant	Principal Nature of Business	Lease Expiration(1)	Renewal Options	Total Leased Square Feet	Percentage of Property Net Rentable Square Feet	Annualized Base Rent(2)	Annualized Base Rent per Leased Square Foot(3)	Percentage of Property Annualized Base Rent
Lowe’s	Hardware	5/31/18	3 x 5 yrs	155,000	28.8%	$3,992,647	$25.76	24.2%
Kmart	Discount Dept. Store	6/30/18	5 x 5 yrs	119,590	22.2	3,468,110	29.00	21.0
Sports Authority	Athletics	7/18/13	3 x 5 yrs	50,050	9.3	1,501,500	30.00	9.1
Foodland Super Market(4)	Grocery	1/25/14	—	50,000	9.3	2,247,578	44.95	13.6
Old Navy	Apparel	7/31/12	2 x 4 yrs	24,759	4.6	*	*	*

Top 5 Total				399,399	74.2%

*	Data withheld at tenant’s request.
(1)	Expiration dates assume no exercise of renewal, extension or termination options.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 under the applicable lease, by (ii) 12.
(3)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent under the applicable lease, by (ii) square footage under such lease.
(4)	Foodland Super Market, Ltd. has ceased all operations in its leased premises and has subleased the premises to International Church of the Foursquare Gospel. Although we are currently collecting the rent for the leased premises, Foodland Super Market, Ltd.’s lease expires in 2014 and it is unlikely that it will renew its lease with us. We expect to collect the full amount remaining under the lease in accordance with its terms; however, there can be no assurances that we will do so.

Waikele Center Lease Expirations

The following table sets forth the lease expirations for leases in place at the Waikele Center as of September 30, 2010, plus available space, for each of the ten full calendar years beginning January 1, 2010. The information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

Year of Lease Expiration	Number of Leases Expiring(1)	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Base Rent(2)	Percentage of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot(3)
Available	—	30,484	5.7%	—	—	—
2010	3	—	—	—	—	—
2011	2	—	—	$33,600	0.2%	N/A
2012	2	26,943	5.0	737,297	4.5	$27.37
2013	7	67,348	12.5	2,589,676	15.7	38.45
2014	12	109,549	20.4	4,403,557	26.7	40.20
2015	3	9,470	1.8	509,220	3.1	53.77
2016	5	15,063	2.8	551,792	3.3	36.63
2017	—	—	—	—	—	—
2018	3	276,052	51.3	7,524,003	45.6	27.26
2019	2	3,056	0.6	159,908	1.0	52.33
Thereafter	—	—	—	—	—	—

Total/Weighted Average:	39	537,965	100.0%	$16,509,053	100.0%	$32.53

(1)	Number of leases expiring reflects potential early terminations applicable to certain leases in the event that specified sales targets are not achieved as of such date.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 for the leases expiring during the applicable period, by (ii) 12.
(3)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent for leases expiring during the applicable period, by (ii) square footage under such expiring leases.

Waikele Center Percentage Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and average net effective annual base rent per leased square foot for the Waikele Center as of the dates indicated below:

Date	Percentage Leased(1)	Annualized Base Rent per Leased Square Foot(2)	Average Net Effective Annual Base Rent per Leased Square Foot(3)
September 30, 2010	94.3%	$32.53	$32.43
December 31, 2009	94.3	32.19	32.18
December 31, 2008	97.4	30.33	30.61
December 31, 2007	100.0	28.88	31.03
December 31, 2006	100.0	27.68	31.12
December 31, 2005	99.0	27.04	30.83

(1)	Percentage leased is calculated as (i) square footage under commenced leases as of the dates indicated above, divided by (ii) net rentable square feet, expressed as a percentage.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) base rental payments (defined as cash base rent (before abatements)) for the month ended as of the dates indicated above multiplied by 12, by (ii) square footage under commenced leases as of the dates indicated above.
(3)	Average net effective annual base rent per leased square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) square footage under commenced leases as of the same date.

Upon completion of this offering and the consummation of the formation transactions, Waikele Center will be subject to a $140.7 million mortgage loan, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Consolidated Indebtedness to be Outstanding after this Offering.”

The current real estate tax rate for Waikele Center is $12.40 per $1,000 of assessed value. The total annual tax for Waikele Center for the tax year ended June 30, 2010 was $1,880,167 (at a taxable assessed value of $151.6 million and a real estate tax rate for the tax year ended June 30, 2010 of $12.40 per $1,000 of assessed value). There were no direct assessments imposed on Waikele Center by the City of Waipahu or County of Honolulu for the tax year ended June 30, 2010.

San Antonio, Texas

Alamo Quarry

Alamo Quarry is a 59-acre lifestyle center, which offers shopping, dining and entertainment with a total of approximately 590,000 rentable square feet, and is located in San Antonio, Texas. Once the home of Alamo Cement Company, Alamo Quarry was constructed in 1997 and incorporates the property’s original smokestacks, rock crusher building and other historic features. The property has highly visible frontage along the east side of Highway 281, one of San Antonio’s busiest thoroughfares, and is easily accessible via the Basse Road and Jones-Maltsberger Road exits. Among more than 70 retail stores and restaurants, major tenants include Borders Books & Music, Whole Foods, Bed Bath & Beyond, Officemax, Old Navy, Michaels Stores, Inc. d/b/a Michaels Arts & Crafts and a Regal Cinemas, Inc. 16-Plex movie theatre.

Anticipated capital expenditure requirements for this property include a multi-year roof replacement project phased over four years. The anticipated capital expenditures for this project are $1,007,500; $735,300; $712,200; and $231,400 for 2010, 2011, 2012 and 2013, respectively. These anticipated capital expenditures will be funded with cash on hand.

Alamo Quarry Demographics

The following table has been derived from the market study prepared for us by RCG:

	1-Mile Radius	3-Mile Radius	5-Mile Radius	Texas	United States
Population
2010 Estimate	9,417	116,173	306,905	25,006,778	309,038,974
2015 Projection	10,086	121,176	319,219	26,983,559	321,675,005
Estimated Growth 2010-2015	7.1%	4.3%	4.0%	7.9%	4.1%

Households
2010 Estimate	4,199	46,565	119,431	8,796,031	116,136,617
2015 Projection	4,521	48,384	124,067	9,473,062	120,947,177
Estimated Growth 2010-2015	7.7%	3.9%	3.9%	7.7%	4.1%
2010 Estimated Average Household Income	$99,839	$63,864	$54,307	$68,330	$71,071
2010 Estimated Median Household Income	$70,017	$42,460	$38,844	$49,723	$52,795

Source: Census, Claritas, Nielson Company

Alamo Quarry Primary Tenants

The following table summarizes information regarding the primary tenants of Alamo Quarry as of September 30, 2010:

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased Square Feet	Percentage of Property Net Rentable Square Feet	Annualized Base Rent(1)	Annualized Base Rent per Leased Square Foot(2)	Percentage of Property Annualized Base Rent
Regal Cinemas	Entertainment	3/31/18	2 x 5 yrs	72,447	12.3%	$1,014,258	$14.00	8.6%
Bed Bath & Beyond	Housewares	1/31/13	3 x 5 yrs	40,015	6.8	510,000	12.75	4.3
Whole Foods Market	Grocery	10/31/12	4 x 5 yrs	38,005	6.4	436,867	11.49	3.7
Borders Books & Music	Books	11/30/12	4 x 5 yrs	30,000	5.1	585,000	19.50	5.0
Bally Total Fitness Corp.	Service	8/31/13	3 x 5 yrs	26,000	4.4	435,500	16.75	3.7

Top 5 Total				206,467	35.0%	$2,981,625	$14.44	25.4%

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 under the applicable lease, by (ii) 12.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent under the applicable lease, by (ii) square footage under such lease.

Alamo Quarry Lease Expirations

The following table sets forth the lease expirations for leases in place at the Alamo Quarry as of September 30, 2010, plus available space, for each of the ten full calendar years beginning January 1, 2010. The information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

Year of Lease Expiration	Number of Leases Expiring(1)	Square Footage of Expiring Leases	Percentage of Property Net Rentable Square Feet(2)	Annualized Base Rent(3)	Percentage of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot(4)
Available	—	23,557	4.0%	—	—	—
2010	1	1,200	0.2	—	—	—
2011	2	4,191	0.7	$122,322	1.0%	$29.19
2012	21	165,532	28.1	3,275,861	27.9	19.79
2013	21	180,773	30.7	3,331,792	28.4	18.43
2014	3	9,394	1.6	256,315	2.2	27.28
2015	5	24,686	4.2	785,260	6.7	31.81
2016	7	37,883	6.4	1,162,184	9.9	30.68
2017	4	25,164	4.3	444,042	3.8	17.65
2018	3	85,215	14.5	1,454,434	12.4	17.07
2019	3	21,376	3.6	616,585	5.2	28.84
Thereafter	3	10,508	1.8	300,272	2.6	28.58

Total/Weighted Average:	73	589,479	100.0%	$11,749,066	100.0%	$20.76

(1)	Number of leases expiring reflects potential early terminations applicable to certain leases in the event that specified sales targets are not achieved as of such date.
(2)	Percentage of property net rentable square feet includes an aggregate of 31,994 square feet ground leased to Joe’s Crab Shack, J. Alexander’s Restaurant, P.F. Chang’s China Bistro and Chili’s Grill & Bar. See “—Ground Leases of Retail Portfolio.”
(3)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 for the leases expiring during the applicable period, by (ii) 12. Annualized base rent includes $428,250 pursuant to four ground leases. See “—Ground Leases of Retail Portfolio.”
(4)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent for leases expiring during the applicable period, by (ii) square footage under such expiring leases.

Alamo Quarry Percentage Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and average net effective annual base rent per leased square foot for Alamo Quarry as of the dates indicated below:

Date	Percentage Leased(1)(2)	Annualized Base Rent per Leased Square Foot(3)	Average Net Effective Annual Base Rent per Leased Square Foot(4)
September 30, 2010	96.0%	$20.76	$20.75
December 31, 2009	94.2	20.52	20.81
December 31, 2008	96.7	20.57	20.50
December 31, 2007	96.3	19.68	19.73
December 31, 2006	96.1	18.87	19.58
December 31, 2005	97.8	18.06	19.23

(1)	Percentage leased is calculated as (i) square footage under commenced leases as of the dates indicated above, divided by (ii) net rentable square feet, expressed as a percentage. Square footage includes an aggregate of 31,994 square feet ground leased to Joe’s Crab Shack, J. Alexander’s Restaurant, P.F. Chang’s China Bistro and Chili’s Grill & Bar. See “—Ground Leases of Retail Portfolio.”
(2)	We have executed two leases at Alamo Quarry for an aggregate of 9,871 net rentable square feet and annualized base rent of $215,280, which commenced subsequent to September 30, 2010.
(3)	Annualized base rent per leased square foot is calculated by dividing (i) base rental payments (defined as cash base rent (before abatements)) for the month ended as of the dates indicated above multiplied by 12, by (ii) square footage under commenced leases as of the dates indicated above. Annualized base rent includes $428,250 pursuant to four ground leases. See “—Ground Leases of Retail Portfolio.”
(4)	Average net effective annual base rent per leased square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) square footage under commenced leases as of the same date.

Upon completion of this offering and the consummation of the formation transactions, Alamo Quarry will be subject to a $98.5 million mortgage loan, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Consolidated Indebtedness to be Outstanding after this Offering.”

The current real estate tax rate for Alamo Quarry is $25.802 per $1,000 of assessed value. The total annual tax for Alamo Quarry for the tax year ended December 31, 2009 was $3,367,468 (at a taxable assessed value of $131.6 million and a real estate tax rate for the tax year ended June 30, 2010 of $25.597 per $1,000 of assessed value). There were no direct assessments imposed on Alamo Quarry by the City of San Antonio or County of Bexar for the tax year ended December 31, 2009.

Office Portfolio

Our office portfolio consists of five office properties comprising an aggregate of approximately 1.5 million rentable square feet. As of September 30, 2010, our office properties were approximately 91.8% leased to 122 tenants (or 92.0% leased, giving effect to leases signed but not commenced as of that date). All of our office properties are located in prime California submarkets. As of September 30, 2010, the weighted average remaining lease term for our office portfolio was 37.3 months.

Tenant Diversification of Office Portfolio

As of September 30, 2010, the properties in our office portfolio were leased to 122 tenants in a variety of industries with no single tenant representing more than 14.3% of total annualized base rent of our office portfolio. The following table sets forth information regarding the ten largest tenants in our office portfolio based on annualized base rent as of September 30, 2010:

Tenant	Number of Leases	Number of Properties	Property(s)	Lease Expiration		Total Leased Square Feet	Percentage of Office Portfolio Net Rentable Square Feet	Annualized Base Rent(1)	Percentage of Office Portfolio Annualized Base Rent
salesforce.com, inc.(2)	2	1	The Landmark at One Market	4/30/20 6/30/19		125,663	8.7%	$7,477,293	14.3%
Del Monte Corporation(2)	2	1	The Landmark at One Market	12/18/10		101,229	7.0	5,456,239	10.4
Insurance Company of the West(3)	3	2	Torrey Reserve Campus, Valencia Corporate Center	12/31/16 6/30/19	(4)	147,196	10.1	4,344,283	8.3
DLA Piper(5)	1	1	160 King Street	2/28/12		69,656	4.8	3,243,784	6.2
Microsoft(6)	2	1	The Landmark at One Market	12/31/12		45,795	3.2	2,885,085	5.5
Autodesk(6)	2	1	The Landmark at One Market	12/31/15 12/31/17		46,170	3.2	2,202,706	4.2
Evelyn & Walter Haas Jr. Fund(6)	1	1	The Landmark at One Market	1/5/11		22,699	1.6	1,316,542	2.5
California Bank & Trust	2	1	Torrey Reserve Campus	5/31/19 10/31/19		29,985	2.1	1,310,616	2.5
McDermott Will & Emery	1	1	Torrey Reserve Campus	11/30/18		25,044	1.7	1,228,634	2.4
Vistage Worldwide, Inc.	1	1	Torrey Reserve Campus	6/30/13		36,980	2.5	1,131,588	2.2

Total						650,417	44.8%	$30,596,769	58.6%

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 under the applicable lease(s), by (ii) 12.
(2)	Del Monte Corporation announced that it will not renew its 101,229 square feet of office space at The Landmark at One Market (including 8,812 square feet subleased in the Annex) when its lease and sublease expire in December 2010. Salesforce.com, which currently leases 125,663 square feet of office space of this property (including 8,812 square feet subleased in the Annex), has signed a lease and a sublease to expand into the entire space to be vacated by Del Monte Corporation at a weighted average initial annualized base rent of $45.46 per square foot. Pursuant to the lease and sublease, terms for various portions of this expansion space run through April 2020 and May 2021, and salesforce.com will receive one year of free rent. Total abatements under the new lease and sublease are $4,276,899 in the aggregate, including $1,425,632 for the four month period from June 2011 through September 2011. Also, in conjunction with the aforementioned expansion, salesforce.com extended the term related to its existing space by an average of approximately 7.2 years at an initial annualized base rent of $52.66 per square foot commencing May 2011.
(3)	Insurance Company of the West was founded, and is indirectly controlled, by Mr. Rady, who currently serves as the chairman of its board of directors.
(4)	The earliest optional termination date under this lease is June 30, 2012.
(5)

DLA Piper has leased two floors of 160 King Street. DLA Piper has vacated this space in conjunction with its relocation to a new office building but will continue to pay rent on this space until the lease expires in February 2012. As part of DLA Piper’s relocation, the manager of DLA Piper’s new building is responsible for subleasing DLA Piper’s vacated space in 160 King Street. As of September 30, 2010, 37,298 square feet, 28,788 square feet and 3,570 square feet of DLA Piper’s vacated space has been subleased to Pier 38

Maritime Business, Greenberg Traurig, LLP and Capsilon Corporation, respectively. We will continue to collect rent from DLA Piper through February 2012 regardless of whether the remaining space is subleased.

(6)	Autodesk has entered into leases to expand into the approximately 68,000 square feet of space currently leased by Microsoft and the Evelyn & Walter Haas Jr. Fund, or the Haas Fund. Since December 2007, Autodesk has subleased 45,795 square feet of space leased to Microsoft at The Landmark at One Market. We have entered into a lease with Autodesk, for Autodesk to take over this 45,795 square feet of space upon the termination of Microsoft’s lease in December 2012 at an initial annualized base rent of $47.00 per square foot. In addition, Autodesk is currently subleasing 5,334 square feet of space leased to the Haas Fund at The Landmark at One Market. We also have entered into a lease with Autodesk, for Autodesk to take over the Haas Fund’s entire 22,699 square feet of space, including the 5,334 square feet that Autodesk currently occupies, upon the termination of the Haas Fund’s lease in January 2011 at an initial annualized base rent of $40.00 per square foot. In conjunction with this expansion, Autodesk modified the terms of the lease related to its existing space, which originally expired December 2010, to extend the term through December 31, 2015 at an initial annualized base rent of $42.00 per square foot, commencing January 2011.

Lease Distribution of Office Portfolio

The following table sets forth information relating to the distribution of leases in our office portfolio, based on net rentable square feet under lease as of September 30, 2010:

Square Feet Under Lease	Number of Leases	Percentage of Office Leases	Total Leased Square Feet	Percentage of Office Portfolio Leased Square Feet	Annualized Base Rent(1)	Percentage of Office Portfolio Annualized Base Rent
2,500 or less	38	29.5%	54,371	4.1%	$1,799,131	3.4%
2,501-10,000	61	47.3	325,723	24.4	11,675,187	22.3
10,001-20,000	15	11.6	204,829	15.4	6,779,447	13.0
20,001-40,000	8	6.2	234,131	17.6	8,476,819	16.2
40,001-100,000	6	4.7	397,954	29.8	16,359,191	31.3
Greater than 100,000	1	0.8	116,851	8.8	7,158,640	13.7

Office Portfolio Total:	129	100.0%	1,333,859	100.0%	$52,248,414	100.0%

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 under the applicable lease(s), by (ii) 12.

Lease Expirations of Office Portfolio

The following table sets forth a summary schedule of the lease expirations for leases in place as of September 30, 2010 plus available space, for each of the ten full calendar years beginning January 1, 2010 at the properties in our office portfolio. The information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Office Portfolio Net Rentable Square Feet	Annualized Base Rent(1)	Percentage of Office Portfolio Annualized Base Rent	Annualized Base Rent per Leased Square Foot(2)
Available	—	118,752	8.2%	—	—	—
2010	17	153,644	10.6	$6,698,398	12.8%	$43.60
2011	22	109,772	7.6	4,957,697	9.5	45.16
2012	32	358,722	24.7	13,756,380	26.3	38.35
2013	20	162,339	11.2	5,359,169	10.3	33.01
2014	10	67,449	4.6	2,360,600	4.5	35.00
2015	11	105,554	7.3	4,233,636	8.1	40.11
2016	5	48,322	3.3	1,526,332	2.9	31.59
2017	3	75,106	5.2	1,737,581	3.3	23.14
2018	2	11,182	0.8	365,039	0.7	32.65
2019	6	168,716	11.6	8,235,425	15.8	48.81
Thereafter	2	73,053	5.0	3,018,159	5.8	41.31

Office Portfolio Total:		1,452,611	100.0%	$52,248,414	100.0%	$39.17

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 for the leases expiring during the applicable period, by (ii) 12.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent for leases expiring during the applicable period, by (ii) square footage under such expiring leases.

Historical Office Tenant Improvements and Leasing Commissions

The following table sets forth certain historical information regarding tenant improvement and leasing commission costs per square foot for tenants at the properties in our office portfolio for the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010:

	Year Ended December 31,			Nine Months Ended September 30, 2010	Weighted Average January 1, 2007 to September 30, 2010
	2007	2008	2009
Expirations
Number of leases expired during applicable period	17	16	34	18	21
Aggregate net rentable square footage of expiring leases	68,266	61,146	218,706	74,263	107,684
Renewals
Number of leases/renewals	16	15	12	11	14
Square feet	112,374	160,828	136,363	276,157	164,449
Tenant improvement costs(1)	$233,613	$1,136,538	$352,108	$580,940	$575,457
Leasing commission costs(1)	585,248	1,036,349	716,818	2,821,937	1,187,965

Total tenant improvement and leasing commission costs(1)	$818,861	$2,172,887	$1,068,926	$3,402,877	$1,763,422

Tenant improvement costs per square foot(1)	$2.08	$7.07	$2.58	$2.10	$3.50
Leasing commission costs per square foot(1)	5.21	6.44	5.26	10.22	7.22

Total tenant improvement and leasing commission costs per square foot(1)	$7.29	$13.51	$7.84	$12.32	$10.72

New Leases
Number of leases	32	8	9	14	16
Square feet	175,280	127,110	79,787	151,877	132,289
Tenant improvement costs(1)	$5,009,678	$1,222,534	$2,134,466	$705,909	$2,372,296
Leasing commission costs(1)	1,182,371	933,627	291,988	1,663,577	974,845

Total tenant improvement and leasing commission costs(1)	$6,192,049	$2,156,161	$2,426,453	$2,369,486	$3,347,141

Tenant improvement costs per square foot(1)	$28.58	$9.62	$26.75	$4.65	$17.93
Leasing commission costs per square foot(1)	6.75	7.35	3.66	10.95	7.37

Total tenant improvement and leasing commission costs per square foot(1)	$35.33	$16.97	$30.41	$15.60	$25.30

Total
Number of leases	48	23	21	25	30
Square feet	287,654	287,938	216,150	428,034	296,738
Tenant improvement costs(1)	$5,243,291	$2,359,072	$2,486,574	$1,286,849	$2,947,753
Leasing commission costs(1)	1,767,619	1,969,976	1,008,805	4,485,514	2,162,810

Total tenant improvement and leasing commission costs(1)	$7,010,910	$4,329,048	$3,495,379	$5,772,363	$5,110,562

Tenant improvement costs per square foot(1)	$18.23	$8.19	$11.50	$3.01	$9.93
Leasing commission costs per square foot(1)	6.14	6.84	4.67	10.48	7.29

Total tenant improvement and leasing commission costs per square foot(1)	$24.37	$15.03	$16.17	$13.49	$17.22

(1)	Reflects all tenant improvement and leasing commissions incurred during the calendar year, which may be different than the year in which the lease commenced.

Historical Office Capital Expenditures

The following table sets forth certain information regarding historical capital expenditures at the properties in our initial office portfolio for the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010:

	Year Ended December 31,			Nine Months Ended September 30, 2010	Weighted Average January 1, 2010 to September 30, 2010
	2007	2008	2009
Recurring capital expenditures (in thousands)	$398	$302	$265	$15
Net rentable square feet at period end (in thousands)	1,454	1,454	1,453	1,453

Recurring capital expenditures per square foot	$0.27	$0.21	$0.18	$0.01	$0.18

Nonrecurring capital expenditures (in thousands)	$931	$149	$42	—
Net rentable square feet at period end (in thousands)	1,454	1,454	1,453	$1,453

Nonrecurring capital expenditures per square foot	$0.64	$0.10	$0.03	—	$0.21

Description of Our Office Properties

The Landmark at One Market will account for more than 10% of our total assets, based on book value, or more than 10% of our gross revenues as of, and for the year ended, December 31, 2009. Our four other office properties described below will each account for less than 10% of our total assets, based on book value, and less than 10% of our gross revenues as of, and for the year ended December 31, 2009.

Southern California

Torrey Reserve Campus

Torrey Reserve Campus is an office campus situated in a prime coastal location in the Del Mar Heights area of San Diego between La Jolla and Del Mar and is conveniently accessible from Interstate 5, Interstate 805 and Highway 56. The campus has views of the Pacific Ocean and the Torrey Pines state park, and is extensively landscaped with numerous high quality tenant amenities including two fully equipped gymnasiums for exclusive tenant use and a 41,000 square foot parking lot.

Torrey Reserve Campus is comprised of seven multi-tenant office buildings and two single-tenant buildings on 11 acres offering approximately 457,000 rentable square feet of space, as described below:

•

ICW Plaza: ICW Plaza is an approximately 156,000 rentable square foot office building with Insurance Company of the West as a major tenant. ICW Plaza will serve as the headquarters of American Assets Trust, Inc.

•

Torrey Reserve—North Court: Torrey Reserve—North Court consists of two buildings totaling approximately 130,000 rentable square feet of office space with major tenants including the law firm McDermott Will & Emery and California Bank and Trust.

•

Torrey Reserve—South Court: Torrey Reserve—South Court consists of two buildings totaling approximately 130,000 rentable square feet of office space with international executive training firm Vistage Worldwide as a major tenant.

•	Torrey Reserve—VC I: Torrey Reserve—VC I is an office building consisting of approximately 11,000 rentable square feet occupied by California Bank and Trust.

•	Torrey Reserve—VC II: Torrey Reserve—VC II is a single tenant building consisting of approximately 8,000 rentable square feet occupied by a Ruth’s Chris Steak House.

•	Torrey Reserve—VC III: Torrey Reserve—VC III is an office building consisting of approximately 14,000 rentable square feet occupied by the San Diego Fertility Center and Changes Plastic Surgery.

•	Torrey Reserve—Daycare: Torrey Reserve—Daycare is a single tenant building consisting of approximately 8,000 rentable square feet occupied by Bright Horizons, a daycare center.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of Torrey Reserve Campus. However, we have approved entitlements to further develop two parcels totaling approximately 23 acres. On one parcel, we have approved entitlements to build three additional office buildings totaling approximately 38,400 square feet, as well as a subterranean parking structure. On the other parcel, we have approved entitlements to build two additional office buildings, totaling approximately 40,000 square feet. Subject to future market conditions, we may decide to develop the property based on the approved entitlements. We expect that such development would cost approximately $33.9 million and would be funded out of cash on hand, borrowings under our anticipated credit facility, standard construction loans and/or, potentially, proceeds from this offering.

Torrey Reserve Campus Primary Tenants

The following table summarizes information regarding the primary tenants of Torrey Reserve Campus as of September 30, 2010:

Tenant	Principal Nature of Business	Lease Expiration		Renewal Options	Total Leased Square Feet	Percentage of Property Net Rentable Square Feet	Annualized Base Rent(1)	Annualized Base Rent per Leased Square Foot(2)	Percentage of Property Annualized Base Rent
Insurance Company of the West(3)	Insurance	12/31/16	(4)	2 x 5 yrs	92,982	20.4%	$2,747,069	$29.54	18.5%
Vistage Worldwide Inc.	Executive Training	6/30/13		1 x 5 yrs	36,980	8.1	1,131,588	30.60	7.6
California Bank and Trust	Financial Services	5/31/19 10/31/19		2 x 5 yrs	29,985	6.6	1,310,616	43.71	8.8
McDermott Will & Emery	Legal Services	11/30/18	(5)	2 x 5 yrs	25,044	5.5	1,228,634	49.06	8.3
Wells Fargo	Financial Services	6/30/12		—	24,829	5.4	1,036,075	41.73	7.0

Top 5 Total					209,820	45.9%	$7,453,981	$35.53	50.1%

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 under the applicable lease, by (ii) 12.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent under the applicable lease, by (ii) square footage under such lease.
(3)	Insurance Company of the West was founded, and is indirectly controlled, by Mr. Rady, who currently serves as the chairman of its board of directors.
(4)	The earliest optional termination date under this lease is June 30, 2012.
(5)	The earliest optional termination under this lease date is December 1, 2011.

Torrey Reserve Campus Lease Expirations

The following table sets forth the lease expirations for leases in place at Torrey Reserve Campus as of September 30, 2010, plus available space, for each of the ten full calendar years beginning January 1, 2010. The information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Base Rent(1)	Percentage of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot(2)
Available	—	27,167	5.9%	—	—	—
2010	5	17,176	3.8	$232,728	1.6%	$13.55
2011	7	48,979	10.7	2,198,180	14.8	44.88
2012	7	142,366	31.2	4,494,359	30.2	31.57
2013	8	67,907	14.9	2,322,388	15.6	34.20
2014	6	47,333	10.4	1,668,746	11.2	35.26
2015	5	29,380	6.4	1,030,853	6.9	35.09
2016	2	24,984	5.5	825,284	5.5	33.03
2017	—	—	—	—	—	—
2018	1	7,666	1.7	251,092	1.7	32.75
2019	4	43,843	9.6	1,851,078	12.4	42.22
Thereafter	—	—	—	—	—	—

Total/Weighted Average:	45	456,801	100.0%	$14,874,709	100.0%	$34.62

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 for the leases expiring during the applicable period, by (ii) 12.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent for leases expiring during the applicable period, by (ii) square footage under such expiring leases.

Torrey Reserve Campus Percentage Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and average net effective annual base rent per leased square foot for Torrey Reserve Campus as of the dates indicated below:

Date	Percentage Leased(1)	Annualized Base Rent per Leased Square Foot(2)	Average Net Effective Annual Base Rent per Leased Square Foot(3)
September 30, 2010	94.1%	$34.62	$35.10
December 31, 2009	90.7	35.37	37.47
December 31, 2008	96.9	34.50	34.99
December 31, 2007	99.3	32.11	30.73
December 31, 2006	91.1	25.54	26.82
December 31, 2005	88.8	25.56	26.32

(1)	Percentage leased is calculated as (i) square footage under commenced leases as of the dates indicated above, divided by (ii) net rentable square feet, expressed as a percentage.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) base rental payments (defined as cash base rent (before abatements)) for the month ended as of the dates indicated above multiplied by 12, by (ii) square footage under commenced leases as of the dates indicated above.
(3)	Average net effective annual base rent per leased square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) square footage under commenced leases as of the same date.

Upon completion of this offering and the consummation of the formation transactions, Torrey Reserve Campus will be subject to a $22.2 million mortgage loan and a $7.5 million mortgage loan, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Consolidated Indebtedness to be Outstanding after this Offering.”

The current real estate tax rate for Torrey Reserve Campus is $10.099 per $1,000 of assessed value. The total annual tax for Torrey Reserve Campus for the tax year ended June 30, 2010 was $1,256,286 (at a taxable assessed value of $114.6 million and a real estate tax rate for the tax year ended June 30, 2010 of $10.104 per $1,000 of assessed value). This includes $97,976 in various direct assessments imposed on Torrey Reserve Campus by the City of San Diego and County of San Diego for the tax year.

Solana Beach Corporate Centre

Solana Beach Corporate Centre is located adjacent to Solana Beach Towne Centre between the Lomas Santa Fe and Via de La Valle exits off Interstate 5 in San Diego. Solana Beach Corporate Centre, which was constructed between 1982 and 2005, is comprised of four three-story buildings totaling approximately 212,000 rentable square feet of office space and offers the convenience of nearby restaurants and shopping. The property’s tenant base primarily consists of smaller legal, professional, medical office and financial service firms.

Other than (1) a facade beam replacement, which is expected to occur within the next two years and to cost approximately $1 million, and (2) recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of Solana Beach Corporate Centre. The facade beam replacement will be funded out of cash on hand. In addition, as discussed above with respect to Solana Beach Towne Centre, we have entitlements to develop an additional approximately 13,000 square feet on the property, which will serve to connect the Solana Beach Corporate Centre with our neighboring retail property. Subject to future market conditions, we may decide to develop the property based on the approved entitlements. We expect that such development would cost approximately $5.9 million and would be funded out of cash on hand, borrowings under our anticipated credit facility, standard construction loans and/or, potentially, proceeds from this offering.

Solana Beach Corporate Centre Primary Tenants

The following table summarizes information regarding the primary tenants of the Solana Beach Corporate Centre as of September 30, 2010:

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased Square Feet	Percentage of Property Net Rentable Square Feet	Annualized Base Rent(1)	Annualized Base Rent per Leased Square Foot(2)	Percentage of Property Annualized Base Rent
Daley & Heft Attorneys at Law	Legal Services	2/28/16	1 x 5 yrs	13,162	6.2%	$355,374	$27.00	5.7%
Arthur L. Gruen M.D.	Medical Services	3/31/12	1 x 5 yrs	13,075	6.2	486,390	37.20	7.8
Zenith Insurance Company	Insurance	5/31/11	1 x 5 yrs	9,740	4.6	388,071	39.84	6.2
Taiyo Yuden (USA), Inc.	General Office	4/30/14	2 x 5 yrs	9,698	4.6	358,611	36.98	5.8
Leavitt Group Agency of San Diego, Inc.	Insurance	3/31/13	2 x 5 yrs	9,072	4.3	278,299	30.68	4.5

Top 5 Total				54,747	25.8%	$1,866,745	$34.10	30.0%

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 under the applicable lease, by (ii) 12.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent under the applicable lease, by (ii) square footage under such lease.

Solana Beach Corporate Centre Lease Expirations

The following table sets forth the lease expirations for leases in place at the Solana Beach Corporate Centre as of September 30, 2010, plus available space, for each of the ten full calendar years beginning January 1, 2010. The information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Base Rent(1)	Percentage of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot(2)
Available	—	34,199	16.1%	—	—	—
2010	5	18,934	8.9	$682,504	11.0%	$36.05
2011	12	34,748	16.4	1,292,405	20.8	37.19
2012	14	56,055	26.5	2,066,091	33.2	36.86
2013	7	22,499	10.6	704,005	11.3	31.29
2014	3	13,929	6.6	485,381	7.8	34.85
2015	2	8,146	3.8	288,062	4.6	35.36
2016	3	23,338	11.0	701,047	11.3	30.04
2017	—	—	—	—	—	—
2018	—	—	—	—	—	—
2019	—	—	—	—	—	—
Thereafter	—	—	—	—	—	—

Total/Weighted Average	46	211,848	100.0%	$6,219,495	100.0%	$35.01

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 for the leases expiring during the applicable period, by (ii) 12.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent for leases expiring during the applicable period, by (ii) square footage under such expiring leases.

Solana Beach Corporate Centre Percentage Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and average net effective annual base rent per leased square foot for the Solana Beach Corporate Centre as of the dates indicated below:

Date	Percentage Leased(1)	Annualized Base Rent per Leased Square Foot(2)	Average Net Effective Annual Base Rent per Leased Square Foot)(3)
September 30, 2010	83.9%	$35.01	$36.24
December 31, 2009	88.7	35.31	34.96
December 31, 2008	93.1	34.94	35.08
December 31, 2007	92.0	33.40	30.55
December 31, 2006	68.4	32.33	31.29
December 31, 2005	55.0	26.68	25.29

(1)	Percentage leased is calculated as (i) square footage under commenced leases as of the dates indicated above, divided by (ii) net rentable square feet, expressed as a percentage.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) base rental payments (defined as cash base rent (before abatements)) for the month ended as of the dates indicated above multiplied by 12, by (ii) square footage under commenced leases as of the dates indicated above.
(3)	Average net effective annual base rent per leased square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) square footage under commenced leases as of the same date.

Upon completion of this offering and the consummation of the formation transactions, Solana Beach Corporate Centre will be subject to a $49.3 million mortgage loan, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Consolidated Indebtedness to be Outstanding after this Offering.”

The current real estate tax rate for Solana Beach Corporate Centre is $10.037 per $1,000 of assessed value. The total annual tax for Solana Beach Corporate Centre for the tax year ended June 30, 2010 was $453,622 (at a taxable assessed value of $37.1 million and a real estate tax rate for the tax year ended June 30, 2010 of $10.043 per $1,000 of assessed value). This includes $81,385 in various direct assessments imposed on Solana Beach Corporate Centre by the City of Solana Beach and County of San Diego for the tax year ended June 30, 2010.

Valencia Corporate Center

Valencia Corporate Center is an approximately 194,000 rentable square foot office complex consisting of three buildings located just off the Golden State Freeway in the rapidly developing Santa Clarita Valley of Los Angeles County. The entire complex was approximately 75.2% leased as of September 30, 2010. Two buildings, which were constructed in 1999, were approximately 81.7% leased as of September 30, 2010. The most recently constructed building, which was completed in 2007, offers lease-up potential and was approximately 57.2% leased as of September 30, 2010. We believe that this property’s high quality construction will attract new tenants in the Valencia submarket, while maintaining cash flow from the existing tenant base. Major tenants include Insurance Company of the West, the Los Angeles Department of Children and Family Services and Psomas.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of Valencia Corporate Center.

Valencia Corporate Center Tenants

The following table summarizes information regarding the primary tenants of the Valencia Corporate Center as of September 30, 2010:

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased Square Feet	Percentage of Property Net Rentable Square Feet	Annualized Base Rent(1)	Annualized Base Rent per Leased Square Foot(2)	Percentage of Property Annualized Base Rent
Insurance Company of the West(3)	Insurance	6/30/19	2 x 5 yrs	54,214	27.9%	$1,597,214	$29.46	38.2%
Los Angeles Department of Children and Family Services	Services	5/20/12	2 x 5 yrs	32,743	16.9	719,036	$21.96	17.2%
Psomas	Engineering	11/30/17	1 x 5 yrs	15,312	7.9	506,828	$33.10	12.1%
North LA County Regional Center	Non-profit Services	7/31/13	1 x 5 yrs	10,743	5.5	328,241	$30.55	7.9%
Creativa Associates Financial and Insurance Services, Inc.	Insurance	3/31/13	1 x 5 yrs	6,843	3.5	216,177	$31.59	5.2%

Top 5 Total				119,855	61.8%	$3,367,496	$28.10	80.6%

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 under the applicable lease, by (ii) 12.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent under the applicable lease, by (ii) square footage under such lease.
(3)	Insurance Company of the West was founded by, and is indirectly controlled by, Mr. Rady, who currently serves as the chairman of its board of directors. Insurance Company of the West has two leases at Valencia Corporate Center, one for 43,956 square feet expiring June 30, 2019 and one for 10,258 square feet that is month-to-month.

Valencia Corporate Center Lease Expirations

The following table sets forth the lease expirations for leases in place at the Valencia Corporate Center as of September 30, 2010, plus available space, for each of the ten full calendar years beginning January 1, 2010. The information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Base Rent(1)	Percentage of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot(2)
Available	—	48,095	24.8%	—	—	—
2010	2	14,602	7.5	$326,927	7.8%	$22.39
2011	—	—	—	—	—	—
2012	3	36,793	19.0	826,913	19.8	22.47
2013	4	25,581	13.2	785,413	18.8	30.70
2014	1	6,187	3.2	206,473	4.9	33.37
2015	—	—	—	—	—	—
2016	—	—	—	—	—	—
2017	1	15,312	7.9	506,828	12.1	33.10
2018	1	3,516	1.8	113,947	2.7	32.41
2019	1	43,956	22.7	1,412,570	33.8	32.14
Thereafter	—	—	—	—	—	—

Total/Weighted Average:	13	194,042	100.0%	$4,179,072	100.0%	$28.63

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 for the leases expiring during the applicable period, by (ii) 12.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent for leases expiring during the applicable period, by (ii) square footage under such expiring leases.

Valencia Corporate Center Percentage Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and average net effective annual base rent per leased square foot for the Valencia Corporate Center as of the dates indicated below:

Date	Percentage Leased(1)(2)	Annualized Base Rent per Leased Square Foot(3)	Average Net Effective Annual Base Rent per Leased Square Foot(4)
September 30, 2010	75.2%	$28.63	$30.02
December 31, 2009	69.8	28.87	29.55
December 31, 2008	79.4	26.51	23.48
December 31, 2007	76.0	26.20	20.65
December 31, 2006	100.0	25.28	21.33
December 31, 2005	97.0	23.64	19.86

(1)	Percentage leased is calculated as (i) square footage under commenced leases as of the dates indicated above, divided by (ii) net rentable square feet, expressed as a percentage.
(2)	We have executed a lease at Valencia Corporate Center for 3,947 net rentable square feet and annualized base rent of approximately $97,000, which commenced subsequent to September 30, 2010.
(3)	Annualized base rent per leased square foot is calculated by dividing (i) base rental payments (defined as cash base rent (before abatements)) for the month ended as of the dates indicated above multiplied by 12, by (ii) square footage under commenced leases as of the dates indicated above.
(4)	Average net effective annual base rent per leased square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) square footage under commenced leases as of the same date.

The current real estate tax rate for Valencia Corporate Center is $11.708 per $1,000 of assessed value. The total annual tax for Valencia Corporate Center for the tax year ended June 30, 2010 was $364,703 (at a taxable assessed value of $25.6 million and a real estate tax rate for the tax year ended June 30, 2010 of $11.6118 per $1,000 of assessed value). This includes $67,644 in various direct assessments imposed on Valencia Corporate Center by the City of Santa Clarita and County of Los Angeles for the 2009 tax year.

Northern California

160 King Street

160 King Street is a nine story, high quality office building in the South of Market, or SOMA, submarket of San Francisco, California. Built in 2002, the building contains approximately 168,000 rentable square feet and a five-level structured parking garage that offers 376 reserved and public spaces on-site. The property is located directly across the street from AT&T Park, home of the San Francisco Giants, and is close to the city’s financial district and the Moscone Convention Center. It is easily accessible by both public transportation and Highway 280 to residents throughout the San Francisco Peninsula and East Bay areas. The SOMA submarket historically has had a high concentration of technology and Internet-related tenants. As investments in technology-related businesses continue to increase, we believe that 160 King Street will attract many of these companies, enlarging and diversifying the potential tenant base for this property beyond more traditional knowledge-based tenants such as law firms and medical groups.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of 160 King Street.

160 King Street Primary Tenants

The following table summarizes information regarding the primary tenants of 160 King Street as of September 30, 2010:

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased Square Feet	Percentage of Property Net Rentable Square Feet	Annualized Base Rent(1)	Annualized Base Rent per Leased Square Foot(2)	Percentage of Property Annualized Base Rent
DLA Piper(3)	Legal Services	2/28/12	1 x 5 yrs	69,656	41.5%	$3,243,784	$46.57	60.0%
Brown & Toland	Medical Services	7/31/17	1 x 5 yrs	53,148	31.6	1,037,420	19.52	19.2
Liebert Cassidy Whitmore	Legal Services	2/28/15	1 x 5 yrs	11,162	6.6	401,832	36.00	7.4
Osterhouf Design Group	Design Services	6/30/15	1 x 5 yrs	10,696	6.4	310,184	29.00	5.7
Ligne Roset San Francisco	Interior Design	7/31/17	1 x 5 yrs	6,646	4.0	193,332	29.09	3.6

Top 5 Total				151,308	90.1%	$5,186,552	$34.28	96.0%

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 under the applicable lease, by (ii) 12.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent under the applicable lease, by (ii) square footage under such lease.
(3)	DLA Piper has leased two floors of 160 King Street. DLA Piper has vacated this space in conjunction with its relocation to a new office building but will continue to pay rent on this space until the lease expires in February 2012. As part of DLA Piper’s relocation, the manager of DLA Piper’s new building is responsible for subleasing DLA Piper’s vacated space in 160 King Street. As of September 30, 2010, 37,298 square feet, 28,788 square feet and 3,570 square feet of DLA Piper’s vacated space has been subleased to Pier 38 Maritime Business, Greenberg Traurig, LLP and Capsilon Corporation, respectively. We will continue to collect rent from DLA Piper through February 2012 regardless of whether the remaining space is subleased.

160 King Street Lease Expirations

The following table sets forth the lease expirations for leases in place at 160 King Street as of September 30, 2010, plus available space, for each of the ten full calendar years beginning January 1, 2010. The information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases	Percentage of Property Square Feet	Annualized Base Rent(1)	Percentage of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot(2)
Available	—	9,291	5.5%	—	—	—
2010	—	—	—	—	—	—
2011	—	—	—	—	—	—
2012	5	77,043	45.9	$3,461,132	64.0%	$44.92
2013	—	—	—	—	—	—
2014	—	—	—	—	—	—
2015	2	21,858	13.0	712,016	13.2	$32.57
2016	—	—	—	—	—	—
2017	2	59,794	35.6	1,230,752	22.8	$20.58
2018	—	—	—	—	—	—
2019	—	—	—	—	—	—
Thereafter	—	—	—	—	—	—

Total/Weighted Average	9	167,986	100.0%	$5,403,900	100.0%	$34.05

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 for the leases expiring during the applicable period, by (ii) 12.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent for leases expiring during the applicable period, by (ii) square footage under such expiring leases.

160 King Street Percentage Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and average net effective annual base rent per leased square foot for 160 King Street as of the dates indicated below:

Date	Percentage Leased(1)	Annualized Base Rent per Leased Square Foot(2)	Average Net Effective Annual Base Rent per Leased Square Foot(3)
September 30, 2010	94.5%	$34.05	$36.12
December 31, 2009	96.2	35.45	34.77
December 31, 2008	96.2	35.04	34.67
December 31, 2007	100.0	33.25	33.22
December 31, 2006	100.0	31.45	40.36
December 31, 2005	98.5	28.66	36.93

(1)	Percentage leased is calculated as (i) square footage under commenced leases as of the dates indicated above, divided by (ii) net rentable square feet, expressed as a percentage.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) base rental payments (defined as cash base rent (before abatements)) for the month ended as of the dates indicated above multiplied by 12, by (ii) square footage under commenced leases as of the dates indicated above.
(3)	Average net effective annual base rent per leased square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) square footage under commenced leases as of the same date.

Upon completion of this offering and the consummation of the formation transactions, 160 King Street will be subject to a $33.3 million mortgage loan, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Consolidated Indebtedness to be Outstanding after this Offering.”

The current real estate tax rate for 160 King Street is $11.640 per $1,000 of assessed value. The total annual tax for 160 King Street for the tax year ended June 30, 2010 was $865,782 (at a taxable assessed value of $74.7 million and a real estate tax rate for the tax year ended June 30, 2010 of $11.59 per $1,000 of assessed value). This includes $236 in various direct assessments imposed on 160 King Street by the City of San Francisco and County of San Francisco for the tax year ended June 30, 2010.

The Landmark at One Market

The Landmark at One Market is an 11-story, steel-framed, historic high quality office building located in San Francisco, California. The property has approximately 422,000 rentable square feet consisting of the Landmark office building, including approximately 44,220 rentable square feet of space located in an adjacent six-story leasehold known as the Annex, which we lease as lessee. We currently have a long-term master lease on the Annex with the master lessor, Paramount Group, effective through June 30, 2016, which we have the option to extend until 2031 by way of three five-year extension options. For the period from July 1, 2011 to June 30, 2016, monthly lease payments for the Annex will be based on an annual base rental rate of $40 per rentable square foot for the first year, with a $1 increase in the annual base rental rate per rentable square foot in each successive year, resulting in an annual base rent of $44 per rentable square foot in the final year of the lease. We are entitled to abatement of all base rent for the three month period commencing July 1, 2011. The property is located across the street from the Embarcadero Centre and the historic Ferry Building at the corner of Market Street and Steuart Street in the core of San Francisco’s Financial District. This location provides access to numerous tenant amenities, a developed transportation infrastructure and diverse cultural attractions. The Landmark at One Market is also the only building in San Francisco with panoramic views of the San Francisco Bay and both California and Market streets. The building, which was originally built in 1917 and served as the headquarters of the Southern Pacific Railroad until 1998, received a complete seismic retrofit and renovation in 2000. We believe The Landmark at One Market occupies a premier location in San Francisco’s Financial District and will continue to command market leading rents from premier Bay Area tenants.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of The Landmark at One Market.

The Landmark at One Market Primary Tenants

The following table summarizes information regarding the primary tenants of The Landmark at One Market as of September 30, 2010:

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased Square Feet(1)	Percentage of Property Net Rentable Square Feet	Annualized Base Rent(2)	Annualized Base Rent per Leased Square Foot(3)	Percentage of Property Annualized Base Rent
salesforce.com(4)	Business Solutions	4/30/20 6/30/19	2 x 5 yrs	125,663	29.8%	$7,477,293	$59.50	34.7%
Del Monte Corporation(4)	Brand Management	12/18/10	2 x 5 yrs	101,229	24.0	5,456,239	53.90	25.3
Autodesk(5)	Software	12/31/15 12/31/18	1 x 3 yrs 1 x 4 yrs 1 x 6 yrs	46,170	10.9	2,202,706	47.71	10.2
Microsoft Corporation(5)	Software	12/31/12	—	45,795	10.9	2,885,085	63.00	13.4
Simpson Gumpertz & Heger	Architecture	10/31/13	—	27,226	6.5	782,322	28.73	3.6

Top 5 Total				346,083	82.0%	$18,803,645	$54.33	87.2%

(1)	Total leased square feet includes approximately 44,220 rentable square feet of space leased to us under the master lease with Paramount Group.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 under the applicable lease, by (ii) 12.
(3)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent under the applicable lease, by (ii) square footage under such lease.
(4)	Del Monte Corporation announced that it will not renew its 101,229 square feet of office space at The Landmark at One Market (including 8,812 square feet subleased in the Annex) when its lease and sublease expire in December 2010. Salesforce.com, which currently leases 125,663 square feet of office space at this property (including 8,812 square feet subleased in the Annex), has signed a lease and a sublease to expand into the entire space to be vacated by Del Monte Corporation at a weighted average initial annualized base rent of $45.46 per square foot. Pursuant to the lease and sublease, terms for various portions of this expansion space run through April 2020 and May 2021, and salesforce.com will receive one year of free rent. Total abatements under the new lease and sublease are $4,276,899 in the aggregate, including $1,425,632 for the four month period from June 2011 through September 2011. Also, in conjunction with the aforementioned expansion, salesforce.com extended the term related to its existing space by an average of approximately 7.2 years at an initial annualized base rent of $52.66 per square foot commencing May 2011.
(5)	Autodesk has entered into leases to expand into the approximately 68,000 square feet of space currently leased by Microsoft and the Evelyn & Walter Haas Jr. Fund, or the Haas Fund. Since December 2007, Autodesk has subleased 45,795 square feet of space leased to Microsoft at The Landmark at One Market. We have entered into a lease with Autodesk for Autodesk to take over this 45,795 square feet of space upon the termination of Microsoft’s lease in December 2012 at an initial annualized base rent of $47.00 per square foot. In addition, Autodesk is currently subleasing 5,334 square feet of space leased to the Haas Fund at The Landmark at One Market. We also have entered into a lease with Autodesk for Autodesk to take over the Haas Fund’s entire 22,699 square feet of space, including the 5,334 square feet that Autodesk currently occupies, upon the termination of the Haas Fund’s lease in January 2011 at an initial annualized base rent of $40.00 per square foot. In conjunction with this expansion, Autodesk modified the terms of the lease related to its existing space, which originally expired December 2010, to extend the term through December 31, 2015 at an initial annualized base rent of $42.00 per square foot, commencing January 2011.

The Landmark at One Market Lease Expirations

The following table sets forth the lease expirations for leases in place at The Landmark at One Market as of September 30, 2010, plus available space, for each of the ten full calendar years beginning January 1, 2010. The information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Expiring Leases(1)	Percentage of Property Net Rentable Square Feet(1)	Annualized Base Rent(2)	Percentage of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot(3)
Available	—	—	—	—	—	—
2010	5	102,932	24.4%	$5,456,239	25.3%	$53.01
2011	3	26,045	6.2	1,467,112	6.8	56.33
2012	3	46,465	11.0	2,907,885	13.5	62.58
2013	1	46,352	11.0	1,547,362	7.2	33.38
2014	—	—	—	—	—	—
2015	2	46,170	10.9	2,202,706	10.2	47.71
2016	—	—	—	—	—	—
2017	—	—	—	—	—	—
2018	—	—	—	—	—	—
2019	1	80,917	19.2	4,971,777	23.0	61.44
Thereafter	2	73,053	17.3	3,018,159	14.0	41.31

Total/Weighted Average:	17	421,934	100.0%	$21,571,239	100.0%	$51.12

(1)	Amount includes approximately 44,220 rentable square feet of space leased to us under the master lease with Paramount Group, which we have subsequently subleased to tenants. Amounts are included for the years in which the leases with such tenants expire.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 for the leases expiring during the applicable period, by (ii) 12.
(3)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent for leases expiring during the applicable period, by (ii) square footage under such expiring leases.

The Landmark at One Market Percentage Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and average net effective annual base rent per leased square foot for The Landmark at One Market as of the dates indicated below:

Date	Percentage Leased(1)	Annualized Base Rent per Leased Square Foot(2)	Average Net Effective Annual Base Rent per Leased Square Foot(3)
September 30, 2010	100.0%	$51.12	$48.84
December 31, 2009	100.0	50.71	49.28
December 31, 2008	100.0	50.11	49.27
December 31, 2007	100.0	49.24	49.04
December 31, 2006	90.0	54.44	54.48
December 31, 2005	99.0	56.17	47.94

(1)	Percentage leased is calculated as (i) square footage under commenced leases as of the dates indicated above, divided by (ii) net rentable square feet, expressed as a percentage.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) base rental payments (defined as cash base rent (before abatements)) for the month ended as of the dates indicated above multiplied by 12, by (ii) square footage under commenced leases as of the dates indicated above.
(3)	Average net effective annual base rent per leased square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) square footage under commenced leases as of the same date.

Upon completion of this offering and the consummation of the formation transactions, The Landmark at One Market will be subject to a $133 million mortgage loan, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Consolidated Indebtedness to be Outstanding after this Offering.”

The current real estate tax rate for The Landmark at One Market is $11.640 per $1,000 of assessed value. The total annual tax for The Landmark at One Market for the tax year ended June 30, 2010 was $2,407,249 (at a taxable assessed value of $207.7 million and a real estate tax rate for the tax year ended June 30, 2010 of $11.59 of assessed value). This includes $236 in various direct assessments imposed on The Landmark at One Market by the City of San Francisco and County of San Francisco for the tax year ended June 30, 2010.

Future Office Development

In addition to the properties discussed above, upon completion of this offering and consummation of the formation transactions, we will own two parcels of undeveloped land located in San Diego, California, collectively referred to as Sorrento Pointe, totaling approximately 14 acres. On March 8, 1998, we submitted to the City of San Diego a proposed development plan for Sorrento Pointe, which contemplates a two building, 92,338 square foot office project. If we obtain the entitlements, subject to future market conditions, we may decide to develop the property based on such entitlements. We expect that such development would cost approximately $30.3 million and would be funded out of cash on hand, borrowings under our anticipated credit facility, standard construction loans and/or, potentially, proceeds from this offering.

Currently, we lease portions of Sorrento Pointe to certain cellular providers to host cellular telecommunications installations. We receive approximately $18,000 per month in aggregate rent under these leases. These cellular telecommunications installations will be incorporated into any future development of the property. The Sorrento Pointe land also contains a billboard that we expect to remove upon commencement of any development.

Mixed-Use Portfolio

Our mixed-use portfolio includes a mixed-use property comprised of approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel. As of September 30, 2010, the retail portion of our mixed-use property was approximately 97.4% leased to 59 tenants. As of September 30, 2010 the weighted average remaining lease term for the retail portion of our mixed-use portfolio was 79.5 months. In addition, for the 12 months ended September 30, 2010, the average occupancy at the hotel portion of our mixed-use property was approximately 86.6%. Our mixed-use property is located in Honolulu, Hawaii.

Oahu, Hawaii

Waikiki Beach Walk

Waikiki Beach Walk is a mixed-use retail and hotel property in Honolulu, Hawaii, located just steps from the destination beaches of Waikiki, as well as the upscale offerings of Kalakaua Street. It contains approximately 97,000 rentable square feet of restaurant and retail space, for which construction was completed in 2008, and is conveniently located at the base of our 369-room Embassy Suites™ hotel, which was redeveloped and reconfigured as an all-suite hotel in 2007, and is managed by Outrigger Hotels & Resorts, or Outrigger. The 97,000 rentable square feet of restaurant and retail space includes approximately 3,000 rentable square feet that we lease from First Hawaiian Bank pursuant to a sublease, effective through December 31, 2021. Among the more than 40 retailers and restaurants at Waikiki Beach Walk, major tenants include Yard House Waikiki, LLC d/b/a Yard House Restaurant, QS Retail, Inc. d/b/a Quicksilver, Beachwalk Steak House, LLC d/b/a Ruth’s Chris Steak House and Roy’s Waikiki. At the hotel portion of this property, for the twelve month period ended September 30, 2010, we achieved an average occupancy of 86.6%, an average daily rate of $223.4, revenue per available room of $193.5 and total revenue of $26.7 million.

By providing centralized and convenient dining, shopping and lodging options for tourists, this property benefits from the synergies and competitive advantages created by a mixed-use property. For example the hotel consistently outperforms in its upscale and upper upscale peer groups for the local market. Further, because the property is at the heart of a tourist destination, local traffic accounts for a considerable portion of sales across most of our restaurants and shops.

Under our retail management agreement with Outrigger, we pay Outrigger a monthly management fee of 3% of net revenues from the retail property. Pursuant to the terms of the retail management agreement, if the agreement is terminated in certain instances, including our election not to repair damage or destruction at the property, a condemnation or our failure to make required working capital infusions, we will be obligated to pay Outrigger a termination fee equal to the sum of the management fees paid for the two calendar months immediately preceding the termination date. The retail management agreement may not be terminated by us or by Outrigger without cause.

Under our hotel management agreement with Outrigger, we pay Outrigger a monthly management fee of 6.0% of the hotel’s gross operating profit, as well as 3.0% of the hotel’s gross revenues to cover the monthly franchise royalty fee payable to the franchisor of the brand under which this hotel operates; provided that the aggregate management fee for any year shall not exceed 3.5% of the hotel’s gross revenues for such fiscal year. Pursuant to the terms of the hotel management agreement, if the agreement is terminated in certain instances, including upon a transfer by us of the hotel or upon a default by us under the hotel management agreement, we will be required to pay a cancellation fee calculated by multiplying (1) the management fees for the previous 12 months by (2) (A) eight, if the agreement is terminated in the first 11 years, or (B) four, three, two or one, if the agreement is terminated in the twelfth, thirteenth, fourteenth or fifteenth year, respectively, of the term of the agreement. We may not terminate the hotel management agreement without cause.

Under the franchise license agreement to be entered into in connection with the consummation of this offering by WBW Hotel Lessee, LLC, our TRS Lessee, and Embassy Suites Franchise LLC, the franchisor of the brand “Embassy Suites™,” our TRS Lessee obtained the non-exclusive right to operate the hotel under the

Embassy Suites brand for 20 years. The franchise license agreement provides that our TRS Lessee must comply with certain management, operational, record keeping, accounting, reporting and marketing standards and procedures. In connection with this agreement, we are also subject to the terms of a product improvement plan pursuant to which we expect to undertake certain actions to ensure that our hotel’s infrastructure is maintained in compliance with our franchisor’s brand standards. The exact timing and amounts of the expenditures that will be required in order to maintain compliance with these brand standards has not yet been determined. In addition, our TRS Lessee must pay a monthly franchise royalty fee equal to 4.0% of the hotel’s gross room revenue through December 2021 and 5.0% of the hotel’s gross room revenue thereafter, as well as a program fee equal to 4.0% of the hotel’s gross room revenue. The franchisor has a right of first offer to purchase the hotel if we propose to sell all or a portion of the hotel. In the event that we choose to dispose of the hotel or any interest therein, we would be required to notify the franchisor, prior to offering the hotel to any other potential buyer, of the price and conditions on which we would be willing to sell the hotel, and the franchisor would have the right, within 30 days of receiving such notice, to make an offer to purchase the hotel. If the franchisor makes an offer to purchase that is equal to or greater than the price and on substantially the same terms set forth in our notice, then we will be obligated to sell the hotel to the franchisor at that price and on those terms. Under the terms of our revolving credit facility, this property may be included in the borrowing base under such facility despite the existence of these restrictions on our ability to sell or otherwise dispose of this property. The franchisor has waived its right of first offer with respect to a transfer pursuant to the proposed formation transactions. The franchisor may terminate the franchise license agreement at its option upon the occurrence of certain events including: our TRS Lessee’s failure to pay royalties and fees or comply with other covenants included in the franchise license agreement; bankruptcy; abandonment of the franchise; commission of a felony; or assignment of the franchise agreement without the consent of the franchisor.

Pursuant to a letter agreement dated September 6, 2010, we have agreed, provided that this offering is consummated, to: (1) use our best efforts to obtain the release of Outrigger from its guarantee with respect to a $130.3 million mortgage loan related to Waikiki Beach Walk—Retail that will remain outstanding after this offering, provided that, if the lender of such loan does not agree to such a release, we will use our best efforts to cause the lender to agree to look to us or the operating partnership for primary recourse under such guarantee prior to looking to Outrigger for any recourse under such guarantee and we or the operating partnership, will indemnify, defend and hold harmless Outrigger for any losses, costs and expenses it incurs as a secondary guarantor of such loan, provided further that, if neither of the foregoing proposals are accepted by such lender, then we and the operating partnership, will indemnify, defend and hold harmless Outrigger for any losses, costs and expenses it incurs under such guarantee; (2) assume the indemnification obligation which American Assets, Inc. had with respect to Outrigger with regarding any adverse tax consequences arising from the formation of the Waikiki Beach Walk—Embassy Suites™ tenancy in common; and (3) along with the operating partnership, waive and relinquish all rights and benefits afforded to us or the operating partnership, other than pursuant to documents entered into pursuant to the formation transactions to which certain affiliates of Outrigger are a party, for claims against Outrigger and/or its affiliates, for actions or omissions by Outrigger and/or its affiliates taken prior to the completion of the formation transactions.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of Waikiki Beach Walk.

Waikiki Beach Walk—Retail Demographics

The following table has been derived from the market study prepared for us by RCG:

	1-Mile Radius	3-Mile Radius	5-Mile Radius	Hawaii	United States
Population
2010 Estimate	44,896	173,966	264,609	1,300,985	309,038,974
2015 Projection	45,469	175,657	265,394	1,335,889	321,675,005
Estimated Growth 2010-2015	1.3%	1.0%	0.3%	2.7%	4.1%

Households
2010 Estimate	23,722	79,961	110,727	444,202	116,136,617
2015 Projection	24,039	81,411	112,189	460,493	120,947,177
Estimated Growth 2010-2015	1.3%	1.8%	1.3%	3.7%	4.1%
2010 Estimated Average Household Income	$57,067	$70,098	$75,938	$85,525	$71,071
2010 Estimated Median Household Income	$43,768	$49,432	$52,484	$66,754	$52,795

Source: Census, Claritas, Nielson Company

Waikiki Beach Walk—Retail Primary Tenants

The following table summarizes information regarding the primary tenants of the Waikiki Beach Walk—Retail as of September 30, 2010:

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased Square Feet	Percentage of Property Net Rentable Square Feet	Annualized Base Rent(1)	Annualized Base Rent per Leased Square Foot(2)	Percentage of Property Annualized Base Rent
Yardhouse Restaurant	Restaurant	2/28/20	2 x 5 yrs	11,558	12.0%	$369,902	$32.00	3.9%
Roy’s	Restaurant	1/31/22	—	10,229	10.6	442,448	43.25	4.7
Ruth’s Chris Steak House	Restaurant	2/28/19	2 x 5 yrs	6,288	6.5	251,268	39.96	2.7
Quiksilver	Apparel	12/31/15	1 x 6 yrs	6,214	6.4	1,528,644	246.00	16.3
G.P. Lewers, LLC d/b/a/ Giovanni’s Pastrami	Restaurant	1/31/19	2 x 5 yrs	5,402	5.6	337,110	62.40	3.6

Top 5 Total				39,691	41.1%	$2,929,374	$73.80	31.2%

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 under the applicable lease, by (ii) 12.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent under the applicable lease, by (ii) square footage under such lease.

Waikiki Beach Walk—Retail Lease Expirations

The following table sets forth the lease expirations for leases in place at Waikiki Beach Walk – Retail as of September 30, 2010, plus available space, for each of the ten full calendar years beginning January 1, 2010. The information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

Year of Lease Expiration	Number of Leases Expiring(1)	Square Footage of Expiring Leases	Percentage of Property Net Rentable Square Feet	Annualized Base Rent(2)	Percentage of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot(3)
Available	—	2,558	2.6%	—	—	—
2010	15	7,518	7.8	$491,452	5.2%	$65.37
2011	2	790	0.8	128,774	1.4	163.01
2012	8	6,184	6.4	991,068	10.6	160.26
2013	7	6,456	6.7	936,518	10.0	145.06
2014	3	1,959	2.0	222,135	2.4	113.39
2015	5	12,697	13.1	1,913,092	20.4	150.67
2016	8	10,191	10.6	1,704,886	18.2	167.29
2017	4	10,030	10.4	956,688	10.2	95.38
2018	2	4,673	4.8	617,910	6.6	132.23
2019	1	6,288	6.5	251,268	2.7	39.96
Thereafter	4	27,225	28.2	1,161,042	12.4	42.65

Total/Weighted Average:	59	96,569	100.0%	$9,374,832	100.0%	$99.72

(1)	Number of leases expiring reflects potential early terminations applicable to certain leases in the event that specified sales targets are not achieved as of such date.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) for the month ended September 30, 2010 for the leases expiring during the applicable period, by (ii) 12.
(3)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent for leases expiring during the applicable period, by (ii) square footage under such expiring leases.

Waikiki Beach Walk—Retail Percentage Leased and Base Rent

The following table sets forth the percentage leased, annualized base rent per leased square foot and average net effective annual base rent per leased square foot for Waikiki Beach Walk – Retail as of the dates indicated below:

Date	Percentage Leased(1)	Annualized Base Rent per Leased Square Foot(2)	Average Net Effective Annual Base Rent per Leased Square Foot(3)
September 30, 2010	97.4%	$99.72	$102.13
December 31, 2009	97.4	99.77	105.10
December 31, 2008	98.7	107.80	113.36
December 31, 2007	98.0	81.46	92.93
December 31, 2006	90.9	160.71	179.52

(1)	Percentage leased is calculated as (i) square footage under commenced leases as of the dates indicated above, divided by (ii) net rentable square feet, expressed as a percentage.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) base rental payments (defined as cash base rent (before abatements)) for the month ended as of the dates indicated above multiplied by 12, by (ii) square footage under commenced leases as of the dates indicated above.
(3)	Average net effective annual base rent per leased square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) square footage under commenced leases as of the same date.

Waikiki Beach Walk—Embassy Suites™ Average Occupancy, Average Daily Rate and Revenue Per Available Room

The following table sets forth the average occupancy, average daily rate and revenue per available room for Waikiki Beach Walk—Embassy Suites™ as of the dates indicated below:

Date	Average Occupancy(1)	Average Daily Rate(2)	Revenue per Available Room(3)
September 30, 2010	86.6%	$223.41	$193.52
December 31, 2009	84.0	$228.31	191.78
December 31, 2008	84.7	$261.79	221.79
December 31, 2007 (4)	72.0	$231.39	166.59

(1)	Average occupancy represents the percentage of available units that were sold during the 12-month period ended as of the dates indicated above, and is calculated by dividing (a) the number of units sold by (b) the product of the total number of units and the total number of days in the period.
(2)	Average daily rate represents the average rate paid for the units sold, and is calculated by dividing (a) the total room revenue (i.e., excluding food and beverage revenues or other hotel operations revenues such as telephone, parking and other guest services) for the 12-month period ended as of the dates indicated above, by (b) the number of units sold.
(3)	Revenue per available room, or RevPAR, represents the total unit revenue per total available units for the 12-month period ended as of the dates indicated above and is calculated by multiplying average occupancy by the average daily rate. RevPAR does not include food and beverage revenues or other hotel operations revenues such as telephone, parking and other guest services.
(4)	Waikiki Beach Walk—Embassy Suites™ contains two separate towers, the Aloha tower and the Hula tower. The Aloha tower opened in December 2006 and the Hula tower opened in February 2007.

Upon completion of this offering and the consummation of the formation transactions, Waikiki Beach Walk—Retail will be subject to a $130.3 million mortgage loan, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Consolidated Indebtedness to be Outstanding after this Offering.”

The current real estate tax rate for Waikiki Beach Walk is $12.40 per $1,000 of assessed value. The total annual tax for Waikiki Beach Walk for the tax year ended June 30, 2010 was $770,474 (at a taxable assessed value of $62.1 million and a real estate tax rate for the tax year ended June 30, 2010 of $12.40 per $1,000 of assessed value). In addition, there was $9,367 in various direct assessments imposed on Waikiki Beach Walk by the City of Honolulu and County of Honolulu for the tax year ended June 30, 2010.

Historical Mixed-Use Tenant Improvements and Leasing Commissions

The following table sets forth certain historical information regarding tenant improvement and leasing commission costs per square foot for tenants at the retail portion of our mixed-use property for the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010:

	Year Ended December 31,			Nine Months Ended September 30, 2010	Weighted Average January 1, 2010 to September 30, 2010
	2007	2008	2009
Expirations
Number of leases expired during applicable period	1	3	4	3	3
Aggregate net rentable square footage of expiring leases	522	6,936	3,380	2,836	3,457
Renewals
Number of leases/renewals….	—	—	1	—	—
Square Feet….	—	—	959	—	256
Tenant improvement costs(1)	$—	$—	$100,005	$—	$26,668
Leasing commission costs(1)	—	—	—	—	—

Total tenant improvement and leasing commission costs(1)	$—	$—	$100,005	$—	$26,668

Tenant improvement costs per square foot(1)	$—	$—	$104.28	$—	$104.28
Leasing commission costs per square foot(1)	—	—	—	—	—
Total tenant improvement and leasing commission costs per square foot(1)	$—	$—	$104.28	$—	$104.28

New Leases
Number of leases….	4	4	5	2	4
Square Feet….	3,080	7,366	2,920	1,925	3,949
Tenant improvement costs(1)	$131,762	$—	$—	$—	$35,137
Leasing commission costs(1)	13,614	86,182	25,024	—	33,285

Total tenant improvement and leasing commission costs(1)	$145,376	$86,182	$25,024	$—	$68,422

Tenant improvement costs per square foot(1)	$42.78	$—	$—	$—	$8.90
Leasing commission costs per square foot(1)	4.42	11.70	8.57	—	8.43
Total tenant improvement and leasing commission costs per square foot(1)	$47.20	$11.70	$8.57	$—	$17.33

Total
Number of leases….	4	4	6	2	4
Square Feet….	3,080	7,366	3,879	1,925	4,205
Tenant improvement costs(1)	$131,762	$—	$100,005	$—	$61,805
Leasing commission costs(1)	13,614	86,182	25,024	—	33,285

Total tenant improvement and leasing commission costs(1)	$145,376	$86,182	$125,029	$—	$95,090

Tenant improvement costs per square foot(1)	$42.78	$—	$104.28	$—	$14.70
Leasing commission costs per square foot(1)	4.42	11.70	8.57	—	7.92
Total tenant improvement and leasing commission costs per square foot(1)	$47.20	$11.70	$112.85	$—	$22.61

(1)	Reflects all tenant improvement and leasing commissions incurred during the calendar year, which may be different than the year in which the lease commenced.

Historical Mixed-Use Capital Expenditures

The following table sets forth certain information regarding historical capital expenditures at the retail portion of Waikiki Beach Walk for the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010:

	Year Ended December 31,			Nine Months Ended September 30, 2010	Weighted Average January 1, 2007 to September 30, 2010
	2007	2008	2009
Recurring capital expenditures (in thousands)	$—	$—	$120	$90
Net rentable square feet at period end (in thousands)	97	97	97	97

Recurring capital expenditures per square foot	$—	$—	$1.24	$0.93	$0.52
Nonrecurring capital expenditures (in thousands)	—	—	$18	—
Net rentable square feet at period end (in thousands)	97	97	97	97

Nonrecurring capital expenditures per square foot	—	—	$0.19	—	$0.05

The following table sets forth certain information regarding furniture, fixture and equipment expense for the hotel portion of Waikiki Beach Walk for the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010:

	Year Ended December 31,			Nine Months Ended September 31, 2010	Weighted Average January 1, 2007 to September 30, 2010
	2007	2008	2009
Recurring furniture, fixture and equipment expense	$—	$—	$189	$142	$79
Nonrecurring furniture, fixture and equipment expense	—	$162	$6	—	$45

Multifamily Portfolio

Our multifamily portfolio consists of four multifamily properties comprising an aggregate of 922 units (including 122 RV spaces). As of September 30, 2010, our multifamily properties were approximately 90.5% leased. All of our multifamily properties are located in coastal submarkets in San Diego, California. Our multifamily leases, other than at our RV resort, generally have lease terms ranging from 7 to 15 months, with a majority having 12-month lease terms. Spaces at the RV resort can be rented at a daily, weekly or monthly rate.

Property	Location	Year Built/Renovated	Number of Buildings	Units(1)	Percentage Leased(2)	Annualized Base Rent(3)	Average Monthly Base Rent per Leased Unit(4)
Multifamily Properties
Loma Palisades	San Diego, CA	1958/2001-2008	80	548	91.4%	$9,232,224	$1,536
Imperial Beach Gardens	Imperial Beach, CA	1959/2008-present	26	160	93.8%	2,651,328	1,472
Mariner’s Point	Imperial Beach, CA	1986	8	88	95.5%	1,048,884	1,040
Santa Fe Park RV Resort(5)	San Diego, CA	1971/2007-2008	1	126	79.1%	740,856	620

Total/Weighted Average			115	922	90.5%	$13,673,292	$1,365

(1)	Units represent the total number of units available for rent at September 30, 2010.
(2)	Percentage leased is calculated as (i) total units rented as of September 30, 2010, divided by (ii) total units available, expressed as a percentage.
(3)	Annualized base rent is calculated by multiplying (i) base rental payments for the month ended September 30, 2010, by (ii) 12. Total abatements for leases in effect as of September 30, 2010 for our multifamily portfolio will equal approximately $758,299 for the 12 months ending September 30, 2010.
(4)	Average monthly base rent per leased unit represents the average monthly base rent per leased units for the 12-month period ended September 30, 2010.
(5)	The Santa Fe Park RV Resort is subject to seasonal variation with higher rates of occupancy occurring during the summer months. During the 12 months ended September 30, 2010, the highest average monthly occupancy rate for this property was 98.0%, occurring in July 2010, and the lowest average monthly occupancy rate for this property was 68.0%, occurring in April 2009. For the twelve month period ended September 30, 2010, the total base rent for this property was $835,224. The number of units at the Santa Fe Park RV Resort includes 122 units and four apartments.

Historical Multifamily Capital Expenditures

The following table sets forth certain information regarding historical capital expenditures at the multifamily properties in our portfolio for the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010:

	Year Ended December 31,			Nine Months Ended September 30, 2010	Weighted Average January 1, 2007 to September 30, 2010
	2007	2008	2009
Recurring capital expenditures (in thousands)	$649	$397	$333	$147
Total units at period end	922	922	922	922

Recurring capital expenditures per unit	$703.96	$430.83	$360.99	$159.54	$430.78
Nonrecurring capital expenditures (in thousands)	$1,009	$1,194	$1,772	$224
Total units at period end	922	922	922	922

Nonrecurring capital expenditures per unit	$1,094.32	$1,294.92	$1,921.55	$242.71	$1,198.09

Description of our Multifamily Properties

Each of the following four multifamily properties will account for less than 10% of our total assets, based on book value, and less than 10% of our gross revenues as of, and for the year ended December 31, 2009.

Southern California

Loma Palisades

Loma Palisades is a high quality multifamily community comprised of 548 units consisting of single level, ranch-style and townhome-style two and three bedroom apartments. Centrally-located in San Diego’s Point Loma community, the property offers apartments with balcony views, private garden patios and garage parking. Loma Palisades enjoys convenient access to all major San Diego freeways, the San Diego Airport and is approximately ten minutes to Downtown San Diego. The property was built in 1958 and over 91% of units received significant renovations during 2001-2008. Amenities, including eight swimming pools, two children’s pools, a spa, a fully equipped fitness center, a half-court basketball court, sand volleyball court and 513 parking spaces, drive strong occupancy of 91.4% for the property. For the nine months ended September 30, 2010, Loma Palisades had an average monthly base rent per leased unit of $1,536.

Other than certain roof repairs, which we expect to cost approximately $250,000 and recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of Loma Palisades. These anticipated capital expenditures will be funded with cash on hand.

Loma Palisades Percentage Leased and Base Rent

The following table sets forth the percentage leased and the average monthly base rent per leased unit for Loma Palisades as of the dates indicated below:

Date	Percentage Leased(1)	Average Monthly Base Rent per Leased Unit(2)
September 30, 2010	91.4%	$1,536
December 31, 2009	97.0	1,583
December 31, 2008	98.0	1,565
December 31, 2007	98.1	1,440
December 31, 2006	97.8	1,393
December 31, 2005	96.7	1,369

(1)	Percentage leased is calculated as (i) total units rented as of the dates indicated above, divided by (ii) total units available, expressed as a percentage.
(2)	Average monthly base rent per leased unit represents the average monthly base rent per leased units for the 12-month period ended as of the dates indicated above.

Upon completion of this offering and the consummation of the formation transactions, Loma Palisades will be subject to a $73.7 million mortgage loan, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Consolidated Indebtedness to be Outstanding after this Offering.”

The current real estate tax rate for Loma Palisades is $11.015 per $1,000 of assessed value. The total annual tax for Loma Palisades for the tax year ended June 30, 2010 was $471,806, (at a taxable assessed value of $42.6 million and a real estate tax rate for the tax year ended June 30, 2010 of $11.0195 per $1,000 of assessed value). This includes $2,664 in various direct assessments imposed on Loma Palisades by the City of San Diego and County of San Diego for the tax year ended June 30, 2010.

Imperial Beach Gardens

Imperial Beach Gardens is a high quality multifamily property containing 160 units consisting of spacious two and three bedroom townhouse apartments. Originally built in 1959, the property enjoys a small town feel while being conveniently located approximately 15 minutes from metropolitan San Diego. Residents of the townhouse-style homes benefit from a neighboring wildlife preserve, a lagoon and the Pacific Ocean. In addition to convenient access to the I-5, I-805 and San Diego Trolley, Imperial Beach Gardens is within two blocks of the beach and the Imperial Beach fishing pier. Kitchen and bathroom renovations in 2008 and 2009 contribute to Imperial Beach Gardens’ 93.8% occupancy as of September 30, 2010. Amenities for the property include two swimming pools, 160 covered carports with storage, a fitness center and “Smart Card” laundry facilities. Imperial Beach Gardens is competitively priced and located to serve San Diego’s naval demographic with many of its units leased to U.S. Navy personnel. As of September 30, 2010, the average base leased rental rate was $1,472 per unit.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of Imperial Beach Gardens.

Imperial Beach Gardens Percentage Leased and Base Rent

The following table sets forth the percentage leased and the average monthly base rent per leased unit for Imperial Beach Gardens as of the dates indicated below:

Date	Percentage Leased(1)	Average Monthly Base Rent per Leased Unit(2)
September 30, 2010	93.8%	$1,472
December 31, 2009	97.6	1,366
December 31, 2008	99.1	1,347
December 31, 2007	98.2	1,311
December 31, 2006	96.5	1,284
December 31, 2005	93.8	1,247

(1)	Percentage leased is calculated as (i) total units rented as of the dates indicated above, divided by (ii) total units available, expressed as a percentage.
(2)	Average monthly base rent per leased unit represents the average monthly base rent per leased units for the 12-month period ended as of the dates indicated above.

Upon completion of this offering and the consummation of the formation transactions, Imperial Beach Gardens will be subject to a $20.0 million mortgage loan, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Consolidated Indebtedness to be Outstanding after this Offering.”

The current real estate tax rate for Imperial Beach Gardens is $11.391 per $1,000 of assessed value. The total annual tax for Imperial Beach Gardens for the tax year ended June 30, 2010 was $128,973 (at a taxable assessed value of $9.7 million and a real estate tax rate for the tax year ended June 30, 2010 of $11.3646 per $1,000 of assessed value). This includes $19,061 in various direct assessments imposed on Imperial Beach Gardens by the City of Imperial Beach and County of San Diego for the tax year ended June 30, 2010.

Mariner’s Point

Mariner’s Point is the neighboring property to Imperial Beach Gardens and contains 88 one and two bedroom units. Located within three blocks of the Pacific Ocean, the community offers residents convenient beach access as well as views of the nearby wildlife reserve. Built in 1986, Mariner’s Point is conveniently located near I-5 and I-805, offering easy commutes to downtown San Diego, Coronado and nearby Naval facilities. Amenities include a dedicated spa and swimming pool and a fitness center. The property contains 129 dedicated parking spaces. As of September 30, 2010, Mariner’s Point was 95.5% occupied and had an average base rental rate of $1,040.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of Mariner’s Point.

Mariner’s Point Percentage Leased and Base Rent

The following table sets forth the percentage leased and the average monthly base rent per leased unit for Mariner’s Point as of the dates indicated below:

Date	Percentage Leased(1)	Average Monthly Base Rent per Leased Unit(2)
September 30, 2010	95.5%	$1,040
December 31, 2009	97.1	1,099
December 31, 2008	99.1	1,094
December 31, 2007	98.8	1,077
December 31, 2006	99.3	1,054
December 31, 2005	98.4	1,020

(1)	Percentage leased is calculated as (i) total units rented as of the dates indicated above, divided by (ii) total units available, expressed as a percentage.
(2)	Average monthly base rent per leased unit represents the average monthly base rent per leased units for the 12-month period ended as of the dates indicated above.

Upon completion of this offering and the consummation of the formation transactions, Mariner’s Point will be subject to a $7.7 million mortgage loan, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Consolidated Indebtedness to be Outstanding after this Offering.”

The current real estate tax rate for Mariner’s Point is $11.391 per $1,000 of assessed value. The total annual tax for Mariner’s Point for the tax year ended June 30, 2010 was $116,035 (at a taxable assessed value of $8.5 million and a real estate tax rate for the tax year ended June 30, 2010 of $11.3646 per $1,000 of assessed value). This includes $19,619 in various direct assessments imposed on Mariner’s Point by the City of Imperial Beach and County of San Diego for the tax year June 30, 2010.

Santa Fe Park RV Resort

The Santa Fe Park RV Resort offers 122 RV spaces and four apartment units, conveniently located directly off the I-5. Designed for comfort and convenience, the resort offers spaces by the day, by the week, by the month, or longer. The Santa Fe Park RV Resort offers both locals and tourists looking to enjoy San Diego’s mild, year-round climate the chance to take up temporary residence with a complete list of amenities. Full-hook up spaces with pads include free Satellite TV, free Wi-Fi, spa and swimming pool, a fully equipped fitness center and a mini theater. Developed in 1971 and renovated from 2007-2008, the Santa Fe Park RV Resort experiences strong occupancy. As of September 30, 2010, the Santa Fe Park RV Resort had an average monthly base rental rate of $620. As of September 30, 2010, the Santa Fe Park RV Resort was 79.1% occupied. Occupancy and rental rates at Santa Fe Park RV Resort are subject to seasonal variations as a result of its use by tourists visiting the San Diego area. Accordingly, occupancies and rents at Santa Fe Park RV Resort tend to peak in the summer months—the height of San Diego’s tourist season—and again in the winter months, when many tourists visit the San Diego area to enjoy its mild year-round climate.

Santa Fe Park RV Resort Percentage Leased and Base Rent

The following table sets forth the percentage leased and the average monthly base rent per leased unit for Santa Fe Park RV Resort as of the dates indicated below:

Date	Percentage Leased(1)	Average Monthly Base Rent per Leased Unit(2)
September 30, 2010	79.1%	$620
December 31, 2009	76.7	544
December 31, 2008	80.8	571
December 31, 2007	81.4	563
December 31, 2006	84.7	566
December 31, 2005	84.4	547

(1)	Percentage leased is calculated as (i) total units rented as of the dates indicated above, divided by (ii) total units available, expressed as a percentage.
(2)	Average monthly base rent per leased unit represents the average monthly base rent per leased units for the 12-month period ended as of the dates indicated above.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of the Santa Fe Park RV Resort.

The current real estate tax rate for Santa Fe Park RV Resort is $11.015 per $1,000 of assessed value. The total annual tax for Santa Fe Park RV Resort for the tax year ended June 30, 2010 was $27,181 (at a taxable assessed value of $2.5 million and a real estate tax rate for the tax year ended June 30, 2010 of $11.0195 per $1,000 of assessed value). This includes $174 in various direct assessments imposed on Santa Fe Park RV Resort by the City of San Diego and County of San Diego for the tax year ended June 30, 2010.

Depreciation

The following table sets forth for each property that comprised 10% or more of our total consolidated assets as of December 31, 2009 or that had gross revenues that amounted to 10% or more of our consolidated gross revenues for the year end December 31, 2009 and component thereof upon which depreciation is taken, the (1) federal tax basis upon completion of this offering and the formation transactions, (2) depreciation rate, (3) method, and (4) life claimed with respect to such property or component thereof for purposes of depreciation.

Property	Federal Tax Basis	Rate	Method(1)(2)	Life Claimed
Waikele Center	$183,028,920	2.564%-9.88%	Straight-Line, Declining Balance	15-39 years
The Landmark at One Market	$151,660,427	2.564%-9.88%	Straight-Line, Declining Balance	15-39 years

(1)	Unless otherwise noted, depreciation method and life claimed for each property and component thereof is determined by reference to the IRS-mandated method for depreciating assets placed into service after 1986, known as the Modified Accelerated Cost Recovery System.
(2)	Buildings, building improvements and tenant improvements are depreciated over 39 years using the straight-line method with the mid-month convention, or straight-line. Land improvements are depreciated over 15 years using the 150% declining balance switching to straight-line method, or declining balance.

In addition, we had an aggregate of approximately $2,936,821 in additional tax basis of depreciable furniture, fixtures and equipment associated with the properties in our portfolio as of December 31, 2009. Depreciation on this furniture, fixtures and equipment is computed on the straight-line and double declining balance methods over the claimed life of such property, which is either five or seven years.

Seasonality

The hotel portion of Waikiki Beach Walk and Santa Fe Park RV Resort are seasonal in nature. The hotel portion of Waikiki Beach Walk’s occupancy tends to fluctuate in conjunction with the typical school year and has higher occupancy and rates in March, April, June, July, August and December. Santa Fe Park RV Resort’s occupancy rates are the highest in the months of July and August and are lowest during months of April and May. This seasonality can be expected to cause quarterly fluctuations in our revenues for these properties.

Property Revenue and Operating Expenses

Due to the geographic diversity of our portfolio, our portfolio contains full service gross, modified gross and triple net leases. In the case of modified gross leases and triple net leases, base rent does not include tenant reimbursements for real estate taxes, insurance, common area or other operating expenses. In order to provide a better understanding of how these expenses impact the comparability of the leases in place at the properties comprising our portfolio, the tables below include information regarding base rent, additional property income, billed expense reimbursements and property operating expenses associated with each of the properties in our portfolio. As our properties are self-managed, property operating expenses do not include property management fees (other than with respect to our Alamo Quarry property and our mixed-use property).

Retail Portfolio

Property	Base Rent(1)	Additional Property Income(2)		Billed Expense Reimbursements(3)	Property Operating Expenses(4)
Carmel Country Plaza	$3,342,332	$130,226	(5)	$618,265	$(545,740)
Carmel Mountain Plaza	8,462,855	164,420		2,492,242	(2,381,243)
South Bay Market Place	2,027,518	1,939		604,231	(590,197)
Rancho Carmel Plaza	745,563	42,758	(6)	174,049	(271,245)
Lomas Santa Fe Plaza	5,088,536	26,292		842,177	(1,064,302)
Solana Beach Towne Centre	5,225,859	53,142		1,215,239	(1,156,608)
Del Monte Shopping Center	8,248,076	967,182		3,572,114	(4,062,739	)(7)
The Shops at Kalakaua	1,475,266	77,644		172,524	(282,263)
Waikele Center	16,424,567	1,206,350		4,188,532	(5,002,622)
Alamo Quarry	11,589,460	315,233		5,093,583	(6,383,940)

Subtotal Retail Portfolio	$62,630,032	$2,985,186		$18,972,956	$(21,740,899)

(1)	Represents base rent for the 12 months ended September 30, 2010 (before abatements) and excludes impact of straight line rent and FAS 141 adjustments. Total abatements for our retail portfolio were $47,467 for the 12 months ended September 30, 2010. In the case of triple net or modified gross leases, annualized base rent does not include tenant reimbursements for real estate taxes, insurance, common area or other operating expenses.
(2)	Represents additional property-related income for the 12 months ended September 30, 2010, which includes (i) percentage rent, (ii) other rent (such as storage rent, license fees, film shooting income and association fees) and (iii) other property income (such as late fees, default fees, lease termination fees, parking revenue and the reimbursement of general excise taxes).
(3)	Represents billed tenant expense reimbursements relating to the 12 months ended September 30, 2010. Includes accrued amount to be billed of approximately $119,000 for Macy’s cost reimbursements at Del Monte Center.
(4)	Represents property operating expenses for the 12 months ended September 30, 2010. Property operating expenses includes all rental expenses.
(5)	Includes approximately $62,336 of lease termination fees.
(6)	Includes approximately $9,000 of lease termination fees.
(7)	Reflects the impact of a $59,448 insurance refund.

Office Portfolio

Property	Base Rent(1)	Additional Property Income(2)		Billed Expense Reimbursements(3)	Property Operating Expenses(4)
Torrey Reserve Campus	$14,710,950	$276,497		$498,854	$(3,160,456)
Solana Beach Corporate Centre	6,574,772	9,454		147,229	(1,340,858)
Valencia Corporate Center	4,117,544	12,831		19,337	(1,348,896)
160 King Street	5,622,412	1,146,071		1,136,335	(2,273,216)
The Landmark at One Market	21,509,754	115,733	(5)	1,462,818	(7,606,692)

Subtotal Office Portfolio	$52,535,432	$1,560,586		$3,264,573	$(15,730,118)

(1)	Represents base rent for the 12 months ended September 30, 2010 (before abatements) and excludes impact of straight line rent and FAS 141 adjustments. Total abatements for our office portfolio were $1,395,619 for the 12 months ended September 30, 2010. In the case of triple net or modified gross leases, annualized base rent does not include tenant reimbursements for real estate taxes, insurance, common area or other operating expenses.
(2)	Represents additional property-related income for the 12 months ended September 30, 2010, which includes (i) percentage rent, (ii) other rent (such as storage rent and license fees) and (iii) other property income.
(3)	Represents billed tenant expense reimbursements relating to the 12 months ended September 30, 2010.
(4)	Represents property operating expenses for the 12 months ended September 30, 2010. Property operating expenses includes all rental expenses.
(5)	Includes approximately $8,831 of lease termination fees.

Mixed-Use Portfolio

Property	Base Rent/ Actual Revenue(1)	Additional Property Income(2)	Billed Expense Reimbursements(3)	Property Operating Expenses(4)
Waikiki Beach Walk - Retail	$9,216,946	$2,730,825	$3,647,704	$(5,849,393)
Waikiki Beach Walk – Embassy Suites™	26,063,620	593,896	—	(19,734,662)

Subtotal Mixed-Use Portfolio	$35,280,566	$3,324,721	$3,647,704	$(25,584,055)

(1)

For Waikiki Beach Walk—Retail, represents base rent for the 12 months ended September 30, 2010 (before abatements). Total abatements for Waikiki Beach Walk—Retail were zero for the 12 months ended September 30, 2010. In the case of triple net or modified gross leases, annualized base rent does not include tenant reimbursements for real estate taxes, insurance, common area or other operating expenses. For Waikiki Beach Walk—Embassy Suites™, we have included the actual room revenue for the 12 months ended September 30, 2010.

(2)	Represents additional property-related income for the 12 months ended September 30, 2010, which includes (i) percentage rents, (ii) other rent, and (iii) other property income.
(3)	Represents billed expense reimbursements relating to the 12 months ended September 30, 2010.
(4)

Represents property operating expenses for the 12 months ended September 30, 2010. Property operating expenses for Waikiki Beach Walk—Retail include all rental expenses. Property operating expenses for Waikiki Beach Walk—Embassy Suites™ includes on-site general and administrative expenses of $1,651,955 for the 12 months ended September 30, 2010.

Multifamily Portfolio

Property	Base Rent (1)	Additional Property Income (2)	Billed Expense Reimbursements	Property Operating Expenses (3)
Loma Palisades	$8,938,061	$693,535	$—	$(3,108,065)
Imperial Beach Gardens	2,435,341	200,187	—	(806,154)
Mariner’s Point	1,067,290	98,262	—	(453,369)
Santa Fe Park RV Resort	835,318	71,087	—	(458,940)

Subtotal Multifamily Portfolio	$13,276,010	$1,063,071	$—	$(4,826,528)

(1)	Represents base rent (including parking) less vacancy allowance, employee rent credits and concessions and includes additional rents (additional rents include insufficient notice penalties, month-to-month charges and pet rent) for the 12 months ended September 30, 2010. Total abatements for our multifamily portfolio were approximately $758,294 for the 12 months ended September 30, 2010.
(2)	Represents additional property-related income for the 12 months ended September 30, 2010 (such as laundry revenue).
(3)	Represents property operating expenses for the 12 months ended September 30, 2010. Property operating expenses includes all rental expenses.

Regulation

General

Our properties are subject to various covenants, laws, ordinances and regulations, including regulations relating to common areas and fire and safety requirements. We believe that each of the properties in our portfolio has the necessary permits and approvals to operate its business.

Americans With Disabilities Act

Our properties must comply with Title III of the Americans with Disabilities Act, or ADA, to the extent that such properties are “public accommodations” as defined by the ADA. Under the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. Although we believe that the properties in our portfolio in the aggregate substantially comply with present requirements of the ADA, we have not conducted a comprehensive audit or investigation of all of our properties to determine our compliance, and we are aware that some particular properties may currently be in non-compliance with the ADA. Noncompliance with the ADA could result in the incurrence of additional costs to attain compliance, the imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

Environmental Matters

Under various federal, state and local laws and regulations relating to the environment, as a current or former owner or operator of real property, we may be liable for costs and damages resulting from the presence or discharge of hazardous or toxic substances, waste or petroleum products at, on, in, under, or migrating from such property, including costs to investigate and clean up such contamination and liability for harm to natural resources. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such contamination, and the liability may be joint and several. These liabilities could be substantial and the cost of any required remediation, removal, fines, or other costs could exceed the value of the property and/or our aggregate assets. In addition, the presence of contamination or the failure to remediate contamination at our properties may expose us to third-party liability for costs of remediation and/or personal or property damage or materially adversely affect our ability to sell, lease or develop our properties or to borrow using the properties as collateral. In addition, environmental laws may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. Moreover, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures.

Some of our properties contain, have contained, or are adjacent to or near other properties that have contained or currently contain storage tanks for the storage of petroleum products or other hazardous or toxic substances. Similarly, some of our properties were used in the past for commercial or industrial purposes, or are currently used for commercial purposes, that involve or involved the use of petroleum products or other hazardous or toxic substances, or are adjacent to or near properties that have been or are used for similar commercial or industrial purposes. As a result, some of our properties have been or may be impacted by contamination arising from the releases of such hazardous substances or petroleum products. Where we have deemed appropriate, we have taken steps to address identified contamination or mitigate risks associated with such contamination; however, we are unable to ensure that further actions will not be necessary. As a result of the foregoing, we could potentially incur materially liability.

We possess Phase I Environmental Site Assessments for certain of the properties in our portfolio. Other than as discussed below with respect to Del Monte Center, none of the site assessments identified any known past or present contamination that we believe would have a material adverse effect on our business, assets or operations. However, the assessments are limited in scope (e.g., they do not generally include soil sampling, subsurface investigations or hazardous materials survey) and may have failed to identify all environmental conditions or concerns. A prior owner or operator of a property or historic operations at our properties may have created a material environmental condition that is not known to us or the independent consultants preparing the site assessments. Material environmental conditions may have arisen after the review was completed or may arise in the future, and future laws, ordinances or regulations may impose material additional environmental liability.

Furthermore, we do not have Phase I Environmental Site Assessment reports for all of the properties in our portfolio and, therefore, may not be aware of all potential or existing environmental contamination liabilities at our properties.

A Phase I Environmental Site Assessment is a report prepared for real estate holdings that identifies potential or existing environmental contamination liabilities. Site assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties. An Environmental Site Assessment conducted in 1996 for the prior owner of Del Monte Center identified a release of dry cleaning solvent chemicals by a former tenant of Del Monte Center into a portion of the property, impacting the soil and groundwater. The primary constituent of concern is tetrachloroethylene (PCE), a chlorinated hydrocarbon. In January 1997, the prior owner entered into a fixed fee environmental services agreement with an environmental remediation consultant pursuant to which the consultant agreed to complete any necessary remediation for $3,533,000. Pursuant to the terms of the agreement, the remediation costs are paid for through an escrow that was funded by the prior owner. The California Regional Water Quality Control Board – Central Coast Region, or the RWQCB, approved the remediation plan to remove the source of dry cleaning chemicals and prevent any further contamination of the groundwater, creek and nearby habitat in accordance with the requirements of the RWQCB. In 2004, our predecessor acquired Del Monte Center and all of the prior owner’s rights and obligations under the environmental services agreement. As of November 30, 2010, the balance in this escrow account was approximately $870,000. We expect that this escrow account will cover all remaining costs and expenses of the environmental remediation concluding in a “no further action” letter issued by the RWQCB. However, if the RWQCB were to require further work costing more than the remaining escrowed funds, we could be required to pay such overage, although we may have a contractual claim for such costs against the prior owner or our environmental remediation consultant. Our environmental engineers expect to complete the environmental remediation in the next two to three years.

Environmental laws also govern the presence, maintenance and removal of asbestos-containing building materials, or ACBM, and may impose fines and penalties for failure to comply with these requirements or expose us to third-party liability. Such laws require that owners or operators of buildings containing ACBM (and employers in such buildings) properly manage and maintain the asbestos, adequately notify or train those who may come into contact with asbestos, and undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building. In addition, the presence of ACBM in our properties may expose us to third-party liability (e.g. liability for personal injury associated with exposure to asbestos). We are not presently aware of any material adverse issues at our properties including ACBM.

Similarly, environmental laws govern the presence, maintenance and removal of lead-based paint in residential buildings, and may impose fines and penalties for failure to comply with these requirements. Such laws require, among other things, that owners or operators of residential facilities that contain or potentially contain lead-based paint notify residents of the presence or potential presence of lead-based paint prior to occupancy and prior to renovations and manage lead-based paint waste appropriately. In addition, the presence of lead-based paint in our buildings may expose us to third-party liability (e.g., liability for personal injury associated with exposure to lead-based paint). We are not presently aware of any material adverse issues at our properties involving lead-based paint.

In addition, the properties in our portfolio also are subject to various federal, state, and local environmental and health and safety requirements, such as state and local fire requirements. Moreover, some of our tenants routinely handle and use hazardous or regulated substances and wastes as part of their operations at our properties, which are subject to regulation. Such environmental and health and safety laws and regulations could subject us or our tenants to liability resulting from these activities. Environmental liabilities could affect a tenant’s ability to make rental payments to us. In addition, changes in laws could increase the potential liability for noncompliance. Our leases sometimes require our tenants to comply with environmental and health and safety laws and regulations and to indemnify us for any related liabilities. But in the event of the bankruptcy or inability of any of our tenants to satisfy such obligations, we may be required to satisfy such obligations. In addition, we may be held directly liable for any such damages or claims regardless of whether we knew of, or were responsible for, the presence or disposal of hazardous or toxic substances or waste and irrespective of tenant lease provisions. The costs associated with such liability could be substantial and could have a material adverse effect on us.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants, employees of our tenants or others if property damage or personal injury occurs. We are not presently aware of any material adverse indoor air quality issues at our properties.

Insurance

We carry comprehensive liability, fire, extended coverage, business interruption and rental loss insurance covering all of the properties in our portfolio under a blanket insurance policy, in addition to other coverages, such as trademark and pollution coverage, that may be appropriate for certain of our properties. We believe the policy specifications and insured limits are appropriate and adequate for our properties given the relative risk of loss, the cost of the coverage and industry practice; however, our insurance coverage may not be sufficient to fully cover our losses. We do not carry insurance for certain losses, including, but not limited to, losses caused by riots or war. Some of our policies, like those covering losses due to terrorism and earthquakes, are insured subject to limitations involving large deductibles or co-payments and policy limits that may not be sufficient to cover losses, for such events. In addition, all but one of our properties are located in California and Hawaii, which are areas subject to an increased risk of earthquakes. While we will carry earthquake insurance on certain of our properties in Hawaii, the amount of our earthquake insurance coverage may not be sufficient to fully cover losses from earthquakes. See “Risk Factors—Risks Related to Our Business and Operations—Potential losses from earthquakes in California and Hawaii may not be covered by insurance.” We may reduce or discontinue earthquake, terrorism or other insurance on some or all of our properties in the future if the cost of premiums for any of these policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss. Also, if destroyed, we may not be able to rebuild certain of our properties due to current zoning and land use regulations. As a result, we may be required to incur significant costs in the event of adverse weather conditions and natural disasters. In addition, our title insurance policies may not insure for the current aggregate market value of our portfolio, and we do not intend to increase our title insurance coverage as the market value of our portfolio increases. If we or one or more of our tenants experiences a loss that is uninsured or that exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged. Furthermore, we may not be able to obtain adequate insurance coverage at reasonable costs in the future as the costs associated with property and casualty renewals may be higher than anticipated.

Competition

We compete with a number of developers, owners and operators of retail, office, mixed-use and multifamily real estate, many of which own properties similar to ours in the same markets in which our properties are located and some of which have greater financial resources than we do. In operating and managing our portfolio, we compete for tenants based on a number of factors, including location, rental rates, security, flexibility and expertise to design space to meet prospective tenants’ needs and the manner in which the property is operated, maintained and marketed. As leases at our properties expire, we may encounter significant competition to renew or re-let space in light of the large number of competing properties within the markets in which we operate. As a result, we may be required to provide rent concessions or abatements, incur charges for tenant improvements and other inducements, including early termination rights or below-market renewal options, or we may not be able to timely lease vacant space. In that case, our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations and to pay dividends to you may be adversely affected.

We also face competition when pursuing acquisition and disposition opportunities. Our competitors may be able to pay higher property acquisition prices, may have private access to opportunities not available to us and otherwise be in a better position to acquire a property. Competition may also have the effect of reducing the number of suitable acquisition opportunities available to us, increase the price required to consummate an acquisition opportunity and generally reduce the demand for retail, office, mixed-use and multifamily space in our markets. Likewise, competition with sellers of similar properties to locate suitable purchasers may result in us receiving lower proceeds from a sale or in us not being able to dispose of a property at a time of our choosing due to the lack of an acceptable return.

Employees

Upon the completion of this offering and the formation transactions, we expect to have approximately 100 employees.

Principal Executive Offices

Our headquarters is located at 11455 El Camino Real, Suite 200, San Diego, California 92130. We believe that our current facilities are adequate for our present and future operations, although we may add regional offices or relocate our headquarters, depending upon our future operational needs.

Legal Proceedings

We are not currently a party, as plaintiff or defendant, to any legal proceedings that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operation if determined adversely to us. Following the consummation of this offering and the formation transactions, we may be subject to on-going litigation, including existing claims relating to American Assets, Inc., the current direct and indirect owners of our portfolio and the properties comprising our portfolio and we expect to otherwise be party from time to time to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business.

In addition, American Assets, Inc. (which is a prior investor and a participant in our formation transactions), the Rady Trust and Mr. Rady are subject to on-going litigation filed in California Superior Court in 2009 by four direct and indirect stockholders of American Assets, Inc., alleging, among other things that Mr. Rady breached his fiduciary duties to the plaintiffs in his capacity as an officer, director and controlling shareholder of American Assets, Inc. The claims brought by the plaintiffs include direct and derivative claims for an accounting, injunctive and declaratory relief, and involuntary dissolution of American Assets, Inc., in addition to claims for an unspecified amount of damages. In order to obtain authorization to effectuate the formation transactions, we solicited the consent of the prior investors pursuant to a confidential private placement memorandum. In response to this solicitation, each of the three prior investors who is also a plaintiff in this matter provided his or her consent to the formation transactions and, in connection therewith, agreed to waive any claims against us for alleged breaches of fiduciary by Mr. Rady in his capacity as a director, officer or stockholder of American Assets, Inc.

MANAGEMENT

Our Directors, Director Nominees and Executive Officers

Upon completion of this offering, our board of directors will consist of seven members, including a majority of directors who are independent within the meaning of the listing standards of the NYSE. Pursuant to our charter, each of our directors will be elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. See “Material Provisions of Maryland Law and of Our Charter and Bylaws—Our Board of Directors.” The first annual meeting of our stockholders after this offering will be held in 2012 as our annual meeting for 2011 will occur prior to the completion of this offering. Subject to rights pursuant to any employment agreements, officers serve at the pleasure of our board of directors.

The following table sets forth certain information concerning our directors, executive officers and certain other officers upon completion of this offering:

Name	Age	Position
Ernest S. Rady*	73	Executive Chairman of the Board of Directors
John W. Chamberlain*#	50	Chief Executive Officer, President and Director Nominee
Robert F. Barton*	53	Executive Vice President and Chief Financial Officer
Adam Wyll*	35	Senior Vice President, General Counsel and Secretary
Patrick Kinney*	47	Senior Vice President of Real Estate Operations
Christopher E. Sullivan	48	Vice President of Retail Leasing
James R. Durfey	60	Vice President of Office Leasing
Jerry Gammieri	45	Vice President of Construction
Larry E. Finger†#	57	Director Nominee
Edward F. Lange, Jr.†#	51	Director Nominee
Duane A. Nelles†#	67	Director Nominee
Thomas S. Olinger†#	44	Director Nominee
Robert S. Sullivan†#	66	Director Nominee

*	Denotes our named executive officers.

†	Independent within the meaning of the NYSE listing standards.

#	It is expected that this individual will become a director immediately upon completion of this offering.

Biographical Summaries of Directors and Executive Officers

The following are biographical summaries of the experience of our directors, executive officers and certain other officers.

Ernest S. Rady. Mr. Rady will serve as Executive Chairman of our board of directors. Mr. Rady has over 40 years of experience in real estate management and development. Mr. Rady founded American Assets, Inc. in 1967 and currently serves as president and chairman of the board of directors of American Assets, Inc. In 1971, he also founded Insurance Company of the West and Westcorp, a financial services holding company. From 1973 until 2006, Mr. Rady served as chairman and chief executive officer of Westcorp. He served as chairman of Western Financial Bank from 1982 until 2006 and chief executive officer of Western Financial from 1994 until 1996 and from 1998 until 2006. He also served as a director of WFS Financial Inc., an automobile finance company, from 1988 until 2006 and as chairman from 1995 until 2006. From 2006 until 2007, Mr. Rady served as chairman of dealer finance business and California banking business for Wachovia Corporation, and also served as a director from 2006 until 2008. Mr. Rady currently serves as chairman of the board of directors of Insurance Company of the West, chairman of the Dean’s Advisory Council of the Rady School of Management at the University of California, San Diego and trustee of the Salk Institute for Biological Sciences as well as

Scripps Health. Mr. Rady received his degrees in commerce and law from the University of Manitoba. Our board of directors determined that Mr. Rady should serve as a director based on his extensive knowledge of American Assets, Inc. and his wealth of experience in the real estate industry.

John W. Chamberlain. Mr. Chamberlain will serve as our Chief Executive Officer, President and a member of our board of directors. Mr. Chamberlain brings more than 25 years of experience in commercial real estate to this position. From 1989 until the formation of the company, Mr. Chamberlain served in executive roles within American Assets, Inc., most recently as chief executive officer. Prior to joining American Assets, Inc., Mr. Chamberlain was vice president of Coldwell Banker Real Estate Corporation, where he brokered various commercial real estate acquisitions. Mr. Chamberlain started his career as a sales associate at CW Clark, Inc., a commercial real estate development firm. In addition to serving as a director of American Assets, Inc. since 1997, Mr. Chamberlain also currently serves as a director of the Solana Beach Community Foundation. Mr. Chamberlain received his Bachelor of Arts degree in economics from the University of California, San Diego. Our board of directors determined that Mr. Chamberlain should serve as a director based on his extensive knowledge of American Assets, Inc. and his wealth of experience in the commercial real estate industry.

Robert F. Barton. Mr. Barton will serve as our Executive Vice President and Chief Financial Officer. Mr. Barton brings to his role more than 30 years of experience in commercial real estate, accounting, tax, mergers and acquisitions and structured finance. From 1998 until the formation of the company, Mr. Barton served as executive vice president and chief financial officer of American Assets, Inc. Additionally, from 2002 until the formation of our company, Mr. Barton served as chief financial officer and chief compliance officer of American Assets Investment Management, LLC, an investment advisor affiliated with American Assets, Inc. that is registered with the SEC. From 1996 until 1998, Mr. Barton served as executive director of real estate and finance for Flour Daniel, a Fortune 500 engineering and construction company. From 1986 until 1996, Mr. Barton served as senior vice president and chief financial officer of RCI Asset Management Group, a privately held real estate developer, whose capital partners included Melvin Simon & Associates, the predecessor entity to Simon Property Group. Prior to joining RCI, Mr. Barton was a senior audit manager at Kenneth Leventhal & Company, where he served private and publicly traded companies, including commercial and residential real estate developers. He began his professional career in 1980 with Arthur Young & Co. as an auditor. Mr. Barton received his Bachelor of Science degree in business administration with a major in accounting from California State University, Pomona. Mr. Barton is licensed as a Certified Public Accountant in California.

Adam Wyll. Adam Wyll will serve as our Senior Vice President, General Counsel and Secretary. From 2004 until the formation of our company, Mr. Wyll served in two officer positions at American Assets, Inc., initially as vice president of private equity and most recently as vice president of legal and business affairs. His responsibilities included structuring and managing complex corporate transactions, including real estate acquisitions, dispositions and financings, as well as private equity investments. Additionally, from 2007 until the formation of our company, Mr. Wyll served as vice president, director of client services of American Assets Investment Management, LLC, an investment advisor affiliated with American Assets, Inc. that is registered with the SEC. Prior to joining American Assets, Inc., Mr. Wyll was an attorney with Jenkens & Gilchrist, a professional corporation, where he specialized in representing institutional lenders in structured financial transactions and real estate investment trusts in securities and debt issuances. Mr. Wyll is a graduate of the University of Texas School of Law. He obtained his finance degree from the McCombs School of Business (University of Texas, Austin).

Patrick Kinney. Mr. Kinney will serve as our Senior Vice President of Real Estate Operations. From 2004 until the formation of our company, Mr. Kinney served as vice president of real estate for American Assets, Inc., where he was responsible for all aspects of asset management for retail, office, multifamily and hospitality properties. From 1993 until 2003, Mr. Kinney served in senior management positions, including as vice president of operations and vice president of accounting at Caruso Affiliated Holdings, a real estate development company headquartered in Los Angeles, California. His responsibilities at Caruso included supervising corporate tax and accounting functions as well as overseeing management and lease administration of retail, office, residential and industrial properties, including The Grove in Los Angeles, California. Mr. Kinney obtained his Bachelor of Science degree in business administration and a minor in accounting and finance from California Polytechnic State University, San Luis Obispo.

Christopher E. Sullivan. Mr. Sullivan will serve as our Vice President of Retail Leasing. Mr. Sullivan brings to his role more than 25 years of experience in commercial real estate leasing and management. From 2004 until the formation of our company, Mr. Sullivan served as vice president of retail leasing for American Assets, Inc., where he oversaw all aspects of retail leasing for regional, community and neighborhood shopping centers in California, Texas and Hawaii. From 2000 until 2004, Mr. Sullivan served as the director of leasing for National Retail Partners, LLC, a commercial real estate advisor to CALPERS, where he managed the retail leasing for a national portfolio of over twenty retail centers. From 1995 until 2000, Mr. Sullivan served as director of leasing for Burnham Pacific Properties, where he managed the retail leasing of over twenty southern California retail centers. From 1990 until 1995, Mr. Sullivan served as vice president and general manager of Seaport Village, a large waterfront shopping center in San Diego, California. From 1980 to 1990, Mr. Sullivan was a senior leasing representative for the Hahn Company, a national owner and developer of regional shopping centers. Mr. Sullivan received his Bachelor of Arts in economics from the University of California, Santa Barbara. Mr. Sullivan is a licensed real estate broker in California and an active member of the International Council of Shopping Centers.

James R. Durfey. Mr. Durfey will serve as our Vice President of Office Leasing. Mr. Durfey brings to his role more than 28 years of experience in commercial real estate leasing, management and development. From 2004 until the formation of our company, Mr. Durfey served as vice president of office leasing for American Assets, Inc., where he oversaw all aspects of leasing for office properties. From 1996 until 2004, Mr. Durfey served as general manager of Century Plaza Towers and ABC Entertainment Center in Los Angeles, California for Trammell Crow Company, a real estate development and investment firm. From 1980 until 1995, Mr. Durfey served in several executive positions, most recently as senior development director, at Homart Development Co., a shopping center development company, where he managed Homart’s west coast portfolio. Mr. Durfey obtained his Bachelor of Science degree in business management from Indiana University. Mr. Durfey is a licensed real estate broker in California.

Jerry Gammieri. Mr. Gammieri will serve as our Vice President of Construction. From 2000 until the formation of our company, Mr. Gammieri served as vice president of construction for American Assets, Inc., where he oversaw all of American Assets, Inc.’s and its affiliate’s construction activities. From 1989 until 2000, Mr. Gammieri served as vice president of operations of Peterbilt Construction Company, where he was responsible for all aspects of operations. Mr. Gammieri obtained his Associate of Arts and Sciences degree in construction from the State University of New York at Canton.

Larry E. Finger. Mr. Finger will serve as a member of our board of directors. Since 2008, Mr. Finger has served as president of Strategic Advisory, Inc., an advisory services company. Prior to forming Strategic Advisory, Inc., Mr. Finger served as chief financial officer of Federal Realty Investment Trust from 2002 until 2007. During his tenure at Federal Realty Investment Trust, Mr. Finger also served as executive vice president from 2005 until 2007 and as senior vice president from 2002 until 2005. From 1993 until 2001, he served as chief financial officer of Washington Real Estate Investment Trust. From 1978 until 1991, Mr. Finger served in various senior management positions at Savage/Fogarty Companies, Inc., a real estate development company, including as chief operating officer. Mr. Finger received his Juris Doctor degree from Georgetown University Law Center and his Bachelor of Science degree in accountancy from the University of Illinois. Our board of directors determined that Mr. Finger should serve as a director based on his financial background and experience as an executive officer of publicly traded REITs.

Edward F. Lange, Jr. Mr. Lange will serve as a member of our board of directors. Mr. Lange served as an executive officer of BRE Properties, Inc., or BRE, from July 2000 until July 2010, and served as a director of BRE from 2008 until 2010. He served as chief operating officer of BRE from 2007 until July 2010 and as BRE’s chief financial officer from November 2008 until September 2009. He also served as BRE’s chief financial officer from July 2000 until April 2008. Prior to joining BRE, Mr. Lange served as executive vice president and chief financial officer of Health Care REIT, Inc. from 1996 until 2000. From 1992 until 1996, Mr. Lange served as senior vice president of finance of the Mediplex Group, Inc., an operator of health care facilities, and affiliated companies. Mr. Lange received his Master of Business Administration degree from the University of Connecticut and his Bachelor of Science degree in urban planning from the University of Massachusetts. Our board of directors determined that Mr. Lange should serve as a director based on his leadership and financial expertise, as well as his experience as an executive officer of publicly traded REITs.

Duane A. Nelles. Mr. Nelles will serve as a member of our board of directors. From 1987 until 2000, Mr. Nelles served as president of CICA, Inc., a private personal investment business. From 1968 until 1987, Mr. Nelles was a partner in the international public accounting firm of Coopers & Lybrand LLP. Mr. Nelles has served as a director of Qualcomm, Inc. since August 1988. From 2003 until 2006, Mr. Nelles served as a director of Westcorp, a financial services holding company, and Western Financial Bank. Mr. Nelles also served as a director of WFS Financial Inc., an automobile finance company, from 1995 until 2006. Mr. Nelles earned his Master of Business Administration degree from the University of Michigan and his Bachelor of Arts degree in economics and mathematics from Albion College. Our board of directors determined that Mr. Nelles should serve as a director based on his expertise with publicly traded companies, as well as his financial background.

Thomas S. Olinger. Mr. Olinger will serve as a member of our board of directors. Since 2007, Mr. Olinger has served as chief financial officer of AMB Property Corporation, a global operator and developer of industrial real estate. From 2002 until 2007, Mr. Olinger served as corporate controller of Oracle Corporation, a computer hardware and software company. Mr. Olinger began his professional career in 1988 with Arthur Andersen LLP as an auditor, where he served various REITs. Mr. Olinger received his Bachelor of Science degree in finance from Indiana University. Our board of directors determined that Mr. Olinger should serve as a director based on his wealth of experience in the real estate industry, as well as his financial background.

Robert S. Sullivan. Dr. Sullivan will serve as a member of our board of directors. Since 2003, Dr. Sullivan has been dean of the Rady School of Management at University of California, San Diego. From 1998 until 2002, he was dean of Kenan-Flagler Business School at University of North Carolina, Chapel Hill. From 1976 until 1998, Dr. Sullivan served in a variety of senior positions at the University of Texas and Carnegie Mellon University. Since 2004, Dr. Sullivan has served on the board of directors of Cubic Corporation, and is currently its lead independent director. From 1992 until 2006, Dr. Sullivan served as a director of Stewart and Stevenson Services, Inc. Dr. Sullivan received his Doctor of Philosophy degree from Pennsylvania State University. He received his Master of Business Administration degree from Cornell University and his Bachelor of Arts degree in mathematics from Boston College. Our board of directors determined that Dr. Sullivan should serve as a director based on his leadership expertise and extensive experience as a director of public and private companies.

Additional Background Regarding Our Management Team

We were formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, we have significant experience, long-standing relationships and extensive knowledge of our core markets, submarkets and asset classes. Our senior management team’s operational experience with American Assets, Inc. includes overseeing the acquisition or development of more than 9.5 million square feet of retail and office properties and more than 4,500 multifamily units, as well as the disposition of over 4.2 million square feet of retail and office properties and more than 3,600 multifamily units. During their time with American Assets, Inc., our senior management team has experienced numerous real estate economic cycles, each of which has presented different challenges and opportunities. For example, our senior management team faced challenges during the savings and loan crisis occurring in the early 1990s, during which higher interest rates made it difficult to obtain nonrecourse financing and commercial real estate values in West Coast markets declined. Furthermore, the dot-com bust in 1999 led to higher office vacancies in certain West Coast markets, and the 2008 global credit crisis greatly constrained liquidity in the real estate capital markets.

The challenges faced by our senior management team during these and other down real estate cycles have included declining occupancies, lower rents and higher costs of capital, all of which have translated into lower unrealized valuations and revenue from time to time. Other such challenges have included longer than expected delays and costs in the entitlement processes on new construction in high-barrier-to-entry coastal locations. In the most recent global credit crisis, our senior management team experienced the evaporation of liquidity in the capital markets. In addition, during 2007, our Predecessor experienced losses from the start up of operations at its mixed-use retail and hotel project in Oahu, Hawaii and, in 2008, incurred losses from discontinued operations attributable to its office campus project in Chicago, which it sold in 2008 as a result of weakening demand for this product type in this region. Also in 2008, our Predecessor recorded a $15.8 million impairment charge on its joint venture investment in the Fireman’s Fund Headquarters due to a general expansion in capitalization rates. However, our Predecessor’s lack of significant debt maturities during the global credit crisis enabled it to prudently focus on operational efficiencies during the period of time before the credit markets began to re-open. In addition, the Company believes that its high quality of assets allowed our Predecessor to access credit markets as debt maturities occurred in 2009.

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	our board of directors is not staggered, with each of our directors subject to re-election annually;

•

of the seven persons who will serve on our board of directors immediately after the completion of this offering, we expect our board of directors to determine that five, or 71.4%, of our directors satisfy the listing standards for independence of the NYSE and Rule 10A-3 under the Exchange Act;

•	we anticipate that at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC;

•	we have opted out of the business combination and control share acquisition statutes in the MGCL; and

•	we do not have a stockholder rights plan.

Our directors will stay informed about our business by attending meetings of our board of directors and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Role of the Board in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly, with support from its three standing committees, the audit committee, the nominating and corporate governance committee and the compensation committee, each of which addresses risks specific to their respective areas of oversight. In particular, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Upon completion of this offering, our board of directors will establish three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The principal functions of each committee are briefly described below. We intend to comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time, and each of these committees will be comprised exclusively of independent directors. Additionally, our board of directors may from time to time establish certain other committees to facilitate the management of our company.

Audit Committee

Upon completion of this offering, our audit committee will consist of three of our independent directors. We expect that the chairman of our audit committee will qualify as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. We expect that our board of directors will determine that each of the audit committee members is “financially literate” as that term is defined by the NYSE corporate governance listing standards. Prior to the completion of this offering, we expect to adopt an audit committee charter, which will detail the principal functions of the audit committee, including oversight related to:

•	our accounting and financial reporting processes;

•	the integrity of our consolidated financial statements and financial reporting process;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements;

•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit function; and

•	our overall risk profile.

The audit committee will also be responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The audit committee also will prepare the audit committee report required by SEC regulations to be included in our annual proxy statement. Mr. Lange has been designated as chair and Messrs. Finger and Olinger have been appointed as members of the audit committee.

Compensation Committee

Upon completion of this offering, our compensation committee will consist of three of our independent directors. Prior to the completion of this offering, we expect to adopt a compensation committee charter, which will detail the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration of our chief executive officer based on such evaluation;

•	reviewing and approving the compensation, if any, of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Mr. Finger has been designated as chair and Messrs. Lange and Nelles have been appointed as members of the compensation committee.

Nominating and Corporate Governance Committee

Upon completion of this offering, our nominating and corporate governance committee will consist of three of our independent directors. Prior to the completion of this offering, we expect to adopt a nominating and corporate governance committee charter, which will detail the principal functions of the nominating and corporate governance committee, including:

•	identifying and recommending to the full board of directors qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to the board of directors corporate governance guidelines and implementing and monitoring such guidelines;

•	reviewing and making recommendations on matters involving the general operation of the board of directors, including board size and composition, and committee composition and structure;

•	recommending to the board of directors nominees for each committee of the board of directors;

•

annually facilitating the assessment of the board of directors’ performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE corporate governance listing standards; and

•	overseeing the board of directors’ evaluation of management.

In identifying and recommending nominees for directors, the nominating and corporate governance committee may consider diversity of relevant experience, expertise and background. Mr. Nelles has been designated as chair and Mr. Olinger and Dr. Sullivan have been appointed as members of the nominating and corporate governance committee.

Code of Business Conduct and Ethics

Upon completion of this offering, our board of directors will establish a code of business conduct and ethics that applies to our officers, directors and employees. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code of business conduct and ethics.

Any waiver of the code of business conduct and ethics for our executive officers or directors must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law or NYSE regulations.

Limitation of Liability and Indemnification

We intend to enter into indemnification agreements with each of our directors and executive officers that will obligate us, if a director or executive officer is or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as a present or former director, officer, employee or agent of our company or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of another enterprise that the director or executive officer served in such capacity at our request, to indemnify such director or executive officer, and advance expenses actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe his or her conduct was unlawful.

In addition, except as described below, our directors and executive officers will not be entitled to indemnification pursuant to the indemnification agreement:

•	if the proceeding was one brought by us or in our right and the director or executive officer is adjudged to be liable to us;

•

if the director or executive officer is adjudged to be liable on the basis that personal benefit was improperly received in a proceeding charging improper personal benefit to the director or executive officer; or

•

in any proceeding brought by the director or executive officer other than to enforce his or her rights under the indemnification agreement, and then only to the extent provided by the agreement, and except as may be expressly provided in our charter, our bylaws, a resolution of our board of directors or of our stockholders entitled to vote generally in the election of directors or an agreement approved by our board of directors.

Notwithstanding the limitations on indemnification described above, on application by a director or executive officer of our company to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer (1) has met the standards of conduct set forth above or (2) has been adjudged liable for receipt of an “improper personal benefit”; however, our indemnification obligations to such director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in the right of our company or in which the officer or director shall have been adjudged liable for receipt of an improper personal benefit. If the court determines the director or executive officer is so entitled to indemnification, the director or executive officer will also be entitled to recover from us the expenses of securing such indemnification.

Notwithstanding, and without limiting, any other provisions of the indemnification agreements, if a director or executive officer is or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as a director, officer, employee or agent of our company or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of another entity that the director or executive officer served in such capacity at our request, and such director or executive officer is successful, on the merits or otherwise, as to one or more (even if less than all) claims, issues or matters in such proceeding, we must indemnify such director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

In addition, the indemnification agreements will require us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.

The indemnification agreements will also provide for procedures for the determination of entitlement to indemnification, including a requirement that such determination be made by independent counsel after a change of control of us.

Our charter permits us and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any of our present or former directors or officers who is made or threatened to be made a party to the proceeding by reason of his service in that capacity or (2) any individual who, while serving as our director or officer and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to the proceeding by reason of his service in that capacity.

Generally, Maryland law permits a Maryland corporation to indemnify its present and former directors and officers except in instances where the person seeking indemnification acted in bad faith or with active and deliberate dishonesty, actually received an improper personal benefit in money, property or services or, in the case of a criminal proceeding, had reasonable cause to believe that his or her actions were unlawful. Under Maryland law, a Maryland corporation also may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct; however, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, our directors and officers may be entitled to indemnification pursuant to the terms of the partnership agreement. See “Description of the Partnership Agreement of American Assets Trust, L.P.”

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our insider trading policy. Prior to the 365-day period after the completion of this offering (subject to potential extension or early termination), the sale of any shares under such plan would be subject to the lock-up agreement that the director or officer has entered into with the underwriters.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

During 2010, because we did not conduct business, no compensation was paid to any of our named executive officers, and, accordingly, no compensation policies or objectives governed our named executive officer compensation. At this time, our board of directors and our compensation committee have not yet adopted compensation policies applicable to our named executive officers, but intend to do so in the near future. We anticipate that our compensation policies will be established by our compensation committee based on factors such as the desire to retain our named executive officers’ services over the long term, aligning their interests with those of our stockholders, incentivizing them over the near, medium and long term, rewarding them for exceptional performance and such other factors as our compensation committee may consider in shaping its compensation philosophy. We will pay base salaries and annual bonuses and expect to make grants of awards under our 2011 Equity Incentive Award Plan to certain of our executive officers and certain other employees effective upon completion of this offering. These awards under our 2011 Equity Incentive Award Plan will be granted to recognize such individuals’ efforts on our behalf in connection with our formation and this offering. Our “named executive officers” during 2011 are expected to be Ernest S. Rady, Executive Chairman; John W. Chamberlain, Chief Executive Officer and President; Robert F. Barton, Executive Vice President and Chief Financial Officer; Adam Wyll, Senior Vice President, General Counsel and Secretary; and Patrick Kinney, Senior Vice President of Real Estate Operations.

We expect that our compensation strategy will focus on providing a total compensation package that will not only attract and retain high-caliber executive officers and employees, but will also be utilized as a tool to align employee contributions with our corporate objectives and stockholder interests. We intend to provide a competitive total compensation package and will share our success with our named executive officers, as well as our other employees, when our objectives are met.

The following is a non-exhaustive list of items that we expect our compensation committee will consider in formulating our compensation philosophy and applying that philosophy to the implementation of our overall compensation program for named executive officers and other employees:

•	goals of the compensation program;

•	role of our compensation committee;

•	engagement and role(s) of an external compensation consultant and other advisors;

•	involvement of management in compensation decisions;

•	components of compensation, including equity, cash, incentive, fixed, short-, medium- and long-term compensation, and the interaction of these various components with one another;

•	equity grant guidelines with regard to timing, type, vesting and other terms and conditions of equity grants;

•	stock ownership guidelines and their role in aligning the interests of named executive officers with our stockholders;

•	severance and change of control protections;

•	perquisites, enhanced benefits and insurance;

•	deferred compensation and other tax-efficient compensation programs;

•	retirement and other savings programs;

•	peer compensation, benchmarking and survey data; and

•	risk mitigation and related protective and remedial measures.

Elements of Executive Officer Compensation

Set forth below is an overview of the expected initial components of our named executive officer compensation program, including annual cash compensation, equity awards and health and retirement benefits to be provided following completion of this offering. Because we were only recently formed, meaningful individual compensation information is not available for prior periods. In addition, no compensation will be paid by us in 2010 to our named executive officers until the consummation of this offering.

Base Salaries

As of the completion of the offering, our named executive officers will earn annualized base salaries that are commensurate with their positions and are expected to provide a steady source of income sufficient to permit these officers to focus their time and attention on their work duties and responsibilities. The expected amounts of 2010 annual base salaries for our named executive officers are set forth in the Summary Compensation Table below, but may be adjusted by our compensation committee.

Cash Bonuses

Following the completion of this offering, we expect to establish a program pursuant to our 2011 Equity Incentive Award Plan pursuant to which annual cash bonuses may be paid to our executive officers (other than Mr. Rady), including the named executive officers, based on the attainment of financial performance metrics and/or individual performance objectives established and approved in the sole discretion of our compensation committee. Mr. Rady will not initially be eligible to receive an annual bonus.

Eligibility to receive these cash bonuses is expected to incentivize our named executive officers to strive to attain company and/or individual performance goals that further our interests and the interests of our stockholders. The following table lists target bonuses for 2011 for our named executive officers eligible to receive annual bonuses pursuant to the terms of the employment agreements to be entered into with these named executive officers:

Executive	Target Bonus (% Base Salary)
John W. Chamberlain	125%
Robert F. Barton	100%
Adam Wyll	50%
Patrick Kinney	40%

Equity Awards

We will make grants of restricted common stock to certain of our employees, including our named executive officers (other than Mr. Rady), upon completion of this offering pursuant to the terms of the employment agreements to be entered into with these employees. These awards under our 2011 Equity Incentive Award Plan will be granted to recognize such individuals’ efforts on our behalf in connection with our formation and this offering, and will be subject to both time-based vesting and performance-based vesting.

We expect that those restricted stock awards subject to time-based vesting will vest, based on continued employment, in two substantially equal installments on each of the third and fourth anniversaries of the date of grant. We expect that the vesting of those restricted stock awards subject to performance-based vesting will be based on the achievement of absolute and relative total shareholder return hurdles over a three-year performance period, commencing on the date of completion of this offering, which hurdles will be established by our board of directors and set forth in the applicable award agreements. Following the completion of the three-year performance period, our compensation committee will determine the number of shares to which an executive will be entitled based on our performance relative to the performance hurdles set forth in the executive’s award agreement. These shares will then vest in two substantially equal installments, with the first installment vesting on the third anniversary of the date of grant and the second installment vesting on the fourth anniversary of the date of grant, subject to the executive’s continued employment on those dates.

The following table lists the time-based and performance-based vesting restricted stock awards to be granted to our named executive officers (other than Mr. Rady) upon the completion of this offering and the years in which such awards may vest. The shares subject to the performance-based restricted stock awards below represent the maximum number of shares subject to such awards that may vest, assuming the highest performance hurdles are achieved and all of the shares subject to such awards ultimately vest.

Executive	Year	Time Vesting Restricted Stock	Performance Vesting Restricted Stock
John W. Chamberlain	2012	—	—
	2013	—	—
	2014	45,000	67,500
	2015	45,000	67,500
Robert F. Barton	2012	—	—
	2013	—	—
	2014	33,750	50,625
	2015	33,750	50,625
Adam Wyll	2012	—	—
	2013	—	—
	2014	11,250	16,875
	2015	11,250	16,875
Patrick Kinney	2012	—	—
	2013	—	—
	2014	9,000	13,500
	2015	9,000	13,500

The amounts and types of future equity awards, which may include restricted common stock, option awards, stock appreciation rights and other forms of equity awards, among others, will be determined by our compensation committee in its discretion. In addition to attracting, motivating and retaining the talent for which we compete, equity award grants are expected to incentivize and reward increases in long-term stockholder value, align the interests of our employees, including our named executive officers, with the interests of our stockholders and promote the retention of our employees, including our named executive officers.

Retirement Savings

We expect to establish and maintain a retirement savings plan under section 401(k) of the Code to cover our eligible employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, which may be on a pre-tax basis through contributions to the 401(k) plan. We may match a portion of our employees’ annual contributions, within prescribed limits.

Employee Benefits

We expect that our full-time employees, including our named executive officers, will be eligible to participate in health and welfare benefit plans, which will provide medical, dental, prescription and other health and related benefits.

Additional Compensation Components

In the future, as we formulate and implement our compensation program, we may provide different and/or additional compensation components, benefits and/or perquisites to our employees, including our named executive officers, to ensure that we provide a balanced and comprehensive compensation structure. We believe that it is important to maintain flexibility to adapt our compensation structure at this time to properly attract, motivate and retain the top executive talent for which we compete.

Employment Agreements

We intend to enter into employment agreements with each of our named executive officers, effective as of the date of this offering. We believe that the protections contained in these employment agreements will help to ensure the day-to-day stability necessary to our executives to enable them to properly focus their attention on their duties and responsibilities with the company and will provide security with regard to some of the most uncertain events relating to continued employment, thereby limiting concern and uncertainty and promoting productivity. The following is a summary of the material terms of the agreements.

Under the agreements, Messrs. Rady, Chamberlain, Barton, Wyll and Kinney will serve as the company’s Executive Chairman, Chief Executive Officer and President, Executive Vice President and Chief Financial Officer, Senior Vice President, General Counsel and Secretary, and Senior Vice President of Real Estate Operations, respectively. Messrs. Rady and Chamberlain will report directly to the board, while the other executives will report to our Chief Executive Officer and President. The initial term of the employment agreements will end on the third anniversary of the closing of this offering. On that date and on each subsequent anniversary of that date, the term of the employment agreements will automatically be extended for successive one year periods, unless earlier terminated. Pursuant to Messrs. Rady and Chamberlain’s employment agreements, during the terms of their employment, we will nominate each for election as a director.

Under the employment agreements, the executives will receive initial annual base salaries in the amounts reflected in the “Summary Compensation Table” below, which are subject to increase at the discretion of our compensation committee. In addition, the executives (other than Mr. Rady) will each be eligible to receive an annual cash performance bonus, the amount of which will be determined based on the attainment of performance criteria established by our compensation committee. The executives’ target bonuses are set forth above under “—Elements of Executive Officer Compensation—Cash Bonuses.” In connection with entering into the employment agreements, each of our named executive officers (other than Mr. Rady) will be granted a “founders” award of restricted shares of our common stock as described above under “—Elements of Executive Officer Compensation—Equity Awards.” In addition, the executives will be eligible to participate in customary health, welfare and fringe benefit plans, and will accrue up to five weeks of paid vacation per year.

Under the employment agreements, if an executive’s employment is terminated by the company without “cause” or by the executive for “good reason” (each, as defined in the employment agreements) then, in addition to accrued amounts and any earned but unpaid bonuses, the executive will be entitled to receive the following:

•

a lump-sum payment in an amount equal to two times the sum of (i) the executive’s annual base salary then in effect, (ii) the highest annual bonus earned by the executive during the employment term (or, in the event of a termination prior to the end of the completion of the company’s first full fiscal year, an amount as determined by our compensation committee in its sole discretion, but in no event less than the executive’s base salary in effect on the termination date) and (iii) the highest value of any annual equity award(s) made to the executive during the employment term (not including the initial grant of restricted stock described above made in connection with the completion of this offering that vest on the basis of performance objectives or any award(s) granted pursuant to a multi-year or long-term performance program, initial hiring or retention award or similar non-reoccurring award);

•	a lump-sum payment in an amount equal to the executive’s pro-rated annual bonus for the year in which the termination occurs, if any, based on performance achieved as of the termination date;

•	accelerated vesting of all outstanding equity awards held by the executive as of the termination date; and

•	a lump-sum cash payment equal to the executive’s cost for continued healthcare coverage for up to 18 months after the termination date.

In the event that an executive’s employment is terminated because the company elects not to renew the initial term of the employment agreement, then the executive will be entitled to receive the same payments and benefits described above for a termination without cause or for good reason. The executive’s right to receive the severance payments and benefits described above is subject to his delivery of an effective general release of claims in favor of the company.

Under the employment agreements, upon a change in control of the company, the executives will be entitled to accelerated vesting of the executive’s initial restricted stock grant such that the restricted stock will become fully vested and nonforfeitable.

Upon a termination of employment by reason of death or disability, the executive or his/her estate will be entitled to accelerated vesting of all outstanding equity awards held by the executive as of the termination date, in addition to accrued amounts and earned but unpaid bonuses.

The employment agreements also contain customary confidentiality and non-solicitation provisions.

Equity Incentive Award Plan

We intend to adopt our 2011 Equity Incentive Award Plan, which we sometimes refer to as the 2011 Plan, subject to approval by a majority of our stockholders, under which we expect to grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. The material terms of the 2011 Plan, as it is currently contemplated, are summarized below. We are still in the process of implementing the 2011 Plan and, accordingly, this summary is subject to change prior to the effectiveness of the registration statement of which this prospectus is a part.

Eligibility and Administration

Our directors, officers, employees and consultants and the directors, officers, employees and consultants of our operating partnership and our respective subsidiaries will be eligible to receive awards under the 2011 Plan. The 2011 Plan will be administered by our compensation committee, which may delegate its duties and responsibilities to subcommittees of our directors and/or officers, subject to certain limitations that may be imposed under Code Section 162(m), Section 16 of the Exchange Act and/or stock exchange rules, as applicable. Our board of directors will administer the 2011 Plan with respect to awards to non-employee directors. The plan administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2011 Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the 2011 Plan, including any vesting and vesting acceleration conditions.

Limitation on Awards and Shares Available

An aggregate of 4,054,411 shares of our common stock are authorized for issuance under awards granted pursuant to the 2011 Plan, which shares may be authorized but unissued shares or shares purchased in the open market. Of these shares, 504,756 will be granted to officers and directors upon completion of this offering and 3,549,655 will remain available for future issuance. If an award under the 2011 Plan is forfeited, expires or is settled for cash, then any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the 2011 Plan. However, the following shares may not be used again for grant under the 2011 Plan: (1) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award, (2) shares subject to a stock appreciation right, or SAR, that are not issued in connection with the stock settlement of the SAR on its exercise, and (3) shares purchased on the open market with the cash proceeds from the exercise of options.

Under the 2011 Plan, each LTIP unit issued pursuant to an award shall be counted against the share reserve under the 2011 Plan as one share of common stock, but only to the extent that such LTIP unit is exchangeable into shares of common stock, and on the same basis as the exchange ratio applicable to the LTIP unit.

Awards granted under the 2011 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares authorized for grant under the 2011 Plan. After a transition period that may apply following the effective date of the offering, the maximum number of shares of our common stock that may be subject to one or more awards granted to any one participant pursuant to the 2011 Plan during any calendar year is 3,000,000 and the maximum amount that may be paid in cash pursuant to the 2011 Plan to any one participant during any calendar year period is $10,000,000.

Awards

The 2011 Plan provides for the grant of stock options, including incentive stock options, or ISOs, and nonqualified stock options, or NSOs, restricted stock, dividend equivalents, stock payments, restricted stock units, or RSUs, performance shares, other incentive awards, LTIP units, SARs and cash awards. Except as described above with respect to the named executive officers, no determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the 2011 Plan. Certain awards under the 2011 Plan may constitute or provide for a deferral of compensation, subject to Code Section 409A, which may impose additional requirements on the terms and conditions of such awards. All awards will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms. Awards other than cash awards will generally be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows:

•

Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other tax Code requirements are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant shareholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

•

Stock Appreciation Rights. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.

•

Restricted Stock, RSUs and Performance Shares. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying these awards may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Performance shares are contractual rights to receive a range of shares of our common stock in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Conditions applicable to restricted stock, RSUs and performance shares may be based on continuing service with us or our affiliates, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

•

Stock Payments, Other Incentive Awards, LTIP Units and Cash Awards. Stock payments are awards of fully vested shares of our common stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. LTIP units are awards of units of our operating partnership intended to constitute “profits interests” within the meaning of the relevant Revenue Procedure guidance, which may be exchangeable into shares of our common stock. Cash awards are cash incentive bonuses subject to performance goals.

•

Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend payments dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Performance Awards

Performance awards include any of the awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals. The plan administrator will determine whether performance awards are intended to constitute “qualified performance-based compensation,” or QPBC, within the meaning of Code Section 162(m), in which case the applicable performance criteria will be selected from the list below in accordance with the requirements of Code Section 162(m).

Code Section 162(m) imposes a $1.0 million cap on the compensation deduction that we may take in respect of compensation paid to our “covered employees” (which should include our chief executive officer and our next three most highly compensated employees other than our chief financial officer), but excludes from the calculation of amounts subject to this limitation any amounts that constitute QPBC. We do not expect Code Section 162(m) to apply to awards under the 2011 Plan until the earliest to occur of our annual shareholders’ meeting in 2014, a material modification of the 2011 Plan or exhaustion of the share supply under the 2011 Plan. However, QPBC performance criteria may be used with respect to performance awards that are not intended to constitute QPBC.

In order to constitute QPBC under Code Section 162(m), in addition to certain other requirements, the relevant amounts must be payable only upon the attainment of pre-established, objective performance goals set by our compensation committee and linked to stockholder-approved performance criteria. For purposes of the 2011 Plan, one or more of the following performance criteria will be used in setting performance goals applicable to QPBC, and may be used in setting performance goals applicable to other performance awards: (1) net earnings (either before or after one or more of the following: (a) interest, (b) taxes, (c) depreciation and (d) amortization); (2) gross or net sales or revenue; (3) net income (either before or after taxes); (4) adjusted net income; (5) operating earnings or profit; (6) cash flow or NOI (including, but not limited to, operating cash flow and free cash flow); (7) return on assets; (8) return on capital; (9) return on stockholders’ equity; (10) total stockholder return; (11) return on sales; (12) gross or net profit or operating margin; (13) costs; (14) funds from operations; (15) expenses; (16) working capital; (17) earnings per share; (18) adjusted earnings per share; (19) price per share of common stock; (20) implementation or completion of critical projects; (21) market share; and (22) economic value, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

The 2011 Plan also will permit the plan administrator to provide for objectively determinable adjustments to the applicable performance criteria in setting performance goals for QPBC awards. Such adjustments may include one or more of the following: (1) items related to a change in accounting principle; (2) items relating to financing activities; (3) expenses for restructuring or productivity initiatives; (4) other non-operating items; (5) items related to acquisitions; (6) items attributable to the business operations of any entity acquired by us during the performance period; (7) items related to the disposal of a business or segment of a business; (8) items related to discontinued operations that do not qualify as a segment of a business under GAAP; (9) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the performance period; (10) any other items of significant income or expense which are determined to be appropriate adjustments; (11) items relating to unusual or extraordinary corporate transactions, events or developments; (12) items related to amortization of acquired intangible assets; (13) items that are outside the scope of our core, on-going business activities; or (14) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

Certain Transactions

The plan administrator will have broad discretion to equitably adjust the provisions of the 2011 Plan, as well as the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our shareholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2011 Plan and outstanding awards. In the event of a change in control of our company (as defined in the 2011 Plan), the surviving entity must assume outstanding awards or substitute economically equivalent awards for such outstanding awards; however, if the surviving entity refuses to assume or substitute for all or some outstanding awards, then all such awards will vest in full and be deemed exercised (as applicable) upon the transaction. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants, Transferability and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2011 Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2011 Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Plan Amendment and Termination

Our board of directors may amend or terminate the 2011 Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the 2011 Plan, “reprices” any stock option or SAR or cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares or as otherwise required by applicable law or stock exchange rule. No award may be granted pursuant to the 2011 Plan after the tenth anniversary of the date on which we adopt the 2011 Plan.

Additional REIT Restrictions

The 2011 Plan will provide that no participant will be granted, become vested in the right to receive or acquire or be permitted to acquire, or will have any right to acquire, shares under an award if such acquisition would be prohibited by the restrictions on ownership and transfer of our stock contained in our charter or would impair our status as a REIT.

Tax Considerations

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for our chief executive officer and each of our other named executive officers (other than our chief financial officer), unless compensation is performance based. We expect that our compensation committee will, following this offering, adhere to the principle that, where reasonably practicable, we will seek to qualify the variable compensation paid to our named executive officers for an exemption from the deductibility limitations of Section 162(m). As such, in approving the amount and form of compensation for our named executive officers in the future, our compensation committee will consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 162(m). However, our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Section 409A of the Internal Revenue Code

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Section 280G of the Internal Revenue Code

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Section 4999 of the Internal Revenue Code imposes a 20% penalty on the individual receiving the excess payment.

Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans, including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our named executive officers in the future, our compensation committee will consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 280G. However, our compensation committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent.

Accounting Standards

ASC Topic 718, Compensation—Stock Compensation (referred to as ASC Topic 718 and formerly known as FASB 123R), requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, restricted stock units and performance units under our 2011 Equity Incentive Award Plan will be accounted for under ASC Topic 718. Our compensation committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Compensation Committee Interlocks and Insider Participation

Upon completion of this offering and the formation transactions, we do not anticipate that any of our executive officers will serve as a member of a board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

Compensation Tables

Summary Compensation Table

We did not conduct business in 2009 or 2010 and, accordingly, we did not pay any compensation to our named executive officers during or in respect of either of those years. Because we have no 2010 compensation to report, we are including below a Summary Compensation Table setting forth certain compensation that we expect to pay to our named executive officers during 2011 in order to provide some understanding of our expected compensation levels. While the table below accurately reflects our current expectations with respect to 2011 named executive officer compensation, actual 2011 compensation for these officers may be increased or decreased, including through the use of compensation components not currently contemplated or described herein. We expect to disclose actual 2011 compensation for our named executive officers, to the extent required by applicable SEC disclosure rules.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)(4)
Ernest S. Rady	2011	250,000	—	—	—	—	—	250,000
Executive Chairman
John W. Chamberlain	2011	475,000	(2)	(3)	—	—	—	475,000
Chief Executive Officer and President
Robert F. Barton	2011	350,000	(2)	(3)	—	—	—	350,000
Executive Vice President and Chief Financial Officer
Adam Wyll	2011	200,000	(2)	(3)	—	—	—	200,000
Senior Vice President, General Counsel and Secretary
Patrick Kinney	2011	175,000	(2)	(3)	—	—	—	175,000
Senior Vice President of Real Estate Operations

(1)	Salary amounts are annualized for the year ending December 31, 2011 based on the expected base salary levels to be effective upon the completion of this offering.
(2)	Any bonus awards to our named executive officers will be determined after the end of the 2011 fiscal year in the sole discretion of our compensation committee contingent upon such factors as the compensation committee may deem appropriate.
(3)	Stock awards have not yet been granted to our named executive officers but are expected to be made to our named executive officers other than Mr. Rady upon the completion of this offering. Stock awards are anticipated to equal, for Messrs. Chamberlain, Barton, Wyll and Kinney, an aggregate number of shares of our common stock equal to, respectively, 225,000 (of which 90,000 shares will be subject to time-based vesting and 135,000 shares will be subject to performance-based vesting), 168,750 (of which 67,500 shares will be subject to time-based vesting and 101,250 shares will be subject to performance-based vesting), 56,250 (of which 22,500 shares will be subject to time-based vesting and 33,750 shares will be subject to performance-based vesting) and 45,000 (of which 18,000 shares will be subject to time-based vesting and 27,000 shares will be subject to performance-based vesting). Mr. Rady will not receive a stock award in connection with the completion of this offering. For additional information regarding the stock awards we expect to grant to the named executive officers upon the completion of this offering, see “Executive Compensation – Elements of Executive Officer Compensation – Equity Awards.”
(4)	Amounts shown in this column do not include the value of restricted stock awards (described in Note 3 above) that are expected to be granted to our named executive officers in connection with the offering, but which have not yet been granted.

Director Compensation

We intend to approve and implement a compensation program for our non-employee directors that consists of annual cash retainers, meeting fees and long-term equity awards. Following the completion of this offering, each non-employee director is expected to receive an annual base retainer for his or her services of $20,000, payable in cash in quarterly installments in conjunction with quarterly meetings of the board of directors. In addition, each non-employee director who serves as the chair of the audit, compensation or nominating and corporate governance committees is expected to receive an additional annual cash retainer of $10,000, $5,000 or $5,000, respectively. Directors will also receive additional cash consideration equal to $1,500 for each board meeting attended in person, $750 for each telephonic board meeting, $1,000 for each committee meeting attended in person and $500 for each telephonic committee meeting. Directors will be permitted to elect to receive these cash amounts in the form of fully vested shares of our common stock. We intend to reimburse each of our directors for his or her travel expenses incurred in connection with his or her attendance at full board of directors and committee meetings. We have not made any payments to any of our non-employee directors or director nominees to date. Concurrently with the closing of this offering, we will grant a number of restricted shares of our common stock determined by dividing $40,000 by the initial public offering price (or approximately 1,951 shares each) to each of our non-employee director nominees pursuant to our 2011 Plan. These awards of restricted stock are expected to vest ratably as to one-third of the shares subject to each grant on each of the first three anniversaries of the date of grant, subject to the director’s continued service on our board of directors. Following the consummation of this offering, each of our non-employee directors will also be eligible to receive automatic grants of restricted stock under our 2011 Plan. On the date of each annual meeting of stockholders, beginning with the 2012 annual meeting of stockholders, each non-employee director who will continue to serve on our board of directors following such annual meeting will be granted an award of restricted stock with a value equal to $40,000, based on the closing price of our common stock on the date of such grant. These awards of restricted stock are expected to vest ratably as to one-third of the shares subject to each grant on each of the first three anniversaries of the date of grant, subject to the director’s continued service on our board of directors. All awards of restricted stock granted to each non-employee director will vest in full upon a change in control (as defined in the 2011 Plan).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Formation Transactions

Each property that will be owned by us through our operating partnership upon the completion of this offering and the formation transactions is currently owned directly or indirectly by partnerships, limited liability companies or corporations in which Ernest S. Rady and his affiliates, including the Rady Trust, certain of our other directors and executive officers and their affiliates and/or other third parties own a direct or indirect interest. We refer to these partnerships, limited liability companies and corporations collectively as the “ownership entities.” The current owners of the ownership entities, whom we refer to as the “prior investors,” have (1) entered into contribution agreements with us or our operating partnership, pursuant to which they will contribute their interests in the ownership entities to us or our operating partnership or its subsidiaries, or (2) caused the ownership entities to enter into merger agreements pursuant to which the ownership entities will merge with and into us, our operating partnership or certain of our or our operating partnership’s subsidiaries (or, in the case of reverse mergers, certain subsidiaries of our operating partnership will merge with and into such entities), in each case substantially concurrently with the completion of this offering. To the extent that we are party directly to certain mergers in the formation transactions, we will contribute the assets received in such merger transactions to our operating partnership in exchange for common units. In addition, in connection with such transactions, American Assets, Inc. will contribute its property management business, which we refer to as the “property management business,” to our operating partnership in exchange for common units pursuant to a contribution agreement. The prior investors will receive cash, shares of our common stock and/or common units in exchange for their interests in the ownership entities. See “Structure and Formation of Our Company—Formation Transactions.”

Each of the prior investors has had a substantive, pre-existing relationship with us and consented, prior to the filing of the registration statement of which this prospectus is a part with the SEC, to the contribution or merger of the ownership entity or entities in which he or she holds an investment and made an election to receive shares of our common stock and/or common units in the formation transactions. All prior investors receiving shares of our common stock and/or common units are “accredited investors” as defined under Regulation D of the Securities Act. The issuance of such shares and units will be effected in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D of the Securities Act.

The value of the consideration to be paid to each of the prior investors in the formation transactions, in each case, was based upon the terms of the applicable merger or contribution agreement among us and/or our operating partnership, on the one hand, and the prior investor or prior investors, on the other hand. In all cases, the aggregate value of consideration to be paid to each investor was determined by applying his or her allocated share of ownership in each applicable property to the equity value of such property. The equity value of each property was determined by applying the results of a relative equity valuation analysis of the properties and the property management business, which valuation analysis was conducted by an independent third-party valuation specialist, to the total value of our portfolio and the property management business, as determined upon pricing of this offering. These relative values were based on a discounted cash flow analysis (based on information provided by us) and on the face amount of the outstanding secured and mortgage debt on each property on June 30, 2010. This relative equity valuation was not an appraisal or other determination of the value of the properties to be included in our initial portfolio, but rather was a component considered by the participants in the formation transactions and utilized by them in constructing a formula for determination of their relative equity interests. The actual value of the consideration to be paid by us to each of the prior investors, in the form of common stock, common units or cash (in the case of non-accredited investors), was determined based on the initial public offering price of our common stock. The initial public offering price was negotiated between the representatives of the underwriters and us. In determining the initial public offering price of our common stock, the representatives of the underwriters considered, among other things, the history and prospects for the industry in which we compete, our results of operations, the ability of our management, our business potential and earnings prospects, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the prevailing securities markets at the time of this offering, the recent market prices of, and the demand for, publicly traded shares of companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. Prior to this offering, there has been no public market for our common stock. As such, the initial public offering price does not necessarily bear any relationship to the book value of the properties and assets to be acquired in the formation transactions, our financial condition or any other established criteria of value and may not be indicative of the market price for our common stock after this offering.

This calculation of the value of the consideration to be paid to each of the prior investors in the formation transactions, as described above, is further subject to adjustment to account for the existence of certain unsecured indebtedness related to the applicable properties and for changes in indebtedness related to the applicable properties. As part of the formation transactions, intercompany indebtedness obligations between or among ownership entities and the prior investors will be settled as an adjustment to the formation transaction consideration otherwise receivable by or payable to prior investors who were debtors or lenders or who held interests in ownership entities that were debtors or lenders, with respect to such debt obligations. The number of units or shares to be issued to each prior investor will be equal to (1) the value of the consideration to be received by him or her, divided by (2) the initial public offering price of our common stock.

In the event that the formation transactions are completed, we and our operating partnership will be solely responsible for all transaction costs incurred by the ownership entities in connection with the formation transactions and this offering. Moreover, while the merger agreements contain certain representations and warranties regarding the ownership entities and the contribution agreements contain certain representations warranties by the prior investors who are parties to such agreements, the majority of these representations and warranties will not survive the closing of the formation transactions. The prior investors will provide us with no indemnification for breaches of the surviving representations and warranties and our sole remedy against the prior investors will be for breach of contract.

The following table sets forth the consideration to be received by our directors, officers and affiliates in connection with the formation transactions.

Prior Investors	Relationship with Us	Number of Shares Received in Formation Transactions	Number of Units Received in Formation Transactions	Total Value of Formation Transaction Consideration
American Assets, Inc.(1)	Owner of 5% or more of our outstanding common stock and units	181,805	5,109,581	$108,473,413

Ernest Rady Trust U/D/T March 10, 1983(2)	Owner of 5% or more of our outstanding common stock and units	5,396,077	14,704,321	$412,058,159

Ernest S. Rady(3)	Director, Executive Officer and owner of 5% or more of our outstanding common stock and units	5,396,077	15,244,795	$423,137,876

John W. Chamberlain(4)	Director Nominee and Executive Officer	50,948	13,512	$1,321,430

Robert F. Barton(5)	Executive Officer	481	—	$9,861

Adam Wyll	Executive Officer	—	—	—

Patrick Kinney	Executive Officer	—	—	—

(1)	Includes 2,004 common units held by Western Insurance Holdings, Inc., which is controlled by American Assets, Inc. American Assets, Inc. disclaims beneficial ownership of such shares and common units, except to the extent of its pecuniary interest therein.
(2)	Includes 181,805 shares and 5,107,577 common units held by American Assets, Inc., which is controlled by the Rady Trust and 2,004 common units held by Western Insurance Holdings, Inc., which is controlled by American Assets, Inc. The Rady Trust disclaims beneficial ownership of such shares and common units, except to the extent of its pecuniary interest therein.
(3)

Includes (a) 5,214,272 shares and 9,594,740 common units held by the Rady Trust, for which Mr. Rady is the trustee and beneficiary; (b) 91,276 common units held by the Donald R. Rady Trust, for which Mr. Rady is the trustee; (c) 91,252 common units held by the Harry M. Rady Trust, for which Mr. Rady is the trustee; (d) 91,252 common units held by the Margo S. Rady Trust, for which Mr. Rady is the trustee; (e) 141,025 common units held by DHM Trust dated as of 29th May 1959, for which Mr. Rady is the trustee; (f) 181,085 shares and 5,107,577 common units held by American Assets, Inc., which is indirectly controlled by Mr. Rady; and (g) 2,004 common units held by Western Insurance Holdings, Inc., which is indirectly controlled by Mr. Rady. Mr. Rady disclaims beneficial ownership of such shares and common units, except to the extent of his pecuniary interest therein.

(4)	Includes (a) 18,880 shares held by Trust A of the W.E. & B.M. Chamberlain Trust, for which Mr. Chamberlain is the trustee; (b) 2,818 common units held by Trust C of the W.E. & B.M. Chamberlain Trust, for which Mr. Chamberlain is the trustee; and (c) 32,068 shares and 10,694 common units held by The John W. and Rebecca S. Chamberlain Trust dated July 14, 1994, as amended, for which Mr. Chamberlain and his wife are the trustees and beneficiaries. Mr. Chamberlain disclaims beneficial ownership of such shares and common units, except to the extent of his pecuniary interest therein.
(5)	Includes 481 shares held by the Robert and Katherine Barton Living Trust, for which Mr. Barton is a trustee and beneficiary, and as such is the beneficial owner of the shares and common units held by such trust.

We have not obtained independent third-party appraisals of the properties in our portfolio. Accordingly, there can be no assurance that the fair market value of the cash and equity securities that we pay or issue to the prior investors will not exceed the fair market value of the properties and other assets acquired by us in the formation transactions. See “Risk Factors—Risks Related to Our Properties and Our Business—The value of the common units and shares of our common stock to be issued as consideration for the properties and assets to be acquired by us in the formation transactions may exceed their aggregate fair market value and exceed their aggregate historical combined, net tangible book value of approximately $138.2 million as of September 30, 2010.”

Upon completion of this offering and the formation transactions, Mr. Rady and his affiliates, including the Rady Trust, and our other directors and executive officers will own 17.0% of our outstanding common stock, or 39.9% on a fully diluted basis (15.2% of our outstanding common stock, or 37.0% on a fully diluted basis, if the underwriters’ overallotment option is exercised in full).

In addition, in connection with the formation transactions, the Rady Trust has entered into a representation, warranty and indemnity agreement with us, pursuant to which it made certain representations and warranties to us regarding the entities and assets being acquired in the formation transactions and agreed to indemnify us and our operating partnership for breaches of such representations and warranties for one year after the completion of this offering and the formation transactions. For purposes of satisfying any indemnification claims, the Rady Trust will deposit into escrow shares of our common stock and/or common units with an aggregate value equal to ten percent of the consideration payable to the Rady Trust and its affiliates in the formation transactions. The Rady Trust has no obligation to increase the amount of common stock and/or common units in the escrow in the event the trading price of our common stock declines below the initial public offering price. Any and all amounts remaining in the escrow one year from the closing of the formation transactions will be distributed to the Rady Trust to the extent that indemnity claims have not been made against such amounts. This indemnification is subject to a one-time aggregate deductible equal to one percent of the consideration payable to the Rady Trust and its affiliates in the formation transactions and a cap equal to the value of the consideration deposited in the escrow. Other than the Rady Trust, none of the prior investors or the entities that we are acquiring in the formation transactions will provide us with any indemnification.

Excluded Assets

We will not be acquiring our Predecessor’s noncontrolling 25% ownership interest in the Fireman’s Fund Headquarters office property located in Novato, California, because the tenant at this property has not agreed to waive the potential application of a right of first offer with respect to a transfer by our Predecessor of its 25% ownership interest in this property to us in the formation transactions. In addition, our Predecessor’s joint venture partner in this property, which owns the remaining 75% ownership interest, did not consent to include its interest in such asset in the formation transactions. As a result of the fact that this joint venture interest in the Fireman’s Fund Headquarters will not be included in the formation transactions, Ernest S. Rady, our Executive Chairman, and his affiliates will continue to own their relative interests in this noncontrolling 25% joint venture interest in the Fireman’s Fund Headquarters. In addition, American Assets, Inc., an entity controlled by Mr. Rady, will continue as the manager of this property and will receive a management fee in an amount equal to 1.25% of gross receipts, payable monthly in arrears. However, pursuant to the terms of this property’s triple net lease, American Assets, Inc. is not responsible for the day-to-day management of this property.

To the extent that an ownership entity has an excess of net working capital over “target net working capital” (as set forth below), the amount of such excess shall be due to the prior owners of such ownership entity following the completion of the offering, including Ernest S. Rady and his affiliates and our other directors and executive officers who are prior investors. We will determine excess net working capital for each ownership entity as of a date within 45 days prior to the date of the preliminary prospectus used in connection with this offering and, following the completion of this offering, we will determine excess net working capital for each ownership entity as of the completion of the offering. Our operating partnership will pay, from unrestricted cash, to the prior investors of each such ownership entity the larger of these two amounts on behalf of each such ownership entity after the completion of this offering. For purposes of these calculations, the target net working capital of each ownership entity will be zero, other than with respect to certain ownership entities holding interests in Waikiki Beach Walk—Retail and the Waikiki Beach Walk—Embassy Suites™. With respect to Waikiki Beach Walk—Retail, ABW Lewers LLC will have a target net working capital of $5,000,000 and with respect to the Waikiki Beach Walk—Embassy Suites™, each of EBW Hotel, LLC, Broadway 225 Sorrento Holdings, LLC, Broadway 225 Stonecrest Holdings, LLC, and Waikele Venture Holdings, LLC, will have a target net working capital of $2,050,000, $766,500, $470,000 and $1,713,500, respectively. Therefore, any such amounts will not be included in the assets that we acquire in the formation transactions.

We estimate that, based on net working capital balances as of November 30, 2010, the aggregate amount of such excess of net working capital will be approximately $34.8 million, of which $27.8 million will be payable to Ernest S. Rady and his affiliates, $100,000 will be payable to John W. Chamberlain and his affiliates and $1,000 will be payable to Robert F. Barton and his affiliates. Ultimate payments of excess net working capital may be higher due to earnings between November 30, 2010 and the completion of this offering.

Release of Guarantees

The Rady Trust and certain other affiliates of Mr. Rady are guarantors of approximately $63.9 million of indebtedness, in the aggregate, with respect to Waikele Center, Waikiki Beach Walk—Embassy Suites™, 160 King Street, The Landmark at One Market, Valencia Corporate Center and Carmel Mountain Plaza (relating to a building acquired on November 10, 2010). All of the indebtedness underlying the foregoing guaranteed amounts will be repaid with proceeds from this offering and, as a result, the Rady Trust and these other affiliates of Mr. Rady will be released from these guarantee obligations.

In addition, the Rady Trust and certain other affiliates of Mr. Rady are guarantors of approximately $879.0 million of indebtedness, in the aggregate, that will be assumed by us upon completion of this offering. The guarantees with respect to substantially all of this indebtedness are limited to losses incurred by the applicable lender arising from a borrower’s fraud, intentional misrepresentation or other “bad acts,” a borrower’s bankruptcy, a prohibited transfer under the loan documents or losses arising from a borrower’s breach of certain environmental covenants. In connection with this assumption, we will seek to have the Rady Trust and such other affiliates of Mr. Rady released from such guarantees and to have our operating partnership assume any such guarantee obligations as replacement guarantor. To the extent lenders do not consent to the release of the Rady Trust and or such other affiliates of Mr. Rady, and the Rady Trust and such other affiliates remain guarantors on assumed indebtedness following the IPO, our operating partnership will enter into a reimbursement agreement with the Rady Trust and such affiliates, pursuant to which our operating partnership will be obligated to reimburse the Rady Trust and such other affiliates of Mr. Rady for any amounts paid by them under guarantees with respect to the assumed indebtedness.

Partnership Agreement

In connection with the completion of this offering, we will enter into an amended and restated partnership agreement with the various persons receiving common units in the formation transactions, including Mr. Rady, his affiliates and certain other executive officers of our company. As a result, these persons will become limited partners of our operating partnership. See “Description of the Partnership Agreement of American Assets Trust, L.P.” Upon completion of this offering and the formation transactions, Mr. Rady and his affiliates and our other directors and executive officers will own 28.7% of the outstanding common units (or 26.6% if the underwriters’ overallotment option is exercised in full).

Pursuant to the partnership agreement, limited partners of our operating partnership and some assignees of limited partners will have the right, beginning 14 months after the completion of this offering, to require our operating partnership to redeem part or all of their common units for cash equal to the then-current market value of an equal number of shares of our common stock (determined in accordance with and subject to adjustment under the partnership agreement), or, at our election, to exchange their common units for shares of our common stock on a one-for-one basis, subject to certain adjustments and the restrictions on ownership and transfer of our stock set forth in our charter and described under the section entitled “Description of Securities—Restrictions on Ownership and Transfer.”

In addition, we may not, without prior limited partner approval, directly or indirectly transfer all or any portion of our interest in the operating partnership before the later of the death of Mr. Rady and the death of his wife, in connection with a merger, consolidation or other combination of our assets with another entity, a sale of all or substantially all of our assets, a reclassification, recapitalization or change in any outstanding shares of our stock or other outstanding equity interests or an issuance of shares of our stock, in any case that requires approval by our common stockholders. See “Description of the Partnership Agreement of American Assets Trust, L.P.—Restrictions on Transfers by the General Partner.”

Registration Rights

In connection with the completion of this offering, we will enter into a registration rights agreement with the various persons receiving shares of our common stock and/or common units in the formation transactions, including Mr. Rady, his affiliates, immediate family members and related trusts and certain of our executive officers. Under the registration rights agreement, subject to certain limitations, commencing not later than 14 months after the date of this offering, we will file one or more registration statements covering the resale of the shares of our common stock issued in the formation transactions and the resale of the shares of our common stock issued or issuable, at our option, in exchange for common units issued in the formation transactions. We may, at our option, satisfy our obligation to prepare and file a resale registration statement by filing a registration statement registering the issuance by us of shares of our common stock registered under the Securities Act in lieu of our operating partnership’s obligation to pay cash for such units.

Commencing one year after the date of this offering (but prior to the date upon which the registration statement described above is effective) or 16 months after the date of this offering if a shelf registration statement is not then effective, Mr. Rady and his affiliates, immediate family members and related trusts will have demand rights to require us to undertake an underwritten offering under a resale registration statement (so long as a majority-in-interest of such group makes such a demand). In addition, if we file a registration statement with respect to an underwritten offering for our own account, any of Mr. Rady and his affiliates, immediate family members and related trusts will have the right, subject to certain limitations, to register such number of shares of our common stock issued to him or her pursuant to the formation transactions as each such person requests.

Commencing upon our filing of a resale registration statement not later than 14 months after the date of this offering, under certain circumstances, we will also be required to undertake an underwritten offering upon the written request of holders of at least 10% in the aggregate of the securities originally issued in the formation transactions, provided the securities to be registered in such offering shall (1) have a market value of at least $25 million or (2) shall represent all of the remaining securities acquired in the formation transactions by Mr. Rady and his affiliates, immediate family members and related trusts and such securities shall have a market value of at least $10 million, and provided further that we are not obligated to effect more than three such underwritten offerings. We will agree to pay all of the expenses relating to the securities registrations described above. See “Shares Eligible for Future Sale—Registration Rights.”

Tax Protection Agreement

In connection with the formation transactions and this offering, we will enter into a tax protection agreement with certain limited partners of our operating partnership, or the protected partners, including Mr. Rady and his affiliates and an affiliate of Mr. Chamberlain. Under this agreement, our operating partnership will indemnify the protected partners for their tax liabilities (plus an additional amount equal to the taxes incurred as a result of such indemnity payment) attributable to their share of the built-in gain, as of the closing of the formation transactions, with respect to their interest in Carmel Country Plaza, Carmel Mountain Plaza, Del Monte Center, Loma Palisades, Lomas Santa Fe Plaza, Waikele Center or the ICW Plaza, portion of Torrey Reserve Campus, which we collectively refer to as the tax protected properties, if the operating partnership, without the consent of Mr. Rady, disposes of any interest with respect to such properties in a taxable transaction during the shorter of the seven-year period after the closing of the formation transactions and the date on which 50% or more of the common units originally received by any such protected partner in the formation transactions have been sold, exchanged or otherwise disposed of by the protected partner, subject to certain exceptions and limitations. In addition, if during this period we fail to offer certain of the protected partners an opportunity to guarantee, in the aggregate, up to approximately $129.4 million of our outstanding indebtedness, or if we fail to make commercially reasonable efforts to provide such partners who continue to own more than 50% of the common units originally received by such partners in the formation transactions with an opportunity to guarantee debt after this period, we will be required to indemnify such partners against their resulting tax liabilities (plus an additional amount equal to the taxes they incur as a result of such indemnity payment). Notwithstanding the foregoing, the operating partnership’s indemnification obligations under the tax protection agreement will terminate upon the later of the death of Mr. Rady and the death of his wife. Mr. Rady and his affiliates and an affiliate of Mr. Chamberlain will have the opportunity to guarantee up to approximately $51.3 million and $204,000, respectively, of our outstanding indebtedness. Among other things, this opportunity to guarantee debt is intended to allow the protected partners to defer the recognition of gain in connection with the formation transactions. The sole and exclusive rights and remedies of any protected partner under the tax protection agreement shall be a claim against our operating partnership for such protected partner’s tax liabilities as calculated in the tax protection agreement, and no protected partner shall be entitled to pursue a claim for specific performance or bring a claim against any person that acquires a protected party from our operating partnership in violation of the tax protection agreement.

Reimbursement of Pre-closing Transaction Costs

From time to time prior to this offering, American Assets, Inc., which is indirectly controlled by Mr. Rady, has advanced or incurred an aggregate of approximately $2.4 million in organizational, legal, accounting and other similar expenses in connection with this offering and the formation transactions. We will reimburse American Assets, Inc. for these advances pursuant to the terms of a reimbursement agreement entered into by us, our operating partnership and American Assets, Inc.

Repayment of Related Party Debt

In connection with the formation transactions, we will repay in cash from the proceeds of this offering approximately $4.1 million in notes payable to certain of the prior investors in Del Monte Center. Mr. Rady and his affiliates will receive approximately $3.1 million of this amount in their capacity as direct or indirect owners of the entities that own Del Monte Center. In addition, in connection with the formation transactions, we will repay in cash from the proceeds of this offering approximately $419,000 in notes payable to certain prior investors in Torrey Reserve Campus. Mr. Rady and his affiliates will receive approximately $30,000 of this amount in their capacity as direct or indirect owners of the entities that own Torrey Reserve Campus.

Lease Agreement

Insurance Company of the West, which was founded by Mr. Rady and is indirectly controlled by him, is a major tenant at Torrey Reserve Campus and Valencia Corporate Center. Mr. Rady currently serves as the chairman of the board of directors of Insurance Company of the West. Pursuant to a lease agreement with Insurance Company of the West, we will receive approximately $360,000 per month ($4,320,000 per year) in rent from Insurance Company of the West.

Assets Recently Acquired by Our Founders

In June 2010, the Rady Trust purchased a 99% indirect ownership interest in Landmark Venture JV, LLC, which indirectly owns an approximately 66.2% interest in The Landmark at One Market, for approximately $23.0 million. In connection with the formation transactions, we will acquire all of the indirect interests in Landmark Venture JV, LLC acquired by the Rady Trust in June 2010 for shares of common stock and/or common units with an aggregate value equal to $3.9 million. This property is subject to $23.0 million of debt that will be repaid with proceeds of this offering. In addition, in August 2010, a family trust established by Mr. Barton acquired an approximately 2.1% interest in Landmark Assets, Inc., which owns the remaining 1% interest in Landmark Venture JV, LLC, for $3,500. In connection with the formation transactions, we will acquire all of the interests in Landmark Assets, Inc. acquired by this Barton family trust in August 2010 for shares of common stock and/or common units with an aggregate value equal to approximately $5,000. The value of the consideration that we will pay for these interests was determined according to the applicable merger agreements and/or contribution agreements in the manner described above under “—Formation Transactions.” In addition to the foregoing, on November 10, 2010 an entity wholly owned by the Rady Trust purchased an approximately 80,000 rentable square foot building vacated by Mervyn’s, which is located at our Carmel Mountain Plaza property, for approximately $13.2 million. In connection with the formation transactions, we will acquire this property from the Rady Trust in exchange for the assumption of the outstanding debt on the property, which we will repay with a portion of the proceeds from this offering.

Outrigger Agreements

Under our hotel management agreement with Outrigger, we pay Outrigger a monthly management fee of 6.0% of the hotel’s gross operating profit as well as 3.0% of the hotel’s gross revenues to cover the monthly franchise royalty fee payable to the franchisor of the brand under which this hotel operates, provided that the aggregate management fee for any year shall not exceed 3.5% of the hotel’s gross revenues for such fiscal year. Pursuant to the terms of the hotel management agreement, if the agreement is terminated in certain instances, including upon a transfer by us of the hotel or upon a default by us under the hotel management agreement, we will be required to pay a cancellation fee calculated by multiplying (1) the management fees for the previous 12 months by (2) (A) eight, if the agreement is terminated in the first 11 years, or (B) four, three, two or one, if the agreement is terminated in the twelfth, thirteenth, fourteenth or fifteenth year, respectively, of the term of the agreement. We may not terminate the hotel management agreement without cause.

Under our retail management agreement with Outrigger, we pay Outrigger a monthly management fee of 3% of net revenues from the retail property. Pursuant to the terms of the retail management agreement, if the agreement is terminated in certain instances, including our election not to repair damage or destruction at the property, a condemnation or our failure to make required working capital infusions, we will be obligated to pay Outrigger a termination fee equal to the sum of the management fees paid for the two calendar months immediately preceding the termination date. The retail management agreement may not be terminated by us or by Outrigger without cause.

Pursuant to a letter agreement dated September 6, 2010, we have agreed, provided that this offering is consummated, to: (1) use our best efforts to obtain the release of Outrigger from its guarantee with respect to a $130.3 million mortgage loan related to Waikiki Beach Walk—Retail that will remain outstanding after this offering, provided that, if the lender of such loan does not agree to such a release, we will use our best efforts to cause the lender to agree to look to us or the operating partnership for primary recourse under such guarantee prior to looking to Outrigger for any recourse under such guarantee and we or the operating partnership, will indemnify, defend and hold harmless Outrigger for any losses, costs and expenses it incurs as a secondary guarantor of such loan, provided further that, if neither of the foregoing proposals are accepted by such lender, then we and the operating partnership, will indemnify, defend and hold harmless Outrigger for any losses, costs and expenses it incurs under such guarantee; (2) assume the indemnification obligation which American Assets, Inc. had with respect to Outrigger with regarding any adverse tax consequences arising from the formation of the Waikiki Beach Walk—Embassy Suites™ tenancy in common; and (3) along with the operating partnership, waive and relinquish all rights and benefits afforded to us or the operating partnership, other than pursuant to documents entered into pursuant to the formation transactions to which certain affiliates of Outrigger are a party, for claims against Outrigger and/or its affiliates, for actions or omissions by Outrigger and/or its affiliates taken prior to the completion of the formation transactions.

Employment Agreements

We intend to enter into employment agreements with each of our named executive officers, effective as of the date of this offering, which will provide for salary, bonus and other benefits, including accelerated equity vesting upon a change in control and severance upon a termination of employment under certain circumstances. The material terms of the agreements with our named executive officers are described under “Executive Compensation—Employment Agreements” and “Executive Compensation—Compensation Tables.”

Management Business Contribution Agreement

We will succeed to the property management business of American Assets, Inc. as a result of the contribution by American Assets, Inc., which is indirectly controlled by Mr. Rady, of the assets and liabilities associated with the property management business to its wholly owned subsidiary, American Assets Trust Management, LLC, and the subsequent contribution of its interest in that entity to our operating partnership in exchange for 1,149,746 common units. Upon the consummation of the formation transactions, substantially all employees of American Assets, Inc. will be terminated by American Assets, Inc. and hired by our operating partnership, American Assets Trust Management, LLC or another affiliate of our operating partnership. These employees will receive offers of employment on substantially the same terms and conditions of their employment as were in effect immediately prior to this transition and will be eligible to participate in any employee benefit plans maintained following the consummation of this offering by our operating partnership, American Assets Trust Management, LLC, or such affiliate. The new employer will provide service credit to each transferred employee for all service with American Assets, Inc. under its employee benefit plans and programs. The transferred employees will roll over their accrued paid time off, flexible spending account balances and deferred compensation plan balances, subject to the requirements of applicable law and any restrictions on transfer set forth in the Code. Except as described above, American Assets, Inc. will retain all liabilities related to the transferred employees to the extent those liabilities arose prior to the closing of the foregoing transactions.

Transition Services Agreement

Our operating partnership has entered into a transition services agreement with American Assets, Inc., which is indirectly controlled by Mr. Rady, pursuant to which it and American Assets, Inc. have each agreed to provide the other with such services as the other shall reasonably request. Any party receiving services under this agreement shall reimburse the party providing such services for the fully loaded cost of providing such services and for any other actual and reasonable out of pocket expenses incurred in connection with providing such services. Either party may terminate this agreement upon 30-days’ written notice.

Equity Incentive Award Plan

In connection with the formation transactions, we expect to adopt a cash and equity-based incentive award plan for our directors, officers, employees and consultants. We expect that an aggregate of 3,549,655 shares of our common stock and common units will be available for issuance under awards granted pursuant to our 2011 Equity Incentive Award Plan. See “Executive Compensation—Equity Incentive Award Plan.”

Indemnification of Officers and Directors

Effective upon completion of this offering, our charter and bylaws will provide for certain indemnification rights for our directors and officers and we will enter into an indemnification agreement with each of our executive officers and directors, providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us or, at our request, service to other entities, as officers or directors to the maximum extent permitted by Maryland law. See “Management—Limitation of Liability and Indemnification.”

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and, in general, may be amended or revised from time to time by our board of directors without a vote of our stockholders.

Investment Policies

Investments in Real Estate or Interests in Real Estate

We will conduct all of our investment activities through our operating partnership and its subsidiaries. Our investment objectives are to maximize the cash flow of our properties, acquire properties with cash flow growth potential, provide quarterly cash distributions and achieve long-term capital appreciation for our stockholders through increases in the value of our company. Consistent with our policy to acquire assets for both income and capital gain, our operating partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our investment objectives. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of our properties and our acquisition and other strategic objectives, see “Business and Properties.”

We expect to pursue our investment objectives primarily through the ownership by our operating partnership of our portfolio of properties and other acquired properties and assets. We currently intend to invest primarily in retail, office, mixed-use and multifamily properties. Future investment or development activities will not be limited to any geographic area, property type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment activities in a manner that is consistent with the maintenance of our status as a REIT for U.S. federal income tax purposes. In addition, we may purchase or lease income-producing office or other types of properties for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

We may also participate with third parties in property ownership, through joint ventures or other types of co-ownership. We also may acquire real estate or interests in real estate in exchange for the issuance of common stock, units, preferred stock or options to purchase stock. These types of investments may permit us to own interests in larger assets without unduly restricting our diversification and, therefore, provide us with flexibility in structuring our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these properties. Debt service on such financing or indebtedness will have a priority over any dividends with respect to our common stock. Investments are also subject to our policy not to fall within the definition of an “investment company” under the Investment Company Act of 1940, as amended, or the 1940 Act.

Investments in Real Estate Mortgages

While our portfolio consists of, and our business objectives emphasize, equity investments in retail, office, mixed-use and multifamily properties, we may, at the discretion of our board of directors and without a vote of our stockholders, invest in mortgages and other types of real estate interests in a manner that is consistent with our qualification as a REIT. We do not presently intend to invest in mortgages or deeds of trust, but may invest in participating or convertible mortgages if we conclude that we may benefit from the gross revenues or any appreciation in value of the property. If we choose to invest in mortgages, we would expect to invest in mortgages secured by retail, office, mixed-use or multifamily properties. However, there is no restriction on the proportion of our assets that may be invested in a type of mortgage or any single mortgage or type of mortgage loan. Investments in real estate mortgages run the risk that one or more borrowers may default under the mortgages and that the collateral securing those mortgages may not be sufficient to enable us to recoup our full investment.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the percentage of ownership limitations and the income and asset tests necessary for REIT qualification, we may in the future invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers where such investment would be consistent with our investment objectives. We may invest in the debt or equity securities of such entities, including for the purpose of exercising control over such entities. We have no current plans to invest in entities that are not engaged in real estate activities. While we may attempt to diversify our investments with respect to the retail, office, mixed-use and multifamily owned by such entities, in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one entity, property or geographic area. Our investment objectives are to maximize cash flow of our investments, acquire investments with growth potential and provide cash distributions and long-term capital appreciation to our stockholders through increases in the value of our company. We have not established a specific policy regarding the relative priority of these investment objectives. We will limit our investment in such securities so that we will not fall within the definition of an “investment company” under the 1940 Act.

Investments in Other Securities

Other than as described above, we do not intend to invest in any additional securities such as bonds, preferred stocks or common stock.

Dispositions

We do not currently intend to dispose of any of our properties, although we reserve the right to do so if, based upon management’s periodic review of our portfolio, our board of directors determines that such action would be in our best interests. The tax consequences to our directors and executive officers who hold units resulting from a proposed disposition of a property may influence their decision as to the desirability of such proposed disposition. See “Risk Factors—Risks Related to Our Organizational Structure—Conflicts of interest may exist or could arise in the future between the interests of our stockholders and the interests of holders of units in our operating partnership, which may impede business decisions that could benefit our stockholders.”

Financings and Leverage Policy

Upon completion of this offering, we will use significant amounts of cash to repay mortgage indebtedness on certain of the properties in our portfolio. Other uses of proceeds from this offering are described in greater detail under “Use of Proceeds” elsewhere in this prospectus. In the future, however, we anticipate using a number of different sources to finance our acquisitions and operations, including cash flows from operations, asset sales, seller financing, issuance of debt securities, private financings (such as additional bank credit facilities, which may or may not be secured by our assets), property-level mortgage debt, common or preferred equity issuances or any combination of these sources, to the extent available to us, or other sources that may become available from time to time. Any debt that we incur may be recourse or non-recourse and may be secured or unsecured. We also may take advantage of joint venture or other partnering opportunities as such opportunities arise in order to acquire properties that would otherwise be unavailable to us. We may use the proceeds of our borrowings to acquire assets, to refinance existing debt or for general corporate purposes.

Although we are not required to maintain any particular leverage ratio, we intend, when appropriate, to employ prudent amounts of leverage and to use debt as a means of providing additional funds for the acquisition of assets, to refinance existing debt or for general corporate purposes. We expect to use leverage conservatively, assessing the appropriateness of new equity or debt capital based on market conditions, including prudent assumptions regarding future cash flow, the creditworthiness of tenants and future rental rates. Our charter and bylaws do not limit the amount of debt that we may incur. Our board of directors has not adopted a policy limiting the total amount of debt that we may incur.

Our board of directors will consider a number of factors in evaluating the amount of debt that we may incur. If we adopt a debt policy, our board of directors may from time to time modify such policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors. Our decision to use leverage in the future to finance our assets will be at our discretion and will not be subject to the approval of our stockholders, and we are not restricted by our governing documents or otherwise in the amount of leverage that we may use.

Lending Policies

We have not made any loans to third parties, although we do not have a policy limiting our ability to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We also may make loans to joint ventures in which we participate. However, we do not intend to engage in significant lending activities. Any loan we make will be consistent with maintaining our status as a REIT.

Equity Capital Policies

To the extent that our board of directors determines to obtain additional capital, we may issue debt or equity securities, including additional units or senior securities of our operating partnership, retain earnings (subject to provisions in the Code requiring distributions of income to maintain REIT qualification) or pursue a combination of these methods. As long as our operating partnership is in existence, we will generally contribute the proceeds of all equity capital raised by us to our operating partnership in exchange for additional interests in our operating partnership, which will dilute the ownership interests of the limited partners in our operating partnership.

Existing stockholders will have no preemptive rights to common or preferred stock or units issued in any securities offering by us, and any such offering might cause a dilution of a stockholder’s investment in us. Although we have no current plans to do so, we may in the future issue shares of common stock or units in connection with acquisitions of property.

We may, under certain circumstances, purchase shares of our common stock or other securities in the open market or in private transactions with our stockholders, provided that those purchases are approved by our board of directors. Our board of directors has no present intention of causing us to repurchase any shares of our common stock or other securities, and any such action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualification as a REIT.

Conflict of Interest Policies

Overview. Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our company under applicable Maryland law in connection with their management of our company. At the same time, we, as the general partner of our operating partnership, have fiduciary duties and obligations to our operating partnership and its other partners under Maryland law and the partnership agreement in connection with the management of our operating partnership. Our fiduciary duties and obligations, as the general partner of our operating partnership, may come into conflict with the duties of our directors and officers to our company.

Under Maryland law, a general partner of a Maryland limited partnership has fiduciary duties of loyalty and care to the partnership and its partners and must discharge its duties and exercise its rights as general partner under the partnership agreement or Maryland law consistently with the obligation of good faith and fair dealing. The duty of loyalty requires a general partner of a Maryland general partnership to account to the partnership and hold as trustee for it any property, profit, or benefit derived by the general partner in the conduct of the partnership business or derived from a use by the general partner of partnership property, including the appropriation of a partnership opportunity, to refrain from dealing with the partnership in the conduct of the partnership’s business as or on behalf of a party having an interest adverse to the partnership and to refrain from competing with the partnership in the conduct of the partnership business, although the partnership agreement may identify specific types or categories of activities that do not violate the duty of loyalty. The partnership agreement provides that, in the event of a conflict between the interests of our operating partnership or any partner, on the one hand, and the separate interests of our company or our stockholders, on the other hand, we, in our capacity as the general partner of our operating partnership, are under no obligation not to give priority to the separate interests of our company or our stockholders, and that any action or failure to act on our part or on the part of our directors that gives priority to the separate interests of our company or our stockholders that does not result in a violation of the contract rights of the limited partners of the operating partnership under its partnership agreement does not violate the duty of loyalty that we, in our capacity as the general partner of our operating partnership, owe to the operating partnership and its partners. The duty of care requires a general partner to refrain from engaging in grossly negligent or reckless conduct, intentional misconduct or a knowing violation of law, and this duty may not be unreasonably reduced by the partnership agreement.

The partnership agreement provides that we are not be liable to our operating partnership or any partner for monetary damages for losses sustained, liabilities incurred or benefits not derived by our operating partnership or any limited partner, except for liability for our intentional harm or gross negligence. The partnership agreement also provides that any obligation or liability in our capacity as the general partner of our operating partnership that may arise at any time under the partnership agreement or any other instrument, transaction or undertaking contemplated by the partnership agreement will be satisfied, if at all, out of our assets or the assets of our operating partnership only, and no obligation or liability of the general partner will be personally binding upon any of our directors, stockholders, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise, and none of our directors or officers will be liable or accountable in damages or otherwise to the partnership, any partner or any assignee of a partner for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission. Our operating partnership must indemnify us, our directors and officers, officers of our operating partnership and any other person designated by us against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, unless (1) an act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (2) for any transaction for which such person actually received an improper personal benefit in violation or breach of any provision of the partnership agreement, or (3) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful.

Our operating partnership must also pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification. Our operating partnership will not indemnify or advance funds to any person with respect to any action initiated by the person seeking indemnification without our approval (except for any proceeding brought to enforce such person’s right to indemnification under the partnership agreement) or if the person is found to be liable to our operating partnership on any portion of any claim in the action.

No reported decision of a Maryland appellate court has interpreted provisions similar to the provisions of the partnership agreement of our operating partnership that modify or reduce the fiduciary duties and obligations of a general partner or reduce or eliminate our liability for money damages to the operating partnership and its partners, and we have not obtained an opinion of counsel as to the enforceability of the provisions set forth in the partnership agreement that purport to modify or reduce our fiduciary duties that would be in effect were it not for the partnership agreement.

Sale or Refinancing of Properties. Upon the sale of certain of the properties to be owned by us at the completion of the formation transactions, certain unitholders could incur adverse tax consequences which are different from the tax consequences to us and to holders of our common stock. Consequently, unitholders may have differing objectives regarding the appropriate pricing and timing of any such sale or repayment of indebtedness.

While we will have the exclusive authority under the partnership agreement to determine whether, when, and on what terms to sell a property or when to refinance or repay indebtedness, any such decision would require the approval of our board of directors. In addition, our operating partnership has agreed to indemnify certain limited partners for their tax liabilities (plus an additional amount equal to the taxes incurred as a result of such indemnity payment) attributable to their share of the built-in gain, as of the closing of the formation transactions, with respect to their interest in the tax protected properties, if the operating partnership, without the consent of Mr. Rady, disposes of any interest with respect to such properties in a taxable transaction during the shorter of the seven-year period after the closing of the formation transactions and the date on which 50% or more of the common units originally received by any such protected partner in the formation transactions have been sold, exchanged or otherwise disposed of by the protected partner, subject to certain exceptions and limitations.

Policies Applicable to All Directors and Officers. Our charter and bylaws do not restrict any of our directors, officers, stockholders or affiliates from having a pecuniary interest in an investment or transaction that we have an interest in or from conducting, for their own account, business activities of the type we conduct. We intend, however, to adopt policies that are designed to eliminate or minimize potential conflicts of interest, including a policy for the review, approval or ratification of any related party transactions. This policy will provide that the audit committee of our board of directors will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party before approving such transaction. We will also adopt a code of business conduct and ethics, which will provide that all of our directors, officers and employees are prohibited from taking for themselves opportunities that are discovered through the use of corporate property, information or position without our consent. See “Management—Code of Business Conduct and Ethics.” However, we cannot assure you that these policies or provisions of law will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Interested Director and Officer Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, provided that:

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the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board, and our board or such committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

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the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or

•	the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

Furthermore, under Maryland law (where our operating partnership is formed), we, as general partner, have a fiduciary duty of loyalty to our operating partnership and its partners and, consequently, such transactions also are subject to the duties that we, as general partner, owe to the operating partnership and its limited partners (as such duty has been modified by the partnership agreement). We will also adopt a policy that requires that all contracts and transactions between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of our disinterested directors even if less than a quorum. Where appropriate, in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although our board of directors will have no obligation to do so.

Policies With Respect To Other Activities

We will have authority to offer common stock, preferred stock or options to purchase stock in exchange for property and to repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. As described in “Description of the Partnership Agreement of American Assets Trust, L.P.,” we expect, but are not obligated, to issue common stock to holders of common units upon exercise of their redemption rights. Except in connection with the initial capitalization of our company and our operating partnership, the formation transactions or employment agreements, we have not issued common stock, units or any other securities in exchange for property or any other purpose, and our board of directors has no present intention of causing us to repurchase any common stock. Our board of directors has the authority, without further stockholder approval, to amend our charter to increase or decrease the number of authorized shares of common stock or preferred stock and authorize us to issue additional shares of common stock or preferred stock, in one or more series, including senior securities, in any manner, and on the terms and for the consideration, it deems appropriate. See “Description of Securities.” We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than our operating partnership and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code, or the Treasury regulations, our board of directors determines that it is no longer in our best interest to qualify as a REIT. In addition, we intend to make investments in such a way that we will not be treated as an investment company under the 1940 Act.

Reporting Policies

We intend to make available to our stockholders our annual reports, including our audited financial statements. After this offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

STRUCTURE AND FORMATION OF OUR COMPANY

Our Operating Entities

Our Operating Partnership

Following the completion of this offering and the formation transactions, substantially all of our assets will be held by, and our operations will be conducted through, our operating partnership. We will contribute the net proceeds from this offering to our operating partnership in exchange for common units therein. Our interest in our operating partnership will generally entitle us to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to our percentage ownership. As the sole general partner of our operating partnership, we will generally have the exclusive power under the partnership agreement to manage and conduct its business and affairs, subject to certain limited approval and voting rights of the limited partners, which are described more fully below in “Description of the Partnership Agreement of American Assets Trust, L.P.” Our board of directors will manage our business and affairs.

Beginning on or after the date which is 14 months after the completion of this offering, each limited partner of our operating partnership will have the right to require our operating partnership to redeem part or all of its common units for cash, based upon the value of an equivalent number of shares of our common stock at the time of the redemption, or, at our election, shares of our common stock on a one-for-one basis, subject to certain adjustments and the restrictions on ownership and transfer of our stock set forth in our charter and described under the section entitled “Description of Securities—Restrictions on Ownership and Transfer.” With each redemption of common units, our percentage ownership interest in our operating partnership and our share of our operating partnership’s cash distributions and profits and losses will increase. See “Description of the Partnership Agreement of American Assets Trust, L.P.”

Our Services Company

As part of our formation transactions, we formed American Assets Services, Inc., or our services company, a Delaware corporation that is wholly owned by our operating partnership. We will elect with our services company to treat it as a taxable REIT subsidiary for federal income tax purposes. A taxable REIT subsidiary generally may provide non-customary and other services to our tenants and engage in activities that we may not engage in directly without adversely affecting our qualification as a REIT, provided a taxable REIT subsidiary may not operate or manage a lodging facility or provide rights to any brand name under which any lodging facility is operated. See “Federal Income Tax Considerations—Taxation of Our Company—Ownership of Interests in Taxable REIT Subsidiaries.” We may form additional taxable REIT subsidiaries in the future, and our operating partnership may contribute some or all of its interests in certain wholly owned subsidiaries or their assets to our services company. Any income earned by our taxable REIT subsidiaries will not be included in our taxable income for purposes of the 75% or 95% gross income tests, except to the extent such income is distributed to us as a dividend, in which case such dividend income will qualify under the 95%, but not the 75%, gross income test. See “Federal Income Tax Considerations—Taxation of Our Company—Income Tests.” Because a taxable REIT subsidiary is subject to federal income tax, and state and local income tax (where applicable) as a corporation, the income earned by our taxable REIT subsidiaries generally will be subject to an additional level of tax as compared to the income earned by our other subsidiaries.

Formation Transactions

Each property that will be owned by us through our operating partnership upon the completion of this offering and the formation transactions is currently owned directly or indirectly by partnerships, limited liability companies or corporations in which Ernest S. Rady and his affiliates, including the Ernest Rady Trust U/D/T March 10, 1983, or the Rady Trust, certain of our other directors and executive officers and their affiliates and/or other third parties own a direct or indirect interest. We refer to these partnerships, limited liability companies and corporations collectively as the “ownership entities.” The current owners of the ownership entities, whom we refer to as the “prior investors,” have (1) entered into contribution agreements with us or our operating partnership, pursuant to which they will contribute their interests in the ownership entities to us or our operating partnership or its subsidiaries, or (2) caused the ownership entities to enter into merger agreements pursuant to which the ownership entities will merge with and into us, our operating partnership or certain of our or our operating partnership’s subsidiaries (or, in the case of reverse mergers, certain subsidiaries of our operating partnership will merge with and into such entities), in each case substantially concurrently with the completion of this offering. To the extent that we are party directly to certain mergers in the formation transactions, we will contribute the assets received in such merger transactions to our operating partnership in exchange for common units. In addition, in connection with such transactions, American Assets, Inc. will contribute its property management business, which we refer to as the “property management business,” to our operating partnership in exchange for common units pursuant to a contribution agreement. The prior investors will receive cash, shares of our common stock and/or common units in exchange for their interests in the ownership entities. See “Certain Relationships and Related Transactions.” The value of the consideration to be paid to each of the prior investors in the formation transactions, in each case, was based upon the terms of the applicable merger or contribution agreement among us and/or our operating partnership, on the one hand, and the prior investor or investors, on the other hand, and was determined based on a relative equity valuation analysis of all of the properties included in our portfolio and the property management business. We have not obtained independent third-party appraisals of the properties in our portfolio. See “—Our Structure—Determination of Consideration Payable for Our Properties.” These formation transactions are designed to:

•	consolidate the ownership of our portfolio under our company and our operating partnership;

•	cause us to succeed to the property management business of American Assets, Inc.;

•	facilitate this offering;

•	enable us to raise necessary capital to repay existing indebtedness related to certain properties in our portfolio;

•	enable us to qualify as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 2011;

•	defer the recognition of taxable gain by certain prior investors; and

•	enable prior investors to obtain liquidity for their investments.

Each of the prior investors has a substantive, pre-existing relationship with us and consented, prior to the filing of the registration statement of which this prospectus is a part with the SEC, to the contribution or merger of the ownership entity or entities in which he or she holds an investment and made an election to receive shares of our common stock and/or common units in the formation transactions. All prior investors receiving shares of our common stock and/or common units are “accredited investors” as defined under Regulation D of the Securities Act. The issuance of such shares and units will be effected in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D of the Securities Act.

Pursuant to the formation transactions, the following have occurred or will occur substantially concurrently with the completion of this offering.

•	We were formed as a Maryland corporation on July 16, 2010.

•	American Assets Trust, L.P., our operating partnership, was formed as a Maryland limited partnership on July 16, 2010.

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We will sell 27,500,000 shares of our common stock in this offering and an additional 4,125,000 shares if the underwriters exercise their overallotment option in full, and we will contribute the net proceeds from this offering to our operating partnership in exchange for 27,500,000 common units (or 31,625,000 common units if the underwriters exercise their overallotment option in full).

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We will succeed to the property management business as a result of the contribution by American Assets, Inc., which is indirectly controlled by Mr. Rady, of the assets and liabilities associated with the property management business to its wholly owned subsidiary, American Assets Trust Management, LLC, and the subsequent contribution of its interest in that entity to our operating partnership in exchange for 1,149,746 common units.

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We and our operating partnership will consolidate the ownership of our portfolio of properties by acquiring the entities that directly or indirectly own such properties or by acquiring interests in such entities through a series of forward and reverse merger transactions and contributions pursuant to merger agreements and contribution agreements each dated September 13, 2010, with such entities or the owners thereof. The value of the consideration to be paid to each of the owners of such entities in the formation transactions was determined according to a formula set forth in such merger agreements and contribution agreements.

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Prior investors in the merged and contributed entities will receive as consideration for such mergers and contributions 7,030,084 shares of our common stock (of which, 5,447,506 shares will be received by Messrs. Rady, Chamberlain and Barton and their respective affiliates and 1,582,578 shares will be received by our other prior investors), 18,145,039 common units (of which, 15,258,307 common units will be received by Messrs. Rady, Chamberlain and Barton and their respective affiliates and 2,886,732 common units will be received by our other prior investors), or in the case of non-accredited investors in such entities, $6.1 million in cash (all of which will be received by prior investors other than Messrs. Rady, Chamberlain and Barton and their respective affiliates) in accordance with the terms of the relevant merger and/or contribution agreements. The aggregate value of common stock and common units to be paid to prior investors in such entities is $516.1 million. Investors who are not “accredited investors,” as defined under Regulation D of the Securities Act, will receive cash consideration rather than shares of our common stock or common units to ensure that the issuance of common stock and/or common units to accredited investors in the formation transactions can be effected in reliance upon an exemption from registration provided by Section 4(2) and Regulation D of the Securities Act.

•

The Ernest Rady Trust U/D/T March 10, 1983, or the Rady Trust, has entered into a representation, warranty and indemnity agreement, pursuant to which it has made certain representations and warranties to us regarding the entities and assets being acquired in the formation transactions and agreed to indemnify us and our operating partnership for breaches of such representations and warranties for one year after the completion of this offering and the formation transactions. For purposes of satisfying any indemnification claims, the Rady Trust will deposit into escrow shares of our common stock and/or common units with an aggregate value equal to ten percent of the consideration payable to the Rady Trust and its affiliates in the formation transactions. The Rady Trust has no obligation to increase the amount of common stock and/or common units in the escrow in the event the trading price of our common stock declines below the initial public offering price. Any and all amounts remaining in the escrow one year from the closing of the formation transactions will be distributed to the Rady Trust to the extent that indemnity claims have not been made against such amounts. This indemnification is subject to a one-time aggregate deductible equal to one percent of the consideration payable to the Rady Trust and its affiliates in the formation transactions and a cap equal to the value of the consideration deposited in the escrow.

Other than the Rady Trust, none of the prior investors or the entities that we are acquiring in the formation transactions will provide us with any indemnification.

•	The current management team of American Assets, Inc. will become our senior management team, and the current real estate professionals employed by American Assets, Inc. will become our employees.

•

Our operating partnership intends to use a portion of the net proceeds of this offering to repay approximately $341.8 million of outstanding indebtedness, including applicable prepayment costs, exit fees and defeasance costs of $24.1 million. As a result of the foregoing use of proceeds, we expect to have approximately $879.0 million of total debt outstanding upon completion of this offering and the formation transactions. We determined the loans to be repaid based upon our determination of which would be economically prudent to repay, taking account the maturity dates, interest rates and prepayment costs, exit fees and defeasance costs associated with the various outstanding loans.

•

In conjunction with this offering, we anticipate entering into an agreement for a $250.0 million revolving credit facility, all of which we expect will be available to us upon consummation of this offering. We expect to use this facility to fund future capital expenditures related to lease-up, acquisitions and for general corporate purposes.

•

In connection with the foregoing transactions, we expect to adopt a cash and equity-based incentive award plan and other incentive plans for our directors, officers, employees and consultants. We expect that an aggregate of 3,549,655 shares of our common stock will be available for issuance under awards granted pursuant to the 2011 Plan. See “Executive Compensation—Equity Incentive Award Plan.”

Consequences of this Offering and the Formation Transactions

The completion of this offering and the formation transactions will have the following consequences.

•

Through our interest in our operating partnership and its wholly owned subsidiaries, we will indirectly own a 100% fee simple interest in all of the properties in our portfolio and will operate all of the properties in our portfolio other than Waikiki Beach Walk, which will be operated by Outrigger.

•	We will indirectly own our services company through our operating partnership, which will own 100% of its common stock.

•

Purchasers of shares of our common stock in this offering will own 78.5% of our outstanding common stock, or 51.7% on a fully diluted basis (80.8% of our outstanding common stock, or 55.2% on a fully diluted basis, if the underwriters’ overallotment option is exercised in full).

•

The prior investors in the entities that own the properties in our portfolio, including Mr. Rady and his affiliates and our executive officers, will own 21.2% of our outstanding common stock, or 48.1% on a fully diluted basis (19.0% of our outstanding common stock, or 44.6% on a fully diluted basis, if the underwriters’ overallotment option is exercised in full).

•

We will be the sole general partner of our operating partnership. We will own 65.9% of the outstanding common units of partnership interest in our operating partnership, and the prior investors in the entities that own the properties in our portfolio, including Mr. Rady and his affiliates and our executive officers, will own 34.1% of the outstanding common units. If the underwriters’ overallotment option is exercised in full, we will own 68.3% of the outstanding common units and the prior investors in the entities that own the properties in our portfolio, including Mr. Rady and his affiliates and our executive officers, will own 31.7%.

•	We expect to have total consolidated indebtedness of approximately $879.0 million.

•

To the extent that an ownership entity has an excess of net working capital over target net working capital (as set forth below), the amount of such excess shall be due to the prior owners of such ownership entity following the completion of the offering, including Mr. Rady and his affiliates and certain of our other directors and executive officers and their affiliates who are prior investors. We will determine excess net working capital for each ownership entity as of a date within 45 days prior to the date of the preliminary prospectus used in connection with this offering and, following the completion of this offering, we will determine excess net working capital for each ownership entity as of the completion of the offering. Our operating partnership will pay, from unrestricted cash, to the prior investors of each such ownership entity the larger of these two amounts on behalf of each such ownership entity after the completion of this offering. For purposes of these calculations the target net working capital of each ownership entity will be zero, other than with respect to certain ownership entities holding interests in Waikiki Beach Walk – Retail and the Waikiki Beach Walk – Embassy Suites™. With respect to Waikiki Beach Walk – Retail, ABW Lewers LLC will have a target net working capital of $5,000,000, and with respect to the Waikiki Beach Walk – Embassy Suites™, each of EBW Hotel, LLC, Broadway 225 Sorrento Holdings, LLC, Broadway 225 Stonecrest Holdings, LLC and Waikele Venture Holdings, LLC will have a target net working capital of $2,050,000, $766,500, $470,000 and $1,713,500, respectively. Therefore, any such amounts will not be included in the assets that we acquire in the formation transactions. We estimate that, based on net working capital balances as of November 30, 2010, the aggregate amount of such excess of net working capital will be approximately $34.8 million. Ultimate payments of excess net working capital may be higher due to earnings between November 30, 2010 and the completion of this offering.

Benefits of the Formation Transactions to Related Parties

In connection with this offering and the formation transactions, Mr. Rady, our Executive Chairman, and certain of our other directors and executive officers will receive material benefits described in “Certain Relationships and Related Transactions,” including the following.

•

Mr. Rady, our Executive Chairman, and his affiliates, including the Rady Trust, will receive 5,396,077 shares of our common stock and 15,244,795 common units in connection with the formation transactions, with an aggregate value of approximately $423.1 million. As a result, Mr. Rady and his affiliates will own approximately 38.8% of our company on a fully diluted basis, or 36.0% if the underwriters’ overallotment option is exercised in full. In addition, Mr. Rady and his affiliates will receive an aggregate of approximately $30.9 million in cash, as discussed in the bullets below. Prior investors who will receive consideration in the formation transactions, but who are not affiliates of Mr. Rady, include eight nieces and nephews of Mr. Rady, three entities controlled by nieces and nephews of Mr Rady, two relatives of Mr. Rady by marriage, and a trust for the benefit of Mr. Rady’s children of which a sister of Mr. Rady’s is the trustee.

•

In connection with the formation transactions, we will repay in cash from the proceeds of this offering (1) approximately $4.1 million in notes payable to certain of the prior investors in Del Monte Center and (2) approximately $419,000 in notes payable to certain prior investors in Torrey Reserve Campus. In their capacity as direct or indirect owners of the entities that own Del Monte Center and the Torrey Reserve Campus, Mr. Rady and his affiliates will receive approximately $3.1 million and $30,000, respectively, of these amounts.

•	In connection with the formation transactions, Mr. Rady and his affiliates will receive an estimated $27.8 million of cash as a result of the payment of the excess net working capital over target net working capital in each ownership entity in which Mr. Rady and his affiliates are prior investors, as described above (with such amounts based on net working capital balances as of November 30, 2010). Ultimate payments of excess net working capital may be higher due to earnings between November 30, 2010 and the completion of this offering.

•

Mr. Chamberlain, our Chief Executive Officer, President and a director nominee, and his affiliates will receive 50,948 shares of our common stock and 13,512 common units in connection with the formation transactions, with an aggregate value of approximately $1.3 million.

•

In connection with the formation transactions, Mr. Chamberlain and his affiliates will receive an estimated $100,000 of cash as the result of the payment of the excess net working capital over target net working capital in each ownership entity in which Mr. Chamberlain and his affiliates are prior investors, as described above (with such amounts based on net working capital balances as of November 30, 2010). Ultimate payments of excess net working capital may be higher due to earnings between November 30, 2010 and the completion of this offering.

•	Mr. Barton, our Chief Financial Officer, and his affiliate will receive 481 shares of our common stock in connection with the formation transactions, with a value of approximately $10,000.

•

In connection with the formation transactions, Mr. Barton and his affiliate will receive an estimated $1,000 of cash as the result of the payment of the excess net working capital over target net working capital in each ownership entity in which Mr. Barton and his affiliate are prior investors, as described above (with such amounts based on net working capital balances as of November 30, 2010). Ultimate payments of excess net working capital may be higher due to earnings between November 30, 2010 and the completion of this offering.

•

The Rady Trust and certain other affiliates of Mr. Rady are guarantors of approximately $63.9 million of indebtedness, in the aggregate, with respect to Waikele Center, Waikiki Beach Walk—Embassy Suites™, 160 King Street, The Landmark at One Market, Valencia Corporate Center and Carmel Mountain Plaza (relating to a building acquired on November 10, 2010). All of the indebtedness underlying the foregoing guaranteed amounts will be repaid with proceeds from this offering and, as a result, the Rady Trust and these other affiliates of Mr. Rady will be released from these guarantee obligations. In addition, the Rady Trust and certain other affiliates of Mr. Rady are guarantors of approximately $879.0 million of indebtedness, in the aggregate, that will be assumed by us upon completion of this offering. The guarantees with respect to substantially all of this indebtedness are limited to losses incurred by the applicable lender arising from a borrower’s fraud, intentional misrepresentation or other “bad acts,” a borrower’s bankruptcy, a prohibited transfer under the loan documents or losses arising from a borrower’s breach of certain environmental covenants. In connection with this assumption, we will seek to have the Rady Trust and such other affiliates of Mr. Rady released from such guarantees and to have our operating partnership assume any such guarantee obligations as replacement guarantor. To the extent lenders do not consent to the release of the Rady Trust and or such other affiliates of Mr. Rady, and the Rady Trust and such other affiliates remain guarantors on assumed indebtedness following the IPO, our operating partnership will enter into a reimbursement agreement with the Rady Trust and such affiliates, pursuant to which our operating partnership will be obligated to reimburse the Rady Trust and such other affiliates of Mr. Rady for any amounts paid by them under guarantees with respect to the assumed indebtedness.

•

We will enter into a tax protection agreement with certain limited partners of our operating partnership, including Mr. Rady and his affiliates and an affiliate of Mr. Chamberlain, pursuant to which we agree to indemnify such limited partners against adverse tax consequences in connection with: (1) our sale of Carmel Country Plaza, Carmel Mountain Plaza, Del Monte Center, Loma

Palisades, Lomas Santa Fe Plaza, Waikele Center or the ICW Plaza portion of Torrey Reserve in a taxable transaction until the seventh anniversary of the closing of the formation transactions; and (2) our failure to provide certain limited partners the opportunity to guarantee certain debt of our operating partnership during such period, or following such period, our failure to use commercially reasonable efforts to provide such opportunities; provided that, subject to certain exceptions and limitations, such indemnification rights will terminate for any such protected partner that sells, exchanges or otherwise disposes of more than 50% of his or her common units. Notwithstanding the foregoing, the operating partnership’s indemnification obligations under the tax protection agreement will terminate upon the later of the death of Mr. Rady and the death of his wife. Mr. Rady and his affiliates and an affiliate of Mr. Chamberlain will have the opportunity to guarantee up to $51.3 million, and $204,000, respectively, of our outstanding indebtedness, pursuant to the tax protection agreement.

•

In connection with the completion of this offering, we will enter into a registration rights agreement with the various persons receiving shares of our common stock and/or common units in the formation transactions, including Mr. Rady his affiliates, immediate family members and related trusts and certain of our other directors and executive officers and their affiliates. Under the registration rights agreement, subject to certain limitations, commencing not later than 14 months after the date of this offering, we will file one or more registration statements covering the resale of the shares of our common stock issued in the formation transactions and the resale of the shares of our common stock issued or issuable, at our option, in exchange for common units issued in the formation transactions. We may, at our option, satisfy our obligation to prepare and file a resale registration statement by filing a registration statement registering the issuance by us of shares of our common stock registered under the Securities Act in lieu of our operating partnership’s obligation to pay cash for such units. Commencing one year after the date of this offering (but prior to the date upon which the registration statement described above is effective) or 16 months after the date of this offering if the shelf registration statement described above is not then effective, Mr. Rady and his affiliates, immediate family members and related trusts will have demand rights to require us to undertake an underwritten offering under a resale registration statement (so long as a majority-in-interest of such group makes such a demand). In addition, if we file a registration statement with respect to an underwritten offering for our own account, any of Mr. Rady and his affiliates, immediate family members and related trusts will have the right, subject to certain limitations, to register such number of shares of our common stock issued to him or her pursuant to the formation transactions as each such person requests. Commencing upon our filing of a resale registration statement not later than 14 months after the date of this offering, under certain circumstances, we will also be required to undertake an underwritten offering upon the written request of holders of at least 10% in the aggregate of the securities originally issued in the formation transactions, provided the securities to be registered in such offering shall (1) have a market value of at least $25 million or (2) shall represent all of the remaining securities acquired in the formation transactions by Mr. Rady and his affiliates, immediate family members and related trusts and such securities shall have a market value of at least $10 million, and provided further that we are not obligated to effect more than three such underwritten offerings. We will agree to pay all of the expenses relating to the securities registrations described above. See “Shares Eligible for Future Sale—Registration Rights.”

•

We intend to enter into employment agreements with our named executive officers, effective as of the date of this offering, which will provide for salary, bonus and other benefits, including accelerated equity vesting upon a change in control and severance upon a termination of employment under certain circumstances. The material terms of the agreements with our named executive officers are described under “Executive Compensation—Employment Agreements” and “Executive Compensation—Compensation Tables.”

•

We intend to enter into indemnification agreements with directors and executive officers at the closing of this offering, providing for procedures for indemnification by us to the fullest extent permitted by law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us or, at our request, service to other entities, as officers or directors.

•

We intend to adopt our 2011 Equity Incentive Award Plan, under which we may grant cash or equity incentive awards to our directors, officers, employees and consultants. See “Executive Compensation—Equity Incentive Award Plan.”

Cost of Recent Acquisitions

In June 2010, the Rady Trust purchased a 99% indirect ownership interest in Landmark Venture JV, LLC, which indirectly owns an approximately 66.2% interest in The Landmark at One Market, for approximately $23.0 million. In connection with the formation transactions, we will acquire all of the indirect interests in Landmark Venture JV, LLC acquired by the Rady Trust in June 2010 for shares of common stock and/or common units with an aggregate value equal to $3.9 million. This property is subject to $23.0 million of debt that will be repaid with proceeds of this offering. In addition, in August 2010, a family trust established by Mr. Barton acquired an approximately 2.1% interest in Landmark Assets, Inc., which owns the remaining 1% interest in Landmark Venture JV, LLC, for $3,500. In connection with the formation transactions, we will acquire all of the interests in Landmark Assets, Inc. acquired by this Barton family trust in August 2010 for shares of common stock and/or common units with an aggregate value equal to approximately $5,000. The value of the consideration that we will pay for these interests was determined according to the applicable merger agreements and/or contribution agreements in the manner described above under “—Formation Transactions.” In addition to the foregoing, on November 10, 2010 an entity wholly owned by the Rady Trust purchased an approximately 80,000 rentable square foot building vacated by Mervyn’s, which is located at Carmel Mountain Plaza, for approximately $13.2 million. In connection with the formation transactions, we will acquire this property from the Rady Trust in exchange for the assumption of the outstanding debt on the property, which we will repay with a portion of the proceeds from this offering.

Our Structure

The following diagram depicts our expected ownership structure upon completion of this offering and the formation transactions. Our operating partnership will own the various properties in our portfolio directly or indirectly, and in some cases through special purpose entities that were created in connection with various financings.

(1)	On a fully diluted basis, our public stockholders will own 51.7% of our outstanding common stock, Mr. Rady and his affiliates, our other executive officers and directors and their affiliates will own 39.9% of our outstanding common stock and the other prior investors in the entities that own the properties in our portfolio as a group will own 8.4% of our outstanding common stock. If the underwriters exercise their overallotment option in full, on a fully diluted basis, our public stockholders will own 55.2% of our outstanding common stock, Mr. Rady and his affiliates, our other executive officers and directors and their affiliates will own 37.0% of our outstanding common stock and the other prior investors in the entities that own properties in our portfolio as a group will own 7.8% of our outstanding common stock.
(2)	If the underwriters exercise their overallotment option in full, our public stockholders, Mr. Rady and his affiliates, our other executive officers and directors and their affiliates and the other prior investors in the entities that own the properties in our portfolio will own 80.8%, 15.2% and 4.0%, respectively, of our outstanding common stock, and Mr. Rady and his affiliates, our other executive officers and directors and their affiliates and other prior investors in the entities that own the properties in our portfolio will own 26.6% and 5.0%, respectively, of the outstanding common units.
(3)	Mr. Rady’s affiliates are: Ernest Rady Trust U/D/T March 10, 1983; Donald R. Rady Trust; Harry M. Rady Trust; Margo S. Rady Trust; DHM Trust dated as of 29th of May 1959; Western Insurance Holdings, Inc.; and American Assets, Inc. Mr. Chamberlain’s affiliates are Trust A of the W.E. & B.M. Chamberlain Trust, Trust C of the W.E. & B.M. Chamberlain Trust and The John W. and Rebecca S. Chamberlain Trust. Mr. Barton’s affiliate is the Robert and Katherine Barton Living Trust. See “Principal Stockholders.”

Determination of Consideration Payable for Our Properties

We will acquire the direct or indirect ownership of each of the properties in our portfolio in connection with the formation transactions. The value of the consideration to be paid to each of the prior investors in the formation transactions, in each case, was based upon the terms of the applicable merger or contribution agreement among us and/or our operating partnership, on the one hand, and the prior investor or prior investors, on the other hand. In all cases, the aggregate value of consideration to be paid to each investor was determined by applying his or her allocated share of ownership in each applicable property to the equity value of such property. The equity value of each property was determined by applying the results of a relative equity valuation analysis of the properties and the property management business, which valuation analysis was conducted by an independent third-party valuation specialist, to the total value of our portfolio and the property management business, as determined upon pricing of this offering. These relative values were based on a discounted cash flow analysis (based on information provided by us) and on the face amount of the outstanding secured and mortgage debt on each property on June 30, 2010. This relative equity valuation was not an appraisal or other determination of the value of the properties to be included in our initial portfolio, but rather was a component considered by the participants in the formation transactions and utilized by them in constructing a formula for determination of their relative equity interests. The actual value of the consideration to be paid by us to each of the prior investors, in the form of common stock, common units or cash (in the case of non-accredited investors), was determined based on the initial public offering price of our common stock, which was determined as described below under the heading “—Determination of Offering Price.”

This calculation of the value of the consideration to be paid to each of the prior investors in the formation transactions, as described above, is further subject to adjustment to account for the existence of certain unsecured indebtedness related to the applicable properties and for changes in indebtedness related to the applicable properties. As part of the formation transactions, intercompany indebtedness obligations between or among ownership entities and the prior investors will be settled as an adjustment to the formation transaction consideration otherwise recievable by or payable to prior investors who were debtors or lenders or who held interests in ownership entities that were debtors or lenders, with respect to such debt obligations. The number of units or shares to be issued to each prior investor will be equal to (1) the value of the consideration to be received by him or her, divided by (2) the initial public offering price of our common stock.

We have not obtained independent third-party appraisals of the properties in our portfolio. Accordingly, there can be no assurance that the fair market value of the cash and equity securities that we pay or issue to the prior investors will not exceed the fair market value of the properties and other assets acquired by us in the formation transactions. See “Risk Factors—Risks Related to Our Properties and Our Business—The value of the common units and shares of our common stock to be issued as consideration for the properties and assets to be acquired by us in the formation transactions may exceed their aggregate fair market value and exceed their aggregate historical combined, net tangible book value of approximately $138.2 million as of September 30, 2010.”

Determination of Offering Price

Prior to this offering, there has been no public market for our common stock. The initial public offering price was negotiated between the representatives of the underwriters and us. In determining the initial public offering price of our common stock, the representatives of the underwriters considered, among other things, the history and prospects for the industry in which we compete, our results of operations, the ability of our management, our business potential and earnings prospects, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the prevailing securities markets at the time of this offering, the recent market prices of, and the demand for, publicly traded shares of companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to the book value of the properties and assets to be acquired in the formation transactions, our financial condition or any other established criteria of value and may not be indicative of the market price for our common stock after this offering.

DESCRIPTION OF THE

PARTNERSHIP AGREEMENT OF AMERICAN ASSETS TRUST, L.P.

Although the following summary describes the material terms and provisions of the Amended and Restated Agreement of Limited Partnership of American Assets Trust, L.P., which we refer to as the “partnership agreement,” it is not a complete description of the Maryland Revised Uniform Limited Partnership Act or the partnership agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part and is available from us upon request. See “Where You Can Find More Information.” For purposes of this section, references to “we,” “our,” “us” and “our company” refer to American Assets Trust, Inc.

General

Upon completion of the formation transactions, substantially all of our assets will be held by, and substantially all of our operations will be conducted through, our operating partnership, either directly or through its subsidiaries. We are the sole general partner of our operating partnership and, upon completion of this offering, the formation transactions and the other transactions described in this prospectus, 53,179,879 common units will be outstanding and we will own 65.9% of the outstanding common units. In connection with the formation transactions, we will enter into the partnership agreement and prior investors in our portfolio who elect to receive common units in the formation transactions will be admitted as limited partners of our operating partnership. Our operating partnership is also authorized to issue a class of units of partnership interest designated as LTIP units, which have the terms described below. The provisions of the partnership agreement described below and elsewhere in the prospectus will be in effect after the completion of the formation transactions and this offering. We do not intend to list the common units on any exchange or any national market system.

Provisions in the partnership agreement may delay or make more difficult unsolicited acquisitions of us or changes in our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some stockholders might consider such proposals, if made, desirable. These provisions also make it more difficult for third parties to alter the management structure of our operating partnership without the concurrence of our board of directors. These provisions include, among others:

•	redemption rights of limited partners and certain assignees of common units;

•	transfer restrictions on units and other partnership interests;

•	a requirement that we may not be removed as the general partner of our operating partnership without our consent;

•

our ability in some cases to amend the partnership agreement and to cause our operating partnership to issue preferred partnership interests in our operating partnership with terms that we may determine, in either case, without the approval or consent of any limited partner; and

•

the rights of the limited partners to consent to certain direct or indirect transfers of our interest in our operating partnership, including in connection with certain mergers, consolidations and other business combinations involving us, recapitalizations and reclassifications of our outstanding stock and issuances of our stock that require approval of our stockholders.

Purpose, Business and Management

Our operating partnership is formed for the purpose of conducting any business, enterprise or activity permitted by or under the Maryland Revised Uniform Limited Partnership Act. Our operating partnership may enter into any partnership, joint venture, business trust arrangement, limited liability company or other similar arrangement and may own interests in any entity engaged in any business permitted by or under the Maryland Revised Uniform Limited Partnership Act. However, our operating partnership may not, without our specific consent, which we may give or withhold in our sole and absolute discretion, take, or refrain from taking, any action that, in our judgment, in our sole and absolute discretion:

•	could adversely affect our ability to continue to qualify as a REIT;

•	could subject us to any taxes under Code Section 857 or Code Section 4981 or any other related or successor provision under the Code; or

•	could violate any law or regulation of any governmental body or agency having jurisdiction over us, our securities or our operating partnership.

In general, our board of directors will manage the business and affairs of our operating partnership by directing our business and affairs, in our capacity as the sole general partner of our operating partnership. Except as otherwise expressly provided in the partnership agreement and subject to the rights of holders of any class or series of partnership interest, all management powers over the business and affairs of our operating partnership are exclusively vested in us, in our capacity as the sole general partner of our operating partnership. No limited partner, in its capacity as a limited partner, has any right to participate in or exercise management power over our operating partnership’s business, transact any business in our operating partnership’s name or sign documents for or otherwise bind our operating partnership. We may not be removed as the general partner of our operating partnership, with or without cause, without our consent, which we may give or withhold in our sole and absolute discretion. In addition to the powers granted to us under applicable law or any provision of the partnership agreement, but subject to certain rights of holders of any class or series of partnership interest, we, in our capacity as the general partner of our operating partnership, have the full and exclusive power and authority to do all things that we deem necessary or desirable to conduct the business and affairs of our operating partnership, to exercise or direct the exercise of all of the powers of our operating partnership and to effectuate the purposes of our operating partnership without the approval or consent of any limited partner. We may authorize our operating partnership to incur debt and enter into credit, guarantee, financing or refinancing arrangements for any purpose, including, without limitation, in connection with any acquisition of properties, on such terms as we determine to be appropriate, and to acquire or dispose of any, all or substantially all of its assets (including goodwill), dissolve, merge, consolidate, reorganize or otherwise combine with another entity, without the approval or consent of any limited partner. With limited exceptions, we may execute, deliver and perform agreements and transactions on behalf of our operating partnership without the approval or consent of any limited partner.

Restrictions on General Partner’s Authority

The partnership agreement prohibits us, in our capacity as general partner, from taking any action that would make it impossible to carry out the ordinary business of our operating partnership or performing any act that would subject a limited partner to liability as a general partner in any jurisdiction or any other liability except as provided under the partnership agreement. We may not, without the prior consent of the partners of our operating partnership (including us), amend, modify or terminate the partnership agreement, except for certain amendments that we may approve without the approval or consent of any limited partner, described in “—Amendment of the Partnership Agreement,” and certain amendments described below that require the approval of each affected partner. We may not, in our capacity as the general partner of our operating partnership, without the consent of a majority in interest of the limited partners (excluding us and any limited partner 50% or more of whose equity is owned, directly or indirectly, by us):

•	take any action in contravention of an express provision or limitation of the partnership agreement;

•

transfer of all or any portion of our general partnership interest in our operating partnership or admit any person as a successor general partner, subject to the exceptions described in “—Transfers and Withdrawals—Restrictions on Transfers by the General Partner”; or

•	voluntarily withdraw as the general partner.

Without the consent of each affected limited partner, we may not enter into any contract, mortgage, loan or other agreement that expressly prohibits or restricts us or our operating partnership from performing our or its specific obligations in connection with a redemption of units or expressly prohibits or restricts a limited partner from exercising its redemption rights in full. For the avoidance of doubt, because we have the right to elect to acquire common units tendered for redemption in exchange for shares of common stock, the approval of the limited partners generally should not be required in order for us or our operating partnership to enter into loan agreements which conditionally restrict our operating partnership from redeeming common units for cash. In addition to any approval or consent required by any other provision of the partnership agreement, we may not, without the consent of each affected partner, amend the partnership agreement or take any other action that would:

•	convert a limited partner into a general partner;

•	modify the limited liability of a limited partner;

•

alter the rights of any partner to receive the distributions to which such partner is entitled, or alter the allocations specified in the partnership agreement, except to the extent permitted by the partnership agreement in connection with the creation or issuance of any new class or series of partnership interest;

•	alter or modify the redemption rights of holders of common units or the related definitions specified in the partnership agreement;

•

remove, alter or amend certain provisions of the partnership agreement relating to the requirements for us to qualify as a REIT or permitting us to avoid paying tax under Sections 857 or 4981 of the Code; or

•	amend the provisions of the partnership agreement requiring the consent of each affected partner before taking any of the actions described above.

Additional Limited Partners

We may cause our operating partnership to issue additional units or other partnership interests and to admit additional limited partners to our operating partnership from time to time, on such terms and conditions and for such capital contributions as we may establish in our sole and absolute discretion, without the approval or consent of any limited partner, including:

•	upon the conversion, redemption or exchange of any debt, units or other partnership interests or securities issued by our operating partnership;

•	for less than fair market value; or

•	in connection with any merger of any other entity into our operating partnership.

The net capital contribution need not be equal for all limited partners. We may cause our operating partnership to issue LTIP units for no consideration. Each person admitted as an additional limited partner must make certain representations to each other partner relating to, among other matters, such person’s ownership of any tenant of us or our operating partnership and the number of persons that may, as a result of such person’s admission as a limited partner, be treated as directly or indirectly owning an interest in our operating partnership. No person may be admitted as an additional limited partner without our consent, which we may give or withhold in our sole and absolute discretion, and no approval or consent of any limited partner is required in connection with the admission of any additional limited partner.

The partnership agreement authorizes our operating partnership to issue common units and LTIP units, and our operating partnership may issue additional partnership interests in one or more additional classes, or one or more series of any of such classes, with such designations, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption (including, without limitation, terms that may be senior or otherwise entitled to preference over the units) as we may determine, in our sole and absolute discretion, without the approval of any limited partner or any other person. Without limiting the generality of the foregoing, we may specify, as to any such class or series of partnership interest:

•	the allocations of items of partnership income, gain, loss, deduction and credit to each such class or series of partnership interest;

•	the right of each such class or series of partnership interest to share, on a junior, senior or pari passu basis, in distributions;

•	the rights of each such class or series of partnership interest upon dissolution and liquidation of our operating partnership;

•	the voting rights, if any, of each such class or series of partnership interest; and

•	the conversion, redemption or exchange rights applicable to each such class or series of partnership interest.

Ability to Engage in Other Businesses; Conflicts of Interest

We may not conduct any business other than in connection with the ownership, acquisition and disposition of partnership interests, the management of the business and affairs of our operating partnership, our operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, our operations as a REIT, the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, financing or refinancing of any type related to our operating partnership or its assets or activities and such activities as are incidental to those activities discussed above. In general, we must contribute any assets or funds that we acquire to our operating partnership in exchange for additional partnership interests. We may, however, in our sole and absolute discretion, from time to time hold or acquire assets in our own name or otherwise other than through our operating partnership so long as we take commercially reasonable measures to ensure that the economic benefits and burdens of such property are otherwise vested in our operating partnership.

Distributions

Our operating partnership will make distributions at such times and in such amounts, as we may in our sole and absolute discretion determine:

•

first, with respect to any partnership interests that are entitled to any preference in distribution, in accordance with the rights of the holders of such class(es) or series of partnership interest, and, within each such class, among the holders of such class pro rata in proportion to their respective percentage interests of such class; and

•

second, with respect to any partnership interests that are not entitled to any preference in distribution, including the common units and, except as described below under “—Special Allocations and Liquidating Distributions on LTIP Units” with respect to liquidating distributions and as may be provided in the 2011 Plan or any other incentive award plan, or any applicable award agreement, the LTIP units, in accordance with the rights of the holders of such class(es) or series of partnership interest, and, within each such class, among the holders of each such class, pro rata in proportion to their respective percentage interests of such class.

Distributions payable with respect to any units that were not outstanding during the entire quarterly period in respect of which a distribution is made, other than units issued to us in connection with the issuance of shares of our common stock, will be prorated based on the portion of the period that such units were outstanding.

Allocations

Except for the special allocations to holders of LTIP units described below under “Special Allocations and Liquidating Distributions on LTIP Units,” and subject to the rights of the holders of any other class or series of partnership interest, net income or net loss of our operating partnership will generally be allocated to us, as the general partner, and to the limited partners in accordance with the partners’ respective percentage ownership of the aggregate outstanding common units and LTIP units. Allocations to holders of a class or series of partnership interest will generally be made proportionately to all such holders in respect of such class or series. However, in some cases gain or loss may be disproportionately allocated to partners who have contributed appreciated property or guaranteed debt of our operating partnership. The allocations described above are subject to special rules relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury Regulations. See “Federal Income Tax Considerations—Taxation of our Company—Tax Aspects of Our Operating partnership, the Subsidiary Partnerships and the Limited Liability Companies.”

Special Allocations and Liquidating Distributions on LTIP Units

A partner who receives units from the partnership has an initial capital account balance that is equal to the amount the partner paid (or contributed to our operating partnership) for its units and is subject to subsequent adjustments, including as the result of allocations of the partner’s share of income or loss of our operating partnership. Because a holder of LTIP units generally will not pay for the LTIP units, the initial capital account balance attributable to such LTIP units will be zero. However, the partnership agreement provides that holders of LTIP units will receive special allocations of income in the event of a sale or “hypothetical sale” of the assets of our operating partnership, prior to the allocation of income to us or other holders of common units with respect to our or their common units. Such income will be allocated to holders of LTIP units to the extent necessary to cause the capital account of a holder of LTIP units to be economically equivalent to our capital account with respect to an equal number of common units. The term “hypothetical sale” does not refer to an actual sale of our operating partnership’s assets, but refers to certain adjustments to the value of our operating partnership’s assets and the partners’ capital account balances, determined as if there had been a sale of such assets at their fair market value, as required by applicable Treasury Regulations. Further, we may delay or accelerate allocations to holders of LTIP units, or adjust the allocation of income or loss among the holders of LTIP units, so that, for the year during which each LTIP unit’s distribution participation date falls, the ratio of the income and loss allocated to the LTIP unit to the total amounts distributed with respect to each such LTIP unit is more nearly equal to the ratio of the income and loss allocated to our common units to the amounts distributed to us with respect to our common units.

Because distributions upon liquidation of our operating partnership will be made in accordance with the partners’ respective capital account balances, not numbers of units, LTIP units will not have full parity with common units with respect to liquidating distributions until the special allocations of income to the holders of LTIP units in the event of a sale or “hypothetical sale” of our operating partnership’s assets causes the capital account of a holder of LTIP units to be economically equivalent to our capital account with respect to an equal number of common units. To the extent that there is not sufficient income to allocate to an LTIP unitholder’s capital account to cause such capital account to become economically equivalent to our capital account with respect to an equal number of common units, or if such a sale or “hypothetical sale” does not occur, the holder’s LTIP units will not achieve parity with common units with respect to liquidating distributions.

Borrowing by the Operating Partnership

We may cause our operating partnership to borrow money and to issue and guarantee debt as we deem necessary for the conduct of the activities of our operating partnership. Such debt may be secured, among other things, by mortgages, deeds of trust, liens or encumbrances on the properties of our operating partnership.

Reimbursements of Expenses; Transactions with General Partner and its Affiliates

We will not receive any compensation for our services as the general partner of our operating partnership. We have the same right to distributions as other holders of common units. In addition, our operating partnership must reimburse us for all amounts expended by us in connection with our operating partnership’s business, including expenses relating to the ownership of interests in and management and operation of our operating partnership, compensation of officers and employees, including payments under future compensation plans that may provide for stock units, or phantom stock, pursuant to which our employees or employees of our operating partnership will receive payments based upon dividends on or the value of our common stock, director fees and expenses, any expenses (other than the purchase price) incurred by us in connection with the redemption or repurchase of shares of our preferred stock and our costs and expenses of being a public company, including costs of filings with the SEC, reports and other distributions to our stockholders. Our operating partnership must reimburse us for all expenses incurred by us relating to any offering of our stock, including any underwriting discounts or commissions, based on the percentage of the net proceeds from such issuance that we contribute or otherwise make available to our operating partnership. Any reimbursement will be reduced by the amount of any interest we earn on funds we hold on behalf of our operating partnership.

We and our affiliates may engage in any transactions with our operating partnership on such terms as we may determine in our sole and absolute discretion.

Exculpation and Indemnification of General Partner

The partnership agreement provides that we are not liable to our operating partnership or any partner for monetary damages for losses sustained, liabilities incurred or benefits not derived by our operating partnership or any limited partner, except for liability for our intentional harm or gross negligence. The partnership agreement also provides that any obligation or liability in our capacity as the general partner of our operating partnership that may arise at any time under the partnership agreement or any other instrument, transaction or undertaking contemplated by the partnership agreement will be satisfied, if at all, out of our assets or the assets of our operating partnership only, and no such obligation or liability will be personally binding upon any of our directors, stockholders, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise, and none of our directors or officers will be liable or accountable in damages or otherwise to the partnership, any partner or any assignee of a partner for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission. We, as the general partner of our operating partnership, are not responsible for any misconduct or negligence on the part of our employees or agents, provided that we appoint such employees or agents in good faith. We, as the general partner of our operating partnership, may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action that we take or omit to take in reliance upon the opinion of such persons, as to matters which we reasonably believe to be within their professional or expert competence, will be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

In addition, the partnership agreement requires our operating partnership to indemnify us, our directors and officers, officers of our operating partnership and any other person designated by us against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, that relate to the operations of our operating partnership, unless (1) an act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (2) such person actually received an improper personal benefit in violation or breach of any provision of the partnership agreement or (3) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful. Our operating partnership must also pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification. Our operating partnership will not indemnify or advance funds to any person with respect to any action initiated by the person seeking indemnification without our approval (except for any proceeding brought to enforce such person’s right to indemnification under the partnership agreement) or if the person is found to be liable to our operating partnership on any portion of any claim in the action.

Business Combinations of Our Operating Partnership

Subject to the limitations on the transfer of our interest in our operating partnership described in “—Transfers and Withdrawals—Restrictions on Transfers by the General Partner,” we generally have the exclusive power to cause our operating partnership to merge, reorganize, consolidate, sell all or substantially all of its assets or otherwise combine its assets with another entity. However, in connection with the acquisition of properties from persons to whom our operating partnership issues units or other partnership interests as part of the purchase price, in order to preserve such persons’ tax deferral, our operating partnership may contractually agree, in general, not to sell or otherwise transfer the properties for a specified period of time, or in some instances, not to sell or otherwise transfer the properties without compensating the sellers of the properties for their loss of the tax deferral.

Redemption Rights of Qualifying Parties

Beginning 14 months after first becoming a holder of common units, each limited partner and some assignees of limited partners will have the right, subject to the terms and conditions set forth in the partnership agreement, to require our operating partnership to redeem all or a portion of the common units held by such limited partner or assignee in exchange for a cash amount per common unit equal to the value of one share of our common stock, determined in accordance with and subject to adjustment under the partnership agreement. Our operating partnership’s obligation to redeem common units does not arise and is not binding against our operating partnership until the sixth business day after we receive the holder’s notice of redemption or, if earlier, the day we notify the holder seeking redemption that we have declined to acquire some or all of the common units tendered for redemption. If we do not elect to acquire the common units tendered for redemption in exchange for shares of our common stock (as described below), our operating partnership must deliver the cash redemption amount on or before the tenth business day after we receive the holder’s notice of redemption.

On or before the close of business on the fifth business day after a holder of common units gives notice of redemption to us, we may, in our sole and absolute discretion but subject to the restrictions on the ownership and transfer of our stock set forth in our charter and described in “Description of Securities—Restrictions on Ownership and Transfer,” elect to acquire some or all of the common units tendered for redemption from the tendering party in exchange for shares of our common stock, based on an exchange ratio of one share of common stock for each common unit, subject to adjustment as provided in the partnership agreement. The holder of the common units tendered for redemption must provide certain information, certifications, representations, opinions and other instruments to ensure compliance with the restrictions on ownership and transfer of our stock set forth in our charter and the Securities Act. The partnership agreement does not require us to register, qualify or list any shares of common stock issued in exchange for common units with the SEC, with any state securities commissioner, department or agency, under the Securities Act or the Exchange Act or with any stock exchange. Shares of our common stock issued in exchange for common units pursuant to the partnership agreement may contain legends regarding restrictions under the Securities Act and applicable state securities laws.

Transfers and Withdrawals

Restrictions on Transfers by Limited Partners

Until the expiration of 14 months after the date on which a limited partner first acquires a partnership interest, the limited partner generally may not directly or indirectly transfer all or any portion of its partnership interest without our consent, which we may give or withhold in our sole and absolute discretion, except for certain permitted transfers to certain affiliates, family members and charities, and certain pledges of partnership interests to lending institutions in connection with bona fide loans.

After the expiration of 14 months after the date on which a limited partner first acquires a partnership interest, the limited partner will have the right to transfer all or any portion of its partnership interest without our consent to any person that is an “accredited investor,” within meaning set forth in Rule 501 promulgated under the Securities Act, upon ten business days prior notice to us, subject to the satisfaction of conditions specified in the partnership agreement, including minimum transfer requirements and our right of first refusal. Unless waived by us in our sole and absolute discretion, a transferring limited partner must also deliver an opinion of counsel reasonably satisfactory to us that the proposed transfer may be effected without registration under the Securities Act, and will not otherwise violate any state securities laws or regulations applicable to our operating partnership or the partnership interest proposed to be transferred. We may exercise our right of first refusal in connection with a proposed transfer by a limited partner within ten business days of our receipt of notice of the proposed transfer, which must include the identity and address of the proposed transferee and the amount and type of consideration proposed to be paid for the partnership interest. We may deliver all or any portion of any cash consideration proposed to be paid for a partnership interest that we acquire pursuant to our right of first refusal in the form of a note payable to the transferring limited partner not more than 180 days after our purchase of such partnership interest.

Any transferee of a limited partner’s partnership interest must assume by operation of law or express agreement all of the obligations of the transferring limited partner under the partnership agreement with respect to the transferred interest, and no transfer (other than a transfer pursuant to a statutory merger or consolidation in which the obligations and liabilities of the transferring limited partner are assumed by a successor corporation by operation of law) will relieve the transferring limited partner of its obligations under the partnership agreement without our consent, which we may give or withhold in our sole and absolute discretion.

We may take any action we determine is necessary or appropriate in our sole and absolute discretion to prevent our operating partnership from being taxable as a corporation for U.S. federal income tax purposes. No transfer by a limited partner of its partnership interest, including any redemption or any acquisition of partnership interests by us or by our operating partnership or conversion of LTIP units into common units, may be made to or by any person without our consent, which we may give or withhold in our sole and absolute discretion, if the transfer could:

•	result in our operating partnership being treated as an association taxable as a corporation for U.S. federal income tax purposes;

•	result in a termination of our operating partnership under Section 708 of the Code;

•

be treated as effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code and the Treasury Regulations promulgated thereunder;

•	result in our operating partnership being unable to qualify for one or more of the “safe harbors” set forth in Section 7704 of the Code and the Treasury Regulations thereunder; or

•

based on the advice of counsel to us or our operating partnership, adversely affect our ability to continue to qualify as a REIT or subject us to any additional taxes under Sections 857 or 4981 of the Code.

Admission of Substituted Limited Partners

No limited partner has the right to substitute a transferee as a limited partner in its place. A transferee of a partnership interest of a limited partner may be admitted as a substituted limited partner only with our consent, which we may give or withhold in our sole and absolute discretion, and only if the transferee accepts all of the obligations of a limited partner under the partnership and executes such instruments as we may require to evidence such acceptance and to effect the assignee’s admission as a limited partner. Any assignee of a partnership interest that is not admitted as a limited partner will be entitled to all the rights of an assignee of a limited partner interest under the partnership agreement and the Maryland Revised Uniform Limited Partnership Act, including the right to receive distributions from our operating partnership and the share of net income, net losses and other items of income, gain, loss, deduction and credit of our operating partnership attributable to the partnership interest held by the assignee and the rights to transfer and redemption of the partnership interest provided in the partnership agreement, but will not be deemed to be a limited partner or holder of a partnership interest for any other purpose under the partnership agreement or the Maryland Revised Uniform Limited Partnership Act, and will not be entitled to consent to or vote on any matter presented to the limited partners for approval. The right to consent or vote, to the extent provided in the partnership agreement or under the Maryland Revised Uniform Limited Partnership Act, will remain with the transferring limited partner.

Restrictions on Transfers by the General Partner

Except as described below, any transfer of all or any portion of our interest in our operating partnership, whether by sale, disposition, statutory merger or consolidation, liquidation or otherwise, must be approved by the consent of a majority in interest of the limited partners (excluding us and any limited partner 50% or more of whose equity is owned, directly or indirectly, by us). Subject to the rights of our stockholders and the limited partners of our operating partnership to approve certain direct or indirect transfers of our interests in our operating partnership described below and the rights of holders of any class or series of partnership interest, we may transfer all (but not less than all) of our general partnership interest without the consent of the limited partners, voting as a separate class, in connection with a merger, consolidation or other combination of our assets with another entity, a sale of all or substantially all of our assets or a reclassification, recapitalization or change in any outstanding shares of our stock if:

•

in connection with such event, all of the limited partners will receive or have the right to elect to receive, for each common unit, the greatest amount of cash, securities or other property paid to a holder of one share of our common stock (subject to adjustment in accordance with the partnership agreement) in the transaction and, if a purchase, tender or exchange offer is made and accepted by holders of our common stock in connection with the event, each holder of common units receives, or has the right to elect to receive, the greatest amount of cash, securities or other property that the holder would have received if it had exercised its redemption right and received shares of our common stock in exchange for its common units immediately before the expiration of the purchase, tender or exchange offer and had accepted the purchase, tender or exchange offer; or

•

substantially all of the assets of our operating partnership will be owned by a surviving entity (which may be our operating partnership) in which the limited partners of our operating partnership holding common units immediately before the event will hold a percentage interest based on the relative fair market value of the net assets of our operating partnership and the other net assets of the surviving entity immediately before the event, which interest will be on terms that are at least as favorable as the terms of the common units in effect immediately before the event and as those applicable to any other limited partners or non-managing members of the surviving entity and will include a right to redeem interests in the surviving entity for the consideration described in the preceding bullet or cash on similar terms as those in effect with respect to the common units immediately before the event, or, if common equity securities of the person controlling the surviving entity are publicly traded, such common equity securities.

We may also transfer all (but not less than all) of our interest in our operating partnership to a controlled affiliate of ours without the consent of any limited partner, subject to the rights of holders of any class or series of partnership interest.

We may not, without prior “partnership approval,” directly or indirectly transfer all or any portion of our interest in our operating partnership, before the later of the death of Mr. Rady and the death of his wife, in connection with a merger, consolidation or other combination of our assets with another entity, a sale of all or substantially all of our assets, a reclassification, recapitalization or change in any outstanding shares of our stock or other outstanding equity interests or an issuance of shares of our stock, in any case that requires approval by our common stockholders. The “partnership approval” requirement is satisfied, with respect to such a transfer, when the sum of the (1) the percentage interest of limited partners consenting to the transfer of our interest, plus (2) the product of (a) the percentage of the outstanding common units held by us multiplied by (b) the percentage of the votes that were cast in favor of the event by our common stockholders equals or exceeds the percentage required for our common stockholders to approve the event resulting in the transfer. Limited partners will be entitled to cast one vote for each common unit or LTIP unit, subject to adjustment under the partnership agreement.

In addition, any transferee of our interest in our operating partnership must be admitted as a general partner of our operating partnership, assume, by operation of law or express agreement, all of our obligations as general partner under the partnership agreement, accept all of the terms and conditions of the partnership agreement and execute such instruments as may be necessary to effectuate the transferee’s admission as a general partner.

Restrictions on Transfers by Any Partner

Any transfer or purported transfer of a partnership interest other than in accordance with the partnership agreement will be void. Partnership interests may be transferred only on the first day of a fiscal quarter, and no partnership interest may be transferred to any lender under certain nonrecourse loans to us or our operating partnership, in either case, unless we otherwise consent, which we may give or withhold in our sole and absolute discretion. No transfer of any partnership interest, including in connection with any redemption or acquisition of units by us or by our operating partnership or any conversion of LTIP units into common units, may be made:

•	to a person or entity that lacks the legal right, power or capacity to own the partnership interest;

•	in violation of applicable law;

•

without our consent, which we may give or withhold in our sole and absolute discretion, of any component portion of a partnership interest, such as a partner’s capital account or rights to distributions, separate and apart from all other components of the partner’s interest in our operating partnership;

•

if the proposed transfer could cause us or any of our affiliates to fail to comply with the requirements under the Code for qualifying as a REIT or as a “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2));

•

without our consent, which we may give or withhold in our sole and absolute discretion, if the proposed transfer could, based on the advice of our counsel or counsel to our operating partnership, cause a termination of our operating partnership for U.S. federal or state income tax purposes (other than as a result of the redemption or acquisition by us of all units held by limited partners);

•

if the proposed transfer could, based on the advice of our legal counsel or legal counsel to our operating partnership, cause our operating partnership to cease to be classified as a partnership for U.S. federal income tax purposes (other than as a result of the redemption or acquisition by us of all units held by limited partners);

•

if the proposed transfer would cause our operating partnership to become, with respect to any employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, a “party-in-interest” for purposes of ERISA or a “disqualified person” as defined in Section 4975(c) of the Code;

•

if the proposed transfer could, based on the advice of our counsel or counsel to our operating partnership, cause any portion of the assets of our operating partnership to constitute assets of any employee benefit plan pursuant to applicable regulations of the United States Department of Labor;

•	if the proposed transfer requires the registration of the partnership interest under any applicable federal or state securities laws;

•

without our consent, which we may give or withhold in our sole and absolute discretion, if the proposed transfer (1) could be treated as effectuated through an “established securities market” or a “secondary market” (or the substantial equivalent thereof) within the meaning of Section 7704 of the Code and the Treasury Regulations promulgated thereunder, (2) could cause our operating partnership to become a “publicly traded partnership,” as that term is defined in Sections 469(k)(2) or 7704(b) of the Code, (3) could cause (i) our operating partnership to have more than 100 partners, including as partners certain persons who own their interests in our operating partnership indirectly or (ii) the partnership interest initially issued to such partner or its predecessors to be held by more than two partners, including as partners certain persons who own their interests in our operating partnership indirectly, or (4) could cause our operating partnership to fail one or more of the “safe harbors” within the meaning of Section 7704 of the Code and the Treasury Regulations thereunder;

•	if the proposed transfer would cause our operating partnership (as opposed to us) to become a reporting company under the Exchange Act; or

•	if the proposed transfer subjects our operating partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended.

Withdrawal of Partners

We may not voluntarily withdraw as the general partner of our operating partnership without the consent of a majority in interest of the limited partners (excluding us and any limited partner 50% or more of whose equity is owned, directly or indirectly, by us) other than upon the transfer of our entire interest in our operating partnership and the admission of our successor as a general partner of our operating partnership. A limited partner may withdraw from our operating partnership only as a result of a transfer of the limited partner’s entire partnership interest in accordance with the partnership agreement and the admission of the limited partner’s successor as a limited partner of our operating partnership or as a result of the redemption or acquisition by us of the limited partner’s entire partnership interest.

Amendment of the Partnership Agreement

Except as described below and amendments requiring the consent of each affected partner described in “—Restrictions on General Partner’s Authority,” amendments to the partnership agreement must be approved by a majority in interest of the partners, including us and our subsidiaries. Amendments to the partnership agreement may be proposed only by us or by limited partners holding 25% or more of the partnership interests held by limited partners. Following such a proposal, we must submit any proposed amendment that requires the consent, approval or vote of any partners to the partners entitled to vote on the amendment for approval and seek the consent of such partners to the amendment.

We may, without the approval or consent of any limited partner but subject to the rights of holders of any additional class or series of partnership interest, amend the partnership agreement as may be required to facilitate or implement any of the following purposes:

•	to add to our obligations as general partner or surrender any right or power granted to us or any of our affiliates for the benefit of the limited partners;

•

to reflect the admission, substitution or withdrawal of partners, the transfer of any partnership interest, the termination of our operating partnership in accordance with the partnership agreement or the adjustment of the number of outstanding LTIP units, or a subdivision or combination of outstanding LTIP units, to maintain a one-for-one conversion and economic equivalence between LTIP units and common units;

•

to reflect a change that is of an inconsequential nature or does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement that is not inconsistent with law or with other provisions of the partnership agreement, or make other changes with respect to matters arising under the partnership agreement that will not be inconsistent with law or with the provisions of the partnership agreement;

•

to set forth or amend the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of the holders any additional classes or series of partnership interest;

•	to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

•

to reflect such changes as are reasonably necessary for us to maintain our status as a REIT or satisfy the requirements for us to qualify as a REIT or to reflect the transfer of all or any part of a partnership interest among us and any entity that is disregarded with respect to us for U.S. federal income tax purposes;

•

to modify the manner in which items of net income or net loss are allocated or the manner in which capital accounts are adjusted, computed, or maintained (but in each case only to the extent provided by the partnership agreement and permitted by applicable law);

•	to reflect the issuance of additional partnership interests; and

•

to reflect any other modification to the partnership agreement as is reasonably necessary for our business or operations or those of our operating partnership and that does not require the consent of each affected partner as described in “—Restrictions on General Partner’s Authority.”

Amendments to the provisions of the partnership agreement relating to the restrictions on transfers of partnership interests by general or limited partners and the admission of transferees as limited partners must be approved by a majority in interest of the limited partners (excluding us and any limited partners 50% or more whose equity is owned, directly or indirectly, by us). Amendments to any other provision of the partnership agreement that requires the approval or consent of any partner or group of partners to any action may be amended only with the approval or consent of such partner or group of partners.

Procedures for Actions and Consents of Partners

Meetings of partners may be called only by us, to transact any business that we determine. Notice of any meeting must be given to all partners entitled to act at the meeting not less than seven days nor more than 60 days before the date of the meeting. Unless approval by a different number or proportion of the partners is required by the partnership agreement, the affirmative vote of the partners holding a majority of the outstanding partnership interests held by partners entitled to act on any proposal is sufficient to approve the proposal at a meeting of the partners. Partners may vote in person or by proxy. Each meeting of partners will be conducted by us or any other person we appoint, pursuant to rules for the conduct of the meeting determined by the person conducting the meeting. Whenever the vote, approval or consent of partners is permitted or required under the partnership agreement, such vote, approval or consent may be given at a meeting of partners, and any action requiring the approval or consent of any partner or group of partners or that is otherwise required or permitted to be taken at a meeting of the partners may be taken without a meeting if a consent in writing or by electronic transmission setting forth the action so taken, approved or consented to is given by partners whose affirmative vote would be sufficient to approve such action or provide such approval or consent at a meeting of the partners. If we seek partner approval of or consent to any matter (other than “partnership approval” of direct or indirect transfers of our interests in our operating partnership) in writing or by electronic transmission, we may require a response within a reasonable specified time, but not less than fifteen days, and failure to respond in such time period will constitute a partner’s consent consistent with our recommendation, if any, with respect to the matter. If we seek “partnership approval” of a direct or indirect transfer of our interests in our operating partnership, the record date for the determination of limited partners entitled to provide such approval shall be the same day as the record date for the approval by our stockholders of the event giving rise to such “partnership approval” rights. If “partnership approval” is not obtained with respect to any particular event within five business days from the date upon which our stockholders approved of such event, then “partnership approval” will be deemed not to exist with respect to such event.

Dissolution

Our operating partnership will dissolve, and its affairs will be wound up, upon the first to occur of any of the following:

•

the removal or withdrawal of the last remaining general partner in accordance with the partnership agreement, the withdrawal of the last remaining general partner in violation of the partnership agreement or the involuntary withdrawal of the last remaining general partner as a result of such general partner’s death, adjudication of incompetency, dissolution or other termination of legal existence or the occurrence of certain events relating to the bankruptcy or insolvency of such general partner unless, within ninety days after any such withdrawal, a majority in interest of the remaining partners agree in writing, in their sole and absolute discretion, to continue our operating partnership and to the appointment, effective as of the date of such withdrawal, of a successor general partner;

•	an election to dissolve our operating partnership by us, in our sole and absolute discretion, with or without the consent of a majority in interest of the partners;

•	the entry of a decree of judicial dissolution of our operating partnership pursuant to the Maryland Revised Uniform Limited Partnership Act;

•

the sale or other disposition of all or substantially all of the assets of our operating partnership not in the ordinary course of our operating partnership’s business or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of our operating partnership not in the ordinary course of our operating partnership’s business; or

•	the redemption or other acquisition by us or our operating partnership of all of the outstanding partnership interests other than partnership interests held by us.

Upon dissolution we or, if there is no remaining general partner, a liquidator will proceed to liquidate the assets of our operating partnership and apply the proceeds from such liquidation in the order of priority set forth in the partnership agreement and among holders of partnership interests in accordance with their capital account balances.

Tax Matters

Pursuant to the partnership agreement, we, as the general partner, are the tax matters partner of our operating partnership, and in such capacity, have the authority to handle tax audits on behalf of our operating partnership. In addition, as the general partner, we have the authority to arrange for the preparation and filing of our operating partnership’s tax returns and to make tax elections under the Code on behalf of our operating partnership.

LTIP Units

Our operating partnership is authorized to issue a class of units of partnership interest designated as “LTIP units.” We may cause our operating partnership to issue LTIP units to persons who provide services to or for the benefit of our operating partnership, for such consideration or for no consideration as we may determine to be appropriate, and we may admit such persons as limited partners of our operating partnership, without the approval or consent of any limited partner. Further, we may cause our operating partnership to issue LTIP units in one or more classes or series, with such terms as we may determine, without the approval or consent of any limited partner. LTIP units may be subject to vesting, forfeiture and restrictions on transfer and receipt of distributions pursuant to the terms of any applicable equity-based plan and the terms of the 2011 Plan or any other award agreement relating to the issuance of the LTIP units.

Conversion Rights

Vested LTIP units are convertible at the option of each limited partner and some assignees of limited partners into common units, upon notice to us and our operating partnership, to the extent that the capital account balance of the LTIP unitholder with respect to all of his or her LTIP units is at least equal to our capital account balance with respect to an equal number of common units. We may cause our operating partnership to convert vested LTIP units eligible for conversion into an equal number of common units at any time, upon at least 10 and not more than 60 days’ notice to the holder of the LTIP units.

If we or our operating partnership is party to a transaction, including a merger, consolidation, sale of all or substantially all of our assets or other business combination, as a result of which common units are exchanged for or converted into the right, or holders of common units are otherwise entitled, to receive cash, securities or other property (or any combination thereof), we must cause our operating partnership to convert any vested LTIP units then eligible for conversion into common units immediately before the transaction, taking into account any special allocations of income that would be made as a result of the transaction. If holders of common units have the opportunity to elect the form or type of consideration to be received in any such transaction, we must give prompt written notice to each limited partner holding LTIP units of such opportunity and use commercially reasonable efforts to allow limited partners holding LTIP units the opportunity to make such elections with respect to the common units that each such limited partner will receive upon conversion of his or her LTIP units. Our operating partnership must use commercially reasonable efforts to cause each limited partner (other than a party to such a transaction or an affiliate of such a party) holding LTIP units that will be converted into common units in such a transaction to be afforded the right to receive the same kind and amount of cash, securities and other property (or any combination thereof) for such common units that each holder of common units receives in the transaction. Our operating partnership must also use commercially reasonable efforts to enter into an agreement with the successor or purchasing entity in any such transaction for the benefit of the limited partners holding LTIP units, enabling the limited partners holding LTIP units that remain outstanding after such a transaction to convert their LTIP units into securities as comparable as reasonably possible under the circumstances to common units and preserving as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights set forth in the partnership agreement for the benefit of the LTIP unitholders.

Any conversion of LTIP units into common units will be effective as of the close of business on the effective date of the conversion.

Transfer

Unless the 2011 Plan, any other applicable equity-based plan or the terms of an award agreement specify additional restrictions on transfer of LTIP units, LTIP units are transferable to the same extent as common units, as described above in “—Transfers and Withdrawals.”

Voting Rights

Limited partners holding LTIP units are entitled to vote together with limited partners holding common units on all matters on which limited partners holding common units are entitled to vote or consent, and may cast one vote for each LTIP unit so held.

Adjustment of LTIP Units

If our operating partnership takes certain actions, including making a distribution of units on all outstanding common units, combining or subdividing the outstanding common units into a different number of common units or reclassifying the outstanding common units, we must adjust the number of outstanding LTIP units or subdivide or combine outstanding LTIP units to maintain a one-for-one conversion ratio and economic equivalence between common units and LTIP units.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the completion of this offering, certain information regarding the beneficial ownership of shares of our common stock and shares of common stock into which common units are exchangeable immediately following the completion of this offering and the formation transactions for (1) each person who is expected to be the beneficial owner of 5% or more of our outstanding common stock immediately following the completion of this offering, (2) each of our directors, director nominees and named executive officers, and (3) all of our directors, director nominees and executive officers as a group. This table assumes that the formation transactions and this offering are completed, and gives effect to the expected issuance of common stock and common units in connection with this offering and the formation transactions. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person will hold shares of common stock as opposed to units is set forth in the footnotes below.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options or other rights (as set forth above) held by that person that are exercisable as of the completion of this offering or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, the address of each named person is c/o American Assets Trust, Inc., 11455 El Camino Real, Suite 200, San Diego, California 92130. No shares beneficially owned by any executive officer, director or director nominee have been pledged as security, except with respect to shares pledged by the Rady Trust pursuant to an indemnity escrow agreement for the purposes of satisfying any of our indemnification claims in connection with the formation transactions.

Name of Beneficial Owner	Number of Shares and Units Beneficially Owned	Percentage of All Shares(1)	Percentage of All Shares and Units(2)
American Assets, Inc.(3)	5,291,386	13.18%	9.95%
Ernest Rady Trust U/D/T March 10, 1983(4)	20,100,398	40.41%	37.80%
Ernest S. Rady(5)	20,640,872	41.05%	38.81%
John W. Chamberlain(6)	289,460	*	*
Robert F. Barton(7)	169,231	*	*
Adam Wyll(8)	56,250	*	*
Patrick Kinney(8)	45,000	*	*
Duane A. Nelles(9)	21,952	*	*
Larry E. Finger(10)	2,151	*	*
Edward F. Lange, Jr.(11)	1,951	*	*
Thomas S. Olinger(11)	1,951	*	*
Robert S. Sullivan(11)	1,951	*	*
All directors, director nominees and executive officers as a group (10 persons)	21,230,769	42.24%	39.95%

*	Less than 1.0%

(1)

Assumes 35,034,840 shares of common stock are outstanding immediately following this offering. In addition, amounts for individuals assume that all common units held by the person are exchanged for shares of our common stock, and amounts for all directors, director nominees and executive officers as a group assume all common units held by them are exchanged for shares of our common stock in each case, regardless of when such common units are currently exchangeable. The total number of shares of our common stock outstanding used in calculating this percentage assumes that none of the common units held by other persons are exchanged for shares of our common stock.

(2)	Assumes a total of 35,034,840 shares of our common stock and 18,145,039 common units, which units may be redeemed for cash or, at our option, exchanged for shares of our common stock as described in “Description of the Partnership Agreement of American Assets Trust, L.P.,” are outstanding immediately following this offering.
(3)	Includes 2,004 common units held by Western Insurance Holdings, Inc., which is controlled by American Assets, Inc. American Assets, Inc. disclaims beneficial ownership of such shares and common units, except to the extent of its pecuniary interest therein.
(4)	Includes 181,805 shares and 5,107,577 common units held by American Assets, Inc., which is controlled by the Rady Trust and 2,004 common units held by Western Insurance Holdings, Inc., which is controlled by American Assets, Inc. The Rady Trust disclaims beneficial ownership of such shares and common units, except to the extent of its pecuniary interest therein.
(5)

Includes (a) 5,214,272 shares and 9,594,740 common units held by the Rady Trust; (b) 91,276 common units held by the Donald R. Rady Trust, for which Mr. Rady is the trustee; (c) 91,252 common units held by the Harry M. Rady Trust, for which Mr. Rady is the trustee; (d) 91,252 common units held by the Margo S. Rady Trust, for which Mr. Rady is the trustee; (e) 141,025 common units held by DHM Trust dated as of 29th May 1959, for which Mr. Rady is the trustee; (f) 181,805 shares and 5,107,577 common units held by American Assets, Inc., which is indirectly controlled by Mr. Rady; and (g) 2,004 common units held by Western Insurance Holdings, Inc., which is indirectly controlled by Mr. Rady. Mr. Rady disclaims beneficial ownership of such shares and common units, except to the extent of his pecuniary interest therein.

(6)	Includes (a) 18,880 shares held by Trust A of the W.E. & B.M. Chamberlain Trust, for which Mr. Chamberlain is the trustee; (b) 2,818 common units held by Trust C of the W.E. & B.M. Chamberlain Trust, for which Mr. Chamberlain is the trustee; (c) 32,068 shares and 10,694 common units held by The John W. and Rebecca S. Chamberlain Trust dated July 14, 1994, as amended, for which Mr. Chamberlain and his wife are the trustees and beneficiaries; and (d) 225,000 shares of restricted stock granted pursuant to his employment agreement. Mr. Chamberlain disclaims beneficial ownership of such shares and common units, except to the extent of his pecuniary interest therein.
(7)	Includes (a) 481 shares held by the Robert and Katherine Barton Living Trust, for which Mr. Barton is a trustee and beneficiary, and as such is the beneficial owner of the shares and common units held by such trust and (b) 168,750 shares of restricted stock granted pursuant to his employment agreement.
(8)	Consists of restricted stock granted pursuant to his employment agreement.
(9)	Includes (a) 1,952 shares of restricted stock granted pursuant to our 2011 Plan to Mr. Nelles as a non-employee director nominee and (b) 20,000 shares of our common stock purchased in this offering.
(10)	Includes (a) 1,951 shares of restricted stock granted pursuant to our 2011 Plan to Mr. Finger as a non-employee director nominee and (b) 200 shares of our common stock purchased in this offering.
(11)	Consists of restricted stock granted to each of our non-employee director nominees pursuant to our 2011 Plan.

DESCRIPTION OF SECURITIES

Although the following summary describes the material terms of our stock, it is not a complete description of the MGCL or our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part and are available from us upon request. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 490 million shares of common stock, $0.01 par value per share, or common stock, and 10 million shares of preferred stock, $0.01 par value per share, or preferred stock. Our charter authorizes our board of directors, with the approval of a majority of the entire board of directors and without any action by our stockholders, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of any class or series of our stock. Upon completion of this offering, the formation transactions and the other transactions described in this prospectus, 35,034,840 shares of our common stock will be issued and outstanding, and no shares of preferred stock will be issued and outstanding.

Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

Common Stock

Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of shares of our common stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by our board of directors out of assets legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all known debts and liabilities of our company.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of our common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. Directors are elected by a plurality of all of the votes cast in the election of directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any securities of our company. Our charter provides that our stockholders generally have no appraisal rights unless our board of directors determines prospectively that appraisal rights will apply to one or more transactions in which holders of our common stock would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of our common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on such matters, except that the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors is required to remove a director and the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on such matter is required to amend the provisions of our charter relating to the removal of directors or specifying that our stockholders may act without a meeting only by unanimous consent, or to amend the vote required to amend such provisions. Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation. Because our operating assets may be held by our operating partnership or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of stock, to establish the designation and number of shares of each class or series and to set, subject to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series.

Preferred Stock

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares into one or more classes or series of preferred stock. Prior to issuance of shares of each new class or series, our board of directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series. As a result, our board of directors could authorize the issuance of shares of preferred stock that have priority over shares of our common stock with respect to dividends or other distributions or rights upon liquidation or with other terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that our common stockholders otherwise believe to be in their best interests. As of the date hereof, no shares of preferred stock are outstanding and we have no present plans to issue any preferred stock.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

We believe that the power of our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock, to authorize us to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional authorized shares of common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that our common stockholders otherwise believe to be in their best interests. See “Material Provisions of Maryland Law and of Our Charter and Bylaws—Anti-takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws.”

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock (after taking into account options to acquire shares of stock) may be owned, directly, indirectly or through application of certain attribution rules by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 7.275% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock, or 7.275% in value of the aggregate of the outstanding shares of all classes and series of our stock, in each case excluding any shares of our common stock that are not treated as outstanding for federal income tax purposes. We refer to each of these restrictions as an “ownership limit” and collectively as the “ownership limits.” A person or entity that would have acquired actual, beneficial or constructive ownership of our stock but for the application of the ownership limits or any of the other restrictions on ownership and transfer of our stock discussed below is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 7.275% of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 7.275% of our outstanding common stock and thereby violate the applicable ownership limit.

Our board of directors, in its sole and absolute discretion, prospectively or retroactively, may exempt a person from either or both of the ownership limits if doing so would not result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT and our board of directors determines that:

•

such waiver will not cause or allow five or fewer individuals to actually or beneficially own more than 49% in value of the aggregate of the outstanding shares of all classes and series of our stock; and

•

subject to certain exceptions, the person does not and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant.

As a condition of the exception, our board of directors may require an opinion of counsel or IRS ruling, in either case in form and substance satisfactory to our board of directors, in its sole and absolute discretion, in order to determine or ensure our status as a REIT and such representations and undertakings from the person requesting the exception as are reasonably necessary to make the determinations above. Our board of directors may impose such conditions or restrictions as it deems appropriate in connection with such an exception.

Our board of directors will, upon completion of this offering, grant to Ernest S. Rady and certain of his affiliates, or the Rady Group, an exemption from the ownership limits, subject to various conditions and limitations. During the time that such waiver is effective, the Rady Group will be subject to an increased ownership limit, or an excepted holder limit of 19.9%. As a condition to granting such excepted holder limit, the Rady Group will be required to make representations and warranties to us, including a representation that, as a result of granting the Rady Group a waiver from the ownership limits and providing the Rady Group with an excepted holder limit of 19.9%, no other person will actually, beneficially or constructively own shares of our stock in excess of the ownership limit. In addition, Mr. Rady generally will be required to represent that the Rady Group does not, and will not at any time the Rady Group has an exception from the ownership limits, actually or constructively own in excess of 9.8% of the outstanding equity interests in any of our tenants, other than certain specifically identified tenants. These and certain other representations and undertakings are intended to ensure that, as a result of granting such waiver and providing the Rady Group with an excepted holder limit, we will continue to meet the REIT ownership requirements. Mr. Rady must inform us if any of these representations becomes untrue or is violated, in which case the Rady Group will lose its exemption from the ownership limit.

In connection with a waiver of an ownership limit or at any other time, our board of directors may, in its sole and absolute discretion, increase or decrease one or both of the ownership limits for one or more persons, except that a decreased ownership limit will not be effective for any person whose actual, beneficial or constructive ownership of our stock exceeds the decreased ownership limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of our stock equals or falls below the decreased ownership limit, although any further acquisition of our stock will violate the decreased ownership limit. Our board of directors may not increase or decrease any ownership limit if, among other limitations, the new ownership limit would allow five or fewer persons to actually or beneficially own more than 49% in value of our outstanding stock or could otherwise cause us to fail to qualify as a REIT.

Our charter further prohibits:

•

any person from actually, beneficially or constructively owning shares of our stock that could result in us being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT (including, but not limited to, actual, beneficial or constructive ownership of shares of our stock that could result in (i) us owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code, or (ii) any manager of a “qualified lodging facility,” within the meaning of Section 856(d)(9)(D) of the Code, leased by us to one of our taxable REIT subsidiaries failing to qualify as an “eligible independent contractor” within the meaning of Section 856(d)(9)(A) of the Code, in each case if the income we derive from such tenant or such taxable REIT subsidiary, taking into account our other income that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause us to fail to satisfy any the gross income requirements imposed on REITs); and

•

any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of our stock described above must give written notice immediately to us or, in the case of a proposed or attempted transaction, provide us at least 15 days prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

The ownership limits and other restrictions on ownership and transfer of our stock described above will not apply until the closing of this offering and will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by our board of directors, or could result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The prohibited owner will have no rights in shares of our stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer of our stock, then that transfer of the number of shares that otherwise would cause any person to violate the above restrictions will be void. If any transfer of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer of the shares to the trust (or, in the event of a gift, devise or other such transaction, the last reported sale price on the NYSE on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the last reported sale price on the NYSE on the date we accept, or our designee accepts, such offer. We must reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee and pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or persons designated by the trustee who could own the shares without violating the ownership limits or other restrictions on ownership and transfer of our stock. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the last reported sale price on the NYSE on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee will reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of our stock have been transferred to the trustee, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount shall be paid to the trustee upon demand.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary, all dividends and other distributions paid by us with respect to such shares, and may exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee may, at the trustee’s sole discretion:

•	rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•	recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If our board of directors or a committee thereof determines in good faith that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors or such committee may take such action as it deems advisable in its sole discretion to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of our stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person’s actual or beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, any person that is an actual owner, beneficial owner or constructive owner of shares of our stock and any person (including the stockholder of record) who is holding shares of our stock for an actual owner, beneficial owner or constructive owner must, on request, disclose to us such information as we may request in good faith in order to determine our status as a REIT and comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of our stock will bear a legend referring to the restrictions on ownership and transfer of our stock described above.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock that our stockholders believe to be in their best interest.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is American Stock Transfer & Trust Company, located at 59 Maiden Lane, Plaza Level, New York, NY 10038.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

Although the following summary describes certain provisions of Maryland law and the material provisions of our charter and bylaws, it is not a complete description of Maryland law or our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part and are available from us upon request. See “Where You Can Find More Information.”

Our Board of Directors

Our charter and bylaws provide that the number of directors of our company may be established, increased or decreased only by a majority of our entire board of directors but may not be fewer than the minimum number required under the MGCL nor, unless our bylaws are amended, more than 15. Upon completion of this offering, we expect to have seven directors.

Our charter also provides that, at such time as we become eligible to elect to be subject to certain elective provisions of the MGCL (which we expect will be upon completion of this offering) and except as may be provided by our board of directors in setting the terms of any class or series of stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director so elected will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.

Each of our directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies under the MGCL. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, a board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. Our board of directors has, by board resolution, elected to opt out of the business combination provisions of the MGCL. However, we cannot assure you that our board of directors will not opt to be subject to such business combination provisions in the future. Notwithstanding the foregoing, an alteration or repeal of this resolution will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to any control shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors, generally, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) the person who made or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to: (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. We cannot provide you any assurance, however, that our board of directors will not amend or eliminate this provision at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

•	a majority requirement for the calling of a special meeting of stockholders.

Our charter provides that, at such time as we become eligible to make a Subtitle 8 election and except as may be provided by our board of directors in setting the terms of any class or series of stock, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require a two-thirds vote for the removal of any director from the board, which removal will be allowed only for cause, (2) vest in the board the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws and (3) require, unless called by the chairman of our board of directors, our president, our chief executive officer or our board of directors, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting to consider and vote on any matter that may properly be considered at a meeting of stockholders. We have not elected to create a classified board. In the future, our board of directors may elect, without stockholder approval, to create a classified board or elect to be subject to one or more of the other provisions of Subtitle 8.

Amendments to Our Charter and Bylaws

Other than amendments to certain provisions of our charter described below and amendments permitted to be made without stockholder approval under Maryland law or by a specific provision in the charter, our charter may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. The provisions of our charter relating to the removal of directors or specifying that our stockholders may act without a meeting only by unanimous consent, or the provision specifying the vote required to amend such provisions, may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast on the matter. Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws or to make new bylaws.

Transactions Outside the Ordinary Course of Business

We generally may not merge with or into or consolidate with another company, sell all or substantially all of our assets or engage in a statutory share exchange unless such transaction is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. In addition, to the extent that such a merger, consolidation, sale of assets of statutory share exchange would require the vote of our stockholders, such transaction would also require the approval of the limited partners of our operating partnership. See “Description of the Partnership Agreement of American Assets Trust, L.P.—Restrictions on Transfers by the General Partner.”

Dissolution of Our Company

The dissolution of our company must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Meetings of Stockholders

Under our bylaws, annual meetings of stockholders must be held each year at a date, time and place determined by our board of directors. Special meetings of stockholders may be called by the chairman of our board of directors, our chief executive officer, our president and our board of directors. Additionally, subject to the provisions of our bylaws, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders must be called by our secretary upon the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter at such meeting who have requested the special meeting in accordance with the procedures specified in our bylaws and provided the information and certifications required by our bylaws. Only matters set forth in the notice of a special meeting of stockholders may be considered and acted upon at such a meeting. The first annual meeting of our stockholders after this offering will be held in 2012 as our annual meeting for 2011 will occur prior to the completion of this offering.

Advance Notice of Director Nominations and New Business

Our bylaws provide that:

•

with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•

by a stockholder who was a stockholder of record both at the time of giving of the notice required by our bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has provided the information and certifications required by the advance notice procedures set forth in our bylaws; and

•

with respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders, and nominations of individuals for election to our board of directors may be made only:

•	by or at the direction of our board of directors; or

•

provided that the meeting has been called for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving of the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has provided the information and certifications required by the advance notice procedures set forth in our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings.

Anti-takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws

The restrictions on ownership and transfer of our stock, the provisions of our charter regarding the removal of directors, the exclusive power of our board of directors to fill vacancies on the board and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests. Likewise, if our board of directors were to opt in to the business combination provisions of the MGCL or the provisions of Subtitle 8 of Title 3 of the MGCL providing for a classified board of directors, or if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL were amended or rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer, without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification, upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or officer or on the director’s of officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate our company and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding, without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification, to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while serving as our director or officer and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

The partnership agreement also provides that we, as general partner, and our directors, officers, employees, agents and designees are indemnified to the extent provided therein. See “Description of the Partnership Agreement of American Assets Trust, L.P.—Exculpation and Indemnification of General Partner.”

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnification Agreements

We intend to enter into indemnification agreements with each of our executive officers and directors as described in “Management—Limitation of Liability and Indemnification.”

Restrictions on Ownership and Transfer

Subject to certain exceptions, our charter provides that no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 7.275% (in value or number of shares, whichever is more restrictive) of the outstanding shares of our common stock or more than 7.275% in value of the aggregate outstanding shares of our stock. For a fuller description of this and other restrictions on ownership and transfer of our stock, see “Description of Securities—Restrictions on Ownership and Transfer.”

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to be qualified as a REIT. Our charter also provides that our board of directors may determine that compliance with the restrictions on ownership and transfer of our stock is no longer required in order for us to qualify as a REIT.

SHARES ELIGIBLE FOR FUTURE SALE

General

Upon completion of this offering, we will have outstanding 35,034,840 shares of our common stock (39,159,840 shares if the underwriters’ overallotment option is exercised in full). In addition, upon completion of this offering, 18,145,039 shares of our common stock will be reserved for issuance upon exchange of common units.

Of these shares, the 27,500,000 shares sold in this offering (31,625,000 shares if the underwriters’ overallotment option is exercised in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter, except for any shares purchased in this offering by our “affiliates,” as that term is defined by Rule 144 under the Securities Act. The 7,030,084 shares of common stock issued to our officers, directors and affiliates in the formation transactions and the shares of our common stock issuable to officers, directors and affiliates upon exchange of common units will be “restricted shares” as defined in Rule 144.

Prior to this offering, there has been no public market for our common stock. Trading of our common stock on the NYSE is expected to commence immediately following the completion of this offering. No assurance can be given as to (1) the likelihood that an active market for our shares of common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell the shares or (4) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of our common stock (including shares issued upon the exchange of units tendered for redemption or the exercise of stock options), or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock. See “Risk Factors—Risks Related to this Offering.”

For a description of certain restrictions on transfers of our shares of common stock held by certain of our stockholders, see “Description of Securities—Restrictions on Ownership and Transfer.”

Rule 144

After giving effect to this offering, 7,030,084 shares of our outstanding shares of common stock will be “restricted” securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned shares considered to be restricted securities under Rule 144 for at least six months would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned shares considered to be restricted securities under Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

An affiliate of ours who has beneficially owned shares of our common stock for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•

1.0% of the shares of our common stock then outstanding, which will equal approximately 350,348 shares immediately after this offering (391,598 shares if the underwriters exercise their overallotment option in full); or

•	the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Redemption/Exchange Rights

In connection with the formation transactions, our operating partnership will issue an aggregate of common units to prior investors in the entities that own the properties in our portfolio. Beginning on or after the date which is 14 months after the completion of this offering, limited partners of our operating partnership and certain qualifying assignees of a limited partner will have the right to require our operating partnership to redeem part or all of their common units for cash, or, at our election, shares of our common stock, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, subject to the restrictions on ownership and transfer of our stock set forth in our charter and described under the section entitled “Description of Securities—Restrictions on Ownership and Transfer.” See “Description of the Partnership Agreement of American Assets Trust, L.P.”

Registration Rights

In connection with the completion of this offering, will enter into a registration rights agreement with the various persons receiving shares of our common stock and/or common units in the formation transactions, including Mr. Rady his affiliates, immediate family members and related trusts and certain of our executive officers. Under the registration rights agreement, subject to certain limitations, commencing not later than 14 months after the date of this offering, we will file one or more registration statements covering the resale of the shares of our common stock issued in the formation transactions and the resale of the shares of our common stock issued or issuable, at our option, in exchange for operating partnership units issued in the formation transactions. We may, at our option, satisfy our obligation to prepare and file a resale registration statement by filing a registration statement registering the issuance by us of shares of our common stock registered under the Securities Act in lieu of our operating partnership’s obligation to pay cash for such units.

Commencing one year after the date of this offering (but prior to the date upon which the registration statement described above becomes effective) or 16 months after the date of this offering if the shelf registration statement described above is not then effective, Mr. Rady and his affiliates, immediate family members and related trusts will have demand rights to require us to undertake an underwritten offering under a resale registration statement (so long as a majority-in-interest of such group makes such a demand). In addition, if we file a registration statement with respect to an underwritten offering for our own account, any of Mr. Rady and his affiliates, immediate family members and related trusts will have the right, subject to certain limitations, to register such number of shares of our common stock issued to him or her pursuant to the formation transactions as each such person requests.

Commencing upon our filing of a resale registration statement not later than 14 months after the date of this offering, under certain circumstances, we will also be required to undertake an underwritten offering upon the written request of holders of at least 10% in the aggregate of the securities originally issued in the formation transactions, provided the securities to be registered in such offering shall (1) have a market value of at least $25 million or (2) shall represent all of the remaining securities acquired in the formation transactions by Mr. Rady and his affiliates, immediate family members and related trusts and such securities shall have a market value of at least $10 million, and provided further that we are not obligated to effect more than three such underwritten offerings. We will agree to pay all of the expenses relating to the securities registrations described above.

Equity Incentive Award Plan

We intend to adopt our 2011 Equity Incentive Award Plan immediately prior to the completion of this offering. The plan will provide for the grant of incentive awards to our directors, officers, employees and consultants. An aggregate of 4,054,411 shares of our common stock are authorized for issuance under awards granted pursuant to the 2011 Equity Incentive Award Plan, of which 504,756 will be granted to officers and directors upon completion of this offering and will be subject to the lock-up agreements discussed below. We expect that an aggregate of 3,549,655 shares of our common stock will be available for future issuance under the awards granted pursuant to our 2011 Equity Incentive Award Plan.

We intend to file with the SEC a Registration Statement on Form S-8 covering the shares of common stock issuable under our 2011 Equity Incentive Award Plan. Shares of our common stock covered by this registration statement, including any shares of our common stock issuable upon the exercise of options or shares of restricted common stock, will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

Lock-up Agreements

In addition to the limits placed on the sale of our common stock by operation of Rule 144 and other provisions of the Securities Act, our directors, executive officers, director nominees and their affiliates, as well as each of the prior investors have agreed with the underwriters of this offering, subject to certain exceptions, not to sell or otherwise transfer or encumber, or enter into any transaction that transfers, in whole or in part, directly or indirectly, any shares of common stock or securities convertible into, exchangeable for or exercisable for shares of common stock owned by them at the completion of this offering or thereafter acquired by them for a period of 365 days (with respect to Mr. Rady and our other directors, director nominees and executive officers and their affiliates) and 180 days (with respect to other prior investors) after the date of this prospectus, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and Morgan Stanley & Co. Incorporated (with respect to our executive officers, directors and director nominees and their affiliates) or Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC (with respect to other prior investors).

However, in addition to certain other exceptions, (1) each of our directors, director nominees, executive officers and their affiliates, as well as prior investors may transfer or dispose of his or her shares during the lock-up period in the case of gifts or for estate planning purposes, and (2) each of the prior investors that is an entity may distribute its shares to its limited partners, members or stockholders or to its affiliates or to any investment fund or other entity controlled or managed by it, provided in each case that each transferee agrees to a similar lock-up agreement for the remainder of the lock-up period, the transfer does not involve a disposition for value, no report is required to be filed by the transferor under the Exchange Act as a result of the transfer and the transferor does not voluntarily effect any public filing or report regarding such transfer. See “Underwriting—No Sales of Similar Securities.”

FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations regarding our company and this offering of our common stock. For purposes of this discussion, references to “we,” “our” and “us” mean only American Assets Trust, Inc., and do not include any of its subsidiaries, except as otherwise indicated. This summary is for general information only and is not tax advice. The information in this summary is based on:

•	the Internal Revenue Code of 1986, as amended, or the Code;

•	current, temporary and proposed Treasury Regulations promulgated under the Code;

•	the legislative history of the Code;

•	administrative interpretations and practices of the Internal Revenue Service, or the IRS; and

•	court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated under the Code, and administrative and judicial interpretations thereof. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or non-U.S. tax consequences associated with the purchase, ownership, or disposition of our common stock or our election to be taxed as a REIT.

You are urged to consult your tax advisors regarding the tax consequences to you of:

•	the purchase, ownership or disposition of our common stock, including the federal, state, local, non-U.S. and other tax consequences;

•	our election to be taxed as a REIT for federal income tax purposes; and

•	potential changes in applicable tax laws.

Taxation of Our Company

General

We had in effect an election to be taxed as an S corporation under subchapter S of the Code, but we recently revoked our subchapter S election. We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our taxable year ending December 31, 2011. We believe that we are organized and will operate in a manner that will allow us to qualify for taxation as a REIT under the Code commencing with our taxable year ending December 31, 2011, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized or will be able to operate in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify.”

Latham & Watkins LLP has acted as our tax counsel in connection with this offering of our common stock and our intended election to be taxed as a REIT. Latham & Watkins LLP will render an opinion to us to the effect that, commencing with our taxable year ending December 31, 2011, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion will be based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers. In addition, this opinion will be based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, which are discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year will satisfy those requirements. Further, the anticipated federal income tax treatment described in this discussion may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Latham & Watkins LLP has no obligation to update its opinion subsequent to the date of such opinion.

Provided we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay federal income tax as follows:

•	First, we will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, we may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

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Third, if we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

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Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

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Fifth, if we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

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Sixth, if we fail to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset test), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

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Seventh, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

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Eighth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for the year, (2) 95% of our capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

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Ninth, if we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the C corporation’s basis in the asset (as is expected to occur in connection with certain mergers that are part of the formation transactions), and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation.

•	Tenth, our subsidiaries that are C corporations, including our “taxable REIT subsidiaries,” generally will be required to pay federal corporate income tax on their earnings.

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Eleventh, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” See “—Penalty Tax.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a taxable REIT subsidiary of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations.

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Twelfth, we may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the stockholder in our common stock.

Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)	that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5)	that is beneficially owned by 100 or more persons;

(6)	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year; and

(7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.

We believe that we have been organized, will operate and will issue sufficient shares of our common stock with sufficient diversity of ownership pursuant to this offering of our common stock to allow us to satisfy conditions (1) through (7) inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of our shares which are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. A description of the share ownership and transfer restrictions relating to our stock is contained in the discussion in this prospectus under the heading “Description of Securities—Restrictions on Ownership and Transfer.” These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “—Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We will have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. In the case of a REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our operating partnership, including our operating partnership’s share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for federal income tax purposes in which it owns an interest, is treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.”

We expect to control our operating partnership and the subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own and operate certain properties through subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the federal tax requirements described in this discussion, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries. We will own an interest in one or more taxable REIT subsidiaries and may acquire securities in additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care facilities as more fully described below under “—Income Tests,” a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to federal income tax as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset test described below. See “—Asset Tests.”

Income Tests

We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from investments relating to real property or mortgages on real property, including “rents from real property” and, in certain circumstances, interest, or certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

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The amount of rent is not based in any way on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

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Neither we nor an actual or constructive owner of 10% or more of our stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents we receive from such a tenant that is a taxable REIT subsidiary of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if (1) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space, or (2) the property to which the rents relate is a qualified lodging facility and such property is operated on behalf of the taxable REIT subsidiary by a person who is an eligible independent contractor and certain other requirements are met, as described below. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary;

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Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, we may transfer a portion of such personal property to a taxable REIT subsidiary; and

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We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor from whom we derive no revenue to provide customary services, or a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

A portion of our rental income will be derived from the lease of our hotel property, which we plan to lease to our taxable REIT subsidiary. In order for the rent payable under this lease to constitute “rents from real property,” the lease must be respected as a true lease for federal income tax purposes and must not be treated as a service contract, joint venture, or some other similar type of arrangement. We believe that this lease will be respected as a true lease for federal income tax purposes. However, this determination is inherently a question of fact, and we cannot assure you that the IRS will not successfully assert a contrary position. If this lease is not respected as a true lease, part or all of the payments that we receive as rent from our taxable REIT subsidiary with respect to such lease may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we may not be able to satisfy either the 75% or 95% gross income test and could fail to qualify as a REIT.

Also, our taxable REIT subsidiary may not operate or manage a lodging facility or provide rights to any brand name under which any lodging facility is operated. However, rents we receive from a lease of a hotel to our taxable REIT subsidiary will constitute “rents from real property” if the following conditions are satisfied:

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First, the hotel must be a “qualified lodging facility.” A qualified lodging facility is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. Accordingly, we will not be permitted to have gambling or wagering activity on the premises of our hotel property or to earn income from gambling or wagering activities.

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Second, the hotel manager must be an “eligible independent contractor.” An eligible independent contractor is an independent contractor that, at the time the management contract is entered into, is actively engaged in the trade or business of operating qualified lodging facilities for any person not related to us or any of our taxable REIT subsidiaries. For this purpose, an independent contractor means any person (1) that does not own (taking into account relevant attribution rules) more than 35% of our stock, and (2) with respect to which no person or group owning directly or indirectly (taking into account relevant attribution rules) 35% or more of our stock owns 35% or more directly or indirectly (taking into account relevant attribution rules) of the ownership interest in the contractor.

We believe that our hotel property will be a qualified lodging facility, and that the hotel manager engaged by our taxable REIT subsidiary to manage the hotel will be an eligible independent contractor. Furthermore, while we will monitor the activities of the eligible independent contractor to maximize the value of our hotel investment, neither we nor our taxable REIT subsidiary lessee will directly or indirectly operate or manage our hotel. Thus, we believe that the rents we derive from our taxable REIT subsidiary with respect to the lease of our hotel property will qualify as “rents from real property.”

We generally do not intend, and as a general partner of our operating partnership, do not intend to permit our operating partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent we determine, based on the advice of our tax counsel, that the failure will not jeopardize our tax status as a REIT. For example, as described in “Description of Our Securities—Restrictions on Ownership and Transfer,” an excepted holder limit was established for Mr. Rady and his affiliates in excess of the ownership limit. Because Mr. Rady and his affiliates will own in excess of 10% of our stock and in excess of 10% or more of the voting power or value of all classes of stock of certain of our tenants, we anticipate the rents payable by such tenants will not qualify as “rents from real property” and, therefore, will not qualify under the 95% and 75% gross income tests described above. We believe, however, that we will be able to satisfy the REIT gross income tests notwithstanding our receipt of such nonqualifying rental income. With respect to the limitation on the rental of personal property, we have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will not disagree with our determinations of value of such property.

Income we receive that is attributable to the rental of parking spaces at the properties generally will constitute rents from real property for purposes of the gross income tests if certain services provided with respect to the parking spaces are performed by independent contractors from whom we derive no revenue, either directly or indirectly, or by a taxable REIT subsidiary, and certain other conditions are met. We believe that the income we receive that is attributable to parking spaces will meet these tests and, accordingly, will constitute rents from real property for purposes of the gross income tests.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

To the extent our taxable REIT subsidiaries pay dividends, we generally will derive our allocable share of such dividend income through our interest in our operating partnership. Such dividend income will qualify under the 95%, but not the 75%, gross income test.

We will monitor the amount of the dividend and other income from our taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:

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following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “—Taxation of Our Company—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income. Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Our operating partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our operating partnership’s investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by our operating partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Penalty Tax. Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a taxable REIT subsidiary of ours, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

We anticipate that one or more of our taxable REIT subsidiaries will provide services to certain of our tenants and will pay rent to us. We intend to set the fees paid to our taxable REIT subsidiaries for such services, and the rent payable to us at arm’s length rates, although the amounts paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid, or on the excess rents paid to us.

Asset Tests

At the close of each calendar quarter of our taxable year, we must also satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds.

Second, not more than 25% of the value of our total assets may be represented by securities (including securities of one or more taxable REIT subsidiaries), other than those securities includable in the 75% asset test.

Third, of the investments included in the 25% asset class, and except for investments in other REITs, our qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor or securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fourth, not more than 25% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. Our operating partnership will own 100% of the securities of one or more corporations that will elect, together with us, to be treated as our taxable REIT subsidiaries, and we may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our taxable REIT subsidiaries will not exceed 25% of the aggregate value of our gross assets. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with our determinations of value.

The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through our operating partnership) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of increasing our interest in our operating partnership). For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to our operating partnership or as limited partners exercise their redemption/exchange rights. Accordingly, after initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in our operating partnership), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained and intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to cure any noncompliance with the asset tests within the 30 day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets (1) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (2) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking steps including (1) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (2) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (3) disclosing certain information to the IRS.

Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful, or will not require a reduction in our operating partnership’s overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements

To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income”; and

•	90% of our after-tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case, on the date we acquired the asset.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by our stockholders in the year in which paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. In order to be taken into account for purposes of our distribution requirement, the amount distributed must not be preferential—i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates. We believe that we will make timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the partnership agreement of our operating partnership authorizes us, as general partner of our operating partnership, to take such steps as may be necessary to cause our operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements and to minimize our corporate tax obligation.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. If these timing differences occur, we may borrow funds to pay dividends or pay dividends in the form of taxable stock dividends in order to meet the distribution requirements, while preserving our cash. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons.

Pursuant to recent IRS guidance, certain part-stock and part-cash dividends distributed by publicly traded REITs with respect to calendar years 2008 though 2011, and in some cases declared as late as December 31, 2012, will be treated as distributions for purposes of the REIT distribution requirements. Under the terms of this Revenue Procedure, up to 90% of our distributions could be paid in shares of our stock. If we make such a distribution, taxable stockholders would be required to include the full amount of the dividend (i.e., the cash and the stock portion) as ordinary income (subject to limited exceptions), to the extent of our current and accumulated earnings and profits for federal income tax purposes, as described under the headings “—Federal Income Tax Considerations for Holders of Our Common Stock—Taxation of Taxable U.S. Stockholders—Distributions Generally” and “—Federal Income Tax Considerations for Holders of Our Common Stock—Taxation of Non-U.S. Stockholders— Distributions Generally.” As a result, our stockholders could recognize taxable income in excess of the cash received and may be required to pay tax with respect to such dividends in excess of the cash received. If a taxable stockholder sells the stock it receives as a dividend, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of the stock at the time of the sale. Furthermore, with respect to non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure To Qualify

If we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT, certain specified cure provisions may be available to us. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In such event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Unless entitled to relief under specific statutory provisions, we will also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies

General. All of our investments will be held indirectly through our operating partnership. In addition, our operating partnership will hold certain of its investments indirectly through subsidiary partnerships and limited liability companies which we expect will be treated as partnerships or disregarded entities for federal income tax purposes. In general, entities that are classified as partnerships or disregarded entities for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. We will include in our income our share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by our operating partnership, including its share of its subsidiary partnerships and limited liability companies, based on our capital interests in each such entity. See “—Taxation of Our Company.”

Entity Classification. Our interests in our operating partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships (or disregarded entities). For example, an entity that would otherwise be classified as a partnership for federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. Interests in a partnership are not treated as readily tradable on a secondary market, or the substantial equivalent thereof, if all interests in the partnership were issued in one or more transactions that were not required to be registered under the Securities Act, and the partnership does not have more than 100 partners at any time during the taxable year of the partnership, taking into account certain ownership attribution and anti-avoidance rules (the “100 Partner Safe Harbor”). Our operating partnership may not qualify for the 100 Partner Safe Harbor. In the event that the 100 Partner Safe Harbor or certain other safe harbor provisions of applicable Treasury Regulations are not available, our operating partnership could be classified as a publicly traded partnership.

If our operating partnership does not qualify for the 100 Partner Safe Harbor, interests in our operating partnership may nonetheless be viewed as not readily tradable on a secondary market or the substantial equivalent thereof if the sum of the percentage interests in capital or profits of our operating partnership transferred during any taxable year of our operating partnership does not exceed 2% of the total interests in our operating partnership’s capital or profits, subject to certain exceptions. For purpose of this 2% trading restriction, our interests in our operating partnership are excluded from the determination of the percentage interests in capital or profits of our operating partnership. In addition, this 2% trading restriction does not apply to transfers by a limited partner in one or more transactions during any 30-day period representing in the aggregate more than 2% of the total interests in our operating partnership’s capital or profits. We, as general partner of our operating partnership, have the authority to take any steps we determine necessary or appropriate to prevent any trading of interests in our operating partnership that would cause our operating partnership to become a publicly traded partnership, including any steps necessary to ensure compliance with this 2% trading restriction.

We believe our operating partnership and each of our other partnerships and limited liability companies will be classified as partnerships or disregarded entities for federal income tax purposes, and we do not anticipate that our operating partnership or any subsidiary partnership or limited liability company will be treated as a publicly traded partnership that is taxable as a corporation.

If our operating partnership or any of our other partnerships or limited liability companies were to be treated as a publicly traded partnership, it would be taxable as a corporation unless it qualified for the statutory “90% qualifying income exception.” Under that exception, a publicly traded partnership is not subject to corporate-level tax if 90% or more of its gross income consists of dividends, interest, “rents from real property” (as that term is defined for purposes of the rules applicable to REITs, with certain modifications), gain from the sale or other disposition of real property, and certain other types of qualifying income. However, if any such entity did not qualify for this exception or was otherwise taxable as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “—Taxation of Our Company—Asset Tests” and “—Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of our operating partnership or a subsidiary partnership or limited liability company might be treated as a taxable event. If so, we might incur a tax liability without any related cash payment.

Allocations of Income, Gain, Loss and Deduction. Except for special allocations to holders of LTIP units described under “Description of the Partnership Agreement of American Assets Trust, L.P.—Special Allocations and Liquidations Distributions on LTIP Units,” the operating partnership agreement generally provides that allocations of net income to holders of common units generally will be made proportionately to all such holders in respect of such units. Certain limited partners will have the opportunity to guarantee debt of our operating partnership, indirectly through an agreement to make capital contributions to our operating partnership under limited circumstances. As a result of these guaranties or contribution agreements, and notwithstanding the foregoing discussion of allocations of income and loss of our operating partnership to holders of units, such limited partners could under limited circumstances be allocated a disproportionate amount of net loss upon a liquidation of our operating partnership, which net loss would have otherwise been allocable to us.

If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.

Tax Allocations With Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution, as adjusted from time to time. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Our operating partnership may, from time to time, acquire interests in property in exchange for interests in our operating partnership. In that case, the tax basis of these property interests generally carries over to the operating partnership, notwithstanding their different book (i.e., fair market) value (this difference is referred to as a book-tax difference). The partnership agreement requires that income and loss allocations with respect to these properties be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. Depending on the method we choose in connection with any particular contribution, the carryover basis of each of the contributed interests in the properties in the hands of our operating partnership (1) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (2) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our operating partnership. An allocation described in clause (2) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “—General—Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.”

Any property acquired by our operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.

Certain Tax Considerations Related to the Formation Transactions

As described under “Structure and Formation of Our Company—Formation Transactions,” we intend to acquire certain entities through separate mergers of such entities with and into us. Each such merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. If each merger qualifies as a reorganization for U.S. federal income tax purposes, we will succeed to the tax liabilities and earnings and profits, if any, of each acquired entity, and our tax basis of the assets we acquire from each such entity will be determined by reference to the tax basis of the asset in the hands of each such entity.

To qualify as a REIT, any earnings and profits accumulated in a year in which we, or any entity the earnings and profits of which we succeed to, were not a REIT must be distributed as of the close of the taxable year in which we accumulated or acquired such earnings and profits. Some of the entities merging with and into us have elected since their formation to be taxed as an S corporation for U.S. federal income tax purposes. Assuming each such entity has at all times so qualified, we believe those entities will have no accumulated earnings and profits at the time of the formation transactions. However, if any of these entities did not qualify as an S corporation for U.S. federal income tax purposes, we may succeed to earnings and profits accumulated by such entities, which we would be required to distribute by the close of the taxable year in which the merger occurs. In addition, certain taxable C corporations are also merging with and into us in connection with the formation transactions, and we will be required to distribute any earnings and profits accumulated by such entities by the close of the taxable year in which each such merger occurs. If the IRS were to determine that we acquired earnings and profits that we failed to distribute prior to the end of the appropriate taxable year, we could avoid disqualification as a REIT by using “deficiency dividend” procedures. Under these procedures, we generally would be required to distribute any such earnings and profits to our stockholders within 90 days of the determination and pay a statutory interest charge at a specified rate to the IRS.

In addition, in the case of assets we acquire from a C corporation in a transaction in which the tax basis of corporation’s assets in our hands is determined by reference to the tax basis of the asset in the hands of the corporation (a “Carry-Over Basis Transaction”), if we dispose of any such asset in a taxable transaction during the ten-year period beginning on the date of the Carry-Over Basis Transaction, then we will be required to pay tax at the highest regular corporate tax rate on the gain recognized to the extent of the excess of (a) the fair market value of the asset over (b) our tax basis in the asset, in each case determined as of the date of the Carry-Over Basis Transaction. The foregoing rules regarding the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. Assuming that each target entity that has elected to be taxed as an S corporation at all times so qualified for U.S. federal income tax purposes, and has not acquired assets from a C corporation in a Carry-Over Basis Transaction, we will not be treated as acquiring assets from a C corporation in a Carry-Over Basis Transaction with respect to our merger with each such entity. However, because we are also merging with certain entities that are taxable C corporations, we will be treated as acquiring assets from a C corporation in a Carry-Over Basis Transaction with respect to such mergers, and any sales of such assets in a taxable transaction during the ten-year period beginning on the date of the merger would be subject to taxation as described above.

Furthermore, our tax basis in the assets we acquire in a Carry-Over Basis Transaction will be lower than the assets’ fair market values. This lower tax basis could cause us to have lower depreciation deductions and more gain on a subsequent sale of the assets than would be the case if we had directly purchased the assets in a taxable transaction.

If any of the mergers described above does not qualify as a reorganization within the meaning of Section 368(a) of the Code, the merger would be treated as a sale of the assets of the applicable target entity to us in a taxable transaction, and such entity would recognize taxable gain. In such a case, as the successor-in-interest to the target entity, we would be required to pay the tax on any such gain, but we would not succeed to the earnings and profits, if any, of such entity and our tax basis of the assets we acquire from such entity would not be determined by reference to the basis of the asset in the hands of such entity.

Federal Income Tax Considerations for Holders of Our Common Stock

The following summary describes the principal federal income tax consequences to you of purchasing, owning and disposing of our common stock. This summary assumes you hold shares of our common stock as a “capital asset” (generally, property held for investment within the meaning of Section 1221 of the Code). It does not address all the tax consequences that may be relevant to you in light of your particular circumstances. In addition, this discussion does not address the tax consequences relevant to persons who receive special treatment under the federal income tax law, except where specifically noted. Holders receiving special treatment include, without limitation:

•	financial institutions, banks and thrifts;

•	insurance companies;

•	tax-exempt organizations;

•	“S” corporations;

•	traders in securities that elect to mark to market;

•	partnerships, pass-through entities and persons holding our stock through a partnership or other pass-through entity;

•	stockholders subject to the alternative minimum tax;

•	regulated investment companies and REITs;

•	foreign governments and international organizations;

•	broker-dealers or dealers in securities or currencies;

•	U.S. expatriates;

•	persons holding our stock as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction; or

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar.

If you are considering purchasing our common stock, you should consult your tax advisors concerning the application of federal income tax laws to your particular situation as well as any consequences of the purchase, ownership and disposition of our common stock arising under the laws of any state, local or non-U.S. taxing jurisdiction.

When we use the term “U.S. stockholder,” we mean a holder of shares of our common stock who, for federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation, including an entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia;

•	an estate the income of which is subject to federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If you hold shares of our common stock and are not a U.S. stockholder, you are a “non-U.S. stockholder.”

If a partnership or other entity treated as a partnership for federal income tax purposes holds shares of our common stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding shares of our common stock are encouraged to consult their tax advisors.

Taxation of Taxable U.S. Stockholders

Distributions Generally. Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax discussed below, will be taxable to our taxable U.S. stockholders as ordinary income when actually or constructively received. See “—Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations or, except to the extent provided in “—Tax Rates” below, the preferential rates on qualified dividend income applicable to non-corporate U.S. stockholders, including individuals.

To the extent that we make distributions on our common stock in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to a U.S. stockholder. This treatment will reduce the U.S. stockholder’s adjusted tax basis in such shares of stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. stockholder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Certain stock dividends, including dividends partially paid in our stock and partially paid in cash that comply with IRS Revenue Procedure 2010-12, will be taxable to the recipient U.S. stockholder to the same extent as if paid in cash.

Capital Gain Dividends. Dividends that we properly designate as capital gain dividends will be taxable to our U.S. stockholders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed our actual net capital gain for the taxable year. U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

Retention of Net Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, our earnings and profits (determined for federal income tax purposes) would be adjusted accordingly, and a U.S. stockholder generally would:

•

include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid its share of the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder’s income as long-term capital gain;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•

in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. A U.S. stockholder may elect to treat capital gain dividends, capital gains from the disposition of our stock and income designated as qualified dividend income, described in “—Tax Rates” below, as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Our Common Stock. If a U.S. stockholder sells or disposes of shares of common stock, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares. This gain or loss, except as provided below, will be a long-term capital gain or loss if the holder has held such common stock for more than one year. However, if a U.S. stockholder recognizes a loss upon the sale or other disposition of common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. stockholder received distributions from us which were required to be treated as long-term capital gains.

Tax Rates. The maximum tax rate for non-corporate taxpayers for (1) capital gains, including certain “capital gain dividends,” is 15% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” is 15%. However, dividends payable by REITs are not eligible for the 15% tax rate on qualified dividend income, except to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if it distributed taxable income that it retained and paid tax on in the prior taxable year) or to dividends properly designated by the REIT as “capital gain dividends.” For taxable years beginning after December 31, 2012, the 15% capital gains tax rate is currently scheduled to increase to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income. In addition, U.S. stockholders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income.

Medicare Tax on Unearned Income. Newly enacted legislation requires certain U.S. stockholders that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

New Legislation Relating to Foreign Accounts. Under newly enacted legislation, certain payments made after December 31, 2012 to “foreign financial institutions” in respect of accounts of U.S. stockholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this new legislation on their ownership and disposition of our common stock. See “—Taxation of Non-U.S. Stockholders—New Legislation Relating to Foreign Accounts.”

Information Reporting and Backup Withholding. We are required to report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder comes within certain exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s federal income tax liability, provided the required information is timely furnished to the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “—Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

Dividend income from us and gain arising upon a sale of our shares generally should not be unrelated business taxable income, or UBTI, to a tax-exempt stockholder, except as described below. This income or gain will be UBTI, however, if a tax-exempt stockholder holds its shares as “debt-financed property” within the meaning of the Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as unrelated business taxable income as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of our stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to our stockholders. However, because our stock will be publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Stockholders

The following discussion addresses the rules governing federal income taxation of the purchase, ownership and disposition of our common stock by non-U.S. stockholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of federal income taxation and does not address state, local or non-U.S. tax consequences that may be relevant to a non-U.S. stockholder in light of its particular circumstances. We urge non-U.S. stockholders to consult their tax advisors to determine the impact of federal, state, local and non-U.S. income tax laws on the purchase, ownership and disposition of shares of our common stock, including any reporting requirements.

Distributions Generally. Distributions (including any taxable stock dividends) that are neither attributable to gains from sales or exchanges by us of U.S. real property interests nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with a U.S. trade or business will generally not be subject to withholding but will be subject to federal income tax on a net basis at graduated rates, in the same manner as dividends paid to U.S. stockholders are subject to federal income tax. Any such dividends received by a non-U.S. stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.

Except as otherwise provided below, we expect to withhold federal income tax at the rate of 30% on any distributions made to a non-U.S. stockholder unless:

(1)	a lower treaty rate applies and the non-U.S. stockholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate; or

(2)	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder’s common stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions exceed the non-U.S. stockholder’s adjusted basis in such common stock, they will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of U.S. Real Property Interests. Distributions to a non-U.S. stockholder that we properly designate as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to federal income taxation, unless:

(1)	the investment in our stock is treated as effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, except that a non-U.S. stockholder that is a non-U.S. corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or

(2)	the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by us of “U.S. real property interests,” or USRPI, whether or not designated as capital gain dividends, will cause the non-U.S. stockholder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. stockholders would generally be taxed at the same rates applicable to U.S. stockholders, subject to any applicable alternative minimum tax. We also will be required to withhold and to remit to the IRS 35% (or 15% to the extent provided in Treasury Regulations) of any distribution to non-U.S. stockholders that is designated as a capital gain dividend or, if greater, 35% of any distribution to non-U.S. stockholders that could have been designated as a capital gain dividend. The amount withheld is creditable against the non-U.S. stockholder’s federal income tax liability. However, any distribution with respect to any class of stock that is “regularly traded” on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions will generally be treated as ordinary dividend distributions and subject to withholding in the manner described above with respect to ordinary dividends.

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts designated by us as retained net capital gains in respect of the stock held by stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their federal income tax liability resulting from their proportionate share of the tax paid by us on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeds their actual federal income tax liability. If we were to designate any portion of our net capital gain as retained net capital gain, a non-U.S. stockholder should consult its tax advisor regarding the taxation of such retained net capital gain.

Sale of Our Common Stock. Gain recognized by a non-U.S. stockholder upon the sale, exchange or other taxable disposition of our common stock generally will not be subject to federal income taxation unless such stock constitutes a USRPI. In general, stock of a domestic corporation that constitutes a “U.S. real property holding corporation,” or USRPHC, will constitute a USRPI. We expect that we will be a USRPHC. Our common stock will not, however, constitute a USRPI so long as we are a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. stockholders. We believe, but cannot guarantee, that we are a “domestically controlled qualified investment entity.” Because our common stock will be publicly traded, no assurance can be given that we will continue to be a “domestically controlled qualified investment entity.”

Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of our common stock not otherwise subject to FIRPTA will be taxable to a non-U.S. stockholder if either (a) the investment in our common stock is treated as effectively connected with the non-U.S. stockholder’s U.S. trade or business or (b) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 5% exception applicable to “regularly traded” stock described below), a non-U.S. stockholder may be treated as having gain from the sale or other taxable disposition of a USRPI if the non-U.S. stockholder (1) disposes of our stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of that stock during the 61-day period beginning with the first day of the 30-day period described in clause (1).

Even if we do not qualify as a “domestically controlled qualified investment entity” at the time a non-U.S. stockholder sells our stock, gain arising from the sale or other taxable disposition by a non-U.S. stockholder of such stock would not be subject to federal income taxation under FIRPTA as a sale of a USRPI if:

(1)	such class of stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market such as the NYSE; and

(2)	such non-U.S. stockholder owned, actually and constructively, 5% or less of such class of our stock throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale, exchange or other taxable disposition of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular federal income tax with respect to such gain in the same manner as a taxable U.S. stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of our common stock were subject to taxation under FIRPTA, and if shares of our common stock were not “regularly traded” on an established securities market, the purchaser of such common stock would generally be required to withhold and remit to the IRS 10% of the purchase price.

Information Reporting and Backup Withholding Tax. Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. stockholder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. stockholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. stockholder’s country of residence.

Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. stockholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-U.S. stockholder is a U.S. person.

Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is timely furnished to the IRS.

New Legislation Relating to Foreign Accounts. Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. stockholders that own the shares through foreign accounts or foreign intermediaries and certain non-U.S. stockholders. The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our stock paid to a foreign financial institution or to a foreign nonfinancial entity, unless (1) the foreign financial institution undertakes certain diligence and reporting obligations or (2) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. In addition, if the payee is a foreign financial institution, it generally must enter into an agreement with the U.S. Treasury that requires, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to certain other account holders. The legislation applies to payments made after December 31, 2012. Prospective investors should consult their tax advisors regarding this legislation.

Other Tax Consequences

State, local and non-U.S. income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction. You should consult your tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to our tax treatment as a REIT and on an investment in our common stock.

ERISA CONSIDERATIONS

General

The following is a summary of certain considerations arising under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to a prospective purchaser that is an employee benefit plan subject to ERISA. The following summary may also be relevant to a prospective purchaser that is not an employee benefit plan subject to ERISA, but is a tax-qualified retirement plan or an individual retirement account, individual retirement annuity, medical savings account or education individual retirement account, which we refer to collectively as an “IRA.” This discussion does not address all aspects of ERISA or Section 4975 of the Code or, to the extent not preempted, state law that may be relevant to particular employee benefit plan stockholders in light of their particular circumstances, including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of Section 4975 of the Code, and governmental, church, foreign and other plans that are exempt from ERISA and Section 4975 of the Code but that may be subject to other federal, state, local or foreign law requirements.

A fiduciary making the decision to invest in shares of our common stock on behalf of a prospective purchaser which is an ERISA plan, a tax qualified retirement plan, an IRA or other employee benefit plan is advised to consult its legal advisor regarding the specific considerations arising under ERISA, Section 4975 of the Code, and, to the extent not preempted, state law with respect to the purchase, ownership or sale of shares of our common stock by the plan or IRA.

Plans should also consider the entire discussion under the heading “Federal Income Tax Considerations,” as material contained in that section is relevant to any decision by an employee benefit plan, tax-qualified retirement plan or IRA to purchase our common stock.

Employee Benefit Plans, Tax-Qualified Retirement Plans and IRAs

Each fiduciary of an “ERISA plan,” which is an employee benefit plan subject to Title I of ERISA, should carefully consider whether an investment in shares of our common stock is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require that:

•	an ERISA plan make investments that are prudent and in the best interests of the ERISA plan, its participants and beneficiaries;

•	an ERISA plan make investments that are diversified in order to reduce the risk of large losses, unless it is clearly prudent for the ERISA plan not to do so;

•	an ERISA plan’s investments are authorized under ERISA and the terms of the governing documents of the ERISA plan; and

•	the fiduciary not cause the ERISA plan to enter into transactions prohibited under Section 406 of ERISA (and certain corresponding provisions of the Code).

In determining whether an investment in shares of our common stock is prudent for ERISA purposes, the appropriate fiduciary of an ERISA plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA plan’s portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA plan, taking into consideration the risk of loss and opportunity for gain or other return from the investment, the diversification, cash flow and funding requirements of the ERISA plan, and the liquidity and current return of the ERISA plan’s portfolio. A fiduciary should also take into account the nature of our business, the length of our operating history and other matters described in the section entitled “Risk Factors.” Specifically, before investing in shares of our common stock, any fiduciary should, after considering the employee plan’s or IRA’s particular circumstances, determine whether the investment is appropriate under the fiduciary standards of ERISA or other applicable law including standards with respect to prudence, diversification and delegation of control and the prohibited transaction provisions of ERISA and the Code.

Our Status Under ERISA

In some circumstances where an ERISA plan holds an interest in an entity, the assets of the entity are deemed to be ERISA plan assets. This is known as the “look-through rule.” Under those circumstances, the obligations and other responsibilities of plan sponsors, plan fiduciaries and plan administrators, and of parties in interest and disqualified persons, under Parts 1 and 4 of Subtitle B of Title I of ERISA and Section 4975 of the Code, as applicable, may be expanded, and there may be an increase in their liability under these and other provisions of ERISA and the Code (except to the extent (if any) that a favorable statutory or administrative exemption or exception applies). For example, a prohibited transaction may occur if our assets are deemed to be assets of investing ERISA plans and persons who have certain specified relationships to an ERISA plan (“parties in interest” within the meaning of ERISA, and “disqualified persons” within the meaning of the Code) deal with these assets. Further, if our assets are deemed to be assets of investing ERISA plans, any person that exercises authority or control with respect to the management or disposition of the assets is an ERISA plan fiduciary.

ERISA plan assets are not defined in ERISA or the Code, but the United States Department of Labor has issued regulations that outline the circumstances under which an ERISA plan’s interest in an entity will be subject to the look-through rule. The Department of Labor regulations apply to the purchase by an ERISA plan of an “equity interest” in an entity, such as stock of a REIT. However, the Department of Labor regulations provide an exception to the look-through rule for equity interests that are “publicly offered securities.”

Under the Department of Labor regulations, a “publicly offered security” is a security that is:

•	freely transferable;

•	part of a class of securities that is widely held; and

•

either part of a class of securities that is registered under section 12(b) or 12(g) of the Exchange Act or sold to an ERISA plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the class of securities of which this security is a part is registered under the Exchange Act within 120 days, or longer if allowed by the SEC, after the end of the fiscal year of the issuer during which this offering of these securities to the public occurred.

Whether a security is considered “freely transferable” depends on the facts and circumstances of each case. Under the Department of Labor regulations, if the security is part of an offering in which the minimum investment is $10,000 or less, then any restriction on or prohibition against any transfer or assignment of the security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not ordinarily prevent the security from being considered freely transferable. Additionally, limitations or restrictions on the transfer or assignment of a security which are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable.

A class of securities is considered “widely held” if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control.

The shares of our common stock offered in this prospectus may meet the criteria of the publicly offered securities exception to the look-through rule. First, the common stock could be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those generally permitted under the Department of Labor regulations, those required under federal tax laws to maintain our status as a REIT, resale restrictions under applicable federal securities laws with respect to securities not purchased pursuant to this prospectus and those owned by our officers, directors and other affiliates, and voluntary restrictions agreed to by the selling stockholder regarding volume limitations.

Second, we expect (although we cannot confirm) that our common stock will be held by 100 or more investors, and we expect that at least 100 or more of these investors will be independent of us and of one another.

Third, the shares of our common stock will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the common stock is registered under the Exchange Act.

In addition, the Department of Labor regulations provide exceptions to the look-through rule for equity interests in some types of entities, including any entity which qualifies as either a “real estate operating company” or a “venture capital operating company.”

Under the Department of Labor regulations, a “real estate operating company” is defined as an entity which on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost:

•	invested in real estate which is managed or developed and with respect to which the entity has the right to substantially participate directly in the management or development activities; and

•	which, in the ordinary course of its business, is engaged directly in real estate management or development activities.

According to those same regulations, a “venture capital operating company” is defined as an entity which on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost:

•	invested in one or more operating companies with respect to which the entity has management rights; and

•	which, in the ordinary course of its business, actually exercises its management rights with respect to one or more of the operating companies in which it invests.

We have not endeavored to determine whether we will satisfy the “real estate operating company” or “venture capital operating company” exception.

Prior to making an investment in the shares offered in this prospectus, prospective employee benefit plan investors (whether or not subject to ERISA or section 4975 of the Code) should consult with their legal and other advisors concerning the impact of ERISA and the Code (and, particularly in the case of non-ERISA plans and arrangements, any additional state, local and foreign law considerations), as applicable, and the potential consequences in their specific circumstances of an investment in such shares.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and Morgan Stanley & Co. Incorporated are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	8,525,000
Wells Fargo Securities, LLC	8,525,000
Morgan Stanley & Co. Incorporated	5,912,500
KeyBanc Capital Markets Inc.	1,650,000
RBC Capital Markets, LLC	1,650,000
Piper Jaffray & Co.	412,500
PNC Capital Markets LLC	412,500
JMP Securities LLC	412,500

Total	27,500,000

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares of common stock sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares of common stock, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $0.72 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$20.50	$563,750,000	$648,312,500
Underwriting discount	$1.435	$39,462,500	$45,381,875
Proceeds, before expenses, to us	$19.065	$524,287,500	$602,930,625

The expenses of the offering, including the filing fees and reasonable fees and disbursements of counsel to the underwriters in connection with FINRA filings, but not including the underwriting discount, are payable by us and are estimated at $9.5 million. The underwriters have agreed to reimburse us for $1.9 million of such offering expenses.

Overallotment Option

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 4,125,000 additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Reserved Shares

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 1,375,000 shares of common stock offered by this prospectus for sale to our directors, officers, employees, friends and family. The number of shares of our common stock available for sale to the general public will be reduced to the extent these persons purchase such reserved shares. Any reserved shares of our common stock that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of our common stock offered by this prospectus. All purchasers of reserved shares will be subject to a 180-day lock-up with respect to any shares sold to them pursuant to the reserved share program. This lock-up will have similar restrictions and an identical extension provision to the lock-up agreements described below.

No Sales of Similar Securities

We, our executive officers, directors and director nominees and their affiliates, as well as each of the prior investors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for or exercisable for common stock, for 365 days (with respect to Mr. Rady and our other directors, director nominees and executive officers and their affiliates) and 180 days (with respect to the other prior investors and us) after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and Morgan Stanley & Co. Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•

enter into any swap or other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares of common stock or other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph do not apply to: (A) with respect to the company, (1) the sale of shares to the underwriters, (2) any shares of our common stock issued or options to purchase our common stock granted pursuant to our existing employee benefit plans referred to in this prospectus, (3) any shares of our common stock issued pursuant to any non-employee director stock plan or dividend reinvestment plan referred to in this prospectus, (4) any shares of our common stock or units issued in connection with the formation transactions, (5) shares of our common stock transferred in accordance with

Article VI of our charter, (6) shares of our common stock, in the aggregate not to exceed 10% of the number of shares of common stock outstanding, issued in connection with other acquisitions of real property or real property companies, provided, in the case of this clause (6), that each acquirer agrees to similar restrictions, and (7) the filing of a registration statement on Form S-8 relating to the offering of securities in accordance with the terms of an equity incentive plan; (B) with respect to our officers, directors, director nominees and their affiliates, as well as prior investors, (1)(i) the establishment of a written trading plan designed to comply with Rule 10b5-1(c) of the Exchange Act, provided that no sales or other dispositions may occur under such plans until the expiration of the lock-up period referred to above, (ii) bona fide gifts or gifts or other dispositions by will or intestacy, (iii) transfers made (a) to any trust for the direct or indirect benefit of the transferor or the immediate family of the transferor, (b) to an immediate family member, a partnership or limited liability company solely for the direct or indirect benefit of the transferor or the immediate family member of the transferor, (c) to a spouse, former spouse, child or other dependent pursuant to a domestic relations order or an order of a court of competent jurisdiction, (d) as a distribution to limited partners, limited liability company members or stockholders of the transferor, (e) to the transferor’s affiliates or to any investment fund or other entity controlled or managed by the transferor, (f) to the company upon termination of the transferor’s employment with the company, (g) to pay the exercise price of options to purchase common stock pursuant to the cashless exercise feature of such options, or (h) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (ii) or (iii)(a) through (g) above; provided that, in the case of this clause (1), (w) the representatives receive a signed lock-up agreement for the balance of the lock-up period from each donee, trustee, distributee, or transferee, as the case may be, (x) any such transfer shall not involve a disposition for value, (y) such transfers or other actions are not required to be reported with the SEC on Form 4 in accordance with Section 16 of the Exchange Act, and (z) the transferor does not otherwise voluntarily effect any public filing or report regarding such transfers, and (2) transactions relating to shares of our common stock acquired by the transferor in the open market after completion of the offering; provided, however, that (i) any subsequent sale of the shares of our common stock acquired in the open market are not required to be reported in any public report or filing with the SEC, or otherwise and (ii) the transferor does not otherwise voluntarily effect any public filing or report regarding such sales; and (C) with respect to Mr. Rady and his affiliates, including the Rady Trust, in addition to the exceptions set forth in clause (B) above, transfers made to an escrow account by Mr. Rady or any of his affiliates, or from an escrow account to the company, in connection with the operation of any pledge arrangements entered into pursuant to indemnification obligations under agreements entered into in connection with the formation transactions, in each case for the benefit of the company.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above may, at the representatives’ discretion, continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable.

New York Stock Exchange Listing

Shares of our common stock have been approved for listing on the NYSE under the symbol “AAT.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares of common stock to a minimum number of beneficial owners as required by that exchange.

Before this offering, there has been no public market for our common stock. The initial public offering price was determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

•	our financial information,

•	the prospects for our company and the industry in which we compete,

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

•	the present state of our development, and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares of common stock may not develop. It is also possible that after the offering the shares of common stock will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares of common stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, certain of the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers. These underwriters may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus may be available on the Internet Web site maintained by certain underwriters. Other than any prospectus in electronic format, the information on an underwriter’s Web site is not part of this prospectus.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters in this offering, are lenders under three outstanding loans totaling approximately $40.8 million in the aggregate, each of which will be repaid with a portion of the proceeds of this offering. Additionally, affiliates of Wells Fargo Securities, LLC, another underwriter in this offering, are lenders under three outstanding loans totaling approximately $39.7 million in the aggregate, each of which will be repaid with a portion of the proceeds of this offering, and affiliates of Morgan Stanley & Co. Incorporated, another underwriter in this offering, are lenders under two outstanding loans totaling approximately $51.2 million in the aggregate, each of which will be repaid with a portion of the proceeds of this offering. As such, these affiliates will receive the portion of the net proceeds of this offering that are used to repay such indebtedness.

Certain affiliates of the underwriters, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Morgan Stanley & Co. Incorporated, KeyBanc Capital Markets Inc., RBC Capital Markets, LLC, Piper Jaffray & Co. and PNC Capital Markets LLC, have provided commitment letters to participate as lenders under the $250.0 million revolving credit facility that we anticipate entering into upon the completion of this offering. In their capacity as lenders, these affiliates of the underwriters will receive certain financing fees in connection with the credit facility in addition to the underwriting discounts and commissions that may result from this offering.

An employee of Morgan Stanley & Co. Incorporated, an underwriter in this offering, has an interest in certain prior investors that are contributing interests in certain properties to us in the formation transactions. Specifically, through such interests, such employee will have a beneficial interest in 6,293 shares of our common stock and 939 common units (with an aggregate value of $148,256) through trusts in which such employee is a beneficiary, which trusts will receive these securities in exchange for the contribution of their interests in certain properties to us in the formation transactions. As a result of these transactions, certain persons related to Morgan Stanley & Co. Incorporated have interests in the successful completion of this offering.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of common stock which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the Managers to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the Managers for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any Manager of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

For the purposes of this provision the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares of common stock contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(a)	it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b)	in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (1) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (2) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (1) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (2) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Articles 652a and/or 1156 of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time. This document, as well as any other material relating to the shares, is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This offering memorandum relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This offering memorandum is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this offering memorandum nor taken steps to verify the information set forth herein and has no responsibility for the offering memorandum. The securities to which this offering memorandum relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this offering memorandum you should consult an authorized financial advisor.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Latham & Watkins LLP and for the underwriters by Hogan Lovells US LLP. Venable LLP will pass upon the validity of the shares of common stock sold in this offering and certain other matters of Maryland law.

EXPERTS

The (1) balance sheet of American Assets Trust, Inc. as of September 30, 2010; (2) combined financial statements of American Assets Trust, Inc. Predecessor at December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009; (3) financial statements of Novato FF Venture, LLC at December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009; (4) statements of revenue and certain operating expenses of The Landmark at One Market for the years ended December 31, 2009, 2008 and 2007; (5) combined statements of revenues and certain operating expenses of Solana Beach Centre for the years ended December 31, 2009, 2008 and 2007, all appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The (1) consolidated financial statements of ABW Lewers LLC at December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009; and (2) combined financial statements of Waikiki Beach Walk-Hotel Ownership Entities at December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, all appearing in this Prospectus and Registration Statement, have been audited by Accuity LLP, an independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Unless otherwise indicated, the statistical and economic market data included in this prospectus, including information relating to the economic conditions within our markets contained in “Prospectus Summary” and “Industry Background and Market Opportunity” is derived from market information prepared for us by Rosen Consulting Group, or RCG, a nationally recognized real estate consulting firm, and is included in this prospectus in reliance on RCG’s authority as an expert in such matters. We paid RCG a fee of $32,500 for its services.

WHERE YOU CAN FIND MORE INFORMATION

We maintain a web site at www.americanassetstrust.com. Information contained on, or accessible through our website is not incorporated by reference into and does not constitute a part of this prospectus or any other report or documents we file with or furnish to the SEC.

We have filed with the SEC a Registration Statement on Form S-11, including exhibits, schedules and amendments thereto, of which this prospectus is a part, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website, www.sec.gov.

AS A RESULT OF THIS OFFERING, WE WILL BECOME SUBJECT TO THE INFORMATION AND PERIODIC REPORTING REQUIREMENTS OF THE EXCHANGE ACT, AND WILL FILE PERIODIC REPORTS AND OTHER INFORMATION WITH THE SEC. THESE PERIODIC REPORTS AND OTHER INFORMATION WILL BE AVAILABLE FOR INSPECTION AND COPYING AT THE SEC’S PUBLIC REFERENCE FACILITIES AND THE WEB SITE OF THE SEC REFERRED TO ABOVE.

INDEX TO FINANCIAL STATEMENTS

American Assets Trust, Inc. and Subsidiaries:
Unaudited Pro Forma Consolidated Information:
Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2010	F-8
Unaudited Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 2010	F-9
Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2009	F-10
Notes and Management’s Assumptions to Unaudited Pro Forma Consolidated Financial Statements	F-11

Historical Financial Statements:
Report of Independent Registered Public Accounting Firm	F-22
Balance Sheet as of September 30, 2010	F-23
Notes to Balance Sheet as of September 30, 2010	F-24

American Assets Trust, Inc. Predecessor (“Predecessor”)
Report of Independent Registered Public Accounting Firm	F-26
Combined Balance Sheets as of September 30, 2010 (unaudited) and December 31, 2009 and 2008	F-27
Combined Statements of Operations for the nine months ended September 30, 2010 and 2009 (unaudited) and for the years ended December 31, 2009, 2008 and 2007	F-28
Combined Statements of Equity for the nine months ended September 30, 2010 (unaudited) and for the years ended December 31, 2009, 2008 and 2007	F-29
Combined Statements of Cash Flows for the nine months ended September 30, 2010 and 2009 (unaudited) and for the years ended December 31, 2009, 2008 and 2007	F-30
Notes to American Assets Trust, Inc. Predecessor Combined Financial Statements	F-31
Schedule III—Combined Real Estate and Accumulated Depreciation	F-56

Significant Equity Method Investments of American Assets Trust, Inc. Predecessor:
Novato FF Venture, LLC (“Fireman’s Fund Headquarters”):
Report of Independent Registered Public Accounting Firm	F-57
Balance Sheets as of September 30, 2010 (unaudited) and December 31, 2009 and 2008	F-58
Statements of Operations for the nine months ended September 30, 2010 and 2009 (unaudited) and for the years ended December 31, 2009, 2008 and 2007	F-59
Statements of Equity for the nine months ended September 30, 2010 (unaudited) and for the years ended December 31, 2009, 2008 and 2007	F-60
Statements of Cash Flows for the nine months ended September 30, 2010 and 2009 (unaudited) and for the years ended December 31, 2009, 2008 and 2007	F-61
Notes to Novato FF Venture, LLC Financial Statements	F-62

ABW Lewers, LLC
Report of Independent Registered Public Accounting Firm	F-75
Consolidated Balance Sheets as of September 30, 2010 (unaudited) and December 31, 2009 and 2008	F-76
Consolidated Statements of Operations and Members’ Deficiency for the nine months ended September 30, 2010 and 2009 (unaudited) and for the years ended December 31, 2009, 2008 and 2007	F-77
Consolidated Statements of Cash Flows for the nine months ended September 30, 2010 and 2009 (unaudited) and for the years ended December 31, 2009, 2008 and 2007	F-78
Notes to ABW Lewers, LLC Consolidated Financial Statements	F-80

Waikiki Beach Walk—Hotel Ownership Entities
Report of Independent Registered Public Accounting Firm	F-93
Combined Balance Sheets as of September 30, 2010 (unaudited) December 31, 2009 and 2008	F-94

Combined Statements of Operations and Owners’ Equity for the nine months ended September 30, 2010 and 2009 (unaudited) and for the years ended December 31, 2009, 2008 and 2007	F-95
Combined Statements of Cash Flows for the nine months ended September 30, 2010 and 2009 (unaudited) and for the years ended December 31, 2009, 2008 and 2007	F-96
Notes to Waikiki Beach Walk—Hotel Ownership Entities Consolidated Financial Statements	F-97

The Landmark at One Market (“Landmark”):
Report of Independent Registered Public Accounting Firm	F-104
Statements of Revenues and Certain Operating Expenses for the nine months ended September 30, 2010 (unaudited) and the years ended December 31, 2009, 2008 and 2007	F-105
Notes to Landmark at One Market Statements of Revenues and Certain Expenses	F-106

Solana Beach Centre:
Report of Independent Registered Public Accounting Firm	F-109
Statements of Revenues and Certain Operating Expenses for the nine months ended September 30, 2010 (unaudited) and the years ended December 31, 2009, 2008 and 2007	F-110
Notes to Solana Beach Centre Statements of Revenues and Certain Expenses	F-111

American Assets Trust, Inc. and Subsidiaries

Pro Forma Consolidated Financial Statements

(Unaudited)

American Assets Trust, Inc. (together with its combined entities, the “Company,” “we,” “our” or “us”), which is a Maryland corporation formed on July 16, 2010 to acquire the entities owning various controlling and noncontrolling interests in real estate assets owned and/or managed by Ernest Rady and/or his affiliates, including the Ernest Rady Trust U/D/T March 10, 1983 (the “Rady Trust”), will not have any operating activity until the consummation of our initial public offering and the related acquisition of our predecessor. American Assets Trust, L.P. (our “Operating Partnership”) was formed as a Maryland limited partnership on July 16, 2010. Upon completion of the offering and formation transactions described below, we expect our operations to be carried on through our Operating Partnership. At such time, we, as the sole general partner of our Operating Partnership, will own 65.9% of, and will have control of, our Operating Partnership. Accordingly, we will consolidate the assets, liabilities and results of operations of our Operating Partnership.

Our “Predecessor” includes (1) entities owned and/or controlled by Mr. Rady and/or his affiliates, including the Rady Trust, which in turn own controlling interests in 17 properties, and the property management business of American Assets, Inc. (“AAI”) (the “Controlled Entities”), and (2) noncontrolling interests in entities owning four properties (“Noncontrolled Entities”). The Predecessor accounts for its investment in the Noncontrolled Entities under the equity method of accounting.

Prior to June 30, 2010, the Noncontrolled Entities owned an office property located in San Francisco, California referred to as The Landmark at One Market (“Landmark”). We refer to the entities owning Landmark as the “Landmark Entities.” The outside ownership interest in the Landmark Entities was acquired by our Predecessor on June 30, 2010 for a cash payment of $23.0 million. As of June 30, 2010, Landmark is controlled by our Predecessor. All but one of the properties owned by the Controlled Entities and Noncontrolled Entities are managed by AAI. The Noncontrolled Entities managed by AAI include the entities which own Solana Beach Towne Centre and Solana Beach Corporate Centre properties (collectively “Solana Beach Centre”) and the entities that own the Fireman’s Fund Headquarters office property (“Fireman’s Fund”). The remaining property is managed by an unrelated third party. We refer to ABW Lewers LLC and the Waikiki Beach Walk—Hotel, the entities that own this non-AAI managed property, as the “Waikiki Beach Walk Entities.”

As of September 30, 2010, the properties owned by us are as follows:

Controlled Entities (Properties Consolidated by our Predecessor)

Retail

Carmel Country Plaza

Carmel Mountain Plaza

South Bay Marketplace

Rancho Carmel Plaza

Lomas Santa Fe Plaza

Del Monte Center

The Shops at Kalakaua

Waiklele Center

Alamo Quarry

Office

Torrey Reserve Campus

Valencia Corporate Center

160 King Street

The Landmark at One Market

American Assets Trust, Inc. and Subsidiaries

Pro Forma Consolidated Financial Statements—(Continued)

(Unaudited)

Multifamily

Loma Palisades

Imperial Beach Gardens

Mariner’s Point

Santa Fe Park RV Resort

Noncontrolled Properties (Equity Method of Accounting by our Predecessor)

Retail

Solana Beach Towne Centre

Office

Solana Beach Corporate Centre

Fireman’s Fund Headquarters

Mixed-Use

Waikiki Beach Walk Retail and Hotel

Substantially concurrently with this offering we will complete a series of formation transactions pursuant to which we will acquire, through a series of merger and contribution transactions, 100% of the ownership interests in the Controlled Entities, the Waikiki Beach Walk entities, and the Solana Beach Centre entities (which includes our Predecessors’ ownership interest in these entities). We will not acquire our Predecessors’ noncontrolling 25% ownership interest in the entities owning Fireman’s Fund. Our Predecessor’s interest in Fireman’s Fund Headquarters will be either distributed to its current equity owners or transferred to a new entity owned by such owners. In the aggregate, these interests will comprise our ownership of our property portfolio.

To acquire the ownership interests in the entities that own the properties to be included in our portfolio from the prior investors, we will issue to the prior investors an aggregate of 7,030,084 shares of our common stock and 18,145,039 common units in our Operating Partnership, with an aggregate value of $516.1 million, and we will pay $6.1 million in cash to those prior investors that are non-accredited. Cash amounts will be provided from the net proceeds of this offering. These contributions and mergers will be effected substantially concurrently with the completion of this offering.

We estimate that the net proceeds from this offering will be approximately $514.8 million, or approximately $593.4 million if the underwriters’ overallotment option is exercised in full (after deducting the underwriting discount and commissions and estimated expenses of this offering and formation transactions). We will contribute the net proceeds of this offering to our Operating Partnership in exchange for common units, and our Operating Partnership will use the proceeds received from us as described under “Use of Proceeds.” Upon completion of this offering, we expect to enter into a $250.0 million revolving credit facility under which we expect to have availability of all $250.0 million at the time this offering is completed. In connection with this offering, we expect to use approximately $349.7 million to repay indebtedness (including $24.1 million of defeasance costs and $13.2 million of debt obtained in connection with the acquisition of a building at Carmel Mountain Plaza in November 2010), pay up to $8.5 million to fund tenant improvements and leasing commissions at The Landmark at One Market, pay $6.1 million in cash to pay those prior investors that are unaccredited, pay $9.2 million for loan transfer and consent fees and pay up to $2.0 million to pay costs related to the renovation of Solana Beach Towne Centre. Any remaining net proceeds will be used for general corporate purposes, including future acquisitions.

Upon completion of this offering and consummation of the formation transactions, we expect our operations to be carried on through our Operating Partnership and subsidiaries of our Operating Partnership, including our taxable REIT subsidiary. Consummation of the formation transactions will enable us to

American Assets Trust, Inc. and Subsidiaries

Pro Forma Consolidated Financial Statements—(Continued)

(Unaudited)

(1) consolidate the ownership of our property portfolio under our operating partnership; (2) succeed to the property management business of AAI; (3) facilitate this offering; and (4) qualify as a real estate investment trust for U.S. federal income tax purposes commencing with the taxable year ending December 31, 2010. As a result, we expect to be a vertically integrated and self-administered REIT with approximately 100 employees.

We have determined that the Predecessor is the acquirer for accounting purposes, and therefore the contribution of, or acquisition by merger of interests in, the Controlled Entities is considered a transaction between entities under common control since our Executive Chairman, Ernest Rady, and/or his affiliates, including the Rady Trust, own the controlling interest in each of the entities comprising the Predecessor. As a result, the acquisition of interests in each of the Controlled Entities will be recorded at our historical cost. The contribution of, or acquisition by merger of interests in, certain Noncontrolled Entities, including the Waikiki Beach Walk Entities and the Solana Beach Centre entities (including our Predecessor’s ownership interest in these entities), will be accounted for as an acquisition under the acquisition method of accounting and recognized at the estimated fair value of acquired assets and assumed liabilities on the date of such contribution or acquisition. The acquisition of the ownership interests of the Landmark Entities by the Predecessor was accounted for under the acquisition method of accounting on June 30, 2010 and will be recorded at the Predecessors’ historical cost when acquired by us upon the consummation of the formation transactions. The fair value of these assets and liabilities has been allocated in accordance with Accounting Standards Codification (“ASC”) section 805-10, Business Combinations. Our methodology of allocating the cost of acquisitions to assets acquired and liabilities assumed is based on estimated fair values, replacement cost and appraised values. We estimate the fair value of acquired tangible assets (consisting of land, building and improvements), identified intangible lease assets and liabilities (consisting of acquired above-market leases, acquired in-place lease value, and acquired below-market leases) and assumed debt.

Based on these estimates, we allocate the purchase price to the applicable assets and liabilities. The value allocated to in-place leases is amortized over the related lease term and reflected as depreciation and amortization. The value of above- and below-market in place leases are amortized over the related lease term and reflected as either an increase (for below-market leases) or a decrease (for above-market leases) to rental income. The fair value of the debt assumed is determined using current market interest rates for comparable debt financings. The estimated purchase price of the Noncontrolled Entities for pro forma purposes is based on the initial offering price set forth on the cover page of this prospectus.

The following unaudited pro forma condensed consolidated financial information sets forth:

•

the historical financial information as of and for the nine months ended September 30, 2010 (unaudited) and for the year ended December 31, 2009 (audited) as derived from the financial statements of (1) the Predecessor, and (2) the Waikiki Beach Walk Entities (which consists of ABW Lewers LLC and Waikiki Beach Walk—Hotel financial statements); and

•

pro forma adjustments assuming the formation transactions and the initial public offering were completed as of September 30, 2010 for purposes of the unaudited pro forma condensed consolidated balance sheet and as of January 1, 2009 for purposes of the unaudited pro forma condensed consolidated statements of operations.

American Assets Trust, Inc. and Subsidiaries

Pro Forma Consolidated Financial Statements—(Continued)

(Unaudited)

The unaudited pro forma financial information has been adjusted to give effect to:

•	the historical financial results of the Predecessor (the accounting acquirer) for the nine months ended September 30, 2010 and for the year ended December 31, 2009;

•

the acquisition of the ownership interests (including our Predecessor’s noncontrolling interest) in the Solana Beach Centre in exchange for shares of our common stock and units of limited partner interest (“OP units”) in our Operating Partnership, and the assumption of related debt, as of September 30, 2010 for purposes of the unaudited condensed consolidated balance sheet and as of January 1, 2009 for purposes of the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2010 and the year ended December 31, 2009;

•

the annualization of the acquisition of the Landmark property by our Predecessor on June 30, 2010, to reflect the results of this property as if it were acquired on January 1, 2009 for purposes of the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2010 and the year ended December 31, 2009;

•

the acquisition of ownership interests (including our Predecessors’ noncontrolling interest) in the Waikiki Beach Walk Entities in exchange for shares of our common stock and OP units and the assumption of related debt, as of September 30, 2010 for purposes of the unaudited condensed consolidated balance sheet and as of January 1, 2009 for purposes of the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2010 and the year ended December 31, 2009. The Waikiki Beach Walk Entities own our mixed-use property, which is comprised of Waikiki Beach Walk—Hotel located in Honolulu, Hawaii and owned through tenants-in-common interests, and Waikiki Beach Walk—Retail (owned by ABW Lewers LLC), a retail shopping center integrated with the Waikiki Beach Walk—Hotel;

•	certain incremental general and administrative expenses expected to be incurred to operate as a public company; and

•

the completion of the formation transactions and the initial public offering of the Company, repayment of indebtedness and other use of proceeds from the offering, including the acquisition of an approximately 80,000 square foot vacant building at Carmel Mountain Plaza.

The pro forma financial information includes adjustments relating to the acquisition or contribution of outside ownership interests only when it is probable that we will take control of the entities that own the properties. In addition, properties in our portfolio may be reassessed for property tax purposes after the consummation of this offering. Therefore, the amount of property taxes we pay in the future may increase from what we have paid in the past. Given the uncertainty of the amounts involved, we have not included any property tax increase in our pro forma financial statements.

You should read the information below along with all other financial information and analysis presented in this prospectus, including the sections captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; the American Assets Trust, Inc. and subsidiaries, Predecessor, ABW Lewers LLC, Waikiki Beach Walk—Hotel historical audited financial statements and related notes; and the Landmark and Solana Beach Centre audited statements of revenue and certain expenses and related notes; included elsewhere in this prospectus.

American Assets Trust, Inc. and Subsidiaries

Pro Forma Consolidated Financial Statements—(Continued)

(Unaudited)

Our pro forma consolidated financial statements are presented for informational purposes only and should be read in conjunction with the historical financial statements and related notes thereto included elsewhere in this prospectus. The unaudited pro forma adjustments and eliminations to our pro forma consolidated financial statements are based on available information and assumptions that we consider reasonable. Our pro forma consolidated financial statements do not purport to (1) represent our financial position that would have actually occurred had this offering, the formation transactions and the debt repayments occurred on September 30, 2010, (2) represent the results of our operations that would have actually occurred had this offering, the formation transactions and the debt repayments occurred on January 1, 2009 or (3) project our financial position or results of operations as of any future date or for any future period, as applicable.

American Assets Trust, Inc. and Subsidiaries

Pro Forma Consolidated Balance Sheet

September 30, 2010

(Unaudited and In Thousands)

			Acquisitions and Contributions
	American Assets Trust, Inc. and Subsidiaries	Predecessor	Solana Beach Centre	Waikiki Beach Walk Entities	Other Acquisition	Distribution of Asset	Eliminations	Other Pro Forma Adjustments		Pro Forma Before Offering	Proceeds from Offering	Use of Proceeds		Other Equity Adjustments		Company Pro Forma
	(A)	(B)	(C)	(D)	(E)	(F)	(G)				(H)	(I)
Assets
Net real estate	$—	$929,237	$131,374	$210,948	$13,200	$—	$—	$—		$1,284,759	$—	$—		$—		$1,284,759
Cash and cash equivalents	1	37,363	2,117	8,718		—	—	(25,731	)(J)	22,468	514,768	(365,457)		—		171,779
Restricted cash	—	5,493	516	4,716	—	—	—	—		10,725	—	(1,187)		—		9,538
Accounts and notes receivable, net	—	43,644	2,047	1,561	—	—	(27)	(23,868	)(K)	23,357	—	—		—		23,357
Investment in real estate joint ventures	—	43,583	—	—	—	(11,695)	(31,888)	—		—	—	—		—		—
Prepaid expenses and other assets	—	42,079	11,797	16,949	—	—	—	—		70,825	(1,522)	(445)		—		68,858
Debt issuance costs, net	—	2,314	—	—	—	—	—	—		2,314	—	1,496		—		3,810

Total assets	$1	$1,103,713	$147,851	$242,892	$13,200	$(11,695)	$(31,915)	$(49,599)		$1,414,448	$513,246	$(365,593)		$—		$1,562,101

Liabilities
Secured notes payable	$—	$853,774	$88,088	$179,181	$—	$—	$—	$—		$1,121,043	$—	$(261,211)		$—		$859,832
Unsecured notes payable	—	31,376	—	14,874	13,200	—	—	—		59,450	—	(59,450)		—		—
Notes payable to affiliates	—	5,889	—	—	—	—	—	(984	)(K)	4,905	—	(4,905)		—		—
Accounts payable and accrued expenses	—	10,244	985	2,913	—	—	(27)	—		14,115	—	6,668		—		20,783
Security deposits payable	—	2,639	633	859	—	—	—	—		4,131	—	—		—		4,131
Other liabilities and deferred credits	—	31,984	3,269	3,295	—	—	—	—		38,548	—	—		—		38,548
Distributions in excess of earnings in real estate joint venture	—	13,928	—	—	—	—	(13,928)	—		—	—	—		—		—

Total liabilities	—	$949,834	$92,975	$201,122	$13,200	—	$(13,955)	$(984)		$1,242,192	—	$(318,898)		—		$923,294

Equity
Total Predecessor equity	1	$120,292	$27,438	$33,416	—	$(11,695)	$(17,960)	$(48,615)		$102,877	$513,246	$(40,620)		(11,967)		$563,536
Noncontrolling interests	—	33,587	27,438	8,354	—	—	—	—		69,379	—	(6,075	)(L)	11,967	(M)	75,271

Total equity	$1	$153,879	$54,876	$41,770	$—	$(11,695)	$(17,960)	$(48,615)		$172,256	$513,246	$(46,695)		$—		$638,807

Total Liabilities and Equity	$1	$1,103,713	$147,851	$242,892	$13,200	$(11,695)	$(31,915)	$(49,599)		$1,414,448	$513,246	$(365,593)		$—		$1,562,101

American Assets Trust, Inc. and Subsidiaries

Pro Forma Consolidated Statement of Operations

For the Nine Months Ended September 30, 2010

(Unaudited and In Thousands, except per share data)

			Acquisitions and Contributions
	American Assets Trust, Inc. and Subsidiaries	Predecessor	Solana Beach Centre	Landmark at One Market	Waikiki Beach Walk Entities	Other Acquisition	Distribution of Asset	Eliminations	Pro Forma Before Offering	Other Pro Forma Adjustments		Company Pro Forma
	(AA)	(BB)	(CC)	(DD)	(EE)	(FF)	(GG)	(HH)
Revenue
Rental income	$—	$91,519	$10,115	$11,770	$29,434	$(128)	$—	$—	$142,710	$—		$142,710
Other property income	—	2,770	1	—	2,138	—	—	—	4,909	—		4,909

Total Revenues	—	$94,289	$10,116	$11,770	$31,572	$(128)	$—	$—	$147,619	$—		$147,619

Expenses
Rental expenses	$—	$16,114	$1,222	$2,846	$16,637	—	—	(90)	$36,729	—		$36,729
Real estate taxes	—	9,481	639	1,204	1,312	—	—	—	12,636	—		12,636
General and administrative	—	4,924	606	375	1,410	—	—	(823)	6,492	1,559	(JJ)	8,051
Depreciation and amortization	—	27,672	5,144	2,322	5,244	283	—	—	40,665	—		40,665

Total operating expenses	$—	$58,191	$7,611	$6,747	$24,603	$283	$—	$(913)	$96,522	$1,559		$98,081

Operating income	$—	$36,098	$2,505	$5,023	$6,969	$(411)	—	$913	$51,097	$(1,559)		$49,538
Interest income and other, net	—	62	6	1	(239)	—	—	—	(170)	—		(170)
Interest expense	—	(34,057)	(4,181)	(3,748)	(9,168)	—	—	—	(51,154)	9,932	(II)	(41,222)
Fee income from real estate joint ventures	—	2,201	—	—	—	—	(190)	(2,011)	—	—		—
Income (loss) from real estate joint ventures	—	866	—	—	—	—	(210)	(656)	—	—		—

Net income (loss)	$—	$5,170	$(1,670)	$1,276	$(2,438)	$(411)	$(400)	$(1,754)	$(227)	$8,373		$8,146

Net income attributable to noncontrolling interests												$2,673	(KK)
Net income attributable to restricted shares												312

Net income attributable to controlling interests												$5,161

Pro Forma earnings per share basic	$0.15

Pro Forma earnings per share diluted	$0.15

Pro Forma weighted average shares basic	34,530,084

Pro Forma weighted average shares diluted	53,179,879

American Assets Trust, Inc. and Subsidiaries

Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2009

(Unaudited and In Thousands, except per share data)

			Acquisitions and Contributions
	American Assets Trust, Inc. and Subsidiaries	Predecessor	Solana Beach Centre	Landmark at One Market	Waikiki Beach Walk Entities	Other Acquisition	Distribution of Asset	Eliminations	Pro Forma Before Offering	Other Pro Forma Adjustments		Company Pro Forma
	(AA)	(BB)	(CC)	(DD)	(EE)	(FF)	(GG)	(HH)
Revenue
Rental income	$—	$113,080	$13,533	$23,459	$38,848	$(132)	$—	$—	$188,788	$—		$188,788
Other property income	—	3,963	24	1	2,780	—	—	—	6,768	—		6,768

Total Revenues	—	$117,043	$13,557	$23,460	$41,628	$(132)	$—	$—	$195,556	$—		$195,556

Expenses
Rental expenses	—	$20,336	$1,591	$5,572	$22,054	$—	$—	$(120)	$49,433	$—		$49,433
Real estate taxes	—	8,306	843	2,382	1,767	—	—	—	13,298	—		13,298
General and administrative	—	7,058	794	736	1,813	—	—	(1,351)	9,050	2,079	(JJ)	11,129
Depreciation and amortization	—	29,858	6,859	4,645	6,993	377	—	—	48,732	—		48,732

Total operating expenses	—	$65,558	$10,087	$13,335	$32,627	$377	$—	$(1,471)	$120,513	$2,079		$122,592

Operating income	—	$51,485	$3,470	$10,125	$9,001	$(509)	$—	$1,471	$75,043	$(2,079)		$72,964
Interest income and other, net	—	173	23	6	(315)	—	—	—	(113)	—		(113)
Interest expense	—	(43,290)	(5,544)	(7,558)	(11,723)	—	—	—	(68,115)	13,073	(II)	(55,042)
Fee income from real estate joint ventures	—	1,736	—	—	—	—	(254)	(1,482)	—	—		—
Income (loss) from real estate joint ventures	—	(4,865)	—	—	—	—	(173)	5,038	—	—		—

Net income (loss)	$—	$5,239	$(2,051)	$2,573	$(3,037)	$(509)	$(427)	$5,027	$6,815	$10,994		17,809

Net income attributable to noncontrolling interests												$5,935	(KK)
Net income attributable to restricted shares												416

Net income attributable to controlling interests												$11,458

Pro Forma earnings per share basic	$0.33

Pro Forma earnings per share diluted	$0.33

Pro Forma weighted average shares basic	34,530,084

Pro Forma weighted average shares diluted	53,179,879

American Assets Trust, Inc. and Subsidiaries

Notes and Management’s Assumptions to Pro Forma Consolidated Financial Statements

September 30, 2010 (Unaudited)

1. Adjustments to the Pro Forma Consolidated Balance Sheet

(A) Represents the balance sheet of American Assets Trust, Inc. and subsidiaries as of September 30, 2010. We have had no corporate activity since our formation on July 16, 2010, other than the issuance of shares of common stock in connection with the initial capitalization of the Company, which was paid on August 12, 2010. Our operations will be carried out through our Operating Partnership upon completion of this offering. At such time, we, as the sole general partner of our Operating Partnership, will own, directly or indirectly, 65.9% of our Operating Partnership and will have control over major decisions, including decisions related to the sale or refinancing of owned properties. Accordingly, we will consolidate the assets, liabilities and results of operations of our Operating Partnership.

(B) Reflects a historical condensed combined balance sheet of our Predecessor, which we have determined to be the accounting acquirer and under the control of Ernest Rady and/or his affiliates, including the Rady Trust, as of September 30, 2010. Pursuant to contribution agreements and/or merger agreements entered into among the owners of, and the entities comprising, the Predecessor and the Company, the Operating Partnership and/or their subsidiaries, we will, directly or indirectly, acquire interests in the Predecessors’ Controlled Entities, the Waikiki Beach Walk Entities and Solana Beach Centre in exchange for cash, shares of our common stock and/or OP units, and the assumption of related debt. These contributions and mergers will be consummated substantially concurrently with the completion of this offering. Because the accounting acquirer and the Predecessor are under common control, the Predecessor’s assets and liabilities will be recorded at their historical cost basis.

(C) Reflects the acquisition by us of the ownership interests (including our Predecessor’s noncontrolling interest) in Solana Beach Centre in exchange for cash, shares of our common stock and/or OP units and the assumption of related debt. Our Predecessor is responsible for the day to day management of Solana Beach Centre. Ernest Rady and/or his affiliates, including the Rady Trust, has a noncontrolling ownership interest in the entities that own Solana Beach Centre and therefore such ownership interests have been included in the Predecessor’s financial statements as an equity method investment. After acquisition of the ownership interests in Solana Beach Centre (including our Predecessor’s noncontrolling interest), the Solana Beach Centre will be 100% owned and consolidated by us. The acquisition of the interests in Solana Beach Centre will be accounted for as an acquisition under the purchase method of accounting in accordance with ASC Section 805-10, Business Combinations.

The acquisition method of accounting was used to allocate the fair value to tangible and identified intangible assets and liabilities acquired. The amounts allocated to net real estate, which includes buildings, are depreciated over the estimated weighted average remaining useful lives ranging from 35 to 40 years. The amounts allocated to above- and below-market leases and to intangible lease assets are amortized over the weighted average lives of the remaining lease terms. As a result of acquisition method accounting, the carrying value of debt for the Solana Beach Centre was adjusted to its fair value, resulting in a $1.1 million discount.

American Assets Trust, Inc. and Subsidiaries

Notes and Management’s Assumptions to Pro Forma Consolidated Financial Statements—(Continued)

September 30, 2010 (Unaudited)

The allocation of purchase price shown below is based on our preliminary estimates and is subject to change based on the final determination of the fair value of assets and liabilities acquired. The pro forma adjustments to the historical basis of the balance sheet of Solana Beach Centre are as follows:

	As of September 30, 2010
	Solana Beach Centre Historical	Acquisition Method Accounting Adjustments		Solana Beach Centre Pro Forma
	(in thousands; unaudited)
Assets
Net real estate	$55,147	$76,227	(1)	$131,374
Cash and cash equivalents	2,117	—		2,117
Restricted cash	516	—		516
Accounts and notes receivable, net	3,785	(1,738	)(2)	2,047
Prepaid expenses and other assets	839	10,958	(3)	11,797
Debt issuance costs, net	881	(881	)(4)	—

Total assets	$63,285	$84,566		$147,851

Liabilities and Equity
Liabilities
Mortgages payable	$89,188	$(1,100	)(5)	$88,088
Accounts payable and accrued expenses	985	—		985
Security deposits payable	633	—		633
Other liabilities and deferred credits	334	2,935	(6)	3,269

Total liabilities	$91,140	$1,835		$92,975

Consideration paid for Solana Beach Centre				54,876	(7)
Less: Predecessor’s existing ownership interest at fair value				(27,438	)(7)

Value of Shares of Common Stock, OP Units and cash exchanged for outside ownership interests				$27,438	(7)

(1)	Includes allocation of purchase price to tangible assets including land, buildings and improvements.

(2)	Adjusts for removal of historical straight line rents and adding pro forma straight line rents.

(3)	Includes allocation of purchase price to intangible assets including acquired in place leases and above market leases.

(4)	Adjusts the historical debt issuance costs to estimated fair value.

(5)	Adjusts the mortgage payable to estimated fair value.

(6)	Includes allocation of purchase price to intangible liabilities including below market leases.

(7)	Amounts are prior to working capital adjustment for Solana Beach Centre as discussed in Note (J).

(D) Reflects the acquisition by us of the ownership interest (including our Predecessor’s noncontrolling interest) in the Waikiki Beach Walk Entities in exchange for cash, shares of our common stock, and/or OP units, and the assumption of related debt. Our Predecessor has an 80% noncontrolling interest in the Waikiki Beach Walk Entities through its ownership in ABW Lewers LLC, the entity that owns the Waikiki Beach Walk—Retail

American Assets Trust, Inc. and Subsidiaries

Notes and Management’s Assumptions to Pro Forma Consolidated Financial Statements—(Continued)

September 30, 2010 (Unaudited)

property in Honolulu, Hawaii; and a tenant-in-common interest in the Waikiki Beach Walk—Hotel in Honolulu, Hawaii. The retail property and hotel are integrated with each other, and management views them as one mixed-use property. The outside owner in the Waikiki Beach Walk Entities is the managing member of the entities and is responsible for the day to day management of the property. After acquisition of the ownership interest in the Waikiki Beach Walk Entities the mixed-use property owned by the Waikiki Beach Walk Entities will be 100% owned and consolidated by us. The acquisition of the interests in the Waikiki Beach Walk Entities will be accounted for as an acquisition under the purchase method of accounting in accordance with ASC Section 805-10, Business Combinations.

The acquisition method of accounting was used to allocate the fair value to tangible and identified intangible assets and liabilities acquired. The amounts allocated to net real estate, which includes buildings, are depreciated over the estimated average remaining useful life of 35 years. The amounts allocated to above- and below-market leases and to intangible lease assets are amortized over the weighted average lives of the remaining lease terms. As a result of acquisition method accounting, the carrying value of debt for the Waikiki Beach Walk Entities was adjusted to its fair value, resulting in a $19.5 million discount.

The allocation of purchase price shown below is based on our preliminary estimates and is subject to change based on the final determination of the fair value of assets and liabilities acquired. The pro forma adjustments to the historical basis of the combined balance sheet of the Waikiki Beach Walk Entities (derived from a combination of the ABW Lewers LLC and Waikiki Beach Walk Hotel financial statements) are as follows:

	As of September 30, 2010
	Waikiki Beach Walk Entities - Historical	Acquisition Method Accounting Adjustments		Waikiki Beach Walk Entities-Pro Forma
	(in thousands; unaudited)
Assets
Net real estate	$174,103	$36,845	(1)	$210,948
Cash and cash equivalents	8,718	—		8,718
Restricted cash	4,716	—		4,716
Accounts and notes receivable, net	3,737	(2,176	)(2)	1,561
Prepaid expenses and other assets	10,391	6,558	(3)	16,949
Debt issuance costs, net	2,708	(2,708	)(4)	—

Total assets	$204,373	$38,519		$242,892

Liabilities and Equity
Liabilities
Mortgages payable	198,681	(19,500	)(5)	179,181
Unsecured note payable	14,874	—		14,874
Accounts payable and accrued expenses	2,913	—		2,913
Security deposits payable	859	—		859
Other liabilities and deferred credits	603	2,692	(6)	3,295

Total liabilities	$217,930	$(16,808)		$201,122

Consideration paid for Waikiki Beach Walk Entities				41,770	(7)
Less: Predecessor’s existing ownership interest at fair value				(33,416	)(7)

Value of Shares of Common Stock, OP Units and cash exchanged for outside ownership interests				$8,354	(7)

American Assets Trust, Inc. and Subsidiaries

Notes and Management’s Assumptions to Pro Forma Consolidated Financial Statements—(Continued)

September 30, 2010 (Unaudited)

(1)	Includes allocation of purchase price to tangible assets including land, buildings and improvements.

(2)	Adjusts for removal of historical straight line rents and adding pro forma straight line rents.

(3)	Includes allocation of purchase price to intangible assets including acquired in place leases and above market leases.

(4)	Adjusts the historical debt issuance costs to estimated fair value.

(5)	Adjusts the mortgage payable to estimated fair value.

(6)	Includes allocation of purchase price to intangible liabilities including below market leases.

(7)	Amounts are prior to working capital adjustment for the Waikiki Beach Walk Entities as discussed in Note (J).

(E) Reflects the acquisition of an approximately 80,000 square foot vacant building at Carmel Mountain Plaza for $13.2 million on November 10, 2010. The acquisition price is 100% allocated to net real estate, which includes buildings, and is depreciated over the estimated average remaining useful life of 35 years.

(F) Prior to the completion of this offering and the formation transactions, our Predecessor’s 25% investment in Fireman’s Fund Headquarters will be either distributed to its current equity owners, including Mr. Rady, or transferred to a new entity owned by such owners. Our Predecessor’s 25% investment in Fireman’s Fund Headquarters had a carrying amount of $11.7 million at September 30, 2010.

(G) Reflects the elimination of equity method investments of $31.9 million and distributions in excess of earnings in real estate joint ventures of $13.9 million related to the Predecessor’s investment in the Solana Beach Centre and Waikiki Beach Walk Entities, which are eliminated in consolidation for pro forma purposes. In addition, accounts receivable and accounts payable of $0.02 million are eliminated in consolidation.

(H) Reflects gross proceeds in this offering of $563.8 million, which will be reduced by $49.0 million, net of amounts paid to date, to reflect underwriters’ discounts and commissions, financial advisory fees and other costs, resulting in net proceeds of $514.8 million. These costs will be charged against the gross offering proceeds upon completion of this offering. As of September 30, 2010, $1.5 million of these fees had been paid by our Predecessor, which will be reimbursed upon completion of this offering. A summary is as follows (in thousands):

Gross proceeds	$563,750
Transaction costs	(50,504)
Transaction costs incurred by our Predecessor through September 30, 2010	1,522

$514,768

(I) In connection with this offering, we anticipate repaying $261.2 million of secured mortgage debt, and $64.4 million of unsecured debt, including $13.2 million obtained on November 10, 2010 in connection with the acquisition of a building at Carmel Mountain Plaza, (of which $4.9 million is payable to prior investors). As part of the repayment of debt, we expect to pay $24.1 million in pre-payment fees (defeasance, yield maintenance, and other stated penalties), which have been reflected as a one-time charge in this pro forma adjustment. Concurrently with the repayment of the secured mortgage debt, restricted cash held in escrow for insurance and taxes will be released to us as unrestricted cash in the amount of $3.1 million. We will also

American Assets Trust, Inc. and Subsidiaries

Notes and Management’s Assumptions to Pro Forma Consolidated Financial Statements—(Continued)

September 30, 2010 (Unaudited)

write-off $0.7 million of historical deferred financing fees associated with these repaid loans which has been reflected as a one-time charge in this pro-forma adjustment. We will incur $9.2 million of loan transfer and consent fees, which have been reflected as a one-time charge in this pro forma adjustment. As of September 30, 2010, $0.4 million of these fees had been paid by our Predecessor. Additionally, two lenders for loans that will not be repaid in connection with this offering require an additional $1.9 million in restricted cash to be funded at the time of the offering. We also expect to incur $6.7 million in property transfer taxes, which will be accrued upon completion of this offering.

In connection with this offering we expect to enter into an agreement for a $250.0 million revolving credit facility. In connection with this credit facility, we expect to incur $2.2 million in financing fees, which will be amortized over the life of the respective credit facility as an adjustment to interest expense. A summary is as follows (in thousands):

Debt paydowns	$(325,566)
Defeasance costs	(24,096	)(1)
Release of restricted cash	3,087
Loan transfer and consent fees	(9,200)
Funding of restricted cash reserves	(1,900)
Loan consent fees incurred by our Predecessor through September 30, 2010	445
Financing fees	(2,150)
Redemption of initial capitalization of the Company and the Operating Partnership	(2)
Cash paid to non-accredited investors	(6,075	)(L)

	$(365,457)

(1)	Estimated as of January 5, 2011.

(J) Pursuant to the formation transaction documents, any positive net working capital balance will be distributed or paid to existing owners in connection with the closing of the offering, except for $10 million of positive working capital at the Waikiki Beach Walk Entities, which will be retained by those entities. Therefore, $25.7 million of cash will be distributed or paid to prior investors in connection with closing. A summary is as follows (in thousands):

Pro forma working capital at September 30, 2010	$35,731
Target working capital for Waikiki Beach Walk Entities	$(10,000)

Cash to be distributed to prior investors in connection with closing	$25,731

Based on net working capital balances as of November 30, 2010, we expect the aggregate amount of the positive net working capital distribution will be approximately $34.8 million. This may be higher due to earnings between November 30, 2010 and the completion of this offering.

(K) Represents the conversion of notes receivable from affiliates of $23.9 million and notes payable to affiliates related to certain investors in the Del Monte Center of $1.4 million, which are settled in the formation transactions in exchange for a reduction or increase, as the case may be, in common stock or OP units issued to these affiliates. In addition, we assumed a note payable to noncontrolling investors related to Valencia Corporate Center of $0.4 million as part of the formation transactions and repaid it with the proceeds from the offering. Therefore, these amounts are adjusted to be shown as an offset to equity.

(L) As part of the formation transactions non-accredited investors, who are not eligible to elect to receive either shares of common stock or OP units, will receive in consideration for their interests in our Predecessor’s equity cash in an amount calculated to equal the value of the shares or OP units that would be

American Assets Trust, Inc. and Subsidiaries

Notes and Management’s Assumptions to Pro Forma Consolidated Financial Statements—(Continued)

September 30, 2010 (Unaudited)

issued to them under the applicable merger or contribution agreement if they were accredited investors. The Predecessor’s noncontrolling interests on the pro forma balance sheet will be reduced by the historical cost basis of these acquired noncontrolling interests with the excess purchase price resulting in a reduction to our equity.

(M) Represents the allocation of our Predecessor’s equity between controlling and noncontrolling interests. Investors in our Predecessor, Solana Beach Centre and the Waikiki Beach Walk Entities will receive cash, shares of our common stock, and/or OP units based on their elections prior to the filing of our registration statement with the Securities and Exchange Commission. Investors in this offering will receive shares of our common stock.

2. Adjustments to the Pro Forma Consolidated Statement of Operations

The adjustments to the pro forma statements of operations for the nine-month period ended September 30, 2010 and for the year ended December 31, 2009 are as follows:

(AA) Represents the historical consolidated statements of operations of American Assets Trust, Inc. and its subsidiaries for the nine months ended September 30, 2010 and the year ended December 31, 2009. We have had no corporate activity since our formation on July 16, 2010, other than the issuance of 1,000 shares of common stock in connection with the initial capitalization of the Company which was paid on August 12, 2010.

(BB) Reflects the Predecessor’s historical combined statements of operations for the nine months ended September 30, 2010 and for the year ended December 31, 2009. As discussed in note (B), our Predecessor’s interests in the Controlled Entities will be acquired by our Operating Partnership in exchange for cash, shares of common stock and/or OP units, and the assumption of related debt, and will be recorded at the Predecessor’s historical cost basis. As a result, expenses such as depreciation and amortization to be recognized by our Operating Partnership related to the acquired interests are based on the Predecessor’s historical cost basis of the related assets and liabilities.

(CC) Reflects the results of operations from the acquisition of the Solana Beach Centre that will occur in connection with the formation transactions as discussed in note (C) above. The acquisition method of accounting was used to allocate the fair value to tangible and identified intangible assets and liabilities acquired. Adjustments to revenues represent the impact of the amortization of the net amount of above- and below-market rents and the net impact of straight-line rents. Adjustments to depreciation and amortization represent the additional depreciation expense and amortization of intangibles as a result of these purchase accounting adjustments.

As a result of acquisition method accounting, the carrying value of debt for the Solana Beach Centre was adjusted to its fair value, resulting in a $1.1 million discount. The discount is amortized to interest expense over the life of the underlying debt instrument. The amounts allocated to net real estate, which include buildings, are depreciated over the estimated weighted average remaining useful lives ranging from 35 to 40 years. The amounts allocated to above- and below-market leases and to intangible lease assets are amortized over the weighted average lives of the related leases ranging from 2.3 to 4 years.

American Assets Trust, Inc. and Subsidiaries

Notes and Management’s Assumptions to Pro Forma Consolidated Financial Statements—(Continued)

September 30, 2010 (Unaudited)

The pro forma adjustments shown below are based on our preliminary estimates and are subject to change based on the final determination of the fair value of assets and liabilities acquired. The pro forma adjustments to the historical statement of operations of the Solana Beach Centre are as follows:

	For the Nine Months Ended September 30, 2010			For the Year Ended December 31, 2009
	Solana Beach Centre Historical	Pro Forma Adjustments	Solana Beach Centre Pro Forma	Solana Beach Centre Historical	Pro Forma Adjustments	Solana Beach Centre Pro Forma
	(in thousands; unaudited)
Revenue
Rental income(1)	$9,841	$274	$10,115	$12,953	$580	$13,533
Other property income	1	—	1	24	—	24

Total revenue	9,842	274	10,116	12,977	580	13,557

Expenses
Rental expenses	1,222	—	1,222	1,591	—	1,591
Real estate taxes	639	—	639	843	—	843
General and administrative	606	—	606	794	—	794
Depreciation and amortization	2,657	2,487	5,144	3,700	3,159	6,859

Total operating expenses	5,124	2,487	7,611	6,928	3,159	10,087

Operating income	4,718	(2,213)	2,505	6,049	(2,579)	3,470
Interest income and other, net	6	—	6	23	—	23
Interest expense(2)	(4,115)	(66)	(4,181)	(5,458)	(86)	(5,544)

Net income (loss)	$609	$(2,279)	$(1,670)	$614	$(2,665)	$(2,051)

(1)	Pro forma rental income includes $(2) and $(3) of (above) below market lease amortization for the nine months ended September 30, 2010 and for the year ended December 31, 2009, respectively. The pro forma straight line rent adjustment was $347 and $434 for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively.

(2)	Pro forma interest expense includes $118 and $157 of amortization related to the fair value adjustment related to the assumed debt for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively.

(DD) Reflects the annualization of the acquisition of the ownership interests in the Landmark Entities on June 30, 2010 to reflect the results of operations of this property as if it were acquired on January 1, 2009. As the Landmark Entities were acquired by the Predecessor on June 30, 2010, pro forma adjustments are only shown through June 30, 2010, as actual results from acquisition through September 30, 2010 are already included in the Predecessor. The acquisition of the Landmark Entities by the Predecessor was accounted for under the purchase method of accounting in accordance with ASC Section 805-10, Business Combinations. Adjustments to revenues represent the impact of the amortization of the net amount of above- and below-market rents and the net impact of straight-line rents. Adjustments to depreciation and amortization represent the additional depreciation expense and amortization of intangibles as a result of these purchase accounting adjustments.

The amounts allocated to net real estate, which includes buildings, are depreciated over the estimated remaining useful life of 40 years. The amounts allocated to above- and below-market leases and to intangible lease assets are amortized over the weighted average life of the remaining terms of the related leases of 9 years.

American Assets Trust, Inc. and Subsidiaries

Notes and Management’s Assumptions to Pro Forma Consolidated Financial Statements—(Continued)

September 30, 2010 (Unaudited)

The pro forma adjustments shown below are based on our preliminary estimates and are subject to change based on the final determination of the fair value of assets and liabilities acquired. The pro forma adjustments to the historical statement of operations of the Landmark Entities are as follows:

	For the Nine Months Ended September 30, 2010			For the Year Ended December 31, 2009
	Landmark- Historical through June 30, 2010(2)	Pro Forma Adjustments	Landmark- Pro Forma through June 30, 2010(2)	Landmark- Historical	Pro Forma Adjustments	Landmark- Pro Forma
	(in thousands; unaudited)
Revenue
Rental income(1)	$10,937	$833	$11,770	$21,775	$1,684	$23,459
Other property income	—	—	—	1	—	1

Total revenue	10,937	833	11,770	21,776	1,684	23,460

Expenses
Rental expenses	2,768	78	2,846	5,416	156	5,572
Real estate taxes	1,204	—	1,204	2,382	—	2,382
General and administrative	375	—	375	736	—	736
Depreciation and amortization	3,412	(1,090)	2,322	6,830	(2,185)	4,645

Total operating expenses	7,759	(1,012)	6,747	15,364	(2,029)	13,335

Operating income	3,178	1,845	5,023	6,412	3,713	10,125
Interest income and other, net	1	—	1	6	—	6
Interest expense	(3,753)	5	(3,748)	(7,569)	11	(7,558)

Net income (loss)	$(574)	$1,850	$1,276	$(1,151)	$3,724	$2,573

(1)	Pro forma rental income includes $430 and $859 of (above) below market lease amortization for the nine months ended September 30, 2010 and for the year ended December 31, 2009, respectively. The pro forma straight-line rent adjustment was $(285) and $(124) for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively.

(2)	As the Landmark entities were acquired by the Predecessor on June 30, 2010 pro forma adjustments are only shown through June 30, 2010 as actual results from acquisition through September 30, 2010 are already included in the Predecessor.

(EE) Reflects adjustments relating to the proposed acquisition of the ownership interests in the Waikiki Beach Walk Entities, as discussed in note (D). The acquisition of the Waikiki Beach Walk Entities will be accounted for under the purchase method of accounting in accordance with ASC Section 805-10, Business Combinations. Adjustments to revenues represent the impact of the amortization of the net amount of above- and below-market rents and the net impact of straight-line rents. Adjustments to depreciation and amortization represent the additional depreciation expense and amortization of intangibles as a result of these purchase accounting adjustments.

As a result of acquisition method accounting, the carrying value of debt for the Waikiki Beach Walk Entities was adjusted to its fair value, resulting in a $19.5 million discount. The discount is amortized to interest expense over the life of the underlying debt instrument. The amounts allocated to buildings are depreciated over the estimated remaining useful life of 35 years. The amounts allocated to above- and below-market leases and to intangible lease assets are amortized over the weighted average life of the remaining terms of the related leases of 7 years.

American Assets Trust, Inc. and Subsidiaries

Notes and Management’s Assumptions to Pro Forma Consolidated Financial Statements—(Continued)

September 30, 2010 (Unaudited)

	For the Nine Months Ended September 30, 2010			For the Year Ended December 31, 2009
	Waikiki Beach Walk Entities - Historical	Pro Forma Adjustments	Waikiki Beach Walk Entities - Pro Forma	Waikiki Beach Walk Entities - Historical	Pro Forma Adjustments	Waikiki Beach Walk Entities - Pro Forma
	(in thousands; unaudited)
Revenue
Rental income(1)	$29,573	$(139)	$29,434	$38,934	$(86)	$38,848
Other property income	2,138	—	2,138	2,780	—	2,780

Total revenue	31,711	(139)	31,572	41,714	(86)	41,628

Expenses
Rental expenses	16,637	—	16,637	22,054	—	22,054
Real estate taxes	1,312	—	1,312	1,767	—	1,767
General and administrative	1,410	—	1,410	1,813	—	1,813
Depreciation and amortization	9,399	(4,155)	5,244	12,548	(5,555)	6,993

Total operating expenses	28,758	(4,155)	24,603	38,182	(5,555)	32,627

Operating income	2,953	4,016	6,969	3,532	5,469	9,001
Interest income and other, net	(239)	—	(239)	(315)	—	(315)
Interest expense(2)	(7,397)	(1,771)	(9,168)	(9,401)	(2,322)	(11,723)

Net income (loss)	$(4,683)	$2,245	$(2,438)	$(6,184)	$3,147	$(3,037)

(1)	Pro forma rental income include $(483) and $(644) of (above) below market lease amortization for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively. The pro forma straight line rent adjustment was $518 and $809 for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively.

(2)	Pro forma interest expense includes $2,089 and $2,786 of amortization related to the fair value adjustment related to the assumed debt for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively.

(FF) Reflects the acquisition of an approximately 80,000 square foot vacant building at Carmel Mountain Plaza for $13.2 million, as discussed in Note (E) above. The building is depreciated over its estimated useful life of 35 years. The tenant who formerly occupied the building has been paying its share of expense reimbursements to us of approximately $0.1 million for the nine months ended September 30, 2010 and for the year ended December 31, 2009.

(GG) Reflects the distribution of our Predecessor’s 25% ownership interest in Fireman’s Fund Headquarters as discussed in Note (F). Our Predecessor’s equity in earnings from its investment in Fireman’s Fund Headquarters was $0.2 million and $0.2 million for the nine months ended September 30, 2010 and for the year ended December 31, 2009, respectively. In addition, fee income earned from Fireman’s Fund Headquarters was $0.2 million and $0.3 million for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively.

American Assets Trust, Inc. and Subsidiaries

Notes and Management’s Assumptions to Pro Forma Consolidated Financial Statements—(Continued)

September 30, 2010 (Unaudited)

(HH) Due to the acquisition of Solana Beach Centre, Landmark and Waikiki Beach Walk Entities, $0.7 million and ($5.0) million of equity in net income (loss) from equity method investments is eliminated in the pro forma condensed consolidated statement of operations for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively. Fee income earned by the Predecessor of $2.0 million and $1.5 million from Solana Beach Centre and Landmark is eliminated in consolidation for pro forma purposes for the nine months ended September 30, 2010 and for the year ended December 31, 2009, respectively. In addition, fees paid to the Predecessor by Solana Beach Centre and Landmark of ($0.9) million and ($1.5) million for the nine months ended September 30, 2010 and for the year ended December 31, 2009 are eliminated in consolidation.

(II) Reflects the decrease in net interest expense as a result of the refinancing transactions described more fully in Notes (H) and (I) above. On a pro forma basis we expect interest expense to decrease $11.4 million and $15.0 million for the nine months ended September 30, 2010 and for the year ended December 31, 2009, respectively. This decrease is the result of the related paydown of secured and unsecured debt for the nine months ended September 30, 2010 and for the year ended December 31, 2009. The pro forma adjustment also includes amortization of capitalized fees in connection with our revolving credit facility of $0.6 million and $0.7 million, respectively, and estimated unused fees of $0.9 million and $1.2 million, respectively, related to the $250.0 million revolving credit facility for the nine months ended September 30, 2010 and for the year ended December 31, 2009.

(JJ) We expect to incur additional general and administrative expense as a result of becoming a public company, including but not limited to incremental salaries and equity incentives, board of directors fees and expenses, director’s and officer’s insurance, Sarbanes-Oxley Act of 2002 compliance costs, and incremental audit and tax fees. We have included $1.5 million and $2.1 million, respectively, of non-cash stock-based compensation expense for the nine months ended September 30, 2010 and the year ended December 31, 2009, based on equity awards to be granted to certain employees and directors upon completion of this offering, and amounts corresponding to services and expenses under contract as an adjustment in the pro forma consolidated statement of operations as additional general and administrative expenses, without duplication, to the general and administrative expenses appearing in the Predecessor operating statement. In determining our non-cash stock-based compensation expenses, for the performance-based stock awards, the fair value of the awards was estimated using a Monte Carlo Simulation model. The volatilities of the returns on the price of the Company and the peer group REITs were estimated based on a three year look-back period. The expected growth rate of the stock prices over the “derived service period” of the employee is determined with consideration of the risk free rate as of the grant date. A portion of our non-cash stock-based compensation awards are subject to time-based vesting over three years, and a portion of the awards are subject to performance-based vesting. The performance based vesting will be based upon the achievement of absolute and relative total shareholder return hurdles over a three year performance period commencing on the date of completion of this offering. In determining our non-cash stock based compensation expense for the restricted stock grants that are time-based vesting we estimate the stock compensation expense based on the fair value of the stock at the grant date. Based on these model calculations, we determined that the fair value of the absolute and relative performance-based awards were 51.8% and 51.2%, respectively, of the estimated fair value of our non-cash stock-based compensation at date of issuance. We estimate that additional incremental expenses of being a public company will range from $3.0 million to $5.0 million per year in excess of our historical general and administrative expenses. As we have not yet entered into employment agreements or contracts with third parties to provide these services, we have not included these expenses in the accompanying pro forma consolidated statement of operations.

(KK) Reflects the allocation of net income (loss) to the noncontrolling interests and stockholders’ equity.

American Assets Trust, Inc. and Subsidiaries

Notes and Management’s Assumptions to Pro Forma Consolidated Financial Statements—(Continued)

September 30, 2010 (Unaudited)

(LL) Pro forma earnings (loss) per share—basic and diluted are calculated by dividing pro forma consolidated net income (loss) allocable to the Company’s stockholders by the number of shares of common stock issued in this offering and the formation transactions.

Basic net income (loss) per common share is calculated based on the weighted average common shares outstanding, which was 34,530,084 shares for each of the periods reported. Diluted net income (loss) per common share is calculated based on net income (loss) before allocation to noncontrolling interests by giving effect to the expected exchange of OP units for common stock on a one-for-one basis and unvested restricted shares, which resulted in diluted shares of 53,179,879 for each of the periods reported.

Set forth below is a reconciliation of pro forma weighted average shares outstanding:

Number of shares issued in this offering	27,500,000
Number of shares issued in the formation transactions	7,030,084

34,530,084

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder

American Assets Trust, Inc.

We have audited the accompanying balance sheet of American Assets Trust, Inc. (the “Company”) as of September 30, 2010. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the September 30, 2010 balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of American Assets Trust, Inc. as of September 30, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

San Diego, California

December 17, 2010

American Assets Trust, Inc.

Balance Sheet

As of September 30, 2010

Assets
Cash and cash equivalents	$1,000

$1,000

Stockholders’ Equity
Common stock ($0.01 par value, 1,000,000 shares authorized, 1,000 issued and outstanding)	$10
Additional paid-in capital	990

$1,000

See accompanying notes.

American Assets Trust, Inc.

Notes to Balance Sheet

September 30, 2010

(In thousands)

NOTE 1. ORGANIZATION

American Assets Trust, Inc. (the “Company,” “we,” “our” or “us”) was formed as a Maryland corporation on July 16, 2010 to acquire the entities owning various controlling and noncontrolling interests in real estate assets owned and/or managed by Ernest Rady and his affiliates, including the Ernest Rady Trust U/D/T March 13, 1983 (the “Rady Trust”). The Company has filed a Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to a proposed public offering (the “Offering”) of common stock. The Company is the sole general partner of American Assets Trust, L.P., our “Operating Partnership,” which was formed as a Maryland limited partnership on July 16, 2010. The Company had no operations other than the issuance of 1,000 shares of common stock to the Rady Trust in connection with our initial capitalization. As of July 16, 2010, the shares of common stock of the Company were issued to the Rady Trust in consideration for one-thousand dollars cash, which was paid on August 12, 2010. Our operations are planned to commence upon completion of the Offering and the Formation Transactions (as defined below). Upon completion of the Offering and the Formation Transactions, we expect our operations to be carried on through our Operating Partnership and its wholly owned subsidiary, American Assets Trust, LLC. At such time, we, as the general partner of our Operating Partnership, will control our Operating Partnership. We will consolidate the assets, liabilities, and results of operations of the Operating Partnership.

We have entered into a series of formation transactions (the “Formation Transactions”), pursuant to which we will acquire, substantially currently with the completion of the Offering through a series of merger and contribution transactions, the ownership interests in the entities owning the properties that will comprise our portfolio. Consummation of the Formation Transactions will enable us to (i) consolidate the ownership of our property portfolio under our Operating Partnership; (ii) succeed to the property management business of American Assets Inc., an entity controlled by Ernest Rady; (iii) facilitate the Offering; and (iv) qualify as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, for U.S. federal income tax purposes commencing with the taxable year ending December 31, 2011.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”). Subsequent events have been evaluated through the date the financial statements were issued.

Income Taxes

Subject to qualification as a REIT, the Company will be permitted to deduct distributions paid to its stockholders, eliminating the federal taxation of income represented by such distributions at the Company level.

REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts in the balance sheet and accompanying notes. Actual results could differ from those estimates.

Underwriting Commissions and Costs

Underwriting commissions and costs to be incurred in connection with the Offering will be reflected as a reduction of additional paid-in capital.

NOTE 3. OFFERING COSTS

In connection with the Offering, American Assets, Inc. has advanced funds for legal, accounting, and related costs in connection with the Offering and Formation Transactions, which will be reimbursed by the Company upon the consummation of the Offering. Such costs will be deducted from the gross proceeds of the Offering.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Owners

American Assets Trust, Inc. Predecessor

We have audited the accompanying combined balance sheets of American Assets Trust, Inc. Predecessor as of December 31, 2009 and 2008, and the related combined statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 2009. Our audits also included the financial statement schedule of real estate and accumulated depreciation. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of American Assets Trust, Inc. Predecessor at December 31, 2009 and 2008, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule referred to above, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

San Diego, California

September 13, 2010

American Assets Trust, Inc. Predecessor

Combined Balance Sheets

(In Thousands)

	As of September 30, 2010	As of December 31,

		2009	2008
	(unaudited)
Assets
Real estate, at cost
Operating real estate	$1,135,112	$959,724	$953,116
Construction in progress	621	762	1,347
Held for development	7,971	7,846	7,639

	1,143,704	968,332	962,102
Accumulated depreciation	(214,467)	(194,124)	(168,865)

Net real estate	929,237	774,208	793,237
Cash and cash equivalents	37,363	24,189	18,978
Restricted cash	5,493	4,644	4,527
Accounts receivable, net	21,875	20,767	19,843
Notes receivable from affiliate	21,769	20,969	22,099
Investment in real estate joint ventures	43,583	57,810	69,967
Prepaid expenses and other assets	42,079	34,003	39,993
Debt issuance costs, net of accumulated amortization	2,314	2,401	2,474

Total assets	$1,103,713	$938,991	$971,118

Liabilities and equity
Liabilities:
Secured notes payable	$853,774	$723,920	$724,206
Unsecured notes payable	31,376	12,864	21,143
Notes payable to affiliates	5,889	7,667	9,840
Accounts payable and accrued expenses	10,244	7,193	8,998
Security deposits payable	2,639	2,362	2,402
Other liabilities and deferred credits	31,984	11,573	13,049
Distributions in excess of earnings on real estate joint ventures	13,928	2,449	2,306

Total liabilities	949,834	768,028	781,944

Commitments and contingencies
Equity:
Controlling interests	120,292	133,173	148,864
Noncontrolling interests	33,587	37,790	40,310

Total equity	153,879	170,963	189,174

Total liabilities and equity	$1,103,713	$938,991	$971,118

See accompanying notes.

American Assets Trust, Inc. Predecessor

Combined Statements of Operations

(In Thousands)

	For the nine months ended September 30,		Year ended December 31,

	2010	2009	2009	2008	2007
	(unaudited)
Revenue:
Rental income	$91,519	$84,190	$113,080	$117,104	$113,324
Other property income	2,770	3,226	3,963	3,839	4,184

Total revenue	94,289	87,416	117,043	120,943	117,508

Expenses:
Rental expenses	16,114	14,823	20,336	22,029	21,674
Real estate taxes	9,481	5,266	8,306	10,890	10,878
General and administrative	4,924	5,089	7,058	8,690	10,471
Depreciation and amortization	27,672	22,285	29,858	31,089	31,376

Total operating expenses	58,191	47,463	65,558	72,698	74,399

Operating income	36,098	39,953	51,485	48,245	43,109
Interest income	62	134	173	1,167	2,462
Interest expense	(34,057)	(32,395)	(43,290)	(43,737)	(42,902)
Fee income from real estate joint ventures	2,201	1,300	1,736	1,538	2,721
Income (loss) from real estate joint ventures	866	(3,685)	(4,865)	(19,272)	(7,191)

Income from continuing operations	5,170	5,307	5,239	(12,059)	(1,801)

Discontinued operations:
Loss from discontinued operations	—	—	—	(2,071)	(2,874)
Gain on sale of real estate property	—	—	—	2,625	—

Results from discontinued operations	—	—	—	554	(2,874)

Net income (loss)	5,170	5,307	5,239	(11,505)	(4,675)
Net loss attributable to noncontrolling interests	(1,941)	(787)	(1,205)	(4,488)	(2,140)

Net income (loss) attributable to American Assets Trust Inc. Predecessor	$7,111	$6,094	$6,444	$(7,017)	$(2,535)

See accompanying notes.

American Assets Trust, Inc. Predecessor

Combined Statements of Equity

For the nine months ended September 30, 2010 (unaudited) and the years ended December 31, 2009, 2008 and 2007

(In Thousands)

	Controlling Interests	Noncontrolling Interests	Total
Combined equity, December 31, 2006	$223,193	$59,165	$282,358
Contributions	28,180	6,561	34,741
Distributions	(33,527)	(2,705)	(36,232)
Net loss	(2,535)	(2,140)	(4,675)

Combined equity, December 31, 2007	215,311	60,881	276,192

Contributions	4,863	570	5,433
Distributions	(64,293)	(16,653)	(80,946)
Net loss	(7,017)	(4,488)	(11,505)

Combined equity, December 31, 2008	148,864	40,310	189,174

Contributions	1,168	28	1,196
Distributions	(23,303)	(1,343)	(24,646)
Net income (loss)	6,444	(1,205)	5,239

Combined equity, December 31, 2009	133,173	37,790	170,963

Contributions	1,147	—	1,147
Distributions	(21,139)	(2,262)	(23,401)
Net income (loss)	7,111	(1,941)	5,170

Combined equity, September 30, 2010 (unaudited)	$120,292	$33,587	$153,879

See accompanying notes.

American Assets Trust, Inc. Predecessor

Combined Statements of Cash Flows

(In Thousands)

	For the nine months ended September 30,		Year ended December 31,

	2010	2009	2009	2008	2007
	(unaudited)
OPERATING ACTIVITIES
Net income (loss)	$5,170	$5,307	$5,239	$(11,505)	$(4,675)
Net income (loss) from discontinued operations	—	—	—	554	(2,874)

Net income (loss) from continuing operations	5,170	5,307	5,239	(12,059)	(1,801)
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by operating activities:
Depreciation and amortization	27,672	22,285	29,858	31,089	31,376
Amortization of debt issuance costs	452	477	632	496	488
Net accretion of above and below market lease intangibles	1,518	1,055	1,407	170	(294)
Amortization of lease incentives	278	278	370	370	370
(Income) loss from real estate joint ventures	(866)	3,685	4,865	19,272	7,191
Distribution of earnings from real estate joint ventures	3,812	4,768	7,361	9,855	4,812
Deferred rent	(836)	(922)	(1,313)	(2,489)	(2,649)
Bad debt expense	409	314	273	488	459
Abandoned project costs	—	—	273	—	—
Changes in operating assets and liabilities
Increase in restricted cash	(828)	(956)	(50)	(549)	(103)
(Increase) decrease in accounts receivable	(488)	(193)	117	2,755	(1,552)
(Increase) decrease in prepaid expenses and other assets	(1,609)	114	(242)	301	164
Increase (decrease) in accounts payable and accrued expenses	2,226	1,239	(1,297)	129	(6,010)
Increase (decrease) in security deposits and other liabilities	684	(1)	8	(164)	1,714

Net cash provided by operating activities of continuing operations	37,594	37,450	47,501	49,664	34,165
Net cash used in operating activities of discontinued operations	—	—	—	(2,072)	(2,986)

Net cash provided by operating activities	37,594	37,450	47,501	47,592	31,179

INVESTING ACTIVITIES
Acquisition of real estate, net of cash acquired	(19,762)	—	—	—	—
Capital expenditures—operating properties	(3,551)	(5,286)	(6,782)	(19,442)	(19,223)
Capital expenditures—properties held for development	(125)	(151)	(226)	(480)	(888)
Decrease (increase) in restricted cash	(21)	(24)	(67)	949	(382)
Investment in real estate joint ventures	—	—	—	—	(47,727)
Distribution of capital from real estate joint ventures	10,607	—	—	11,383	27,871
Leasing commissions	(1,736)	(1,310)	(1,599)	(3,309)	(2,041)
Issuance of notes receivable to affiliates	(800)	(30)	(30)	(15,635)	(29,098)
Repayment of notes receivable from affiliates	—	480	1,160	11,530	24,638

Net cash used in investing activities of continuing operations	(15,388)	(6,321)	(7,544)	(15,004)	(46,850)
Net cash provided by investing activities of discontinued operations	—	—	—	17,115	2,409

Net cash (used in) provided by investing activities	(15,388)	(6,321)	(7,544)	2,111	(44,441)

Financing activities
Issuance of secured notes payable	7,500	24,887	24,887	74,024	73,315
Repayment of secured notes payable	(10,647)	(22,788)	(25,172)	(53,818)	(50,604)
Issuance of unsecured notes payable	23,000	—	—	—	300
Repayment of unsecured notes payable	(4,488)	(6,174)	(8,279)	(4,032)	(875)
Issuance of notes payable to affiliates	—	—	—	12,000	—
Repayment of notes payable to affiliates	(1,778)	(1,610)	(2,173)	(2,160)	(1,552)
Debt issuance costs	(365)	(527)	(559)	(458)	(243)
Contributions from controlling interests	1,147	985	1,168	4,863	28,180
Distributions to controlling interests	(21,139)	(19,534)	(23,303)	(64,293)	(33,527)
Contributions from noncontrolling interests	—	—	28	570	6,561
Distributions to noncontrolling interests	(2,262)	(1,026)	(1,343)	(16,653)	(2,705)

Net cash (used in) provided by financing activities	(9,032)	(25,787)	(34,746)	(49,957)	18,850

Net increase (decrease) in cash and cash equivalents	13,174	5,342	5,211	(254)	5,588
Cash and cash equivalents, beginning of period	24,189	18,978	18,978	19,232	13,644

Cash and cash equivalents, end of period	$37,363	$24,320	$24,189	$18,978	$19,232

Supplemental cash flow information
Cash paid for interest, net of amounts capitalized	$33,131	$32,019	$42,702	$43,957	$42,669

Supplemental schedule of noncash investing and financing activities
Accounts payable and accrued expenses for property under development	$(103)	$148	$(508)	$(4,484)	$2,681

Assumption of Landmark debt upon acquisition	$133,000	—	—	—	—

Acquisition of Landmark working capital	$1,278	—	—	—	—

See accompanying notes.

American Assets Trust, Inc. Predecessor

Notes to Combined Financial Statements

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and Organization

American Assets Trust, Inc. is a Maryland corporation formed on July 16, 2010 that will not have any operating activity until the consummation of our initial public offering and the related acquisition of our predecessor. Accordingly, we believe that a discussion of the results of American Assets Trust, Inc. would not be meaningful for the periods covered by these financial statements prior to that acquisition.

Our Predecessor, which is not a legal entity but rather a combination of certain real estate entities, specializes in the ownership, management, development and redevelopment of real estate properties, which include the (1) property management business of American Assets, Inc. (“AAI”) and (2) controlling and noncontrolling interests in 21 retail, office, multifamily and mixed-use operating properties and certain land parcels held for future development located in the western United States (collectively referred to as the “Predecessor” or the “Company”). During all periods presented in the accompanying combined financial statements, the Company is a collection of real estate entities controlled by Ernest Rady and his affiliates, including the Ernest Rady Trust U/D/T March 13, 1983 (the “Rady Trust”), that directly or indirectly own real estate properties. The ultimate owners of the Company are Ernest Rady and his affiliates, including the Rady Trust, and certain others who have minority ownership interests and voting rights. As used in these financial statements, unless the context otherwise requires, “we,” “us” and “our company” mean our Predecessor for the periods presented and American Assets Trust, Inc., a Maryland corporation and its consolidated subsidiaries upon consummation of this offering and the formation transactions.

American Assets Trust, Inc. (the “REIT”) intends to file a Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to a proposed initial public offering (the “Offering”) of its common stock. Substantially concurrently with the consummation of the Offering, which is expected to be completed in 2010, the REIT and its newly formed majority-owned limited partnership, American Assets Trust, L.P. (the “Operating Partnership”), will engage in certain formation transactions (the “Formation Transactions”) with the partnerships, limited liability companies and corporations, and their partners, members and stockholders, that hold direct or indirect ownership interests in the properties to be acquired by the REIT and the Operating Partnership. The Formation Transactions will enable us to (1) consolidate the ownership of our property portfolio under the Operating Partnership; (2) succeed to the property management business of AAI; (3) facilitate the Offering; and (4) qualify as a real estate investment trust for U.S. federal income tax purposes commencing with the taxable year ending December 31, 2011.

The operations of the REIT will be carried on primarily through the Operating Partnership. It is the intent of the REIT to elect and qualify to be taxed as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with the taxable year ending December 31, 2010. Pursuant to the Formation Transactions, the REIT and the Operating Partnership will acquire indirect ownership of interests in the properties, as well as the property management, leasing, and real estate development operations of AAI, and will assume related debt and other specified liabilities in exchange for shares of common stock of the REIT and units of limited partner interest in the Operating Partnership. The REIT will be fully integrated, self-administered and self-managed. Additionally, the REIT will form a taxable subsidiary that will be owned by the Operating Partnership. The taxable REIT subsidiary, through several wholly owned limited liability companies, will conduct services businesses including property management, construction and property maintenance.

American Assets Trust, Inc. Predecessor

Notes to Combined Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

Our combined financial statements include investments in certain real estate joint ventures in which Ernest Rady and his affiliates have significant influence, but not control, over major decisions, including the decision to sell or refinance the properties. These investments, which represent non-controlling 25% to 80% ownership interests, are accounted for using the equity method of accounting. Our investments in certain real estate joint ventures for which we have unilateral control, evidenced by the ability to make all major decisions, such as the acquisition, sale or refinancing of the property without approval of the minority party, have been combined in these financial statements as they are under the common control of Ernest Rady and his affiliates.

As of September 30, 2010, we owned or had a controlling interest in 17 office, retail and multifamily operating properties for which we consolidate their operations, and noncontrolling interests in four office, retail and mixed-use properties, which are accounted for under the equity method of accounting.

A summary of the properties owned by us are as follows:

Controlled Entities (Properties Consolidated by our Predecessor)

Retail

Carmel Country Plaza

Carmel Mountain Plaza

South Bay Marketplace

Rancho Carmel Plaza

Lomas Santa Fe Plaza

Del Monte Center

The Shops at Kalakaua

Waiklele Center

Alamo Quarry

Office

Torrey Reserve Campus

Valencia Corporate Centre

160 King Street

The Landmark at One Market

Multifamily

Loma Palisades

Imperial Beach Gardens

Mariner’s Point

Santa Fe Park RV Resort

Noncontrolled Properties (Equity Method of Accounting by our Predecessor)

Retail

Solana Beach Towne Centre

Office

Solana Beach Corporate Centre

Fireman’s Fund Headquarters

American Assets Trust, Inc. Predecessor

Notes to Combined Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

Mixed-Use

Waikiki Beach Walk Retail and Hotel

Principles of Combination and Estimates

The combined financial statements include the accounts of the Predecessor and all entities in which the Predecessor has a controlling interest. When we are the general partner or managing member, we are presumed to control the partnership unless the limited partners or non-managing members possess either (a) the substantive ability to dissolve the partnership or otherwise remove us as the general partner or managing member without cause (commonly referred to as “kick-out rights”), or (b) the right to participate in substantive operating and financial decisions of the limited partnership or limited liability company that are expected to be made in the course of their business. The equity interests of other investors are reflected as noncontrolling interests. All significant intercompany transactions and balances are eliminated in combination. We account for our interests in joint ventures which we do not control using the equity method of accounting. Subsequent events have been evaluated through the date the financial statements were issued.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, referred to as “GAAP,” requires management to make estimates and assumptions that in certain circumstances affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and revenues and expenses. These estimates are prepared using management’s best judgment, after considering past, current and expected events and economic conditions. Actual results could differ from these estimates.

Offering Costs

In connection with the Offering, affiliates have or will incur legal, accounting, and related costs, which will be assumed or reimbursed by the Company upon the consummation of the Offering. Such costs will be deducted from the gross proceeds of the Offering.

Revenue Recognition and Accounts Receivable

Our leases with tenants are classified as operating leases. Substantially all such leases contain fixed escalations which occur at specified times during the term of the lease. Base rents are recognized on a straight-line basis from when the tenant controls the space through the term of the related lease, net of valuation adjustments, based on management’s assessment of credit, collection and other business risks. Percentage rents, which represent additional rents based upon the level of sales achieved by certain tenants, are recognized at the end of the lease year or earlier if we have determined the required sales level is achieved and the percentage rents are collectible. Real estate tax and other cost reimbursements are recognized on an accrual basis over the periods in which the related expenditures are incurred. For a tenant to terminate its lease agreement prior to the end of the agreed term, we may require that they pay a fee to cancel the lease agreement. Lease termination fees for which the tenant has relinquished control of the space are generally recognized on the termination date. When a lease is terminated early but the tenant continues to control the space under a modified lease agreement, the lease termination fee is generally recognized evenly over the remaining term of the modified lease agreement.

We make estimates of the collectability of our accounts receivable related to minimum rents, straight-line rents, expense reimbursements and other revenue. Accounts receivable is carried net of this allowance for doubtful accounts. We generally do not require collateral or other security from our tenants, other than letters of

American Assets Trust, Inc. Predecessor

Notes to Combined Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007 credit or security deposits. Our determination as to the collectability of accounts receivable and correspondingly, the adequacy of this allowance, is based primarily upon evaluations of individual receivables, current economic conditions, historical experience and other relevant factors. The allowance for doubtful accounts is increased or decreased through bad debt expense. In some cases, primarily relating to straight-line rents, the collection of these amounts extends beyond one year. Our experience relative to unbilled straight-line rents is that a portion of the amounts otherwise recognizable as revenue is never billed to or collected from tenants due to early lease terminations, lease modifications, bankruptcies and other factors. Accordingly, the extended collection period for straight-line rents along with our evaluation of tenant credit risk may result in the nonrecognition of a portion of straight-line rental income until the collection of such income is reasonably assured. If our evaluation of tenant credit risk changes indicating more straight-line revenue is reasonably collectible than previously estimated and realized, the additional straight-line rental income is recognized as revenue. If our evaluation of tenant credit risk changes indicating a portion of realized straight-line rental income is no longer collectible, a reserve and bad debt expense is recorded. At September 30, 2010 (unaudited), December 31, 2009, and December 31, 2008, accounts receivable include approximately $20.7 million, $19.6 million and $18.3 million, respectively, related to straight-line rents. At September 30, 2010 (unaudited), December 31, 2009 and December 31, 2008, our allowance for doubtful accounts was $1.2 million, $0.9 million and $1.1 million, respectively.

We recognize gains on sales of properties upon the closing of the transaction with the purchaser. Gains on properties sold are recognized using the full accrual method when (1) the collectability of the sales price is reasonably assured, (2) we are not obligated to perform significant activities after the sale, (3) the initial investment from the buyer is sufficient and (4) other profit recognition criteria have been satisfied. Gains on sales of properties may be deferred in whole or in part until the requirements for gain recognition have been met.

We receive various fee income from unconsolidated real estate joint ventures including property management fees, construction management fees, acquisition and disposition fees, leasing fees, asset management fees, and financing fees. Fee income is recorded as earned in accordance with the respective fee agreement. Profit from these fees, if any, are eliminated to the extent of our ownership interest in these entities. See Note 14.

Real Estate

Land, buildings and improvements are recorded at cost. Depreciation is computed using the straight-line method. Estimated useful lives range generally from 30 years to a maximum of 40 years on buildings and major improvements. Minor improvements, furniture and equipment are capitalized and depreciated over useful lives ranging from 3 to 15 years. Maintenance and repairs that do not improve or extend the useful lives of the related assets are charged to operations as incurred. Tenant improvements are capitalized and depreciated over the life of the related lease or their estimated useful life, whichever is shorter. If a tenant vacates its space prior to contractual termination of its lease, the undepreciated balance of any tenant improvements are written off if they are replaced or have no future value. In 2009, 2008 and 2007, real estate depreciation expense was $25.3 million, $25.0 million and $24.2 million, respectively, including amounts from discontinued operations. Real estate depreciation expense was $23.6 million and $18.9 million for the nine months ended September 30, 2010 and 2009 (unaudited), respectively.

Acquisitions of properties are accounted for in accordance with the authoritative accounting guidance on acquisitions and business combinations. Our methodology of allocating the cost of acquisitions to assets acquired and liabilities assumed is based on estimated fair values, replacement cost and appraised values. When we acquire operating real estate properties, the purchase price is allocated to land and buildings, intangibles (for acquisitions made subsequent to June 30, 2001) such as in-place leases, and to current assets and liabilities

American Assets Trust, Inc. Predecessor

Notes to Combined Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007 acquired, if any. Such valuations include a consideration of the non-cancellable terms of the respective leases as well as any applicable renewal period(s). The fair values associated with below-market renewal options are determined based on a review of several qualitative and quantitative factors on a lease-by-lease basis at acquisition to determine whether it is probable that the tenant would exercise its option to renew the lease agreement. These factors include: (i) the type of tenant in relation to the property it occupies, (ii) the quality of the tenant, including the tenants long term business prospects, and (iii) whether the fixed rate renewal option was sufficiently lower than the fair rental of the property at the date the option becomes exercisable such that it would appear to be reasonably assured that the tenant would exercise the option to renew. The value allocated to in-place leases is amortized over the related lease term and reflected as depreciation and amortization in the statement of operations. The value of above- and below-market leases associated with the original non-cancelable lease terms are amortized to rental income over the terms of the respective non-cancelable lease periods and are reflected as either an increase (for below-market leases) or a decrease (for above-market leases) to rental income in the statement of operations. The value of the leases associated with below-market lease renewal options that are likely to be exercised are amortized to rental income over the respective renewal periods. If a tenant vacates its space prior to contractual termination of its lease or the lease is not renewed, the unamortized balance of any in-place lease value is written off to rental income and amortization expense.

We capitalize certain costs related to the development and redevelopment of real estate including pre-construction costs, real estate taxes, insurance and construction costs and salaries and related costs of personnel directly involved. Additionally, we capitalize interest costs related to development and significant redevelopment activities. Capitalization of these costs begins when the activities and related expenditures commence and cease when the project is substantially complete and ready for its intended use, at which time the project is placed in service and depreciation commences. Additionally, we make estimates as to the probability of certain development and redevelopment projects being completed. If we determine that the completion of development or redevelopment is no longer probable, we expense all capitalized costs which are not recoverable.

Impairment of Long Lived Assets

We review for impairment on a property by property basis. Impairment is recognized on properties held for use when the expected undiscounted cash flows for a property are less than its carrying amount at which time the property is written-down to fair value. Properties held for sale are recorded at the lower of the carrying amount or the expected sales price less costs to sell. The sale or disposal of a “component of an entity” is treated as discontinued operations. The operating properties sold by us typically meet the definition of a component of an entity and as such the revenues and expenses associated with sold properties are reclassified to discontinued operations for all periods presented.

Financial Instruments

The estimated fair values of financial instruments are determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair values. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts. Accordingly, estimated fair values are not necessarily indicative of the amounts that could be realized in current market exchanges.

Cash and Cash Equivalents

We define cash and cash equivalents as cash on hand, demand deposits with financial institutions and short term liquid investments with an initial maturity less than three months. Cash balances in individual banks

American Assets Trust, Inc. Predecessor

Notes to Combined Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007 may exceed the federally insured limit of $250,000 by the Federal Deposit Insurance Corporation (the “FDIC”). At September 30, 2010 (unaudited) and December 31, 2009, we had $5.8 million and $1.8 million, respectively, in excess of the FDIC insured limit. At September 30, 2010 (unaudited) and December 31, 2009, we had $26.9 million and $17.3 million, respectively, in money market funds that are not FDIC insured.

Restricted Cash

Restricted cash consists of amounts held by lenders to provide for future real estate tax expenditures, insurance expenditures, and reserves for capital improvements. Activity for accounts related to real estate tax and insurance expenditures is classified as operating activities in the statement of cash flows. Changes in reserves for capital improvements are classified as investing activities in the statement of cash flows.

Prepaid Expenses and Other Assets

Prepaid expenses and other assets consist primarily of lease costs, lease incentives, acquired in place leases and acquired above market leases. Capitalized lease costs are direct costs incurred which were essential to originate a lease and would not have been incurred had the leasing transaction not taken place and include third party commissions and internal salaries and personnel costs related to obtaining a lease. Capitalized lease costs are amortized over the life of the related lease and included in depreciation and amortization expense on the statement of operations. If a tenant vacates its space prior to the contractual termination of its lease, the unamortized balance of any lease costs are written off. We view these lease costs as part of the up-front initial investment we made in order to generate a long-term cash inflow. Therefore, we classify cash outflows for lease costs as an investing activity in our combined statements of cash flows.

Debt Issuance Costs

Costs related to the issuance of debt instruments are capitalized and are amortized as interest expense over the estimated life of the related issue using the straight-line method which approximates the effective interest method. If a debt instrument is paid off prior to its original maturity date, the unamortized balance of debt issuance costs are written off to interest expense or, if significant, included in “early extinguishment of debt.”

Variable Interest Entities

Certain entities that do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties or in which equity investors do not have the characteristics of a controlling financial interest qualify as variable interest entities (VIE). VIEs are required to be consolidated by their primary beneficiary. The primary beneficiary of a VIE is determined to be the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected returns, or both. We have evaluated our investments in certain joint ventures and determined that these joint ventures do not meet the requirements of a VIE and, therefore, consolidation of these ventures is not required. These investments are accounted for using the equity method. Our investment balances in our real estate joint ventures are presented separately in our combined balance sheets.

Investments in Real Estate Joint Ventures

We analyze our investments in real estate joint ventures under applicable guidance to determine if the venture is considered a VIE and would require consolidation. To the extent that the ventures do not qualify as

American Assets Trust, Inc. Predecessor

Notes to Combined Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

VIEs, we further assess the venture to determine whether a general partner, or the general partners as a group, controls a limited partnership or similar entity when the limited partners have certain rights in order to determine whether consolidation is required.

We consolidate those ventures that are considered to be variable interest entities where we are the primary beneficiary. For non-variable interest entities, we combine those ventures that Ernest Rady controls through majority ownership interests or where we are the managing member and our partner does not have substantive participating rights. Control is further demonstrated by the ability of the general partner to manage day-to-day operations, refinance debt and sell the assets of the venture without the consent of the limited partner and inability of the limited partner to replace the general partner. We use the equity method of accounting for those ventures where we do not have control over operating and financial policies. Under the equity method of accounting, the investment in each venture is included on our balance sheet; however, the assets and liabilities of the ventures for which we use the equity method are not included in the balance sheet. The investment is adjusted for contributions, distributions and our proportionate share of the net earnings or losses of each respective venture.

We assess whether there has been impairment in the value of our investments in real estate joint ventures periodically. An impairment charge is recorded when events or changes in circumstances indicate that a decline in the fair value below the carrying value has occurred and such decline is other-than-temporary. The ultimate realization of the investments in unconsolidated real estate joint ventures is dependent on a number of factors, including the performance of the investments and market conditions. Based upon such periodic assessments, no impairment occurred for the years ended December 31, 2009 and 2007 or the nine months ended September 30, 2010 and 2009 (unaudited). During the year ended December 31, 2008, we recorded an impairment on one of our investments in unconsolidated real estate joint ventures. See Note 3.

Notes Receivable from Affiliate

Certain entities have made loans to affiliates in order to attain a higher return on excess cash balances, and these loans are classified as notes receivable from affiliate. The notes bear interest at LIBOR and are to be repaid upon demand.

Notes Payable Affiliates

Owners of certain entities have made loans to the entities, and these loans are classified as notes payable to affiliates. The notes bear interest at 10% and mature in 2013.

Income Taxes

We are comprised primarily of limited partnerships and limited liability companies. Under applicable federal and state income tax rules, the allocated share of net income or loss from the limited partnerships and limited liability companies is reportable in the income tax returns of the respective partners and members. We have several C-corporations and S-corporations that hold 1% general partnership interests or managing member interests. Such corporations result in an immaterial amount of income tax liability, which is included in general and administrative expense. Additionally, these corporations do not give rise to any material deferred taxes.

Segment Information

Segment information is prepared on the same basis that our management reviews information for operational decision-making purposes. We operate in three business segments: (i) the acquisition, redevelopment,

American Assets Trust, Inc. Predecessor

Notes to Combined Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007 ownership and management of office real estate, (ii) the acquisition, redevelopment, ownership and management of retail real estate, and (iii) acquisition, redevelopment, ownership and management of multifamily real estate. The products for our office segment primarily include rental of office space and other tenant services, including tenant reimbursements, parking and storage space rental. The products for our retail segment primarily include rental of the retail space and other tenant services, including tenant reimbursements, parking and storage space rental. The products for our multifamily segment include rental of apartments and other tenant services.

FASB Accounting Standards Codification

In June 2009, the Financial Accounting Standards Board (“FASB”) issued new accounting requirements, which make the FASB Accounting Standards Codification (“Codification”) the single source of authoritative literature for U.S. accounting and reporting standards. The Codification is not meant to change existing GAAP but rather provide a single source for all literature. The standard is effective for all periods ending after September 15, 2009. The standard required our financial statements to reflect Codification or “plain English” references rather than references to FASB Statements, Staff Positions or Emerging Issues Task Force Abstracts. The adoption of this requirement impacted certain disclosures in the financial statement but did not have an impact on our combined financial position, results of operations, or cash flows.

Recently Adopted Accounting Pronouncements

Effective January 1, 2009, we adopted a new accounting standard that broadens and clarifies the definition of a business, which will result in significantly more of our acquisitions being treated as business combinations rather than asset acquisitions. The new requirement is effective for business combinations for which the acquisition date is on or after January 1, 2009, and therefore, will only impact prospective acquisitions with no change to the accounting for acquisitions completed prior to or on December 31, 2008. The new standard requires us to expense all acquisition related transaction costs as incurred which could include broker fees, transfer taxes, legal, accounting, valuation, and other professional and consulting fees. For acquisitions prior to January 1, 2009, these costs were capitalized as part of the acquisition cost. While the adoption did not have a material impact on our financial statements for 2009, the impact to our future combined financial statements will vary significantly depending on the timing and number of acquisitions or potential acquisitions, size of the acquisitions, and location of the acquisitions. The new standard includes several other changes to the accounting for business combinations including requiring contingent consideration to be measured at fair value at acquisition and subsequently remeasured through the income statement if accounted for as a liability as the fair value changes, any adjustments during the purchase price allocation period to be “pushed back” to the acquisition date with prior periods being adjusted for any changes, and the business combination to be accounted for on the acquisition date or the date control is obtained.

Effective January 1, 2009, we adopted a new accounting standard that significantly changes the accounting and reporting of minority interests in the combined financial statements and requires a noncontrolling interest, which was previously referred to as a minority interest, to be recognized as a component of equity rather than included in the mezzanine section of the balance sheet where it was previously presented. The terminology “minority interest” has been changed to “noncontrolling interest”. The “minority interest” caption on the statement of operations is now reflected as “net income attributable to noncontrolling interests” and shown after combined net income. This is a presentation only change for minority interest on both the balance sheet and statement of operations and has no impact to total liabilities and shareholders’ equity, or net income available to common shareholders. The statement also requires the recognition of 100% of the fair value of assets acquired and liabilities assumed in acquisitions of less than 100% controlling interest with subsequent acquisitions of the noncontrolling interest recorded as equity transactions. The new accounting standard was adopted effective

American Assets Trust, Inc. Predecessor

Notes to Combined Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

January 1, 2009 and has been applied prospectively except for the presentation changes to the balance sheet and statement of operations which have been applied retrospectively in the 2008 and 2007 combined financial statements. While there was no additional impact on the combined financial statements during 2009, the impact on our future combined financial statements will vary depending on the level of transactions with entities involving noncontrolling interests. The adoption of this standard impacted our accounting for the acquisition of the outside interest in an office property referred to as The Landmark at One Market (“Landmark”). See Note 2.

Effective January 1, 2009, we adopted a new accounting standard that requires enhanced disclosures about an entity’s derivative instruments and hedging activities. The adoption did not have an impact on our combined financial statements as we currently have no derivative instruments outstanding.

Effective January 1, 2009, we adopted a new accounting standard which clarifies the accounting for certain transactions and impairment considerations involving equity method investments. The new accounting standard clarifies that equity method investments should initially be measured at cost, the issuance of shares by the investee would result in a gain or loss on issuance of shares reflected in the income statement of the equity investor, and that a loss in value of an equity investment which is other than a temporary decline should be recognized. The standard was effective on a prospective basis beginning on January 1, 2009, and did not have a material impact on our financial position, results of operations, or cash flows.

Effective January 1, 2009, we adopted certain accounting guidance within ASC Topic 740, Income Taxes (“ASC 740”), with respect to how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. The guidance requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing our tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. We are required to analyze all open tax years, as defined by the statute of limitations, for all major jurisdictions, which includes federal and certain states. We have had no examinations in progress and none are expected at this time. As of December 31, 2009, we have reviewed all open tax years and major jurisdictions and concluded the adoption of the new accounting guidance resulted in no impact to our financial position or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns.

As of April 1, 2009, we adopted a new accounting standard which establishes general standards of accounting and disclosure of events that occur after the balance sheet date but before the financial statements are issued or available to be issued and requires disclosure of the date through which subsequent events have been evaluated. We have added disclosure in this Note 1 under “Principles of Combination and Estimates” regarding the date through which we have evaluated subsequent events.

In June 2009, the FASB issued a new accounting standard which provides certain changes to the evaluation of a VIE including requiring a qualitative rather than quantitative analysis to determine the primary beneficiary of a VIE, continuous assessments of whether an enterprise is the primary beneficiary of a VIE, and enhanced disclosures about an enterprise’s involvement with a VIE. The standard is effective January 1, 2010, and is applicable to all entities in which an enterprise has a variable interest. The adoption of this standard did not have a material impact on our financial position, results of operations, or cash flows.

In January 2010, the FASB issued a new accounting standard to improve disclosure over fair value measurements. The new standard amends previously issued guidance and clarifies and provides additional disclosure requirements relating to recurring and non-recurring fair value measurements. This standard became

American Assets Trust, Inc. Predecessor

Notes to Combined Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007 effective for us on January 1, 2010. The adoption of the standard did not have a material impact on our combined financial statements.

Unaudited interim information

The financial statements as of September 30, 2010 and for the nine months ended September 30, 2010 and 2009 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the respective interim periods. All such adjustments are of a normal recurring nature.

Revision to September 30, 2010 Financial Statements

We have determined that at the time we acquired certain properties during 2003 to 2005, we underestimated the value of certain identifiable intangible lease liabilities relating to fixed price renewal options included in the acquired leases that were below market rates at the date the related properties were acquired. We originally determined the fair value of the renewal options on certain leases to be de minimus based upon our assessment of no probability of renewal of those leases. We have revised our assumptions to reflect the expected renewal rates at the time the related properties were acquired. Using the revised assumptions, we determined that the intangible liability and related property carrying amounts were understated by $2.1 million and $1.8 million, respectively, at September 30, 2010.

We performed an evaluation to determine if any adjustment resulting from using the revised assumptions was material to any individual prior period, taking into account the requirements of the Securities Exchange Commission (SEC) Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB 108). We determined that these adjustments are immaterial to the financial statements for the nine month period ended September 30, 2010 and have not had a material impact on any individual prior period financial statements; however, any necessary adjustment could potentially become material to future periods. Based on this information, we have revised our September 30, 2010 combined balance sheet and statement of operations within these financial statements as follows (in thousands):

	As of September 30, 2010
	As Reported	Adjustment	As Revised
Real estate:	$1,141,572	$2,132	$1,143,704
Less accumulated depreciation	(214,142)	(325)	(214,467)

Real estate, net	$927,430	$1,807	$929,237

Other liabilities and deferred credits	$29,934	$2,050	$31,984

Total equity	$154,122	$(243)	$153,879

	Nine months ended September 30, 2010
	As Reported	Adjustment	As Revised
Revenue	$94,207	$82	$94,289
Depreciation and amortization	$27,347	$325	$27,672
Net income	$5,413	$(243)	$5,170

American Assets Trust, Inc. Predecessor

Notes to Combined Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

NOTE 2. REAL ESTATE

A summary of our real estate investments and related encumbrances is as follows (In thousands):

	Cost	Accumulated Depreciation and Amortization	Encumbrances
September 30, 2010 (unaudited)
Retail	$699,765	$(126,358)	$464,746
Office	373,343	(56,212)	285,716
Multifamily	70,596	(31,897)	103,312

	$1,143,704	$(214,467)	$853,774

December 31, 2009
Retail	$694,363	$(112,404)	$467,728
Office	203,753	(51,208)	152,846
Multifamily	70,216	(30,512)	103,346

	$968,332	$(194,124)	$723,920

December 31, 2008
Retail	$692,723	$(94,355)	$471,508
Office	201,381	(45,855)	149,310
Multifamily	67,998	(28,655)	103,388

	$962,102	$(168,865)	$724,206

We completed no significant acquisitions in 2009, 2008, or 2007. On June 30, 2010, we acquired the controlling interests in an office building located in San Francisco, California, known as The Landmark at One Market (“Landmark”). Prior to acquisition of the controlling interests in Landmark, we owned a 35% noncontrolling interest in the entity owning Landmark, which was accounted for under the equity method of accounting. The aggregate net acquisition cost for this property approximated $23.0 million. Upon acquisition, we remeasured the assets and liabilities at fair value and recorded a gain of $4.3 million which is included in income (loss) from real estate joint ventures. The gain was calculated based on the difference between the estimated fair value of our ownership interest of $12.1 million compared to our historical cost interest of $7.8 million. The fair value was estimated utilizing the price we paid for the outside ownership interest as an indicator of value; and we compared this value to market data. The fair values assigned to identifiable intangible assets acquired were based on estimates and assumptions determined by management. Using information available at the time the acquisition closed, we allocated the purchase price to tangible assets and liabilities and identified intangible assets and liabilities. We may adjust the preliminary purchase price allocation after obtaining more information about asset valuations and liabilities assumed. The identified intangible assets are being amortized over a weighted average life of 9.2 years.

American Assets Trust, Inc. Predecessor

Notes to Combined Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

The allocation of the estimated fair value of this acquired Landmark asset and liabilities was as follows (In thousands):

Land	$33,451
Building	130,332
Tenant improvements	4,804

Total Real Estate	168,587
Cash and cash equivalents	3,249
Accounts and notes receivable, net	193
Prepaid expenses and other assets	11,885

Total assets	183,914

Secured note payable	133,000
Accounts payable and accrued expenses	928
Security deposits payable	162
Other liabilities and deferred credits	14,710

Total liabilities	$148,800

We allocated $4.5 million, $5.9 million, and $1.4 million to acquired in place leases, acquired above-market leases, and lease commissions and other intangible assets, respectively. We further allocated $13.6 million to acquired below-market leases liability. We have included Landmark’s results of operations in our combined results of operations from the date of acquisition of June 30, 2010.

On August 13, 2008, we sold an office property located in Chicago, Illinois for approximately $16.5 million in cash and recorded a net gain on disposal of $2.6 million. The vacant property was acquired on November 30, 2005 for a purchase price of $14.0 million. It was held for investment and was not leased to tenants.

NOTE 3. INVESTMENTS IN REAL ESTATE JOINT VENTURES

As of September 30, 2010, we had four joint venture arrangements with unrelated third parties. We owned from 25% to 80% of each of these ventures. For two of these ventures, we are the general partner or managing member; however, the outside owners are either co-general partner or have substantive participating rights, and we cannot make significant decisions without the outside owners’ approval. Accordingly, we account for these investments under the equity method. We act as the manager of the three properties owned by these two ventures and receive fees in accordance with service contracts (Note 14). We have the opportunity to receive performance-based earnings through our ownership interest in these entities.

For the joint venture that owns a mixed-use property in Honolulu, Hawaii, we have an effective 80% limited ownership interest in the property; however, the outside owner is the managing member and manages the day-to-day business of the property. In addition, we do not have “kick-out” rights relating to the outside owners’ general partner interest. Accordingly, we account for these investments under the equity method of accounting.

The properties owned by these unconsolidated joint ventures at September 30, 2010, are as follows:

Property	Type	Location
Solana Beach Towne Centre	Retail	Solana Beach, CA
Solana Beach Corporate Centre	Office	Solana Beach, CA
Fireman’s Fund Headquarters	Office	Novato, CA
Waikiki Beach Walk	Mixed Use	Honolulu, HI

American Assets Trust, Inc. Predecessor

Notes to Combined Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

As discussed in Note 2, we previously held an investment in an office property in San Francisco, known as Landmark. On June 30, 2010, we acquired the unrelated third party’s interest in the property, and the entity is included in our Predecessor balances as of June 30, 2010. Prior to acquisition of the third party interests, we owned 35% of the entity and accounted for our investments under the equity method. We recorded a gain on this acquisition of $4.3 million which is included in income (loss) from real estate joint ventures for the nine months ended September 30, 2010. We were the managing member; however, the outside owners had substantive participating rights, and we could not make significant decisions without the outside owners’ approval. We are the manager of the property. Landmark’s results of operations for the six months ended June 30, 2010, the nine months ended September 30, 2009 and the years ended December 31, 2009, 2008, and 2007 are included in the table below. Landmark’s financial position is included in the table below as of December 31, 2009, 2008, and 2007.

During the year ended December 31, 2008, we recorded an impairment loss of $15.8 million on our investment in Fireman’s Fund, which is included in equity in losses. The impairment loss was the result of the credit crisis in 2008 which caused increases in capitalization rates and therefore, a decline in the fair value of our investment in Fireman’s Fund which we determined was other than temporary. Based on the significance of unobservable inputs used in estimating the fair value of our investment in Fireman’s Fund, we classify this fair value investment within Level 3 of the valuation hierarchy (See Note 8 for hierarchy levels).

The following tables provide summarized operating results and the financial position of the unconsolidated entities (In thousands):

	Nine Months Ended September 30,			Year Ended December 31,
	2010		2009	2009	2008		2007
	(Unaudited)
OPERATING RESULTS
Revenue	$68,593		$76,355	$101,458	$107,356		$85,973
Expenses
Other operating expenses	26,465		31,416	41,293	43,877		36,437
Impairment loss(3)	38,465		—	—	—		—
Depreciation and amortization	22,785		24,793	33,066	32,704		28,540
Interest expense	23,150		24,828	33,130	35,020		31,117

Total expenses	110,865		81,037	107,489	111,601		96,094

Net loss	$(42,272)		$(4,682)	$(6,031)	$(4,245)		$(10,121)

Our share of net loss	$(3,431	)(1)	$(3,685)	$(4,865)	$(3,436	)(2)	$(7,191)

(1)	Excludes the gain recorded on the acquisition of Landmark of $4,297.
(2)	Excludes the impairment loss on Fireman’s Fund of $15,836.
(3)	The tenant that occupies the Fireman’s Fund Headquarters has a right of first offer to acquire the property. In anticipation of the Formation Transactions discussed in Note 1, the real estate venture that owns the Fireman’s Fund Headquarters delivered an offer notice to the tenant in August 2010, which the tenant rejected. A second offer notice was delivered to the tenant in October 2010, which the tenant rejected. The delivery of this offer notice could have impacted the venture’s ability to hold the office property for a long-term investment. This potential inability to hold the real estate property for a long term investment, combined with the decline in fair value of the real estate property below its carrying amount resulted in the venture recording an impairment loss on the real estate property on the venture’s financial statements during the nine months ended September 30, 2010. During 2008, we recorded an impairment of our equity method investment in the Fireman’s Fund Headquarters real estate venture, as we determined that during 2008 the fair value of our equity method investment in the Fireman’s Fund Headquarters was below our historical

American Assets Trust, Inc. Predecessor

Notes to Combined Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007 cost as a result of a reduction in real estate values due to the credit crisis that occurred during 2008. As a result, for the nine months ended September 30, 2010 (unaudited) we did not record our share of the impairment losses recorded on the venture’s financial statements, as we believe our investment in the Fireman’s Fund Headquarters joint venture at September 30, 2010 (adjusted for previously recorded impairment losses) is not impaired.

	September 30, 2010 (Unaudited)	December 31,
		2009	2008
	(In thousands)	(In thousands)
BALANCE SHEETS
Real estate, net	$461,572	$675,388	$701,987
Cash	13,411	18,419	12,222
Other assets	55,939	64,078	74,284

Total assets	$530,922	$757,885	$788,493

Mortgages payable	461,165	579,771	583,273
Notes payable to affiliate	14,874	14,874	14,888
Other liabilities	23,578	37,277	41,773
Partners’ capital	31,305	125,963	148,559

Total liabilities and partners’ capital	$530,922	$757,885	$788,493

Our share of unconsolidated debt	$246,863	$285,145	$286,280

Our share of partners’ capital	$(12,814)	$21,073	$29,948

Our investment in real estate joint ventures, net	$29,655	$55,361	$67,661

The difference between our investment in real estate ventures and our share of the underlying capital is attributable to the following items which are included in our investments in the real estate ventures: estimated impairment losses relating to our investments, the allocation of fair value in excess of historical cost recorded upon formation of our investment in the venture, capitalized interest, and intercompany profit elimination adjustments. These differences are recognized by us in our share of net income or loss and upon the sale of the real estate held by the real estate ventures.

NOTE 4. ACQUIRED IN-PLACE LEASES AND ABOVE/BELOW-MARKET LEASES

Acquired in-place leases are included in prepaid expenses and other assets and had a balance of $40.9 million (unaudited), $36.4 million and $36.4 million and accumulated amortization of $29.5 million (unaudited), $27.3 million and $25.1 million at September 30, 2010 (unaudited), December 31, 2009 and 2008, respectively. Acquired above market leases are included in prepaid expenses and other assets and had a balance of $33.4 million (unaudited), $27.5 million and $27.5 million and accumulated amortization of $20.0 million (unaudited), $17.2 million and $14.2 million at September 30, 2010 (unaudited), December 31, 2009 and 2008, respectively. Acquired below market leases are included in other liabilities and deferred credits and had a balance of $47.0 million (unaudited), $26.9 million and $26.9 million and accumulated amortization of $20.9 million (unaudited), $19.6 million and $18.1 million at September 30, 2010 (unaudited), December 31, 2009 and 2008, respectively. The value allocated to in-place leases is amortized over the related lease term as depreciation and amortization expense in the statement of operations. Above and below market leases are amortized over the related lease term as additional rental income for below market leases or a reduction of rental income for above market leases in the statement of operations. Rental income (loss) included net amortization from acquired above and below market leases of $(1.4) million, $(0.2) million and $0.3 million in 2009, 2008 and 2007, respectively and $(1.5) million and $(1.1) million for the nine months ended September 30, 2010 and 2009 (unaudited), respectively. The remaining weighted-average amortization period as of December 31, 2009, is 5.1 years, 4.7 years and 8.9 years for in place leases, above market leases and below market leases, respectively.

American Assets Trust, Inc. Predecessor

Notes to Combined Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

Increases (decreases) in net income as a result of amortization of the Company’s in-place leases, above-market leases and below-market leases are as follows (In thousands):

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
Amortization of in-place leases	$(2,240)	$(1,636)	$(2,173)	$(3,555)	$(4,833)
Amortization of above market leases	(2,838)	(2,198)	(2,931)	(3,207)	(3,441)
Amortization of below market leases	1,320	1,143	1,524	3,037	3,735

	$(3,758)	$(2,691)	$(3,580)	$(3,725)	$(4,539)

As of December 31, 2009, the amortization for acquired in-place leases during the next five years and thereafter, assuming no early lease terminations, is as follows:

	In-Place Leases	Above Market Leases	Below Market Leases
	(In thousands)
Year ending December 31,
2010	$1,881	$2,887	$1,229
2011	1,705	2,875	1,060
2012	1,527	1,658	1,003
2013	1,238	1,167	799
2014	697	400	598
Thereafter	2,117	1,345	2,619

	$9,165	$10,332	$7,308

NOTE 5. PREPAID EXPENSES AND OTHER ASSETS

Prepaid expenses and other assets consist of the following as of:

	September 30, 2010 (unaudited)	December 31, 2009	December 31, 2008
	(In thousands)
Leasing commissions, net of accumulated amortization of $13,092, $12,525 and $11,379, respectively	$11,840	$11,013	$11,547
Acquired above market leases, net	13,368	10,332	13,263
Acquired in-place leases, net	11,441	9,165	11,338
Lease incentives, net of accumulated amortization of $1,387, $1,110 and $740, respectively	2,313	2,590	2,960
Other intangible assets, net of accumulated amortization of $1,204, $1,066 and $1,000, respectively	469	174	239
Prepaid expenses and deposits	2,648	729	646

Total prepaid expenses and other assets	$42,079	$34,003	$39,993

Lease incentives are amortized over the term of the related lease and included as a reduction of rental income in the statement of operations. Prepaid expenses and deposits include $2.0 million in costs related to the offering, which will be reimbursed by the REIT upon completion of the Offering.

American Assets Trust, Inc. Predecessor

Notes to Combined Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

NOTE 6. OTHER LIABILITIES AND DEFERRED CREDITS

Other liabilities and deferred credits consist of the following as of:

	September 30, 2010 (unaudited)	December 31, 2009	December 31, 2008
	(In thousands)
Acquired below market leases, net	$26,051	$7,308	$8,833
Prepaid rent	5,865	4,228	4,135
Other liabilities	68	37	81

Total other liabilities and deferred credits	$31,984	$11,573	$13,049

NOTE 7. DEBT

The following is a summary of our total debt outstanding as of September 30, 2010, December 31, 2009 and December 31, 2008 (In thousands):

	Principal Balance as of			Stated Interest Rate as of September 30, 2010	Stated Maturity Date
Description of Debt	September 30, 2010 (unaudited)	December 31,
		2009	2008
Secured Notes Payable
Alamo Quarry Market (3)(8)	$98,494	$99,886	$101,655	5.670%	January 8, 2014
Carmel Country Plaza(3)	10,210	10,395	10,628	7.365%	January 2, 2013
Carmel Mountain Plaza(3)	63,238	64,195	65,413	5.520%	June 1, 2013
Del Monte Center (5)	82,300	82,300	82,300	4.926%	July 8, 2015
Lomas Santa Fe Plaza(3)	19,728	20,097	20,562	6.934%	May 1, 2013
Rancho Carmel Plaza (3)	8,077	8,156	8,250	5.652%	January 1, 2016
The Shops at Kalakaua (5)	19,000	19,000	19,000	5.449%	May 1, 2015
South Bay Marketplace (5)	23,000	23,000	23,000	5.477%	February 10, 2017
Waikele Center (5)	140,700	140,700	140,700	5.145%	November 1, 2014
160 King Street (1)(5)(9)	8,564	8,564	9,764	LIBOR +1.55%	November 1, 2012
160 King Street(6)	33,298	34,367	35,724	5.680%	May 1, 2014
The Landmark at One Market (5)(8)	133,000	—	—	5.605%	July 5, 2015
Torrey Reserve Campus:
ICW Plaza (5)	43,000	43,000	43,000	5.463%	February 1, 2017
North Court (3)	22,224	22,392	16,344	7.220%	June 1, 2019
South Court (3)	12,978	13,223	13,531	6.884%	May 1, 2013
VC I (3)	2,222	1,751	1,777	6.355%	June 1, 2020
VC II (3)	1,847	1,455	1,477	6.355%	June 1, 2020
VC III (3)	3,405	2,683	2,723	6.355%	June 1, 2020
Torrey Daycare (4)	1,667	1,687	848	6.500%	June 1, 2019
Valencia Corporate Center (1)(2)	7,798	7,798	7,929	LIBOR +3.00%	November 1, 2010
Valencia Corporate Center(3)	15,713	15,925	16,193	6.520%	October 1, 2012
Imperial Beach Gardens (5)	20,000	20,000	20,000	6.163%	September 1, 2016
Loma Palisades (5)	73,744	73,744	73,744	6.090%	July 1, 2018
Mariner’s Point (5)	7,700	7,700	7,700	6.092%	September 1, 2016
Santa Fe Park RV Resort(3)	1,867	1,902	1,944	7.365%	January 2, 2013

	853,774	723,920	724,206

Unsecured Notes Payable
Waikele Center Notes (1)(5)	8,376	12,864	21,143	LIBOR +3.75%	February 15, 2011
Landmark Note (1)(5)	23,000	—	—	LIBOR +2.00%	July 1, 2013

	31,376	12,864	21,143

Notes Payable to Affiliates
Del Monte Center Affiliate Notes(7)	5,889	7,667	9,840	10.000%	March 1, 2013

Total Debt Outstanding	$891,039	$744,451	$755,189

American Assets Trust, Inc. Predecessor

Notes to Combined Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

(1)	Loan is fully or partially guaranteed by owners or affiliates.
(2)	Interest rate has floor of 4.50%
(3)	Principal payments based on a 30-year amortization schedule.
(4)	Principal payments based on a 25-year amortization schedule. The interest rate will be reset to the greater of 6.5% or LIBOR plus 4.00% on June 1, 2014.
(5)	Interest only.
(6)	Principal payments based on a 20-year amortization schedule.
(7)	Principal payments based on a 5-year amortization schedule.
(8)	Maturity Date is the earlier of the loan maturity date under the loan agreement, or the “Anticipated Repayment Date” as specifically defined in the loan agreement, which is the date after which substantial economic penalties apply if the loan has not been paid off.
(9)	Secured by the owners’ equity interests in the entity.

On June 30, 2010, we obtained a $23.0 million unsecured loan related to our acquisition of the third party’s interests in Landmark. The loan bears interest at LIBOR plus 2.0% through July 1, 2011 with increases of 0.50% on July 2, 2011 and July 2, 2012. The loan matures on July 1, 2013 and requires interest only payments through maturity, except for a one time repayment of $4.0 million due on or before December 31, 2010.

On June 1, 2010, we closed on a $7.5 million ten year loan secured by a deed of trust on the property owned by Torrey Reserve—VC I, Torrey Reserve—VC II, and Torrey Reserve—VC III in San Diego, California. The loan bears interest at 6.355% and matures on June 1, 2020. The proceeds from the loan were used to repay the outstanding loans on Torrey Reserve—VC I, Torrey Reserve—VC II, and Torrey Reserve—VC III, which had outstanding balances of $5.8 million at the time of repayment.

On March 18, 2010, the Waikele Center unsecured loans were modified to extend their maturity to February 15, 2011. The previous maturity date was February 15, 2010, which had been extended during 2009 from the original maturity date of January 1, 2009.

On May 31, 2009, we refinanced the then-existing loan on the Torrey Reserve—North Court property of $16.2 million with a new $22.5 million loan that bears interest at 7.220% and matures on June 1, 2019.

On May 31, 2009, we refinanced the then existing loan on the Torrey Reserve—Daycare property of $0.9 million with a new $1.7 million loan which bears interest at 6.500%, until the interest adjustment date of June 1, 2014 at which time the interest rate will adjust to the greater of 6.500% or LIBOR plus 4%. The loan matures on June 1, 2019.

On January 20, 2009, the Valencia Corporate Center construction loan was modified, and the loan commitment of $11.7 million was reduced to $10.0 million. On November 5, 2009, the loan was further modified to reduce the loan commitment to $9.2 million and extend the maturity through November 1, 2010. At modification, a principal payment of $0.8 million was made to reduce the outstanding principal balance to $7.8 million.

On June 30, 2008, we refinanced the then existing loan on the Loma Palisades property of $35.8 million with a new $73.7 loan which bears interest at 6.090% and matures on July 1, 2018.

On January 15, 2008, we entered into unsecured loans with certain of the entities that own Del Monte Center pursuant to which they lent us $12.0 million, the proceeds of which were used to fund construction at the property. The notes bear interest at 10.000% and require monthly principal and interest payments. The notes mature on March 1, 2013.

American Assets Trust, Inc. Predecessor

Notes to Combined Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

Certain loans require us to comply with various financial covenants, including the maintenance of minimum debt coverage ratios. As of September 30, 2010 and December 31, 2009, we were in compliance with all loan covenants.

Scheduled principal payments on notes payable as of December 31, 2009 are as follows (In thousands):

	Secured Notes	Unsecured Notes	Notes to Affiliates	Total Principal
Year Ending December 31,
2010	$12,265	$12,864	$2,401	$27,530
2011	6,773	—	2,616	9,389
2012	38,524	—	2,093	40,617
2013	106,485	—	557	107,042
2014	261,001	—	—	261,001
Thereafter	298,872	—	—	298,872

	$723,920	$12,864	$7,667	$744,451

Subsequent to December 31, 2009, of the $12.3 million principal payments on secured notes due in 2010, $5.8 million were refinanced to be due beyond December 31, 2010. Subsequent to December 31, 2009, the $12.9 million principal payments on unsecured notes due in 2010 were extended to be due in 2011.

NOTE 8. FAIR VALUE OF FINANCIAL INSTRUMENTS

A fair value measurement is based on the assumptions that market participants would use in pricing an asset or liability. The hierarchy for inputs used in measuring fair value is as follows:

1.	Level 1 Inputs—quoted prices in active markets for identical assets or liabilities

2.	Level 2 Inputs—observable inputs other than quoted prices in active markets for identical assets and liabilities

3.	Level 3 Inputs—unobservable inputs

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.

Except as disclosed below, the carrying amount of our financial instruments approximates their fair value. The fair value of our mortgages payable and notes payable is sensitive to fluctuations in interest rates. Discounted cash flow analysis (Level 2) is generally used to estimate the fair value of our mortgages and notes payable. Considerable judgment is necessary to estimate the fair value of financial instruments. The estimates of fair value presented herein are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments. A summary of the carrying amount and fair value of our notes payable is as follows (In thousands):

	September 30, 2010 (unaudited)		December 31, 2009		December 31, 2008
	Carrying Value	Fair Value	Carrying Value	Fair Value	Carrying Value	Fair Value
Secured notes payable	$853,774	$865,505	$723,920	$693,284	$724,206	$703,933
Unsecured notes payable	$31,376	$31,262	$12,864	$12,728	$21,143	$19,925

American Assets Trust, Inc. Predecessor

Notes to Combined Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

Due to related party nature, notes to affiliates cannot be measured at fair value.

NOTE 9. COMMITMENTS AND CONTINGENCIES

Legal

We are sometimes involved in lawsuits, warranty claims and environmental matters arising in the ordinary course of business. Management makes assumptions and estimates concerning the likelihood and amount of any potential loss relating to these matters.

We are currently a party to various legal proceedings. We accrue a liability for litigation if an unfavorable outcome is probable and the amount of loss can be reasonably estimated. If an unfavorable outcome is probable and a reasonable estimate of the loss is a range, we accrue the best estimate within the range; however, if no amount within the range is a better estimate than any other amount, the minimum within the range is accrued. Legal fees related to litigation are expensed as incurred. We do not believe that the ultimate outcome of these matters, either individually or in the aggregate, could have a material adverse effect on our financial position or overall trends in results of operations; however, litigation is subject to inherent uncertainties. Also under our leases, tenants are typically obligated to indemnify us from and against all liabilities, costs and expenses imposed upon or asserted against us as owner of the properties due to certain matters relating to the operation of the properties by the tenant.

Commitments

At the Landmark property acquired on June 30, 2010, we lease as lessee a building adjacent to the property under an operating lease effective through, June 30, 2011, which we have the option to extend until 2026 by way of three five-year extension options. On July 30, 2010, we notified the landlord of our intention to exercise a renewal option for a renewal term of July 1, 2011 through June 30, 2016. Monthly lease payments during this renewal term will be the greater of current payments or 97.5% of the prevailing rate at the start of the renewal term. Current minimum annual payments under the lease (excluding the renewal term) are as follows, as of September 30, 2010 (In thousands):

2010	$351
2011	701

Total	$1,052

Our Del Monte Center property has ongoing environmental remediation related to ground water contamination. The environmental issue existed at purchase and remediation is expected to conclude within the next three years. The work performed is financed through an escrow account funded by the seller upon purchase of the property. We believe the funds in the escrow account are sufficient for the remaining work to be performed. However, if further work is required costing more than the remaining escrow funds, we could be required to pay such overage, although we may have a contractual claim for such costs against the prior owner or our environmental remediation consultant.

Concentrations of Credit Risk

Our properties are located in Southern California, Northern California, Hawaii, and Texas. The ability of the tenants to honor the terms of their respective leases is dependent upon the economic, regulatory and social

American Assets Trust, Inc. Predecessor

Notes to Combined Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007 factors affecting the markets in which the tenants operate. Eleven of our consolidated properties are located in Southern California, which exposes us to greater economic risks than if we owned a more geographically disbursed portfolio. Further, revenues derived from tenants in the retail industry were 62% and 65% of total revenues for the nine months ended September 30, 2010 (unaudited) and the year ended December 31, 2009, respectively. This makes us susceptible to demand for retail rental space and subject to the risks associated with an investment in real estate with a concentration of tenants in the retail industry. Additionally, four of our retail properties (Alamo Quarry, Del Monte Center, Carmel Mountain Plaza and Waikele Center) accounted for 50% and 51% of total revenues for the nine months ended September 30, 2010 (unaudited) and the year ended December 31, 2009, respectively. Two retail tenants, Lowe’s and K-Mart at Waikele Center, comprise 5% and 4%, respectively, of our total annualized base revenue, and one office tenant, DLA Piper at 160 King Street, accounts for 4% of our total annualized base revenue as of December 31, 2009. An additional seven tenants (Foodland Supermarket, Sports Authority, Insurance Company of the West, Ross Dress for Less, Borders, Officemax, and Brown & Toland) account for approximately 13% of our annualized base revenues as of December 31, 2009 when aggregated.

NOTE 10. OPERATING LEASES

At December 31, 2009, our office and retail properties are located in three states. At December 31, 2009, we have approximately 420 leases with office and retail tenants. Our residential properties are located in Southern California, and we have approximately 760 leases with residential tenants at December 31, 2009, excluding Santa Fe Park RV Resort.

Our leases with commercial property (office and retail) and residential tenants are classified as operating leases. Commercial property leases generally range from three to ten years (certain leases with anchor tenants may be longer), and in addition to minimum rents, usually provide for cost recoveries for the tenant’s share of certain operating costs and also may include percentage rents based on the tenant’s level of sales achieved. Leases on apartments generally range from 7 to 15 months, with a majority having 12 month lease terms.

As of December 31, 2009, minimum future commercial property rentals from noncancelable operating leases, before any reserve for uncollectible amounts and assuming no early lease terminations, at our office and retail properties are as follows (In thousands):

2010	$95,186
2011	92,274
2012	84,262
2013	66,881
2014	43,604
Thereafter	139,897

Total	$522,104

American Assets Trust, Inc. Predecessor

Notes to Combined Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

NOTE 11. COMPONENTS OF RENTAL INCOME AND EXPENSE

The principal components of rental income are as follows (In thousands):

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
Minimum rents
Retail	$43,114	$42,825	$57,332	$58,401	$56,818
Office	22,077	17,422	23,066	22,549	20,469
Residential	9,899	9,976	13,361	13,364	13,005
Cost reimbursement	15,000	12,498	17,206	20,286	20,379
Percentage rent	700	674	1,184	1,476	1,565
Other	729	795	931	1,028	1,088

Total rental income	$91,519	$84,190	$113,080	$117,104	$113,324

Minimum rents include $1.3 million, $2.5 million and $2.6 million for 2009, 2008 and 2007, respectively, and $0.8 million and $0.9 million for the nine months ended September 30, 2010 and 2009 (unaudited), respectively, to recognize minimum rents on a straight-line basis. In addition, minimum rents include $(1.4) million, $(0.2) million and $0.3 million for 2009, 2008 and 2007, respectively, and $(1.5) million and $(1.1) million for the nine months ended September 30, 2010 and 2009 (unaudited), respectively, to recognize income from the amortization of above and below market leases.

The principal components of rental expenses are as follows (In thousands):

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
Repairs and maintenance	$4,394	$4,094	$6,271	$7,157	$7,594
Facilities services	3,832	3,576	4,586	4,416	4,354
Utilities	2,743	2,561	3,184	2,967	2,860
Payroll	1,691	1,690	2,381	2,730	2,200
Hawaii excise tax	812	799	1,044	1,004	969
Bad debt expense	409	314	273	488	459
Insurance	852	864	1,162	1,481	1,528
Marketing	467	538	780	1,078	1,068
Rent	566	—	—	—	—
Management fees	65	139	194	258	303
Other operating	283	248	461	450	339

Total rental expenses	$16,114	$14,823	$20,336	$22,029	$21,674

NOTE 12. DISCONTINUED OPERATIONS

Results of properties sold which meet certain requirements, constitute discontinued operations and as such, the operations of these properties are classified as discontinued operations for all periods presented.

On August 13, 2008, we sold an office property located in Chicago, Illinois for approximately $16.5 million in cash and recorded a net gain on disposal of $2.6 million. The vacant property was acquired on November 30, 2005 for a purchase price of $14.0 million. It was held for investment and was not leased to tenants and had no revenue for the periods held.

American Assets Trust, Inc. Predecessor

Notes to Combined Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

Net expenses and net loss from the property’s discontinued operations were as shown in the following table (In thousands).

	Year Ended December 31,
	2009	2008	2007
Expenses of discontinued operations	$—	$2,074	$2,974

Results from discontinued operations
Net loss from discontinued operations	$—	$(2,071)	$(2,874)
Gain on sale of real estate from discontinued operations	—	2,625	—

Total net income (loss) from discontinued operations	$—	$554	$(2,874)

NOTE 13. RELATED PARTY TRANSACTIONS

We act as the manager for certain unconsolidated real estate joint ventures and earn fees for these services (excluding the Waikiki Beach Walk Property). Each unconsolidated joint venture (excluding the Waikiki Beach Walk Property) has a master management agreement with additional agreements covering property management, construction management, acquisition, disposition and leasing and asset management. These agreements provide for the following fees to be paid to us by these unconsolidated joint ventures:

•

Property Management Fees—Property management fees are incurred for the operation and management of the properties. Fees range from 1.25% to 5.5% of gross monthly cash collections each month, with minimum monthly fees ranging from $2,500 to $5,000.

•

Construction Management Fees—Construction management fees are incurred for the management and supervision of construction projects owned by the unconsolidated joint ventures. Fees range from 3.0% to 5.0% of construction and development costs on buildings and improvements for most properties although certain agreements provide for a flat fee. For tenant improvements, fees are 10% of costs for projects where we directly supervise construction subcontractors or 3% for projects where we manage a general contractor, plus hourly fees for employees directly working on the tenant improvements.

•

Acquisition and Disposition Fees—Acquisition and disposition fees are incurred for services provided in conjunction with acquisition and disposition of the properties owned by the unconsolidated real estate joint venture. Fees are either 0.5% or 1% of the total value of all the acquisition or disposition.

•

Leasing Fees—Leasing fees are incurred for services provided to procure tenants for the properties owned by the unconsolidated joint venture. Fees are 1% of the total value of all leases executed for the properties, including new leases, renewals, extensions or other modifications.

•

Asset Management Fees/Financing Fees—Asset management fees are incurred for evaluating property value, performance, and/or condition, appealing property assessments or tax valuations, recommending ways to enhance value, and procuring financing. The fees are charged at hourly rates ranging from $40 – $125 for asset management services. In addition, financing fees are paid for any permanent financing placed on the properties, with fees of either of 25 – 50 basis points times the financed amount or a flat fee of $50,000.

American Assets Trust, Inc. Predecessor

Notes to Combined Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

In addition to the fees noted above, certain unconsolidated joint ventures also reimburse us for monthly maintenance and facilities management services provided to the properties owned by the unconsolidated joint ventures.

Fees earned by us from the unconsolidated joint ventures are as follows (In thousands):

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
Property management fees	$1,013	$1,202	$1,604	$1,407	$943
Construction management fees	11	8	12	24	192
Acquisition and disposition fees	—	—	—	—	1,295
Leasing fees	957	—	—	—	—
Asset management fees/financing fees	130	—	—	—	187
Maintenance reimbursements	90	90	120	107	104

	$2,201	$1,300	$1,736	$1,538	$2,721

Fees receivable from the unconsolidated joint ventures of $0.05 million, $0.09 million, and $0.11 million as of September 30, 2010 (unaudited), December 31, 2009 and December 31, 2008, respectively, are included in accounts receivable.

Certain affiliated entities have made loans to affiliates in order to attain a higher return on excess cash balances, and these loans are classified as notes receivable from affiliates. The notes bear interest at LIBOR and are to be repaid upon demand. A summary of the outstanding notes receivable balances and interest income are as follows (In thousands):

	As of and for the nine months ended September 30,		As of and for the year ended December
	2010	2009	2009	2008	2007
	(unaudited)
Notes receivable	$21,769	$21,649	$20,969	$22,099	$17,994
Interest income	$43	$63	$76	$641	$1,675

We received unsecured loans on January 15, 2008 from certain of the entities that own Del Monte Center for $12.0 million, the proceeds of which were used to fund construction at the property. The notes bear interest at 10.000% and require monthly principal and interest payments until maturity on March 1, 2013. These notes have been classified as notes payable to affiliates. Interest expense related to these notes was $0.5 million and $0.7 million for the nine months ended September 30, 2010 and 2009 (unaudited), respectively, and $0.9 million and $1.0 million for the years ended December 31, 2009 and 2008, respectively.

At Valencia Corporate Center and ICW Plaza we lease space to Insurance Company of the West, which is under the indirect control of Ernest Rady. At Torrey Reserve—South Court we also leased space to Insurance Company of the West for 2007 through 2009. Rental revenue recognized on the leases of $3.3 million and $3.7 million for the nine months ended September 30, 2010 and 2009 (unaudited), respectively, and $4.7 million, $5.4 million, and $5.1 million for the years ended December 31, 2009, 2008 and 2007, respectively, is included in rental income. Prepaid rent from Insurance Company of the West of $0.3 million, $0.3 million, and $0.3 million are included in other liabilities and deferred credits as of September 30, 2010 (unaudited), December 31, 2009, and December 31, 2008, respectively.

American Assets Trust, Inc. Predecessor

Notes to Combined Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

14. SEGMENT REPORTING

Segment information is prepared on the same basis that our management reviews information for operational decision-making purposes. We operate in three business segments: (i) the acquisition, development, redevelopment, ownership and management of office real estate, (ii) the acquisition, development, redevelopment, ownership and management of retail real estate, and (iii) the acquisition, development, redevelopment, ownership and management of multifamily real estate. The products for our office segment primarily include rental of office space and other tenant services, including parking and storage space rental. The products for our retail segment primarily include rental of the retail space and other tenant services, including tenant reimbursements, parking and storage space rental. The products for our multifamily segment include rental of apartments and other tenant services.

Asset information by segment is not reported because we do not use this measure to assess performance and make decisions to allocate resources. Therefore, depreciation and amortization expense is not allocated among segments. Interest and other income, general and administrative expenses, interest expense, and depreciation and amortization expense are not included in segment profit as our internal reporting addresses these items on a corporate level.

Segment profit is not a measure of operating income or cash flows from operating activities as measured by GAAP, and it is not indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity. Not all companies calculate segment profit in the same manner. We consider segment profit to be an appropriate supplemental measure to net income because it assists both investors and management in understanding the core operations of our properties.

The following table represents operating activity within our reportable segments. Results for our office segment have been adjusted for all periods presented to exclude results from our Chicago office property sold during 2008 and classified as discontinued operations (In thousands):

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
Total Office*
Property revenue	$24,891	$20,259	$26,635	$26,556	$25,283
Property expense	(7,285)	(5,312)	(6,764)	(6,743)	(7,017)

Segment profit	17,606	14,947	19,871	19,813	18,266

Total Retail
Property revenue	58,706	56,291	75,895	79,763	77,856
Property expense	(14,855)	(11,461)	(17,191)	(21,178)	(20,138)

Segment profit	43,851	44,830	58,704	58,585	57,718

Total Multifamily
Property revenue	10,692	10,866	14,513	14,624	14,369
Property expense	(3,455)	(3,316)	(4,687)	(4,998)	(5,397)

Segment profit	7,237	7,550	9,826	9,626	8,972

Total segments’ profit	$68,694	$67,327	$88,401	$88,024	$84,956

*	Includes operations of Landmark, beginning June 30, 2010, upon acquisition of controlling interest of the property.

American Assets Trust, Inc. Predecessor

Notes to Combined Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

The following table is a reconciliation of segment profit to net loss attributable to Predecessor (In thousands):

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
Total segments’ profit	$68,694	$67,327	$88,401	$88,024	$84,956
General and administrative	(4,924)	(5,089)	(7,058)	(8,690)	(10,471)
Depreciation and amortization	(27,672)	(22,285)	(29,858)	(31,089)	(31,376)
Interest income	62	134	173	1,167	2,462
Interest expense	(34,057)	(32,395)	(43,290)	(43,737)	(42,902)
Fee income from real estate joint ventures	2,201	1,300	1,736	1,538	2,721
Income (loss) from real estate joint ventures	866	(3,685)	(4,865)	(19,272)	(7,191)
Results from discontinued operations	—	—	—	554	(2,874)

Net income (loss)	5,170	5,307	5,239	(11,505)	(4,675)
Net loss attributable to noncontrolling interests	(1,941)	(787)	(1,205)	(4,488)	(2,140)

Net income (loss) attributable to predecessor	$7,111	$6,094	$6,444	$(7,017)	$(2,535)

American Assets Trust, Inc. Predecessor

Notes to Combined Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008, and 2007

SCHEDULE III—Combined Real Estate and Accumulated Depreciation

(In thousands)

Description	Encumbrance as of December 31, 2009	Initial Cost		Cost Capitalized Subsequent to Acquisition	Gross Carrying Amount at December 31, 2009		Accumulated Depreciation and Amortization	Year Built/ Renovated	Date Acquired	Life on which depreciation in latest income statements is computed
		Land	Building and Improvements		Land	Building and Improvements
Alamo Quarry Market	$99,886	$26,396	$109,294	4,382	$26,396	$113,676	$(22,844)	1997/1999	12/9/2003	35 years
Carmel Country Plaza	10,395	4,200	—	12,285	4,200	12,285	(6,547)	1991	1/10/1989	35 years
Carmel Mountain Plaza	64,195	22,477	65,217	1,091	22,566	66,219	(15,765)	1994	3/28/2003	35 years
Del Monte Center	82,300	27,412	87,570	19,936	27,412	107,506	(22,432)	1967/1984/2006	4/8/2004	35 years
Lomas Santa Fe Plaza	20,097	8,600	11,282	9,416	8,620	20,678	(10,178)	1972/1997	6/12/1995	35 years
Rancho Carmel Plaza	8,156	3,450	—	3,635	3,487	3,598	(2,039)	1993	4/30/1990	35 years
The Shops at Kalakaua	19,000	13,993	10,919	—	13,993	10,919	(1,697)	1971/2006	3/31/2005	35 years
South Bay Marketplace	23,000	4,401	—	11,113	4,401	11,113	(5,980)	1997	9/16/1995	35 years
Waikele Center	140,700	55,593	126,858	54,842	70,210	167,083	(24,923)	1993/2008	9/16/2004	35 years
160 King Street	42,931	15,104	42,578	694	15,104	43,272	(7,307)	2002	5/2/2005	40 years
Torrey Reserve Campus:
ICW Plaza	43,000	4,095	—	24,155	4,377	23,873	(8,359)	1996-1997	6/6/1989	40 years
North Court	22,392	3,263	—	26,987	6,092	24,158	(9,419)	1997-1998	6/6/1989	40 years
South Court	13,223	3,285	—	25,490	6,275	22,500	(10,604)	1996-1997	6/6/1989	40 years
VC I	1,751	567	—	2,485	997	2,055	(761)	1998	6/6/1989	40 years
VC II	1,455	457	—	2,229	803	1,883	(634)	1998	6/6/1989	40 years
VC III	2,683	389	—	3,713	706	3,396	(1,316)	2000	6/6/1989	40 years
Torrey Daycare	1,687	715	—	2,001	1,247	1,469	(551)	1996-1997	6/6/1989	40 years
Torrey Reserve	—	229	—	2,388	393	2,224	(297)	N/A	6/6/1989	N/A
Valencia Corporate Center	23,723	7,657	—	30,044	7,812	29,889	(11,238)	1999-2007	7/28/1998	40 years
Imperial Beach Gardens	20,000	1,281	4,820	4,309	1,281	9,129	(6,623)	1959/2008- present	7/31/1985	30 years
Loma Palisades	73,744	14,000	16,570	19,311	14,052	35,829	(20,990)	1958/2001- 2008	7/20/1990	30 years
Mariner’s Point	7,700	2,744	4,540	587	2,744	5,127	(1,618)	1986	5/9/2001	30 years
Santa Fe Park RV Resort	1,902	401	928	727	401	1,655	(1,281)	1971/ 2007- 2008	6/1/1979	30 years
Sorrento Valley Holdings	—	2,073	741	2,413	2,073	3,154	(721)	N/A	5/9/1997	N/A

	$723,920	$222,782	$481,317	$264,233	$245,642	$722,690	$(194,124)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Owners

Novato FF Venture, LLC

We have audited the accompanying balance sheets of Novato FF Venture, LLC (the “Venture”) as of December 31, 2009 and 2008, and the related statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Venture’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Venture’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Venture’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Novato FF Venture, LLC at December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

San Diego, California

September 13, 2010

Novato FF Venture, LLC

Balance Sheets

(In Thousands)

	As of September 30, 2010	As of December 31,
		2009	2008
	(unaudited)
Assets
Real estate, at cost
Operating real estate	$233,821	$291,719	$291,719
Construction in progress	60	1,980	1,267

	233,881	293,699	292,986
Accumulated depreciation	(1,558)	(18,227)	(11,297)

Net real estate	232,323	275,472	281,689
Cash and cash equivalents	2,576	1,121	1,047
Accounts receivable, net	1,852	12	416
Prepaid expenses and other assets	25,936	28,338	31,536
Debt issuance costs, net of accumulated amortization	578	665	781

Total assets	$263,265	$305,608	$315,469

Liabilities and equity
Liabilities:
Secured note payable	$173,296	$175,199	$177,944
Accounts payable and accrued expenses	2,673	76	614
Other liabilities and deferred credits	14,578	15,791	17,410

Total liabilities	190,547	191,066	195,968
Commitments and contingencies
Equity	72,718	114,542	119,501

Total liabilities and equity	$263,265	$305,608	$315,469

See accompanying notes.

Novato FF Venture, LLC

Statements of Operations

(In Thousands)

	For the nine months ended September 30,		Year ended December 31,
	2010	2009	2009	2008	2007
	(unaudited)
Revenue:
Rental income	$16,089	$18,691	$24,942	$24,855	$14,635
Expenses:
Rental expenses	24	52	63	148	53
Real estate taxes	(194)	2,408	3,231	3,144	1,625
General and administrative	217	208	271	286	183
Depreciation and amortization	7,316	7,491	9,987	9,987	6,293
Impairment loss	38,465	—	—	—	—

Total operating expenses	45,828	10,159	13,552	13,565	8,154

Operating (loss) income	(29,739)	8,532	11,390	11,290	6,481
Interest income	—	4	4	22	182
Interest expense	(7,885)	(8,023)	(10,703)	(10,907)	(6,973)

Net income (loss)	$(37,624)	$513	$691	$405	$(310)

See accompanying notes.

Novato FF Venture, LLC

Statements of Equity

(In Thousands)

For the nine months ended September 30, 2010 (unaudited) and the years ended December 31, 2009, 2008 and 2007

Equity, December 31, 2006	$—
Contributions	127,856
Distributions	(2,900)
Net income (loss)	(310)

Equity, December 31, 2007	124,646

Distributions	(5,550)
Net income	405

Equity, December 31, 2008	119,501

Distributions	(5,650)
Net income	691

Equity, December 31, 2009	114,542

Distributions	(4,200)
Net loss	(37,624)

Equity, September 30, 2010 (unaudited)	$72,718

See accompanying notes.

Novato FF Venture, LLC

Statements of Cash Flows

(In Thousands)

	For the nine months ended September 30,		Year ended December 31,
	2010	2009	2009	2008	2007
	(unaudited)
OPERATING ACTIVITIES
Net (loss) income	$(37,624)	$513	$691	$405	$(310)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Impairment loss	38,465	—	—	—	—
Depreciation and amortization	7,316	7,491	9,987	9,987	6,293
Amortization of debt issuance costs	87	87	116	116	77
Net accretion of above and below market lease intangibles	(1,112)	(1,112)	(1,483)	(1,483)	(934)
Amortization of debt fair market value adjustments	359	359	479	479	302
Changes in operating assets and liabilities
(Increase) decrease in accounts receivable	(1,840)	(419)	404	(114)	(302)
Decrease (increase) in prepaid expenses and other assets	6	22	5	(14)	(8)
Increase (decrease) in accounts payable and accrued expenses	2,649	1,223	(424)	333	116
Increase in other liabilities	—	—	—	100	1,336

Net cash provided by operating activities	8,306	8,164	9,775	9,809	6,570

INVESTING ACTIVITIES
Acquisition of real estate	—	—	—	—	(127,735)
Capital expenditures	(389)	(663)	(827)	(1,102)	(15)

Net cash used in investing activities	(389)	(663)	(827)	(1,102)	(127,750)

FINANCING ACTIVITIES
Repayment of secured note payable	(2,262)	(2,139)	(3,224)	(3,020)	(1,892)
Debt issuance costs	—	—	—	—	(974)
Contributions from members	—	—	—	—	127,856
Distributions to members	(4,200)	(4,200)	(5,650)	(5,550)	(2,900)

Net cash (used in) provided by financing activities	(6,462)	(6,339)	(8,874)	(8,570)	122,090

Net increase in cash and cash equivalents	1,455	1,162	74	137	910
Cash and cash equivalents, beginning of period	1,121	1,047	1,047	910	—

Cash and cash equivalents, end of period	$2,576	$2,209	$1,121	$1,047	$910

Supplemental cash flow information
Cash paid for interest	$6,627	6,749	$10,108	$10,312	$6,594

Supplemental schedule of noncash investing and financing activities
Accounts payable and accrued expenses for property under development	$(51)	$(109)	$(114)	$165	$—

Assumption of debt upon acquisition	—	—	—	—	$182,076

See accompanying notes.

Novato FF Venture, LLC

Notes to Financial Statements

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008 and 2007

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and Organization

Novato FF Venture, LLC (“we,” “our” or “us”) is a joint venture between an entity controlled by Ernest Rady with a 25% managing member interest and General Electric Pension Trust (“GEPT”) with a 75% member interest. We were formed in May 15, 2007 to acquire the Fireman’s Fund Headquarters office building (the “Property”) in Novato, California. The entire Property is triple-net leased to Fireman’s Fund Insurance Company. Under the lease agreement, Fireman’s Fund Insurance Company, as the tenant, is directly responsible for the property operating expenses, except for insurance and interest. Property taxes are our responsibility and billed to the tenant.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, referred to as “GAAP,” requires management to make estimates and assumptions that in certain circumstances affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and revenues and expenses. These estimates are prepared using management’s best judgment, after considering past, current and expected events and economic conditions. Actual results could differ from these estimates.

Subsequent events have been evaluated through the date the financial statements were issued.

Revenue Recognition and Accounts Receivable

Our lease with the tenant is classified as an operating lease. The lease contains contingent increases based on the consumer price index. Base rents are recognized when the tenant controls the space through the term of the related lease, net of valuation adjustments, based on management’s assessment of credit, collection and other business risk. Real estate taxes and other cost reimbursements are recognized on an accrual basis over the periods in which the related expenditures are incurred.

We make estimates of the collectability of our accounts receivable related to rents, expense reimbursements and other revenue. Accounts receivable is carried net of this allowance for doubtful accounts. We generally do not require collateral or other security from our tenants, other than letters of credit or security deposits. Our determination as to the collectability of accounts receivable and correspondingly, the adequacy of this allowance, is based primarily upon evaluations of individual receivables, current economic conditions, historical experience and other relevant factors. The allowance for doubtful accounts is increased or decreased through bad debt expense. At September 30, 2010 (unaudited), December 31, 2009 and December 31, 2008, we determined no allowance for doubtful accounts was necessary.

Real Estate

Land, buildings and improvements are recorded at cost. Depreciation is computed using the straight-line method. The estimated useful life is 40 years on buildings and major improvements. Minor improvements, furniture and equipment are capitalized and depreciated over useful lives ranging from 3 to 15 years. Maintenance and repairs that do not improve or extend the useful lives of the related assets are charged to operations as incurred. Tenant improvements are capitalized and depreciated over the life of the related lease or their estimated useful life, whichever is shorter. If a tenant vacates its space prior to contractual termination of its lease, the undepreciated balance of any tenant improvements are written off if they are replaced or have no future

Novato FF Venture, LLC

Notes to Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008 and 2007 value. In 2009, 2008 and 2007, real estate depreciation expense was $6.9 million, $6.9 million and $4.4 million, respectively. Real estate depreciation expense was $5.0 million and $5.2 million for the nine months ended September 30, 2010 and 2009 (unaudited), respectively.

Acquisitions of properties are accounted for in accordance with the authoritative accounting guidance on acquisitions and business combinations. Our methodology of allocating the cost of acquisitions to assets acquired and liabilities assumed is based on estimated fair values, replacement cost and appraised values. When we acquire operating real estate properties, the purchase price is allocated to land and buildings, intangibles (for acquisitions made subsequent to June 30, 2001) such as in-place leases, and to current assets and liabilities acquired, if any. Such valuations include a consideration of the non-cancellable terms of the respective leases as well as any applicable renewal period(s). The fair values associated with below-market renewal options are determined based on a review of several qualitative and quantitative factors on a lease-by-lease basis at acquisition to determine whether it is probable that the tenant would exercise its option to renew the lease agreement. These factors include: (i) the type of tenant in relation to the property it occupies, (ii) the quality of the tenant, including the tenants long term business prospects, and (iii) whether the fixed rate renewal option was sufficiently lower than the fair rental of the property at the date the option becomes exercisable such that it would appear to be reasonably assured that the tenant would exercise the option to renew. The value allocated to in-place leases is amortized over the related lease term and reflected as depreciation and amortization in the statement of operations. The value of above- and below-market leases associated with the original non-cancelable lease terms are amortized to rental income over the terms of the respective non-cancelable lease periods and are reflected as either an increase (for below-market leases) or a decrease (for above-market leases) to rental income in the statement of operations. The value of the leases associated with below-market lease renewal options that are likely to be exercised are amortized to rental income over the respective renewal periods. If a tenant vacates its space prior to contractual termination of its lease or the lease is not renewed, the unamortized balance of any in-place lease value is written off to rental income and amortization expense.

We capitalize certain costs related to the development and redevelopment of real estate including pre-construction costs, real estate taxes, insurance and construction costs. Additionally, we capitalize interest costs related to development and significant redevelopment activities. Capitalization of these costs begin when the activities and related expenditures commence and cease when the project is substantially complete and ready for its intended use, at which time the project is placed in service and depreciation commences. Additionally, we make estimates as to the probability of certain development and redevelopment projects being completed. If we determine the development or redevelopment is no longer probable of completion, we expense all capitalized costs which are not recoverable.

Impairment of Long Lived Assets

Impairment is recognized on our Property held for use when the expected undiscounted cash flows are less than its carrying amount at which time the Property is written-down to fair value. If the Property becomes held for sale it would be recorded at the lower of the carrying amount or the expected sales price less costs to sell.

As discussed in Note 8, the tenant has a right of first offer to acquire the Property. In anticipation of the potential REIT formation transactions, we, together with GEPT, delivered an offer notice to the tenant in August 2010, which the tenant rejected. A second offer notice was delivered to the tenant in October 2010, which the tenant rejected. This delivery of the offer notice to the tenant could have impacted our ability to hold the Property for long term investment. As a result of this potential inability to hold the Property for long term investment,

Novato FF Venture, LLC

Notes to Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008 and 2007 combined with the decline in real estate values since the Property’s acquisition, we recorded an impairment loss of $38.5 million during the nine months ended September 30, 2010 (unaudited). Based on the significance of unobservable inputs used in estimating the fair value of our Property, we classify this fair value measurement within Level 3 of the valuation hierarchy. (See Note 7 for hierarchy levels).

Cash and Cash Equivalents

We define cash and cash equivalents as cash on hand, demand deposits with financial institutions and short term liquid investments with an initial maturity less than three months. Cash balances in individual banks may exceed the federally insured limit of $250,000 by the Federal Deposit Insurance Corporation (the “FDIC”). At September 30, 2010 (unaudited) and December 31, 2009, we had $1.6 million and $0.4 million, respectively, in excess of the FDIC insured limit. At September 30, 2010 (unaudited) and December 31, 2009, we had $0.5 million and $0.5 million, respectively, in money market funds that are not FDIC insured.

Prepaid Expenses and Other Assets

Prepaid expenses and other assets consist primarily of lease costs, acquired in place leases and acquired above market leases. Capitalized lease costs are direct costs incurred which were essential to originate a lease and would not have been incurred had the leasing transaction not taken place and include third party commissions and fees paid to American Assets, Inc. (“AAI”), an affiliate. Capitalized lease costs are amortized over the life of the related lease and included in depreciation and amortization expense on the statement of operations. If a tenant vacates its space prior to the contractual termination of its lease, the unamortized balance of any lease costs are written off.

Debt Issuance Costs

Costs related to the issuance of debt instruments are capitalized and are amortized as interest expense over the estimated life of the related issue using the straight-line method which approximates the effective interest method. If a debt instrument is paid off prior to its original maturity date, the unamortized balance of debt issuance costs are written off to interest expense or, if significant, included in “early extinguishment of debt.”

Income Taxes

We are a limited liability company. Under applicable federal and state income tax rules, the allocated share of net income or loss from a limited liability company is reportable in the income tax returns of the respective members.

Effective January 1, 2009, we adopted certain accounting guidance within ASC Topic 740, Income Taxes (“ASC 740”), with respect to how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. The guidance requires the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing our tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. Management is required to analyze all open tax years, as defined by the statute of limitations, for all major jurisdictions, which includes federal and certain states. We have had no examinations in progress and none are expected at this time. As of December 31, 2009, management has reviewed all open tax years and major jurisdictions and concluded the adoption of the new accounting guidance resulted in no impact to our financial position or results of operations. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken in future tax returns.

Novato FF Venture, LLC

Notes to Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008 and 2007

FASB Accounting Standards Codification

In June 2009, the Financial Accounting Standards Board (“FASB”) issued new accounting requirements, which make the FASB Accounting Standards Codification (“Codification”) the single source of authoritative literature for U.S. accounting and reporting standards. The Codification is not meant to change existing GAAP but rather provide a single source for all literature. The standard is effective for all periods ending after September 15, 2009. The standard required our financial statements to reflect Codification or “plain English” references rather than references to FASB Statements, Staff Positions or Emerging Issues Task Force Abstracts. The adoption of this requirement impacted certain disclosures in the financial statement but did not have an impact on our financial position, results of operations, or cash flows.

Recently Adopted Accounting Pronouncements

Effective January 1, 2009, we adopted a new accounting standard that broadens and clarifies the definition of a business, which will result in significantly more of our acquisitions being treated as business combinations rather than asset acquisitions. The new requirement is effective for business combinations for which the acquisition date is on or after January 1, 2009, and therefore, will only impact prospective acquisitions with no change to the accounting for acquisitions completed prior to or on December 31, 2008. The new standard requires us to expense all acquisition related transaction costs as incurred which could include broker fees, transfer taxes, legal, accounting, valuation, and other professional and consulting fees. For acquisitions prior to January 1, 2009, these costs were capitalized as part of the acquisition cost. While the adoption did not have a material impact on our financial statements for 2009, the impact to our future financial statements will vary significantly depending on the timing and number of acquisitions or potential acquisitions, size of the acquisitions, and location of the acquisitions. The new standard includes several other changes to the accounting for business combinations including requiring contingent consideration to be measured at fair value at acquisition and subsequently remeasured through the income statement if accounted for as a liability as the fair value changes, any adjustments during the purchase price allocation period to be “pushed back” to the acquisition date with prior periods being adjusted for any changes, and the business combination to be accounted for on the acquisition date or the date control is obtained.

Effective January 1, 2009, we adopted a new accounting standard that requires enhanced disclosures about an entity’s derivative instruments and hedging activities. The adoption did not have an impact on our financial statements as we currently have no derivative instruments outstanding.

As of April 1, 2009, we adopted a new accounting standard which establishes general standards of accounting and disclosure of events that occur after the balance sheet date but before the financial statements are issued or available to be issued and requires disclosure of the date through which subsequent events have been evaluated.

In June 2009, the FASB issued a new accounting standard which provides certain changes to the evaluation of a variable interest entity (“VIE”) including requiring a qualitative rather than quantitative analysis to determine the primary beneficiary of a VIE, continuous assessments of whether an enterprise is the primary beneficiary of a VIE, and enhanced disclosures about an enterprise’s involvement with a VIE. The standard is effective January 1, 2010, and is applicable to all entities in which an enterprise has a variable interest. The adoption of this standard did not have a material impact on our financial statements.

In January 2010, the FASB issued a new accounting standard to improve disclosure over fair value measurements. The new standard amends previously issued guidance and clarifies and provides additional

Novato FF Venture, LLC

Notes to Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008 and 2007 disclosure requirements relating to recurring and non-recurring fair value measurements. This standard became effective for us on January 1, 2010. The adoption of the standard did not have a material impact on our financial statements.

Unaudited interim information

The financial statements as of September 30, 2010 and for the nine months ended September 30, 2010 and 2009 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the respective interim periods. All such adjustments are of a normal recurring nature.

NOTE 2. REAL ESTATE PROPERTY

A summary of our real estate property and related encumbrance is as follows (In thousands):

	September 30, 2010 (unaudited)		December 31, 2009		December 31, 2008
Land	$34,628		$43,203		$43,203
Building and improvements	199,253		250,496		249,783

	233,881		293,699		292,986
Accumulated depreciation	(1,558)		(18,227)		(11,297)

	$232,323		$275,472		$281,689

Encumbrance	$175,708	(1)	$177,970	(1)	$181,193	(1)

(1)	Balances do not agree to the balance sheet due to an unamortized fair value adjustment.

On May 15, 2007, we acquired our Property located in Novato, California, known as Fireman’s Fund Headquarters. The aggregate net acquisition cost for the Property approximated $313.8 million, including assumption of $186.1 million in debt. We estimated the fair values with the assistance of a third party appraisal firm. The fair values assigned to identifiable intangible assets acquired were based on estimates and assumptions determined by management. Using information available at the time the acquisition closed, we allocated the purchase price to tangible assets and liabilities and identified intangible assets and liabilities. The identified intangible assets and liabilities are being amortized over a weighted average life of 11.5 years.

The allocation of the estimated fair value of this acquired asset and liabilities was as follows:

Land	$43,203
Building	234,933
Land improvements	6,089
Tenant improvements	7,478

Total Real Estate	291,703
Prepaid expenses and other assets	36,719

Total assets	$328,422

Secured note payable	182,076
Other liabilities and deferred credits	18,612

Total liabilities	$200,688

Novato FF Venture, LLC

Notes to Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008 and 2007

We allocated $31.9 million, $1.6 million, and $3.2 million to acquired in-place leases, acquired above market leases, and lease commissions and other intangible assets, respectively, which are included in prepaid expenses and other assets above. We allocated $18.6 million to acquired below market leases liability, which is included in other liabilities and deferred credits above. We further recorded a $4.0 million adjustment to record the assumed debt at fair value, which is included in secured note payable above. The adjustment is being amortized to interest expense over the life of the related debt.

There were no dispositions in 2009, 2008 and 2007 or 2010 to date.

As discussed in Note 8, the tenant has a right of first offer to acquire the Property. In anticipation of the potential REIT formation transactions, we, together with GEPT, delivered an offer notice to the tenant in August 2010, which the tenant rejected. A second offer notice was delivered to the tenant in October 2010, which the tenant rejected. This delivery of the offer notice to the tenant could have impacted our ability to hold the Property for long term investment. As a result of this potential inability to hold the Property for long term investment, combined with the decline in real estate values since the Property’s acquisition, we recorded an impairment loss of $38.5 million during the nine months ended September 30, 2010 (unaudited). Based on the significance of unobservable inputs used in estimating the fair value of our Property, we classify this fair value measurement within Level 3 of the valuation hierarchy. (See Note 7 for hierarchy levels).

NOTE 3. ACQUIRED IN-PLACE LEASES AND ABOVE/BELOW-MARKET LEASES

Acquired in-place leases are included in prepaid expenses and other assets and had a balance of $31.9 million at September 30, 2010 (unaudited), December 31, 2009 and 2008, respectively and accumulated amortization of $9.4 million (unaudited), $7.3 million and $4.5 million at September 30, 2010 (unaudited), December 31, 2009 and 2008, respectively. Acquired above market leases are included in prepaid expenses and other assets and had a balance of $1.6 million at September 30, 2010 (unaudited), December 31, 2009 and 2008, respectively and accumulated amortization of $0.5 million (unaudited), $0.4 million and $0.2 million at September 30, 2010 (unaudited), December 31, 2009 and 2008, respectively. Acquired below market leases are included in other liabilities and deferred credits and had a balance of $18.6 million at September 30, 2010 (unaudited), December 31, 2009 and 2008, respectively and accumulated amortization of $5.5 million (unaudited), $4.3 million and $2.6 million at September 30, 2010 (unaudited), December 31, 2009 and 2008, respectively. The value allocated to in-place leases is amortized over the related lease term as depreciation and amortization expense in the statement of operations. Above and below market leases are amortized over the related lease term as additional rental income for below market leases or a reduction of rental income for above market leases in the statement of operations. Rental income included net amortization from acquired above and below market leases of $1.5 million, $1.5 million and $0.9 million in 2009, 2008 and 2007, respectively and $1.1 million for the nine months ended September 30, 2010 and 2009 (unaudited). The remaining weighted-average amortization period as of December 31, 2009, is 8.9 years for in-place leases, above-market leases and below-market leases.

Novato FF Venture, LLC

Notes to Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008 and 2007

Increases (decreases) in net income as a result of amortization of the in-place leases, above-market leases and below-market leases are as follows (In thousands):

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
Amortization of in-place leases	$(2,077)	$(2,077)	$(2,770)	$(2,770)	$(1,745)
Amortization of above market leases	(102)	(102)	(135)	(135)	(85)
Amortization of below market leases	1,214	1,214	1,618	1,618	1,019

	$(965)	$(965)	$(1,287)	$(1,287)	$(811)

As of December 31, 2009, the amortization for acquired in-place leases during the next five years and thereafter, assuming no early lease terminations, is as follows (In thousands):

	In Place Leases	Above Market Leases	Below Market Leases
Year ending December 31,
2010	$2,770	$135	$1,618
2011	2,770	135	1,618
2012	2,770	135	1,618
2013	2,770	135	1,618
2014	2,770	135	1,618
Thereafter	10,718	526	6,265

	$24,568	$1,201	$14,355

NOTE 4. PREPAID EXPENSES AND OTHER ASSETS

Prepaid expenses and other assets consist of the following as of (In thousands):

	September 30, 2010 (unaudited)	December 31, 2009	December 31, 2008
Leasing commissions, net of accumulated amortization of $970, $755 and $468, respectively	$2,330	$2,545	$2,833
Acquired above market leases, net	1,100	1,201	1,337
Acquired in place leases, net	22,490	24,568	27,337
Other intangible assets, net of accumulated amortization of $2, $2 and $1, respectively	6	6	7
Prepaid expenses and deposits	10	18	22

Total prepaid expenses and other assets	$25,936	$28,338	$31,536

Novato FF Venture, LLC

Notes to Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008 and 2007

NOTE 5. OTHER LIABILITIES AND DEFERRED CREDITS

Other liabilities and deferred credits consist of the following as of (In thousands):

	September 30, 2010 (unaudited)	December 31, 2009	December 31, 2008
Acquired below market leases, net	$13,142	$14,355	$15,974
Prepaid rent	1,436	1,436	1,436

Total other liabilities and deferred credits	$14,578	$15,791	$17,410

NOTE 6. SECURED NOTE PAYABLE

The following is a summary of our secured note payable outstanding as of September 30, 2010 (unaudited), December 31, 2009 and December 31, 2008 (In thousands):

	Balance as of			Stated Interest Rate as of September 30, 2010	Stated Maturity Date
	September 30, 2010 (unaudited)	December 31,
		2009	2008
Secured Note	$175,708	$177,970	$181,193	5.548%	October 1, 2015	(1)
Unamortized fair value adjustment	(2,412)	(2,771)	(3,249)

	$173,296	$175,199	$177,944

(1)	Anticipated maturity date is October 1, 2015, which is the date that if the loan is not paid the interest rate increases to 10.548%. Extended maturity date is October 15, 2018.

Scheduled principal payments as of December 31, 2009 are as follows (In thousands):

Total Principal
Year Ending December 31,
2010	$3,134
2011	3,590
2012	3,770
2013	4,015
2014	4,246
Thereafter	159,215

177,970

Unamortized fair value adjustment	(2,771)

$175,199

Novato FF Venture, LLC

Notes to Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008 and 2007

NOTE 7. FAIR VALUE OF FINANCIAL INSTRUMENTS

A fair value measurement is based on the assumptions that market participants would use in pricing an asset or liability. The hierarchies for inputs used in measuring fair value are as follows:

1.	Level 1 Inputs—quoted prices in active markets for identical assets or liabilities

2.	Level 2 Inputs—observable inputs other than quoted prices in active markets for identical assets and liabilities

3.	Level 3 Inputs—unobservable inputs

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.

Except as disclosed below, the carrying amount of our financial instruments approximates their fair value. The fair value of our note payable is sensitive to fluctuations in interest rates. Discounted cash flow analysis (Level 2) is generally used to estimate the fair value of our note payable. Considerable judgment is necessary to estimate the fair value of financial instruments. The estimates of fair value presented herein are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments. A summary of the carrying amount and fair value of our note payable is as follows (In thousands):

	September 30, 2010		December 31, 2009		December 31, 2008
	Carrying Value	Fair Value	Carrying Value	Fair Value	Carrying Value	Fair Value
Note payable	$173,296	$175,708	$175,199	$174,445	$177,944	$177,809

NOTE 8. COMMITMENTS AND CONTINGENCIES

Legal

We are sometimes involved in lawsuits, warranty claims and environmental matters arising in the ordinary course of business. Management makes assumptions and estimates concerning the likelihood and amount of any potential loss relating to these matters. We accrue a liability for litigation if an unfavorable outcome is probable and the amount of loss can be reasonably estimated. If an unfavorable outcome is probable and a reasonable estimate of the loss is a range, we accrue the best estimate within the range; however, if no amount within the range is a better estimate than any other amount, the minimum within the range is accrued. Legal fees related to litigation are expensed as incurred. We do not believe that the ultimate outcome of any legal matters, either individually or in the aggregate, could have a material adverse effect on our financial position or overall trends in results of operations; however, litigation is subject to inherent uncertainties. Also under our lease, the tenant is obligated to indemnify us from and against all liabilities, costs and expenses imposed upon or asserted against us as owner of the property due to certain matters relating to the operation of the property by the tenant.

Novato FF Venture, LLC

Notes to Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008 and 2007

Concentrations of Credit Risk

Fireman’s Fund Insurance Company is the only tenant in the Fireman’s Fund Headquarters building. The audited financial statements of Fireman’s Fund Insurance Company, presented on a statutory basis, are available to the public on the company’s website. Our lease with Fireman’s Fund Insurance Company expires in November 2018.

Tenant Right of First Offer

Pursuant to the terms of our lease agreement, the tenant, Fireman’s Fund Insurance Company, has a right of first offer to purchase the Property if we propose to sell all or a portion of the Property. In the event that we choose to dispose of this Property, we would be required to notify Fireman’s Fund Insurance Company, prior to offering this Property to any other potential buyer, of the price at which we would be willing to sell the Property and Fireman’s Fund Insurance Company would have the right, within 30 days of receiving such notice, to agree to purchase the Property at that price. The existence of this right of first offer could adversely impact our ability to obtain the highest possible price for this Property during the term of the lease as we would not be able to offer this Property to potential purchasers through a competitive bid process or in a similar manner designed to maximize the value obtained for the Property without first offering to sell this Property to Fireman’s Fund Insurance Company. As part of an anticipated REIT formation transaction we delivered an offer notice to the tenant on August 27, 2010, which the tenant rejected. A second offer notice was delivered to the tenant in October 2010, which the tenant rejected. If the tenant had accepted the offer, it would have been binding, and we would have been forced to sell the Property to the tenant.

NOTE 9. OPERATING LEASES

Our lease with Fireman’s Fund Insurance Company is classified as an operating lease.

As of December 31, 2009, minimum future rents from Fireman’s Fund Insurance Company’s noncancelable operating lease, before any reserve for uncollectible amounts and assuming no early lease termination, is as follows (In thousands):

2010	$20,228
2011	20,228
2012	20,228
2013	20,228
2014	20,228
Thereafter	77,877

Total	$179,017

Novato FF Venture, LLC

Notes to Financial Statements—(Continued)

September 30, 2010 and 2009 (unaudited) and December 31, 2009, 2008 and 2007

NOTE 10. COMPONENTS OF RENTAL INCOME

The principal components of rental income are as follows (In thousands):

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
Minimum rents	$16,283	$16,283	$21,711	$21,711	$13,010
Cost reimbursement	(194)	2,408	3,231	3,144	1,625

Total rental income	$16,089	$18,691	$24,942	$24,855	$14,635

Minimum rents include $1.5 million, $1.5 million and $0.9 million for 2009, 2008 and 2007, respectively, and $1.1 million for the nine months ended September 30, 2010 and 2009 (unaudited) to recognize income from the amortization of above and below market leases. Cost reimbursements include a $2.6 million refund of real estate tax reimbursements to the tenant for tax years 2007 through 2010 related to a real estate tax refund which will be received from the county of Marin for those tax years.

NOTE 11. RELATED PARTY TRANSACTIONS

Our property is managed by the property management business of AAI, an affiliate. The on-site property management of the Property is performed by the tenant. These agreements provide for the following fees to be paid to AAI:

•

Property Management Fees—Property management fees are incurred for the operation and management of the property. Fees are 1.25% of gross monthly cash collections each month. Property management fees are included general and administrative expenses on the statement of operations.

•

Acquisition Fees—Acquisition fees are incurred for services provided in conjunction with the acquisition of the property. Fees were $1.56 million at acquisition and were capitalized to the related real estate asset.

The AAI fees incurred are as follows (In thousands):

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
Property management fees	$190	$190	$253	$256	$148
Acquisition fees	—	—	—	—	1,560

	$190	$190	$253	$256	$1,708

Fees payable to AAI of $0.02 million, $0.02 million, and $0.02 million are included in accounts payable and accrued expenses as of September 30, 2010 (unaudited), December 31, 2009, and December 31, 2008, respectively.

ABW Lewers LLC

Consolidated Financial Statements

ABW Lewers LLC

Index

Page(s)
Report of Independent Auditors	F-75

Consolidated Financial Statements

Balance Sheets September 30, 2010 (Unaudited) and December 31, 2009 and 2008	F-76

Statements of Operations and Members’ Deficiency
Nine-Month Periods Ended September 30, 2010 and 2009 (Unaudited) and Years Ended December 31, 2009, 2008 and 2007	F-77

Statements of Cash Flows
Nine-Month Periods Ended September 30, 2010 and 2009 (Unaudited) and Years Ended December 31, 2009, 2008 and 2007	F-78

Notes to Financial Statements
Nine-Month Periods Ended September 30, 2010 and 2009 (Unaudited) and Years Ended December 31, 2009, 2008 and 2007	F-80

Report of Independent Auditors

To the Members of

ABW Lewers LLC

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and members’ deficiency, and cash flows present fairly, in all material respects, the financial position of ABW Lewers LLC and its subsidiaries (the “Company”) at December 31, 2009 and 2008 and the results of their operations and their cash flows in the three-year period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The interim financial information for the nine-month periods ended September 30, 2010 and 2009 has not been subjected to auditing procedures and accordingly, we express no opinion on it.

/s/    ACCUITY LLP

Honolulu, Hawaii

March 31, 2010

ABW Lewers LLC

Consolidated Balance Sheets

September 30, 2010 (Unaudited) and December 31, 2009 and 2008

(All Dollars in Thousands)

	September 30, 2010	December 31,
		2009	2008
	(Unaudited)
Assets
Current assets
Cash	$4,675	$3,961	$2,408
Restricted cash	491	655	416
Investment securities available-for-sale	1,001	900	1,400
Receivables, net	360	461	743
Receivables from affiliates, net	50	—	—
Prepaid expenses	228	1	188

Total current assets	6,805	5,978	5,155
Property and equipment, net	89,491	94,131	100,236
Deferred loan and lease costs, net of accumulated amortization of $2,234 at September 30, 2010, $1,756 at December 31, 2009 and $1,162 at December 31, 2008	3,532	4,009	4,712
Investment in equity method investee	2,965	3,044	3,030
Restricted cash and certificate of deposit	365	357	530
Noncurrent receivables, net	18	101	110
Deferred rent receivable	2,176	2,001	1,751

Total assets	$105,352	$109,621	$115,524

Liabilities and Members’ Deficiency
Current liabilities
Accounts payable and accrued expenses	$354	$412	$493
Deferred revenue	342	341	329
Payable to affiliates, net	—	156	467
Current portion of notes payable	255	245	232

Total current liabilities	951	1,154	1,521
Deferred rent payable	237	210	153
Security deposits	859	878	957
Notes payable	145,426	145,619	145,864

Total liabilities	147,473	147,861	148,495
Members’ deficiency	(42,121)	(38,240)	(32,971)

Total liabilities and members’ deficiency	$105,352	$109,621	$115,524

The accompanying notes are an integral part of the consolidated financial statements.

ABW Lewers LLC

Consolidated Statements of Operations and Members’ Deficiency

Nine-Month Periods Ended September 30, 2010 and 2009 (Unaudited) and

Years Ended December 31, 2009, 2008 and 2007

(All Dollars in Thousands)

	(Unaudited)
	Nine-Month Periods Ended September 30,		Years Ended December 31,
	2010	2009	2009	2008	2007
Revenue
Rental	$7,171	$7,251	$9,667	$10,887	$8,907
Common area recoveries	1,711	1,818	2,409	2,334	1,567
Other tenant recoveries	809	753	1,018	1,277	960
Parking	1,627	1,629	2,166	1,936	1,544
Other	60	37	52	116	82

Total revenues	11,378	11,488	15,312	16,550	13,060

Operating expenses
Common area expenses	1,829	1,874	2,495	2,472	1,978
Other tenant expenses	888	820	1,111	1,358	1,033
Parking expense	915	852	1,146	990	803
Landlord expense	64	59	89	111	145
Depreciation expense	4,641	4,653	6,208	6,153	5,683
Other	635	897	1,111	1,367	663

Total operating expenses	8,972	9,155	12,160	12,451	10,305

Operating income	2,406	2,333	3,152	4,099	2,755
Other income (expense)
Interest income	5	13	15	11	17
Interest expense	(6,213)	(6,223)	(8,315)	(8,262)	(7,908)
Equity in net loss of uncombined affiliate	(79)	(79)	(106)	(110)	(107)

Net other expense	(6,287)	(6,289)	(8,406)	(8,361)	(7,998)

Net loss	(3,881)	(3,956)	(5,254)	(4,262)	(5,243)
Members’ deficiency
Beginning of period/year	(38,240)	(32,971)	(32,971)	(12,388)	66,077
Member contributions	—	—	—	—	49,692
Member distributions	—	—	(15)	(16,321)	(122,914)

End of period/year	$(42,121)	$(36,927)	$(38,240)	$(32,971)	$(12,388)

The accompanying notes are an integral part of the consolidated financial statements.

ABW Lewers LLC

Consolidated Statements of Cash Flows

Nine-Month Periods Ended September 30, 2010 and 2009 (Unaudited) and

Years Ended December 31, 2009, 2008 and 2007

(All Dollars in Thousands)

	(Unaudited) Nine-Month Periods Ended September 30,		Years Ended December 31,
	2010	2009	2009	2008	2007
Cash flows from operating activities
Net loss	$(3,881)	$(3,956)	$(5,254)	$(4,262)	$(5,243)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation	4,641	4,653	6,208	6,153	5,683
Amortization of deferred loan and leasing fees	478	474	661	631	512
Write-off of deferred loan fees	—	—	—	—	271
Write-off of deferred leasing fees	—	25	70	86	—
Equity in net loss of uncombined affiliate	79	79	106	110	107
Straight-line effect on rent expense	27	42	57	76	77
Straight-line effect on rental income	(175)	(193)	(250)	(531)	(1,085)
Bad debt expense	120	385	425	673	93
Changes in
Receivables	64	(73)	(134)	(693)	(541)
Prepaid expenses	(227)	(42)	187	6	(194)
Accrued leasing fees	(1)	(5)	(28)	(115)	(989)
Accounts payable and accrued expenses	42	231	46	(176)	(68)
Deferred revenue	1	(64)	12	109	170
Payable to affiliates, net	(206)	(77)	(48)	(196)	580
Security deposits	(19)	(66)	(79)	10	136

Net cash provided by (used in) operating activities	943	1,413	1,979	1,881	(491)

Cash flows from investing activities
Capital expenditures	(101)	(239)	(230)	(1,132)	(29,841)
Proceeds from sales of investment securities	200	900	1,000	—	—
Purchase of investment securities and certificate of deposit	(301)	(200)	(500)	(1,400)	—
Change in restricted cash	156	158	(66)	34	560
Construction costs recovered from affiliates	—	—	—	—	48,663
Investment in affiliate	—	—	—	—	(194)

Net cash provided by (used in) investing activities	(46)	619	204	(2,498)	19,188

The accompanying notes are an integral part of the consolidated financial statements.

ABW Lewers LLC

Consolidated Statements of Cash Flows

Nine-Month Periods Ended September 30, 2010 and 2009 (Unaudited) and

Years Ended December 31, 2009, 2008 and 2007

(All Dollars in Thousands)

	(Unaudited) Nine-Month Periods Ended September 30,		Years Ended December 31,
	2010	2009	2009	2008	2007
Cash flows from financing activities
Member contributions	—	—	—	—	49,692
Member distributions	—	—	(398)	(16,622)	(122,190)
Loan costs paid	—	—	—	(89)	(3,390)
Repayments of note payable	(183)	(173)	(232)	(214)	(90,937)
Proceeds from note payable	—	—	—	16,000	150,000

Net cash used in financing activities	(183)	(173)	(630)	(925)	(16,825)

Net increase (decrease) in cash	714	1,859	1,553	(1,542)	1,872

Cash
Beginning of period/year	3,961	2,408	2,408	3,950	2,078

End of period/year	$4,675	$4,267	$3,961	$2,408	$3,950

Supplemental cash flow information
Interest paid	$5,947	$5,957	$7,960	$7,909	$7,355

Noncash investing and financing activities
Capital contributions payable to equity method investee	$—	$—	$110	$—	$—
Accrued member distribution	31	423	31	423	724

The accompanying notes are an integral part of the consolidated financial statements.

ABW Lewers LLC

Notes to Consolidated Financial Statements

Nine-Month Periods Ended September 30, 2010 and 2009 (Unaudited) and

Years Ended December 31, 2009, 2008 and 2007

(All Dollars in Thousands)

1. Operations and Ownership

ABW Lewers LLC, a Hawaii limited liability company (the “Company”), was formed on October 11, 2005 pursuant to an operating agreement (the “Agreement”) between Beachwalk Holdings, LP, which holds an 80% member interest, and WBW Retail LLC (“WBW”), which holds a 20% member interest. Under the terms of the operating agreement, WBW agreed to develop and guarantee lien free completion of a retail and entertainment center known as Waikiki Beach Walk (the “Center”). Construction of the Center was completed and operations commenced in December of 2006. As a limited liability company, the owners’ liability is limited to the amount of their investment in the Company.

The Center, consisting of 96,569 leasable square feet of retail, restaurant and storage space and 377 parking stalls for public and valet parking is owned by two subsidiaries, ABW Holdings LLC and ABW 2181 Holdings LLC. At September 30, 2010, the Center was 97% leased and occupied.

The Center is managed and operated by Retail Resort Properties LLC (“RRP”), a limited liability company wholly-owned by Outrigger Hotels Hawaii (“OHH”), pursuant to the provisions of a management agreement. OHH is indirectly affiliated with WBW.

The Company incurred a net loss of $3,881 with net cash provided by operating activities of $943 for the nine-month period ended September 30, 2010. As of September 30, 2010, the Company had a members’ deficiency of $42,121, which resulted from approximately $139,000 in member distributions made in connection with the long-term mortgage financing in 2008 and 2007. Although the Company had liabilities in excess of assets at September 30, 2010, management believes that the Company will be able to meet current obligations and debt service requirements with future cash flows from operations and cash balances on hand.

2. Summary of Significant Accounting Policies

Basis of Presentation

In the opinion of management, the accompanying consolidated financial statements of the Company include all adjustments necessary to present fairly its financial position as of September 30, 2010 and December 31, 2009 and 2008 and the results of operations and members’ deficiency and cash flows for the nine-month periods ended September 30, 2010 and 2009 and the years ended December 31, 2009, 2008, and 2007. The results of operations for the period ended September 30, 2010 are not necessarily indicative of the results to be expected for the full year or for any future period.

Principles of Consolidation

The consolidated financial statements of the Company include two wholly-owned single-purpose subsidiaries, ABW Holdings LLC (“ABWH”) and ABW 2181 Holdings LLC (“ABW 2181”). These two entities own the Center and all other operating assets of the Company. The consolidated financial statements include the accounts and transactions of these subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions for the reporting period and as of the financial

ABW Lewers LLC

Notes to Consolidated Financial Statements—(Continued)

Nine-Month Periods Ended September 30, 2010 and 2009 (Unaudited) and

Years Ended December 31, 2009, 2008 and 2007

(All Dollars in Thousands)

statement date. These estimates and assumptions affect the reported amounts of assets and liabilities, and the reported amounts of revenue and expenses. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

Restricted Cash and Certificate of Deposit

At September 30, 2010 and December 31, 2009 and 2008, restricted cash consisted of reserves held by the ABWH mortgage lender for current real estate and property taxes and insurance of $491, $655 and $416, respectively. At September 30, 2010 and December 31, 2009 and 2008, the lender held noncurrent reserves for tenant improvement allowances that amounted to $55, $47 and $220. The balances at September 30, 2010 and December 31, 2009 represents the Company’s funding of a tenant improvement allowance reserve as required by the terms of the loan agreement. The balance at December 31, 2008 represented tenant allowances that were subsequently paid to tenants during 2009 after required reimbursement documentation was submitted to the Company. The lender also held $10 in noncurrent reserves for the replacement of property and equipment.

As of February 2008, the Company was also required to maintain a $300 certificate of deposit with the ABW 2181 mortgage loan lender, which is reflected in noncurrent restricted cash at September 30, 2010 and December 31, 2009 and 2008.

The Company received funding from one of the Parent’s members for the completion of certain construction in connection with the retail portion on the Waikiki Beach Walk project. The Company used the funds provided to pay the remaining construction costs and distributed substantially all of the remaining amounts to the contributing member during 2009. At September 30, 2010, the Company estimates that approximately $31 is due to one of the Parent’s members.

Receivables and Allowance for Doubtful Accounts

Receivables are initially recorded at the amount invoiced or otherwise due and normally do not bear interest. The Company maintains an allowance for doubtful accounts to reduce receivables to their estimated collectible amount. Management estimates the allowance for doubtful accounts based on a specific review of individual customer accounts as well as the overall aging of accounts, historical collection experience and current economic and business conditions. Generally, accounts past due by more than 30 days are considered delinquent. However, delinquent accounts are not written off until, in the judgment of management, they are deemed uncollectible based on an evaluation of the specific circumstances of each customer.

The allowance for doubtful accounts represents management’s best estimate of potential uncollectible receivables. However, because of the uncertainties inherent in assessing the collectibility of receivables, it is at least reasonably possible that there will be near-term changes in management’s estimate due to actual losses and other factors.

ABW Lewers LLC

Notes to Consolidated Financial Statements—(Continued)

Nine-Month Periods Ended September 30, 2010 and 2009 (Unaudited) and

Years Ended December 31, 2009, 2008 and 2007

(All Dollars in Thousands)

Deferred Loan and Lease Costs

Loan fees and origination costs associated with the Company’s debt are deferred and amortized using the straight-line method over the term of the debt agreement, which approximates the effective interest method. These amounts are recorded as interest expense in the consolidated financial statements. The initial direct costs of leases, such as legal fees and leasing commissions are deferred and amortized using the straight-line method over the term of the lease agreements. These amounts are recorded as a reduction of rental income in the consolidated financial statements. Amortization expense for the nine-month periods ended September 30, 2010 and 2009 and years ended December 31, 2009, 2008 and 2007 approximated $478, $474, $661, $631 and $512, respectively.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Maintenance and repairs are charged to expense and betterments and replacements are capitalized. Property retired or otherwise disposed of is removed from the appropriate asset and related accumulated depreciation accounts. Gains and losses on sales of assets are reflected in current operations.

Depreciation is calculated using the straight-line method based upon the shorter of the asset life or lease term using the following useful lives:

Building and improvements	15 – 39 years
Tenant improvements	Lease term
Furniture, fixtures and equipment	5 years

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The assessment of impairment is based on the estimated future net cash flows from operating activities compared with the carrying value of the asset. If the future net cash flows of an asset are less than the carrying value, a write-down is recorded and measured by the amount of the difference between the carrying value of the asset and the fair value of the asset. No impairment losses were recognized in 2010, 2009, 2008 or 2007.

Changes in estimates, based on market conditions and various other factors, may impact the future recoverability of the carrying value.

Investments

Investments in marketable debt securities are classified as available-for-sale and are reported at fair value based on quoted market prices. Realized gains and losses from the sale of investments available-for-sale are determined using the specific identification method.

Investments in minority-owned entities where the Company has the ability to significantly influence the operations of the investee are accounted for using the equity method of accounting. Equity method accounting is discontinued when an investee’s accumulated losses equals or exceeds the Company’s investment and the Company has no obligation to provide further financial support to the investee.

ABW Lewers LLC

Notes to Consolidated Financial Statements—(Continued)

Nine-Month Periods Ended September 30, 2010 and 2009 (Unaudited) and

Years Ended December 31, 2009, 2008 and 2007

(All Dollars in Thousands)

Revenue Recognition

The Company’s operating revenue is derived principally from operating leases with retail and restaurant tenants including base minimum rents, percentage rents based on tenants’ sales volume, recoveries of substantially all recoverable expenditures, and rents collected from transient patrons of the Center’s parking stalls.

Substantially all tenants in the Center are required to pay percentage rents based on sales in excess of agreed levels during the lease year. The Company recognizes percentage rent only when each tenant’s sales exceed a negotiated sales threshold.

The Company structures its leases in such a manner as to enable the Company to recover a significant portion of the property’s operating, real estate, repairs and maintenance, and advertising and promotion expenses from the tenants. Property operation expenses typically include utilities, insurance, security, janitorial, landscaping, and administrative expenses. Revenues from tenants for recoverable portions of these expenses are recognized in the period the applicable expenditures are incurred.

The Company recognizes rental revenue from leases with scheduled rent escalations on a straight-line basis over the lease term. The difference between rental revenue recognized for financial statement purposes and the actual rent received approximated $2,176, $2,001 and $1,751 at September 30, 2010 and December 31, 2009 and 2008, respectively.

The Company reports revenues net of general excise taxes collected from or passed on to tenants.

Rental Expense

The Company recognizes its long-term land sublease, which contains scheduled rent escalations on a straight-line basis over the sublease term. The difference between rental expense recognized for financial statement purposes and the actual rent paid or currently due is reported as noncurrent deferred rent payable and approximated $237, $210 and $153 at September 30, 2010 and December 31, 2009 and 2008, respectively.

Advertising

Advertising costs are expensed as incurred. Advertising expense for the nine-month periods ended September 30, 2010 and 2009 and years ended December 31, 2009, 2008 and 2007 approximated $340, $332, $348, $374 and $280, respectively. Substantially all advertising costs were funded through tenant contributions as required by the provisions of the lease agreements.

Income Taxes

The Company is considered to be a flow through entity for federal and state income tax purposes. Income or loss for tax purposes accrues to the members and accordingly, no provision or credit for income taxes is reflected in the consolidated financial statements.

ABW Lewers LLC

Notes to Consolidated Financial Statements—(Continued)

Nine-Month Periods Ended September 30, 2010 and 2009 (Unaudited) and

Years Ended December 31, 2009, 2008 and 2007

(All Dollars in Thousands)

Concentrations of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of cash, the restricted certificate of deposit, and receivables.

All of the Company’s cash, with the exception of the restricted cash held by the ABWH lender’s servicer, and the certificate of deposit are held with financial institutions in the State of Hawaii. At times, balances are in excess of depository insurance limits, however, the Company does not believe that this concentration of credit risk represents a material risk of loss with respect to its financial position.

The Company extends credit to customers in the normal course of business. To control credit risk, the Company performs ongoing credit evaluations and normally requires security in the form of cash deposits.

The Company’s operations are primarily dependent on Hawaii’s tourism industry. A significant portion of the Center’s business is derived from tourists from the mainland United States and Japan.

Fair Value Measurements

For financial and nonfinancial assets and liabilities reported at fair value, the Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants. The Company measures fair value using observable and unobservable inputs based on the following hierarchy:

•	Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

•	Level 2: Inputs other than quoted market prices included within Level 1 that are observable for an asset or liability, either directly or indirectly.

•

Level 3: Unobservable inputs for an asset or liability reflecting the reporting entity’s own assumptions. Level 3 inputs should be used to measure fair value to the extent that observable Level 1 or 2 inputs are not available.

ABW Lewers LLC

Notes to Consolidated Financial Statements—(Continued)

Nine-Month Periods Ended September 30, 2010 and 2009 (Unaudited) and

Years Ended December 31, 2009, 2008 and 2007

(All Dollars in Thousands)

Segment Information

The Company has two reportable segments, the rental segment and parking segment, which are organized on the basis of revenues and assets. The rental segment primarily derives its revenues from operating leases with retail and restaurant tenants. The parking segment derives its revenues from rents collected from transient users of the Center’s parking spaces. The performance of each segment is evaluated on the basis of operating income. The following is a summary of each reportable segment’s operating income and the segment’s assets as of and for the years ended December 31, 2009, 2008, and 2007:

	Year Ended December 31, 2009
	Rental	Parking	Total
Revenues	$13,146	$2,166	$15,312
Operating income	2,442	710	3,152
Depreciation expense	5,898	310	6,208
Segment assets	104,914	4,707	109,621
Expenditures for property and equipment	103	—	103

	Year Ended December 31, 2008
	Rental	Parking	Total
Revenues	$14,614	$1,936	$16,550
Operating income	3,461	638	4,099
Depreciation expense	5,845	308	6,153
Segment assets	110,512	5,012	115,524
Expenditures for property and equipment	850	—	850

	Year Ended December 31, 2007
	Rental	Parking	Total
Revenues	$11,516	$1,544	$13,060
Operating income	2,298	457	2,755
Depreciation expense	5,399	284	5,683
Segment assets	115,804	5,277	121,081
Expenditures for property and equipment	29,841	—	29,841

3. Receivables

Current receivables consisted of the following:

	September 30, 2010	December 31,
		2009	2008
	(Unaudited)
Trade receivables	$766	$720	$1,086
Notes receivable	175	182	—
Other receivables	72	60	83

	1,013	962	1,169
Less: Allowance for doubtful accounts	653	501	426

	$360	$461	$743

ABW Lewers LLC

Notes to Consolidated Financial Statements—(Continued)

Nine-Month Periods Ended September 30, 2010 and 2009 (Unaudited) and

Years Ended December 31, 2009, 2008 and 2007

(All Dollars in Thousands)

At September 30, 2010 and December 31, 2009 and 2008, noncurrent notes receivable amounted to $18, $101 and $110, net of an allowance for doubtful accounts of $235, $267 and $75, respectively.

4. Property and Equipment

Property and equipment consisted of the following:

	September 30, 2010	December 31,
		2009	2008
	(Unaudited)
Land	$22,447	$22,447	$22,447
Building and improvements	75,123	75,123	75,098
Furniture, fixtures and equipment	14,773	14,773	14,767

	112,343	112,343	112,312
Less: Accumulated depreciation	(22,852)	(18,212)	(12,076)

	$89,491	$94,131	$100,236

5. Investments

At September 30, 2010 and December 31, 2009 and 2008, the cost and fair values of investment securities available-for-sale (municipal obligations) were $1,001, $900 and $1,400, respectively. These securities are classified as Level 2 (significant other observable inputs) under the fair value hierarchy as the fair value of the securities are estimated by extrapolated data and proprietary pricing models that use observable inputs, such as prices in active markets. There were no realized gains (losses) or unrealized holding gains (losses) associated with the securities during 2010, 2009 or 2008.

The Company has an 18.55% interest in WBW CHP LLC (“WBW CHP”), an entity that was formed to construct a chill water plant to provide air conditioning to the Center and other adjacent facilities. As of September 30, 2010 and December 31, 2009 and 2008, the Company’s investment in the uncombined affiliate approximated $2,965, $3,044 and $3,030, respectively. The operating expenses of WBW CHP, other than depreciation, are recovered through reimbursements from its members.

Condensed financial information of the investment is as follows:

	Nine-Month Period Ended September 30, 2010	Years Ended December 31,
		2009	2008
	(Unaudited)
Assets	$16,245	$16,507	$16,837
Liabilities	260	95	502

	$15,985	$16,412	$16,335

Revenue	$—	$—	$—
Expenses	426	569	590

	$(426)	$(569)	$(590)

ABW Lewers LLC

Notes to Consolidated Financial Statements—(Continued)

Nine-Month Periods Ended September 30, 2010 and 2009 (Unaudited) and

Years Ended December 31, 2009, 2008 and 2007

(All Dollars in Thousands)

6. Notes Payable

Long-term debt consisted of the following:

	September 30, 2010	December 31,
		2009	2008
	(Unaudited)
Mortgage note payable in monthly interest-only payments at 5.387%. Outstanding principal and interest is due in July 2017. The loan is collateralized by all assets of ABWH and its operations.	$130,310	$130,310	$130,310
Mortgage note payable in monthly installments of principal and interest of $90 with an interest rate of 5.375%, based on a 30-year amortization. Outstanding principal and interest is due in February 2013. The loan is collateralized by all assets of ABW 2181 and its operations.	15,371	15,554	15,786

Total long-term debt	145,681	145,864	146,096
Current portion	255	245	232

Noncurrent portion	$145,426	$145,619	$145,864

In February 2007, the Company entered into a 10-year $150,000 mortgage loan agreement with a financial institution. The mortgage loan, which matures in July 2017, requires monthly interest-only payments at 5.387%. The mortgage is collateralized by all of the assets and operations of the Company. In October 2007, the principal balance of the mortgage loan was reduced to $130,310 through a prepayment without penalty. The mortgage loan proceeds were used to repay a construction loan and pay $123,000 in distributions to the Parent’s members.

The mortgage loan agreement requires that ABWH maintain a minimum quarterly debt coverage ratio of 1.10:1, as defined. Should ABWH not meet the minimum debt coverage ratio, ABWH must deposit all cash receipts from operations into a restricted trust account controlled by the lender and the funds will be used to fund debt service payments and pay operating expenses pursuant to the approved annual operating budget. Any residual funds remaining in the account after the foregoing disbursements are then distributed to ABWH. The restriction can be removed when the debt service coverage exceeds 1.15:1 for three consecutive calendar months on a trailing 12-month basis. ABWH was in compliance with all debt covenants as of September 30, 2010 and December 31, 2009 and 2008.

In February 2008, the Company, through ABW 2181, entered into a $16,000 mortgage loan agreement with a financial institution. The mortgage loan agreement has a five-year term, with two one-year extension options. The Company is required to comply with various annual debt covenants, including maintenance of a minimum annual debt coverage ratio of 1.20:1, as defined. The Company was in compliance with all debt covenants as of December 31, 2009 and 2008. Management distributed substantially all of the loan proceeds to the members during 2008.

ABW Lewers LLC

Notes to Consolidated Financial Statements—(Continued)

Nine-Month Periods Ended September 30, 2010 and 2009 (Unaudited) and

Years Ended December 31, 2009, 2008 and 2007

(All Dollars in Thousands)

Maturities of notes payable subsequent to September 30, 2010 are as follows:

Years ending December 31,
2010 (remainder of year)	$62
2011	259
2012	273
2013	14,777
2014	—
Thereafter	130,310

$145,681

7. Lease Arrangements

As Lessor

The Company leases retail and restaurant space under noncancelable agreements that expire at various dates through 2022. Total rental income recognized was as follows:

	(Unaudited) Nine-Month Periods Ended September 30,		Years Ended December 31,
	2010	2009	2009	2008	2007
Base rent	$6,762	$6,946	$9,049	$9,915	$7,710
Straight-line effect	175	193	250	531	1,085
Percentage and other	234	112	368	441	112

	$7,171	$7,251	$9,667	$10,887	$8,907

Future minimum lease rental income subsequent to September 30, 2010 is summarized below:

Years ending December 31, (Unaudited)
2010 (remainder of year)	$2,362
2011	9,383
2012	8,994
2013	8,052
2014	7,249
Thereafter	20,963

$57,003

As Lessee

The Company has an agreement to sublease the land underlying a portion of the Center under a noncancelable lease agreement expiring in December 2021. The sublease agreement provides for the Company to pay monthly base rent of $47 through February 2009. Thereafter, the base rent increases annually by approximately 3.4% for the next eight successive one-year periods. For the remaining period through

ABW Lewers LLC

Notes to Consolidated Financial Statements—(Continued)

Nine-Month Periods Ended September 30, 2010 and 2009 (Unaudited) and

Years Ended December 31, 2009, 2008 and 2007

(All Dollars in Thousands)

December 2021, base rent shall equal Fair Rental Value, as defined in the sublease agreement. The sublease agreement also provides for additional rent charges for landscaping and property taxes. Additionally, the Company has the option to extend the term of the sublease should the Lessor and Sublessor agree to extend the term of the master lease beyond December 31, 2021 such that the termination dates of the master lease and sublease shall be the same.

Total rent expense was as follows:

	(Unaudited) Nine-Month Periods Ended September 30,		Years Ended December 31,
	2010	2009	2009	2008	2007
Base rent	$455	$437	$584	$565	$458
Common area and other charges	29	32	42	42	36
Straight-line effect	27	42	57	76	77

	$511	$511	$683	$683	$571

Future minimum lease payments subsequent to September 30, 2010 are summarized below:

Years ending December 31,
2010 (remainder of year)	$151
2011	624
2012	645
2013	667
2014	689
Thereafter	1,572

$4,348

8. Related Party Transactions

Amounts receivable (payable) to affiliates consisted of the following:

	September 30, 2010	December 31,
		2009	2008
	(Unaudited)
Receivable from Embassy Suites Hotel, an affiliate of OHH, for reimbursable common operating costs	$176	$116	$76
Receivable from OHH for construction costs	—	—	316
Payable to Member for construction and reimbursable costs	(40)	(40)	(438)
Payable to OHH for reimbursable costs	(17)	(36)	(156)
Payable to WBW CHP for reimbursable costs and capital contributions	(38)	(162)	(237)
Payable to RRP for management fees	(31)	(34)	(28)

	$50	$(156)	$(467)

ABW Lewers LLC

Notes to Consolidated Financial Statements—(Continued)

Nine-Month Periods Ended September 30, 2010 and 2009 (Unaudited) and

Years Ended December 31, 2009, 2008 and 2007

(All Dollars in Thousands)

The Company entered into an amended management agreement (the “Management Agreement”) with RRP to provide management services to the Center. The Management Agreement entitled RRP to management fees of 3% of net revenues, as defined. Management fees paid to RRP for the nine-month periods ended September 30, 2010 and 2009 and years ended December 31, 2009, 2008 and 2007 approximated $279, $281, $377, $401 and $307, respectively.

9. Fair Value of Financial Instruments

The following methods and assumptions were used by the Company in estimating the fair value of financial instruments:

•

Cash, restricted cash and certificate of deposit, receivables and payables, receivables and payables to affiliates: At September 30, 2010 and December 31, 2009 and 2008, the Company believes that the carrying amounts of cash, restricted cash and certificate of deposit, trade receivables and payables, and receivables and payables to affiliates approximate fair value due to the short-term nature of these financial instruments.

•	Investment securities: The fair value of investment securities is based upon market prices with observable inputs.

•

Notes payable: At September 30, 2010 and December 31, 2009 and 2008, the Company believes that it is not practicable to estimate the fair value of the ABWH note payable as a loan with similar terms is no longer available in the current credit market. The fair value of the ABW 2181 note payable outstanding at September 30, 2010 and December 31, 2009 and 2008 was estimated using a discounted cash flow analysis, which utilizes interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

	Carrying Amount	Fair Value
September 30, 2010 (Unaudited)
ABWH note payable	$130,310	N/A
ABW 2181 note payable	15,371	$15,682
December 31, 2009
ABWH note payable	$130,310	N/A
ABW 2181 note payable	15,554	$15,622
December 31, 2008
ABWH note payable	$130,310	N/A
ABW 2181 note payable	15,786	$15,733

Waikiki Beach Walk—Hotel

(A Combination of Tenant-in-Common Interests)

Combined Financial Statements

Waikiki Beach Walk—Hotel

(A Combination of Tenant-in-Common Interests)

Index

Page(s)
Report of Independent Auditors	F-93

Combined Financial Statements

Statements of Assets, Liabilities and Equity September 30, 2010 (Unaudited) and December 31, 2009 and 2008	F-94

Statements of Revenues, Expenses and Changes in Equity Nine-Month Periods Ended September 30, 2010 and 2009 (Unaudited) and Years Ended December 31, 2009, 2008 and 2007	F-95

Statements of Cash Flows Nine-Month Periods Ended September 30, 2010 and 2009 (Unaudited) and Years Ended December 31, 2009, 2008 and 2007	F-96

Notes to Financial Statements Nine-Month Periods Ended September 30, 2010 and 2009 (Unaudited) and Years Ended December 31, 2009, 2008 and 2007	F-97

Report of Independent Auditors

To the Tenants-In-Common of

Waikiki Beach Walk—Hotel

We have audited the accompanying combined statements of assets, liabilities and equity of the Waikiki Beach Walk—Hotel (the “Hotel”) at December 31, 2009 and 2008 and the related combined statements of revenues, expenses and changes in equity, and cash flows for the three-year period ended December 31, 2009. These combined financial statements are the responsibility of the Hotel’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying combined financial statements were prepared for the purpose of presenting the Hotel’s ownership and operations to the tenant-in-common owners as discussed in Note 1.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the assets, liabilities and equity of the Waikiki Beach Walk—Hotel at December 31, 2009 and 2008 and its revenues, expenses and changes in equity, and its cash flows in the three-year period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3, the Hotel revised its 2007 financial statements to retroactively apply a change in its interpretation of the tenant-in-common agreement, which resulted in a reclassification between equity and liabilities.

The interim financial information for the nine-month periods ended September 30, 2010 and 2009 has not been subjected to auditing procedures and accordingly, we express no opinion on it.

/s/ ACCUITY LLP

Honolulu, Hawaii

April 21, 2010, except for Note 3 and Note 6 which is as of September 13, 2010

Waikiki Beach Walk—Hotel

(A Combination of Tenant-in-Common Interests)

Combined Statements of Assets, Liabilities and Equity

September 30, 2010 (Unaudited) and December 31, 2009 and 2008

(All Dollars in Thousands)

	September 30, 2010	December 31,
		2009	2008
	(Unaudited)
Assets
Current assets
Cash	$4,043	$3,050	$2,787
Trade receivables, net of allowance for doubtful accounts of $138 at September 30, 2010, $97 at December 31, 2009, and $100 at December 31, 2008	1,133	1,377	1,511
Prepaid expenses and other	334	6	438

Total current assets	5,510	4,433	4,736
Property and equipment, net	84,612	89,367	95,701
Deferred loan costs, net of accumulated amortization of $22 at September 30, 2010, $947 at December 31, 2009, and $841 at December 31, 2008	310	28	67
Investment in equity method investee	4,661	4,786	4,763
Restricted cash	3,860	3,036	1,940
Other assets	68	71	76

Total assets	$99,021	$101,721	$107,283

Liabilities and Equity
Current liabilities
Accounts payable	$432	$523	$645
Accrued expenses	1,534	1,423	1,341
Advance deposits	251	168	175
Payable to affiliates, net	366	367	438

Total current liabilities	2,583	2,481	2,599
Noncurrent payable to affiliate	14,874	14,874	14,888
Note payable	53,000	53,000	53,000

Total liabilities	70,457	70,355	70,487
Equity	28,564	31,366	36,796

Total liabilities and equity	$99,021	$101,721	$107,283

The accompanying notes are an integral part of the combined financial statements.

Waikiki Beach Walk—Hotel

(A Combination of Tenant-in-Common Interests)

Combined Statements of Revenues, Expenses and Changes in Equity

Nine-Month Periods Ended September 30, 2010 and 2009 (Unaudited) and

Years Ended December 31, 2009, 2008 and 2007

(All Dollars in Thousands)

	(Unaudited) Nine-Month Periods Ended September 30,		Years Ended December 31,
	2010	2009	2009	2008	Revised 2007
Revenue
Rooms	$19,882	$19,659	$25,840	$30,028	$24,132
Food and beverage	263	258	354	492	483
Other	188	162	208	308	215

Total revenues	20,333	20,079	26,402	30,828	24,830

Operating expenses
Operating costs and expenses	9,132	9,208	12,025	13,196	11,070
Depreciation expense	4,758	4,759	6,340	6,209	6,110
Selling, general and administrative	4,685	4,542	6,018	7,071	5,685
Rental, real property taxes and property insurance	1,211	1,225	1,639	1,569	1,095

Total operating expenses	19,786	19,734	26,022	28,045	23,960

Operating income	547	345	380	2,783	870
Other expenses
Interest expense	(1,184)	(834)	(1,086)	(2,747)	(3,671)
Other	(165)	(163)	(224)	(217)	(177)

Net other expenses	(1,349)	(997)	(1,310)	(2,964)	(3,848)

Net loss	(802)	(652)	(930)	(181)	(2,978)
Equity
Beginning of period/year	31,366	36,796	36,796	42,977	46,955
Owner distributions	(2,000)	(2,500)	(4,500)	(6,000)	(1,000)

End of period/year	$28,564	$33,644	$31,366	$36,796	$42,977

The accompanying notes are an integral part of the combined financial statements.

Waikiki Beach Walk—Hotel

(A Combination of Tenant-in-Common Interests)

Combined Statements of Cash Flows

Nine-Month Periods Ended September 30, 2010 and 2009 (Unaudited) and

Years Ended December 31, 2009, 2008 and 2007

(All Dollars in Thousands)

	(Unaudited) Nine-Month Periods Ended September 30,		Years Ended December 31,
	2010	2009	2009	2008	Revised 2007
Cash flows from operating activities
Net loss	$(802)	$(652)	$(930)	$(181)	$(2,978)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation	4,758	4,759	6,340	6,209	6,110
Amortization of deferred loan costs	50	89	106	414	413
Bad debt expense	40	41	3	4	101
Equity in net loss of equity method investee	125	124	166	172	168
Changes in
Receivables	204	475	131	347	(1,757)
Prepaid expenses and other	(328)	71	432	53	(202)
Other assets	3	4	5	6	5
Accounts payable	(91)	(270)	(122)	(197)	352
Accrued expenses	111	67	82	(36)	867
Advance deposits	83	30	(7)	105	68
Payable to affiliates, net	(1)	(186)	(85)	233	1,629

Net cash provided by operating activities	4,152	4,552	6,121	7,129	4,776

Cash flows used in investing activities
Capital expenditures	(3)	(21)	(6)	(206)	(47,756)
Change in restricted cash	(824)	(863)	(1,096)	(1,064)	(876)
Investment in affiliate	—	—	(189)	—	(5,103)

Net cash used in investing activities	(827)	(884)	(1,291)	(1,270)	(53,735)

Cash flows from financing activities
Owner distributions	(2,000)	(2,500)	(4,500)	(6,000)	(1,000)
Proceeds from notes payable	—	—	—	—	51,958
Loan costs paid	(332)	(67)	(67)	—	—

Net cash provided by (used in) financing activities	(2,332)	(2,567)	(4,567)	(6,000)	50,958

Net increase (decrease) in cash	993	1,101	263	(141)	1,999
Cash
Beginning of period/year	3,050	2,787	2,787	2,928	929

End of period/year	$4,043	$3,888	$3,050	$2,787	$2,928

Supplemental cash flow information
Interest paid	$1,134	$745	$980	$2,333	$3,258
Noncash investing and financing activities
Construction costs funded by accounts payable and payable to affiliates	$—	$—	$—	$—	$227

The accompanying notes are an integral part of the combined financial statements.

Waikiki Beach Walk—Hotel

(A Combination of Tenant-in-Common Interests)

Notes to the Combined Financial Statements

Nine-Month Periods Ended September 30, 2010 and 2009 (Unaudited)

and Years Ended December 31, 2009, 2008 and 2007

(All Dollars in Thousands)

1. Operations and Ownership

On January 10, 2006, EBW Hotels LLC, Waikele Venture Holdings LLC, Broadway 225 Sorrento Holdings LLC and Broadway 225 Stonecrest Holdings LLC entered into a tenant-in-common (“TIC”) ownership agreement (the “TIC Agreement”) to construct a 421 all suite hotel in Waikiki, Honolulu, Hawaii. In January 2008, the hotel received permission to market the property as a 369 suite hotel. This was accomplished by creating additional two bedroom suites within the existing physical configuration. The hotel is operated pursuant to a franchise agreement (the “Franchise Agreement”) as the Waikiki Beach Walk – Hotel (the “Hotel”). The Hotel is managed by Outrigger Hotels Hawaii (“OHH”) pursuant to a Hotel Management Agreement. The Hotel personnel are employees of OHH.

TIC interests in the assets, liabilities and earnings of the Hotel are in the following proportions:

Tenants in common	Ownership	Type of Entity
EBW Hotels LLC	41.00%	Hawaii Limited Liability Company
Waikele Venture Holdings LLC	34.27%	Delaware Limited Liability Company
Broadway 225 Sorrento Holdings LLC	15.33%	Delaware Limited Liability Company
Broadway 225 Stonecrest Holdings LLC	9.40%	Delaware Limited Liability Company

EBW Hotels LLC is owned by BWH Holdings LLC and ESW LLC, the latter a wholly-owned subsidiary of OHH, with ownership percentages of 51% and 49%, respectively.

Profits and losses are allocated among the TIC members on a priority basis, with certain TIC members being entitled to an 8% priority return based on their respective capital account balances.

2. Summary of Significant Accounting Policies

Basis of Presentation

In the opinion of management, the accompanying combined financial statements of the Hotel include all adjustments necessary to present fairly its financial position as of September 30, 2010 and December 31, 2009 and 2008 and the results of operations, changes in equity and cash flows for the nine-month periods ended September 30, 2010 and 2009 and the years ended December 31, 2009, 2008, and 2007. The results of operations for the period ended September 30, 2010 are not necessarily indicative of the results to be expected for the full year or for any future period.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions for the reporting period and as of the financial statement date. These estimates and assumptions affect the reported amounts of assets and liabilities, and the reported amounts of revenue and expenses. Actual results could differ from those estimates.

Waikiki Beach Walk—Hotel

(A Combination of Tenant-in-Common Interests)

Notes to the Combined Financial Statements—(Continued)

Nine-Month Periods Ended September 30, 2010 and 2009 (Unaudited) and

Years Ended December 31, 2009, 2008 and 2007

(All Dollars in Thousands)

Cash Equivalents

The Hotel considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

Restricted Cash

At September 30, 2010 and December 31, 2009 and 2008, restricted cash consisted of reserves for furniture, equipment and capital improvements pursuant to the Hotel’s management agreement. The reserve balance is not to exceed $500, unless approved by the TIC members. At September 30, 2010 and December 31, 2009 and 2008, the reserve balance in excess of $500 was approved by all TIC members.

Accounts Receivable and Allowance for Doubtful Accounts

Receivables are initially recorded at the amount invoiced or otherwise due and normally do not bear interest. The Hotel maintains an allowance for doubtful accounts to reduce receivables to their estimated collectible amount. Management estimates the allowance for doubtful accounts based on a specific review of individual customer accounts as well as the overall aging of accounts, historical collection experience and current economic and business conditions. Generally, accounts past due by more than 30 days are considered delinquent. However, delinquent accounts are not written off until, in the judgment of management, they are deemed uncollectible based on an evaluation of the specific circumstances of each customer.

The allowance for doubtful accounts represents management’s best estimate of potential uncollectible receivables. However, because of the uncertainties inherent in assessing the collectibility of receivables, it is at least reasonably possible that there will be near-term changes in management’s estimate due to actual losses and other factors.

Equity Method Investment

Investments in minority-owned entities where the Hotel has the ability to significantly influence the operations of the investee are accounted for using the equity method of accounting. Equity method accounting is discontinued when an investee’s accumulated losses equals or exceeds the Hotel’s investment and the Hotel has no obligation to provide further financial support to the investee.

Deferred Loan Costs

Loan fees and origination costs associated with the Hotel’s debt are deferred and amortized using the straight-line method over the term of the debt agreement, which approximates the effective interest method. These amounts are recorded as interest expense in the combined financial statements. Amortization expense for the nine-month periods ended September 30, 2010 and 2009 and years ended December 31, 2009, 2008 and 2007, approximated $50, $89, $106, $414 and $413, respectively.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Maintenance and repairs are charged to expense and betterments and replacements are capitalized. Property retired or otherwise disposed of is removed from the appropriate asset and related accumulated depreciation accounts. Gains and losses on sales of assets are reflected in current operations.

Waikiki Beach Walk—Hotel

(A Combination of Tenant-in-Common Interests)

Notes to the Combined Financial Statements—(Continued)

Nine-Month Periods Ended September 30, 2010 and 2009 (Unaudited) and

Years Ended December 31, 2009, 2008 and 2007

(All Dollars in Thousands)

Depreciation is calculated using the straight-line method based upon the shorter of the asset life or lease term using the following useful lives:

Building and land improvements	15 – 39 years
Furniture, fixtures and equipment	3 – 10 years

The Hotel reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The assessment of impairment is based on the estimated future net cash flows from operating activities compared with the carrying value of the asset. If the future net cash flows of an asset are less than the carrying value, a write-down is recorded and measured by the amount of the difference between the carrying value of the asset and the fair value of the asset. No impairment losses were recognized in 2010, 2009, 2008 or 2007.

Changes in estimates, based on market conditions and various other factors, may impact the future recoverability of the carrying value.

Revenue Recognition

The Hotel recognizes revenues from the rental of hotel rooms and guest services when the rooms are occupied and services have been provided. Food and beverage sales are recognized when the customer has been served or at the time the transaction occurs. The Hotel reports revenues net of sales, rooms and general excise taxes collected from or passed on to customers.

Advertising

Advertising costs are expensed as incurred and are included in selling, general and administrative expenses. Advertising expense for the nine-month periods ended September 30, 2010 and 2009 and years ended December 31, 2009, 2008 and 2007, approximated $321, $407, $644, $937 and $908, respectively.

Income Taxes

The Hotel is not a taxable entity and the results of its operations are included in the tax returns of the TIC members. Accordingly, income taxes are not reflected in the accompanying combined financial statements. The TIC members file federal and state tax returns based upon their proportionate share of income and expenses, which are subject to examination by taxing authorities.

Concentrations of Credit Risk

Financial instruments that potentially expose the Hotel to concentrations of credit risk consist principally of cash and accounts receivable.

All of the Hotel’s cash is held with financial institutions in the State of Hawaii. At times, cash balances are in excess of depository insurance limits, however, the Hotel does not believe that this concentration of credit risk represents a material risk of loss with respect to its financial position.

Waikiki Beach Walk—Hotel

(A Combination of Tenant-in-Common Interests)

Notes to the Combined Financial Statements—(Continued)

Nine-Month Periods Ended September 30, 2010 and 2009 (Unaudited) and

Years Ended December 31, 2009, 2008 and 2007

(All Dollars in Thousands)

The Hotel extends credit to customers in the normal course of business. To control credit risk, the Hotel performs ongoing credit evaluations of major customers and as a result may require security from certain customers, in the form of letters of credit, guarantees or cash deposits.

The Hotel’s operations are primarily dependent on Hawaii’s tourism industry. A significant portion of the Hotel’s business is derived from tourists from the mainland United States and Japan.

Fair Value Measurements

For financial and nonfinancial assets and liabilities reported at fair value, the Hotel defines fair value as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants. The Hotel measures fair value using observable and unobservable inputs based on the following hierarchy:

•	Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

•	Level 2: Inputs other than quoted market prices included within Level 1 that are observable for an asset or liability, either directly or indirectly.

•

Level 3: Unobservable inputs for an asset or liability reflecting the reporting entity’s own assumptions. Level 3 inputs should be used to measure fair value to the extent that observable Level 1 or 2 inputs are not available.

3. Revision

In 2009, the Hotel revised its interpretation of the tenant-in-common agreement, noting that certain balances previously classified as capital contributions were more appropriately classified as a noncurrent payable to one of the tenant-in-common owners, which will be settled when permanent financing is obtained. Accordingly, the Hotel revised its 2007 combined financial statements from amounts previously reported, as follows:

	As Previously Reported	Adjustments	As Revised
Noncurrent payable to affiliate	$—	$14,795	$14,795
Total liabilities	55,498	14,795	70,293
Equity
Beginning of year	60,125	(13,170)	46,955
Contributions	1,625	(1,625)	—
End of year	57,772	(14,795)	42,977
Total liabilities and equity	113,270	—	113,270

Waikiki Beach Walk—Hotel

(A Combination of Tenant-in-Common Interests)

Notes to the Combined Financial Statements—(Continued)

Nine-Month Periods Ended September 30, 2010 and 2009 (Unaudited) and

Years Ended December 31, 2009, 2008 and 2007

(All Dollars in Thousands)

4. Equity Method Investment

The Hotel has a 29.16% interest in WBW CHP LLC, an entity that was formed to construct a chilled water plant to provide air conditioning to the Hotel and other adjacent facilities. As of September 30, 2010 and December 31, 2009 and 2008, the Company’s investment in the uncombined affiliate approximated $4,661, $4,786, and $4,763, respectively. The operating expenses of WBW CHP, other than depreciation, are recovered through reimbursements from its members.

Condensed financial information of the investment is as follows:

	Nine-Month Period Ended September 30, 2010	Years Ended December 31,
		2009	2008
	(Unaudited)
Assets	$16,245	$16,507	$16,837
Liabilities	260	95	502

	$15,985	$16,412	$16,335

Revenue	$—	$—	$—
Expenses	426	569	590

	$(426)	$(569)	$(590)

5. Property and Equipment

Property and equipment consisted of the following:

	September 30, 2010	December 31,
		2009	2008
	(Unaudited)
Land	$16,373	$16,373	$16,373
Building and improvements	69,319	69,319	69,319
Furniture, fixtures and equipment	22,536	22,535	22,528

	108,228	108,227	108,220
Less: Accumulated depreciation	(23,618)	(18,860)	(12,519)

	84,610	89,367	95,701
Construction in progress	2	—	—

	$84,612	$89,367	$95,701

6. Note Payable

On May 9, 2006, the TIC members entered into a $53,000 interest-only construction loan agreement with a bank group (severally and collectively, the “Lenders”) for the development and construction of the Hotel. The loan, collateralized by a first mortgage on the property, was scheduled to mature during May 2010. The loan

Waikiki Beach Walk—Hotel

(A Combination of Tenant-in-Common Interests)

Notes to the Combined Financial Statements—(Continued)

Nine-Month Periods Ended September 30, 2010 and 2009 (Unaudited) and

Years Ended December 31, 2009, 2008 and 2007

(All Dollars in Thousands)

agreement required monthly interest-only payments at LIBOR plus 1.50%. The effective interest rates at December 31, 2009 and 2008 were 1.73%, and 1.97%, respectively. Beginning in March 2008, the Hotel was required to maintain a minimum monthly debt service coverage ratio of 1:1. The Hotel was in compliance with this covenant since its effective date through May 31, 2010.

The loan agreement was amended and restated on June 1, 2010 and the maturity date was extended to June 1, 2015. The amended loan agreement requires monthly interest-only payments at LIBOR plus 3.75%. The effective interest rate at September 30, 2010 was 4.01%. The Hotel is required to maintain a minimum monthly debt service coverage ratio of 1.1 to 1 until December 31, 2010 and 1.35 to 1 thereafter. The Hotel was in compliance with this covenant since its effective date through September 30, 2010.

The amended loan agreement also required certain TIC members to jointly and severally guarantee the repayment of $10,000 of the loan amount. The guarantee shall be released when the Hotel achieves a monthly debt service coverage ratio of 1.5 to 1.

7. Franchise Agreement

The Hotel operates subject to a Franchise Agreement under the Embassy Suites brand which expires in December 2021. The Franchise Agreement further provides that the Company may access the Hilton Hotels Corporation’s reservation services, advertising and other marketing programs, training programs and materials, and operating standards.

The Franchise Agreement provides for a program fee equal to 3% of the Hotel’s gross room revenue, as defined, during 2007 and 4% of gross room revenue thereafter. During 2009, Hilton Hotels Corporation implemented a fee relief program which reduced the program fee to 3.5%. This fee relief program was extended through 2010, provided the Hotel meets all brand standard requirements. The Franchise Agreement also provides for a royalty fee equal to 2% of gross room revenue during 2007, 3% of gross room revenue during 2008 and 2009, and 4% of gross room revenue thereafter. Program and royalty fees for the nine-month periods ended September 30, 2010 and 2009 and years ended December 31, 2009, 2008 and 2007, approximated $1,565, $1,339, $1,761, $2,202 and $1,260, respectively.

8. Related Party Transactions

Amounts currently receivable (payable) to affiliates consisted of the following:

	September 30, 2010	December 31,
		2009	2008
	(Unaudited)
Receivable (payable) from WBW CHP LLC for reimbursable costs	$50	$(4)	$51
Receivable from IRL LLC, a wholly-owned subsidiary of OHH, for reimbursable costs	—	3	14
Payable to ABW Holdings LLC, a wholly-owned subsidiary of ABW Lewers LLC, for reimbursable costs	(176)	(116)	(76)
Payable to OHH for construction costs and reimbursable costs	(240)	(250)	(427)

	$(366)	$(367)	$(438)

Waikiki Beach Walk—Hotel

(A Combination of Tenant-in-Common Interests)

Notes to the Combined Financial Statements—(Continued)

Nine-Month Periods Ended September 30, 2010 and 2009 (Unaudited) and

Years Ended December 31, 2009, 2008 and 2007

(All Dollars in Thousands)

At September 30, 2010 and December 31, 2009, and December 31, 2008, the Hotel had a noncurrent payable of $14,874 and $14,888, respectively, to ESW LLC for the contribution of certain operating assets. The intention of the TIC members is to settle the payable when permanent financing is obtained.

In accordance with the Hotel Management Agreement, OHH is entitled to a management fee equal to 3% of gross revenues and 6% of gross operating profit, as defined, not to exceed 3.5% of gross revenues in the aggregate. The management fee for the nine-month periods ended September 30, 2010 and 2009 and years ended December 31, 2009, 2008 and 2007, approximated $712, $703, $924, $1,077 and $860, respectively. Under the terms of the Hotel Management Agreement, OHH may make available to the Hotel certain specialized services including services for marketing, reservations, information technology, accounting, human resources and purchasing. During the nine-month periods ended September 30, 2010 and 2009 and years ended December 31, 2009, 2008 and 2007, the Hotel paid OHH $342, $364, $473, $564 and $463, respectively, for such services.

9. Fair Value of Financial Instruments

The following methods and assumptions were used by the Hotel in estimating the fair value of financial instruments:

•

Cash, restricted cash, trade receivables and payables, current receivables and payables to affiliates: At September 30, 2010 and December 31, 2009 and 2008, the Hotel believes that the carrying amounts of cash, restricted cash, trade receivables and payables, and current receivables and payables to affiliates approximate fair value due to the short-term nature of these financial instruments.

•

Noncurrent payable to affiliate: At September 30, 2010 and December 31, 2009 and 2008, the Hotel believes it is not practicable to determine the fair value of the noncurrent payable to affiliate due to the relationship between the Hotel and its affiliate.

•

Note payable: The fair value of the loan outstanding at December 31, 2009 and 2008 was estimated using a discounted cash flow analysis, which utilizes interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. At September 30, 2010, the Hotel believes that the carrying amount of note payable approximates fair value as the terms of the note were modified in close proximity to the reporting period end.

	Carrying Amount	Fair Value
December 31, 2009
Note payable	$53,000	$50,260
December 31, 2008
Note payable	$53,000	$51,525

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder

American Assets Trust, Inc.

We have audited the accompanying statements of revenues and certain operating expenses (as defined in Note 2) of The Landmark at One Market (the “Company”) for the years ending December 31, 2009, 2008 and 2007. These statements of revenues and certain operating expenses are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and certain operating expenses are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements of revenues and certain operating expenses of the Company were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Registration Statement on Form S-11 of American Assets Trust, Inc. as described in Note 2, and are not intended to be a complete presentation of the revenues and certain operating expenses of the Company.

In our opinion, the statements of revenues and certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses, as defined above of The Landmark at One Market for the years ended December 31, 2009, 2008 and 2007, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

San Diego, California

September 13, 2010

The Landmark at One Market

Statements of Revenues and Certain Operating Expenses

(In Thousands)

	For the nine months ended September 30, 2010	Year ended December 31,
		2009	2008	2007
	(unaudited)
Revenue:
Rental income	$15,534	$20,896	$20,893	$20,791
Tenant reimbursements	1,143	1,292	1,207	1,372

Total revenue	16,677	22,188	22,100	22,163

Certain operating expenses:
Rental operating	986	1,340	1,385	1,345
Utilities	651	836	749	754
Repairs and maintenance	437	597	632	637
Payroll	96	144	125	133
Rent expense	1,804	2,409	2,438	2,418
Insurance	68	90	113	129
Real estate taxes	1,818	2,382	2,298	2,257
Management fees	517	685	681	650
General and administrative	62	51	92	56

Total expenses	6,439	8,534	8,513	8,379

Revenues in excess of certain operating expenses	$10,238	$13,654	$13,587	$13,784

See accompanying notes.

The Landmark at One Market

Notes to Statement of Revenues and Certain Operating Expenses

September 30, 2010 (unaudited) and December 31, 2009, 2008 and 2007

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

The accompanying statements of revenues and certain operating expenses include the operations of The Landmark at One Market (the “Property”), which was acquired by the Predecessor on June 30, 2010. The Predecessor previously had a 34.51% noncontrolling interest in the Property through a tenant-in-common interest. The outside tenant-in-common ownership interest of 65.49% was owned by an unrelated third party. On June 30, 2010, the Predecessor acquired the third party’s ownership interest in the Property for $23.0 million in cash. Subsequent to the acquisition, the Predecessor owns 100% of the entities that own the Property. The Property includes two buildings (one of which is leased from a third-party landlord) located in San Francisco, California that have approximately 421,934 (unaudited) of leasable square feet.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying statements of revenue and certain operating expenses have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statements are not representative of the actual results of operations of the Property for the years ended December 31, 2009, 2008 and 2007 and the nine months ended September 30, 2010 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

•	Depreciation and amortization

•	Interest expense

•	Interest income

•	Amortization of above and below market leases

Revenue Recognition

Base rents are recognized on a straight-line basis from when the tenant controls the space through the term of the related lease, net of valuation adjustments, based on management’s assessment of credit, collection and other business risk. Real estate taxes and other cost reimbursements are recognized on an accrual basis over the periods in which the related expenditures are incurred. For a tenant to terminate its lease agreement prior to the end of the agreed term, we may require that they pay a fee to cancel the lease agreement. Lease termination fees for which the tenant has relinquished control of the space are generally recognized on the termination date and it is determined that such fees are earned. When a lease is terminated early but the tenant continues to control the space under a modified lease agreement, the lease termination fee is generally recognized on a straight line basis over the remaining term of the modified lease agreement.

Accounting estimates

The preparation of the financial statements requires management to use estimates and assumptions that affect the reported amounts of revenue and certain operating expenses during the reporting period. Actual results could materially differ from these estimates in the near term.

The Landmark at One Market

Notes to Statement of Revenues and Certain Operating Expenses—(Continued)

September 30, 2010 (unaudited) and December 31, 2009, 2008 and 2007

Unaudited interim statement

The statement of revenues and certain operating expenses for the nine months ended September 30, 2010 is unaudited. In the opinion of management, the statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

NOTE 3. MINIMUM FUTURE LEASE RENTALS

Office space at the Property is leased to tenants under various lease agreements. All leases are accounted for as operating leases. The leases include provisions under which the entities owning the Property are reimbursed for common area, real estate, and insurance costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to tenants pursuant to the lease agreements. Certain leases contain renewal options at various periods at various rental rates.

At December 31, 2009, the following future minimum rentals on the non-cancelable tenant leases are as follows (In thousands):

2010	$21,362
2011	10,187
2012	9,337
2013	4,631
2014	1,194
Thereafter	7,764

Total	$54,475

NOTE 4. CERTAIN OPERATING EXPENSES

Certain operating expenses include only those costs expected to be comparable to the proposed future operations of the Property. Repairs and maintenance expense are charged to operations as incurred. Costs such as depreciation, amortization and interest expense are excluded from the statements of revenues and certain operating expenses.

NOTE 5. RELATED PARTY TRANSACTIONS

The Property is managed by the property management business of American Assets Inc. (“AAI”), which is controlled by the Predecessor. There is a master management agreement with AAI with respect to the Property, with additional agreements covering property management, construction management, acquisition, disposition and leasing, and asset management. The fees incurred for the periods presented include:

•

Property Management Fees—Property management fees are incurred for the operation and management of the property. Fees are 3.0% of gross monthly cash collections each month, with minimum monthly fees of $5,000.

•

Leasing Fees—Leasing fees are incurred for services provided to procure tenants for the property. Fees are 1% of the total value of all leases executed for the property, including new leases, renewals, extensions or other modifications. Leasing fees are capitalized to leasing commissions and amortized over the life of the leases, and are, therefore, not included in the operating expenses in this statement.

The Landmark at One Market

Notes to Statement of Revenues and Certain Operating Expenses—(Continued)

September 30, 2010 (unaudited) and December 31, 2009, 2008 and 2007

The AAI fees incurred are as follows (In thousands):

	Nine Months Ended September 30, 2010	Year Ended December 31,
		2009	2008	2007
	(Unaudited)
Property management fees	$517	$685	$495	$217
Leasing fees	1,229	—	—	—

	$1,746	$685	$495	$217

NOTE 6. CONCENTRATION OF CREDIT RISK

The Property had four tenants that accounted for more than approximately 80% of the revenues in 2009, 2008, and 2007 and the nine months ended September 30, 2010 (unaudited). These tenants were salesforce.com, Del Monte Corporation, Autodesk, and Microsoft. The tenants represented approximately 83%, 85%, and 86% of total revenue for the years ended 2009, 2008, and 2007 and 81% of total revenue for the nine months ended September 30, 2010 (unaudited).

NOTE 7. COMMITMENTS AND CONTINGENCIES

The Property is not subject to any material litigation nor to management’s knowledge is any material litigation currently threatened against the Property other than routine litigation, claims and administrative proceedings arising in the ordinary course of business. Management believes that such routine litigation, claims and administrative proceedings will not have a material adverse impact on the Property’s financial position or results of operations.

One of the buildings at the Property is leased from a landlord under an operating lease and is adjacent to the building owned. The lease expires June 30, 2011, and we have the option to extend until 2026 by way of three five-year extension options. On July 30, 2010, we notified the landlord of our intention to exercise a renewal option for a renewal term of July 1, 2011 through June 30, 2016. Monthly lease payments during this renewal term will be the greater of current payments or 97.5% of the prevailing rate at the start of the renewal term. Minimum annual payments under the lease (excluding the renewal term) are as follows, as of December 31, 2009 (In thousands):

(In thousands)
2010	$1,403
2011	701

Total	$2,104

NOTE 8. SUBSEQUENT EVENTS

The entities owning the Property evaluate subsequent events until the date the financial statements are issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder

American Assets Trust, Inc.

We have audited the accompanying combined statements of revenues and certain operating expenses (as defined in Note 2) of Solana Beach Centre (the “Properties”) for the years ending December 31, 2009, 2008 and 2007. This combined statements of revenues and certain operating expenses are the responsibility of the management of the Properties. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and certain operating expenses are free of material misstatement. We were not engaged to perform an audit of the Properties’ internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Properties’ internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements of revenues and certain operating expenses of the Properties were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Registration Statement on Form S-11 of American Assets Trust, Inc. as described in Note 2, and are not intended to be a complete presentation of the revenues and certain operating expenses of the Properties.

In our opinion, the combined statements of revenues and certain operating expenses referred to above presents fairly, in all material respects, the combined revenues and certain operating expenses, as defined above, of Solana Beach Centre for the years ended December 31, 2009, 2008 and 2007, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

San Diego, California

September 13, 2010

Solana Beach Centre

Combined Statements of Revenues and Certain Expenses

(In Thousands)

	For the nine months ended September 30, 2010	Year ended December 31,
		2009	2008	2007
	(unaudited)
Revenue:
Rental income	$9,841	$12,953	$13,154	$11,876
Other property income	1	24	5	12

Total revenue	9,842	12,977	13,159	11,888

Certain expenses:
Rental operating	440	543	637	639
Utilities	201	264	197	283
Repairs and maintenance	525	708	778	866
Insurance	56	76	81	103
Real estate taxes	639	843	840	828
Management fees	527	733	721	636
General and administrative	79	61	73	88

Total expenses	2,467	3,228	3,327	3,443

Revenues in excess of certain expenses	$7,375	$9,749	$9,832	$8,445

See accompanying notes.

Solana Beach Centre

Notes to Combined Statements of Revenues and Certain Operating Expenses

September 30, 2010 (unaudited) and December 31, 2009, 2008 and 2007

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

The accompanying combined statements of revenues and certain operating expenses include the operations of Solana Beach Towne Centre and Solana Beach Corporate Centre, a retail and an office property, respectively, and one parcel of land held for development (collectively “Solana Beach Centre” or the “Properties”), each located in San Diego, California. The Predecessor has a noncontrolling 50% co-general partner interest, and the Properties are managed by the property management business of American Assets, Inc. (“AAI”).

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying statements of revenues and certain operating expenses have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statements are not representative of the actual results of operations for the years ended December 31, 2009, 2008 and 2007 and the nine months ended September 30, 2010 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Properties:

•	Depreciation and amortization

•	Interest expense

•	Interest income

Revenue Recognition

Base rents are recognized on a straight-line basis from when the tenant controls the space through the term of the related lease, net of valuation adjustments, based on management’s assessment of credit, collection and other business risk. Real estate taxes and other cost reimbursements are recognized on an accrual basis over the periods in which the related expenditures are incurred. For a tenant to terminate its lease agreement prior to the end of the agreed term, we may require that they pay a fee to cancel the lease agreement. Lease termination fees for which the tenant has relinquished control of the space are generally recognized on the termination date and it is determined that such fees are earned. When a lease is terminated early but the tenant continues to control the space under a modified lease agreement, the lease termination fee is generally recognized on a straight line basis over the remaining term of the modified lease agreement.

Accounting estimates

The preparation of the financial statements requires management to use estimates and assumptions that affect the reported amounts of revenues and certain operating expenses during the reporting period. Actual results could materially differ from these estimates in the near term.

Unaudited interim statement

The statement of revenues and certain operating expenses for the nine months ended September 30, 2010 is unaudited. In the opinion of management, the statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

Solana Beach Centre

Notes to Statement of Revenues and Certain Operating Expenses—(Continued)

September 30, 2010 (unaudited) and December 31, 2009, 2008, and 2007

NOTE 3. MINIMUM FUTURE LEASE RENTALS

Retail and office space is leased to tenants under various lease agreements. All leases are accounted for as operating leases. The leases include provisions under which the entities owning the property are reimbursed for common area, real estate, and insurance costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to tenants pursuant to the lease agreements. Certain leases contain renewal options at various periods at various rental rates.

At December 31, 2009, the following future minimum rentals on the non-cancelable tenant leases are as follows (In thousands):

2010	$10,714
2011	9,105
2012	7,004
2013	5,153
2014	3,645
Thereafter	7,180

Total	$42,801

NOTE 4. CERTAIN OPERATING EXPENSES

Certain operating expenses include only those costs expected to be comparable to the proposed future operations of the Properties. Repairs and maintenance expense are charged to operations as incurred. Costs such as depreciation, amortization and interest expense are excluded from the statements of revenues and certain operating expenses.

NOTE 5. RELATED PARTY TRANSACTIONS

The Properties are managed by the property management business of AAI, which is controlled by the Predecessor. There is a master management agreement with AAI with respect to the properties, with additional agreements covering property management, construction management, acquisition, disposition and leasing, and asset management. The fees incurred for the periods presented include:

•

Property Management Fees—Property management fees are incurred for the operation and management of the properties. Fees are 5.5% of gross monthly cash collections each month, including minimum monthly fees of $5,000.

•

Construction Management Fees—Construction management fees are incurred for the management and supervision of construction projects. Fees range from 3.0% to 5.0% of construction and development costs on buildings and improvements properties or a flat fee may be defined in the agreement. For tenant improvements, fees are 10% of costs for projects where AAI directly supervises construction subcontractors or 3% for projects where AAI manages a general contractor, plus hourly fees for employees of AAI directly working on the tenant improvements. Construction management fees are capitalized to the related real estate asset.

•

Asset Management Fees/Financing Fees—Asset management fees are incurred for evaluating property value, performance, and/or condition, appealing property assessments or tax valuations, recommending ways to enhance value, and procuring financing. The fees are charged at hourly

Solana Beach Centre

Notes to Statement of Revenues and Certain Operating Expenses—(Continued)

September 30, 2010 (unaudited) and December 31, 2009, 2008, and 2007 rates ranging from $65 to $125 for asset management services. In addition, financing fees are paid for any permanent financing placed on the properties, with fees of 25 - 50 basis points of the financed amount. Asset management fees are expensed as incurred. Financing fees are capitalized to debt issuance costs and amortized over the life of the related loan.

In addition to the fees noted above, the Properties also reimburse AAI for monthly maintenance and facilities management services provided to the properties by AAI employees.

The AAI fees incurred are as follows (In thousands):

	Nine Months Ended September 30, 2010 (Unaudited)	Year Ended December 31,
		2009	2008	2007
Property management fees	$479	$666	$656	$578
Construction management fees	11	9	24	192
Asset management/Financing fees	130	—	—	—
Maintenance reimbursements	90	120	107	104

	$710	$795	$787	$874

The Properties also pay management fees of 0.50% of gross monthly cash collections each month to the Lomas Group, an affiliate of owners of the Properties. Management fees incurred were $48,000 for the nine months ended September 30, 2010 (unaudited) and $67,000, $65,000 and $58,000 for the years ended December 31, 2009, 2008, and 2007, respectively.

NOTE 6. CONCENTRATION OF CREDIT RISK

No individual tenant represented more than 10% of revenue for the years ended 2009, 2008, and 2007 and the nine months ended September 30, 2010 (unaudited).

NOTE 7. COMMITMENTS AND CONTINGENCIES

The Properties are not subject to any material litigation nor to management’s knowledge is any material litigation currently threatened against the Properties other than routine litigation, claims and administrative proceedings arising in the ordinary course of business. Management believes that such routine litigation, claims and administrative proceedings will not have a material adverse impact on the Properties’ financial position or results of operations.

NOTE 8. SUBSEQUENT EVENTS

The entities owning the Properties evaluate subsequent events until the date the statements are issued.

Rancho Carmel Plaza

Valencia Corporate Center

Imperial Beach Gardens

AMERICAN ASSETS

BORDERS

Waikele Center

Waikiki Beach Walk

Carmel Country Plaza

AMERICAN ASSETS

Torrey Reserve Campus

Solana Beach Corporate Centre

AMERICAN ASSETS

Until February 6, 2011 (25 days after the date of this prospectus), all dealers that effect transactions in our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

27,500,000 Shares

American Assets Trust, Inc.

Common Stock

PROSPECTUS

BofA Merrill Lynch

Wells Fargo Securities

Morgan Stanley

KeyBanc Capital Markets

RBC Capital Markets

Piper Jaffray

PNC Capital Markets LLC

JMP Securities

January 12, 2011